As filed with the United States Securities and Exchange Commission on October 1
7
, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DHC Acquisition Corp*
(Exact name of registrant as specified in its charter)

Cayman Islands	6770	98-1574798
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1900 West Kirkwood Blvd.
Suite 1400B
Southlake, TX 76092
(214)
452-2300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher Gaertner
Co-Chief
Executive Officer and Chief Financial Officer
1900 West Kirkwood Blvd.
Suite 1400B
Southlake, TX 76092
(214)
452-2300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Yvan-Claude Pierre Peter Byrne Kevin Cooper Cooley LLP 55 Hudson Yards New York, New York 10001 Tel: (212) 479-6000	Matthew L. Fry Haynes and Boone, LLP 2801 N. Harwood Street Suite 2300 Dallas, Texas 75201 Tel: (214) 651-5000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Business Combination Agreement described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b–2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule
13e-4(i)
(Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule
14d-1(d)
(Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*
Prior to the consummation of the Business Combination described herein, the Registrant intends to effect a deregistration under Sections 206 to 209 of the Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by DHC Acquisition Corp (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “Brand Engagement Network Inc.”

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this preliminary proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS SUBJECT TO COMPLETION, DATED OCTOBER 17, 2023

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

Dear DHC Acquisition Corp Shareholders:

You are cordially invited to attend the extraordinary general meeting (the “Meeting”) of DHC Acquisition Corp, a Cayman Islands exempted company (“DHC” or the “Company” and after the Domestication, as described below, “Brand Engagement Network Inc.”), which will be held at   a.m., Eastern time, on    , 2023. The Board of Directors has determined to convene and conduct the Meeting in a virtual meeting format at    . For purposes of the Amended and Restated Memorandum and Articles of Association (the “Current Charter”) of DHC, the physical place of the meeting will be the offices of Cooley LLP located at 55 Hudson Yards, New York, NY 10001-2157, USA. Shareholders will NOT be able to attend the Meeting in-person. This proxy statement/prospectus includes instructions on how to access the virtual Meeting and how to listen, vote, and submit questions from home or any remote location with Internet connectivity.

DHC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business transaction with one or more businesses or entities. Holders of DHC Ordinary Shares, as defined below, will be asked to approve, among other things, the Business Combination Agreement and Plan of Reorganization, dated as of September 7, 2023 (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among DHC, Brand Engagement Network Inc., a Wyoming corporation (“BEN”), BEN Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of DHC (“Merger Sub”), and DHC Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and the other related Proposals, as defined below.

The transactions contemplated under the Business Combination Agreement, including the Domestication and the Merger (each as defined below), are referred to in this proxy statement/prospectus as the “Business Combination,” and the combined company after the Business Combination is referred to in this proxy statement/prospectus as “New BEN.” In connection with the consummation of the Business Combination, DHC will be renamed “Brand Engagement Network Inc.”

The board of directors of DHC (the “DHC Board”) has (i) determined that the Business Combination Agreement and the transactions contemplated thereby (including the Merger (as defined below)) are in the best interests of DHC, (ii) approved the Business Combination Agreement and the transactions contemplated thereby (including the Merger) and declared their advisability, and (iii) recommended that the shareholders of DHC approve and adopt the Business Combination Agreement and the Merger, and directed that the Business Combination Agreement and the transactions contemplated thereby (including the Merger) be submitted for consideration by the shareholders of DHC at this Meeting.

Pursuant to the Business Combination Agreement, prior to (but no earlier than the day preceding) the date of the closing of the Merger and following DHC shareholders’ exercise of their redemption rights, DHC will migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Companies Act (As Revised) of the Cayman Islands (the “Domestication”). As a result of, and upon the effective time of the Domestication among other things, (a) each then-issued and outstanding DHC Class A Share, par value $0.0001 per share, of DHC (“DHC Class A Shares”) will automatically convert into one share of common stock, par value $0.0001 per share of New BEN (“New BEN Common Stock”),

(b) each then-issued and outstanding DHC Class B Share, par value $0.0001 per share, of DHC (“DHC Class B Shares” and, together with DHC Class A Shares, “DHC Ordinary Shares”), will convert into one share of New BEN Common Stock, (c) each then-issued and outstanding public warrant of DHC, each representing a right to acquire one DHC Class A Share for $11.50 (a “DHC Public Warrant”), will convert automatically, on a one-for-one basis, into a public warrant of New BEN (a “Public Warrant”), which will represent a right to acquire one share of New BEN Common Stock for $11.50, pursuant to Section 4.5 of the Warrant Agreement, dated March 4, 2021, by and between DHC and Continental Stock Transfer and Trust Company (the “Warrant Agreement”), (d) each then-issued and outstanding private placement warrant, each representing a right to acquire one DHC Class A Share for $11.50 (a “DHC Private Placement Warrant”), will convert automatically, on a one-for-one basis, into a private placement warrant of New BEN (a “Private Warrant”), which will represent a right to acquire one share of New BEN Common Stock for $11.50, pursuant to Section 4.5 of the Warrant Agreement, and (e) each then-issued and outstanding unit of DHC, each representing a DHC Class A Share and one-third of a DHC Public Warrant (a “Unit”), that has not been previously separated into the underlying DHC Class A Share and one-third of one DHC Public Warrant upon the request of the holder thereof, will be separated and automatically convert into one share of New BEN Common Stock and one-third of one Public Warrant. No fractional Public Warrants will be issued upon separation of the Units.

DHC’s Units, DHC Class A Shares and DHC Public Warrants are currently listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “DHCAU”, “DHCA” and “DHCAW”, respectively. DHC intends to apply for listing, to be effective at the time of the Business Combination, of the New BEN Common Stock and Public Warrants on Nasdaq under the proposed symbols “BNAI” and “BNAIW,” respectively.

On the date of the closing of the Business Combination and following the Domestication, Merger Sub will be merged with and into BEN in accordance with the Delaware General Corporation Law (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub will cease and BEN will continue as the surviving corporation of the Merger as a direct wholly owned subsidiary of New BEN.

Pursuant to the terms of the Business Combination Agreement, DHC has agreed to issue up to an aggregate of $274 million of equity consideration valued at $10.00 per share for a total of up to 27,400,000 shares of New BEN Common Stock to holders of BEN Common Stock and holders of vested BEN Options, which include 2,300,000 shares of New BEN Common Stock issuable in respect of BEN Common Stock to be issued prior to the closing of the Business Combination pursuant to and subject to the conditions set forth in the AFG Agreements after giving effect to the AFG Interim Financing (each as defined herein).

This prospectus covers (a)    shares of New BEN Common Stock that will be issued to holders of DHC Class A Shares in connection with the Domestication, (b) 10,315,024 Public Warrants that, pursuant to the terms of the Warrant Agreement, will represent a right to acquire New BEN Common Stock upon exercise following the Domestication, (c) 10,315,024 shares of New BEN Common Stock that, pursuant to the terms of the Warrant Agreement, underlying the Public Warrants in accordance with the Warrant Agreement and (d) up to 27,000,000 shares of New BEN Common Stock issuable to the existing securityholders of BEN, as consideration for the Business Combination, which includes 2,300,000 shares of New BEN Common Stock to be issued in respect of BEN Common Stock to be issued prior to closing of the Business Combination pursuant to and subject to the conditions set forth in the AFG Agreements, after giving effect to the AFG Interim Financing (the “AFG Shares”).

This prospectus does not cover (a) 7,736,268 shares of New BEN Common Stock that will be issued to holders of DHC Class B Shares in connection with the Domestication, (b) 6,126,010 Private Warrants that, pursuant to the terms of the Warrant Agreement, will represent a right to acquire New BEN Common Stock upon exercise following the Domestication, or (c) 6,126,010 shares of New BEN Common Stock that, pursuant to the Warrant Agreement, will underly the Private Warrants in accordance with the Warrant Agreement.

Additionally, this prospectus does not cover certain securities issuable to AFG in connection with the AFG Agreements, including: (a) 3,750,000 shares of New BEN Common Stock, issuable at $10.00 per share, subject to an earnout under the terms of the Reseller Agreement (as defined herein) and (b) shares of New BEN Common Stock, issuable in four annual installments following the closing of the Merger, with an aggregate purchase price of $26 million, at a purchase price per share prior to the installment purchase date that is the lesser of $10.00 and the average of the last reported sales prices of New BEN Common Stock for the twenty (20) day trading days immediately preceding the applicable installment purchase date, subject to a floor price of $2.11. See “BEN’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—AFG Agreements.”

Upon completion of the Business Combination, DHC’s public shareholders will retain an ownership interest of approximately                in New BEN, the Sponsor, officers, directors and other holders of DHC Class B Shares will retain an ownership interest of approximately                of New BEN and the BEN stockholders will own approximately                of New BEN. The ownership percentage with respect to New BEN includes the issuance of 2,300,000 AFG Shares and does not take into account (a) the redemption of any DHC Class A Shares by the DHC public shareholders or (b) the issuance of any additional shares following the closing of the Business Combination under the 2023 LTIP (as defined herein). See “Unaudited Pro Forma Condensed Combined Financial Information.”

As of                , 2023, there was approximately $        in DHC’s trust account (the “Trust Account”). On                , 2023, the record date for the Meeting, the last sale price of DHC Ordinary Shares was $        per share.

Each shareholder’s vote is very important. Whether or not you plan to participate in the virtual Meeting, please submit your proxy card without delay. Shareholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a shareholder from voting virtually at the Meeting if such shareholder subsequently chooses to participate in the Meeting.

We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 32.

The DHC Board recommends that DHC shareholders vote “FOR” approval of each of the Proposals.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE BUSINESS COMBINATION DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

TO EXERCISE YOUR REDEMPTION RIGHTS, IF YOU: (A) HOLD DHC ORDINARY SHARES OR (B) HOLD DHC ORDINARY SHARES THROUGH PUBLIC UNITS AND YOU ELECT TO SEPARATE YOUR PUBLIC UNITS INTO THE UNDERLYING DHC ORDINARY SHARES PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE DHC ORDINARY SHARES; YOU MUST PRIOR TO                P.M., EASTERN TIME, ON                , 2023, (A) SUBMIT A WRITTEN REQUEST TO CONTINENTAL THAT DHC ACQUISITION CORP REDEEM YOUR DHC ORDINARY SHARES FOR CASH AND (B) DELIVER YOUR DHC ORDINARY SHARES (AND/OR SHARE CERTIFICATES (IF AND) AND OTHER REDEMPTION FORMS) TO CONTINENTAL, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE MEETING — REDEMPTION RIGHTS” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

On behalf of the DHC Board, we would like to thank you for your support and look forward to the successful completion of the Business Combination. This proxy statement/prospectus is dated                , 2023, and is first being mailed to shareholders of DHC and BEN on or about                , 2023.

/s/ Christopher Gaertner
Christopher Gaertner
Co-Chief Executive Officer
DHC Acquisition Corp
, 2023

DHC Acquisition Corp

1900 West Kirkwood Blvd., Suite 1400B

Southlake, Texas 76092

Telephone: (214) 452-2300

NOTICE OF EXTRAORDINARY GENERAL MEETING OF

DHC ACQUISITION CORP

To Be Held on     , 2023

To the Shareholders of DHC Acquisition Corp:

NOTICE IS HEREBY GIVEN, that you are cordially invited to attend a meeting of the shareholders of DHC Acquisition Corp (“DHC,” “we”, “our”, or “us”), which will be held at   a.m., Eastern Time, on    , 2023, at    (the “Meeting”). We will hold the Meeting virtually. You can participate in the virtual Meeting as described in “The Meeting.” For the purposes of the Current Charter of DHC, the physical place of the meeting will be the offices of Cooley LLP located at 55 Hudson Yards, New York, NY 10001-2157, USA.

During the Meeting, DHC’s shareholders will be asked to consider and vote upon the following proposals, which we refer to herein as the “Proposals”:

•

Proposal 1 — The Business Combination Proposal — To consider and vote upon a proposal by ordinary resolution under Cayman Islands law to approve the transactions contemplated under the Business Combination Agreement and Plan of Reorganization, dated as of September 7, 2023 (the “Business Combination Agreement”), by and among DHC, BEN Merger Subsidiary Corp., a Delaware corporation and direct wholly owned subsidiary of DHC (“Merger Sub”), Brand Engagement Network Inc., a Wyoming corporation (“BEN”), and DHC Sponsor, LLC a Delaware limited liability company (the “Sponsor,” and such transactions the “Business Combination”), a copy of which is attached to this proxy statement/prospectus as Annex A. This Proposal is referred to as the “Business Combination Proposal” or “Proposal 1.”

•

Proposal 2 — The Domestication Proposal — To consider and vote upon a proposal by special resolution under Cayman Islands law to approve, assuming the Business Combination Proposal is approved and adopted, the change of DHC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). This Proposal is referred to as the “Domestication Proposal” or “Proposal 2.”

•

Proposal 3 — The Organizational Documents Proposal — To consider and vote upon a proposal by special resolution under Cayman Islands law to approve, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the amendment and restatement of the Current Charter by their deletion and replacement in their entirety with the proposed new certificate of incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B (the “Proposed Charter”), and bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C (the “Bylaws”) of Brand Engagement Network Inc., the post-Domestication company, which, if approved, would take effect at the time of the Domestication. This Proposal is referred to as the “Organizational Documents Proposal” or “Proposal 3.”

•

Proposals 4A-4G — The Governance Proposals — To consider and vote upon a proposal and adopt by ordinary resolution under Cayman Islands law to approve and adopt, on a non-binding advisory basis, certain differences, in the governance provisions set forth in the Proposed Charter, as compared to our Current Charter, which are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as separate sub-proposals. These Proposals are referred to as the “Governance Proposals,” “Proposal 4” or “Proposals 4A-4G.”

i

•

Proposal 5 — The Directors Proposal — To consider and vote upon a proposal by ordinary resolution of DHC Class B Shares under Cayman Islands law to elect, effective as of the consummation of the Business Combination, Michael Zacharski, Tyler J. Luck, Bernard Puckett, Chris Gaertner,     ,    and     , to serve on the Board of Directors until their respective successors are duly elected and qualified. This Proposal is referred to as the “Directors Proposal” or “Proposal 5.”

•

Proposal 6 — The Stock Plan Proposal — To consider and vote upon a proposal by ordinary resolution under Cayman Islands law to approve and adopt the New BEN 2023 Long-Term Incentive Plan (the “2023 LTIP”), a copy of which is to be attached to this proxy statement/prospectus as Annex D, to be effective upon the consummation of the Business Combination. This Proposal is referred to as the “Stock Plan Proposal” or “Proposal 6.”

•

Proposal 7 — The Nasdaq Proposal — To consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands Law for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635(d), the issuance of the maximum number of shares of New BEN Common Stock issuable pursuant to the Subscription Agreement and the Reseller Agreement (each as defined below), to the extent such issuance would require a stockholder vote under Nasdaq Listing Rule 5635(d). This Proposal is referred to as the “Nasdaq Proposal” or “Proposal 7.”

•

Proposal 8 — The Adjournment Proposal — To consider and vote upon a proposal by ordinary resolution under Cayman Islands law to approve the adjournment of the Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing Proposals, in the event DHC does not receive the requisite shareholder vote to approve the Proposals or if the Board of Directors determines before the Meeting that it is not necessary or no longer desirable to proceed with the Proposals. This Proposal is called the “Adjournment Proposal” or “Proposal 8.”

The Business Combination is conditioned upon the approval of Proposals 1, 2 and 3 collectively, the “Condition Precedent Proposals”). It is important for you to note that in the event that the Business Combination Proposal is not approved, DHC will not consummate the Business Combination. If DHC does not consummate the Business Combination and fails to complete an initial business combination by    , 2023, DHC will be required to liquidate and dissolve, unless we seek shareholder approval to amend our Current Charter to extend the date by which the Business Combination may be consummated.

Approval of the Business Combination Proposal, the Governance Proposals, the Stock Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal will each require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Approval of the Directors Proposal will require an ordinary resolution of the holders of the DHC Class B Shares under Cayman Islands law, being the affirmative vote of the holders of a majority of the DHC Class B Shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Approval of the Domestication Proposal and the Organizational Document Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Meeting.

The Company reserves the right at any time to cancel the Special Meeting (by means of adjourning the Meeting sine die) and not to submit to its shareholders any of the proposals. In the event the Meeting is cancelled, the Company will liquidate and dissolve in accordance with the Memorandum and Articles of Association.

As of    , 2023, there were    DHC Ordinary Shares issued and outstanding and entitled to vote. Only DHC shareholders who hold DHC Ordinary Shares of record as of the close of business on    ,

2023 are entitled to vote at the Meeting or any adjournment or postponement of the Meeting. This proxy statement/prospectus is first being mailed to DHC shareholders on or about                , 2023.

Investing in DHC’s securities involves a high degree of risk. See “Risk Factors” beginning on page 32 for a discussion of information that should be considered in connection with an investment in DHC’s securities.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Whether or not you plan to participate in the virtual Meeting, please complete, date, sign and return the enclosed proxy card without delay, or submit your proxy through the internet or by telephone as promptly as possible in order to ensure your representation at the Meeting no later than the time appointed for the Meeting or adjourned or postponed meeting. Voting by proxy will not prevent you from voting your DHC Ordinary Shares online if you subsequently choose to participate in the virtual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Meeting, you must obtain a proxy issued in your name from that record. Only shareholders of record at the close of business on the record date may vote at the Meeting or any adjournment or postponement thereof. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not participate in the virtual Meeting, your shares will not be counted for purposes of determining whether a quorum is present at, and the number of votes voted at, the Meeting.

You may revoke a proxy at any time before it is voted at the Meeting by executing and returning a proxy card dated later than the previous one, by participating in the virtual Meeting and casting your vote by hand or by ballot (as applicable) or by submitting a written revocation to DHC’s Secretary at 1900 West Kirkwood Blvd., Suite 1400B, Southlake, TX 76092 that is received by the proxy solicitor before we take the vote at the Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

The DHC Board recommends that DHC shareholders vote “FOR” approval of each of the Proposals. When you consider the DHC Board’s recommendation of these Proposals, you should keep in mind that DHC’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a shareholder. See the section titled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Thank you for your support and we look forward to the successful consummation of the Business Combination.

By Order of the Board of Directors of DHC Acquisition Corp,

/s/
Christopher Gaertner
Co-Chief Executive Officer
DHC Acquisition Corp
, 2023

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, IF YOU: (A) HOLD DHC ORDINARY SHARES, OR (B) HOLD DHC ORDINARY SHARES THROUGH PUBLIC UNITS AND YOU ELECT TO SEPARATE

YOUR PUBLIC UNITS INTO THE UNDERLYING DHC ORDINARY SHARES PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE DHC ORDINARY SHARES; YOU MUST PRIOR TO    P.M., EASTERN TIME, ON    , 2023, (A) SUBMIT A WRITTEN REQUEST TO CONTINENTAL THAT DHC ACQUISITION CORP REDEEM YOUR DHC ORDINARY SHARES FOR CASH AND (B) DELIVER YOUR DHC ORDINARY SHARES (AND/OR SHARE CERTIFICATES (IF AND) AND OTHER REDEMPTION FORMS) TO CONTINENTAL, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE MEETING — REDEMPTION RIGHTS” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about DHC that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by DHC with the SEC, such information is available without charge upon written or oral request. Please contact our proxy solicitor.

If you would like to request documents, please do so no later than    , to receive them before the Meeting. Please be sure to include your complete name and address in your request. Please see “Where You Can Find Additional Information” to find out where you can find more information about DHC and BEN.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by DHC, constitutes a prospectus of DHC under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the New BEN Common Stock and Public Warrants to be issued in the Domestication to holders of DHC Class A Shares and DHC Public Warrants as well as the New BEN Common Stock to be issued to BEN’s stockholders under the Business Combination Agreement. This document also constitutes a proxy statement of DHC under Section 14(a) of the Exchange Act. See “Summary of the Proxy Statement/Prospectus”.

You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. Neither DHC nor BEN has authorized anyone to give any information or to make any representations other than those contained in this proxy statement. Do not rely upon any information or representations made outside of this proxy statement. The information contained in this proxy statement/prospectus may change after the date of this proxy statement. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct.

Information contained in this proxy statement/prospectus regarding DHC and its business, operations, management and other matters has been provided by DHC and information contained in this proxy statement/prospectus regarding BEN and its business, operations, management and other matters has been provided by BEN.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

MARKET AND INDUSTRY DATA

Certain information contained in this proxy statement/prospectus relates to or is based on studies, publications, surveys and other data obtained from third-party sources and DHC’s and BEN’s own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this proxy statement/prospectus, and we take measures to improve their accuracy, we have not independently verified the market and industry data contained in this proxy statement/prospectus or the underlying assumptions relied on therein. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were

v

used in preparing the forecasts from the sources relied upon or cited herein. Finally, while we believe our own internal estimates and research are reliable, such estimates and research have not been verified by any independent source. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate, and our future performance are necessarily subject to uncertainty and risk due a variety of factors, including those described in the section titled “Risk Factors.”

TRADEMARKS

This proxy statement/prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

ANNEX A — BUSINESS COMBINATION AGREEMENT

ANNEX B — PROPOSED CHARTER

ANNEX C — BYLAWS

ANNEX D — PROPOSED NEW BEN 2023 LONG-TERM INCENTIVE PLAN

ANNEX E — REGISTRATION RIGHTS AGREEMENT

ANNEX F — RESELLER AGREEMENT

ANNEX G — SUBSCRIPTION AGREEMENT

ANNEX H — PRIVATE SUBSCRIPTION AGREEMENT

ANNEX I — OPINION OF HOULIHAN CAPITAL, LLC

FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement, the terms, “we,” “us,” “our,” “DHC,” “Acquiror” or the “Company” refer to DHC Acquisition Corp, a Cayman Islands exempted company (and after the Domestication referenced herein, a Delaware corporation). Further, in this document:

“AFG” means AFG Companies, Inc., a Texas automotive finance and insurance company.

“AFG Agreements” means the Subscription Agreement and the Reseller Agreement.

“AFG Closing Investment Value” means the amount, if any, equal to the sum of (i) if the Reseller Agreement remains in effect as of immediately prior to the Effective Time in accordance with its terms, $17,500,000 plus (ii) if the transactions contemplated by the Subscription Agreement have been consummated in accordance with its terms as of immediately prior to the Effective Time, $6,500,000.

“AFG Interim Financing” means the purchase, on September 29, 2023, by AFG of 456,621 shares of BEN Common Stock for $2.19 per share for an aggregate purchase price of approximately $1.0 million.

“AFG Investors” means AFG and certain of its affiliates party to the Subscription Agreement.

“Amended and Restated Memorandum and Articles of Association” or “Current Charter” means DHC’s current Amended and Restated Memorandum and Articles of Association.

“BEN” means Brand Engagement Network Inc., a Wyoming corporation.

“BEN Board” means the board of directors of BEN.

“BEN Common Stock” means the shares of BEN’s Common Stock, par value $0.0001 per share, prior to the Merger.

“BEN Merger Shares” means a number of shares equal to (a) the sum of the BEN Valuation and the AFG Closing Investment Value divided by (b) $10.00.

“BEN Options” means an option to purchase shares of BEN Common Stock.

“BEN Outstanding Shares” means, after giving effect to the Warrant Settlement and the issuance of the AFG Shares as of immediately prior to the Effective Time, the sum of: (a) all issued and outstanding shares of BEN Common Stock and (b) shares of BEN Common Stock subject to all vested BEN Options outstanding as of immediately prior to the Effective Time that are issuable upon the net exercise of such BEN Options, assuming that the fair market value of each share of BEN Common Stock issuable pursuant to each such BEN Option equals to (i) the Exchange Ratio multiplied by (ii) $10.00.

“BEN Valuation” means $250,000,000.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means that certain Business Combination Agreement and Plan of Reorganization, dated as of September 7, 2023, by and among DHC, Merger Sub, BEN and, solely with respect to certain provisions thereto, the Sponsor.

“Closing” means the consummation of the Business Combination.

“Closing Date” means date of the consummation of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“New BEN Common Stock” means the common stock, par value $0.0001 per share of New BEN.

“Continental” means Continental Stock Transfer & Trust Company, DHC’s transfer agent.

“DHC Board” means the board of directors of DHC.

“DHC Class A Shares” means the Class A ordinary share, par value $0.0001 per share, of DHC prior to the Domestication.

“DHC Class B Shares” means the Class B ordinary share, par value $0.0001 per share, of DHC prior to the Domestication.

“DHC Ordinary Shares” means the DHC Class A Shares together with the DHC Class B shares.

“DHC Sponsor” or the “Sponsor” means DHC Sponsor, LLC, an entity affiliated with certain of DHC’s directors and officers.

“DHC Warrants” or “Warrants” means the redeemable warrants that entitle the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share.

“Domestication” means the Company’s migration to and domestication as a Delaware corporation prior to (but no later than the day preceding) the Closing Date in accordance with Section 388 of the Delaware General Corporation Law, as amended and the Companies Act (As Revised) of the Cayman Islands.

“DHC Public Warrants” means the redeemable warrants sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“Effective Time” means the time at which the Business Combination becomes effective.

“Exchange Ratio” means the following ratio: (a) the BEN Merger Shares divided by (b) the BEN Outstanding Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means accounting principles generally accepted in the United States of America.

“HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Initial Shareholders” means the Sponsor and any other initial holders of DHC Ordinary Shares and Private Warrants.

“initial public offering” or “IPO” means the initial public offering of 30,945,072 Units of DHC consummated on March 4, 2021, including the additional 945,072 Units sold to cover the over-allotment option on March 5, 2021.

“IRS” means the United States Internal Revenue Service.

“Meeting” means the extraordinary general meeting of DHC, which will be held virtually at    a.m., Eastern time, on    , 2023. For the purposes of the Current Charter of DHC, the physical place of the meeting will be the offices of Cooley LLP located at 55 Hudson Yards, New York, NY 10001-2157, USA.

“Merger Sub” means BEN Merger Subsidiary Corp., a Delaware corporation and wholly owned subsidiary of DHC.

“New BEN Common Stock” means shares of New BEN’s Common Stock, par value $0.0001 per share.

“Private Placements” means the private offering of securities of DHC to certain investors in connection with the Business Combination.

“Private Warrants” mean the (i) 6,000,000 Warrants issued to the Sponsor; (ii) and 126,010 Private Warrants issued to the Sponsor in connection with the over-allotment exercise by the underwriters on March 5, 2021.

“Proposed Charter” means the charter of New BEN following the Closing, substantially in the form attached to this proxy statement/prospectus as Annex B, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

“public shares” means the shares of our DHC Class A Shares sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“public shareholders” means the holders of DHC’s public shares.

“Public Warrants” refer to the public warrants of New BEN that represents a right to acquire one share of New BEN Common Stock.

“Record Date” means    , 2023.

“Reseller Agreement” means the exclusive reseller agreement, dated August 19, 2023, by and between BEN and AFG.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subscription Agreement” means the subscription agreement, dated September 7, 2023, by and among BEN and the AFG Investors.

“Transactions” means the transactions contemplated by the Business Combination Agreement and the other Transaction Documents.

“Transaction Documents” means the Business Combination Agreement, including all schedules and exhibits thereto, the disclosure schedules to the Business Combination Agreement and the all the agreements, certificates and instruments executed and delivered by DHC, Merger Sub, Sponsor or BEN in connection with the Transactions and specifically contemplated by the Business Combination Agreement.

“Trust Account” means DHC’s trust account maintained by Citibank, N.A. with Continental Stock Transfer & Trust Company acting as trustee.

“Units” means the units sold in DHC’s initial public offering, each of which consists of one DHC Class A Share and one-third of one DHC Public Warrant.

“2023 LTIP” means the New BEN 2023 Long-Term Incentive Plan, dated    .

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook and prospects of DHC and/or BEN and may include statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BEN” and “Information About BEN.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of DHC and BEN as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by DHC and the following:

•

the inability of the parties to successfully or timely consummate the Business Combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect BEN or the expected benefits of the Business Combination, if not obtained;

•	the failure to realize the anticipated benefits of the Business Combination;

•

the ability of DHC prior to the Business Combination, and New BEN following the Business Combination, to maintain the listing of DHC’s securities, New BEN Common Stock and New BEN Public Warrants on Nasdaq;

•	costs related to the Business Combination;

•	the failure to satisfy the conditions to the consummation of the Business Combination, including the approval of the definitive merger agreement by the shareholders of DHC;

•	the level of redemptions by DHC’s public shareholders;

•	the outcome of any legal proceedings that may be instituted against DHC or BEN related to the Business Combination;

•	the attraction and retention of qualified directors, officers, employees and key personnel of DHC and BEN prior to the Business Combination, and New BEN following the Business Combination;

•	the lack of a market for New BEN Common Stock and the volatility of the market price and trading price for New BEN Common Stock and New BEN Public Warrants;

•	BEN’s limited operating history;

•	the length of BEN’s sales cycle and the time and expense associated with it;

•	BEN’s ability to grow its customer base;

•	BEN’s ability to realize projected revenues from subscriptions;

•	BEN’s dependency upon third-party service providers for certain technologies;

•	competition from other companies offering artificial intelligence products that have greater resources, technology, relationships and/or expertise;

•	BEN’s ability to compete effectively in a highly competitive market;

•	BEN’s ability to protect and enhance its corporate reputation and brand;

•	BEN’s ability to hire, retain, train and motivate qualified personnel and senior management and ability to deploy BEN’s personnel and resources to meet customer demand;

•	BEN’s ability to grow through acquisitions and successfully integrate any such acquisitions;

•	the impact from future regulatory, judicial, and legislative changes in BEN’s industry;

•	increases in costs, disruption of supply or shortage of materials, which could harm BEN’s business;

•	BEN’s ability to successfully maintain, protect, enforce and grow our intellectual property rights;

•	future financial performance of New BEN following the Business Combination including the ability of future revenues to meet projected annual bookings;

•	BEN’s ability to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses;

•	BEN’s ability to generate sufficient revenue from each of our revenue streams; and

•	other risks, uncertainties and factors set forth in this proxy statement/prospectus or other filings of DHC, including those set forth under the section titled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of DHC and BEN prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to DHC, BEN or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, DHC and BEN undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following are answers to some questions that you, as a shareholder of DHC, may have regarding the Proposals being considered at the Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Proposals and the other matters being considered at the Meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement/prospectus.

Q:	What is the purpose of this document?

A:

DHC, Merger Sub, BEN and Sponsor have agreed to the Business Combination under the terms of the Business Combination Agreement, which is attached to this proxy statement/prospectus as Annex A, and is incorporated into this proxy statement/prospectus by reference. The DHC Board is soliciting your proxy to vote for the Business Combination and other Proposals at the Meeting because you owned DHC Ordinary Shares at the close of business on    , 2023, the “Record Date” for the Meeting, and are therefore entitled to vote at the Meeting. This proxy statement/prospectus summarizes the information that you need to know in order to cast your vote. We urge you to carefully read this proxy statement/prospectus and the Business Combination Agreement in their entirety.

This document constitutes a proxy statement and a prospectus of DHC. It is a proxy statement because the DHC Board is soliciting proxies from its shareholders using this proxy statement/prospectus. It is a prospectus because DHC, in connection with the Business Combination, is offering shares of New BEN Common Stock in exchange for the DHC Ordinary Shares and certain of the shares of BEN Common Stock as of the relevant time as described in this proxy statement/prospectus. Please see the section titled “Proposal 1 — The Business Combination Proposal.”

YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES.

Q:	Why is DHC proposing the Business Combination?

A:

DHC is a blank check company incorporated in December 2020 as a Cayman Islands exempted company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Based on DHC’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

Based on its due diligence investigations of BEN and the industry in which it operates, including the information provided by BEN in the course of negotiations, the DHC Board believes that BEN meets the general criteria and guidelines listed in its IPO registration statement on Form S-1. See “Proposal 1 — The Business Combination Proposal — DHC Board of Directors’ Discussion of Valuation and Reasons for the Approval of the Business Combination.”

Although the DHC Board believes that the Business Combination with BEN presents a unique business combination opportunity and is in the best interests of DHC and its shareholders, the DHC Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections titled “Proposal 1 — The Business Combination Proposal — DHC Board of Directors’ Discussion of Valuation and Reasons for the Approval of the Business Combination” and “Risk Factors — Risks Related to DHC’s Business and the Business Combination.”

Q:	What is being voted on?

A:	Below are the Proposals that the DHC shareholders are being asked to vote on:

•	Proposal 1 — The Business Combination Proposal to approve the Business Combination Agreement and the Business Combination.

•	Proposal 2 — The Domestication Proposal.

•	Proposal 3 — The Organizational Documents Proposal to approve the Proposed Charter and Bylaws attached to this proxy statement/prospectus as Annex B and Annex C, respectively.

•

Proposals 4A-4G — The Governance Proposals to approve and adopt, on a non-binding advisory basis, certain differences, in the governance provisions set forth in the Proposed Charter, as compared to our Current Charter.

•

Proposal 5 — The Directors Proposal to elect, effective as of the consummation of the Business Combination, Michael Zacharski, Tyler J. Luck, Bernard Puckett, Chris Gaertner,     , and    , to serve on the Board until their respective successors are duly elected and qualified.

•	Proposal 6 — The Stock Plan Proposal to approve the 2023 LTIP.

•	Proposal 7 — The Nasdaq Proposal to approve the issuance of certain shares of New BEN Common Stock, if necessary, for compliance with Nasdaq Stock Exchange Listing Rule 5635.

•	Proposal 8 — The Adjournment Proposal to approve the adjournment of the Meeting.

Q:	What vote is required to approve the Proposals?

A:

Proposal 1 — The Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Meeting.

Proposal 2 — The Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Meeting.

Proposal 3 — The Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Meeting.

Proposals 4A-4G — The Governance Proposals require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Meeting.

Proposal 5 — The Directors Proposal requires an ordinary resolution of the DHC Class B Shares under Cayman Islands law, being the affirmative vote of the holders of a majority of the DHC Class B Shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Meeting.

Proposal 6 — The Stock Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Meeting.

Proposal 7 — The Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Meeting.

Proposal 8 — The Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Meeting.

Q:	Are any of the Proposals conditioned on one another?

A:

No, none of the Proposals are conditioned on the approval of another Proposal. However, it is important for you to note that in the event that any of the Business Combination Proposal, the Domestication Proposal and the Organization Documents Proposal is not approved, DHC will not consummate the Business Combination. If DHC does not consummate the Business Combination and fails to complete an initial business combination by     , DHC will be required to dissolve and liquidate, unless we seek shareholder approval to amend our Current Charter to extend the date by which the Business Combination may be consummated.

Q:	What are the recommendations of the DHC Board?

A:

The DHC Board believes that the Business Combination Proposal and the other proposals to be presented at the Meeting are in the best interest of DHC and recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the separate Governance Proposals,” “FOR” the Directors Proposal,” “FOR” the Stock Plan Proposal, “FOR” the Nasdaq Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the shareholders at the Meeting.

The existence of financial and personal interests of one or more of DHC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of DHC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, DHC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

Q:	What will happen in the Business Combination?

A:

At the closing of the Business Combination, Merger Sub will merge with and into BEN, with BEN surviving such merger as the surviving entity. Upon consummation of the Business Combination, BEN will become a wholly owned subsidiary of DHC. In connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by DHC’s public shareholders will be used to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Q:	How will the Initial Shareholders vote?

A:

Pursuant to a letter agreement, the Initial Shareholders agreed to vote their respective DHC Ordinary Shares acquired by them prior to the IPO and any DHC Ordinary Shares purchased by them in the open market after the IPO in favor of the Business Combination Proposal and related proposals (the “Letter Agreement”). As of    , 2023, a total of    DHC Ordinary Shares or approximately % of the outstanding

shares were subject to the Letter Agreement. As a result, only DHC Class A Shares held by the public shareholders will need to be present in person by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. No DHC Ordinary Shares held by the public shareholders will need to be present in person by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the votes cast at a meeting at which a quorum is present, assuming only the minimum number of DHC Ordinary Shares to constitute a quorum is present, no DHC Ordinary Shares held by the public shareholders must vote in favor of the Business Combination Proposal for it to be approved.

Q:	How many votes do I and others have?

A:	You are entitled to one vote for each DHC Ordinary Share that you held as of the Record Date. As of the close of business on the Record Date, there were outstanding DHC Ordinary Shares.

Q:	What is the consideration being paid to BEN security holders?

A:

Upon the consummation of the Merger, each BEN security holder that was a holder of shares of BEN Common Stock immediately prior to the effectiveness of the Merger will receive, in exchange for their shares of BEN Common Stock, the right to receive a number of shares of New BEN Common Stock based on the Exchange Ratio, and each BEN security holder that was a holder of BEN Options immediately prior to the effectiveness of the Merger will have their BEN Options assumed and converted into options to purchase a number of shares of New BEN Common Stock based on the Exchange Ratio, with the exercise price for such exchanged option proportionately adjusted by the Exchange Ratio. For additional information regarding the consideration payable under the Business Combination Agreement, see the section in this proxy statement/prospectus titled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Consideration to be Received in the Business Combination.”

Q:	Did the DHC Board obtain a third-party valuation or opinion in determining whether or not to proceed with the Business Combination?

A:

The Board obtained an opinion from Houlihan Capital, LLC in connection with its determination to approve the Business Combination. See “Proposal 1 — The Business Combination Proposal — Opinion of the DHC Financial Advisor” for further information regarding this opinion.

Q:	What equity stake will current shareholders of DHC and BEN hold in New BEN after the closing?

A:

Assuming no redemptions, upon completion of the Business Combination, DHC’s public shareholders will retain an ownership interest of approximately  % in New BEN, the Sponsor, officers, directors and other holders of DHC Class B Shares will retain an ownership interest of approximately  % of New BEN and the BEN stockholders will own approximately  % of New BEN.

The ownership percentage with respect to New BEN includes the issuance of 2.3 million AFG Shares and does not take into account (i) the redemption of any DHC Class A Shares by the DHC public shareholders or (ii) the issuance of any additional shares upon the closing of the Business Combination under the 2023 LTIP. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the DHC shareholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:	Do any of DHC’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:

In considering the recommendation of the Board to approve the Business Combination Agreement, DHC shareholders should be aware that certain DHC executive officers and directors may be deemed to have interests in the Business Combination that are different from, or in addition to, those of DHC shareholders generally. These interests, which may create actual or potential conflicts of interest, are, to the extent material, described in the section titled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” beginning on page 113.

Q:	Are there any arrangements to help ensure that DHC will have sufficient funds, together with the proceeds in its Trust Account, to fund the consideration?

A:

To the extent not utilized to consummate the Business Combination and to pay expenses related thereto, the proceeds from the Trust Account will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions.

Q:	When and where is the Meeting?

A:

We will hold the Meeting virtually. You can participate in the virtual Meeting as described in the section titled “The Meeting.” For the purposes of the Current Charter of DHC, the physical place of the meeting will be the offices of Cooley LLP located at 55 Hudson Yards, New York, NY 10001-2157, USA, on    , 2023, at    a.m.

Q:	Who may vote at the Meeting?

A:

Only holders of record of DHC Ordinary Shares as of the close of business on    , 2023 may vote at the Meeting. As of    , there were      DHC Ordinary Shares outstanding and entitled to vote. Please see “The Meeting — Record Date; Who is Entitled to Vote” for further information.

Q:	What is the quorum requirement for the Meeting?

A:

The holders of a majority of the DHC Ordinary Shares issued and outstanding as of the Record Date and entitled to vote at the Meeting must be present in person by virtual attendance or represented by proxy in order to hold the Meeting and conduct business. This is called a quorum. DHC Ordinary Shares will be counted for purposes of determining if there is a quorum if the shareholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, shareholders representing a majority of the votes present in person or represented by proxy at such meeting may adjourn the meeting until a quorum is present.

Q:	Am I required to vote against the Business Combination Proposal in order to have my Class A ordinary shares redeemed?

A:

No. You are not required to vote against the Business Combination Proposal in order to have the right to demand that DHC redeem your DHC Class A Shares for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable). These rights to demand redemption of DHC Class A Shares for cash are sometimes referred to herein as “redemption rights”. If the Business Combination is not completed, holders of DHC Class A Shares electing to exercise their redemption rights will not be entitled to receive such payments and their DHC Class A Shares will be returned to them.

Q:	How do I exercise my redemption rights?

A:

If you are a public shareholder and you seek to have your DHC Class A Shares redeemed, you must (i) demand, no later than    p.m., Eastern Time on    , 2023 (at least two business days before the Meeting), that DHC redeem your shares into cash; and (ii) submit your request in writing to Continental, at the address listed at the end of this section and deliver your shares (and/or share certificates (if any) and other redemption forms) to Continental physically or electronically using The Depository Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal at Custodian) System at least two business days before the Meeting.

Any corrected or changed written demand of redemption rights must be received by Continental two business days before the Meeting. No demand for redemption will be honored unless the holder’s shares (and/or share certificates (if any) and other redemption forms) have been delivered (either physically or electronically) to Continental at least two business days before the Meeting.

DHC shareholders may seek to have their DHC Class A Shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of DHC Ordinary Shares as of the Record Date. Any public shareholder who holds DHC Class A Shares on or before    , 2023 (two business days before the Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

The actual per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable), divided by the number of DHC Class A Shares underlying the Units sold in the IPO. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your DHC Class A Shares for cash.

Q:	Why is DHC proposing the Domestication?

A:

The DHC Board believes that it would be in the best interest of DHC to effect a change of our domicile to Delaware. The DHC Board believes that Delaware provides a recognized body of corporate law that will facilitate corporate governance by the officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many major corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures DHC is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its popularity as the state of incorporation, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the Delaware General Corporation Law (the “DGCL”) and establishing public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to corporate legal affairs. For more information, see “Proposal 2 — The Domestication Proposal — Reasons for the Domestication.”

To effect the Domestication, we will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the issued ordinary shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. Abstentions and broker non-votes will be considered present for the purpose of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Domestication Proposal as a matter of Cayman Islands law.

Q:	What are the Material U.S. federal income tax consequences of the Domestication?

A:

As discussed more fully under “Material U.S. Federal Income Tax Considerations,” it is intended that the Domestication qualify as a “reorganization” within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the Domestication so qualifies, and subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “Material U.S. Federal Income Tax Considerations — I. U.S. Holders — A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations,” U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations — I. U.S. Holders”) will be subject to Section 367(b) of the Code and, as a result:

•

A U.S. Holder whose DHC Class A Shares have a fair market value of less than $50,000 and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of DHC stock entitled to vote and less than 10% of the total value of all classes of DHC stock generally will not recognize any gain or loss and will not be required to include any part of DHC’s earnings in income in connection with the Domestication;

•

A U.S. Holder whose DHC Class A Shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of DHC stock entitled to vote and less than 10% of the total value of all classes of DHC stock generally will recognize gain (but not loss) on the exchange of New BEN Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend deemed paid by DHC the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code)(such various regulations under the Code are collectively referred to herein as the “Treasury Regulations”) attributable to its DHC Class A Shares provided certain other requirements are satisfied; and

•

A U.S. Holder who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of DHC stock entitled to vote or 10% or more of the total value of all classes of DHC stock generally will be required to include in income as a deemed dividend deemed paid by DHC the “all earnings and profits amount” attributable to its DHC Class A Shares as a result of the Domestication.

DHC does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

As discussed more fully under “Material U.S. Federal Income Tax Considerations — I. U.S. Holders — A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations,” DHC believes that it is likely classified as a PFIC for U.S. federal income tax purposes. In such case, notwithstanding the U.S. federal income tax consequences of the Domestication discussed in the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of DHC Class A Shares or DHC Public Warrants for New BEN Common Stock or Public Warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “Material U.S. Federal Income Tax Considerations — I. U.S. Holders — A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations — d. QEF Election and Mark-to-Market Election” with respect to their DHC Class A Shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Currently, there are no elections available that apply to warrants, and the application of the PFIC rules to the DHC Public Warrants is unclear. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “Material U.S. Federal Income Tax Considerations — I. U.S. Holders.”

Each U.S. Holder of DHC Class A Shares or DHC Public Warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of DHC Class A Shares and DHC Public Warrants for New BEN Common Stock and Public Warrant pursuant to the Domestication.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations — II. Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s New BEN Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “Material U.S. Federal Income Tax Considerations.”

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The U.S. federal income tax consequences of exercising your redemption rights with respect to your DHC Class A Shares to receive cash from the Trust Account in exchange for New BEN Common Stock depend on your particular facts and circumstances. It is possible that you may be treated as selling such New BEN Common Stock and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of New BEN Common Stock that you own or are deemed to own (including through the ownership of Public Warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Material U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur prior to the redemption of any shareholder, U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations — I. U.S. Holders”) exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “Material U.S. Federal Income Tax Considerations — I. U.S. Holders.”

All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How can I vote?

A:

If you are a shareholder of record, you may vote online at the virtual Meeting or vote by proxy using the enclosed proxy card, the Internet or telephone. Whether or not you plan to participate in the Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have already voted by proxy, you may still attend the virtual Meeting and vote online, if you choose.

To vote online at the virtual Meeting, follow the instructions below under “How may I participate in the virtual Meeting?”

To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card before the Meeting, we will vote your shares as you direct.

To vote via the telephone, you can vote by calling the telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.

To vote via the Internet, please go to    and follow the instructions. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day until 11:59 p.m. Eastern Time on    , 2023. After that, telephone and Internet voting will be closed, and if you want to vote your shares, you will either need to ensure that your proxy card is received before the date of the Meeting or attend the virtual Meeting to vote your shares online.

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

If you plan to vote at the virtual Meeting, you will need to contact      at the phone number or email below to receive a control number and you must obtain a legal proxy from your broker, bank or other nominee reflecting the number of DHC Ordinary Shares you held as of the Record Date, your name and email address. You must contact      for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the meeting for processing your control number.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to     . Requests for registration should be directed to    -    -    or email     . Requests for registration must be received no later than    p.m., Eastern Time, on    , 2023.

You will receive a confirmation of your registration by email after we receive your registration materials. We encourage you to access the Meeting prior to the start time leaving ample time for the check in.

Q:	How may I participate in the virtual Meeting?

A:

If you are a shareholder of record as of the Record Date for the Meeting, you should receive a proxy card from           , containing instructions on how to attend the virtual Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at     -    -    or email    .

You can pre-register to attend the virtual Meeting starting on    , 2023. Go to http://    , enter the control number found on your proxy card you previously received, as well as your name and email address. Once you pre-register you can vote or enter questions in the chat box, if applicable. At the start of the Meeting you will need to re-log into http://     using your control number.

If your shares are held in street name, and you would like to join and not vote,    will issue you a guest control number. Either way, you must contact    for specific instructions on how to receive the control number. Please allow up to    hours prior to the meeting for processing your control number.

Q:	Who can help answer any other questions I might have about the virtual Meeting?

A:	If you have any questions concerning the virtual Meeting (including accessing the meeting by virtual means) or need help voting your DHC Ordinary Shares, please contact Continental at - - or email .

The Notice of Extraordinary General Meeting, proxy statement/prospectus and form of Proxy Card are available at:    .

Q:	If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:

No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any Proposal for which your broker does not have discretionary authority to vote. If a Proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the Proposal without receiving voting instructions from you. If a Proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the Proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Each of the Proposals to be presented at the Meeting is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Meeting.

Q:	What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:

DHC will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Meeting. For purposes of approval, an abstention on any Proposals will have no effect.

Q.	How will a broker non-vote impact the results of each proposal?

A.	Broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Meeting.

Q:	If I am not going to attend the Meeting, should I return my proxy card instead?

A:

Yes. Whether you plan to attend the Meeting virtually or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	How can I submit a proxy?

A:	You may submit a proxy by (a) visiting and following the on screen instructions (have your proxy card available when you access the webpage), or (b) calling toll-free in the U.S. or from foreign countries from any touch-tone phone and follow the instructions (have your proxy card available when you call), or (c) submitting your proxy card by mail by using the previously provided self-addressed, stamped envelope.

Q:	Can I change my vote after I have mailed my proxy card?

A:

Yes. You may change your vote at any time before your proxy is voted at the Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the virtual Meeting in person and casting your vote or by voting again by the telephone or Internet voting options described below, or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the Meeting. If you hold your DHC Ordinary Shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to DHC’s proxy solicitor at:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Tel: (800) 662-5200 (toll-free) or

(203) 658-9400 (banks and brokers can call collect)

Email: DHCA.info@investor.morrowsodali.com

Unless revoked, a proxy will be voted at the virtual Meeting in accordance with the shareholder’s indicated instructions. In the absence of instructions, proxies will be voted FOR each of the Proposals.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you sign and return your proxy card without indicating how to vote on any particular Proposal, the DHC Ordinary Shares represented by your proxy will be voted in favor of each Proposal. Proxy cards that are returned without a signature will not be counted as present at the Meeting and cannot be voted.

Q:	Who will solicit the proxies and pay the cost of soliciting proxies for the Meeting?

A:	DHC will pay the cost of soliciting proxies for the Meeting. DHC has engaged Morrow Sodali LLC (“Morrow Sodali”) to assist in the solicitation of proxies for the Meeting. DHC has agreed to pay Morrow
Sodali a fee of $ , plus disbursements, and will reimburse Morrow Sodali for its reasonable out-of-pocket expenses and indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages, and expenses. DHC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of DHC Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of the DHC Ordinary Shares and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	What happens if I sell my shares before the Meeting?

A:

The Record Date for the Meeting is earlier than the date of the Meeting, as well as the date that the Business Combination is expected to be consummated. If you transfer your DHC Ordinary Shares after the Record Date, but before the Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Meeting, but will transfer ownership of the shares and will not hold an interest in DHC after the Business Combination is consummated.

Q:	When is the Business Combination expected to occur?

A:

Assuming the requisite regulatory and shareholder approvals are received, DHC expects that the Business Combination will occur as soon as possible following the Meeting; however, (i) such meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the Meeting and we elect to adjourn the Meeting to a later date or dates to permit further solicitation and votes of proxies if, based upon the tabulated vote at the time of the Meeting, there are insufficient shares represented (either in person or by proxy) to approve any of the Proposals, and (ii) the Closing will not occur until all conditions set forth in the Business Combination Agreement are satisfied or waived. For a description of the conditions for the completion of the Business Combination, see “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement.”

Q:	Are BEN’s stockholders required to approve the Business Combination?

A:	Yes. The BEN stockholders are required to also approve the Business Combination and will do so via a separate consent process under Wyoming corporate law.

Q:	Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:

Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Business Combination Agreement, that are discussed in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 32 of this proxy statement/prospectus.

Q:	May I seek statutory appraisal rights or dissenters’ rights with respect to my shares?

A:

No. Neither DHC shareholders no DHC warrant holders have appraisal or dissenters’ rights in connection with the Business Combination nor the Domestication under Cayman Islands Law or under the DGCL. For additional information, see the section titled “The Meeting — Appraisal Rights.”

Q.	What conditions must be satisfied to complete the Business Combination?

A.

There are a number of closing conditions in the Business Combination Agreement, including receipt of certain regulatory approvals and the approval by the shareholders of DHC and BEN of the Business Combination and related agreements and transactions.

For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section titled “Proposal 1 — The Business Combination Proposal — Conditions to the Closing of the Business Combination.”

Q:	What happens if the Business Combination is not consummated?

A:

If DHC does not consummate the Business Combination by    , 2023, then pursuant to Article 49 of its Current Charter, DHC’s directors and officers must take all actions necessary in accordance with Cayman Islands law to dissolve and liquidate DHC as soon as reasonably possible. Following dissolution, DHC will no longer exist as a company. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets, will be distributed pro-rata to holders of DHC Ordinary Shares who acquired such shares in the IPO or in the aftermarket. The estimated consideration that each DHC Ordinary Share would be paid at liquidation would be approximately $  per share for shareholders based on amounts on deposit in the Trust Account as of    , 2023. The closing price of our DHC Ordinary Shares on the Nasdaq Capital Market as of    , 2023 was $  . The Initial Shareholders waived the right to any liquidation distribution with respect to any DHC Ordinary Shares held by them.

Q:	What happens to the funds deposited in the Trust Account following the Business Combination?

A:

Following the closing of the Business Combination, holders of DHC Ordinary Shares exercising redemption rights will receive their per share redemption price out of the funds in the Trust Account. The balance of the funds will be released to BEN to fund working capital needs of New BEN. As of    , 2023, there was approximately $  in the Trust Account. DHC estimates that approximately $  per share of DHC Ordinary Shares will be paid to the public shareholders exercising their redemption rights.

Q:	Who will manage New BEN after the Business Combination?

A:

All of the officers and directors of DHC will resign in connection with the consummation of the Business Combination, other than    , who will serve as a director of New BEN, subject to certain closing conditions. For information on the anticipated management of New BEN, see the section titled “Directors and Executive Officers of New BEN after the Business Combination” in this proxy statement/prospectus.

Q:	Who can help answer my questions?

A:	If you have questions about the Proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact DHC’s proxy solicitor at:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Tel: (800) 662-5200 (toll-free) or

(203) 658-9400 (banks and brokers can call collect)

Email: DHCA.info@investor.morrowsodali.com

You may also obtain additional information about DHC from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, DHC encourages you to read carefully this entire proxy statement, including the Business Combination Agreement attached as Annex A. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.

Unless otherwise specified, all share calculations assume no exercise of the redemption rights by DHC’s shareholders.

The Parties to the Business Combination

DHC Acquisition Corp

DHC was incorporated as a blank check company formed under the laws of the Cayman Islands in December 2020. DHC was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. DHC has neither engaged in any operations nor generated any revenue to date. Based on DHC’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash. The Company has one wholly owned subsidiary that was created on July 22, 2022, Ben Merger Subsidiary Corp., a Delaware corporation (“Merger Sub”).

On March 4, 2021, DHC consummated the IPO of 30,000,000 Units at $10.00 per Unit, generating gross proceeds of $300,000,000. Simultaneously with the closing of the IPO, DHC consummated the sale of 6,126,010 warrants at a price of 1.50 per Private Warrant in a private placement to the Sponsor (the “Private Placement Warrants”) generating gross proceeds of $9,200,000.

DHC granted the underwriters in the IPO a 45-day option to purchase up to 4,500,000 additional Units to cover over-allotments, if any. On March 5, 2021, the underwriters partially exercised the over-allotment option to purchase 945,072 Units, generating an aggregate of gross proceeds of $9,450,720. In connection with the underwriters’ exercise of their over-allotment option, DHC also consummated the sale of an additional 126,010 Private Warrants at $1.50 per Private Warrant to the Sponsor, generating gross proceeds of $189,015.

The amounts held in the Trust Account may only be used by DHC upon the consummation of a business combination, except that there can be released to DHC, from time to time, any interest earned on the funds in the Trust Account that it may need to pay its tax obligations. The remaining interest earned on the funds in the Trust Account will not be released until the earlier of the completion of a business combination and DHC’s liquidation. DHC executed the Business Combination Agreement on September 7, 2023, and it must liquidate unless a business combination is consummated by    , 2023.

After deducting the underwriting discounts, offering expenses, and commissions from the IPO (including the over-allotment option) and the sale of the Private Warrants, a total of $309,450,720 was deposited into the Trust Account, and the remaining $1,500,000 of the net proceeds were outside of the Trust Account and made available to be used for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

On March 3, 2023, the Company held an extraordinary general meeting (the “Extension Meeting”) to vote on a number of proposals, including a proposal to approve an amendment the Company’s Current Charter to (i) extend the date by which the Company has to consummate a business combination from March 4, 2023 to December 4, 2023 (the “Combination Period”). The proposal was approved by the Company’s shareholders. In connection with the Extension Meeting, the holders of 26,298,498 DHC Class A Shares of the Company (the

“Redeeming Shareholders”) properly exercised their right to redeem their DHC Class A Shares for cash at a redemption price of approximately $10.21 per share, for an aggregate redemption amount of approximately $268,585,000. On    , 2023, the Company held a second extraordinary general meeting (the “Second Extension Meeting”) to vote on a number of proposals, including a proposal to approve an amendment the Company’s Current Charter to (i) extend the expiration date of the Combination Period from December 4, 2023 to    , 2024. The proposal was approved by the Company’s shareholders. In connection with the Extension Meeting, the holders of    DHC Class A Shares of the Company properly exercised their right to redeem their DHC Class A Shares for cash at a redemption price of approximately $  per share, for an aggregate redemption amount of approximately $  .

As of    , DHC had cash outside the Trust Account of $  available for its working capital needs. As of June 30, 2023, there was $  held in the Trust Account (including up to $100,000 of accrued interest which DHC can withdraw to pay dissolution expenses).

The Units, Ordinary Shares, and Warrants are currently listed on the Nasdaq Capital Market under the symbols “DHCAU,” “DHCA,” and “DHCAW,” respectively. The Units, Ordinary Shares and Warrants commenced trading on the Nasdaq Capital Market separately on or about April 22, 2021.

DHC’s principal executive offices are located at 1900 West Kirkwood Blvd., Suite 1400B, Southlake, TX 76092 and our telephone number is (214) 452-2300.

Brand Engagement Network Inc.

References in this section to “we,” “us” or “our” refer to BEN. We are a next-generation provider of conversational AI avatar platforms, with the purpose of transforming engagement and analytics for businesses through our security-focused, multimodal communication and human- like AI interface offerings. Our suite of configured and customizable applications is built on proprietary natural language processing, anomaly detection, multisensory awareness, sentiment and environmental analysis, as well as real-time individuation and personalization capabilities. We believe these powerful tools will empower businesses to elevate customer experiences, optimize cost management and supercharge operational efficiency.

BEN’s mission is to create premier AI avatar platforms for businesses around the world to communicate with their customers. We strive to make our AI avatar platforms helpful, creative, clever, and friendly.

We believe conversational AI is reshaping the operational landscape of businesses and redefining the ways in which they connect with their consumers and end users. We believe the legacy paradigm of one-size-fits-all interactions and non-adaptive systems will be quickly overshadowed by the promotion of truly unique experiences, responsiveness, flexibility and adaptive operational insight. Our focus is the delivery of a scalable, customizable human-like AI platform that can enhance customer engagement while providing a safe, secure, consistent and effective message to meet the growing demand for contemporary conversational AI.

Merger Sub

Merger Sub is a direct wholly owned subsidiary of DHC formed to consummate the Business Combination. Following the consummation of the Business Combination, Merger Sub will have merged with and into BEN, with BEN surviving the Business Combination as a direct wholly owned subsidiary of DHC.

The Business Combination Agreement

On September 7, 2023, DHC, entered into the Business Combination Agreement by and among DHC, Merger Sub, BEN and Sponsor. Pursuant to the terms of the Business Combination Agreement (and subject to the conditions and terms therein), a business combination between DHC and BEN will be effected through the merger of Merger Sub with and into BEN, with BEN surviving the merger as a direct wholly owned subsidiary of DHC. The DHC Board has (i) determined that the Business Combination Agreement and the transactions contemplated thereby (including the Merger) are in the best interests of DHC, (ii) approved the Business Combination Agreement and the transactions contemplated thereby (including the Merger) and declared their advisability and (iii) recommended that the shareholders of DHC approve and adopt the Business Combination Agreement and the Merger, and directed that the Business Combination Agreement and the transactions contemplated thereby (including the Merger), be submitted for consideration by the shareholders of DHC.

Treatment of BEN Securities

Upon the consummation of the Merger at the Effective Time (and, for the avoidance of doubt, following the consummation of the Domestication and after giving effect to the Warrant Settlement (as defined below) and the issuance of the AFG Shares), each share of BEN Common Stock issued and outstanding immediately prior to the Effective Time (including shares of BEN Common Stock issued in connection with the Warrant Settlement and the AFG Shares) will be canceled and converted into the right to receive a number of shares of New BEN Common Stock equal to the Exchange Ratio.

Prior to the Effective Time, each outstanding warrant to purchase shares of BEN Common Stock issued by BEN (“BEN Warrant”) will, and BEN will take all necessary actions to cause each BEN Warrant to, be exercised in full on a cash or cashless basis or terminated without exercise, as applicable, in accordance with the terms of the applicable BEN Warrant (the “Warrant Settlement”).

At the Effective Time, each option to purchase shares of BEN Common Stock (“BEN Option”) that is outstanding and unexercised as of immediately prior to the Effective Time, whether then vested or unvested, will be assumed by DHC and converted into an option to purchase a number of shares of New BEN Common Stock (rounded down to the nearest whole share) (“Exchanged Option”) equal to (A) the number of shares of BEN Common Stock subject to such BEN Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price per share of such BEN Option immediately prior to the Effective Time, divided by (2) the Exchange Ratio.

For additional information regarding the consideration payable under the Business Combination Agreement, see the section in this proxy statement/prospectus titled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Consideration to be Received in the Business Combination.”

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties from each of BEN, DHC and Merger Sub. Certain of the representations and warranties are subject to specified exceptions and qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement. For additional information regarding the representations and warranties by the parties in the Business Combination agreement, see the section in this proxy statement/prospectus titled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Representations and Warranties.”

Non-Solicitation Restrictions and Other Covenants

Pursuant to the Business Combination Agreement, BEN has agreed, among other things, to not, and cause its subsidiaries not to, between the date of the Business Combination Agreement and the Effective Time or the earlier termination of the Business Combination Agreement (the “Interim Period”), enter into, solicit, initiate, facilitate, knowingly or continue any discussions or negotiations with any person or other entity concerning any sale of material assets of BEN and its subsidiaries taken as a whole or any of BEN’s outstanding capital stock or other equity securities of BEN other than with DHC and its representatives. In addition, BEN has agreed to notify DHC promptly in writing (but in no event later than twenty-four (24) hours) after receipt by BEN, any of its subsidiaries or any of their respective representatives of any inquiry or proposal with respect to any such transaction. Similarly, pursuant to the Business Combination Agreement, DHC has agreed, among other things, to not, and cause Merger Sub not to, during the Interim Period, enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with any person or other entity concerning any merger, consolidation, or acquisition of stock or assets or any other business combination involving DHC and any other corporation, partnership or other business organization other than BEN and its subsidiaries. In addition, DHC has agreed to notify BEN promptly in writing (but in no event later than twenty-four (24) hours) after receipt by DHC or any of its representatives of any inquiry or proposal with respect to any such transaction.

Each of DHC and BEN has also agreed, among other things, to: (i) furnish all information concerning such party as the other party may reasonably request in connection with the preparation of the registration statement in connection with the registration under the Securities Act of the shares of BEN Common Stock to be issued to the stockholders of BEN pursuant to the Business Combination Agreement (the “Registration Statement”); (ii) use their reasonable best efforts to cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, cause the Registration Statement to be declared effective as promptly as practicable and keep the Registration Statement effective as long as is necessary to consummate the Business Combination; (iii) reasonably assist and cooperate with the other party in the preparation of the Registration Statement and the resolution of any comments received from the SEC; (iv) give prompt notice to the other party of any event which the party becomes aware of during the Interim Period the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the closing conditions to fail; (v) use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Business Combination; and (vi) take all necessary actions to cause the board of directors of DHC as of immediately following the Closing to consist of eight (8) directors, consisting of the Chief Executive Officer of BEN as of immediately following the Closing, two (2) individuals designated by the Sponsor, two (2) individuals designated by BEN’s board of directors, and three (3) individuals designated by mutual agreement of the Sponsor and the board of directors of BEN, each of whom will qualify as independent directors under the rules of Nasdaq.

For additional information regarding the non-solicitation restrictions and other covenants of the parties under the Business Combination Agreement, see the sections in this proxy statement/prospectus titled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Covenants and Agreements — Covenants of BEN,” “Proposal 1 — The Business Combination Proposal — Covenants of DHC” and “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Covenants and Agreements — Joint Covenants of DHC and BEN.”

Conditions to Closing

The obligations of BEN, DHC and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of certain conditions, including: (i) no governmental authority shall have enacted, issued, promulgated, enforced or entered any law or governmental order which is then in effect and has the effect of making the transactions contemplated by the Business Combination, including the Merger, illegal or otherwise enjoining or prohibiting consummation of the transactions, including the Merger; (ii) all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) shall have been completed and, if applicable, the waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated under the HSR Act shall have expired or been terminated; (iii) the required BEN stockholder approval shall have been obtained; (iv) the registration statement on Form S-4 of which this proxy statement/prospectus forms a part shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the registration statement on Form S-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending; (v) the Condition Precedent Proposals will have been approved and adopted by the requisite affirmative vote of the shareholders of DHC in accordance with this proxy statement/prospectus, the Cayman Islands Companies Act, the existing governing documents of DHC and the rules and regulations of Nasdaq; (vi) all consents, approvals and authorizations set forth on the disclosure schedule to the Business Combination Agreement will have been obtained from and made with all applicable governmental authorities; (vii) DHC will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing; (viii) the Domestication will have been completed; and (ix) each of the Reseller Agreement and the Subscription Agreement will be in full force and effect and will not have been revoked, rescinded or otherwise repudiated by the respective signatories thereto, and the transactions contemplated thereunder will have been consummated.

For additional information regarding the conditions to competition of the Business Combination Agreement, including certain conditions and obligations of each of BEN and BEN, see the section in this proxy statement/prospectus titled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Conditions to the Closing of the Business Combination.”

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Business Combination by the stockholders of BEN or shareholders of DHC, as follows: (i) by mutual written consent of DHC and BEN; (ii) by either DHC or BEN if the Effective Time has not occurred prior to December 4, 2023 (the “Outside Date”), subject to certain automatic extensions and exceptions; (iii) by either DHC or BEN if any governmental order has become final and non-appealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination; (iv) by either DHC or BEN if any of the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposal or any other proposals the parties deem necessary to effectuate the Merger fail to receive the requisite vote for approval at this Meeting; (v) by DHC, in the event that the stockholders of BEN necessary to obtain the requisite BEN stockholder approval for the Business Combination fails to deliver a written consent providing such approval to BEN within two (2) business days of the Registration Statement becoming effective; (vi) by DHC in the event of a breach of any representation, warranty, covenant or agreement on the part of BEN set forth in the Business Combination Agreement, subject to certain exceptions and cure rights; (vii) by BEN upon a breach of any representation, warranty, covenant or agreement on the part of DHC or Merger Sub set forth in the Business Combination Agreement, subject to certain exceptions and cure rights. In the event the Business Combination Agreement is terminated pursuant to the foregoing, the Business Combination Agreement will become void and have no effect, and there will be no liability under the Business Combination Agreement on the part of any party thereto or any of its affiliates, directors, officers, employees or stockholders.

For additional information regarding the parties’ right to terminate the Business Combination Agreement, see the section in this proxy statement/prospectus titled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Termination.”

Certain Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. For additional information see the section titled, “Proposal 1 — The Business Combination Proposal — Certain Related Agreements.”

A&R Registration Rights Agreement

At the closing of the Business Combination, the Company, the Sponsor, the executive officers and directors of DHC, certain existing equity holders of BEN and AFG will enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) pursuant to which, among other things, the parties thereto will be granted customary registration rights with respect to shares of New BEN Common Stock.

Voting Securities

As of the Record Date, there were    DHC Ordinary Shares issued and outstanding. Only DHC shareholders who hold DHC Ordinary Shares of record as of the close of business on    , 2023 are entitled to vote at the Meeting or any adjournment or postponement thereof. Approval of the Business Combination Proposal, the Governance Proposals, the Stock Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal will each require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Approval of the Directors Proposal will require an ordinary resolution of the holders of the DHC Class B Shares under Cayman Islands law, being the affirmative vote of the holders of a majority of the DHC Class B Shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Approval of the Domestication Proposal and the Organizational Document Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Meeting.

Attending the Meeting either in person by virtual attendance or by submitting your proxy and abstaining from voting will have the same effect as voting against all the Proposals and, assuming a quorum is present, broker non-votes will have no effect on the Proposals, other than the Organizational Documents Proposal, for which it will have the same effect as voting against the Proposal.

With respect to the Business Combination, pursuant to the Letter Agreement and the Support Agreement, the Initial Shareholders holding an aggregate of 7,736,268 DHC Class B Shares (or     % of the outstanding DHC Ordinary Shares) have agreed to vote their respective DHC Class B Shares in favor of each of the Proposals. As a result, no DHC Class A Shares held by the public shareholders will need to be present in person by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the votes cast at a meeting at which a quorum is present, assuming only the minimum number of DHC Class A Shares to constitute a quorum is present, no DHC Class A Shares held by the public shareholders must vote in favor of the Business Combination Proposal for it to be approved.

Proposals to be Submitted at the Shareholder Meeting

The following is a summary of the proposals to be presented to shareholders of DHC at the Meeting and certain transactions contemplated by the Business Combination Agreement. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the Meeting. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

The Business Combination Proposal

DHC is asking its shareholders to approve by ordinary resolution the Business Combination Agreement, pursuant to which, among other things, on the date of the Closing, following the consummation of the Domestication and the Merger, BEN shall become a direct wholly owned subsidiary of DHC. In addition, in connection with the consummation of the Business Combination, DHC will be renamed “Brand Engagement Network Inc.”

For more information about the transactions contemplated by the Business Combination Agreement, we encourage shareholders to carefully consider the information set forth below under “Proposal 1 — The Business Combination Proposal” and the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus.

The Domestication Proposal

DHC is asking its shareholders to approve by special resolution the Domestication Proposal. The consummation of the Domestication is a condition to the closing of the Business Combination pursuant to the terms of the Business Combination Agreement. The Domestication Proposal, if approved, will authorize a change of DHC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. Accordingly, while DHC is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, New BEN will be governed by the DGCL. For more information, see the section titled “Proposal 2 — The Domestication Proposal.”

The Organizational Documents Proposal

DHC is asking its shareholders to approve by special resolution the Organizational Documents Proposal in connection with the replacement of the Current Charter, under the Companies Act, with the Proposed Charter and the Bylaws, under the DGCL. The DHC Board has approved the Organizational Documents Proposal and believes such proposal is necessary to adequately address the needs of New BEN after the Business Combination. Approval of the Organizational Documents Proposal is a condition to the consummation of the Business Combination. For more information, see the section titled “Proposal 3 — The Organizational Documents Proposal.”

The Governance Proposals

DHC’s shareholders are also being asked to consider and vote upon by ordinary resolutions, on a non-binding advisory basis, certain material differences between DHC’s Current Charter and the Proposed Charter and Bylaws, presented separately in accordance with the United States Securities and Exchange Commission requirements. For more information, see the section titled “Proposal 4 — The Governance Proposal.”

The Directors Proposal

DHC is asking the holders of DHC Class B Shares to approve by ordinary resolution the Director Election Proposal to elect the members of the board of directors of New BEN to serve immediately following the Closing. In accordance with the Current Charter and the current bylaws of DHC, only the holders of the DHC Class B Shares are entitled to vote on the Director Election Proposal. For more information, see the section titled “Proposal 5 — The Directors Proposal.”

The Stock Plan Proposal

DHC’s shareholders are also being asked to approve by ordinary resolution the Stock Plan Proposal. For additional information, see “Proposal 6 — Stock Plan Proposal.”

The Nasdaq Proposal

DHC is asking its shareholders to vote upon a proposal by ordinary resolution under Cayman Islands law to approve for purposes of complying with the applicable provisions of the Nasdaq Listing Rule 5635(d), the issuance of shares of New BEN Common Stock in connection with the AFG Agreements, to the extent such issuance or issuances would require a stockholder vote under Nasdaq Listing Rule 5635(d). For additional information, see “Proposal 7 — The Nasdaq Proposal.”

The Adjournment Proposal

DHC is asking its shareholders to approve by ordinary resolution the Adjournment Proposal to adjourn the Shareholder Meeting to a later date or dates, if necessary, (i) to permit further solicitation and votes of proxies if, based upon the tabulated DHC Ordinary Shares voted at the time of the Shareholder Meeting, there are insufficient votes for, or otherwise in connection with, the approval of any of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Governance Proposals, the Stock Plan Proposal, the Director Election Proposal, or the Nasdaq Proposal or (ii) where the DHC Board has determined it is otherwise necessary. For the avoidance of doubt, if put forth at the Shareholder Meeting, the Adjournment Proposal will be the first and only proposal voted on and none of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Governance Proposals, the Stock Plan Proposal, the Directors Proposal or the Nasdaq Proposal will be submitted to the DHC shareholders for a vote.

For more information about the Adjournment Proposal, we encourage shareholders to carefully consider the information set out under “Proposal 8 — The Adjournment Proposal.”

Appraisal Rights and Dissenters’ Rights

Neither DHC shareholders nor DHC warrant holders have appraisal or dissenters’ rights in connection with the Business Combination or the Domestication under Cayman Islands Law or under the DGCL.

Redemption Rights

Pursuant to DHC’s Current Charter, holders of DHC Class A Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding DHC Class A Shares. As of    , 2023, this would have amounted to approximately $  per share.

You will be entitled to receive cash for any DHC Class A Shares to be redeemed only if you:

•	hold DHC Class A Shares, or

•	hold DHC Class A Shares through Units and you elect to separate your Units into the underlying DHC Class A Shares prior to exercising your redemption rights with respect to the DHC Class A Shares; and

•

prior to    , Eastern Time, on    , 2023, (a) submit a written request to Continental that DHC redeem your DHC Class A Shares for cash and (b) deliver your DHC Class A Shares (and/or share certificates (if any) and other redemption forms) to Continental, physically or electronically through DTC.

Holders of outstanding Units must separate the underlying DHC Class A Shares prior to exercising redemption rights with respect to the DHC Class A Shares. If the Units are registered in a holder’s own name, the holder must deliver the certificate for its Units to Continental, with written instructions to separate the Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the DHC Class A Shares from the Units.

If a holder exercises his/her redemption rights, then such holder will be exchanging his/her DHC Class A Shares for cash and will no longer own shares of New BEN. Such a holder will be entitled to receive cash for its DHC Class A Shares only if it properly demands redemption and delivers its DHC Class A Shares (and/or share certificates (if any) and other redemption forms) (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your DHC Class A Shares for cash.

Ownership of the Post-Business Combination Company After the Closing

It is anticipated that upon completion of the Business Combination, DHC’s public shareholders will retain an ownership interest of approximately  % in New BEN, the Sponsor, officers, directors and other holders of DHC Class B Shares will retain an ownership interest of approximately  % of New BEN and the BEN stockholders will own approximately  % of New BEN.

The following summarizes the pro forma ownership of New BEN Common Stock, including DHC Ordinary Shares underlying Units, of DHC following the Business Combination under each of the no redemption, fifty percent (50%) redemption and maximum redemption scenarios, assuming, in each case, that no BEN Options are exercised and that only the 5,375,000 BEN Options vested at September 30, 2023 are vested on the closing date:

Share Ownership in New BEN Common Stock
	No Redemptions			50% Redemptions(1)			Maximum Redemptions(2)
Equity Capitalization Summary	Number of Shares	% Ownership		Number of Shares	% Ownership		Number of Shares	% Ownership
BEN Equity Holders			%			%			%
DHC Public Shareholders			%			%			%
Sponsor and certain affiliates			%			%			%

Total New BEN Common Stock		100.0%			100%			100.0%

(1)	Assumes redemptions of DHC Ordinary Shares for aggregate redemption payments of $ million using a per-share redemption price of approximately $ .
(2)	Assumes redemptions of DHC Ordinary Shares for aggregate redemption payments of $ million using a per-share redemption price of approximately $ .
(3)	Includes shares of New BEN Common Stock to be issued at the Closing in exchange for the AFG Shares and shares of BEN Common Stock to be issued pursuant to the Warrant Settlement.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Board in favor of adoption of the Business Combination Proposal and other Proposals, you should keep in mind that DHC’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including:

•

If an initial business combination, such as the Business Combination, is not completed, DHC will be required to dissolve and liquidate. In such event, the 7,736,268 DHC Class B Shares currently held by the Initial Shareholders, which were acquired prior to the IPO will be worthless, because such holders have agreed to waive their rights to any liquidation distributions. The DHC Class B Shares were purchased for an aggregate purchase price of $25,000.

•

If an initial business combination, such as the Business Combination, is not completed, an aggregate of 6,126,010 Private Placement Warrants purchased by our Sponsor for a total purchase price of $9,189,015, will be worthless. The Private Placement Warrants had an aggregate market value of approximately $  based on the closing price of Private Placement Warrants on the Nasdaq Capital Market as of    , 2023.

•

The exercise of DHC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our shareholders’ best interest.

•	If the Business Combination is completed, BEN will designate all members of New BEN’s Board, except for .

See “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information.

Anticipated Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of DHC as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New BEN immediately following the Domestication will be the same as those of DHC immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America, or GAAP. Under this method of accounting, while DHC is the legal acquirer, DHC is treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of BEN issuing stock for the net assets of DHC, accompanied by a recapitalization. The net assets of DHC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of BEN.

Summary of Material U.S. Federal Income Tax Considerations

For a discussion summarizing the material U.S. federal income tax consequences of the Domestication and exercise of redemption rights, please see “Material U.S. Federal Income Tax Considerations.”

Opinion of the DHC Financial Advisor

Houlihan Capital LLC rendered its opinion to the DHC Board that, as of September 7, 2023, and based upon and subject to the various assumptions and limitations set forth in its final written opinion, the consideration to be issued or paid in the Business Combination was fair, from a financial point of view, to the shareholders of DHC other than the Sponsor.

The full text of the written opinion of Houlihan Capital, dated September 7, 2023, which sets forth assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex J. Houlihan Capital provided advisory services and its opinion for the information and assistance of the DHC Board in connection with its consideration of the Business Combination. DHC’s shareholders are urged to read the opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, and limitations of the review undertaken by Houlihan Capital in connection with the opinion, as well as other qualifications contained in the opinion. The Houlihan Capital opinion is not a recommendation as to how any holder of DHC Ordinary Shares should vote with respect to the Business Combination or any other matter.

Recommendations of the Board and Reasons for the Business Combination

After careful consideration of the terms and conditions of the Business Combination Agreement, the Board has determined that the Business Combination and the transactions contemplated thereby are in the best interests of, DHC. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the Board reviewed various industry and financial data and the evaluation of materials provided by BEN. The Board recommends that DHC shareholders vote:

FOR the Business Combination Proposal;

FOR the Domestication Proposal;

FOR the Organizational Documents Proposal;

FOR the Governance Proposals;

FOR the Directors Proposal;

FOR the Stock Plan Proposal;

FOR the Nasdaq Proposal; and

FOR the Adjournment Proposal.

Summary Risk Factors

In evaluating the Business Combination and the Proposals to be considered and voted on at the Meeting, you should carefully review and consider the risk factors set forth under the section titled “Risk Factors” beginning on page 32 of this proxy statement/prospectus. Some of these risks related to are summarized below. References in the summary below to “BEN” generally refer to BEN in the present tense or “New BEN” from and after the Business Combination.

The following summarizes certain principal factors that make an investment in New BEN speculative or risky, all of which are more fully described in the “Risk Factors” section below. This summary should be read in conjunction with the “Risk Factors” section and should not be relied upon as an exhaustive summary of the material risks facing DHC’s, BEN’s and/or New BEN’s business.

•	BEN has a limited operating history, which makes it difficult to evaluate its prospects and future results of operations.

•	BEN has a history of losses and may not be able to achieve profitability on a consistent basis or at all.

•	BEN expects to be dependent on a limited number of customers and end markets.

•	BEN’s addressable market opportunity for its current and future products may be much smaller than it estimates.

•	BEN may need additional capital, and it cannot be certain that additional financing will be available on favorable terms, or at all.

•	BEN’s sales cycles can be long and unpredictable, particularly with respect to large subscriptions, and its sales efforts require considerable time and expense.

•	BEN’s business depends on customers purchasing additional subscriptions and products from BEN and renewing their subscriptions.

•	BEN’s revenue growth depends in part on the success of its strategic relationships with third parties, including channel partners.

•	BEN faces intense and growing competition for its products and services, and it may lack sufficient financial or other resources to maintain or improve its competitive positions.

•	BEN may not be able to effectively develop and expand its sales, marketing and customer support capabilities.

•	BEN may generate a significant portion of its revenues primarily from a few major customers.

•	If BEN is not able to grow, maintain and enhance its brand and reputation, BEN’s relationships with its customers, partners, investors and employees may be harmed.

•	Changes in BEN’s subscription or pricing models could adversely affect its operating results.

•	BEN may offer discounts on its pricing models to drive awareness of its products and encourage usage and adoption.

•	The benefits of BEN’s products to customers and projected return on investment have not been substantiated through long-term trials or use.

•

The loss of one or more key members of BEN’s management team or personnel, or BEN’s failure to attract, integrate and retain additional personnel in the future, could harm its business and negatively affect its ability to successfully grow its business.

•

BEN may acquire or invest in companies and technologies, which may divert BEN’s management’s attention, and result in additional dilution to BEN stockholders. BEN may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions or investments.

•

Information technology spending, sales cycles, and other factors affecting the demand for BEN’s offerings and its results of operations may be negatively impacted by current macroeconomic conditions, including declining rates of economic growth, supply chain disruptions, inflationary pressures and increased interest rates.

•	BEN’s operations could be affected by the rapidly evolving, complex laws, rules and regulations to which its business will become subject.

•	AI is a nascent and rapidly changing technology. The slowing or stopping of the development or acceptance of AI technologies may adversely affect BEN’s business.

•	BEN faces growing competition for its products and services, and may lack sufficient financial or other resources to maintain or improve its competitive positions.

•	BEN relies upon third-party providers of cloud-based infrastructure to host its products.

•	Social and ethical issues relating to the use of new and evolving technologies, such as AI, in our offerings may result in reputational harm and liability.

•

The Sponsor, and members, directors and executive officers of the Company and any counterparty and their respective affiliates and associates have interests in and arising from the Business Combination that are different from, or in addition to, (and which may conflict with) the interests of the Company’s equity or debt holders, which could result in a real or perceived conflict of interest.

•

Failure to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of New BEN to grow and manage growth profitably, maintain relationships with members and suppliers and retain its management and key employees.

•	The market price of New BEN’s Common Stock is likely to be highly volatile, and you may lose some or all of your investment.

•

There can be no guarantees as to whether an active, liquid and orderly trading market will develop for New BEN’s Common Stock or what the market price of its New BEN Common Stock will be and, as a result, it may be difficult to sell New BEN Common Stock of New BEN.

RISK FACTORS

You should consider carefully the following risk factors, as well as the other information set forth in this proxy statement/prospectus, before making a decision on the Business Combination. Risks related to BEN, including risks related to BEN’s business, financial position and capital requirements, development, regulatory approval and commercialization, dependence on third parties, intellectual property and taxation, will continue to be applicable to New BEN after the closing of the Business Combination. References within this section to “we,” “us,” “our” or “our company” refer to BEN.

Risks Related our Business and Industry

We have a limited operating history, which makes it difficult to evaluate our prospects and future results of operations.

As a result of our limited operating history and evolving business, our ability to forecast our future results of operations is limited and subject to several uncertainties, including our ability to plan for and model future growth. Any historical revenue growth should not be considered indicative of our future performance. Further, in future periods, our revenue growth could slow or our revenue could decline for a number of reasons, including slowing demand for our products, increasing competition, changes to technology, a decrease in the growth of our overall market, or our failure, for any reason, to continue to take advantage of growth opportunities. We have encountered and will encounter risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as the risks and uncertainties described herein. If our assumptions regarding these risks and uncertainties, which we use to plan our business, are incorrect or change, or if we do not address these risks successfully, our business could be adversely affected.

We have a history of losses and may not be able to achieve profitability on a consistent basis or at all.

We have incurred losses in each year since our incorporation. We incurred a net loss of approximately $0.8 million and $0.7 million in the years ended December 31, 2021 and 2022, respectively. As a result, we had an accumulated deficit of $1.6 million as of December 31, 2022. We anticipate that our operating expenses will increase substantially in the foreseeable future as we continue to enhance our offerings, broaden our customer base, expand our sales and marketing activities, expand our operations, hire additional employees, and continue to develop our technology. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently, or at all, to offset these higher expenses. Revenue growth may slow or revenue may decline for a number of possible reasons, including slowing demand for our offerings or increasing competition. Any failure to increase our revenue as we grow our business could prevent us from achieving profitability or positive cash flow at all or on a consistent basis, which would cause our business, financial condition, and results of operations to suffer and the price of New BEN Common Stock to decline.

We expect to be dependent on a limited number of customers and end markets. A decline in revenue from, or the loss of, any significant customer, could have a material adverse effect on our financial condition and operating results.

We have a limited number of customers in our initial pilot programs, and we expect to depend upon a small number of customers in the immediate future for a substantial portion of future revenues. Accordingly, a decline in revenue from, or the loss of, any significant customer could have a material adverse effect on our financial condition and operating results. We cannot assure that (i) subscriptions that may be completed, delayed, cancelled or reduced will be replaced with new business, (ii) the pilot customers will ultimately utilize our products and services, or (iii) the pilot customers will enter into additional contracts with us on acceptable terms or at all.

The total addressable market opportunity for our current and future products may be much smaller than we estimate.

Our estimates of the total addressable market for conversational AI are based on internal and third-party estimates as well as a number of significant assumptions. Market opportunity estimates and growth forecasts included in this report are subject to significant uncertainty and are based on assumptions and estimates. These estimates, which have been derived from a variety of sources, including market research and our own internal estimates, may prove to be incorrect. If any of our estimates prove to be inaccurate, the market opportunity for platform and products could be significantly less than we estimate. If this turns out to be the case, our potential for growth may be limited and our business and future prospects may be materially adversely affected.

We may need additional capital, and we cannot be certain that additional financing will be available on favorable terms, or at all.

Historically, we have funded our operations and capital expenditures primarily through equity and convertible note issuances. We believe that our existing cash and cash equivalents will be insufficient to meet our anticipated cash requirements for at least the next 12 months, and as a result, we will require additional financing. We evaluate financing opportunities from time to time, and our ability to obtain financing will depend, among other things, on our development efforts, business plans, operating performance, and condition of the capital markets at the time we seek financing. Future sales and issuances of our capital stock or rights to purchase our capital stock could result in substantial dilution to our existing stockholders. We may sell New BEN Common Stock, convertible securities, and other equity securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, investors may be materially diluted. New investors in such subsequent transactions could gain rights, preferences, and privileges senior to those of holders of New BEN Common Stock. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth, development efforts and to respond to business challenges could be significantly impaired, and our business, operating results and financial condition may be adversely affected.

Our results of operations and key financial and operational metrics are likely to fluctuate significantly on a quarterly basis in future periods and may not fully reflect the underlying performance of our business, which makes our future results difficult to predict and could cause our results of operations to fall below expectations.

Our quarterly results of operations, including cash flows, are likely to fluctuate significantly in the future. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Our quarterly results, financial position, and operations are likely to fluctuate as a result of a variety of factors, many of which are outside of our control, and as a result, may not fully reflect the underlying performance of our business. Fluctuation in quarterly results may negatively impact the value of New BEN Common Stock.

The timing of our sales cycles is unpredictable and is impacted by factors such as budgeting and appropriation cycles, varying commercial fiscal years and changing economic conditions. This can impact our ability to plan and manage margins and cash flows. Our sales cycles may be long, and it may be difficult to predict exactly when, or if, we will make a sale with a potential customer or how quickly we can move them from the “land” phase into the “expand” phase. As a result, large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. The loss or delay of one or more large sales transactions in a quarter would impact our results of operations and cash flow for that quarter and any future quarters in which revenue from that transaction is lost or delayed. In addition, downturns in new sales may not be immediately reflected in our revenue because we generally recognize revenue over the term of our subscription agreements. The timing of customer billing and payment may vary from contract to contract, including any subscription prepayments. A delay in the timing of receipt of any revenues owed to us or a default in payments on large contracts may negatively impact our liquidity for the period and in the future.

Other factors that may cause fluctuations in our quarterly results of operations and financial position include, without limitation, those listed below:

•	the success of our sales and marketing efforts;

•	our ability to increase our margins;

•	the timing of expenses and revenue recognition;

•	the timing and amount of payments received from our customers;

•	termination of one or more large contracts by customers or channel providers;

•	the time- and cost-intensive nature of our sales efforts and the length and variability of sales cycles;

•	the amount and timing of operating expenses related to the maintenance and expansion of our business and operations;

•	the timing and effectiveness of new sales and marketing initiatives;

•	changes in our pricing policies or those of our competitors;

•	the timing and success of new products, features, and functionality introduced by us or our competitors;

•	cyberattacks and other actual or perceived data or security breaches;

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our ability to hire and retain employees, in particular, those responsible for the development, operations and maintenance, and selling or marketing of our software; and our ability to develop and retain talented sales personnel who are able to achieve desired productivity levels in a reasonable period of time and provide sales leadership in areas in which we are expanding our sales and marketing efforts;

•	changes in the competitive dynamics of our industry;

•	the cost of and potential outcomes of future claims or litigation, which could have a material adverse effect on our business;

•	indemnification payments to our customers or other third parties;

•	ability to scale our business with increasing demands;

•	the timing of expenses related to any future acquisitions; and

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general economic, regulatory, and market conditions, including the impact of public health crises such as the COVID-19 pandemic and international affairs such as the conflict between Russia and Ukraine and in the Middle East which may cause financial market volatility.

Our sales cycles may be long and unpredictable, particularly with respect to large subscriptions, and our sales efforts require considerable time and expense.

Our results of operations may fluctuate, in part, because of the intensive nature of our sales efforts and the length and unpredictability of our sales cycle. Our results of operations depend on sales to enterprise customers, which make product purchasing decisions based in part or entirely on factors, or perceived factors, not directly related to the features of the software, including, among others, such customer’s projections of business growth, uncertainty about economic conditions (including as a result of public health crises such as the COVID-19 pandemic and international affairs such as the conflict between Russia and Ukraine and in the Middle East), capital budgets, anticipated cost savings from the implementation of our software, potential preference for such customer’s internally developed software solutions, perceptions about our business and software, more favorable terms offered by potential competitors, and previous technology investments. In addition, certain decision makers and other stakeholders within our potential customers tend to have vested interests in the continued use of internally developed or existing software, which may make it more difficult for us to sell our software and services. As a result of these and other factors, our sales efforts typically require an extensive effort throughout a customer’s organization, a significant investment of human resources, expense and time, including by our senior management, and there can be no assurances that we will be successful in making a sale to a potential customer. If our sales efforts to a potential customer do not result in sufficient revenue to justify our investments, our business, financial condition, and results of operations could be adversely affected.

As part of our sales efforts, we will invest considerable time and expense evaluating the specific organizational needs of our potential customers and educating these potential customers about the technical capabilities and value of our products and services. In the “land” phase of our business model, we may deploy prototype capabilities to potential customers at minimal cost initially to them for evaluation purposes, and there is no guarantee that we will be able to convert these engagements into long-term sales arrangements. In addition, we currently have a limited direct sales force, and our sales efforts have historically depended on the significant involvement of our senior management team. The length of our sales cycle, from initial demonstration to sale of our products and services, tends to be long and varies substantially from customer to customer. Because decisions to purchase our software involve significant financial commitments, potential customers generally evaluate our software at multiple levels within their organization, each of which often have specific requirements, and typically involve their senior management.

Our business depends on customers purchasing additional subscriptions and products from us and renewing their subscriptions. If customers do not renew or expand their subscriptions with us, our revenue may decline and our business, financial condition and results of operations may be harmed.

Our future success depends in part on our ability to sell additional subscriptions and products to customers who sign initial agreements with us, and those customers renewing their subscriptions when the contract term expires. We expect the terms of our subscription agreements will primarily be one to three years. Our customers have no obligation to renew their subscriptions for our products after the expiration of their subscription period. In order for us to maintain or improve our results of operations, it is important that our customers renew or expand their subscriptions with us. Our retention rate of customers may decline or fluctuate as a result of a number of factors, including business strength or weakness of our customers, customer usage, customer satisfaction with our products and platform capabilities and customer support, our prices, the capabilities and prices of competing products, consolidation of affiliates’ multiple paid business accounts into a single paid business account, the effects of global economic conditions, or reductions in our customers’ spending on AI, customer service and IT solutions or their spending levels generally. These factors may also be exacerbated if, consistent with our growth strategy, our customer base continues to grow to encompass larger enterprises, which may also require more sophisticated and costly sales efforts. These factors may also be exacerbated by unfavorable conditions in the economy. If our customers do not purchase additional subscriptions and products from us or our customers fail to renew their subscriptions, our revenue may decline and our business, financial condition and results of operations may be harmed.

Our revenue growth depends in part on the success of our strategic relationships with third parties, including channel partners, and if we are unable to establish and maintain successful relationships with them, our business, operating results, and financial condition could be adversely affected.

We rely, in part, on channel providers as a way to grow our business and customer bases. We anticipate that we will continue to establish and maintain relationships with third parties, such as channel partners, resellers, OEMs, system integrators, independent software and hardware vendors, and platform and cloud service providers. For example, in August 2023, we entered into a reseller agreement with AFG whereby AFG operates as the exclusive channel partner and reseller of certain of our projects in the motor vehicle marketing and manufacturing industry for a term of five years.

We plan to continue to establish and maintain similar strategic relationships in certain industry verticals and otherwise, and we expect our channel partners to become an increasingly important aspect of our business. However, these strategic relationships could limit our ability in the future to compete in certain industry verticals and, depending on the success of our third-party partners and the industries that those partners operate in generally, may negatively impact our business because of the nature of strategic alliances, exclusivity provisions, or otherwise. We work closely with select vendors to design solutions to specifically address the needs of certain industry verticals or use cases within those verticals. As our agreements with strategic partners terminate or expire, we may be unable to renew or replace these agreements on comparable terms, or at all.

Moreover, we cannot guarantee that the partners with whom we have, or with whom we will form, strategic relationships will devote the resources necessary to expand our reach and increase our distribution. In addition, customer satisfaction with services and other support from our strategic partners may be less than anticipated, negatively impacting anticipated revenue growth and results of operations. We cannot assure you that our strategic partners will continue to cooperate with us. In addition, actions taken or omitted to be taken by such parties may adversely affect us. Moreover, we will rely on our channel partners to operate in accordance with the terms of their contractual agreements with us. For example, our agreement with AFG limits the terms and conditions pursuant to which they are authorized to resell or distribute our products. If we are unsuccessful in establishing or maintaining our relationships with third parties, or if our strategic partners do not comply with their contractual obligations to us, our business, operating results, and financial condition may be adversely affected. Even if we are successful in establishing and maintaining these relationships with third parties, we cannot assure you that these relationships will result in increased customer usage of our products or increased revenue to us.

Our ability to sell our software and services to customers is dependent on the quality of our offerings, and our failure to maintain the quality of our offerings could have a material adverse effect on our sales and results of operations.

Our customers will require our support to resolve any issues relating to our products. Our ability to provide effective services will depend on our ability to attract, train, and retain qualified personnel with experience in supporting customers on software such as ours. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for our products. Additionally, due to the rapidly-evolving nature of our products and industry, it may be difficult to hire qualified personnel with relevant experience. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect our business and results of operations. If we are unable to provide efficient deployment and support services at scale, our ability to grow our operations may be harmed, and we may need to hire additional services personnel, which could negatively impact our business, financial condition, and results of operations.

Downturns or upturns in our sales may not be immediately reflected in our financial position and results of operations.

Because we largely will recognize the majority of our revenue ratably over the term of the subscription agreement (unless otherwise prepaid), any decreases in new subscriptions or renewals in any one period may not be immediately reflected as a decrease in revenue for that period but could negatively affect our revenue in future quarters. This also makes it difficult for us to rapidly increase our revenue through the sale of additional subscriptions in any period, as revenue is recognized over the term of the subscription agreement. In addition, fluctuations in monthly subscriptions based on usage could affect our revenue on a period-over-period basis. If our quarterly results of operations fall below the expectations of investors and securities analysts who follow our stock, the price of New BEN Common Stock would decline substantially.

We face intense and growing competition for our products and services, and we may lack sufficient financial or other resources to maintain or improve our competitive positions.

The market for our products is intensely competitive and characterized by rapid changes in technology, customer requirements, industry standards, and frequent new platform and application introductions and improvements. We anticipate continued competitive challenges from current competitors who address different aspects of our offerings, and in many cases, many of these competitors are more established and enjoy greater resources than we do. We also expect competitive challenges from new entrants into the industry or existing large companies seeking to grow their current offerings. If we are unable to anticipate or effectively react to these competitive challenges, our competitive position could weaken, and we could experience a decline in our growth rate and revenue that could adversely affect our business and results of operations.

Our main sources of current and potential competition fall into several categories:

•	AI companies focused on solutions in the conversational interface, language understanding and processing;

•	organizations offering products within our current target verticals; and

•	legacy providers, including large technology providers seeking to add or scale AI capabilities.

We caution that many of our competitors may possess advantages such as higher brand visibility, lengthier operational track records, more developed and broader customer bases, larger sales and marketing budgets and teams, superior technological capabilities, a broader network of channel and distribution partners, broader geographical reach, concentrated expertise in specific vertical markets, reduced labor and research and development expenditures, more substantial and mature intellectual property portfolios, as well as significantly greater financial, technical, and overall resources for offering support, pursuing acquisitions, and innovating new products.

Potential customers may also prefer to purchase from their existing suppliers rather than a new supplier regardless of platform or application performance or features. As a result, even if the features of our products are superior, potential customers may not purchase our offerings. These larger competitors often have broader product lines and market focus or greater resources and may therefore not be as susceptible to economic downturns or other significant reductions in capital spending by customers. If we are unable to sufficiently differentiate our solutions from the integrated or bundled products of our competitors, such as by offering enhanced functionality, performance or value, we may see a decrease in demand for our offerings, which could adversely affect our business, operating results, and financial condition.

Moreover, new innovative start-up companies, and larger companies that are making significant investments in research and development, may introduce products that have greater performance or functionality, are easier to implement or use, or incorporate technological advances that we have not yet developed or implemented, or may invent similar or superior technologies that compete with ours. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their resources.

Some of our competitors have made or could make acquisitions of businesses that allow them to offer more competitive and comprehensive solutions. As a result of such acquisitions, our current or potential competitors may be able to accelerate the adoption of new technologies that better address customer needs, devote greater resources to bring these platforms and applications to market, initiate or withstand substantial price competition, or develop and expand their product and service offerings more quickly than we can. These competitive pressures in our market or our failure to compete effectively may result in fewer orders, reduced revenue and gross margins, and loss of market share. In addition, it is possible that industry consolidation may impact customers’ perceptions of the viability of smaller or even mid-size software firms and consequently customers’ willingness to purchase from such firms.

We may not compete successfully against our current or potential competitors. If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, financial condition, and results of operations could be adversely affected. In addition, companies competing with us may have an entirely different pricing or distribution model. Increased competition could result in fewer customer orders, price reductions, reduced operating margins, and loss of market share.

Further, we may be required to make substantial additional investments in research, development, marketing, and sales in order to respond to such competitive threats, and we cannot assure you that we will be able to compete successfully in the future.

We may not be able to effectively develop and expand our sales, marketing and customer support capabilities.

We plan to dedicate significant resources to sales and marketing initiatives, which require us to invest significant financial and other resources, including in markets in which we have limited or no experience. Our business and results of operations will be harmed if our sales and marketing efforts do not generate significant revenue increases or increases that are smaller than anticipated.

We may not achieve revenue growth from expanding our sales force if we are unable to hire, train, and retain talented and effective sales personnel. We will depend on our sales force to obtain new customers and to drive additional sales to existing customers. We believe that there is significant competition for sales personnel, including sales representatives, sales managers, and sales engineers, with the requisite skills and technical knowledge. Our ability to achieve significant revenue growth will depend, in large part, on our success in recruiting, training and retaining sufficient sales personnel to support our growth, and as we introduce new products, solutions, and marketing strategies, we may need to re-train existing sales personnel. For example, in the future, we may need to provide additional training and development to our sales personnel in relation to understanding and selling our products and expanding customer usage of our offerings over time. New hires also require extensive training which may take significant time before they achieve full productivity. New hires and planned hires may not become productive as quickly as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business or plan to do business. If we are unable to hire and train sufficient numbers of effective sales personnel to achieve desired productivity levels in a reasonable period of time or if such sales personnel are not successful in obtaining new customers or increasing sales to our existing customer base, our growth and results of operations could be negatively impacted, and our business could be harmed.

We may generate a significant portion of our revenues primarily from a few major customers, and loss of business from such customers could reduce our revenues and significantly harm our business.

It is likely that we will, at least initially, generate a significant portion of our revenues primarily from a few major customers, and loss of business from any such customers could reduce our revenues and significantly harm our business. One or a few customers may represent a substantial portion of our total revenues in any one year or over a period of several years.

Our ability to maintain close relationships with major customers will be essential to the growth and profitability of our business. However, the volume of work performed for a specific customer is likely to vary from year to year, in particular since we expect we will not have exclusive or long-term arrangements with our customers. A major customer in one year may not provide the same level of revenues for us in any subsequent year. The services we provide to our customers, and the revenues and income from those services, may decline or vary as the type and quantity of services we provide changes over time. In addition, our reliance on any individual customer for a significant portion of our revenues may give that customer a certain degree of pricing leverage against us when negotiating contracts and terms of service and require us to accept prices with annual price reductions for longer term commitments. In addition, a number of factors other than our performance could cause the loss of or reduction in business or revenues from a customer, and these factors are not predictable. These factors may include organization restructuring, pricing pressure, changes to our technology strategy, switching to another services provider or returning work in-house. The loss of any future major customers could adversely affect our financial condition and results of operations.

If we are not able to grow, maintain and enhance our brand and reputation, our relationships with our customers, partners, investors and employees may be harmed, and our business and results of operations may be adversely affected.

We believe growing, maintaining, and enhancing our brand identity and reputation in the conversational AI, data management and analytics market is important to our relationships with, and to our ability to attract and retain customers, partners, investors, and employees. The successful promotion of our brand depends upon our ability to continue to offer high-quality platforms and develop and maintain strong relationships with our customers, the community and others, while successfully differentiating our offerings from those of our competitors. Problems with the reliability or security of our products and services could damage our reputation. We anticipate that as our market becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive. Brand promotion activities may not yield increased revenue, and even if they do, the increased revenue may not offset the expenses we incur in building and maintaining our brand and reputation. If we do not successfully grow, maintain and enhance our brand identity and reputation, we may fail to attract and retain employees, customers, investors or partners, grow our business or sustain pricing power, all of which could adversely impact our business, financial condition, results of operations and growth prospects.

We may not be able to successfully manage our growth, and if we are not able to grow efficiently, our business, financial condition and results of operations could be harmed.

As usage of our platform capabilities grow, we will need to devote additional resources to improving and maintaining our infrastructure and integrating with third-party applications. In addition, we will need to appropriately scale our internal business systems and our services organization, including customer support and professional services, to serve our growing customer base. Any failure of or delay in these efforts could result in impaired system performance and reduced customer satisfaction, resulting in decreased sales to new customers, lower dollar-based net retention rates or, the issuance of service credits or requested refunds, which would hurt our revenue growth and our reputation. Further, any failure in optimizing our spend on third-party cloud services as we scale could negatively impact our gross margins. Even if we are successful in our expansion efforts, they will be expensive and complex, and require the dedication of significant management time and attention. We could also face inefficiencies or service disruptions as a result of our efforts to scale our internal infrastructure. We cannot be sure that the expansion of and improvements to our internal infrastructure will be effectively implemented on a timely basis, if at all, and such failures could harm our business, financial condition and results of operations.

If we are unable to achieve and sustain a level of liquidity sufficient to support our operations and fulfill our obligations, our business, operating results and financial position could be adversely affected.

We actively monitor and manage our cash and cash equivalents so that sufficient liquidity is available to fund our operations and other corporate purposes. In the future, increased levels of liquidity may be required to adequately support our operations and initiatives and to mitigate the effects of business challenges or unforeseen circumstances. If we are unable to achieve and sustain such increased levels of liquidity, we may suffer adverse consequences including reduced investment in development of new products, difficulties in executing our business plan and fulfilling our obligations, and other operational challenges. Any of these developments could adversely affect our business, operating results and financial position.

Changes in our subscription or pricing models could adversely affect our operating results.

As the markets for our subscriptions grow, as new competitors introduce new products or services that compete with ours, we may be unable to attract new customers at the same price or based on the same pricing model as we have historically used. Regardless of pricing model used, large customers may demand higher price discounts than in the past. As a result, we may be required to reduce our prices, offer shorter contract durations or offer alternative pricing models, which could adversely affect our revenue, gross margin, profitability, financial position, and cash flow.

We have limited experience with respect to determining the optimal prices for subscriptions for our products. Our competitors may introduce new products that compete with ours or reduce their prices, or we may be unable to attract new customers or retain existing customers based on our historical subscription and pricing models. Given our limited operating history and limited experience with our historical subscription and pricing models, we may not be able to accurately predict customer renewal or retention rates. As a result, we may be required or choose to reduce our prices or change our pricing model, which could harm our business, results of operations, and financial condition.

We may offer discounts on our pricing models to drive awareness of our products and encourage usage and adoption. If these marketing strategies fail to lead to customers entering into long-term contracts with company-favorable pricing terms, our ability to grow our revenue will be adversely affected.

To encourage awareness, usage, familiarity and adoption of our platform and products, we may offer discounts on our pricing models. These strategies may not be successful entering into long-term contracts with company-favorable pricing terms. To the extent that users do not become, or we are unable to successfully attract paying customers, we will not realize the intended benefits of these marketing strategies and our ability to grow our revenue will be adversely affected.

The benefits of our products to customers and projected return on investment have not been substantiated through long-term trials or use.

The benefits to customers and projected return on investment of our products have not been substantiated through long-term trials or use. We currently have a limited frame of reference by which to evaluate the performance of the products upon which our business prospects depend, and these products may not provide the expected benefits to customers. Our products may not perform consistent with customers’ expectations or consistent with other products which may be or may become available. Any failure of our products to perform as expected could harm our reputation and result in adverse publicity, lost revenue, subscription cancellation, harm to our brand, delivery delays, and other expenses and could have a material adverse impact on our business, prospects, financial condition and operating results.

The loss of one or more key members of our management team or personnel, or our failure to attract, integrate and retain additional personnel in the future, could harm our business and negatively affect our ability to successfully grow our business.

We are highly dependent upon the continued service and performance of the key members of our management team and other personnel. The loss of any of these individuals, could disrupt our operations and significantly delay or prevent the achievement of our business objectives. We believe that our future success will also depend in part on our continued ability to identify, hire, train and motivate qualified personnel. High demand exists for senior management and other key personnel (including technical, engineering, product, finance and sales personnel) in the AI industry. A possible shortage of qualified individuals in the regions where we operate might require us to pay increased compensation to attract and retain key employees, thereby increasing our costs. In addition, we face intense competition for qualified individuals from numerous companies, many of whom have substantially greater financial and other resources and name recognition than us. We may be unable to attract and retain suitably qualified individuals who are capable of meeting our growing operational, managerial and other requirements, or we may be required to pay increased compensation in order to do so. Our failure to attract, hire, integrate and retain qualified personnel could impair our ability to achieve our business objectives.

We may acquire or invest in companies and technologies, which may divert our management’s attention, and result in additional dilution to our stockholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions or investments.

As part of our business strategy, we expect to evaluate and consider potential strategic transactions, including acquisitions of, or investments in, businesses, technologies, services, products and other assets. We also may enter into relationships with other businesses to expand our products or our ability to provide services. An acquisition, investment or business relationship may result in unforeseen risks, operating difficulties and expenditures, including the following:

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an acquisition may negatively affect our financial results because it may require us to incur charges or assume substantial debt or other liabilities, may cause adverse tax consequences or unfavorable accounting treatment, may expose us to claims and disputes by third parties, including intellectual property claims and disputes, or may not generate sufficient financial return to offset additional costs and expenses related to the acquisition;

•	costs and potential difficulties associated with the requirement to test and assimilate the internal control processes of the acquired business;

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we may encounter difficulties or unforeseen expenditures assimilating or integrating the businesses, technologies, infrastructure, products, personnel or operations of the acquired companies, particularly if the key personnel of the acquired company choose not to work for us or if we are unable to retain key personnel, if their technology is not easily adapted to work with ours, or if we have difficulty retaining the customers of any acquired business due to changes in ownership, management, or otherwise;

•	we may not realize the expected benefits of the acquisition;

•	an acquisition may disrupt our ongoing business, divert resources, increase our expenses, and distract our management;

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an acquisition may result in a delay or reduction of customer subscriptions for our offerings for both us and the company acquired due to customer uncertainty about continuity and effectiveness of service from either company;

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the potential impact on relationships with existing customers, vendors, and channel providers as business partners as a result of acquiring another company or business that competes with or otherwise is incompatible with those existing relationships;

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the potential that our due diligence of the acquired company or business does not identify significant problems or liabilities, or that we underestimate the costs and effects of identified liabilities;

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exposure to litigation or other claims in connection with, or inheritance of claims or litigation risk as a result of, an acquisition, including but not limited to claims from former employees, customers, or other third parties, which may differ from or be more significant than the risks our business faces;

•	potential goodwill impairment charges related to acquisitions;

•	we may encounter difficulties in, or may be unable to, successfully sell any acquired offerings;

•	an acquisition may involve the entry into geographic or business markets in which we have little or no prior experience or where competitors have stronger market positions;

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an acquisition may require us to comply with additional laws and regulations, or to engage in substantial remediation efforts to cause the acquired company to comply with applicable laws or regulations, or result in liabilities resulting from the acquired company’s failure to comply with applicable laws or regulations;

•	our use of cash to pay for an acquisition would limit other potential uses for our cash;

•	if we incur debt to fund such acquisition, such debt may subject us to material restrictions on our ability to conduct our business as well as financial maintenance covenants; and

•	to the extent that we issue a significant amount of equity securities in connection with future acquisitions, existing stockholders may be diluted and earnings per share may decrease.

The occurrence of any of these risks could have a material adverse effect on our business, results of operations, and financial condition. Moreover, we cannot assure you that we would not be exposed to unknown liabilities.

Information technology spending, sales cycles and other factors affecting the demand for our offerings and our results of operations may be negatively impacted by current macroeconomic conditions, including declining rates of economic growth, supply chain disruptions, inflationary pressures and increased interest rates.

Our results of operations may vary based on the impact of changes in our industry, our target verticals, or the global economy on us, our customers and our strategic partners. Current or future economic uncertainties or downturns could adversely affect our business and results of operations. Negative conditions in the general economy, including a severe or prolonged economic downturn and/or the impact of increased interest rates and inflation, both in the United States and abroad, including conditions resulting from changes in gross domestic product growth, financial and credit market fluctuations, political turmoil, natural catastrophes, warfare and terrorist attacks on the United States or elsewhere, could cause a decrease in business investments by our customers and potential customers, including spending on information technology, and negatively affect the growth of our business. Such conditions could also limit our ability to raise additional capital when needed on acceptable terms, or at all. To the extent our offerings are perceived by customers and potential customers as discretionary, our revenue may be disproportionately affected by delays or reductions in general information technology spending. Also, customers may choose to develop in-house software as an alternative to using our products. Moreover, competitors may respond to market conditions by lowering prices. We cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry. If the economic conditions of the general economy or markets in which we operate do not improve, or worsen from present levels, our business, results of operations and financial condition could be adversely affected.

Our operations could be affected by the rapidly evolving, complex laws, rules and regulations to which our business will become subject, and political and other actions may adversely impact our business.

We will become subject to laws and regulations domestically, and potentially worldwide, affecting our operations in areas including, but not limited to, intellectual property, ownership and infringement; data privacy requirements; employment; product regulations; cybersecurity; the responsible use of AI; and consumer laws. Compliance with such requirements can be onerous and expensive, could impact our competitive position, and may negatively impact our business operations and ability to develop and deploy our products. There can be no assurance that our employees, contractors, customers or agents will not violate applicable laws or the policies, controls, and procedures that we have designed to help ensure compliance with such laws, and violations could result in fines and other civil, criminal and administrative actions against us, our officers, or our employees, prohibitions on the conduct of our business, and damage to our reputation. Changes to the laws, rules and regulations to which we are subject, or changes to their interpretation and enforcement, could lead to materially greater compliance and other costs and/or further restrictions on our ability to manufacture and supply our products and operate our business. For example, we may face increased compliance costs as a result of changes or increases in antitrust legislation, regulation, administrative rule making, increased focus from regulators on cybersecurity vulnerabilities and risks, and enforcement activity resulting from growing public concern over concentration of economic power in corporations.

The increasing focus on the risks and strategic importance of AI technologies has already resulted in regulatory restrictions that target products and services capable of enabling or facilitating AI and may in the future result in additional restrictions impacting some or all of our product and service offerings. Concerns regarding third-party use of AI for purposes contrary to local governmental interests, including concerns relating to the misuse of AI applications, models, and solutions, could result in unilateral or multilateral restrictions on products that can be used for training, refining, and deploying large language models. Such restrictions could limit the ability of downstream customers and users worldwide to acquire, deploy, and use systems that include our products, software, and services, and negatively impact our business and financial results.

Management of changing regulatory requirements is complicated and time consuming. Our results and competitive position may be harmed, especially over the long-term, if there are further changes in certain regulations affecting our business.

We may become involved in legal, regulatory, and administrative inquiries and proceedings, and unfavorable outcomes in litigation or other matters could negatively impact our business, financial conditions, and results of operations.

We may, from time to time, be involved in and subject to litigation or proceedings for a variety of claims or disputes, or regulatory inquiries. These claims, lawsuits and proceedings could involve labor and employment, discrimination and harassment, commercial disputes, intellectual property rights (including patent, trademark, copyright, trade secret and other proprietary rights), class actions, general contract, tort, defamation, data privacy rights, antitrust, common-law fraud, government regulation or compliance, alleged federal and state securities and “blue sky” law violations or other investor claims and other matters. Derivative claims, lawsuits, and proceedings, which may, from time to time, be asserted against our directors by our stockholders, could involve breach of fiduciary duty, failure of oversight, corporate waste claims, and other matters. In addition, our business and results may be adversely affected by the outcome of currently pending and any future legal, regulatory, and/or administrative claims or proceedings, including through monetary damages or injunctive relief.

Additionally, if customers fail to pay us under the terms of our agreements, we may be adversely affected due to the cost of enforcing the terms of our contracts through litigation. Litigation or other proceedings can be expensive and time consuming and can divert our resources and leadership’s attention from our primary business operations. The results of our litigation also cannot be predicted with certainty. If we are unable to prevail in litigation, we could incur payments of substantial monetary damages or fines, or undesirable changes to our software or business practices, and accordingly, our business, financial condition, or results of operations could be materially and adversely affected. Furthermore, if we accrue a loss contingency for pending litigation and determine that it is probable, any disclosures, estimates, and reserves we reflect in our financial statements with regard to these matters may not reflect the ultimate disposition or financial impact of litigation or other such matters. These proceedings could also result in negative publicity, which could harm customer and public perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable.

AI is a nascent and rapidly changing technology. The slowing or stopping of the development or acceptance of AI technologies may adversely affect our business.

AI is an emerging technology that offers new capabilities which are not fully developed. The development of AI technology is a new and rapidly evolving industry that is subject to a high degree of uncertainty. Factors affecting the further development of the AI industry include, without limitation:

•	continued worldwide growth in the adoption and use of AI technology;

•	changes in consumer demographics;

•	changes in public tastes and preferences;

•	the popularity or acceptance of AI technology; and

•	government and quasi-government regulation of AI technology, including any restrictions on access, operation and the use of AI.

If investments in the AI industry become less attractive to investors, innovators and developers, or if AI technology does not continue to gain public acceptance or are not adopted and used by a substantial number of individuals, companies and other entities, it could adversely affect our business, financial condition and results of operations.

Social and ethical issues relating to the use of new and evolving technologies, such as AI, in our offerings may result in reputational harm and liability.

Social and ethical issues relating to the use of AI may result in reputational harm and liability, and may cause us to incur additional research and development costs to resolve such issues. As with many innovations, AI presents risks and challenges that could affect its adoption, and therefore our business. If we enable or offer solutions that draw controversy due to their perceived or actual impact on society, we may experience brand or reputational harm, competitive harm or legal liability. Potential government regulation related to AI use and ethics may also increase the burden and cost of research and development in this area, and failure to properly remediate such issues may cause public confidence in AI to be undermined, which could slow adoption of AI. The rapid evolution of AI will require the application of resources to develop, test and maintain our products and services to help ensure that AI is implemented ethically in order to minimize unintended, harmful impact.

Risks Related to Intellectual Property, Information Technology, Data Privacy and Security

We will rely in part upon third-party providers of cloud-based infrastructure to host our products. Any disruption in the operations of these third-party providers, limitations on capacity or interference with our use could adversely affect our business, financial condition and results of operations.

We will rely in part on the technology, infrastructure, and software applications, including software-as-a-service offerings, of certain third parties, in order to host or operate some or all of certain key platform features or functions of our business, including our cloud-based services, customer relationship management activities, billing and order management, and financial accounting services. Additionally, we will rely on computer hardware purchased in order to deliver our software and services. We do not have control over the operations of the facilities of the third parties that we use. If any of these third-party services experience errors, disruptions, security issues, or other performance deficiencies, if they are updated such that our software become incompatible, if these services, software, or hardware fail or become unavailable due to extended outages, interruptions, defects, or otherwise, or if they are no longer available on commercially reasonable terms or prices (or at all), these issues could result in errors or defects in our software, cause our software to fail, cause our revenue and margins to decline, or cause our reputation and brand to be damaged, and we could be exposed to legal or contractual liability, our expenses could increase, our ability to manage our operations could be interrupted, and our processes for managing our sales and servicing our customers could be impaired until equivalent services or technology, if available, are identified, procured, and implemented, all of which may take significant time and resources, increase our costs, and could adversely affect our business. Many of these third-party providers attempt to impose limitations on their liability for such errors, disruptions, defects, performance deficiencies, or failures, and if enforceable, we may have additional liability to our customers or third-party providers.

We may experience, disruptions, failures, data loss, outages, and other performance problems with our infrastructure and cloud-based offerings due to a variety of factors, including infrastructure changes, introductions of new functionality, human or software errors, employee misconduct, capacity constraints, denial of service attacks, phishing attacks, computer viruses, malicious or destructive code, or other security-related incidents, and our disaster recovery planning may not be sufficient for all situations. If we experience disruptions, failures, data loss, outages, or other performance problems, our business, financial condition, and results of operations could be adversely affected.

Our systems and the third-party systems upon which we and our customers rely are also vulnerable to damage or interruption from catastrophic occurrences such as earthquakes, floods, fires, power loss, telecommunication failures, cybersecurity threats, terrorist attacks, natural disasters, public health crises such as the COVID-19 pandemic, geopolitical and similar events, or acts of misconduct. Despite any precautions we may take, the occurrence of a catastrophic disaster or other unanticipated problems at our or our third-party vendors’ hosting facilities, or within our systems or the systems of third parties upon which we rely, could result in interruptions, performance problems, or failure of our infrastructure, technology, or software, which may adversely impact our business. In addition, our ability to conduct normal business operations could be severely affected. In the event of significant physical damage to one of these facilities, it may take a significant period of time to achieve full resumption of our services, and our disaster recovery planning may not account for all eventualities. In addition, any negative publicity arising from these disruptions could harm our reputation and brand and adversely affect our business.

Any interruption in our service, whether as a result of an internal or third party issue, could damage our brand and reputation, cause our customers to terminate or not renew their contracts with us or decrease use of our software and services, require us to indemnify our customers against certain losses, result in our issuing credit or paying penalties or fines, subject us to other losses or liabilities, cause our software to be perceived as unreliable or unsecure, and prevent us from gaining new or additional business from current or future customers, any of which could harm our business, financial condition, and results of operations. Moreover, to the extent that we do not effectively address capacity constraints, upgrade our systems as needed, and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business, financial condition, and results of operations could be adversely affected. The provisioning of additional cloud hosting capacity requires lead time. If any third parties increase pricing terms, terminate, or seek to terminate our contractual relationship, establish more favorable relationships with our competitors, or change or interpret their terms of service or policies in a manner that is unfavorable with respect to us, we may be required to transfer to other cloud providers or invest in a private cloud. If we are required to transfer to other cloud providers or invest in a private cloud, we could incur significant costs and experience possible service interruption in connection with doing so, or risk loss of customer contracts if they are unwilling to accept such a change.

A failure to maintain our relationships with our third-party providers (or obtain adequate replacements), and to receive services from such providers that do not contain any material errors or defects, could adversely affect our ability to deliver effective products and solutions to our customers and adversely affect our business and results of operations.

A real or perceived defect, security vulnerability, error, or performance failure in our software could cause us to lose revenue, damage our reputation, and expose us to liability.

Our products are inherently complex and may in the future, contain defects or errors, especially when first introduced, or not perform as contemplated. These defects, security vulnerabilities, errors or performance failures could cause damage to our reputation, loss of customers or revenue, product returns, order cancellations, service terminations, or lack of market acceptance of our software. As the use of our products, including products that were recently acquired or developed, expands to more sensitive, secure, or mission critical uses by our customers, we may be subject to increased scrutiny, potential reputational risk, or potential liability should our software fail to perform as contemplated in such deployments. We may in the future need to issue corrective releases of our software to fix these defects, errors or performance failures, which could require us to allocate significant research and development and customer support resources to address these problems.

Any limitation of liability provisions that may be contained in our customer and partner agreements may not be effective as a result of existing or future applicable law or unfavorable judicial decisions. The sale and support of our products entail the risk of liability claims, which could be substantial in light of the use of our products in enterprise-wide environments. In addition, our insurance against this liability may not be adequate to cover a potential claim.

We could incur substantial costs as a result of any claim of infringement, misappropriation or violation of another party’s intellectual property rights.

In recent years, there has been significant litigation involving patents and other intellectual property rights in our industry. Companies providing software are increasingly bringing and becoming subject to suits alleging infringement, misappropriation or violation of proprietary rights, particularly patent rights, and to the extent we gain greater market visibility, we face a higher risk of being the subject of intellectual property infringement, misappropriation or violation claims. We do not currently have a large patent portfolio, which could prevent us from deterring patent infringement claims through our own patent portfolio, and our competitors and others may now and in the future have significantly larger and more mature patent portfolios than we have. The risk of patent litigation has been amplified by the increase in the number of a type of patent holder, which we refer to as a non-practicing entity, whose sole or principal business is to assert such claims and against whom our own intellectual property portfolio may provide little deterrent value. We could incur substantial costs in prosecuting or defending any intellectual property litigation. If we sue to enforce our rights or are sued by a third party that claims that our products infringe, misappropriate or violate their rights, the litigation could be expensive and could divert our management resources.

Any intellectual property litigation to which we might become a party, or for which we are required to provide indemnification, may require us to do one or more of the following:

•	cease selling or using products that incorporate the intellectual property rights that we allegedly infringe, misappropriate or violate;

•	make substantial payments for legal fees, settlement payments or other costs or damages;

•	obtain a license, which may not be available on reasonable terms or at all, to sell or use the relevant technology; or

•	redesign the allegedly infringing products to avoid infringement, misappropriation or violation, which could be costly, time-consuming or impossible.

If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement, misappropriation or violation claims against us or any obligation to indemnify our customers for such claims, such payments or actions could harm our business.

Unauthorized use of our proprietary technology and intellectual property could adversely affect our business and results of operations.

Our success and competitive position depend in large part on our ability to obtain and maintain intellectual property rights protecting our products and technologies. We rely on a combination of intellectual property rights, including patents, copyrights, trademarks and trade secrets, as well as contractual protections to establish and protect our intellectual property and proprietary rights. Unauthorized parties may attempt to copy or discover aspects of our products or to obtain, license, sell or otherwise use information that we regard as proprietary. Policing unauthorized use of our products is difficult and we may not be able to protect our technology from unauthorized use. Additionally, our competitors may independently develop technologies that are substantially the same or superior to our technologies and that do not infringe our rights. In these cases, we would be unable to prevent our competitors from selling or licensing these similar or superior technologies. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. Although the source code for our proprietary software is protected both as a trade secret and as a copyrighted work, litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Litigation, regardless of the outcome, can be very expensive and can divert management’s efforts.

Our failure to protect our intellectual property rights and proprietary information could diminish our brand and other intangible assets.

As of September 12, 2023, we have twenty-one issued patents, including ten U.S. issued patents and 11 issued abroad. Our U.S. issued patents expire between September 9, 2028, and April 18, 2031. We also have 19 pending patent applications, including two U.S. nonprovisional patent applications, 13 U.S. provisional patent applications, one Patent Cooperation Treaty patent application, and three patent applications in other jurisdictions. These patents and patent applications seek to protect our proprietary inventions relevant to our business, in addition to other proprietary technologies. We intend to pursue additional intellectual property protection to the extent we believe it would be beneficial and cost-effective. We make business decisions about when to seek patent protection for a particular technology and when to rely upon copyright or trade secret protection, and the approach we select may ultimately prove to be inadequate. Even in cases where we seek patent protection, there is no assurance that the resulting patents will effectively protect every significant feature of our products. In addition, we believe that the protection of our trademark rights is an important factor in AI platform and application recognition, protecting our brand and maintaining goodwill. If we do not adequately protect our rights in our trademarks from infringement and unauthorized use, any goodwill that we have developed in those trademarks could be lost or impaired, which could harm our brand and our business. Third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge our proprietary rights, pending and future patent, trademark and copyright applications may not be approved, and we may not be able to prevent infringement without incurring substantial expense. We have also devoted substantial resources to the development of our proprietary technologies and related processes. In order to protect our proprietary technologies and processes, we rely in part on trade secret laws and confidentiality agreements with our employees, consultants, and third parties. These agreements may not effectively prevent unauthorized disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets, in which case we would not be able to assert trade secret rights or develop similar technologies and processes. Further, laws in certain jurisdictions may afford little or no trade secret protection, and any changes in, or unexpected interpretations of, the intellectual property laws in any country in which we operate may compromise our ability to enforce our intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights. If the protection of our proprietary rights is inadequate to prevent use or appropriation by third parties, the value of our products, brand, and other intangible assets may be diminished, and competitors may be able to more effectively replicate our products. Any of these events would harm our business.

Issues in the use of AI or machine learning in our software may result in reputational harm or liability.

AI is enabled by or integrated into some of our software and is a significant and potentially growing element of our business. As with many developing technologies, AI presents risks and challenges that could affect its further development, adoption, and use, and therefore our business. AI algorithms may be flawed. Datasets may be insufficient, of poor quality, or contain biased information. Inappropriate or controversial data practices by data scientists, engineers, and end-users of our systems could impair the acceptance of AI solutions. If the recommendations, forecasts, or analyses that AI applications assist in producing are deficient or inaccurate, we could be subjected to competitive harm, potential legal liability, and brand or reputational harm. Some AI scenarios present ethical issues. Though our technologies and business practices are designed to mitigate many of these risks, if we enable or offer AI solutions that are controversial because of their purported or real impact on human rights, privacy, employment, or other social issues, we may experience brand or reputational harm.

We may be unable to respond quickly enough to changes in technology and technological risks and to develop our intellectual property into commercially viable products.

Changes in legislative, regulatory or industry requirements or in competitive technologies may render certain of our products obsolete or less attractive to our customers, which could adversely affect our results of operations. Our ability to anticipate changes in technology and regulatory standards and to successfully develop and introduce new and enhanced products on a timely basis will be a significant factor in our ability to be competitive. There is a risk that we will not be able to achieve the technological advances that may be necessary for us to be competitive or that certain of our products will become obsolete. We are also subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in product development and failure of products to operate properly. These risks could have a material adverse effect on our business, results of operations and financial condition.

If any of the systems of any third parties upon which we rely, our customers’ cloud or on-premises environments, or our internal systems, are breached or if unauthorized access to customer or third-party data is otherwise obtained, public perception of our software and services may be harmed, and we may lose business and incur losses or liabilities.

Our success depends in part on our ability to provide effective data security protection in connection with our software and services, and we rely on information technology networks and systems to securely store, transmit, index, and otherwise process electronic information. Because our software is used by our customers to store, transmit, index, or otherwise process and analyze large data sets that often contain proprietary, confidential, and/or sensitive information (including in some instances personal or identifying information and personal health information), our software is perceived as an attractive target for attacks by computer hackers or others seeking unauthorized access, and our software faces threats of unintended exposure, exfiltration, alteration, deletion or loss of data. Additionally, because many of our customers use our software to store, transmit and otherwise process proprietary, confidential, or sensitive information, and complete mission critical tasks, they have a lower risk tolerance for security vulnerabilities in our software and services than for vulnerabilities in other, less critical, software products and services.

We, and the third-party vendors upon which we rely, have experienced, and may in the future experience, cybersecurity threats, including threats or attempts to disrupt our information technology infrastructure and unauthorized attempts to gain access to sensitive or confidential information. Our and our third-party vendors’ technology systems may be damaged or compromised by malicious events, such as cyberattacks (including computer viruses, malicious and destructive code, phishing attacks, and denial of service attacks), physical or electronic security breaches, natural disasters, fire, power loss, telecommunications failures, personnel misconduct and human error. Such attacks or security breaches may be perpetrated by internal bad actors, such as employees or contractors, or by third parties (including traditional computer hackers, persons involved with organized crime, or foreign state or foreign state-supported actors). Cybersecurity threats can employ a wide variety of methods and techniques, which may include the use of social engineering techniques, are constantly evolving, and have become increasingly complex and sophisticated; all of which increase the difficulty of detecting and successfully defending against them. Furthermore, because the techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until after they are launched against a target, we and our third-party vendors may be unable to anticipate these techniques or implement adequate preventative measures. Although prior cyberattacks directed at us have not had a material impact on our financial results, and we are continuing to bolster our threat detection and mitigation processes and procedures, we cannot guarantee that future cyberattacks, if successful, will not have a material impact on our business or financial results. While we have security measures in place to protect our information and our customers’ information and to prevent data loss and other security breaches, we have not always been able to do so and there can be no assurance that in the future we will be able to anticipate or prevent security breaches or unauthorized access of our information technology systems or the information technology systems of the third-party vendors upon which we rely. Despite our implementation of network security measures and internal information security policies, data stored on personnel computer systems is also vulnerable to similar security breaches, unauthorized tampering, or human error.

Many governments have enacted laws requiring companies to provide notice of data security incidents involving certain types of data, including personal data. In addition, most of our customers, including U.S. government customers, contractually require us to notify them of data security breaches. If an actual or perceived breach of security measures, unauthorized access to our system or the systems of the third-party vendors that we rely upon, or any other cybersecurity threat occurs, we may face direct or indirect liability, costs, or damages, contract termination, our reputation in the industry and with current and potential customers may be compromised, our ability to attract new customers could be negatively affected, and our business, financial condition, and results of operations could be materially and adversely affected.

Further, unauthorized access to our or our third-party vendors’ information technology systems or data or other security breaches could result in the loss of information; significant remediation costs; litigation, disputes, regulatory action, or investigations that could result in damages, material fines, and penalties; indemnity obligations; interruptions in the operation of our business, including our ability to provide new product features, new software, or services to our customers; damage to our operation technology networks and information technology systems; and other liabilities. Moreover, our remediation efforts may not be successful. Any or all of these issues, or the perception that any of them have occurred, could negatively affect our ability to attract new customers, cause existing customers to terminate or not renew their agreements, hinder our ability to obtain and maintain required or desirable cybersecurity certifications, and result in reputational damage, any of which could materially adversely affect our results of operations, financial condition, and future prospects. There can be no assurance that any limitations of liability provisions in our license arrangements with customers or in our agreements with vendors, partners, or others would be enforceable, applicable, or adequate or would otherwise protect us from any such liabilities or damages with respect to any claim.

We maintain cybersecurity insurance and other types of insurance, subject to applicable deductibles and policy limits, but our insurance may not be sufficient to cover all costs, claims, or liabilities associated with a potential data security incident. In addition, our insurance may not protect us against all claims and losses related to our software or a data security incident due to specified exclusions, deductibles and material change limitations and it may be difficult to insure against certain risks. We also cannot be sure that our existing general liability insurance coverage and coverage for cyber liability or errors or omissions will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims or that the insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could harm our financial condition.

Risks Related to DHC’s Business and the Business Combination

References within this section to “we,” “us,” “our” or “our company” refer to DHC.

The Initial Shareholders have agreed to vote in favor of such initial business combination, regardless of how DHC’s public shareholders vote.

Our Initial Shareholders, including the Sponsor and our directors and officers have agreed to vote any DHC Class B Shares or public shares, as applicable, owned by them in favor of the Business Combination.

As of the date of this proxy statement/prospectus, the Initial Shareholders own, in the aggregate, approximately   % of the issued and outstanding DHC Ordinary Shares. As a result, no affirmative votes from DHC Class A Shares represented in person or by proxy and entitled to vote thereon and who vote at the annual general meeting, assuming a quorum of     DHC Ordinary Shares is present, is required to approve the Business Combination Proposal, the Governance Proposals, the Stock Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal and (y) only affirmative votes from DHC Class A Shares constituting approximately 4.2% of the issued and outstanding DHC Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the annual general meeting, assuming at least quorum of     DHC Ordinary Shares is present, are required to approve the Domestication Proposal and Organizational Documents Proposal. In addition, only holders of DHC Class B Shares are entitled to vote on the Directors Proposal pursuant to the Current Charter. Accordingly, it is more likely that the necessary shareholder approval will be received for the Business Combination than would be the case if the Initial Shareholders had agreed to vote their shares in accordance with the majority of the votes cast by our public shareholders, as is often the case with blank check companies seeking approval of a business combination.

DHC will be forced to liquidate the Trust Account if it cannot consummate a business combination by    . In the event of a liquidation, DHC’s public shareholders will receive $  per share of DHC Ordinary Shares and the Warrants will expire worthless.

If DHC is unable to complete a business combination by    , 2023, DHC will be forced to liquidate unless we otherwise obtain an extension, the per-share liquidation distribution will be $   and the Warrants will expire worthless.

DHC has identified a material weakness in its internal control over financial reporting as of December 31, 2022. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

Notwithstanding the advice on the specific matter also obtained from professional third parties, DHC identified a material weakness DHC’s internal control over financial reporting related to the DHC’s accounting and reporting of complex financial instruments, including application of ASC 480-10-S99-3A to its accounting classification of public shares. As a result of this material weakness, DHC’s management has concluded that our disclosure controls and procedures were not effective as of December 31, 2022. DHC has taken a number of measures to remediate the material weaknesses described herein. However, if we DHC is unable to remediate this material weaknesses in a timely manner or DHC identifies additional material weaknesses, we may be unable to provide required financial information in a timely and reliable manner and we may incorrectly report financial information. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our DHC Class A Shares are listed, the SEC or other regulatory authorities. The existence of material weaknesses in internal control over financial reporting could adversely affect our reputation or investor perceptions of us, which could have a negative effect on the trading price of our shares. We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. Even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our share price may decline as a result. We cannot assure you that any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

We can give no assurance that the measures DHC has taken and the measures we plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our consolidated financial statements.

We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

As a result of such material weakness, the restatement, the change in accounting for the temporary equity, the resulting material weakness and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this proxy statement/prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete an initial business combination.

You must tender your DHC Class A Shares in order to validly seek redemption at the Meeting.

In connection with tendering your DHC Class A Shares for redemption, you must elect either to physically tender your share certificates to Continental or to deliver your DHC Class A Shares (and/or share certificates (if any) and other redemption forms) to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case at least two business days before the Meeting. The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.

DHC’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

As of December 31, 2022, DHC had approximately $1,500,000 in cash held outside the trust account to fund working capital requirements. Further, DHC has incurred and expect to continue to incur significant costs in pursuit of our financing and acquisition plans. Management’s plans to address this need for capital are discussed in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DHC.” DHC cannot assure you that management’s plans to raise capital or to consummate an initial business combination will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this report do not include any adjustments that might result from our inability to continue as a going concern.

If third parties bring claims against DHC, the proceeds held in trust could be reduced and the per share liquidation price received by DHC’s public shareholders may be less than $10.00.

DHC’s placing of funds in trust may not protect those funds from third party claims against DHC. Although DHC has received from many of the vendors, service providers (other than its independent accountants) and prospective target businesses with which it does business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of DHC’s public shareholders, they may still seek recourse against the Trust Account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of DHC’s public shareholders. If DHC liquidates the Trust Account before the completion of a business combination and distributes the proceeds held therein to its public shareholders, the Sponsor have contractually agreed that they will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us, but only if such a vendor or prospective target business does not execute such a waiver. However, DHC cannot assure you that they will be able to meet such obligation. Therefore, the per-share distribution from the Trust Account for our public shareholders may be less than $10.00 per share due to such claims.

Additionally, if DHC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in DHC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, DHC may not be able to return $10.00 to our public shareholders.

Any distributions received by DHC shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, DHC was unable to pay its debts as they fell due in the ordinary course of business.

DHC’s Current Charter provides that it will continue in existence only until    , 2023. If DHC is unable to consummate a transaction within the required time periods, upon notice from DHC, the trustee of the Trust Account will distribute the amount in its Trust Account to its public shareholders. Concurrently, DHC shall pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although DHC cannot assure you that there will be sufficient funds for such purpose.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,500,000 of proceeds held outside the trust account, although we cannot assure you that there will be sufficient funds for such purpose. We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe or for working capital purposes.

However, we may not properly assess all claims that may be potentially brought against us. As such, our shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, third parties may seek to recover from our shareholders amounts owed to them by us.

If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors.

If DHC’s due diligence investigation of BEN was inadequate, then shareholders of DHC following the Business Combination could lose some or all of their investment.

Even though DHC conducted a due diligence investigation of BEN, it cannot be sure that this diligence uncovered all material issues that may be present inside BEN or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of BEN and its business and outside of its control will not later arise.

Shareholder litigation and regulatory inquiries and investigations are expensive and could harm DHC’s business, financial condition and operating results and could divert management attention.

In the past, securities class action litigation and/or shareholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any shareholder litigation and/or regulatory investigations against DHC, whether or not resolved in DHC’s favor, could result in substantial costs and divert DHC’s management’s attention from other business concerns, which could adversely affect DHC’s business and cash resources and the ultimate value DHC’s shareholders receive as a result of the Business Combination.

The Initial Shareholders who own DHC Ordinary Shares and Private Warrants will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the Business Combination is appropriate.

As of the Record Date, the Initial Shareholders owned an aggregate of 7,736,268 ordinary shares and 6,126,010 Private Warrants. They have waived their right to redeem any Ordinary Shares in connection with a shareholder vote to approve a proposed initial business combination or sell any Ordinary Shares to DHC in a tender offer in connection with a proposed initial business combination, or to receive distributions with respect to any Ordinary Shares upon the liquidation of the Trust Account if DHC is unable to consummate a business

combination. Based on a market price of $  per share of DHC Ordinary Shares on    , 2023, the total value of the DHC Ordinary Shares held by the Initial Shareholders was $  . Based on a market price of

$  per Warrant on    , 2023, the total value of the Private Warrants held by the Initial Shareholders was $  . The Private Warrants (including underlying securities) and DHC Class B Shares acquired prior to the IPO will be worthless if DHC does not consummate a business combination. Consequently, our directors’ discretion in identifying and selecting BEN as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in DHC’s public shareholders’ best interest.

DHC is requiring shareholders who wish to redeem their DHC Class A Shares in connection with a proposed business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

DHC is requiring shareholders who wish to redeem their DHC Class A Shares to either tender their certificates to Continental or to deliver their DHC Class A Shares (and/or share certificates (if any) and other redemption forms) to Continental electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System at least two business days before the Meeting. In order to obtain a physical certificate, a shareholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is DHC’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from Continental. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical certificate. While we have been advised that it takes a short time to deliver DHC Class A Shares (and/or share certificates (if any) and other redemption forms) through the DWAC System, we cannot assure you of this fact. Accordingly, if it takes longer than DHC anticipates for shareholders to deliver their DHC Class A Shares (and/or share certificates (if any) and other redemption forms), shareholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their DHC Class A Shares.

DHC will require its public shareholders who wish to redeem their DHC Class A Shares in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming shareholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.

If DHC requires public shareholders who wish to redeem their DHC Class A Shares in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, DHC will promptly return such certificates to its public shareholders. Accordingly, investors who attempted to redeem their DHC Class A Shares in such a circumstance will be unable to sell their securities after the failed acquisition until DHC has returned their securities to them. The market price of DHC Class A Shares may decline during this time and you may not be able to sell your securities when you wish to, even while other shareholders that did not seek redemption may be able to sell their securities.

If DHC’s security holders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of DHC’s securities.

DHC’s Initial Shareholders are entitled to make a demand that it register the resale of their DHC Class A Shares at any time commencing three months prior to the date on which their shares may be released from escrow. Additionally, the holders of the Private Warrants and any Units the Initial Shareholders, officers, directors, or their affiliates may be issued in payment of working capital loans made to DHC, are entitled to demand that DHC register the resale of the Private Warrants and any other Units DHC issues to them (and the underlying securities) commencing at any time after DHC consummates an initial business combination. If such persons exercise their registration rights with respect to all of their securities, then there will be an additional    ordinary shares and    Private Warrants (and underlying securities) eligible for trading in the public market. The presence of these additional ordinary shares and Units (and underlying securities) trading in the public market may have an adverse effect on the market price of DHC’s securities.

If the Business Combination’s benefits do not meet the expectations of financial or industry analysts, the market price of New BEN’s securities may decline.

The market price of New BEN’s securities may decline as a result of the Business Combination if:

•	DHC does not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•	The effect of the Business Combination on the financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of decreasing stock prices.

DHC’s directors and officers may have certain conflicts in determining to recommend the acquisition of BEN, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a shareholder.

DHC’s management and directors have interests in and arising from the Business Combination that are different from, or in addition to, your interests as a shareholder, which could result in a real or perceived conflict of interest. These interests include the fact that certain of the ordinary shares and Private Warrants (including the underlying securities) owned by DHC’s Sponsor, management and directors, or their affiliates and associates, would become worthless if the Business Combination Proposal is not approved and DHC otherwise fails to consummate a business combination prior to    , 2023 (unless such date has been extended as described herein). See “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” beginning on page 113 for additional information.

DHC and BEN have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by DHC if the Business Combination is completed (in the case of fees incurred by DHC) or by DHC if the Business Combination is not completed.

DHC and BEN have incurred and expect to continue to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, DHC expects to incur approximately $  in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by DHC if the Business Combination is completed or by DHC if the Business Combination is not completed.

DHC will incur significant transaction costs in connection with transactions contemplated by the Business Combination Agreement.

DHC will incur significant transaction costs in connection with the Business Combination. If the Business Combination is not consummated, DHC may not have sufficient funds to seek an alternative business combination and may be forced to liquidate and dissolve.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what New BEN’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what New BEN’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

In the event that a significant number of DHC Class A Shares are redeemed, New BEN Common Stock may become less liquid following the Business Combination.

If a significant number of DHC Class A Shares are redeemed, DHC may be left with a significantly smaller number of shareholders. As a result, trading in New BEN Common Stock of New BEN may be limited and your ability to sell your shares in the market could be adversely affected. If we fail to meet the applicable listing requirements, Nasdaq may not list New BEN Common Stock on its exchange, which could limit investors’ ability to make transactions in DHC’s securities and subject DHC to additional trading restrictions.

New BEN will be required to meet the initial listing requirements to be listed on Nasdaq. However, New BEN may be unable to maintain the listing of its securities in the future.

If New BEN fails to meet the continued listing requirements and Nasdaq delists its securities, New BEN could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	a limited amount of news and analyst coverage for New BEN; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

DHC may waive one or more of the conditions to the Business Combination without resoliciting shareholder approval for the Business Combination.

DHC may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. The Board will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies is warranted. In some instances, if the Board determines that a waiver is not sufficiently material to warrant re-solicitation of shareholders, DHC has the discretion to complete the Business Combination without seeking further shareholder approval. For example, it is a condition to DHC’s obligations to close the Business Combination that there be no applicable law and no injunction or other order restraining or imposing any condition on the consummation of the Business Combination, however, if the Board determines that any such order or injunction is not material to the business of BEN, then the Board may elect to waive that condition without shareholder approval and close the Business Combination.

DHC’s shareholders will experience immediate dilution as a consequence of the issuance of New BEN Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that DHC’s current shareholders have on the management of DHC.

It is anticipated that upon completion of the Business Combination, DHC’s public shareholders will retain an ownership interest of approximately  % in New BEN, the Sponsor, officers, directors and other holders of DHC Class B Shares will retain an ownership interest of approximately  % of New BEN and the BEN stockholders will own approximately  % of New BEN.

The ownership percentage with respect to New BEN includes the issuance of up to 2.3 million AFG Shares and does not take into account (i) the redemption of any shares of Class A Common Stock by the DHC public shareholders or (ii) the issuance of any additional shares upon the closing of the Business Combination under the 2023 LTIP. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the DHC shareholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

New BEN’s directors and officers may have interests in the Business Combination different from the interests of Public Shareholders.

Executive officers of DHC negotiated the terms of the Business Combination Agreement with their counterparts at BEN, and the DHC Board determined that the Business Combination Agreement and the transactions contemplated thereby (including the Merger) are in the best interests of DHC, approved the Business Combination Agreement and the transactions contemplated thereby (including the Merger) and declared their advisability, and recommended that DHC’s shareholders approve and adopt the Business Combination Agreement and the Merger and directed that the Business Combination Agreement and the transactions (including the Merger) be submitted for consideration by DHC’s shareholders. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that DHC’s executive officers and directors may have financial interests in the Business Combination that may be different from, in addition to, or in conflict with, the interests of Public Shareholders. The DHC Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination Agreement and in recommending to DHC’s shareholders that they vote to approve the adoption of the Business Combination Agreement. See “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or are waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed, and such termination could negatively impact BEN and DHC.

Pursuant to the Business Combination Agreement, the Closing is subject to a number of conditions, including approval of the proposals required to effect the Business Combination by DHC’s shareholders, receipt of certain regulatory approvals, effectiveness of the registration statement of which this proxy statement/prospectus forms a part, approval of the listing of New BEN Common Stock and New BEN Public Warrants on Nasdaq, the accuracy of the representations and warranties by BEN and DHC (subject to the materiality standards set forth in the Business Combination Agreement) and the performance by BEN and DHC of their covenants and agreements (subject to the materiality standards set forth in the Business Combination Agreement). These closing conditions may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed. In addition, BEN and DHC can mutually decide to terminate the Business Combination Agreement at any time, before or after any shareholder approvals, BEN or DHC may elect to terminate the Business Combination Agreement in certain other circumstances.

If the Business Combination is not completed for any reason, including as a result of DHC’s shareholders declining to approve the proposals required to effect the Business Combination, DHC would be subject to a number of risks, including the following:

•	the trading price of DHC shares may be negatively impacted (including to the extent that current market prices reflect a market assumption that the Business Combination will be completed);

•	DHC will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

•

since the Business Combination Agreement restricts the conduct of DHC’s business prior to the completion of the Business Combination, DHC will not have been able to pursue other acquisition targets, and the opportunity to engage in an alternative business combination may no longer be available. See “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Covenants and Agreements.”

If the Business Combination Agreement is terminated and the DHC Board seeks another merger or business combination, DHC shareholders cannot be certain that DHC will be able to find another acquisition target that would constitute a business combination or that such other merger or business combination will be completed. See “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Termination.”

If DHC does not consummate an initial business combination by    , 2023, its Public Shareholders may be forced to wait until thereafter before redemption from the Trust Account.

DHC’s Current Charter provides that it has until    , 2023, to consummate an initial business combination. If DHC has not consummated an initial business combination by    , 2023 and no extension has been obtained, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the DHC Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to DHC’s warrants, which will expire worthless if DHC fails to consummate an initial business combination by    , 2023. DHC’s Current Charter provides that, if a resolution of DHC’s shareholders is passed pursuant to the Cayman Islands Companies Act to commence the voluntary liquidation of DHC, it will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law. On    , 2023, the DHC held the Second Extension Meeting at which DHC’s shareholders voted to approve an amendment the Company’s Current Charter to extend the expiration date of the Combination Period from December 4, 2023 to    , 2024.

As a result, investors may be forced to wait beyond    , 2023 before the redemption proceeds of the Trust Account become available to them, and they receive their pro rata portion of the proceeds from the Trust Account. DHC has no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, DHC consummates its initial business combination or amends certain provisions of the Current Charter, and only then in cases where investors have sought to redeem their Public Shares. Only upon DHC’s redemption or any liquidation will Public Shareholders be entitled to distributions if DHC does not complete its initial business combination and does not amend the Current Charter.

There is no limit as to the number of DHC’s public shareholders that may exercise their redemption rights in connection with the Business Combination, and the ability of DHC’s shareholders to exercise redemption rights with respect to the    Public Shares outstanding may result in insufficient working capital following the Business Combination unless third-party financing is secured.

There is no maximum redemption limitation or “minimum cash” requirement set forth in the Business Combination Agreement, and DHC does not know how many shareholders will ultimately exercise their redemption rights in connection with the Business Combination. As such, the Business Combination is structured based on DHC’s expectations (and those of the other parties to the Business Combination Agreement) as to the number of shares that will be submitted for redemption.

If too many public shareholders elect to redeem their shares and additional third-party financing is not available to DHC, following the Business Combination, New BEN may not be able to maintain the listing of its securities on Nasdaq or another national securities exchange for lack of liquidity and may not have sufficient cash and liquidity to finance its operations as currently contemplated. Even if such third-party financing is available at acceptable terms, DHC’s ability to obtain such financing is subject to restrictions set forth in the Business Combination Agreement. In addition, if DHC is not able to obtain adequate third-party financing, transaction expenses incurred in completing the Business Combination could exceed New BEN’s working capital requirements following the consummation of the Business Combination, and New BEN may need to substantially alter, or possibly even discontinue, its operations.

Furthermore, raising such additional financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering).

Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors. In order to protect the amounts held in the trust account, Sponsor has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduces the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that Sponsor would be able to satisfy those obligations. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us that is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we may not be able to return to our public shareholders $10.00 per share (which was the offering price in our initial public offering).

DHC cannot assure you that the New BEN Common Stock and New BEN Public Warrants will be approved for listing on the Nasdaq or that New BEN will be able to comply with the continued listing standards of the Nasdaq.

In connection with the Closing, New BEN intends to list the New BEN Common Stock and New BEN Public Warrants on the Nasdaq under the ticker symbols “BNAI” and “BNAIW,” respectively. BEN’s continued eligibility for listing may depend on the number of Public Shares that are redeemed. If, after the Business Combination, the Nasdaq delists the New BEN Common Stock and New BEN Public Warrants from trading on its exchange for failure to meet the listing standards, including the requirement to have 300 (if listing on the Nasdaq Capital Market) round lot holders, and New BEN is not able to list such securities on another national securities exchange, New BEN expects such securities could be quoted on an over-the-counter market. If this were to occur, New BEN and its stockholders and warrant holders could face significant material adverse consequences including:

•	a limited availability of market quotations for its securities;

•	reduced liquidity for its securities;

•

a determination that New BEN Common Stock is a “penny stock,” which will require brokers trading the New BEN Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for New BEN Common Stock;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

If we are unable to obtain financing or the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.

Even if the Business Combination Agreement is approved by the shareholders of DHC, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see the section titled “Business Combination Proposal — Conditions to Closing of the Business Combination.” DHC and BEN may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived (where permissible), the Business Combination will not occur, or will be delayed pending later satisfaction or waiver (where permissible), and such delay may cause DHC and BEN to each lose some or all of the intended benefits of the Business Combination.

The SEC has issued proposed rules relating to certain activities of special purpose acquisition companies. Certain of the procedures that DHC, a potential business combination target or others may determine to undertake in connection with such proposals may increase DHC’s costs and the time needed to complete its initial business combination and may constrain the circumstances under which DHC could complete an initial business combination. The need for compliance with these proposals may cause DHC to liquidate the funds in the Trust Account or liquidate DHC at an earlier time than DHC might otherwise choose.

On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating, among other things, to disclosures in SEC filings in connection with business combination transactions between special purpose acquisition companies such as us and private operating companies; the financial statement requirements applicable to transactions involving shell companies; the use of projections by special purpose acquisition companies in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which special purpose acquisition companies could become subject to regulation under the Investment Company Act of 1940 (the “Investment Company Act”), including a proposed rule that would provide special purpose acquisition companies a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a special purpose acquisition company’s duration, asset composition, business purpose and activities. The SPAC Rule Proposals have not yet been adopted and may be adopted in the proposed form or in a different form that could impose additional regulatory requirements on special purpose acquisition companies. Certain of the procedures that DHC, a potential business combination target or others may determine to undertake in connection with the SPAC Rule Proposals, or pursuant to the SEC’s views expressed in the SPAC Rule Proposals, may increase the costs and time of negotiating and completing an initial business combination, and may constrain the circumstances under which DHC could complete an initial business combination. The need for compliance with the SPAC Rule Proposals may cause DHC to liquidate the funds in the Trust Account or liquidate DHC at an earlier time than DHC might otherwise choose. Were DHC to liquidate, DHC’s warrants would expire worthless, and DHC’s security holders would lose the investment opportunity associated with an investment in New BEN, including potential price appreciation of our securities.

The announcement of the proposed Business Combination could disrupt BEN’s relationships with its customers, counterparties, vendors and other business partners and others, as well as its operating results and business generally.

Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on BEN’s business include the following:

•	its employees may experience uncertainty about their future roles, which might adversely affect BEN’s ability to retain and hire key personnel and other employees;

•	Buyers, sellers, channel partners and other parties with which BEN maintains or expects to enter into business relationships may experience uncertainty about its future; and

•	BEN has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed business combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact BEN’s results of operations and cash available to fund its businesses.

BEN and DHC will incur substantial transaction fees and costs in connection with the Business Combination and the integration of their businesses.

BEN and DHC have incurred, and expect to incur, additional material non-recurring expenses in connection with the Business Combination and the completion of the transactions contemplated by the Business Combination Agreement and related transaction agreements. BEN also anticipates incurring expenses associated with becoming a public company. While both BEN and DHC have assumed that a certain level of expenses would be incurred in connection with the Business Combination, there are many factors beyond their control that could affect the total amount of, or the timing of, anticipated expenses with respect to the integration and implementation of the combined businesses. Additional unanticipated costs may be incurred in the course of conducting BEN’s business after the completion of the Business Combination.

New BEN may issue additional shares of New BEN Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of New BEN Common Stock.

Upon the closing of the Business Combination, New BEN will have options and warrants outstanding to purchase up to an aggregate of    shares of New BEN Common Stock, including public warrants to purchase    shares and private warrants to purchase    . New BEN will also have the ability to initially issue up to    shares of New BEN Common Stock under the 2023 LTIP (assuming the 2023 LTIP is approved by shareholders at the Meeting).

New BEN may issue additional shares of New BEN Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

New BEN’s issuance of additional shares of New BEN Common Stock or other equity securities of equal or senior rank would have the following effects:

•	New BEN’s existing stockholders’ proportionate ownership interest in New BEN will decrease;

•	the amount of cash available per share, including for payment of dividends (if any) in the future, may decrease;

•	the relative voting strength of each previously outstanding share of New BEN Common Stock may be diminished; and

•	the market price of New BEN’s shares of New BEN Common Stock may decline.

If DHC is deemed to be an investment company for purposes of the Investment Company Act, DHC would be required to institute burdensome compliance requirements and our activities would be severely restricted. As a result, in such circumstances, unless we are able to modify our activities so that DHC would not be deemed an investment company, DHC may abandon our efforts to complete the Business Combination and instead liquidate the Company.

As described further above, the SPAC Rule Proposals relate, among other matters, to the circumstances in which SPACs such as the Company could potentially be subject to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria, including a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a company to file a report on Form 8-K announcing that it has entered into an agreement with a target company for a business combination no later than 18 months after the effective date of its registration statement for its initial public offering (the “IPO Registration Statement”). The company would then be required to complete its initial business combination no later than 24 months after the effective date of its IPO Registration Statement.

If we are deemed to be an investment company under the Investment Company Act, our activities would be severely restricted. In addition, we would be subject to burdensome compliance requirements. We do not believe that our principal activities will subject us to regulation as an investment company under the Investment Company Act. However, if we are deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. As a result, unless we are able to modify our activities so that we would not be deemed an investment company, we may abandon our efforts to complete the Business Combination and instead liquidate the Company. Were we to liquidate, our warrants would expire worthless, and our securityholders would lose the investment opportunity associated with an investment in New BEN, including any potential price appreciation of our securities.

Risks Related to the Consummation of the Domestication

The Domestication may result in adverse tax consequences for holders of DHC Class A Shares.

It is intended that the Domestication qualify as a “reorganization” within the meaning of Section 368(a)(l)(F) of the Code, i.e., an F Reorganization. If the Domestication fails to qualify as an F Reorganization, a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations — I. U.S. Holders”) of DHC Class A Shares or DHC Public Warrants generally would recognize gain or loss with respect to its DHC Class A Shares or DHC Public Warrants in an amount equal to the difference, if any, between the fair market value of the corresponding New BEN Common Stock or Public Warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its DHC Class A Shares or DHC Public Warrants surrendered. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to DHC Class A Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication.

Additionally, Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations — II. Non-U.S. Holders”) may become subject to U.S. federal income tax (including withholding tax) on any amounts treated as dividends paid on New BEN Common Stock after the Domestication.

Assuming that the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code. A U.S. Holder whose DHC Class A Shares have a fair market value of less than $50,000 and who, on the date of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of DHC stock entitled to vote and less than 10% of the total value of all classes of DHC stock generally will not recognize any gain or loss and will not be required to include any part of DHC’s earnings in income as a result of the Domestication. A U.S. Holder whose DHC Class A Shares have a fair market value of $50,000 or more and, who on the day of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of DHC stock entitled to vote and less than 10% or more of the total value of all classes of DHC stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its DHC Class A Shares for Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by DHC the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the DHC Class A Shares held directly by such U.S. Holder. A U.S. Holder who, on the day of the Domestication, beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of DHC stock entitled to vote or 10% or more of the total value of all classes of DHC stock, generally will be required to include in income as a deemed dividend deemed paid by DHC the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the DHC Class A Shares held directly by such U.S. Holder as a result of the Domestication.

Additionally, even if the Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code (which have a retroactive effective date) generally require that, a U.S. person who disposes of stock of a PFIC (as defined below) (including for this purpose exchanging DHC Public Warrants for Public Warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. DHC believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of DHC Class A Shares to recognize gain under the PFIC rules on the exchange of its DHC Class A Shares for Common Stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s DHC Class A Shares. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges DHC Public Warrants for Public Warrants; currently, however, the elections mentioned above do not apply to warrants (for discussion regarding the unclear application of the PFIC rules to warrants, see “Material U.S. Federal Income Tax Considerations — I. U.S. Holders — A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of DHC. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.

All holders should consult their tax advisor for the tax consequences of the Domestication to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “Material U.S. Federal Income Tax Considerations.”

We were likely a passive foreign investment company, or “PFIC,” which could result in adverse United States federal income tax consequences to U.S. investors.

Because DHC is a blank check company with no current active operating business, we believe that DHC is likely classified as a passive foreign investment company, or “PFIC,” for U.S. federal income tax purposes. If we have been a PFIC for any taxable year (or portion thereof) that is included in the holding period of a beneficial owner of Public Shares or DHC Public Warrants that is a “U.S. Holder” as that term is defined in the section titled “Material U.S. Federal Income Tax Considerations,” such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements, including as a result of the Domestication. Our PFIC status for any taxable year will not be determinable until after the end of such taxable year. If we determine we are a PFIC for any taxable year, upon written request, DHC will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a “qualified electing fund” election, but there can be no assurance that we will timely provide such required information, and such election would be unavailable with respect to DHC Public Warrants in all cases.

The PFIC rules are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisors regarding the application and effect of the PFIC rules, including as a result of the Domestication, and including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax consequences of the Domestication, see the discussion in the section titled “Material U.S. Federal Income Tax Considerations.”

Provisions in the Proposed Governing Documents and provisions of the DGCL may delay or prevent an acquisition by a third-party that could otherwise be in the interests of shareholders.

DHC’s Proposed Charter and DHC’s Bylaws to be in effect following the Closing of the Business Combination will contain several provisions that may make it more difficult or expensive for a third-party to acquire control of the Company without the approval of the New BEN Board of Directors (the “New BEN Board”). These provisions, which may delay, prevent or deter a merger, acquisition, tender offer, proxy contest, or other transaction that shareholders may consider favorable, include the following:

•	the division of the New BEN Board into three (3) classes and the election of each class for three (3)-year terms;

•	advance notice requirements for shareholder proposals and director nominations;

•	provisions limiting shareholders’ ability to call special meetings of shareholders and to take action by written consent;

•	restrictions on business combinations with interested stockholders;

•

in certain cases, the approval of holders representing at least two-thirds (2/3) of the total voting power of the shares titled to vote will be required for shareholders to adopt, amend or repeal certain provisions of the Bylaws, or amend or repeal certain provisions of the Proposed Charter;

•	no cumulative voting; and

•

the ability of the board of directors to designate the terms of and issue new series of New BEN Preferred Stock without shareholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions by such acquirer.

These provisions of the Proposed Charter and Bylaws could discourage potential takeover attempts and reduce the price that investors might be willing to pay for the shares of New BEN Common Stock in the future, which could reduce the market price of the New BEN Common Stock. For more information, see the section titled “Description of the Securities.”

The provision of the Proposed Charter to be in effect following the Business Combination requiring exclusive venue in the Court of Chancery in the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against directors and officers.

The Proposed Charter will provide that, unless otherwise consented to by the Company in writing, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of the Company; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee or shareholder of the Company, to the Company or the Company’s shareholders; (iii) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, arising out of or pursuant to any provision of the DGCL, the Proposed Charter or the Bylaws of the Company (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Charter or the Bylaws of the Company (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against this corporation or any current or former director, officer or other employee of the Company, governed by the internal-affairs doctrine or otherwise relate to the Company’s internal affairs, in all cases to the fullest extent permitted by applicable law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The Proposed Charter will further provide that, unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. Any person or entity purchasing or otherwise acquiring any interest in the Company’s securities will be deemed to have notice of and consented to this provision.

Although the Proposed Charter contains the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and, therefore, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.

Although we believe these provisions will benefit us by limiting costly and time-consuming litigation in multiple forums and by providing increased consistency in the application of applicable law, these exclusive forum provisions may make it more expensive for stockholders to bring a claim than if the stockholders were permitted to select another jurisdiction and may limit the ability of our shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and other employees.

The Warrant Agreement contains an exclusive forum clause, which could limit a warrant holder’s ability to obtain a favorable judicial forum for disputes arising under the Warrant Agreement.

The Warrant Agreement provides that, subject to applicable law, (i) any action, against us or the warrant agent arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, (i) these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America have exclusive jurisdiction, and (ii) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder.

This choice of forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with DHC or, after the Business Combination, New BEN, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Risks Relating to Ownership of New BEN’s Common Stock Following the Business Combination

A market for New BEN Common Stock may not develop or be sustained, which would adversely affect the liquidity and price of New BEN Common Stock. If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, the price and liquidity of New BEN Common Stock could decline.

The trading market for New BEN Common Stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, the trading price for New BEN Common Stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our results of operations fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Subsequent to the completion of the Business Combination, New BEN may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence we conducted on BEN will reveal all material issues that may be present with regard to BEN, or that factors outside of our control will not later arise. As a result of unidentified issues or factors outside of our control, we may be forced to later write-down or write-off assets, restructure operations or incur impairment or other charges that could result in reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis conducted by DHC. Even though these charges may be non-cash items that would not have an immediate impact on our liquidity, reporting charges of this nature could contribute to negative market perceptions about New BEN or its securities. In addition, charges of this nature may cause us to violate leverage or other covenants to which we are subject. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares from any such write-down or write-downs.

The market price and trading volume of New BEN Common Stock and New BEN Public Warrants may be highly volatile and could decline significantly following the Business Combination.

Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price New BEN Common

Stock and New BEN Public Warrants in spite of our operating performance. New BEN cannot assure you that the market price of New BEN Common Stock and New BEN Public Warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including any of the risks presented under this section titled “Risk Factors” or presented elsewhere in this proxy statement/prospectus, and, among others, the following:

•	New BEN operating and financial performance, quarterly or annual earnings relative to similar companies;

•

publication of research reports or news stories about New BEN, New BEN’s competitors or New BEN’s industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	the public’s reaction to New BEN’s press releases, other public announcements and filings with the SEC;

•	announcements by New BEN or New BEN’s competitors of acquisitions, business plans or commercial relationships;

•	any major change in the New BEN Board or senior management, including the departure of our founders;

•	sales of New BEN Common Stock by New BEN, New BEN’s directors, executive officers, principal shareholders or New BEN’s founders;

•	adverse market reaction to any indebtedness New BEN may incur or securities we may issue in the future;

•	short sales, hedging and other derivative transactions in New BEN Common Stock;

•

exposure to capital market risks related to changes in interest rates, realized investment losses, credit spreads, equity prices, foreign exchange rates and performance of insurance-linked investments;

•	New BEN’s creditworthiness, financial condition, performance and prospects;

•	New BEN’s dividend policy and whether dividends on New BEN Common Stock have been, and are likely to be, declared and paid from time to time;

•	perceptions of the investment opportunity associated with New BEN Common Stock relative to other investment alternatives;

•	regulatory or legal developments;

•	changes in general market, economic and political conditions;

•	conditions or trends in our industry, geographies or customers;

•	changes in accounting standards, policies, guidance, interpretations or principles; and

•	threatened or actual litigation or government investigations.

In addition, broad market and industry factors may negatively affect the market price of New BEN Common Stock, regardless of New BEN actual operating performance, and factors beyond New BEN’s control may cause New BEN stock price to decline rapidly and unexpectedly. In addition, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. New BEN may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on New BEN’s business, financial condition, results of operations or prospects. Any adverse determination in litigation could also subject New BEN to significant liabilities.

Holders of Public Shares prior to Closing that elect to redeem their Public Shares may continue to hold any DHC Public Warrants that they owned prior to redemption, the exercise of which would result in additional dilution to non-redeeming DHC shareholders; exercise of outstanding DHC Private Placement Warrants would also result in additional dilution to non-redeeming DHC shareholders. Additionally, New NEN is required to issue an additional $26.5 million worth of shares of New BEN Common Stock to AFG and DHC may, prior to the Closing, offer or sell additional securities in connection with a PIPE or other financing transaction, the issuance of which would dilute ownership interests to Public Shareholders that do not redeem Public Shares in connection with the Business Combination.

Additionally, the terms of the Business Combination Agreement contemplates the adoption, effective at Closing, subject to approval by the DHC Public Shareholders at the Shareholder Meeting, of the Equity Incentive Plan, pursuant to which New BEN may issue an aggregate of up to the number of shares equal to five percent (5%) of New BEN Common Stock issued and outstanding as of immediately after the Effective Time, which amount will be subject to increase from time to time. For additional information about this plan, please read the discussion under the headings “Proposal 6 — The Stock Plan Proposal.”

The potential issuance of shares, or the vesting and settlement or exercise of equity-linked securities issued or granted under the Equity Incentive Plan would also result in additional dilution to non-redeeming DHC shareholders. The exercise of outstanding DHC warrants at various redemptions levels is illustrated in the table set forth below.

The percentage of the outstanding shares and voting power of New BEN Common Stock that will be owned by Public Stockholders after the Closing will vary based, among other things, on the number of Public Shares redeemed in connection with the Business Combination and the issuance by DHC or New BEN of additional equity or equity-based securities prior to, at or after the Closing. Certain dilutive effects on non-redeeming DHC shareholders across various redemption scenarios are shown in the table set forth below, though, as described herein, there may be other sources of dilution that impact ownership and voting control of Public Shareholders after the Business Combination is consummated.

The below sensitivity table shows the potential impact of redemptions on the pro forma book value per share of the shares owned by non-redeeming shareholders in a no additional redemption scenario, a fifty percent (50%) redemption scenario, and a maximum redemption scenario, assuming, in each case, that no BEN Options are exercised and that only the 5,375,000 BEN Options vested at September 30, 2023 are vested on the closing date. The sensitivity table below also sets forth the potential additional dilutive impact of each of the below additional dilution sources in each redemption scenario. The sensitivity table does not show the deferred underwriting commissions incurred in connection with the DHC IPO.

	Assuming No Additional Redemption			Assuming 50% Redemption			Assuming Maximum Redemption
Shareholders	Ownership in shares	Equity %		Ownership in shares	Equity %		Ownership in shares	Equity %
BEN Stockholders			%			%			%
DHC Public Shareholders			%			%			%
Founder Shares			%			%			%
AFG Shares			%			%			%
Forfeited Founder Shares			%			%			%
Total Shares Outstanding Excluding “Additional Dilution Sources”			%			%			%
Total Pro Forma Equity Value Post-Redemptions	$			$			$
Total Pro Forma Book Value Post-Redemptions	$			$			$
Pro Forma Book Value Per Share	$			$			$

	Assuming No Additional Redemption			Assuming 50% Redemption			Assuming Maximum Redemption
Additional Dilution Sources	Ownership in shares	Equity %		Ownership in shares	Equity %		Ownership in shares	Equity %
New BEN Public Warrants			%			%			%
Placement Warrants			%			%			%
AFG Shares
BEN Options			%			%			%
Total Additional Dilution Sources			%			%			%

New BEN does not intend to pay dividends for the foreseeable future.

New BEN currently intends to retain any future earnings to finance the operation and expansion of its business and New BEN does not expect to declare or pay any dividends in the foreseeable future. Moreover, the terms of any revolving credit facility into which New BEN or any of its subsidiaries enters may restrict its ability to pay dividends, and any additional debt New BEN or any of its subsidiaries may incur in the future may include similar restrictions. As a result, shareholders must rely on sales of their New BEN Common Stock after price appreciation as the only way to realize any future gains on their investment.

As a public company, we will become subject to additional laws, regulations and stock exchange listing standards, which will impose additional costs on us and may strain our resources and divert our management’s attention.

As a company with publicly-traded securities, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the listing requirements of the Nasdaq and other applicable securities laws and regulations. These rules and regulations require that we adopt additional controls and procedures and disclosure, corporate governance and other practices thereby significantly increasing our legal, financial and other compliance costs. These new obligations will also make other aspects of our business more difficult, time-consuming or costly and increase demand on our personnel, systems and other resources. For example, to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we will need to commit significant resources, hire additional staff and provide additional management oversight. Furthermore, as a result of disclosure of information in this proxy statement/prospectus and in our Exchange Act and other filings required of a public company, our business and financial condition will become more visible, which we believe may give some of our competitors who may not be similarly required to disclose this type of information a competitive advantage. In addition to these added costs and burdens, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of New BEN Common Stock, fines, sanctions, other regulatory actions and civil litigation, any of which could negatively affect the price of New BEN Common Stock.

Nasdaq may delist New BEN’s securities from trading on its exchange, which could limit investors’ ability to make transactions in New BEN’s securities and subject New BEN to additional trading restrictions.

The DHC Units, DHC Class A Shares, and DHC Public Warrants are currently listed on the Nasdaq Capital Market, under the symbols “DHCAU,” “DHCA,” and “DHCAW,” respectively. We intend to list the New BEN Common Stock and the New BEN Public Warrants on Nasdaq under the symbols “BNAI” and “BNAIW” upon the closing of the Business Combination. DHC cannot assure you that its securities will continue to be listed on Nasdaq following the Business Combination. In order to continue listing its securities on Nasdaq following the Business Combination, New BEN will be required to maintain certain financial, distribution and stock price levels. Generally, New BEN will be required to maintain a minimum market capitalization and a minimum number of holders of our securities.

Additionally, in connection with the Business Combination, New BEN will be required to demonstrate compliance with Nasdaq’s initial listing requirements, and we cannot assure you that New BEN will be able to meet those listing requirements at that time.

If Nasdaq delists New BEN Common Stock from trading on its exchange and we are not able to list our securities on another national securities exchange, DHC expects the Company’s securities could be quoted on an over-the-counter market. If this were to occur, the Company could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	reduced liquidity for its securities;

•	a determination that the New BEN Common Stock is a “penny stock” which will require brokers

•	trading in the New BEN Common Stock to adhere to more stringent rules and possibly result in a

•	reduced level of trading activity in the secondary trading market for the Company’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

BEN is not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of its internal control over financial reporting for that purpose. Upon becoming a public company, New BEN will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in New BEN’s quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Although New BEN will be required to disclose changes made in its internal controls and procedures on a quarterly basis, it will not be required to make its first annual assessment of its internal control over financial reporting pursuant to Section 404 until the year following its first annual report required to be filed with the SEC. As an emerging growth company, New BEN’s independent registered public accounting firm will not be required to formally attest to the effectiveness of its internal control over financial reporting pursuant to Section 404(a) until the later of (i) the year following New BEN’s first annual report required to be filed with the SEC or (ii) the date New BEN is no longer an emerging growth company. At such time, New BEN’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which its controls are documented, designed or operating.

As a private company, BEN does not currently have any internal audit function. To comply with the requirements of being a public company, BEN has undertaken various actions, and will need to take additional actions, such as implementing numerous internal controls and procedures and hiring additional accounting or internal audit staff or consultants. Testing and maintaining internal control can divert New BEN management’s attention from other matters that are important to the operation of its business. If New BEN identifies any material weaknesses in its internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that its internal control over financial reporting is effective, or if its independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal control over financial reporting once New BEN is no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of New BEN’s financial reports and the market price of New BEN Common Stock could be negatively affected. New BEN could also become subject to investigations by the SEC, the stock exchange on which its securities will be listed or other regulatory authorities, which could require additional financial and management resources. In addition, if New BEN fails to remedy any material weakness, its financial statements could be inaccurate and New BEN could face restricted access to capital markets.

Delaware law and provisions in New BEN’s Proposed Charter and Bylaws could make a merger, tender offer, or proxy contest difficult, thereby depressing the trading price of its New BEN Common Stock.

New BEN’s Proposed Charter and Bylaws will contain provisions that could depress the trading price of its New BEN Common Stock by acting to discourage, delay, or prevent a change of control of New BEN or changes in New BEN’s management that New BEN’s stockholders may deem advantageous. These provisions include the following:

•	a classified board of directors so that not all members of New BEN’s Board are elected at one time;

•	the right of the board of directors to establish the number of directors and fill any vacancies and newly created directorship;

•	director removal solely for cause;

•	super-majority voting to amend certain provisions of New BEN’s Proposed Charter and any provision of its Bylaws;

•	“blank check” preferred stock that New BEN’s Board could use to implement a shareholder rights plan

•	the right of New BEN’s board of directors to issue New BEN’s authorized but unissued New BEN Common Stock and New BEN Preferred Stock without stockholder approval

•	no ability of New BEN’s stockholders to call special meetings of stockholders

•	no right of New BEN’s stockholders to act by written consent, which requires all stockholder actions to be taken at a meeting of New BEN’s stockholders

•	limitations on the liability of, and the provision of indemnification to, our director and officers;

•	the right of the board of directors to make, alter, or repeal New BEN’s bylaws; and

•	advance notice requirements for nominations for election to New BEN’s board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings

In addition, New BEN will be subject to Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the business combination or the transaction in which such person becomes an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15.0% or more of a corporation’s voting stock. The existence of this provision may have an anti- takeover effect with respect to transactions not approved in advance by the New BEN Board and the anti-takeover effect includes discouraging attempts that might result in a premium over the market price for the shares of New BEN Common Stock.

Any provision of New BEN’s Proposed Charter or Bylaws that has the effect of delaying or deterring a change in control could limit the opportunity for New BEN’s stockholders to receive a premium for their shares of New BEN’s Common Stock, and could also affect the price that some investors are willing to pay for New BEN’s Common Stock.

Future sales of shares by existing shareholders could cause New BEN’s stock price to decline.

If New BEN’s existing shareholders sell or indicate an intention to sell substantial amounts of its New BEN Common Stock in the public market, the trading price of New BEN’s Common Stock could decline. In addition, shares underlying any outstanding options and restricted stock units will become eligible for sale if exercised or settled, as applicable, and to the extent permitted by the provisions of various vesting agreements and Rule 144 of the Securities Act. All the shares of New BEN Common Stock subject to stock options outstanding and reserved for issuance under its equity incentive plans are expected to be registered on Form S-8 under the Securities Act and such shares are eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates. If these additional shares are sold, or if it is perceived that they will be sold in the public market, the trading price of New BEN’s Common Stock could decline.

Although the Sponsor and the DHC initial shareholders will be subject to certain restrictions regarding the transfer of New BEN Common Stock following the Business Combination, these shares may be sold after the expiration of their respective lock-ups. New BEN intends to file one or more registration statements prior to or shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New BEN Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

New BEN’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause New BEN to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the New BEN Common Stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the New BEN Board’s attention and resources from the company’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to New BEN’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, New BEN may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

If New BEN’s operating and financial performance in any given period does not meet the guidance provided to the public or the expectations of investment analysts, the market price of the New BEN Common Stock may decline.

We may, but are not obligated to, provide public guidance on our expected operating and financial results for future periods. Any such guidance will consist of forward-looking statements, subject to the risks and uncertainties described in this prospectus/proxy statement and in our other public filings and public statements. The ability to provide this public guidance, and the ability to accurately forecast our results of operations, could be impacted by the global macroeconomic events, such as the COVID-19 pandemic and the current conflict in Ukraine and in the Middle East. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of unfavorable or uncertain economic and market conditions, such as the current global economic uncertainty experienced as a result of the COVID-19 pandemic and the current inflationary environment in the United States. If, in the future, our operating or financial results for a particular period do not meet any guidance provided or the expectations of investment analysts, or if we reduce our guidance for future periods, the market price of the New BEN Common Stock may decline as well. Even if we do issue public guidance, there can be no assurance that we will continue to do so in the future.

Other Risks Related to New BEN Operating as a Public Company

New BEN’s management does not have prior experience in operating a public company.

New BEN’s management does not have prior experience in managing a publicly traded company. As such, the management team may encounter difficulties in successfully or effectively managing its transition to a public company following the Business Combination and in complying with its reporting and other obligations under federal securities laws and other regulations and in connection with operating as a public company. Their lack of prior experience in dealing with the reporting and other obligations and laws pertaining to public companies could result the management of New BEN being required to devote significant time to these activities which may result in less time being devoted to the management and growth of New BEN. Additionally, New BEN will be required to hire additional personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies. New BEN may be required to incur significant expense in connection with these efforts.

TRADING MARKET AND DIVIDENDS

DHC

Units, Ordinary Shares, and Warrants

DHC’s Units, DHC Class A Shares and DHC Public Warrants are each quoted on the Nasdaq Capital Market, under the symbols “DHCAU,” “DHCA,” and “DHCAW,” respectively. Each of DHC’s Units consists of one DHC Class A Share and one-third of a DHC Public Warrant. Each whole DHC Public Warrant entitles the holder thereof to purchase one DHC Class A Share at a price of $  per share. DHC’s Units, DHC Class A Shares and DHC Public Warrants commenced trading on the Nasdaq Capital Market separately on or about April 22, 2021.

DHC’s Dividend Policy

DHC has not paid any cash dividends on its DHC Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon DHC’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. Further, if we incur any indebtedness, DHC’s ability to declare dividends may be limited by restrictive covenants DHC may agree to in connection therewith. The payment of any dividends subsequent to a business combination will be within the discretion of New BEN’s Board of Directors. It is the present intention of the Board to retain all earnings, if any, for use in its business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

BEN

Holders of BEN

As of the Record Date, there were    holders of record of BEN Common Stock.

Dividend Policy of BEN

There is no public market for BEN’s equity securities. BEN has not paid any cash dividends on its stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

New BEN

Dividend Policy

Following completion of the Business Combination, New BEN’s Board of Directors will consider whether or not to institute a dividend policy. It is presently intended that New BEN retain its earnings for use in business operations and accordingly, we do not anticipate New BEN’s Board of Directors declaring any dividends in the foreseeable future.

THE MEETING

General

DHC is furnishing this proxy statement/prospectus to the DHC shareholders as part of the solicitation of proxies by the Board for use at the Meeting of DHC shareholders to be held on    , 2023 and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about    , 2023 in connection with the vote on the Proposals. This proxy statement/prospectus provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Meeting.

Date, Time and Place

The Meeting will be held virtually at    a.m., Eastern Time, on    and conducted exclusively via live audio cast at    , or such other date, time and place to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice. For purposes of the Current Charter of DHC, the physical place of the meeting will be the offices of Cooley LLP located at 55 Hudson Yards, New York, NY 10001-2157, USA. There will not be a physical location for the Meeting, and you will not be able to attend the meeting in person. We are pleased to utilize the virtual shareholder meeting technology to provide ready access and cost savings for our shareholders and DHC. The virtual meeting format allows attendance from any location in the world. You will be able to attend, vote your shares, view the list of shareholders entitled to vote at the Meeting and submit questions during the Meeting via a live audio cast available at    .

Virtual Meeting Registration

To register for the virtual meeting, please follow these instructions as applicable to the nature of your ownership of our DHC Ordinary Shares.

If your shares are registered in your name with    , and you wish to attend the online-only virtual meeting, go to    , enter the control number you received on your proxy card and click on the “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to participate in the virtual Meeting.

Beneficial shareholders who wish to participate in the online-only virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to    . Beneficial shareholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting    a beneficial holder will receive an email prior to the meeting with a link and instructions for entering the virtual Meeting. Beneficial shareholders should contact    at least five business days prior to the meeting date.

Accessing the Virtual Meeting Audio Cast

You will need your control number for access. If you do not have your control number, contact    at the phone number or email address below. Beneficial investors who hold shares through a bank, broker or other intermediary, will need to contact them and obtain a legal proxy. Once you have your legal proxy, contact    to have a control number generated. Continental contact information is as follows:    -    -     or email    .

Record Date; Who is Entitled to Vote

DHC has fixed the close of business on    , 2023, as the record date for determining those DHC shareholders entitled to notice of and to vote at the Meeting. As of the close of business on    , 2023, there

were    DHC Ordinary Shares issued and outstanding and entitled to vote, of which    are DHC Class A Shares,    are DHC Class B Shares held by the Initial Shareholders. Each holder of ordinary shares is entitled to one vote per share on each Proposal. If your shares are held in “street name,” you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions.

In connection with our IPO, we entered into the Letter Agreement. The Initial Shareholders also entered into a Support Agreement with BEN, pursuant to which they agreed to, among other things, vote in favor of the Business Combination Proposal and the other Proposals. As of the date of this proxy statement/prospectus, the Initial Shareholders hold approximately 62.5% of the outstanding DHC Ordinary Shares.

Quorum and Required Vote for Shareholder Proposals

A quorum of DHC shareholders is necessary to hold a valid meeting. The holders of a majority of the DHC Ordinary Shares issued and outstanding as of the Record Date and entitled to vote at the Meeting must be present in person by virtual attendance or represented by proxy in order to hold the Meeting and conduct business. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Meeting.

Approval of the Business Combination Proposal, the Governance Proposals, the Stock Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal will each require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Approval of the Directors Proposal will require an ordinary resolution of the holders of the DHC Class B Shares under Cayman Islands law, being the affirmative vote of the holders of a majority of the DHC Class B Shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Approval of the Domestication Proposal and the Organizational Document Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Meeting.

If any of the Business Combination Proposal, the Domestication Proposal or Organizational Proposal is not approved, the other Proposals will have no effect (even if approved by the requisite vote of our shareholders at the Meeting of any adjournment or postponement thereof) and the Business Combination will not occur.

Voting Your Shares

Each DHC Ordinary Share that you own in your name entitles you to one vote on each Proposal for the Meeting. Your proxy card shows the number of ordinary shares that you own.

There are two ways to ensure that your ordinary shares are voted at the Meeting:

•

You can vote your shares by signing, dating and returning the enclosed proxy card in the pre-paid postage envelope provided. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by our board. Our Board recommends voting “FOR” each of the Proposals. If you hold your ordinary shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that the votes related to the shares you beneficially own are properly represented and voted at the Meeting.

•

You can participate in the virtual Meeting and vote during the Meeting even if you have previously voted by submitting a proxy as described above. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way DHC can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL (AS WELL AS THE OTHER PROPOSALS).

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	if you are a record holder, you may notify our proxy solicitor, Morrow Sodali LLC, in writing before the Meeting that you have revoked your proxy; or

•	you may participate in the virtual Meeting, revoke your proxy, and vote during the virtual Meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your ordinary shares, you may contact Morrow Sodali, our proxy solicitor as follows:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Tel: (800) 662-5200 (toll-free) or

(203) 658-9400 (banks and brokers can call collect)

Email: DHCA.info@investor.morrowsodali.com

PROXY SOLICITOR

No Additional Matters May Be Presented at the Meeting

This Meeting has been called only to consider the approval of the Business Combination Proposal, the Organizational Documents Proposal, the Domestication Proposal, the Governance Proposals, the Directors Proposal, the Stock Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal. Under our Current Charter, other than procedural matters incident to the conduct of the Meeting, no other matters may be considered at the Meeting if they are not included in the notice of the Meeting.

Approval of the Business Combination Proposal, the Governance Proposals, the Stock Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal will each require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Approval of the Directors Proposal will require an ordinary resolution of the holders of the DHC Class B Shares under Cayman Islands law, being the affirmative vote of the holders of a majority of the DHC Class B Shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Approval of the Domestication Proposal and the Organizational Document Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Meeting.

Redemption Rights

Pursuant to our Current Charter, a holder of DHC Class A Shares may demand that DHC redeem such DHC Class A Shares for cash in connection with a business combination. You may not elect to redeem your DHC Class A Shares prior to the completion of a business combination.

If you are a public shareholder and you seek to have your shares redeemed, you must submit your request in writing that we redeem your DHC Class A Shares for cash no later than    a.m., Eastern Time on    , 2023 (at least two business days before the Meeting). The request must be signed by the applicable shareholder in order to validly request redemption. A shareholder is not required to submit a proxy card or vote in order to validly exercise redemption rights. The request must identify the holder of the DHC Class A Shares to be redeemed and must be sent to Continental at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Proxy Services

E-mail:proxy@continentalstock.com

You must tender the DHC Class A Shares for which you are electing redemption at least two business days before the Meeting by:

•	Delivering the DHC Class A Shares electronically through the DWAC system.

Any corrected or changed written demand of redemption rights must be received by Continental at least two business days before the Meeting. No demand for redemption will be honored unless the holder’s shares (and/or share certificates (if any) and other redemption forms) have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the Meeting.

Public shareholders may seek to have their DHC Class A Shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of DHC Class A Shares as of the Record Date. Any public shareholder who holds DHC Class A Shares on or before    , 2023 (at least two business days before the Meeting) will have the right to demand that his, her or its DHC Class A Shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

In connection with tendering your shares for redemption, you must deliver your DHC Class A Shares (and/or share certificates (if any) and other redemption forms) to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System at least two business days before the Meeting.

If you wish to tender through the DWAC system, please contact your broker and request delivery of your DHC Class A Shares (and/or share certificates (if any) and other redemption forms) through the DWAC system. Delivering DHC Class A Shares physically may take significantly longer. In order to obtain a physical certificate, a shareholder’s broker and/or clearing broker, DTC, and Continental will need to act together to facilitate this request. It is DHC’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from Continental. DHC does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical certificate. Shareholders who request physical certificates and wish to redeem may be unable to meet the deadline for tendering their DHC Class A Shares before exercising their redemption rights and thus will be unable to redeem their DHC Class A Shares.

Any request for redemption, once made by a holder of public ordinary shares, may not be withdrawn once submitted to DHC unless the Board of Directors of DHC determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

In the event that a shareholder tenders DHC Class A Shares and the Business Combination is not completed, these DHC Class A Shares will not be redeemed for cash and the physical certificates representing these DHC Class A Shares will be returned to the shareholder promptly following the determination that the Business Combination will not be consummated. DHC anticipates that a shareholder who tenders DHC Class A Shares for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such DHC Class A Shares soon after the completion of the Business Combination.

If properly demanded by DHC’s public shareholders, DHC will redeem each DHC Class A Share into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of    , 2023, this would amount to approximately $    per share. If you exercise your redemption rights, you will be exchanging your DHC Class A Shares for cash and will no longer own the DHC Class A Shares.

Notwithstanding the foregoing, a holder of the DHC Class A Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the DHC Class A Shares.

If too many public shareholders exercise their redemption rights, we may not be able to meet certain closing conditions, and as a result, would not be able to proceed with the Business Combination.

Appraisal Rights and Dissenters’ Rights

Neither DHC shareholders nor DHC warrant holders have appraisal or dissenters’ rights in connection with the Business Combination or the Domestication under Cayman Islands Law or under the DGCL.

Proxies and Proxy Solicitation Costs

DHC is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. DHC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement/prospectus and proxy card. DHC will bear the cost of solicitation.    , a proxy solicitation firm that DHC has engaged to assist it in soliciting proxies, will be paid a fixed fee of approximately $  and be reimbursed out-of-pocket expenses.

DHC will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. DHC will reimburse them for their reasonable expenses.

PROPOSAL 1 — THE BUSINESS COMBINATION PROPOSAL

We are asking our shareholders to consider and vote upon a proposal to approve and adopt the Business Combination Agreement and approve the Business Combination and the other transactions contemplated thereby. Our shareholders should read carefully this proxy statement/prospectus in its entirety, including the subsection below titled “The Business Combination Agreement,” for more detailed information concerning the Business Combination and the terms and conditions of the Business Combination Agreement. We also urge our shareholders to read carefully the Business Combination Agreement in its entirety before voting on this Proposal. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus.

The Business Combination Agreement

This section describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto and is incorporated herein by reference. DHC shareholders and other interested parties are urged to read the Business Combination Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

General; Structure of the Business Combination

On September 7, 2023, DHC entered into the Business Combination Agreement with, amongst others, Merger Sub and BEN, pursuant to which, prior to the date of the Closing (the “Closing Date”) and following DHC shareholders’ exercise of their redemption rights, DHC will migrate to and domesticate as a Delaware corporation (the “Domestication”) (for further details, see the section titled “Proposal 2—The Domestication Proposal”) and, on the Closing Date and effective as of the Effective Time, Merger Sub will merge with and into BEN. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and New BEN will continue as the surviving corporation of the Merger.

Effect of the Domestication on Existing DHC Equity

The Domestication will result in, among other things, the following, each of which will occur no later than the day preceding the Closing Date:

•

each DHC Class A Share and DHC Class B Share that is issued and outstanding immediately prior to the Domestication to be converted into one share of common stock of the domesticated Delaware corporation;

•	each DHC Warrant that is issued and outstanding immediately prior to the Domestication to be converted into one public warrant of the domesticated Delaware corporation;

•

each Unit to be converted into one unit of the domesticated Delaware corporation, with each unit representing one share of common stock and one-third of one public warrant of the domesticated Delaware corporation; and

•	the governing documents of DHC will be replaced by the Proposed Charter and the Bylaws as described in this proxy statement/prospectus and DHC’s name will change to “Brand Engagement Network Inc.”

Consideration to be Received in the Business Combination

Merger Consideration

Upon the consummation of the Merger at the Effective Time (and, for the avoidance of doubt, following the consummation of the Domestication and after giving effect to the Warrant Settlement (as defined below)) and the issuance of the AFG Shares (as defined below), each share of BEN Common Stock issued and outstanding immediately prior to the Effective Time (including shares of BEN Common Stock issued in connection with the Warrant Settlement and the AFG Shares) will be canceled and converted into the right to receive a number of shares of New BEN Common Stock equal to (a) the BEN Merger Shares divided by (b) the BEN Outstanding Shares (the “Exchange Ratio”).

Treatment of BEN Warrants, Issuance of AFG Shares and BEN Options

Prior to the Effective Time, each outstanding warrant to purchase shares of BEN Common Stock issued by BEN (“BEN Warrant”) will, and BEN will take all necessary actions to cause each BEN Warrant to, be exercised in full on a cash or cashless basis or terminated without exercise, as applicable, in accordance with the terms of the applicable BEN Warrant (the “Warrant Settlement”).

Prior to or concurrently with the execution and delivery of the Business Combination Agreement, (i) BEN and AFG, entered into that certain exclusive reseller agreement providing for, among other things, AFG to act as BEN’s exclusive reseller of certain products of BEN (the “Reseller Agreement”) on terms and conditions set forth in the Business Combination Agreement and, as partial consideration to AFG for such services to BEN, the issuance of a number of shares of BEN Common Stock by BEN to AFG as of immediately prior to the Effective Time with an aggregate value of $17,500,000 as of the issuance date (such shares, to the extent issued in accordance with the Reseller Agreement and outstanding immediately prior to the Effective Time, the “AFG Reseller Shares”), and (ii) BEN and the investors listed therein (the “AFG Investors”) entered into that certain subscription agreement (the “Subscription Agreement” and, together with the Reseller Agreement, the “AFG Agreements”) providing for, among other things, the purchase of shares of BEN Common Stock in a private placement by the AFG Investors as of immediately prior to the Effective Time in exchange for $6,500,000 in cash contributed to BEN (such shares, to the extent issued in accordance the Subscription Agreement after giving effect to the AFG Interim Financing and outstanding as of immediately prior to the Effective Time, the “AFG Subscription Shares”, and together with the AFG Reseller Shares, the “AFG Shares”). As discussed herein, as a result of the AFG Interim Financing, AFG’s obligation to purchase shares of BEN Common Stock immediately prior to the Effective Time under the Subscription Agreement has been reduced by $1,000,000.

At the Effective Time, each option to purchase shares of BEN Common Stock (“BEN Option”) that is outstanding and unexercised as of immediately prior to the Effective Time, whether then vested or unvested, will be assumed by DHC and converted into (i) an option to purchase a number of shares of New BEN Common Stock (rounded down to the nearest whole share) (“Exchanged Option”) equal to (A) the number of shares of BEN Common Stock subject to such BEN Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price per share of such BEN Option immediately prior to the Effective Time, divided by (2) the Exchange Ratio provided, however, that the exercise price and the number of shares of New BEN Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of New BEN Common Stock purchasable pursuant to such Exchanged Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code (including that share amounts will be rounded down to the nearest whole share and exercise prices will be rounded up to the nearest whole cent).

Conditions to the Closing of the Business Combination

Conditions to the Obligations of Each Party

The obligations of BEN, DHC and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

•

the written consent, constituting the approval, by the requisite consent of the stockholders of BEN under the Wyoming Business Corporation Act, as amended (the “WBCA”) and the certificate of incorporation and bylaws of BEN, will be delivered to DHC;

•

the Business Combination Proposal, the Domestication Proposal, and the Organizational Documents Proposal will have been approved and adopted by the requisite affirmative vote of the shareholders of DHC in accordance with this proxy statement/prospectus, the Cayman Islands Companies Act (As Revised), the existing governing documents of DHC and the rules and regulations of Nasdaq;

•

no governmental authority will have enacted, issued, promulgated, enforced or entered into any law or governmental order which is then in effect and has the effect of making the Business Combination, including the Merger, illegal or otherwise enjoining or prohibiting consummation of the Business Combination;

•

all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), will have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission, as applicable) will have expired or been terminated;

•

all consents, approvals and authorizations set forth on Section 8.01(e) of the disclosure schedule to the Business Combination Agreement will have been obtained from and made with all applicable governmental authorities;

•

the Registration Statement will have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement will be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement will have been initiated or be threatened by the SEC;

•	DHC will have at least $5,000,001 of net tangible assets following the exercise of DHC shareholders’ redemption rights in accordance with the organizational documents of DHC; and

•	the Domestication will have been completed.

Additional Conditions to the Obligations of DHC and Merger Sub

The obligations of DHC and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions, and for clarity:

•

the representations and warranties of BEN contained in the first sentence of Section 4.01(a), Section 4.01(b), Section 4.03 (other than clauses (a), (b) and (c) thereof which are subject to the bullet immediately below), Section 4.04, and Section 4.24 of the Business Combination Agreement will each be true and correct in all material respects (without giving effect to any “materiality” or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty will be so true and correct as of such specified date);

•

the representations and warranties of BEN contained in Section 4.03(a), Section 4.03(b) and Section 4.03(c) of the Business Combination Agreement will be true and correct in all respects as of the date of the Business Combination Agreement and the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with the terms of the Business Combination Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty will be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to BEN, DHC, Merger Sub or their respective affiliates;

•

the representations and warranties of BEN contained in the other provisions of Article IV of the Business Combination Agreement will be true and correct in all respects (without giving effect to any “materiality,” “BEN Material Adverse Effect” (as defined below) or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty will be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, do not have and would not reasonably be expected to have a BEN Material Adverse Effect;

•

BEN will have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time (together with the closing conditions described in the preceding three bullets, the “Fundamental DHC Closing Conditions”);

•	since the date of the Business Combination Agreement, there will not have occurred any BEN Material Adverse Effect that is continuing on the Closing Date;

•

BEN will have delivered to DHC a certificate, dated as of the Closing Date, signed by an officer of BEN, certifying as to the satisfaction of certain of DHC and Merger Sub’s closing conditions specified in the Business Combination Agreement;

•

each of the Reseller Agreement and the Subscription Agreement will be in full force and effect and will not have been revoked, rescinded or otherwise repudiated by the respective signatories thereto, and the transactions contemplated thereunder will have been consummated; and

•

BEN will have delivered to DHC a certificate, in a form reasonably acceptable to DHC and properly executed, that shares of BEN Common Stock are not “United States real property interests” in accordance with applicable U.S. federal income tax law.

Conditions to the Obligations of BEN

The obligations of BEN to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

•

the representations and warranties of DHC and Merger Sub contained in Section 5.01, Section 5.03 (other than clauses (a), (b) and (c) thereof which are subject to the bullet immediately below), Section 5.04 and Section 5.12 of the Business Combination Agreement will each be true and correct in all material respects (without giving effect to any “materiality” or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty will be so true and correct as of such specified date);

•	the representations and warranties of DHC and Merger Sub contained in Section 5.03(a), Section 5.03(b) and Section 5.03(e) of the Business Combination Agreement will be true and correct in all respects as of the date of the Business Combination Agreement and the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with the terms of the Business Combination Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty will be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to BEN, DHC, Merger Sub or their respective affiliates;

•

the representations and warranties of DHC and Merger Sub contained in the other provisions of Article V of the Business Combination Agreement will be true and correct in all respects (without giving effect to any “materiality,” “DHC Material Adverse Effect” (as defined below) or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty will be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a DHC Material Adverse Effect;

•

DHC and Merger Sub will have performed or complied in all material respects with all other agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time (together with the closing conditions described in the preceding three bullets, the “Fundamental BEN Closing Conditions”);

•

DHC will have delivered to BEN a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of DHC, certifying as to the satisfaction of certain of BEN’s closing conditions specified in the Business Combination Agreement; and

•

the shares of BEN Common Stock to be issued pursuant to the Business Combination Agreement will have been approved for listing on Nasdaq, or another national securities exchange mutually agreed to by the parties, as of the Closing Date, subject only to official notice of issuance thereof.

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Business Combination by the stockholders of BEN or shareholders of DHC, as follows:

a)	by mutual written consent of DHC and BEN;

b)

by either DHC or BEN if the Effective Time has not occurred prior to December 4, 2023 (the “Outside Date”); provided, however, that if an extension of the deadline by which DHC must complete its initial business combination pursuant to its existing organizational documents occurs (the “Extension”), the Outside Date will automatically be extended without any further action of the parties to the earlier of (i) March 31, 2024 and (ii) the deadline by which DHC must complete its initial business combination in accordance with its existing organizational documents after giving effect to the Extension; provided, further, that the Business Combination Agreement may not be so terminated by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of any closing condition described in the section titled “— Conditions to the Closing of the Business Combination” on or prior to the Outside Date;

c)

by either DHC or BEN if any governmental order has become final and non-appealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination;

d)

by either DHC or BEN if any of the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposal or any other proposals the parties deem necessary to effectuate the Merger fail to receive the requisite vote for approval at the Shareholder Meeting (subject to any adjournment or postponement of such meeting);

e)

by DHC, in the event that the stockholders of BEN executing transaction support agreements on or prior to the execution of the Business Combination Agreement or any other stockholder of BEN necessary to obtain the Requisite BEN Stockholder Approval (as defined below) fails to deliver the Written Consent (as defined below) to BEN within two (2) business days of the Registration Statement becoming effective;

f)

by DHC in the event of a breach of any representation, warranty, covenant or agreement on the part of BEN set forth in the Business Combination Agreement, or if any representation or warranty of BEN becomes untrue, in either case such that the Fundamental DHC Closing Conditions would not be satisfied (a “Terminating BEN Breach”); provided that DHC has not waived such Terminating BEN Breach and DHC and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating BEN Breach is curable by BEN, DHC may not terminate the Business Combination Agreement for so long as BEN continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by DHC to BEN; or

g)

by BEN upon a breach of any representation, warranty, covenant or agreement on the part of DHC or Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of DHC or Merger Sub becomes untrue, in either case such that the Fundamental BEN Closing Conditions would not be satisfied (a “Terminating DHC Breach”); provided that BEN has not waived such Terminating DHC Breach and BEN is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating DHC Breach is curable by DHC and Merger Sub, BEN may not terminate the Business Combination Agreement for so long as DHC and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by BEN to DHC.

In the event the Business Combination Agreement is terminated pursuant to the foregoing, the Business Combination Agreement will become void and have no effect, and there will be no liability under the Business Combination Agreement on the part of any party thereto or any of its affiliates, directors, officers, employees or stockholders; provided that such termination will not limit the liability of any party for fraud or willful breach of the Business Combination Agreement committed by such party prior to such termination. In addition, the provisions in the Business Combination Agreement limiting claims against the Trust Account and relating to confidentiality, and certain other provisions which are required to survive in order to give appropriate effect to such provisions, and the confidentiality agreement among the parties, will in each case survive any termination of the Business Combination Agreement.

Fees and Expenses

Each party to the Business Combination Agreement is responsible for its own expenses incurred in connection with the Business Combination Agreement, any ancillary agreement to the Business Combination Agreement and the Business Combination, including all fees of its legal counsel, financial advisers, accountants and other representatives or consultants; provided that, whether or not the Closing and the Effective Time are consummated, all then unpaid DHC transaction costs and unpaid BEN transaction costs will be paid by DHC, and BEN and DHC will each pay one-half (1/2) of the fees relating to all SEC and other regulatory filings. DHC will use commercially reasonable efforts to ensure unpaid DHC transaction costs as of the Closing do not exceed $20,000,000 in the aggregate (the “DHC Transaction Cost Cap”). If unpaid DHC Transaction Costs as of the Closing exceed the DHC Transaction Cost Cap, at the Effective Time, by virtue of the Merger and without any action on the part of any person, the Sponsor will automatically forfeit a number of DHC Class B Shares, rounded down to the nearest share, equal to (i) the amount of the excess divided by (ii) $10.00 per share, and no consideration shall be paid with respect thereto.

Covenants and Agreements

BEN has agreed to certain covenants in the Business Combination Agreement relating to, among other things, exclusivity during the Interim Period, the conduct of BEN’s business during the Interim Period, the preparation and delivery of certain additional financial statements, affiliate agreements and obtaining licenses, permits, registrations or similar approvals necessary for each of BEN and its subsidiaries to carry on its business. DHC has agreed to certain covenants in the Business Combination Agreement relating to, among other things, the release of trust account proceeds upon the Closing, the obtainment of approval to list on Nasdaq the common stock of DHC issued in the transaction, exclusivity during the Interim Period, conduct of DHC’s business during the Interim Period and the consummation of the Domestication. Both parties have made covenants relating to, among other things, post-Closing directors, indemnification and insurance and stockholder litigation.

Conduct of Business by BEN

BEN has agreed that, except as expressly contemplated by the Business Combination Agreement or the ancillary agreements contemplated thereby, set forth in BEN’s disclosure schedules to the Business Combination Agreement or as required by applicable law, between the date of the Business Combination Agreement and the Effective Time or the earlier termination of the Business Combination Agreement (the “Interim Period”), BEN will, and will cause its subsidiaries to, (i) conduct their respective businesses in the ordinary course of business and (ii) use its commercially reasonable efforts to preserve substantially intact the business organization of BEN and its subsidiaries, keep available the services of the current officers, key employees and consultants of BEN and its subsidiaries, and preserve the current relationships with customers, suppliers and other persons with which BEN or any of its subsidiaries has significant business relations.

In addition, BEN has agreed that, except as expressly contemplated by the Business Combination Agreement, set forth in BEN’s disclosure schedules to the Business Combination Agreement or as required by applicable law, BEN will not, and will cause each of its subsidiaries not to, during the Interim Period, do any of the following without the prior written consent of DHC (which consent may not be unreasonably withheld, conditioned or delayed):

•	amend or otherwise change the certificate of incorporation, bylaws or other organizational documents of BEN or any of its subsidiaries;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of BEN or any of its subsidiaries;

•

issue, sell, pledge, dispose of, grant, encumber or exclusively license, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, or otherwise amend any terms of, (A) any shares of any class of capital stock of BEN or any of its subsidiaries, or any options, warrants, restricted stock units, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of BEN or any of its subsidiaries (other than the issuance of shares of BEN Common Stock in connection with the Warrant Settlement or the issuance of the AFG Shares) or (B) any material assets of BEN or any of its subsidiaries, including intellectual property (other than certain permitted liens under the Business Combination Agreement);

•

form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture, partnership, business association or other similar arrangement with any other entity;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any capital stock of BEN or any of its subsidiaries;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of capital stock of BEN or any of its subsidiaries;

•

(A) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof, in each case, other than a subsidiary of BEN ; or (B) incur any indebtedness for borrowed money, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or grant any security interest in any assets (other than certain permitted liens under the Business Combination Agreement) of BEN or any of its subsidiaries; or (C) enter into any letter of intent, term sheet, or other arrangement with respect to any of the foregoing, whether or not binding on BEN;

•

make any loans, advances or capital contributions to, or investments in, any other person (including to any officers, directors, agents or consultants of BEN or any of its subsidiaries), make any material change in existing borrowing or lending arrangements of BEN or any of its subsidiaries for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person, except (A) prepayments and deposits paid to suppliers of BEN or any of its subsidiaries in the ordinary course of business, (B) trade credit extended to customers of BEN or any its subsidiaries in the ordinary course of business or (C) any indemnification obligation under the organizational documents of BEN or any indemnification agreement in which BEN or any of its subsidiaries is a party, in each case, as in effect on the date of the Business Combination Agreement and disclosed on BEN’s disclosure schedule to the Business Combination Agreement;

•

make any material capital expenditures (or commit to making any capital expenditures), other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with BEN’s annual capital expenditure budget for periods following the date of the Business Combination Agreement, made available to DHC prior to such date;

•	acquire any fee interest in real property;

•

enter into, renew or amend in any respect any agreement involving an interested party transaction (or any contractual or other arrangement, that if existing on the date of the Business Combination Agreement, would have constituted an agreement involving an interested party transaction);

•

except as otherwise required by law or the terms of any employee benefit plan in effect as of the date of the Business Combination Agreement and disclosed on BEN’s disclosure schedule to the Business Combination Agreement, (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee, consultant or other service provider, (B) enter into or grant any new, or amend any existing, employment, retention, bonus, change in control, severance or termination agreement or BEN Option with any current or former director, officer, employee, consultant or other service provider, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee, consultant or other service provider, (D) grant any BEN Option, restricted stock unit, restricted stock or equity award, (E) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees, (F) hire any new employee or terminate the employment (other than for cause) of any employee, or (G) establish, determine or amend the vesting terms, including performance-based vesting terms, of any BEN Option, or any restricted stock award that results from the exercise of a BEN Option;

•

adopt, amend or terminate any employee benefit plan, except (A) as may be required by applicable law, (B) as is required in order to consummate the Business Combination, (C) in connection with the health and welfare plan renewals in the ordinary course of business; provided that such renewals do not increase the cost to BEN or any subsidiary of BEN of providing such benefits;

•	waive any restrictive covenant obligation of any employee of BEN or any of its subsidiaries;

•

make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in U.S. generally accepted accounting principles (“GAAP”) or applicable law made subsequent to the date of the Business Combination Agreement;

•

(A) file any federal, state or local income tax return or other material tax return in a manner inconsistent with past practice, (B) file any amended tax return, (C) adopt or change any method of tax accounting, (D) make, change or rescind any tax election, (E) settle or compromise any U.S. federal, state, local or non-U.S. tax audit, assessment, claim or other controversy relating to taxes, (F) knowingly surrender any claim for a refund of taxes, (G) enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement, or closing agreement with respect to any tax (other than, in each case, an agreement the primary purpose of which does not relate to taxes or an agreement among any of BEN and its subsidiaries), (H) consent to any extension or waiver of the statute of limitations period applicable to any tax claim or assessment or (I) request any tax ruling from a tax authority;

•

enter into new, or materially amend or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of BEN’s or any of its subsidiaries’ material rights thereunder, in each case, in a manner that is adverse to BEN or its applicable subsidiary, taken as a whole, except in the ordinary course of business;

•	enter into any contract, agreement or arrangement that obligates BEN or any of its subsidiaries to develop any intellectual property related to the business of BEN or its products;

•

(A) acquire, license, sublicense, waive, covenant not to assert, pledge, sell, transfer, assign or otherwise dispose of, divest or spin-off any material item of BEN intellectual property used or held for use in the business of BEN or its subsidiaries, in each case, other than in the ordinary course of business of BEN or the applicable subsidiary, (B) abandon, relinquish, permit to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain and protect its interest in each and every material item of BEN intellectual property or other intellectual property used or held for use in the business of BEN or its subsidiaries or (C) disclose or otherwise make available to any person who is not subject to a written agreement to maintain the confidentiality of any material trade secret included in BEN intellectual property or other intellectual property used or held for use in the business of BEN or its subsidiaries;

•	waive, release, assign, settle or compromise any litigation, suit, claim, charge, grievance, action, proceeding, order, audit or investigation by or before any governmental authority (an “Action”);

•	enter into any new line of business outside of the business currently conducted by BEN or its subsidiaries as of the date of the Business Combination Agreement;

•

voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to BEN and any of its subsidiaries and their assets and properties;

•	commence or file any Action against a third party; or

•	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Conduct of Business by DHC and Merger Sub

DHC has agreed that, except as expressly contemplated by the Business Combination Agreement or the ancillary agreements contemplated thereby or required by applicable law, during the Interim Period, DHC will, and will cause Merger Sub to, conduct their respective businesses in the ordinary course of business, and neither DHC nor Merger Sub will, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of BEN (which consent may not be unreasonably withheld, conditioned or delayed):

•	amend or otherwise change the organizational documents of DHC or the Merger Sub in a manner that would adversely affect BEN or the holders of BEN Common Stock, other than the Proposed Charter;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, stock, property or otherwise, with respect to any of its share capital or capital stock (as applicable), other than redemptions from the Trust Account that are required pursuant to the organizational documents of DHC;

•

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the DHC Ordinary Shares or DHC Warrants, except for redemptions from the Trust Account and conversions of the DHC Class B Shares that are required pursuant to the organizational documents of DHC;

•

issue, sell, pledge, dispose of, grant, encumber or exclusively license, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of share capital or capital stock of DHC or Merger Sub, or any options, warrants, restricted stock units, convertible securities or other rights of any kind to acquire any shares of such share capital or capital stock, or any other ownership interest (including any phantom interest), of DHC or Merger Sub, except (i) in connection with the conversion of DHC Class B Shares pursuant to the organizational document of DHC or (ii) with respect to additional financing;

•

acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof or enter into a joint venture, partnership, business association or other similar arrangement with any other entity;

•

incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of DHC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except for any loan from Sponsor or certain of DHC’s officers or directors to in an aggregate amount not to exceed $1,000,000 to finance DHC’s transaction costs in connection with the Business Combination or other expenses incurred in the ordinary course of business unrelated to the Business Combination;

•

make any loans, advances or capital contributions to, or investments in, any person (including to any officers, directors, agents or consultants of DHC or Merger Sub, other than expense advancement or reimbursement in the ordinary course of business of reasonable business expenses in compliance with DHC expense advancement and reimbursement policies);

•

make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date of the Business Combination Agreement;

•

(i) file any federal, state or local income tax Return or other material amended tax Return in a manner inconsistent with past practice, (ii) file any amended tax Return, (iii) adopt or change any method of tax accounting, (iv) make, change or rescind any tax election, (v) settle or compromise any U.S. federal, state, local or non-U.S. tax audit, assessment, claim or other controversy relating to taxes, (vi) knowingly surrender any claim for a refund of taxes, (vii) enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement, or closing agreement with respect to any tax (other than, in each case, an agreement the primary purpose of which does not relate to taxes or an agreement between DHC and Merger Sub),

(viii) consent to any extension or waiver of the statute of limitations period applicable to any tax claim or assessment or (ix) request any tax ruling from a tax authority;

•	liquidate, dissolve, reorganize or otherwise wind up the business and operations of DHC or Merger Sub;

•	amend or modify the Investment Management Trust Agreement, dated as of March 4, 2021, between DHC and Continental (the “Trust Agreement”) or any other agreement related to the Trust Account;

•

enter into, renew or amend in any material respect any agreement involving an interested party transaction (or any contractual or other arrangement that, if existing on the date of the Business Combination Agreement, would have constituted an agreement involving an interested party transaction), except in connection with any additional Sponsor loan or any other loan from the Sponsor or an affiliate thereof or certain of DHC’ officers or directors to finance DHC’s transaction costs in connection with the Business Combination or other expenses incurred in the ordinary course of business unrelated to the Business Combination;

•

waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $50,000 individually or $100,000 in the aggregate;

•	except as contemplated by the 2023 LTIP, adopt, enter into, sponsor, or contribute to any employee benefit plan, employment contract, or collective bargaining agreement;

•	make any material capital expenditures;

•	enter into any new line of business outside of the business currently conducted by DHC as of the date of the Business Combination Agreement;

•

voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to DHC and Merger Sub and their assets and properties; or

•	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Covenants of BEN

Pursuant to the Business Combination Agreement, BEN has agreed, among other things, to:

•	during the Interim Period, not, and cause its subsidiaries not to, and direct its and their respective representatives acting on its or their behalf not to, directly or indirectly:

(i)

enter into, solicit, initiate, facilitate, knowingly or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity, concerning any sale of material assets of BEN and its subsidiaries taken as a whole or any of BEN’s outstanding capital stock or other equity securities of BEN or any conversion, consolidation, liquidation, dissolution or similar transaction involving BEN or any of its subsidiaries other than with DHC and its representatives (an “Alternative Transaction”);

(ii)	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of BEN or any of its subsidiaries;

(iii)	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction;

(iv)	approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement,

merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction;

(v)	commence, continue or renew any due diligence investigation regarding any Alternative Transaction; or

(vi)	resolve or agree to do any of the foregoing or otherwise authorize or permit any of its representatives acting on its behalf to take any such action;

•

notify DHC promptly in writing (but in no event later than twenty-four (24) hours) after receipt by BEN, any of its subsidiaries or any of their respective representatives of any inquiry or proposal with respect to an Alternative Transaction, any inquiry that would reasonably be expected to lead to an Alternative Transaction or any request for non-public information relating to BEN or any of its subsidiaries or for access to the business, properties, assets, personnel, books or records of BEN or any of its subsidiaries by any third party;

•

as promptly as practicable following the date upon which the Registration Statement becomes effective, and no later than two (2) business days following such date, solicit the requisite approval for the Business Combination from the stockholders of BEN under the WBCA and the organizational documents of BEN (the “Requisite BEN Stockholder Approval”) via written consent in accordance with Section 17-16-704 of the WBCA;

•

use reasonable best efforts to cause each BEN Holder (as defined below) and each such other BEN stockholder necessary to obtain the Requisite BEN Stockholder Approval to duly execute and deliver a stockholder written consent (the “Written Consent”) in respect of the shares of BEN Common Stock beneficially owned by such stockholders within two (2) business days of the Registration Statement becoming effective, including by taking all action necessary to enforce the Support Agreements (as defined below);

•	as promptly as practicable following the execution and delivery of the Written Consent by BEN stockholders to BEN, deliver to DHC a copy of such Written Consent;

•

purchase a prepaid “tail” policy with respect to BEN’s current directors’ and officers’ liability insurance from an insurance carrier with the same or better credit rating as BEN’s current directors’ and officers’ liability insurance carrier on terms not less favorable than the terms of such current insurance coverage, except that in no event shall BEN be required to pay an annual premium for such insurance in excess of three hundred fifty percent (350%) of the aggregate annual premium currently payable by BEN for such insurance policy for the year ended December 31, 2023;

•

except as set forth on BEN’s disclosure schedule to the Business Combination Agreement, terminate, or cause to be terminated, all interested party agreements and side letter agreements and any other contracts between BEN and any of its directors, officers or holder of more than ten percent (10%) of its capital stock (assuming the full conversion or exercise of all securities of BEN held by such person), or any immediate family member of any of the foregoing (whether directly or indirectly through an affiliate of such person) or that would otherwise be required to be disclosed pursuant to Item 404 of Regulation S-K without any liability to BEN, other than ordinary course agreements relating to director and employee compensation and benefits;

•

use reasonable best efforts to, and shall cause its applicable subsidiaries to use reasonable best efforts to, obtain the franchises, grants, authorizations, licenses, permits, registrations, easements, variances, exceptions, consents, certificates, charters, approvals, and orders of any governmental authority (the “Permits”) necessary for each of BEN and its subsidiaries to carry on its business in all respects as it is proposed to be conducted as of the date of the Business Combination Agreement, including, but not limited to, the Permits listed on BEN’s disclosure schedule to the Business Combination Agreement; and

•

during the Interim Period, deliver to DHC and any of BEN’s and DHC’s financial advisors, within (i) fifteen (15) days following the end of any month, certain unaudited financial statements of BEN as of the end of such month and (ii) thirty (30) days following the end of any fiscal quarter, certain unaudited financial statements of BEN as of the end of such quarter that is required to be included in the Registration Statement and this proxy statement/prospectus and any other filings to be made by DHC with the SEC in connection with the Business Combination.

Covenants of DHC

Pursuant to the Business Combination Agreement, DHC has agreed, among other things, to:

•	during the Interim Period, not, and cause Merger Sub not to, and direct its and their respective representatives acting on its or their behalf not to, directly or indirectly:

(i)

enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity, concerning any merger, consolidation, or acquisition of stock or assets or any other business combination involving DHC and any other corporation, partnership or other business organization other than BEN and its subsidiaries (an “DHC Alternative Transaction”);

(ii)	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any DHC Alternative Transaction;

(iii)

approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any DHC Alternative Transaction or any proposal or offer that could reasonably be expected to lead to a DHC Alternative Transaction;

(iv)	commence, continue or renew any due diligence investigation regarding any DHC Alternative Transaction; or

(v)	resolve or agree to do any of the foregoing or otherwise authorize or permit any of its representatives acting on its behalf to take any such action;

•

notify BEN promptly in writing (but in no event later than twenty-four (24) hours) after receipt by DHC or any of its representatives of any inquiry or proposal with respect to a DHC Alternative Transaction, any inquiry that would reasonably be expected to lead to a DHC Alternative Transaction or any request for non-public information relating to DHC or for access to the business, properties, assets, personnel, books or records of DHC by any third party;

•

as promptly as practicable after the date of the Business Combination Agreement, with the assistance and cooperation of BEN as reasonably requested by DHC, prepare and file with the SEC the Registration Statement;

•

call and hold an extraordinary general meeting of DHC to consider the proposals contemplated in this proxy statement/prospectus (the “Shareholder Meeting”) as promptly as practicable after the date on which the Registration Statement becomes effective;

•

use its reasonable best efforts to obtain the approval of the proposals set forth in this proxy statement/ prospectus at the Shareholder Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of such proposals, and take all other action necessary or advisable to secure the required vote or consent of its shareholders;

•

for a period of six (6) years from the Effective Time, indemnify and hold harmless each present and former director and officer of BEN or any of its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that BEN would have been permitted under applicable law, the organizational documents of BEN, or any indemnification agreement in effect on the date of the Business Combination Agreement to indemnify or exculpate such person;

•

for a period of six (6) years from the Effective Time, maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by BEN’s directors’ and officers’ liability insurance policy on terms not less favorable than the terms of such current insurance coverage; provided that DHC will not be required to pay an annual premium for such insurance in excess of three hundred percent (350%) of the aggregate annual premium payable by BEN for such insurance policy for the year ended December 31, 2022;

•

use its reasonable best efforts to cause the New BEN Common Stock issued in connection with the Business Combination to be approved for listing on Nasdaq at the Closing, and during the Interim Period, use its reasonable best efforts to keep the units, Class A Shares and DHC Warrants listed for trading on Nasdaq;

•

at least forty-eight (48) hours prior to the Effective Time, provide notice to Continental in accordance with the Trust Agreement and deliver any other documents, opinions or notices required to be delivered to Continental pursuant to the Trust Agreement and cause Continental prior to the Effective Time to transfer all funds held in the Trust Account, other than funds required to be paid from the Trust Account to DHC shareholders that delivered a valid exercise of redemption rights prior to the Effective Time in accordance with the organizational documents of DHC; and

•	subject to receipt of requisite approval from DHC shareholders, cause the Domestication to become effective prior to the Effective Time.

Joint Covenants of DHC and BEN

In addition, each of DHC and BEN has agreed, among other things, to:

•	furnish all information concerning such party as the other party may reasonably request in connection with the preparation of the Registration Statement;

•

use their reasonable best efforts to (i) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (y) cause the Registration Statement to be declared effective as promptly as practicable and (z) keep the Registration Statement effective as long as is necessary to consummate the Business Combination;

•	reasonably assist and cooperate with the other party in the preparation of the Registration Statement and the resolution of any comments received from the SEC;

•

during the Interim Period, (i) provide to the other party (and the other party’s representatives) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof, and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its representatives may reasonably request;

•

give prompt notice to the other party of any event which the party becomes aware of during the Interim Period the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the closing conditions to fail;

•

use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Business Combination;

•

notify the other party of any communication it or any of its affiliates receives from any governmental authority relating to the matters that are the subject of the Business Combination Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any governmental authority in connection with the Business Combination;

•

use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to the Business Combination Agreement and the Business Combination, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party;

•

each party to the Business Combination Agreement agrees to promptly make any required filing or application under antitrust laws, as applicable, and with respect to the HSR Act make any required filings no later than ten (10) Business Days after the date of the Business Combination Agreement. The parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to antitrust laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under antitrust laws as soon as practicable;

•	promptly make any required filing or application under applicable antitrust laws;

•

take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of shares of BEN capital stock or acquisitions of New BEN Common Stock resulting from the Business Combination by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Business Combination to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•

take all necessary actions to cause the board of directors of DHC as of immediately following the Closing to consist of eight (8) directors, consisting of (i) the Chief Executive Officer of BEN as of immediately following the Closing, (ii) two (2) individuals designated by the Sponsor, which may be changed by Sponsor subject to BEN’s prior written consent (which may not be unreasonably withheld, conditioned or delayed), (iii) two (2) individuals designated by BEN’s board of directors, each of which may be changed by the board of directors of BEN in consultation with DHC no later than fourteen (14) days prior to the effectiveness of the Registration Statement, and (iv) three (3) individuals designated by mutual agreement of the Sponsor and the board of directors of BEN, each of whom will qualify as independent directors under the rules of Nasdaq, it being understood that the parties will ensure that a majority of the members of the board of directors of DHC as of immediately following the Closing qualifies as independent directors under the rules of Nasdaq;

•

(i) notify the other in writing promptly after learning of any shareholder or stockholder (as applicable) demands or other shareholder or stockholder actions (including derivative claims) relating to the Business Combination Agreement, any ancillary agreements to the Business Combination Agreement or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of DHC, DHC or any of its representatives (in their capacity as a representative of DHC) or, in the case of BEN, BEN or any of its representatives (in their capacity as a representative of BEN ), (ii) keep the other reasonably informed regarding any Transaction Litigation, (iii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such

Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, and (iv) consider in good faith the other’s advice with respect to any such Transaction Litigation.

Additional Financing

During the Interim Period, DHC and BEN may jointly agree for DHC to enter into agreements to sell to any other person in a private placement additional shares of New BEN Common Stock (i) that have the same rights, privileges and preferences as the shares of New BEN Common Stock to be issued to the stockholders of BEN pursuant to the terms of the Business Combination Agreement and (ii) at a price per share not less than $10.00 (the “PIPE Financing”). In addition, DHC, the Sponsor and BEN may jointly agree for DHC and the Sponsor to enter into agreements to incentivize DHC shareholders to agree to not exercise, or unwind their exercise of, their redemption rights, including by way of the Sponsor’s voluntary forfeiture of up to 1,000,000 shares of its DHC Class B Shares (the cash proceeds that remain in the Trust Account with respect such non-redemption together with the cash proceeds from the PIPE Financing, the “Additional Financing”).

Trust Account Waiver

BEN has, on behalf of itself and its affiliates, irrevocably waived, except with respect to the disbursement of monies from the Trust Account to DHC after or concurrently with the consummation of the Business Combination, any claims against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, the Business Combination Agreement or any proposed or actual business relationship between DHC or its representatives, on the one hand, and BEN or its representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (the “Released Claims”). BEN will not, on behalf of itself and its affiliates, seek recourse against the Trust Account (including any distributions therefrom) for any Released Claim (including for an alleged breach of the Business Combination Agreement or any other agreement with DHC or its affiliates).

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties from each of the parties. Certain of the representations and warranties are subject to specified exceptions and qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement.

In the Business Combination Agreement, BEN makes customary representations and warranties regarding itself and its subsidiaries, including in relation to: organization and qualifications, subsidiaries, organizational documents, capitalization, authority relative to the Business Combination Agreement, absence of conflicts and required filings and consents in connection with the Business Combination, permits and compliance matters, financial statements, absence of certain changes or events, absence of litigation, employee benefit, labor, and employment matters, real property matters, title to assets, intellectual property, taxes, environmental matters, material contracts and contractual defaults, material customers and suppliers, insurance, required approvals, related party transactions, compliance with applicable securities law, and brokers.

In the Business Combination Agreement, DHC makes customary representations and warranties regarding itself and Merger Sub, including in relation to: corporate organization, organizational documents, capitalization, authority relative to the Business Combination Agreement, absence of conflicts and required filings and consents in connection with the Business Combination, compliance matters, SEC filings and financial statements, business activities and absence of certain changes or events, absence of litigation, required approvals, operations of Merger Sub, brokers, the Trust Account, employees and employee benefit matters, taxes, registration and listing, interested party transactions, financial advisor opinion and non-reliance.

BEN Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of BEN are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred and for purposes of determining whether certain closing conditions have been satisfied.

Pursuant to the Business Combination Agreement, a material adverse effect with respect to BEN and its respective subsidiaries means any event, circumstance, change or effect that, individually or in the aggregate, has a material adverse effect on (i) the business, condition (financial or otherwise), assets, liabilities or operations of BEN and its subsidiaries taken as a whole or (ii) the ability of BEN to consummate the Business Combination (“BEN Material Adverse Effect”). However, solely in the case of the foregoing clause (i), in no event would any of the following constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be a BEN Material Adverse Effect:

(a)	any change or proposed change in or change in the interpretation of any law or GAAP;

(b)	events or conditions generally affecting the industries or markets in with BEN and its subsidiaries operate or the economy as a whole;

(c)

any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets);

(d)

any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, act of God or other force majeure events, including any escalation or worsening thereof;

(e)

any actions taken or not taken by BEN or its subsidiaries, or such other changes or events, in each case, which (A) DHC has requested in writing or to which it has consented in writing or (B) are required by the Business Combination Agreement;

(f)

except with respect to certain representations of BEN and certain closing conditions of DHC, any event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other transactions contemplated by the Business Combination (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities);

(g)

any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that the foregoing shall not prevent a determination that any event, circumstance, change or effect underlying such failure has resulted in a BEN Material Adverse Effect (to the extent such event, circumstance, change or effect is not otherwise excluded from this definition of BEN Material Adverse Effect); or

(h)

any epidemic, pandemic or disease outbreak (including COVID-19) or any law, directive, pronouncement or guideline issued by a governmental authority, the Centers for Disease Control and Prevention, the World Health Organization or any relevant industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such law, directive, pronouncement or guideline or interpretation thereof following the date of the Business Combination Agreement, except, in the case of the forgoing clauses (a) through (c), to the extent that BEN and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which BEN or its subsidiaries operate.

DHC Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of DHC are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred and for purposes of determining whether certain closing conditions have been satisfied.

Pursuant to the Business Combination Agreement, a material adverse effect with respect to DHC means any event, circumstance, change or effect that, individually or in the aggregate, has a material adverse effect on (i) the business, condition (financial or otherwise), assets, liabilities or operations of DHC or (ii) the ability of DHC or Merger Sub to consummate the Business Combination (“DHC Material Adverse Effect”). However, solely in the case of the foregoing clause (i), in no event would any of the following constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be a DHC Material Adverse Effect:

(a)	any change or proposed change in or change in the interpretation of any law or GAAP;

(b)	events or conditions generally affecting the industries or markets in which DHC operates, or the economy as a whole;

(c)

any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets);

(d)

any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, act of God or other force majeure events, including any escalation or worsening thereof;

(e)

any actions taken or not taken by DHC, or such other changes or events, in each case, which (A) BEN has requested in writing or to which it has consented in writing or (B) are required by the Business Combination Agreement;

(f)

except with respect to certain representations of DHC and certain closing conditions of BEN, any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other transactions contemplated by the Business Combination Agreement; or

(g)

any epidemic, pandemic or disease outbreak (including COVID-19) or any law, directive, pronouncement or guideline issued by a governmental authority, the Centers for Disease Control and Prevention, the World Health Organization or any relevant industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such law, directive, pronouncement or guideline or interpretation thereof following the date of the Business Combination Agreement, except, in the case of the foregoing clauses (a) through (c), to the extent that DHC is disproportionately affected thereby as compared with other participants in the industry in which DHC operates.

Waiver; Amendments; No Survival of Representations, Warranties and Covenants

At any time prior to the Effective Time, each party may extend the time for the performance of any obligation or other act of the other party, waive any inaccuracy in the representations and warranties of the other party contained in the Business Combination Agreement or in any document delivered by the other party pursuant to the Business Combination Agreement, and waive compliance with any agreement of the other party or any condition to its own obligations contained in the Business Combination Agreement. Any such extension or waiver will only be valid if set forth in an instrument in writing signed by the extending or waiving party and the other party or parties. No failure or delay by any party to the Business Combination Agreement in exercising any right, power or privilege under the Business Combination Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

The Business Combination Agreement may be amended in writing by the parties thereto at any time prior to the Effective Time. The Business Combination Agreement may not be amended except by an instrument in writing signed by each of the parties thereto.

None of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing and all such representations, warranties, covenants, obligations or other agreements will terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (i) those covenants and agreements that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (ii) certain miscellaneous provisions in the Business Combination Agreement to effect the foregoing.

Certain Related Agreements

Registration Rights Agreement

At the closing of the Business Combination, BEN, the Sponsor, the executive officers and directors of DHC, and certain equity holders of BEN, and AFG will enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) pursuant to which, among other things, the parties thereto will be granted customary registration rights with respect to shares of New BEN Common Stock.

Support Agreement

Concurrently with the execution of the Business Combination Agreement, DHC, BEN and certain stockholders of BEN (collectively, the “BEN Holders”) entered into transaction support agreements (the “Support Agreements”), pursuant to which BEN Holders have agreed to, among other things, (i) waive any appraisal rights in connection with the Merger and (ii) consent to and vote in favor of the Business Combination Agreement and the Business Combination.

Lock-up Agreement

Prior to or concurrently with the execution of the Business Combination Agreement, DHC, and certain stockholders of BEN entered into a lock-up agreement, pursuant to which each such stockholders of BEN has agreed, subject to certain exceptions, to not transfer the shares of New BEN Common Stock held by it for a period of 12 months following the Closing Date.

Background of the Business Combination

The Business Combination is the result of a search for a potential transaction utilizing the network, and investing and transaction experience of DHC’s management team and the DHC Board. The terms of the Business Combination Agreement are the result of arm’s-length negotiations between representatives of DHC and BEN. The following chronology summarizes the key meetings and events that led to the signing of the Business Combination Agreement, but it does not purport to catalogue every conversation by and among representatives of DHC, BEN and their respective advisors.

DHC is a blank check company incorporated on December 22, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On February 9, 2021, DHC completed its IPO of 25,000,000 Units. Each Unit consists of one DHC Class A Share and one-third of one redeemable DHC Public Warrant to purchase one DHC Class A Share. The Units were sold at an offering price of $10.00 per unit, generating gross proceeds of $250,000,000 (before underwriting discounts and commissions and offering expenses). On March 1, 2021, DHC announced the registration of an additional 5,750,000 Units (750,000 of which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments). This additional registration brought DHC’s total Units to 30,000,000 and cumulative gross proceeds to $300,000,000. DHC also consummated the sale of 6,000,000 DHC Private Placement Warrants to the Sponsor at a price of $1.50 per warrant, generating gross proceeds to DHC of $9,000,000, with each warrant being exercisable to purchase one DHC Class A Share at a price of $11.50 per share. The net proceeds from the IPO and the private placement (other than limited funds held outside the trust for the purposes detailed in DHC’s filings with the SEC) were deposited in the Trust Account established for the benefit of DHC’s public shareholders. On March 5, 2021, the underwriters partially exercised their over-allotment option, resulting in an additional 945,072 Units issued for an aggregate amount of $9,450,720. In connection with the underwriters’ partial exercise of their over-allotment option, DHC also consummated the sale of an additional 126,010 DHC Private Placement Warrants at $1.50 per DHC Private Placement Warrant, generating total proceeds of $189,015. A total of $9,450,720 was deposited into the Trust Account, bringing the aggregate proceeds deposited in the Trust Account to $309,450,720.

Except for a portion of the interest earned on the funds held in the Trust Account that may be released to DHC to pay income taxes, none of the funds held in the Trust Account will be released until the earlier of the completion of its initial business combination or its failure to effect a business combination within the allotted time.

DHC did not select any business combination target in advance of its IPO and did not, nor did anyone on its behalf, initiate any substantive discussions, directly or indirectly, regarding a potential business combination with any business combination target in advance of its IPO. After its IPO, DHC considered over 200 potential targets, including both privately held companies and assets or divisions owned by publicly traded companies. Of those potential targets, DHC entered into non-disclosure agreements with over 80 companies. DHC primarily focused its search on businesses that, in DHC’s view, are best-in-class within the innovative business technology industry. DHC prioritized companies that target large addressable markets with long-term growth potential and whose products and technologies have low risk of obsolescence. DHC also focused on companies that could serve as platforms for both organic growth and were led by an experienced management team with a proven track record and complementary capabilities. Additional criteria that DHC considered for potential target companies are described in its prospectus related to its IPO.

Throughout this process, DHC leveraged the investing, industry and transaction experience of the Sponsor, DHC’s management team and members of the DHC Board to screen, prioritize and diligence potential acquisition candidates. Additionally, following the IPO, DHC’s management team met with the DHC Board on regularly scheduled conference calls to discuss the current list of, and the status of evaluations and negotiations with, potential business combination targets. A number of the potential targets that DHC evaluated did not, in DHC’s opinion, meet enough of the criteria it sought in its initial business combination partner.

In March and April 2021, DHC engaged in in-depth discussions with a company in the technology sector (“Target A”) regarding a potential business combination. During this period, DHC management conducted extensive due diligence of Target A, including market assessments, financial analysis and operational execution analysis, and engaged in negotiation of a non-binding letter of intent with Target A. DHC and Target A ultimately entered into a non-binding letter of intent on April 7, 2021. Prior to entering into the non-binding letter of intent with Target A, which included a period of exclusivity, DHC elected to cease pursuit of other potential targets with whom it was under a non-disclosure agreement or otherwise, for reasons which included, without limitation, that (i) DHC and the other prospective targets could not agree on the valuation of such targets, (ii) the other prospective targets did not have, or could not easily prepare, required SEC-compliant financial statements on a schedule consistent with DHC’s timing limitations, (iii) the other prospective targets could not finance themselves or did not have access to sufficient capital to adequately fund their business through the closing of a business combination with DHC, (iv) the other prospective targets were not ready to pursue a business combination at the time of discussions, and/or (v) extensive structuring, regulatory or other considerations associated with the other prospective targets would have been required which would have added uncertainty with respect to transaction execution. To the knowledge of DHC, none of the other prospective targets have entered into a business combination with any other special purpose acquisition company as of the date of this proxy statement/prospectus.

On May 10, 2021, DHC engaged Barclays Capital Inc. (“Barclays”) to render certain private placement services to DHC in connection with DHC’s potential business combination with Target A. Between March and August 2021, DHC and Target A continued to engage in discussions for a potential business combination and, with the assistance of Barclays, market such transaction to prospective private investment in public equity (“PIPE”) investors. In August 2021, due to challenging market conditions at the time and the parties’ inability to agree on valuation expectations, the DHC Board and Target A’s board of directors mutually determined to terminate the non-binding letter of intent between the parties and ceased further discussions of a potential business combination and the marketing of potential PIPEs.

Following the termination of the non-binding letter of intent between DHC and Target A, DHC continued its search for a potential business combination opportunity. Between August 2021 and February 2022, DHC engaged in discussions with six other potential business combination targets, including, without limitation, businesses involved in financial services and technology, security software technology, next generation aviation platforms and artificial intelligence technology.

In December 2021, Moelis & Company, financial advisor to With Purpose, Inc. (d/b/a GloriFi, Inc.), a financial services and technology company (“GloriFi”), contacted Thomas Morgan, Jr., Co-Chief Executive Officer of DHC, to introduce GloriFi as a potential business combination partner. Following this introduction, DHC management and GloriFi management held a series of meetings, in person and via teleconference, for GloriFi management to present the company’s product offerings and forecast on potential markets for the company’s financial and insurance product offerings. Based on these discussions and other due diligence conducted by DHC, the DHC Board determined that GloriFi’s digital-only platforms and product offerings could fill a market need that has a long-term growth potential, and as a public company GloriFi would be well positioned to provide lower costs and higher levels of financial services to a segment of the population that traditionally may had been underserved by the legacy banks that mainly operated out of “brick and mortar” locations. DHC and GloriFi then began negotiating a non-binding letter of intent for a potential business combination between the parties and, on February 4, 2022, DHC and GloriFi entered into such letter of intent. Following the entry into of the letter of intent, DHC ceased further discussions with other potential targets.

On July 25, 2022, DHC entered into a Business Combination Agreement and Plan of Reorganization (the “GloriFi Business Combination Agreement”) with GloriFi. The GloriFi Business Combination Agreement provided, among other things, that, as a condition to closing, GloriFi was required to consummate one or more qualified financings of at least $60,000,000 in the aggregate by September 30, 2022 (the “Equity Financing Milestone”). On January 26, 2023, following GloriFi’s failure to achieve the Equity Financing Milestone and public announcement that GloriFi was winding down its operations and closing its digital banking platform and other products, DHC sent GloriFi a written notice that DHC had terminated the GloriFi Business Combination Agreement pursuant to its terms. Following the termination of the GloriFi Business Combination Agreement, DHC resumed its consideration of and discussions with other potential business combination targets.

On March 3, 2023, DHC held an extraordinary general meeting (the “Extension Meeting”) to vote on a number of proposals, including a proposal to approve an amendment to DHC’s amended and restated memorandum and articles of association to extend the date by which DHC has to consummate a business combination from March 4, 2023 to December 4, 2023. The proposal was approved by the requisite vote of

DHC’s shareholders. In connection with the Extension Meeting, the holders of 26,298,498 DHC Class A Shares properly exercised their right to redeem their DHC Class A Shares for cash at a redemption price of approximately $10.21 per share, for an aggregate redemption amount of approximately $268,585,000, resulting in an aggregate amount deposited in the Trust Account of approximately $47,455,000 immediately after giving effect to these redemptions.

Between January and March 2023, DHC management held meetings, in person and via teleconference, with potential business combination targets that operate in the artificial intelligence, fintech, aviation, green energy, defense and resort development industries. Based on these discussions and other due diligence conducted by DHC management, the DHC Board determined that, except for BEN, the valuation expectations and capital requirements for these potential business combination targets, together with the challenging market and macroeconomic conditions at the time, made it difficult for DHC to pursue a business combination with any of these targets.

In April 2021, Christopher Gaertner, Co-Chief Executive Officer, Chief Financial Officer and director of DHC, was introduced to Tyler Luck, Chief Product Officer and Co-Founder of BEN, by Michael Lucas, Co-Founder of BEN with whom Mr. Gaertner had a longstanding business relationship. At the time, BEN was focused on leveraging its proprietary intellectual property that focused on methods for utilizing sensory data and managing mobile communications to develop brand building, marketing, data protection and identity management solutions, and Messrs. Lucas and Luck were seeking Mr. Gaertner’s advice on potential acquisitions by BEN in order to expand BEN’s operations.

Between April 2021 and March 2023, members of BEN management regularly consulted Mr. Gaertner (or, following August 2021, an advisory firm affiliated with Mr. Gaertner) on the various acquisition targets that BEN was considering. During this period, DHC periodically considered BEN as a potential business combination target when DHC was not in exclusive negotiation with Target A or GloriFi. However, prior to BEN management informing DHC management of BEN’s proposed DM Lab Acquisition (as defined and discussed below), DHC had determined BEN’s existing intellectual property was not sufficient to translate into product offerings at scale, and therefore DHC was not prepared to pursue a potential business combination with BEN.

On February 2, 2023, DHC and BEN entered into a non-disclosure agreement.

On March 6, 2023, Mr. Luck informed Mr. Gaertner that BEN was in discussions to acquire DM Lab Co., LTD., a Korean company focused on developing artificial intelligence solutions for enterprise customers (“DM Lab”) (the “DM Lab Acquisition”). Members of BEN management were interested in the DM Lab Acquisition for the purpose of combining DM Lab’s proprietary intellectual property with BEN’s existing intellectual property to develop personalized customer engagement solutions powered by artificial intelligence. On the same day, Mr. Luck provided Mr. Gaertner an intellectual property and product roadmap outlining the expected integration of BEN’s and DM Lab’s technology following the completion of the DM Lab Acquisition. Based on such information provided by BEN management, the DHC Board, following discussion with DHC management, determined that combining BEN’s existing intellectual property with intellectual property relating to artificial intelligence it would acquire pursuant to the DM Lab Acquisition could allow BEN to develop product offerings at scale that address markets with long-term growth potential. Therefore, DHC began engaging in more in-depth discussions with BEN regarding a potential business combination.

On March 9, 2023, representatives of DHC were provided access to a virtual data room containing information relating to BEN. Access to the virtual data room was subsequently provided to Cooley LLP (“Cooley”), legal counsel to DHC, and other advisors to DHC.

Between March and April 2023, members of DHC management and BEN management held multiple weekly calls to discuss a potential business combination between DHC and BEN, contingent upon the completion of the DM Lab Acquisition, while DHC conducted detailed intellectual property and financial diligence of BEN and DM

Lab. During this period, members of BEN management presented a high-level overview of BEN’s business, its views on competitive positioning and market opportunity, and background on BEN’s existing and prospective management team members. In addition, members of DHC management and BEN management, with input from the respective board of directors, discussed BEN’s technology platform following the completion of the DM Lab Acquisition, the valuation of the Combined Company, potential financing for the potential business combination between DHC and BEN, and the prospective customers, distributors and other business partners, and management team of the Combined Company following such business combination.

On March 20, 2023, BEN provided a non-binding term sheet outlining the material terms of the DM Lab Acquisition to DM Lab. Between March 20 and 22, 2023, BEN and DM Lab negotiated the terms of the term sheet. On March 23, 2023, BEN and DM Lab entered into non-binding term sheet for the DM Lab Acquisition.

On April 19, 2023, DHC delivered to BEN a non-binding term sheet outlining the material terms of a potential business combination between DHC and BEN. The term sheet provided for a $150 million pre-money equity value of BEN, which valuation did not take into account the proposed DM Lab Acquisition. The term sheet also provided for a six-month lock-up period on the shares of New BEN Common Stock to be issued to certain stockholders of BEN in connection with the business combination, including its directors and executive officers that are stockholders of BEN.

Between April 19 and 25, 2023, DHC and BEN negotiated the terms of the term sheet and on April 25, 2023, DHC executed a non-binding term sheet, countersigned by BEN on the same day (“Non-Binding Term Sheet”). The Non-Binding Term Sheet provided for a $250 million pre-money equity value of BEN based on the assumption that the DM Lab Acquisition would be consummated prior to the closing of the proposed business combination between DHC and BEN. The Non-Binding Term Sheet also provided for a twelve-month lock-up period on the shares of New BEN Common Stock to be issued to certain stockholder of BEN in connection with the business combination, including its directors and executive officers that are stockholders of BEN and stockholders holding 2% or more beneficial interest in BEN. The Non-Binding Term Sheet did not contain an exclusivity period.

Between April 25 and September 7, 2023, representatives of DHC, including Mr. Gaertner, Mr. Morgan and Mr. Luck, Mr. Lucas, James Henderson, Jr., General Counsel of BEN, and Michael Zacharski, Chief Executive Officer of BEN, engaged in regular discussions on the terms and status of the proposed business combination transaction. During this period, representatives of DHC, working with Cooley and other advisors, also conducted legal, financial, and intellectual due diligence review of BEN. During the course of DHC’s due diligence of BEN, members of the DHC Board, representatives of DHC and DHC’s advisors conducted multiple due diligence calls and attended multiple demonstrations of BEN’s product offerings with the directors and management team of BEN.

On May 3, 2023, BEN and DM Lab entered into an asset purchase agreement for the DM Lab Acquisition. On June 5, 2023, the DM Lab Acquisition closed.

On May 30, 2023, the DHC Board met via teleconference to discuss DHC’s proposed business combination with BEN, at which meeting representatives of DHC’s management team were present. Representatives of DHC’s management team reviewed with the DHC Board BEN’s intellectual property portfolio, including the artificial intelligence assets acquired from DM Lab, as well as other artificial intelligence product offerings then available in the market. In addition, the DHC Board discussed the potential addressable market for BEN’s product offerings.

On June 12, 2023, representatives of DHC and BEN met with Wright Brewer, President, Chief Executive Officer and founder of AFG, to discuss potential strategic partnerships by and among DHC, BEN and AFG. Specifically, Mr. Brewer indicated AFG was interested in investing in BEN and entering into commercial agreements with BEN to expand AFG’s business, in each case, in connection with or contemporaneously with the business combination between DHC and BEN. Between June 12 and August 18, 2023, representatives of BEN and AFG continued to discuss the terms, including the structure, of AFG’s investments in and commercial agreements with BEN in connection with the proposed business combination between DHC and AFG. During this period, AFG provided, and DHC and BEN reviewed, the business model and financial plan of AFG. Following these discussions, on August 19, 2023, BEN and AFG entered into the Reseller Agreement providing for, among other things, AFG to act as BEN’s exclusive reseller of certain BEN products in a designated territory on certain terms and conditions. In addition, on September 7, 2023, BEN and AFG entered into the Subscription Agreement providing for, among other things, the purchase of shares of BEN Common Stock by AFG as of immediately prior to the closing of the Business Combination and the purchase of shares of New BEN Common Stock by AFG at certain specified dates after the closing of the Business Combination. For more information, see the section captioned “ — The Business Combination Agreement — Consideration to be Received in the Business Combination — Treatment of BEN Warrants, Issuance of AFG Shares and BEN Options.”

On June 26, 2023, Klehr Harrison Harvey Branzburg LLP, legal counsel to BEN (“Klehr”), delivered to Cooley a preliminary draft of the Business Combination Agreement reflecting the terms set forth in the Non-Binding Term Sheet. Between June 26 and September 7, 2023, Cooley and Klehr continued to negotiate the terms of the Business Combination Agreement and related ancillary agreements.

On July 9, 2023, the DHC Board met via teleconference to discuss DHC’s proposed business combination with BEN, at which meeting representatives of DHC’s management team were present. Representatives of DHC’s management team reviewed with the DHC Board the competitive landscape for BEN’s product offerings and the market segments BEN intends to focus on in the near-term following the closing of the proposed business combination.

On July 19, 2023, DHC engaged Houlihan Capital, LLC (“Houlihan Capital”) for the delivery of an opinion by Houlihan Capital to the DHC Board as to whether, as of the date of such opinion, the consideration to be issued or paid in the Business Combination is fair, from a financial point of view, to the shareholders of DHC other than the Sponsor. On August 4, 2023, DHC and Houlihan Capital entered into a letter agreement to formalize the engagement of Houlihan Capital by DHC. The engagement letter provided for a non-contingent fee of $200,000, of which $100,000 was paid upon execution of the engagement letter, and the remaining $100,000 will become payable upon the effectiveness of the Registration Statement. DHC also agreed to reimburse Houlihan Capital for its out-of-pocket expenses incurred in performing the services described in the engagement letter, including reasonable, documented, and accountable out-of-pocket expenses incurred up to $10,000.

On July 24, 2023, the DHC Board met via teleconference to discuss DHC’s proposed business combination with BEN, at which meeting representatives of DHC’s management team were present. Representatives of DHC’s management team provided the DHC Board an update regarding the topics that were discussed during the DHC Board meeting held on July 9, 2023. The DHC Board also had a preliminary discussion on potential PIPEs in connection with DHC’s proposed business combination with BEN.

On September 6, 2023, the DHC Board met via videoconference and was joined by representatives of DHC, Cooley and Houlihan Capital. Members of DHC’s management team presented the background and strategic rationale for a business combination with BEN, along with their perspective on BEN’s business, prospects and valuation, to the DHC Board. Representatives of Cooley then presented a summary of the then-proposed terms of the Business Combination Agreement and related ancillary agreements and the nature of the directors’ fiduciary duties to DHC’s shareholders. Representatives of Houlihan Capital then reviewed with the DHC Board Houlihan Capital’s financial analyses of the consideration issuable or payable in the Business Combination and provided a draft of Houlihan Capital’s opinion on the fairness, from a financial point of view, of the consideration to be issued or paid in the Business Combination to the shareholders of DHC other than the Sponsor. The DHC Board then asked questions of DHC management, Cooley and Houlihan Capital, and discussed the benefits and risks of the contemplated business combination to DHC’s shareholders. Following the discussion, the DHC Board expressed preliminary support for DHC’s proposed business combination with BEN, subject to the DHC Board reviewing the final terms of the Business Combination Agreement and related ancillary agreements (or receiving confirmation that there have been no material changes) and Houlihan Capital’s delivery of its opinion that the consideration to be issued or paid in the Business Combination was fair, from a financial point of view, to the shareholders of DHC other than the Sponsor.

On the morning of September 7, 2023, Mr. Gaertner, Kathleen Hildreth and Joseph DePinto, constituting a majority of the DHC Board, met via videoconference and was joined by representatives of DHC, Cooley and Houlihan Capital. Representatives of Cooley confirmed the Business Combination Agreement and related ancillary agreements had been finalized with no material changes to the drafts reviewed with the DHC Board on September 6, 2023. Representatives of Houlihan Capital then delivered to the DHC Board its opinion that, as of September 7, 2023, and based upon and subject to the various assumptions and limitations set forth in its written opinion which was provided to the DHC Board, the consideration to be issued or paid in the Business Combination was fair, from a financial point of view, to the shareholders of DHC other than the Sponsor, as more fully described below in the section captioned “— DHC Board’s Reasons for the Approval of the Business Combination — Opinion of Financial Advisor.” Mr. Gaertner then confirmed he had spoken with Mr. Morgan and Richard Dauch, who were unable to attend the meeting due to scheduling conflicts, and such individuals had confirmed they were supportive of DHC’s entry into the Business Combination Agreement, subject to confirmation that there were no material changes to the terms of the Business Combination Agreement and related ancillary agreements reviewed with the DHC Board on September 6, 2023 and Houlihan Capital’s delivery of its opinion that the consideration to be issued or paid in the Business Combination was fair, from a financial point of view, to the shareholders of DHC other than the Sponsor. The DHC Board then adopted resolutions that, among other things, (i) determined that the Business Combination Agreement and the transactions contemplated thereby (including the Merger) are in the best interests of DHC, (ii) approved the Business Combination Agreement and the transactions contemplated thereby (including the Merger) and declared their advisability, and (iii) recommended that the shareholders of DHC approve and adopt the Business Combination Agreement and the Merger, and directed that the Business Combination Agreement and the transactions contemplated thereby (including the Merger) be submitted for consideration by the shareholders of DHC at this Meeting;

Following the meeting of the DHC Board on the morning of September 7, 2023, DHC, BEN and the other parties thereto entered into the Business Combination Agreement and related ancillary agreements. Also on September 7, 2023, DHC and BEN jointly issued a press release announcing the signing of the Business Combination Agreement and DHC filed a current report on Form 8-K announcing the execution of the Business Combination Agreement.

DHC Board’s Reasons for the Approval of the Business Combination

The DHC Board considered a wide variety of factors in connection with its evaluation of the Business Combination. The material factors considered by the DHC Board are listed and described in detail below. This list of factors considered by the DHC Board is not, and does not purport to be, an exhaustive list, but includes the material factors considered by the DHC Board. The DHC Board considered all of these factors as a whole and, on balance, concluded that they supported a determination that the entry into the Business Combination Agreement and the Business Combination are in the best interests of DHC and its shareholders. In view of the wide variety of factors considered by the DHC Board in connection with its evaluation, negotiation and recommendation of the Business Combination and related transactions, and given the complexity of these matters, the DHC Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Rather, the DHC Board based its evaluation, negotiation and recommendation in favor of the Business Combination on the totality of the information presented to, and considered by, it. The DHC Board evaluated the factors described below with the assistance of DHC’s outside advisors. In considering the factors described below and any other factors, individual members of the DHC Board may have viewed factors differently or given different weights to other or different factors.

This explanation of DHC’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this proxy statement/prospectus.

After careful consideration, on September 7, 2023, the DHC Board (i) determined that the Business Combination Agreement and the transactions contemplated thereby (including the Merger) are in the best interests of DHC, (ii) approved the Business Combination Agreement and the transactions contemplated thereby (including the Merger) and declared their advisability and (iii) recommended that the shareholders of DHC approve and adopt the Business Combination Agreement and the Merger, and directed that the Business Combination Agreement and the transactions contemplated thereby (including the Merger) be submitted for consideration by the shareholders of DHC at this Meeting.

The positive factors, although not weighted or in any order of significance, related to the Business Combination considered by the DHC Board included, but were not limited to, the following:

•	The BEN Business and its Competitive Technological Edge. The DHC Board considered BEN’s overall business, management team and operations, including with respect to:

•	the size and growth opportunity in the market for an artificial intelligence platform in personalized customer engagement verticals;

•	the depth and quality of the management team at the company, including their demonstrated ability to scale and grow cutting-edge businesses;

•

the potential strength of the technology platform the company has developed, which the DHC Board believes has the potential to be best-in-class and more scalable and customizable than existing competing products; and

•	the competitive valuation of the company when compared with other similar publicly traded companies with similar attributes.

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Proprietary Technology with Significant Potential Market. The DHC Board believes that the potential market for BEN’s proprietary artificial intelligence technologies is significant since their capabilities cover a wide range of market segments including automotive, healthcare and financial services.

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Strategic Partnership. In September 2023, BEN and AFG, an automotive finance and insurance company, entered into an exclusive reseller agreement pursuant to which AFG was granted an exclusive license to sell BEN’s products to original equipment manufacturers and dealerships in the automotive industry. In connection therewith, BEN and AFG and certain of its affiliates entered into a subscription agreement pursuant to which AFG and certain of its affiliates have committed to provide certain financing to BEN or New BEN at and after the completion of the Business Combination. The DHC Board believes these agreements provide additional validation to DHC’s assessment of BEN’s business opportunity and technologies. See “BEN’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—AFG Agreements.”

•

Results of Due Diligence. The DHC Board considered the scope of the due diligence investigation conducted by DHC and its outside advisors and evaluated the results thereof and information available to it related to BEN, including:

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teleconferences, in person and virtual meetings, calls and email exchanges with members of the BEN management team and its potential commercial partners regarding BEN’s operations, business plan and the proposed transaction;

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review of materials related to BEN made available, including with respect to financial statements, material contracts, key metrics and performance indicators, intellectual property matters, employment and labor matters, information technology, privacy, litigation information, regulatory matters and other legal and business diligence matters, including competitive technology and potential commercial partners; and

•	multiple live demonstrations of BEN’s artificial intelligence product offerings indicating their readiness and potential for commercial viability.

•

Best Available Opportunity. After a thorough review of other business combination opportunities reasonably available to DHC, the DHC management team and the DHC Board determined that the Business Combination represents the best potential business combination available for DHC based upon the process utilized to evaluate and assess other potential acquisition targets, and the DHC Board’s belief that such processes had not presented a better alternative.

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Negotiated Transaction. The DHC Board reviewed and considered the terms of the Business Combination Agreement and the other related agreements, including each party’s representations, warranties and covenants, the conditions to each party’s obligation to complete the transactions contemplated therein, the termination provisions and DHC’s and BEN’s strong commitment to complete the Business Combination. The DHC Board determined that such terms and conditions were the product of extensive arm’s-length negotiations between DHC and BEN. See “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement” and “Proposal 1 — The Business Combination Proposal — Certain Related Agreements” for detailed discussions of the terms and conditions of these agreements.

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The Role of the Independent Directors. The independent directors of the DHC Board, Richard Dauch, Joseph DePinto and Kathleen Hildreth, evaluated the proposed terms of the Business Combination, including the Business Combination Agreement and the related agreements, and approved, as members of the DHC Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

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Continued Ownership by BEN Stockholders and the Sponsor. Major stockholders of BEN and the Sponsor have agreed to a lock-up on their shares of New BEN for up to twelve months following the completion of the Business Combination, subject to certain customary exceptions, which the DHC Board believes will provide important stability to New BEN.

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Shareholder Approval and Redemption Rights. The DHC Board considered the fact that in connection with the Business Combination, DHC shareholders have the ability to vote for or against the Business Combination and that, regardless of whether such public shareholders vote for or against the Business Combination or abstain from voting, they will have the option to (i) remain stockholders of New BEN following the Business Combination, (ii) sell their shares in the open market or (iii) exercise their Redemption Rights and receive a pro rata portion of the cash held in the Trust Account.

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Opinion of Financial Advisor. Houlihan Capital rendered an independent written opinion to the DHC Board that concluded, as of the date of the Business Combination Agreement and subject to the qualifications, assumptions, and limitations set forth in the opinion, the total consideration payable in respect of all of the outstanding shares of capital stock, options (to the extent they are vested as of immediately prior to the Effective Time) and the other equity interest of BEN, in each case, held by equity holders of BEN as of immediately prior to the Effective Time, was fair, from a financial point of view, to the shareholders of DHC other than the Sponsor. Houlihan Capital is an expert in business valuations.

The DHC Board also identified and considered the following risks, uncertainties and other potentially negative factors, in addition to the other various risks associated with the business of BEN as described in the section titled “Risk Factors,” appearing elsewhere in this proxy statement/prospectus, weighing negatively against pursuing the Business Combination, which are not presented in any order of weight or significance:

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Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits DHC from soliciting other business combination proposals, which restricts DHC’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

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BEN’s Business Risks. The DHC Board considered that DHC shareholders would be subject to the execution risks associated with BEN if they retained their public shares following the Closing, which were different from the risks related to holding public shares of DHC prior to the Closing. In this regard, the DHC Board considered that there were risks associated with successful implementation of BEN’s long-term business plan and strategy and BEN realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control. The BEN Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that BEN stockholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see the section titled “Risk Factors.”

•	New Product Risks. The risks that BEN has a limited operating history and limited experience in commercializing its core product.

•	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

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Liquidation of DHC. The risks and costs to DHC if the Business Combination is not completed, including the risk of diverting management’s focus and resources from other businesses combination opportunities, which could result in DHC being unable to effect a business combination by December 4, 2023 (unless extended) and force DHC to liquidate.

•	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within DHC’s control.

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External Risks. The risk that economic downturns and political and market conditions beyond BEN’s control, could adversely affect its business, financial condition, results of operations and prospects.

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Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief, which could enjoin consummation of the Business Combination.

•	Fees and expenses. The fees and expenses associated with completing the Business Combination.

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Interest of Certain Persons. The fact that some of DHC’s officers and directors may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of DHC’s shareholders. For instance, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to DHC’s shareholders. Such interest are described in more detail below under the section titled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

•	Other Risks. Various other risks associated with the Business Combination, the business of DHC and the business of BEN described in the section titled “Risk Factors.”

Upon considering the aforementioned factors, the DHC Board concluded that the potential benefits that it expected DHC and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. The DHC Board also realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons. Accordingly, the DHC Board determined that the Business Combination Agreement, each of the related transaction agreements to which DHC will be a party and the transactions contemplated thereby (including the Business Combination) were in the best interests of DHC and its shareholders.

Opinion of the DHC Financial Advisor

Introduction

DHC retained Houlihan Capital, to act as its financial advisor in connection with the Business Combination. DHC selected Houlihan Capital to act as its financial advisor based on Houlihan Capital’s qualifications, expertise and reputation, its knowledge of, and involvement in, recent transactions in the industry in which DHC operates and its knowledge of DHC’s business and affairs. On September 7, 2023, Houlihan Capital rendered its oral opinion to the DHC Board that, subject to the qualifications, assumptions, and limitations set forth in the Fairness Opinion (as defined below), as of such date, the total consideration payable in respect of all of the outstanding shares of capital stock, options (to the extent they are vested as of immediately prior to the Effective Time) and the other equity interest of BEN, in each case, held by equity holders of BEN as of immediately prior to the Effective Time (such total consideration, the “Consideration”), is fair, from a financial point of view, to the shareholders of DHC other than the Sponsor (the “Unaffiliated Shareholders”). On September 7, 2023, Houlihan Capital delivered a written opinion to the DHC Board (the “Fairness Opinion”), which confirmed Houlihan Capital’s oral opinion as of such date.

The full text of the Fairness Opinion delivered to the DHC Board, dated September 7, 2023, is attached as Annex J and incorporated by reference into this proxy statement/prospectus in its entirety. The Fairness Opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Houlihan Capital in rendering the Fairness Opinion. All shareholders of DHC are urged to, and should, read the Fairness Opinion carefully and in its entirety. The Fairness Opinion was directed to the DHC Board and addressed only the fairness from a financial point of view to the Unaffiliated Shareholders, as of the date of the Fairness Opinion, of the Consideration to be paid by DHC pursuant to the Business Combination Agreement. The conclusion of fairness, and the prospective financial analyses included therein are intended solely for the information of the person or persons to whom they are addressed and solely for the purposes stated, they should not be relied upon for any other purpose, and no party other than the DHC Board may rely on them for any purpose whatsoever. The inclusion of forecasts in this proxy statement/prospectus should not be regarding as an indication that DHC, BEN or their affiliates, advisors or representatives have considered the forecasts to be predictive of actual future events, and the forecasts should not be relied upon as such. The Fairness Opinion did not address any other aspect or implications of the Business Combination and does not constitute an opinion, advice or recommendation as to how any shareholder of DHC should vote at this Meeting. In addition, the Fairness Opinion did not in any manner address the prices at which the shares of New BEN Common Stock would trade following the consummation of the Business Combination or at any time. The summary of the Fairness Opinion set forth in this proxy solicitation/prospectus statement is qualified in its entirety by reference to the full text of the Fairness Opinion attached as Annex J hereto.

For purposes of rendering the Fairness Opinion, Houlihan Capital, among other things:

•	held discussions with certain members of DHC management and BEN management regarding the Business Combination, BEN’s historical performance and financial projections, and BEN’s future outlook;

•	reviewed information provided by DHC and BEN including, but not limited to:

•	draft BEN Investor Presentation, dated September 7, 2023;

•	draft Business Combination Agreement and Plan of Reorganization, dated September 7, 2023, by and among DHC, BEN and the other parties thereto;

•	Exclusive Reseller Agreement, dated August 19, 2023, by and between BEN and AFG (the “Reseller Agreement”);

•	Subscription Agreement, dated September 7, 2023, by and among BEN and the AFG Investors (the “Subscription Agreement”);

•	Pro forma capitalization table for the Business Combination; and

•	Sources and uses table for the Business Combination;

•	reviewed information provided by BEN including, but not limited to:

•	Audited financial statements for BEN for the fiscal years ended and ending as of December 31, 2021 and 2022;

•	Unaudited financial statements for BEN for the last-twelve-month period ended and ending June 30, 2023;

•	Capitalization table for BEN, dated August 15, 2023;

•	Asset Purchase Agreement, dated May 3, 2023, by and between BEN and DM Lab Co., LTD.;

•

relied upon representations made by DHC management concerning, among other things, certain forecasted financial information of BEN prepared by BEN management (the “Forecast”) set forth in a letter delivered by DHC management to Houlihan Capital in connection with the Fairness Opinion;

•

reviewed the industry in which BEN operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;

•	developed indications of value for BEN using generally accepted valuation methodologies; and

•	reviewed certain other relevant, publicly available information, including economic, industry, and BEN specific information.

In addition, Houlihan Capital had discussions with DHC management and BEN management and their respective advisors concerning the material terms of the Business Combination and BEN’s business and operations, assets, present condition and future prospects, and undertook such other studies, analyses and investigations as Houlihan Capital deemed relevant, necessary or appropriate.

Houlihan Capital hereby confirms that, within the past two years, neither Houlihan Capital nor any of its representatives has had any material relationships or engagements with DHC or BEN. This includes, but is not limited to, any financial or advisory services, lending relationships, or any other material financial transactions or engagements. Houlihan Capital has conducted a thorough internal review to verify the absence of any such relationships. The purpose of this disclosure is to ensure transparency and to highlight Houlihan Capital’s commitment to deliver an unbiased and independent opinion.

In preparing the Fairness Opinion, Houlihan Capital has relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by Houlihan Capital and has assumed such accuracy and completeness for purposes of rendering an opinion. In addition, Houlihan Capital has not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of DHC or BEN, nor, except as stated herein, has Houlihan Capital been furnished with any such evaluation or appraisal. Houlihan Capital has not assumed responsibility for any independent verification of information provided by DHC management or BEN management nor has Houlihan Capital assumed any obligation to verify this information. The Fairness Opinion, which is attached as Annex J hereto, is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Capital as of, the date of the Fairness Opinion. Houlihan Capital is not legal, tax, accounting, environmental, or regulatory advisor and, Houlihan Capital does not express any views or opinions as to the tax treatment that will be required to be applied to the Business Combination or any legal, tax, accounting, environmental or regulatory matters relating to DHC, BEN, the Business Combination, or otherwise.

The following is a summary of the material financial and comparative analyses that Houlihan Capital deemed to be appropriate for the Business Combination that were reviewed with the DHC Board in connection with Houlihan Capital’s delivery of its Fairness Opinion. The summary of Houlihan Capital’s financial and comparative analyses described below is not a complete description of the analyses underlying the Fairness

Opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.

Summary of Financial Analyses

In assessing whether the Consideration is fair, from a financial point of view, to the Unaffiliated Shareholders, Houlihan Capital compared $10.31, the per share redemption price of the DHC Class A Shares held by the Unaffiliated Shareholders as of September 7, 2023, against an estimated range of per share equity value of New BEN that would be received by the Unaffiliated Shareholders. After considering the primary approaches that are traditionally used to appraise a business, as well as commonly used techniques and methods available under each approach, Houlihan Capital decided, based on an assessment of company-specific factors and available market data, to rely solely upon the guideline public company analysis under the market approach in estimating the range of per share equity value of New BEN. Houlihan Capital noted the per share redemption price of the DHC Class A Shares held by the Unaffiliated Shareholders was within the estimated range of per share equity value of New BEN.

Guideline Public Company Analysis

Selection of Guideline Public Companies

Houlihan Capital searched the universe of publicly traded companies for companies with operations that are similar to BEN and identified eight reasonably similar companies. In selecting these guideline public companies, Houlihan Capital searched for companies with similar business operations, size, prospects for growth, profitability and risk. Among other things, BEN’s business model, product lines, geography, market position and growth profile make it unique such that there are no perfectly comparable companies. The guideline public companies relied upon by Houlihan Capital therefore includes companies that individually exhibit some of the traits of BEN and collectively encapsulate most of the factors that make BEN unique. The guideline public companies used by Houlihan Capital were those that in Houlihan Capital’s determination most closely resembled BEN in terms of operating and risk characteristics as of the date of Houlihan Capital’s analysis. The guideline public company peer group relied upon by Houlihan Capital is presented in the table below.

Ticker	Name
AI	C3.ai, Inc.
BBAI	BigBear.ai Holdings, Inc.
DDOG	Datadog, Inc.
ESTC	Elastic N.V.
MDB	MongoDB, Inc.
SNOW	Snowflake Inc.
SOUN	SoundHound AI, Inc.
VERI	Veritone, Inc.

It was not possible to identify guideline public companies with characteristics identical to BEN. BEN’s primary competitors are either privately held companies or operate as divisions of larger, more diversified organizations for which no market value has been established for the specific division that competes with BEN. As a result, it is not possible to use such direct competitors as a basis for a comparable company analysis to determine an indicated market value for BEN. Therefore, Houlihan Capital identified other guideline public companies that are broadly similar to BEN, but, again, cannot be considered identical to BEN. Houlihan Capital notes that this is common practice in the professional valuation industry and is considered a generally accepted valuation methodology, since exactly comparable public companies can rarely be identified.

Calculation of Estimated Range of BEN’s Enterprise Value

To calculate an estimated range of BEN’s enterprise value, Houlihan Capital applied certain valuation multiples observed in the guideline public companies to an estimated range of BEN’s implied Fiscal Year (“FY”) 2025 Annual Recurring Revenue (“ARR”) because BEN is expected to reach a normalized commercial phase by FY2025. In order to compute an estimated range of BEN’s implied FY2025 ARR, Houlihan Capital discounted BEN management’s forecast of its market penetration ARR to FY2025. Specifically, as set forth in the Forecast, BEN management forecasted that, based on their analysis of the total addressable market for BEN’s product offerings, BEN will reach market penetration levels of between 0.3% and 0.6% across the automotive, healthcare and financial services vertical opportunities within five to six years of the closing of the Business Combination. As such, the expected terminal ARR (“Terminal ARR”) as forecasted by BEN management is equal to a range of $415,800,000 to $831,600,000. Houlihan Capital then discounted this Terminal ARR forecast range back to December 31, 2025 using a 70% discount rate in order to calculate an estimated range of BEN’s implied FY2025 ARR. The 70% discount rate represents the upper end of the observable range of venture capital required rates of return for start-up stage companies based on professional judgement and certain empirical studies of historical venture capital rates of return.

Houlihan Capital’s calculations of an estimated range of BEN’s implied FY2025 ARR are as follows:

Implied FY2025 ARR	Low	High
BEN management forecast of Terminal ARR	$415,800,000	$831,600,000
Present Value Factor to December 31, 2025	0.2429	0.1429
Time to Terminal ARR	5 years	6 years
Discount Rate	70.0%	70.0%

Implied FY2025 ARR	$101,007,594	$118,832,464

Houlihan Capital then applied FY2025 revenue multiples observed in the guideline public companies to calculate an estimated range of BEN’s enterprise value. The valuation multiples observed within Houlihan Capital’s guideline public company analysis are summarized in the following table:

Guideline Public Company FY2025 Revenue Multiples

Ticker	Company Name	FY2025 Revenue Multiples
AI	C3.ai, Inc.	6.53x
BBAI	BigBear.ai Holdings, Inc.	N/A
DDOG	Datadog, Inc.	9.26x
ESTC	Elastic N.V.	4.26x
MDB	MongoDB, Inc.	11.16x
SNOW	Snowflake Inc.	10.20x
SOUN	SoundHound AI, Inc.	5.73x
VERI	Veritone, Inc.	1.34x

	Max	11.16x
	75th Percentile	9.73x
	Mean	6.93x
	Median	6.53x
	25th Percentile	5.00x
	Min	1.34x

The selection of a valuation multiple is largely a qualitative exercise that is informed by quantitative measures. In selecting the multiples to apply to BEN, Houlihan Capital reviewed the growth expectations, risk, and margins (as captured by EBITDA margin) of BEN and the guideline public companies. Based on this information and other factors, Houlihan Capital used professional judgment to select multiples that reflect the relative comparability of BEN to the guideline public companies.

Certain factors suggest that BEN would trade at a premium to the guideline public companies, and other factors indicate it would trade at a discount. Ultimately, Houlihan Capital placed significant weight on the execution risk of BEN and applied 5%, a FY2025 ARR multiple around the 25th percentile of the guideline public companies, to calculate an estimated range of BEN’s enterprise value.

It is common and generally accepted practice for financial advisors to develop a range of indicated values to account for the fact that it is difficult, if not impossible, to place an exact value on a company. The range of indicated fair market enterprise value for BEN resulting from Houlihan Capital’s guideline public company analysis are presented in the following table:

Indicated Fair Market Value of Enterprise Range Calculation
	Enterprise Value / FY2025 ARR	Enterprise Value / FY2025 ARR
	Low	High
Forecasted FY2025 ARR	$101,007,594	$118,832,464
Selected Multiple	5.0x	5.0x

Estimated Enterprise Value	505,037,972	594,162,320
Selected Range	$505,037,972	$594,162,320

Calculation of Estimated Range of BEN’s Equity Value

To estimate a range of per share equity value of New BEN, Houlihan Capital started with the implied enterprise value range of BEN as set forth above, subtracted the pro forma debt of New BEN of $0, subtracted the projected transaction expenses of $15,000,000, added the present value of the cash expected to be raised from AFG Financing of approximately $29,900,000, added the cash in trust of approximately $48,590,000, subtracted the aggregate value of the DHC Public Warrants and DHC Private Placement Warrants of approximately $38,000,000 and $46,900,00 in the low and high case, respectively, and subtracted the value of BEM Options of approximately $3,000,000. The range of indicated fair market equity value for BEN resulting from these calculations are presented in the following table:

Indicated Fair Market Value of Equity Value Range (Net of Warrants and Options)
Low	High
$527,508,000	$607,763,000

Houlihan Capital then calculated a range of per share equity value of New BEN of between approximately $9.99 per share and $11.51 per share by dividing the range of indicated fair market equity value for BEN by the estimated number of outstanding shares of New BEN Common Stock as of the Closing according to the pro forma cap table provided by DHC. Houlihan Capital noted the per share redemption price of the DHC Class A Shares held by the Unaffiliated Shareholders of $10.31 was within this estimated range of per share equity value of New BEN.

An analysis of BEN’s guideline public companies is not purely mathematical; rather it involves complex considerations and professional judgments concerning differences in financial and operating characteristics between those of BEN and the guideline public companies analyzed, as well as other internal and external factors that could affect the public trading prices of the guideline public companies and, therefore, the implied valuation multiples derived from such. However, Houlihan Capital believes the guideline public company valuation methodology produced a range of indicated values for the enterprise value and equity value of BEN that supports its overall conclusion within the broader context of its entire analysis.

Based on Houlihan Capital’s guideline public company analysis summarized above and subject to the qualifications, assumptions, and limitations set forth in the Fairness Opinion, it is Houlihan Capital’s opinion that, as of September 7, 2023, the Consideration was fair, from a financial point of view, to the Unaffiliated Shareholders.

The Fairness Opinion was reviewed and unanimously approved by Houlihan Capital’s fairness opinion committee.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Board in favor of adoption of the Business Combination Proposal and other Proposals, you should keep in mind that DHC’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including:

•

If an initial business combination, such as the Business Combination, is not completed, DHC will be required to dissolve and liquidate. In such event, the    DHC Class B Shares currently held by the Initial Shareholders, which were acquired prior to the IPO will be worthless because such holders have agreed to waive their rights to any liquidation distributions. The DHC Class B Shares were purchased for an aggregate purchase price of $  .

•

If an initial business combination, such as the Business Combination, is not completed, an aggregate of    Private Warrants purchased by our Sponsor for a total purchase price of $  , will be worthless. The Warrants had an aggregate market value of approximately $  based on the closing price of Units on the Nasdaq Capital Market as of    , 2023.

•

The exercise of DHC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our shareholders’ best interest.

•	If the Business Combination is completed, BEN will designate all members of New BEN’s Board, except for .

See “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information.

Appraisal Rights and Dissenters’ Rights

Neither DHC shareholders nor DHC warrant holders have appraisal or dissenters’ rights in connection with the Business Combination or the Domestication under Cayman Islands Law or under the DGCL.

Total Ordinary Shares Outstanding Upon Consummation of the Business Combination

It is anticipated that upon completion of the Business Combination, DHC’s public shareholders will retain an ownership interest of approximately  % in New BEN, the Sponsor, officers, directors and other holders of DHC Class B Shares will retain an ownership interest of approximately  % of New BEN and the BEN stockholders will own approximately  % of New BEN.

The following summarizes the pro forma ownership of New BEN Common Stock, including DHC Ordinary Shares underlying Units, of DHC following the Business Combination under both the no redemption and maximum redemption scenarios, assuming, in each case, that no BEN Options are exercised and that only the 5,375,000 BEN Options vested at September 30, 2023 are vested on the closing date:

Share Ownership in New BEN Common Stock
	No Redemptions		50% Redemptions(1)			Maximum Redemptions(2)
Equity Capitalization Summary	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
BEN Equity Holders		%		%		%
DHC Public Shareholders		%		%		%
Initial Shareholders(2)		%		%		%

Total New BEN Common Stock		100.0%		100%		100.0%

(1)	Assumes redemptions of 2,323,287 DHC Ordinary Shares for aggregate redemption payments of $ million using a per-share redemption price of $10.025.

(2)	Assumes redemptions of DHC Ordinary Shares for aggregate redemption payments of $ million using a per-share redemption price of approximately $ .

Anticipated Accounting Treatment

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, DHC is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the consolidated financial statements of the combined company will represent a continuation of the consolidated financial statements of BEN with the Business Combination treated as the equivalent of BEN issuing stock for the net assets of DHC, accompanied by a recapitalization. The net assets of DHC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of BEN in future reports of the combined company.

Redemption Rights

Pursuant to our Current Charter, holders of DHC Class A Shares may elect to have their Ordinary Shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding DHC Class A Shares. As of    , 2023, this would have amounted to approximately $  per share.

You will be entitled to receive cash for any DHC Class A Shares to be redeemed only if you:

(a)	hold DHC Class A Shares, or

(b)

hold DHC Class A Shares through public Units and you elect to separate your public Units into the underlying DHC Class A Shares (and/or share certificates (if any) and other redemption forms) prior to exercising your redemption rights with respect to the DHC Class A Shares; and

(c)

prior to    p.m., Eastern Time, on    , 2023, (a) submit a written request to Continental that DHC redeem your DHC Class A Shares for cash and (b) deliver your DHC Class A Shares to Continental, physically or electronically through DTC.

Holders of outstanding Units must separate the underlying DHC Class A Shares prior to exercising redemption rights with respect to the DHC Class A Shares. If the Units are registered in a holder’s own name, the holder must deliver the certificate for its Units to Continental, with written instructions to separate the Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the DHC Class A Shares from the Units.

If a holder exercises its redemption rights, then such holder will be exchanging its DHC Class A Shares for cash and will no longer own securities of New BEN. Such a holder will be entitled to receive cash for its DHC Class A Shares only if it properly demands redemption and delivers its Ordinary Shares (and/or share certificates (if any) and other redemption forms) (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your DHC Class A Shares for cash.

Vote Required for Approval

Along with the approval of the Organizational Documents Proposal, and the Domestication Proposal, approval of this Business Combination Proposal is a condition to the consummation of the Business Combination. If this Business Combination Proposal is not approved, the Business Combination will not take place. If the Organizational Documents Proposal and the Domestication Proposal are not approved, unless the condition is waived, this Business Combination Proposal will have no effect (even if approved by the requisite vote of our shareholders at the Meeting of any adjournment or postponement thereof) and the Business Combination will not occur.

This Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Meeting.

Pursuant to the Letter Agreement, the Initial Shareholders holding an aggregate of 7,736,268 shares (or    % of the outstanding DHC Ordinary Shares) of DHC Ordinary Shares have agreed to vote their respective ordinary shares (including ordinary shares included in the Private Warrants) in favor of each of the Proposals. As a result, no ordinary shares held by the public shareholders will need to be present in person by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the votes cast at a meeting at which a quorum is present, assuming only the minimum number of ordinary shares to constitute a quorum is present, no ordinary shares must vote in favor of the Business Combination Proposal for it to be approved.

Resolution to be Voted Upon

“RESOLVED, as an ordinary resolution, that the Business Combination Agreement and Plan of Reorganization, dated as of September 7, 2023 (the “Business Combination Agreement”), by and among DHC, BEN Merger Subsidiary Corp., a Delaware corporation and direct wholly owned subsidiary of DHC (“Merger Sub”) and Brand Engagement Network Inc., a Wyoming corporation (“BEN”) and DHC Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), a copy of which is attached to the proxy statement/prospectus as Annex A and DHC’s entry into the Business Combination Agreement and the transactions contemplated thereby be confirmed, ratified and approved in all respects and such approval shall also constitute approval for the issuance of the shares pursuant to the Business Combination Agreement under Rule 5635 of the Nasdaq Stock Market, LLC.”

Board Recommendation

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL 1.

PROPOSAL 2 — THE DOMESTICATION PROPOSAL

Overview

If the Business Combination Proposal is approved, then DHC is asking its shareholders to approve this Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.

As a condition to Closing, the DHC Board has approved a change of DHC’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and registering by way of continuation and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, DHC will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which DHC will be domesticated and continue as a Delaware corporation.

As a result of the Domestication:

•	Each then-issued and outstanding DHC Class A Share will convert automatically, on a one-for-one basis, into a share of New BEN Common Stock;

•	Each then-issued and outstanding DHC Class B Share will convert automatically, on a one-for-one basis, into a share of New BEN Common Stock;

•	Each then-issued and outstanding DHC Public Warrant will represent a right to acquire one share of New BEN Common Stock for $11.50 pursuant to section 4.5 of the Warrant Agreement;

•	Each then-issued and outstanding DHC Private Placement Warrant will represent a right to acquire one share of New BEN Common Stock for $11.50 pursuant to Section 4.5 of the Warrant Agreement; and

•

Each then-issued and outstanding Unit that has not been previously separated into the underlying DHC Class A Share and one-half of one DHC Public Warrant upon the request of the holder thereof, will be separated and automatically convert into one share of New BEN Common Stock and one-third of one Public Warrant. No fractional Public Warrants will be issued upon separation of the Units.

The Domestication Proposal, if approved, will approve a change of Founder’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while DHC is currently governed by the Cayman Islands Companies Act, upon the Domestication, DHC will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Stockholders’ Rights.” Additionally, we note that if the Domestication Proposal is approved, then DHC will also ask its shareholders to approve the Proposed Charter (discussed below), which, if approved, will replace the Current Charter with a certificate of incorporation under the DGCL. The Proposed Charter differs in certain material respects from the Current Charter and we encourage shareholders to carefully consult the information set out below under “Proposals 4A-4G – Governance Proposals,” the Current Charter, and the Proposed Charter and Bylaws of New BEN attached hereto as Annex B and Annex C.

Reasons for the Domestication

Our Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation.

The Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of DHC. As explained in more detail below, these reasons can be summarized as follows:

•

Prominence, Predictability, and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•

Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New BEN, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New BEN’s stockholders from possible abuses by directors and officers.

•

Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. DHC’s incorporation in Delaware may make New BEN more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our Board therefore believes that providing the benefits afforded directors by Delaware law will enable New BEN to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Vote Required for Approval

The Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Meeting. Because shareholder approval of the Domestication Proposal is a condition to completion of the Business Combination under the Business Combination Agreement, if the Domestication Proposal is not approved by our shareholders, the Business Combination will not occur unless we and BEN waive the applicable closing conditions.

Pursuant to the Letter Agreement, the Initial Shareholders holding an aggregate of 7,736,268 Class B Shares (or    % of the outstanding DHC Ordinary Shares) have agreed to vote their respective shares in favor of each of the proposals set forth in this proxy statement/prospectus. As a result, no DHC Class A Shares held by the public shareholders will need to be present in person by attendance or by proxy to satisfy the quorum requirement for the Meeting. In addition, as the vote to approve the Domestication Proposal is at least two-thirds of the votes cast at a meeting at which a quorum is present, assuming only the minimum number of DHC Class B Shares to constitute a quorum is present, no DHC Class A Shares must vote in favor of the Domestication Proposal for it to be approved.

Resolution to be Voted Upon

“RESOLVED, as a special resolution, that DHC be de-registered in the Cayman Islands pursuant to the Current Charter of DHC and be registered by way of continuation as a corporation in the State of Delaware and conditional upon, and with effect from, the registration of DHC as a corporation in the State of Delaware, the name of DHC be changed from “DHC Acquisition Corp” to “Brand Engagement Network Inc.””

Board Recommendation

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE DOMESTICATION PROPOSAL.

PROPOSAL 3 — THE ORGANIZATIONAL DOCUMENTS PROPOSAL

Overview

Our shareholders are being asked to adopt the Proposed Charter in the form attached to this proxy statement/prospectus as Annex B and the Bylaws in the form attached to this proxy statement/prospectus as Annex C, which, in the judgment of the DHC Board, is necessary to adequately address the needs of New BEN.

The following is a summary of the key amendments effected by the Proposed Charter and Bylaws, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B and the Bylaws in the form attached to this proxy statement/prospectus as Annex C.

Reasons for the Organizational Documents Proposal

DHC shareholders are being asked to adopt the Proposed Charter and Bylaws in the form attached hereto as Annex B and Annex C, respectively, to this proxy statement/prospectus, which, in the judgment of the DHC Board, is necessary to adequately address the needs of New BEN following the Domestication and the consummation of the Business Combination.

For a summary of the key differences between the Existing Governing Documents under Cayman Islands law and the Proposed Governing Documents under the DGCL, please see “Proposal 4 — The Governance Proposals.” The summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B, and the full text of the Bylaws, a copy of which is included as Annex C to this proxy statement/prospectus.

Vote Required for Approval

The Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Meeting.

Because shareholder approval of this Proposal 3 is a condition to completion of the Business Combination under the Business Combination Agreement, if this Proposal 3 is not approved by our shareholders, the Business Combination will not occur unless we and BEN waive the applicable closing conditions.

Resolution to be Voted Upon

“RESOLVED, as a special resolution, that the Current Charter of DHC currently in effect be amended and restated by their deletion in their entirety and the substitution in their place of the Proposed Charter and Bylaws of New BEN, copies of which are attached to the proxy statement/prospectus as Annex B and Annex C, respectively.”

Board Recommendation

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” ADOPTION OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL UNDER PROPOSAL 3.

PROPOSALS 4A-4G — THE GOVERNANCE PROPOSALS

Overview

Our shareholders are also being asked to vote on eight separate Proposals with respect to certain governance provisions in the Proposed Charter, which are separately being presented in order to give DHC shareholders the opportunity to present their separate views on important corporate governance procedures and which will be voted upon on a non-binding advisory basis. Accordingly, regardless of the outcome of the non-binding advisory vote on these Proposals, DHC and BEN intend that the Proposed Charter in the form attached to this proxy statement/prospectus as Annex B will take effect at the Closing of the Business Combination, assuming approval of the Organizational Documents Proposal (Proposal 3). In the judgment of the Board, these provisions are necessary to adequately address the needs of New BEN.

Governance Proposals

The following list sets forth a summary of the governance provisions applicable to the Governance Proposals. This summary is qualified by reference to the complete text of the Proposed Charter and Bylaws, a copy of each of which is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. All shareholders are encouraged to read the Proposed Charter and Bylaws in their entirety for a more complete description of their terms.

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Governance Proposal 4A: A proposal to modify the authorized share capital of DHC from (i) 500,000,000 DHC Class A Shares, par value $0.0001 per share, 50,000,000 DHC Class B Shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of New BEN Common Stock, par value $0.0001 per share and 10,000,000 shares of New BEN Preferred Stock, par value $0.0001 per share (“New BEN Preferred Stock”).

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Governance Proposal 4B: A proposal to authorize the New BEN Board to issue any or all shares of New BEN Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New BEN Board and as may be permitted by the Delaware General Corporation Law.

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Governance Proposal 4C: A proposal to adopt the Court of Chancery of the State of Delaware as the exclusive forum for certain shareholder litigation and the federal district courts of the United States of America as the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless New BEN consents in writing to the selection of an alternative forum.

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Advisory Governing Documents 4D: A proposal to require that any action required or permitted to be taken by the shareholders of New BEN must be effected at a duly called annual or special meeting of shareholders of New BEN and may not be effected by any written consent by such shareholders.

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Governance Proposal 4E: A proposal to require that, subject to the rights of holders of preferred stock of BEN, any director or the entire New BEN Board may be removed from office at any time only by the affirmative vote of the holders of a two-thirds (2/3) majority of the issued and outstanding capital stock of New BEN entitled to vote in the election of directors, voting together as a single class.

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Governance Proposal 4F: A proposal to approve that the Proposed Charter may be amended by shareholders in accordance with the voting standards set forth in Article VIII of the Proposed Charter and the Bylaws may be amended by shareholders in accordance with the voting standards set forth in Article 13 of the Bylaws.

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Governance Proposal 4G: A proposal to approve that the removal provisions in DHC’S Current Charter related to DHC’S status as a blank check company that will no longer apply upon the consummation of the Business Combination be approved.

Reasons for the Approval of the Governance Proposals

The Proposed Charter and Bylaws were each negotiated as part of the Business Combination Agreement. The DHC Board’s reasons for proposing the Governance Proposals are set forth below.

Governance Proposal 4(A)-Changes in Share Capital

This amendment would modify the authorized share capital of DHC from (i) 500,000,000 DHC Class A Shares, par value $0.0001 per share, 50,000,000 DHC Class B Shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of New BEN Common Stock, par value $0.0001 per share and 10,000,000 shares of New BEN Preferred Stock, par value $0.0001 per share.

As of the date of this proxy statement/prospectus, there are    DHC Class A Shares issued and outstanding held by Public Shareholders, and 7,736,268 Founder Shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there are outstanding an aggregate of 10,315,024 DHC Public Warrants.

In connection with the Domestication, (i) each then-issued and outstanding DHC Class A Share and each DHC Class B Share will convert automatically by operation of law, on a one-for-one basis, into a share of New BEN Common Stock and (ii) each then-issued and outstanding whole warrant of DHC exercisable for one DHC Class A Share will automatically convert into a whole warrant exercisable for one share of New BEN Common Stock on the terms and conditions set forth in the Warrant Agreement. See “Proposal 2 — The Domestication Proposal.”

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time (i) each share of BEN Common Stock issued and outstanding immediately prior to the Effective Time (including shares of BEN Common Stock issued in connection with the Warrant Settlement and the AFG Shares) shall be canceled and converted into the right to receive a number of shares of New BEN Common Stock equal to the Exchange Ratio; and (ii) each BEN Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether then vested or unvested, shall be assumed by Acquiror and converted into an Exchanged Option equal to (A) the number of shares of BEN Common Stock subject to such option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per share equal to (1) the exercise price per share of such Option immediately prior to the Effective Time, divided by (2) the Exchange Ratio. For additional information regarding the consideration payable under the Business Combination Agreement, see the section in this proxy statement/prospectus titled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Consideration to be Received in the Business Combination.”

In order to ensure that New BEN has sufficient authorized capital for future issuances, the DHC Board has approved, subject to shareholder approval, that the Proposed Charter of New BEN change the authorized share capital of DHC from (i) 500,000,000 DHC Class A Shares, par value $0.0001 per share, 50,000,000 DHC Class B Shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of New BEN Common Stock, par value $0.0001 per share and 10,000,000 shares of New BEN Preferred Stock, par value $0.0001 per share. This amendment provides for the modification necessary to consummate the Business Combination and provides flexibility for future issuances of New BEN Common Stock, including for future acquisitions, capital raising transactions, stock dividends, issuances under the 2023 Plan and for any other proper corporate purpose, if determined by the New BEN Board to be in the best interests of New BEN without incurring the risk, delay and potential expense incident to obtaining shareholder approval for a particular issuance.

Governance Proposal 4(B)-Authorization of the Board to Issue New BEN Preferred Stock

This amendment will authorize the New BEN Board to issue any or all shares of New BEN Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New

BEN Board and as may be permitted by the DGCL. The DHC Board believes that these shares of New BEN Preferred Stock will provide New BEN with needed flexibility to issue shares of New BEN Preferred Stock in the future in a timely manner and under circumstances the New BEN Board considers favorable without incurring the risk, delay and potential expense incident to obtaining shareholder approval for a particular issuance.

Issuing shares of preferred stock is a well-recognized and commonly employed financing tool that could be used by New BEN, instead of common stock or debt, to raise capital for future acquisitions or other business purposes. Having the flexibility to issue the full range of securities, including shares of common stock, preferred stock, debt and other securities, is crucial to ensuring that New BEN can competitively finance future acquisitions and other business needs with the same tools employed by its competitors. The issuance of New BEN Preferred Stock may, depending on market conditions, provide New BEN with a lower cost of capital than alternative means of financing, which, in turn, can positively affect earnings available to its common shareholders. In addition, time-sensitive and constantly changing capital markets make it virtually impossible for a company to delay an offering in order to obtain shareholder approval of specific terms of a series of preferred stock. Obtaining shareholder approval is a process that generally takes a minimum of six (6) to eight (8) weeks, as the required steps include setting a record date, preparing and delivering preliminary and final proxy materials, providing shareholders with time to review proxy materials, soliciting proxies, holding a meeting, tabulating results and filing a charter amendment. Since interest rates may change dramatically over a six (6)-to-eight (8)-week period, it would be highly unlikely for the terms of a preferred share offering (particularly the dividend rate) to remain static over the period required to obtain shareholder approval.

Authorized but unissued shares of New BEN Preferred Stock may enable the New BEN Board to render it more difficult or to discourage an attempt to obtain control of New BEN and thereby protect the continuity of or entrench its management, which may adversely affect the market price of New BEN Common Stock. If, in the due exercise of its fiduciary duties, for example, the New BEN Board was to determine that a takeover proposal was not in the best interests of New BEN, such New BEN Preferred Stock could be issued by the Board without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent shareholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the New BEN Board, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the New BEN Board to issue the authorized shares of New BEN Preferred Stock without further approvals will enable New BEN to have the flexibility to issue such New BEN Preferred Stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New BEN currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares of New BEN Preferred Stock for such purposes.

Governance Proposal 4(C)-Affirming the Court of Chancery of the State of Delaware as Exclusive Forum for Certain Shareholder Litigation and the U.S. Federal District Courts as Exclusive Forum for Proceedings Arising Under the Securities Act

This amendment will provide that, unless otherwise consented to by New BEN in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of New BEN; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, shareholder or employee of New BEN to New BEN or its shareholders; (iii) any action or proceeding asserting a claim against New BEN or any director, officer, shareholder or employee of New BEN relating to any provision of the DGCL or the Proposed Charter or the Bylaws of New BEN; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Proposed Charter or the Bylaws of New BEN; (v) any action or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim against New BEN or any current or former director, officer, shareholder, or employee of New BEN governed by the internal affairs doctrine of the State of Delaware, in all cases to the fullest extent permitted by law and subject to the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) having personal jurisdiction over an indispensable party named as a defendant therein. The amendment will further provide that, unless otherwise consented to by New BEN in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint against any person in connection with any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in New BEN’s securities will be deemed to have notice of and consented to this provision.

We believe these provisions will benefit New BEN by limiting costly and time-consuming litigation in multiple forums regarding the same matter and by providing increased consistency in the application of applicable law. In addition, we believe that the Delaware courts are best suited to address disputes involving Delaware corporate law given that the company intends to incorporate in Delaware (pending approval of the Domestication Proposal discussed above), Delaware law generally applies to such matters, and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes to accelerate the timeline of legal decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides shareholders and New BEN with more predictability regarding the outcome of intra-corporate disputes. In addition, this amendment is intended to promote judicial fairness and avoid conflicting results, as well as make New BEN’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding multiple lawsuits in multiple jurisdictions regarding the same matter and potentially duplicative discovery. At the same time, we believe that New BEN should retain the ability to consent to an alternative forum on a case-by-case basis where New BEN determines that its interests and those of its shareholders are best served by permitting such a dispute to proceed in an alternative forum. However, these exclusive forum provisions may limit the ability of our shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Governance Proposal 4(D)-Elimination of Provision Permitting Shareholder Action by Unanimous Written Consent

DHC’S Existing Governing Documents permit shareholders to act by unanimous written resolution or to vote in person or, where proxies are allowed, by proxy at a general meeting of shareholders. This amendment eliminates the provision that permits action by unanimous written resolution, and requires that any action required or permitted to be taken by the shareholders of New BEN must be effected at a duly called annual or special meeting of shareholders of New BEN and may not be effected by any written consent by such shareholders. The Company believes that requiring shareholder action at a meeting ensures that the pros and cons of any proposed shareholder action will be able to be debated and discussed. For example, providing shareholders with the power to act by written consent would limit the New BEN Board’s ability to inform shareholders of its views on the matter in question as well as depriving shareholders of the opportunity for a real-time discussion over the pros and cons of any such action. In addition, action by unanimous written consent is generally impracticable for a public company.

Governance Proposal 4(E)-Requirement That, in General, Directors May Only be Removed by a Two-Thirds Majority Vote

DHC’S Existing Governing Documents provide that, prior to the completion of an initial business combination, holders of a majority of the DHC Class B Shares may remove a member of the DHC Board for any reason. Pursuant to this amendment, subject to the rights of holders of New BEN Preferred Stock, any director or the entire New BEN Board may be removed from office at any time, but only by the affirmative vote of the holders of a two-thirds (2/3) majority of the issued and outstanding capital stock of New BEN entitled to vote in the election of directors, voting together as a single class.

The Proposed Charter provides for a classified board of directors, such that only one class of directors is to be elected each year with directors serving staggered three (3)-year terms. Under the DGCL, unless a company’s certificate of incorporation provides otherwise, removal of a director only for cause is automatic with a classified board. The company believes that such a standard will, in conjunction with the classified nature of the New BEN Board, increase board continuity and the likelihood that experienced board members with familiarity of our business operations would serve on the New BEN Board at any given time. Requiring that directors may only be removed for cause may make it more difficult or expensive for a third-party to acquire control of New BEN without the approval of the New BEN Board.

Governance Proposal 4(F)-Amendments to the Proposed Governing Documents

The Existing Governing Documents provide that certain amendments may only be made pursuant to a special resolution under the Cayman Islands Companies Act, which would require the affirmative vote of a majority of not less than two-thirds (2/3) of the votes cast by the holders of the issued DHC Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at a shareholder meeting, or by unanimous written resolution, including amendments to (i) change DHC’S name, (ii) alter or add to the articles of association, (iii) alter or add to the memorandum of association with respect to any objects, powers or other matters specified therein, and (iv) reduce DHC’S share capital or any capital redemption reserve fund. The Proposed Charter will allow for amendments by the affirmative vote of holders of a two-thirds (2/3) majority of the voting power of all the then-issued and outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, that (i) holders of shares of each class of common stock will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Proposed Charter that relates solely to the terms of any outstanding preferred stock if the holders of such preferred stock are entitled to vote either separately or together as a class with the holders of one or more other such series, to vote thereon under the Proposed Charter or under DGCL and (ii) certain amendments will require the affirmative vote of the holders of two-thirds (2/3) of the total voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, at a meeting of the shareholders called for that purpose. As set forth by the Proposed Charter, such two-thirds (2/3) votes are required to amend provisions that relate, but are not limited, to (i) removal of directors and (ii) amendment provisions of the charter.

In addition, the Bylaws will allow for amendments with the approval of a majority of the New BEN Board or by the affirmative vote of holders of a two-thirds (2/3) majority of the then-outstanding shares of the capital stock of New BEN entitled to vote thereon, voting together as a single class.

The company believes that the vote thresholds to amend the Proposed Charter and Bylaws contemplated by Proposal 4(F) are more appropriate for a Delaware-incorporated public operating company with sponsor investors and are typical of governance provisions commonly included in the organizational documents of companies immediately following a transaction similar to the proposed Business Combination.

Governance Proposal 4(G)-Elimination of Provisions Related to Our Status as a Blank Check Company

DHC’S Existing Governing Documents contain various provisions applicable only to blank check companies. This amendment eliminates certain provisions related to DHC’S status as a blank check company, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve DHC and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and we believe it is the most appropriate period for

New BEN following the Business Combination. In addition, certain other provisions in DHC’S Existing Governing Documents require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation or merger has occurred. These provisions would cease to apply once the Business Combination is consummated.

Vote Required for Approval

The Governance Proposals require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Meeting.

The Business Combination is not conditioned upon the approval of the Governance Proposals.

As discussed above, a vote to approve each of the Governance Proposals is an advisory vote, and therefore, is not binding on DHC, BEN or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, DHC and BEN intend that the Proposed Charter, in the form attached to this proxy statement/prospectus as Annex B and containing the provisions noted above, will take effect at the Closing of the Business Combination, assuming approval of the Organizational Documents Proposal (Proposal 3).

Resolutions to be Voted Upon

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the authorized share capital of DHC is modified from (i) 500,000,000 DHC Class A Shares, par value $0.0001 per share, 50,000,000 DHC Class B Shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of New BEN Common Stock, par value $0.0001 per share and 10,000,000 shares of New BEN Preferred Stock, par value $0.0001 per share.

RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the BEN board is authorized to issue any or all shares of New BEN Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the BEN board and as may be permitted by the Delaware General Corporation Law.

RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the Court of Chancery of the State of Delaware will be the exclusive forum for certain shareholder litigation and the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, unless BEN consents in writing to the selection of an alternative forum.

RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that any action required or permitted to be taken by the shareholders of BEN must be effected at a duly called annual or special meeting of shareholders of BEN and may not be effected by any written consent by such shareholders.

RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that, subject to the rights of holders of New BEN Preferred Stock of BEN, any director or the entire BEN board may be removed from office at any time upon the affirmative vote of the holders of a two-thirds (2/3) majority of the issued and outstanding capital stock of BEN entitled to vote in the election of directors, voting together as a single class.

RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the Proposed Charter may be amended by shareholders in accordance with the voting standards set forth in Article VIII of the Proposed Charter and the proposed new bylaws may be amended by shareholders in accordance with the voting standards set forth in Article 13 of the proposed new bylaws.”

RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the removal of provisions in DHC’s Current Charter related to its status as a blank check company that will no longer apply upon the consummation of the Business Combination be approved.

Board Recommendation

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” ADOPTION OF EACH OF THE GOVERNANCE PROPOSALS.

PROPOSAL 5 — THE DIRECTORS PROPOSAL

Election of Directors

Pursuant to the Business Combination Agreement, DHC has agreed to take all necessary action, including causing the directors of DHC to resign, so that effective at the Closing, the entire Board will consist of seven individuals, a majority of whom will be independent directors in accordance with Nasdaq requirements.

At the Meeting, it is proposed that seven directors will be elected to be the directors of New BEN upon consummation of the Business Combination. At each succeeding annual meeting of stockholders, the entire board of directors will be elected on annual basis by the shareholders Subject to any limitations imposed by applicable law and subject to the special rights of the holders of any series of New BEN Preferred Stock to elect directors, any vacancy occurring in New BEN for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, will, unless (a) New BEN’s Board determines by resolution that any such vacancies or newly created directorships will be filled by the shareholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the shareholders.

It is proposed that New BEN’s Board consist of the following directors:

Information regarding each nominee is set forth in the section titled “Directors and Executive Officers of New BEN after the Business Combination.”

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the Board will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the Board, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented at the meeting.

Following consummation of the Business Combination, the election of directors of New BEN will be governed by the Proposed Charter and bylaws and the laws of the State of Delaware.

Vote Required for Approval

The Directors Proposal requires an ordinary resolution of the DHC Class B Shares under Cayman Islands law, being the affirmative vote of the holders of a majority of the DHC Class B Shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Meeting.

The Directors Proposal will only become effective if the Business Combination is completed. The closing of the Business Combination is not conditioned upon the approval of the Directors Proposal.

Resolution to be Voted Upon

“RESOLVED, as an ordinary resolution of the holders of the DHC Class B Shares of the Company, that, effective as of the consummation of the Business Combination, Michael Zacharski, Tyler J. Luck, Bernard Puckett, Chris Gaertner,     ,     , and     , be elected to serve on the board of directors until their respective successors are duly elected and qualified.”

Board Recommendation

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES SET FORTH IN THE DIRECTORS PROPOSAL.

PROPOSAL 6 — THE STOCK PLAN PROPOSAL

The DHC Board is seeking the approval of DHC’s shareholders, under Cayman Islands law, of the Brand Engagement Network, Inc. 2023 LTIP, which will be effective immediately following the consummation of the Business Combination (the “Effective Date”), subject to shareholder approval.

Under the 2023 LTIP, New BEN plans to initially reserve the number of shares of New BEN Common Stock equal to 5% of the total number of shares of New BEN Common Stock outstanding or issuable upon the conversion or exchange of outstanding securities of New BEN or its subsidiaries, determined as of the Effective Date, for issuance pursuant to awards, subject to an annual “evergreen” provision as further described below. The New BEN Board believes that operation of the 2023 LTIP is important in attracting and retaining the services of key employees, key contractors, and non-employee directors in a competitive labor market and to grant such individuals a proprietary interest in New BEN, which is essential to New BEN’s long-term growth and success. It is the judgment of the DHC Board that the 2023 LTIP is in the best interest of DHC and its shareholders.

A copy of the 2023 LTIP is included as Annex D, to this proxy statement/prospectus. Described below is a summary of certain key provisions of the 2023 LTIP, which is qualified in its entirety by reference to the full text of the 2023 LTIP.

The 2023 LTIP

The purpose of the 2023 LTIP is to provide an incentive for key employees, non-employee directors and certain contractors of New BEN or its subsidiaries to remain in the service of New BEN or its subsidiaries, to extend to them the opportunity to acquire a proprietary interest in New BEN so that they will apply their best efforts for the benefit of New BEN, and to aid New BEN in attracting and retaining able persons to enter the service of New BEN and its subsidiaries.

Summary of the 2023 LTIP

This section summarizes certain principal features of the 2023 LTIP. The summary is qualified in its entirety by reference to the complete text of the 2023 LTIP included as Annex D to this proxy statement/prospectus.

Effective Date and Expiration. The 2023 LTIP will be effective on the Effective Date, subject to and conditioned upon shareholder approval of the 2023 LTIP. Unless sooner terminated by the New BEN Board, the 2023 LTIP will terminate and expire on the tenth anniversary of the Effective Date. No award may be made under the 2023 LTIP after its expiration date, but awards made prior thereto may extend beyond that date.

Share Authorization. Subject to certain adjustments and any increase by any Prior Plan Awards (as defined below) eligible for reuse as described below, the aggregate number of shares of our common stock expected to be issuable under the 2023 LTIP in respect of awards will be equal to 5% of the aggregate number of shares issued and outstanding determined as of the Effective Date, of which 100% of the available shares may be delivered pursuant to incentive stock options (the “ISO Limit”). Notwithstanding the foregoing, subject to approval by the New BEN Board, on the first trading date of each calendar year (the “Adjustment Date”), the number of shares of our common stock available under the 2023 LTIP may be increased by up to an additional 5% of the total number of shares issued and outstanding, as determined as of the Adjustment Date, provided, however, in no event shall the Authorized Shares available for awards under the 2023 Plan ever exceed 15% of the total number of shares of our common stock issued and outstanding, determined as of the Effective Date, provided, further, however, that no such adjustment shall have any effect on, or otherwise change the ISO Limit, except for any adjustments summarized below. Shares to be issued may be made available from authorized but unissued common stock, New BEN Common Stock held by New BEN in its treasury, or common stock purchased by New BEN on the open market or otherwise. During the term of the 2023 LTIP, New BEN will at all times reserve and keep enough common stock available to satisfy the requirements of the 2023 LTIP.

The term “Prior Plan Awards” means (a) any awards under the 2021 Equity Incentive Plan that are outstanding on the Effective Date, and that on or after the Effective Date, are forfeited, expire or are canceled; and (b) any shares subject to awards relating to common stock under the 2021 Equity Incentive Plan that, on or after the Effective Date are settled in cash.

Reuse of Shares. To the extent that any award under the 2023 LTIP or any Prior Plan Award is cancelled, forfeited or expires, in whole or in part, the shares subject to such forfeited, expired or cancelled award may again be awarded under the 2023 LTIP. Awards that may be satisfied either by the issuance of common stock or by cash or other consideration shall be counted against the maximum number of shares of common stock that may be issued under the 2023 LTIP only during the period that the award is outstanding or to the extent the award is ultimately satisfied by the issuance of common stock. Common stock otherwise deliverable pursuant to an award that are withheld upon exercise or vesting of an award for purposes of paying the exercise price or tax withholdings shall be treated as delivered to the participant and shall be counted against the maximum number of available shares. Awards will not reduce the number of shares of common stock that may be issued, however, if the settlement of the award will not require the issuance of common stock. Only shares forfeited back to New BEN, shares cancelled on account of termination, or expiration or lapse of an award, shall again be available for grant of incentive stock options under the 2023 LTIP, but shall not increase the maximum number of shares described above as the maximum number of shares of common stock that may be delivered pursuant to incentive stock options.

Administration. Subject to the terms of the 2023 LTIP, the 2023 LTIP shall be administered by the New BEN Board, or such committee of the New BEN Board as is designated by the New BEN Board to administer the Plan (the “Committee”). Membership on the Committee shall be limited to “non-employee directors” in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Committee may delegate certain duties to one or more officers of New BEN as provided in the 2023 LTIP. The Committee will determine the persons to whom awards are to be made in accordance with applicable law, determine the type, size and terms of awards in accordance with applicable law, interpret the 2023 LTIP, establish and revise rules and regulations relating to the 2023 LTIP, settle all controversies regarding the 2023 LTIP and awards, accelerate the vesting of awards, approve forms of award agreements, and make any other determinations that it believes necessary for the administration of the 2023 LTIP.

Eligibility. Employees (including any employee who is also a director or an officer), contractors, and non-employee directors of New BEN or its subsidiaries whose judgment, initiative and efforts contributed to or may be expected to contribute to the successful performance of New BEN are eligible to participate in the 2023 LTIP. As of September 30, 2023, New BEN (including its subsidiaries) had approximately  employees,   consultants, and    non-employee directors. The Committee shall, in its sole discretion, select the employees, contractors, and non-employee directors who will participate in the 2023 LTIP in order to attract, reward and retain top performers and key management.

Financial Effect of Awards. The Company will receive no monetary consideration for the granting of awards under the 2023 LTIP, unless otherwise provided when granting restricted stock or restricted stock units. The Company will receive no monetary consideration other than the option price for common stock issued to participants upon the exercise of their stock options, and New BEN will receive no monetary consideration upon the exercise of stock appreciation rights.

Stock Options. The Committee may grant either incentive stock options qualifying under Section 422 of the Code or non-qualified stock options, provided that only employees of New BEN and its subsidiaries (excluding subsidiaries that are not corporations) are eligible to receive incentive stock options. Stock options may not be granted with an option price less than 100% of the fair market value of a common share on the date the stock option is granted. If an incentive stock option is granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of New BEN (or any parent or subsidiary), the option price shall be at least 110% of the fair market value of a common share on the date of grant. The Committee will determine the terms of each stock option at the time of grant, including without limitation, the methods by or forms in which shares will be delivered to participants. The maximum term of each option, the times at which each option will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment or service generally are fixed by the Committee, except that the Committee may not grant stock options with a term exceeding 10 years or, in the case of an incentive stock option granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all classes of New BEN’s common stock (or of any parent or subsidiary), five years.

Recipients of stock options may pay the option exercise price (i) in cash, check, bank draft or money order payable to the order of New BEN, (ii) by delivering to New BEN common stock (including restricted stock) already owned by the participant having a fair market value equal to the aggregate option exercise price, provided that the participant has not acquired such stock within six months prior to the date of exercise, (iii) by delivering to New BEN or its designated agent an executed irrevocable option exercise form together with irrevocable instructions from the participant to a broker or dealer, reasonably acceptable to New BEN, to sell certain of the common stock purchased upon the exercise of the option or to pledge such shares to the broker as collateral for a loan from the broker and to deliver to New BEN the amount of sale or loan proceeds necessary to pay the purchase price, (iv) by requesting New BEN to withhold the number of shares otherwise deliverable upon exercise of the stock option by the number of shares of common stock having an aggregate fair market value equal to the aggregate exercise price at the time of exercise (i.e., a cashless net exercise), and (v) by any other form of valid consideration that is acceptable to the Committee in its sole discretion.

Stock Appreciation Rights. The Committee is authorized to grant stock appreciation rights (“SARs”) as a stand-alone award (or freestanding SARs), or in conjunction with stock options granted under the 2023 LTIP (or tandem SARs). A SAR is the right to receive an amount equal to the excess of the fair market value of a common share on the date of exercise over the exercise price. The exercise price may be equal to or greater than the fair market value of a common share on the date of grant. The Committee, in its sole discretion, may place a ceiling on the amount payable on the exercise of a SAR, but any such limitation shall be specified at the time the SAR is granted. A SAR granted in tandem with a stock option will require the holder, upon exercise, to surrender the related stock option with respect to the number of shares as to which the SAR is exercised. The Committee will determine the terms of each SAR at the time of the grant, including without limitation, the methods by or forms in which the value will be delivered to participants (whether made in common stock, in cash or in a combination of both). The maximum term of each SAR, the times at which each SAR will be exercisable, and provisions requiring forfeiture of unexercised SARs at or following termination of employment or service generally are fixed by the Committee, except that no freestanding SAR may have a term exceeding 10 years and no tandem SAR may have a term exceeding the term of the option granted in conjunction with the tandem SAR.

Restricted Stock and Restricted Stock Units. The Committee is authorized to grant restricted stock and restricted stock units. Restricted stock consists of shares that are transferred or sold by New BEN to a participant but are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the participant. Restricted stock units are the right to receive common stock at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee, which include substantial risk of forfeiture and restrictions on their sale or other transfer by the participant. The Committee determines the eligible participants to whom, and the time or times at which, grants of restricted stock or restricted stock units will be made, the number of shares or units to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals (as described below), continuous service with New BEN, the passage of time or other restrictions or conditions.

Performance Awards. The Committee may grant performance awards payable in cash, common stock, or a combination thereof at the end of a specified performance period. Payment will be contingent upon achieving pre-established performance goals (as described below) by the end of the performance period. The Committee will determine the length of the performance period, the maximum payment value of an award, and the minimum performance goals required before payment will be made, so long as such provisions are not inconsistent with the terms of the 2023 LTIP, and to the extent an award is subject to Section 409A of the Code, are in compliance with the applicable requirements of Section 409A of the Code and any applicable regulations or guidance. With respect to a performance award, if the Committee determines in its sole discretion that the established performance measures or objectives are no longer suitable because of a change in New BEN’s business, operations, corporate structure, or for other reasons that the Committee deems satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

Dividend Equivalent Rights. The Committee may grant a dividend equivalent right either as a component of another award or as a separate award, provided, that dividend equivalent rights may not be granted as a component of SARs or stock options. The terms and conditions of the dividend equivalent right shall be specified by the grant. Dividend equivalents credited to the holder of a dividend equivalent right shall be paid only as the applicable award vests or may be deemed to be reinvested in additional common stock. Any such reinvestment shall be at the fair market value at the time thereof. Dividend equivalent rights may be settled in cash or common stock.

Other Awards. The Committee may grant other forms of awards payable in cash or common stock if the Committee determines that such other form of award is consistent with the purpose and restrictions of the 2023 LTIP. The terms and conditions of such other form of award shall be specified by the grant. Such other awards may be granted for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified by the grant.

Performance Goals. Awards (whether relating to cash or common stock) under the 2023 LTIP may be made subject to the attainment of performance goals relating to one or more business criteria, and may consist of one or more or any combination of the following criteria: cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational or other basis); operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; sales growth; price of the Company’s common stock; return on assets, equity or stockholders’ equity; market share; inventory levels, inventory turn or shrinkage; total return to stockholders; or any other criteria determined by the Committee (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of New BEN as a whole or any business unit of New BEN and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (i) events that are of an unusual nature or indicate infrequency of occurrence, (iii) changes in tax or accounting regulations or laws, (iv) the effect of a merger or acquisition, as identified in New BEN’s quarterly and annual earnings releases, or (v) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with New BEN’s financial statements, under generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an award which is consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of New BEN’s annual report.

Vesting of Awards; Forfeiture; Assignment. The Committee, in its sole discretion, may establish the vesting terms applicable to an award, subject in any case to the terms of the 2023 LTIP. The Committee may impose on any award, at the time of grant or thereafter, such additional terms and conditions as the Committee determines, including terms requiring forfeiture of awards in the event of a participant’s termination of service. The Committee will specify the circumstances under which performance awards may be forfeited in the event of a termination of service by a participant prior to the end of a performance period or settlement of awards. Except as otherwise established by the Committee in the award agreement setting forth the terms, restricted stock will be forfeited upon a participant’s termination of service during the applicable restriction period.

Assignability. Awards granted under the 2023 LTIP generally are not assignable or transferable except by will or by the laws of descent and distribution, except that the Committee may, in its discretion and pursuant to the terms of an award agreement, permit certain transfers of awards to: (i) the spouse (or former spouse), children or grandchildren of the participant (“Immediate Family Members”); (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members; (iii) a partnership in which the only partners are (1) such Immediate Family Members and/or (2) entities which are controlled by the participant and/or Immediate Family Members; (iv) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision; or (v) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the applicable award agreement pursuant to which such award is granted must be approved by the Committee and must expressly provide for such transferability and (z) subsequent transfers of transferred awards shall be prohibited except those by will or the laws of descent and distribution.

Adjustments Upon Changes in Capitalization. In the event that any dividend or other distribution, recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of the common stock or other securities of New BEN, issuance of warrants or other rights to purchase common stock or other securities of New BEN, or other similar corporate transaction or event affects the fair value of an award, then the Committee shall adjust any or all of the following so that the fair value of the award immediately after the transaction or event is equal to the fair value of the award immediately prior to the transaction or event (i) the number of shares and type of common stock (or the securities or property) which thereafter may be made the subject of awards, (ii) the number of shares and type of common stock (or other securities or property) subject to outstanding awards, (iii) the option price of each outstanding award, (iv) the amount, if any, New BEN pays for forfeited common stock in accordance with the terms of the 2023 LTIP, and (vi) the number of or exercise price of common stock then subject to outstanding SARs previously granted and unexercised under the 2023 LTIP to the end that the same proportion of New BEN’s issued and outstanding common stock in each instance shall remain subject to exercise at the same aggregate exercise price; provided, however, that the number of common stock (or other securities or property) subject to any award shall always be a whole number. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the 2023 LTIP or any stock option to violate Section 422 of the Code or Section 409A of the Code. All such adjustments must be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which New BEN is subject.

Amendment or Discontinuance of the 2023 LTIP. The New BEN Board may, at any time and from time to time, without the consent of the participants, alter, amend, revise, suspend or discontinue the 2023 LTIP in whole or in part; provided, however, that (i) no amendment that requires stockholder approval in order for the 2023 LTIP and any awards under the 2023 LTIP to continue to comply with Sections 421 and 422 of the Code (including any successors to such Sections, or other applicable law) or any applicable requirements of any securities exchange or inter-dealer quotation system on which New BEN’s stock is listed or traded, shall be effective unless such amendment is approved by the requisite vote of New BEN’s stockholders entitled to vote on the amendment; and (ii) unless required by law, no action by the New BEN Board regarding amendment or discontinuance of the 2023 LTIP may adversely affect any rights of any participants or obligations of New BEN to any participants with respect to any outstanding award under the 2023 LTIP without the consent of the affected participant.

No Repricing of Stock Options or SARs. The Committee may not, without the approval of New BEN’s stockholders, “reprice” any stock option or SAR. For purposes of the 2023 LTIP, “reprice” means any of the following or any other action that has the same effect: (i) amending a stock option or SAR to reduce its exercise price or base price, (ii) canceling a stock option or SAR at a time when its exercise price or base price exceeds the fair market value of a common share in exchange for cash or a stock option, SAR, award of restricted stock or other equity award with an exercise price or base price less than the exercise price or base price of the original stock option or SAR, or (iii) taking any other action that is treated as a repricing under generally accepted accounting principles, provided that nothing shall prevent the Committee from (x) making adjustments to awards upon changes in capitalization; (y) exchanging or cancelling awards upon a merger, consolidation, or recapitalization, or (z) substituting awards for awards granted by other entities, to the extent permitted by the 2023 LTIP.

Recoupment for Restatements. The Committee may recoup all or any portion of any shares or cash paid to a participant in connection with an award, in the event of a restatement of New BEN’s financial statements as set forth in New BEN’s clawback policy, if any, approved by the New BEN Board from time to time.

Federal Income Tax Consequences. The following is a brief summary of certain federal income tax consequences relating to the transactions described under the 2023 LTIP as set forth below. This summary does not purport to address all aspects of federal income taxation and does not describe state, local or foreign tax consequences. This discussion is based upon provisions of the Code and the treasury regulations issued thereunder, and judicial and administrative interpretations under the Code and treasury regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation.

Law Affecting Deferred Compensation. In 2004, Section 409A was added to the Code to regulate all types of deferred compensation. If the requirements of Section 409A of the Code are not satisfied, deferred compensation and earnings thereon will be subject to tax as it vests, plus an interest charge at the underpayment rate plus 1% and a 20% penalty tax. Certain performance awards, stock options, stock appreciation rights, restricted stock units and certain types of restricted stock are subject to Section 409A of the Code.

Incentive Stock Options. A participant will not recognize income at the time an incentive stock option is granted. When a participant exercises an incentive stock option, a participant also generally will not be required to recognize income (either as ordinary income or capital gain). However, to the extent that the fair market value (determined as of the date of grant) of the common stock with respect to which the participant’s incentive stock options are exercisable for the first time during any year exceeds $100,000, the incentive stock options for the common stock over $100,000 will be treated as non-qualified stock options, and not incentive stock options, for federal tax purposes, and the participant will recognize income as if the incentive stock options were non-qualified stock options. In addition to the foregoing, if the fair market value of the common stock received upon exercise of an incentive stock option exceeds the exercise price, then the excess may be deemed a tax preference adjustment for purposes of the federal alternative minimum tax calculation. The federal alternative minimum tax may produce significant tax repercussions depending upon the participant’s particular tax status.

The tax treatment of any common stock acquired by exercise of an incentive stock option will depend upon whether the participant disposes of his or her shares prior to two years after the date the incentive stock option was granted or one year after the common stock were transferred to the participant (referred to as the “Holding Period”). If a participant disposes of common stock acquired by exercise of an incentive stock option after the expiration of the Holding Period, any amount received in excess of the participant’s tax basis for such shares will be treated as short-term or long-term capital gain, depending upon how long the participant has held the common stock. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as short-term or long-term capital loss, depending upon how long the participant has held the shares.

If the participant disposes of common stock acquired by exercise of an incentive stock option prior to the expiration of the Holding Period, the disposition will be considered a “disqualifying disposition.” If the amount received for the common stock is greater than the fair market value of the common stock on the exercise date, then the difference between the incentive stock option’s exercise price and the fair market value of the common stock at the time of exercise will be treated as ordinary income for the tax year in which the “disqualifying disposition” occurs. The participant’s basis in the common stock will be increased by an amount equal to the amount treated as ordinary income due to such “disqualifying disposition.” In addition, the amount received in such “disqualifying disposition” over the participant’s increased basis in the common stock will be treated as capital gain. However, if the price received for common stock acquired by exercise of an incentive stock option is less than the fair market value of the common stock on the exercise date and the disposition is a transaction in which the participant sustains a loss which otherwise would be recognizable under the Code, then the amount of ordinary income that the participant will recognize is the excess, if any, of the amount realized on the “disqualifying disposition” over the basis of the common stock.

Non-qualified Stock Options. A participant generally will not recognize income at the time a non-qualified stock option is granted. When a participant exercises a non-qualified stock option, the difference between the option price and any higher market value of the common stock on the date of exercise will be treated as compensation taxable as ordinary income to the participant. The participant’s tax basis for common stock acquired under a non-qualified stock option will be equal to the option price paid for such common stock, plus any amounts included in the participant’s income as compensation. When a participant disposes of common stock acquired by exercise of a non-qualified stock option, any amount received in excess of the participant’s tax basis for such shares will be treated as short-term or long-term capital gain, depending upon how long the participant has held the common stock. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as short-term or long-term capital loss, depending upon how long the participant has held the shares.

Special Rule if Option Price is Paid for in Common Stock. If a participant pays the option price of a non-qualified stock option with previously-owned shares of New BEN’s common stock and the transaction is not a disqualifying disposition of common stock previously acquired under an incentive stock option, the common stock received equal to the number of shares surrendered are treated as having been received in a tax-free exchange. The participant’s tax basis and holding period for the common stock received will be equal to the participant’s tax basis and holding period for the common stock surrendered. The common stock received in excess of the number of shares surrendered will be treated as compensation taxable as ordinary income to the participant to the extent of their fair market value. The participant’s tax basis in the common stock will be equal to their fair market value on the date of exercise, and the participant’s holding period for such shares will begin on the date of exercise.

If the use of previously acquired common stock to pay the exercise price of a non-qualified stock option constitutes a disqualifying disposition of common stock previously acquired under an incentive stock option, the participant will have ordinary income as a result of the disqualifying disposition in an amount equal to the excess of the fair market value of the common stock surrendered, determined at the time such common stock were originally acquired on exercise of the incentive stock option, over the aggregate option price paid for such common stock. As discussed above, a disqualifying disposition of common stock previously acquired under an incentive stock option occurs when the participant disposes of such shares before the end of the Holding Period. The other tax results from paying the exercise price with previously owned shares are as described above, except that the participant’s tax basis in the common stock that are treated as having been received in a tax-free exchange will be increased by the amount of ordinary income recognized by the participant as a result of the disqualifying disposition.

Restricted Stock. A participant who receives restricted stock generally will recognize as ordinary income the excess, if any, of the fair market value of the common stock granted as restricted stock at such time as the common stock are no longer subject to forfeiture or restrictions, over the amount paid, if any, by the participant for such common stock. However, a participant who receives restricted stock may make an election under Section 83(b) of the Code within 30 days of the date of transfer of the common stock to recognize ordinary income on the date of transfer of the common stock equal to the excess of the fair market value of such shares (determined without regard to the restrictions on such common stock) over the purchase price, if any, of such shares. If a participant does not make an election under Section 83(b) of the Code, then the participant will recognize as ordinary income any dividends received with respect to such common stock. At the time of sale of such shares, any gain or loss realized by the participant will be treated as either short-term or long-term capital gain (or loss) depending on the holding period. For purposes of determining any gain or loss realized, the participant’s tax basis will be the amount previously taxable as ordinary income, plus the purchase price paid by the participant, if any, for such shares.

Stock Appreciation Rights. Generally, a participant who receives a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted, provided that the SAR is exempt from or complies with Section 409A of the Code. If a participant receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the recipient at the time it is received. If a participant receives the appreciation inherent in the SARs in stock, the spread between the then current market value and the grant price, if any, will be taxed as ordinary income to the employee at the time it is received. In general, there will be no federal income tax deduction allowed to New BEN upon the grant or termination of SARs. However, upon the exercise of a SAR, New BEN will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise.

Other Awards. In the case of an award of restricted stock units, performance awards, dividend equivalent rights or other stock or cash awards, the recipient will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery, provided that the award is exempt from or complies with Section 409A of the Code. In that taxable year, New BEN will receive a federal income tax deduction in an amount equal to the ordinary income which the participant has recognized.

Federal Tax Withholding. Any ordinary income realized by a participant upon the exercise of an award under the 2023 LTIP is subject to withholding of federal, state and local income tax and to withholding of the participant’s share of tax under the Federal Insurance Contribution Act and the Federal Unemployment Tax Act. To satisfy federal income tax withholding requirements, New BEN will have the right to require that, as a condition to delivery of any certificate for common stock, the participant remit to New BEN an amount sufficient to satisfy the withholding requirements. Alternatively, New BEN may withhold a portion of the common stock (valued at fair market value) that otherwise would be issued to the participant to satisfy all or part of the withholding tax obligations or may, if New BEN consents, accept delivery of common stock with an aggregate fair market value that equals or exceeds the required tax withholding payment. Withholding does not represent an increase in the participant’s total income tax obligation, since it is fully credited toward his or her tax liability for the year. Additionally, withholding does not affect the participant’s tax basis in the common stock. Compensation income realized and tax withheld will be reflected on Forms W-2 supplied by New BEN to employees by January 31 of the succeeding year. Deferred compensation that is subject to Section 409A of the Code will be subject to certain federal income tax withholding and reporting requirements.

Tax Consequences to New BEN. To the extent that a participant recognizes ordinary income in the circumstances described above, New BEN will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code.

While deductibility of executive compensation for federal income tax purposes is among the factors the New BEN Board and Committee considers when structuring executive compensation arrangements, it is not the sole or primary factor considered. The Company retains the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of New BEN.

Million Dollar Deduction Limit and Other Tax Matters. The Company may not deduct compensation of more than $1,000,000 that is paid to “covered employees” (as defined in Section 162(m) of the Code), which include an individual (or, in certain circumstances, his or her beneficiaries) who, at any time during the taxable year, is New BEN’s principal executive officer, principal financial officer, an individual who is among the three highest compensated officers for the taxable year (other than an individual who was either New BEN’s principal executive officer or its principal financial officer at any time during the taxable year), or anyone who was a covered employee for purposes of Section 162(m) of the Code for any tax year beginning on or after January 1, 2017. This limitation on deductions only applies to compensation paid by a publicly-traded corporation (and not compensation paid by non-corporate entities) and may not apply to certain types of compensation, such as qualified performance-based compensation, that is payable pursuant to a written, binding contract (such as an award agreement corresponding to a Prior Plan Award) that was in place as of November 2, 2017, so long as the contract is not materially modified after that date. To the extent that compensation is payable pursuant to a prior plan award granted on or before November 2, 2017, and if New BEN determines that Section 162(m) of the Code will apply to any such awards, New BEN intends that the terms of those awards will not be materially modified and will be constructed so as to constitute qualified performance-based compensation and, as such, will be exempt from the $1,000,000 limitation on deductible compensation.

If an individual’s rights under the 2023 LTIP are accelerated as a result of a change in control and the individual is a “disqualified individual” under Section 280G of the Code, then the value of any such accelerated rights received by such individual may be included in determining whether or not such individual has received an “excess parachute payment” under Section 280G of the Code, which could result in (i) the imposition of a 20% federal excise tax (in addition to federal income tax) payable by the individual on the value of such accelerated rights, and (ii) the loss by New BEN of a corresponding compensation deduction.

Interest of Directors and Executive Officers. All members of the New BEN Board and all executive officers of New BEN are eligible for awards under the 2023 LTIP and thus, have a personal interest in the approval of the 2023 LTIP.

New Plan Benefits

Pursuant to certain employment agreements expected to be entered into in connection with the Business Combination, we anticipate making the following awards to    :

Below is a summary of plan benefits as of     , 2023 for the 2023 LTIP:

Name

For all other future participants, the amounts of future grants under the 2023 LTIP are not determinable as awards under the 2023 LTIP and will be granted at the sole discretion of the Committee, or other delegated persons and we cannot determine at this time either the persons who will receive awards under the 2023 LTIP or the amount or types of any such awards.

Vote Required for Approval

The Stock Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Meeting.

If any of the Business Combination Proposal, the Domestication Proposal, or the Organizational Documents Proposal are not approved, unless the condition is waived, this Proposal will have no effect even if approved by our shareholders. The closing of the Business Combination is not conditioned upon the approval of this Proposal.

Resolution to be Voted Upon

“RESOLVED, as an ordinary resolution, that the 2023 LTIP, a copy of which is to be attached to the proxy statement/prospectus as Annex D, be approved and adopted in all respects upon the consummation of the Business Combination.”

Board Recommendation

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE STOCK PLAN UNDER PROPOSAL 6.

PROPOSAL 7 — THE NASDAQ PROPOSAL

Overview

To consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635(d), the issuance of the maximum number of shares of New BEN Common Stock issuable pursuant to the Subscription Agreement and the Reseller Agreement (each as defined below), to the extent such issuance would require a stockholder vote under Nasdaq Listing Rule 5635(d) (such proposal, the “Nasdaq Proposal”).

On August 19, 2023, BEN and AFG, entered into an exclusive reseller agreement (the “Reseller Agreement”) providing for, among other things, AFG to act as BEN’s exclusive reseller of certain BEN products in a designated territory on certain terms and conditions. As partial consideration to AFG for such services to BEN, (i) BEN will issue a number of shares of BEN Common Stock to AFG, which, at the Effective Time, will convert into 1,750,000 shares of New BEN Common Stock and (ii) BEN will issue to AFG, at the Effective Time, a non-transferable warrant to purchase up to 3,750,000 shares of New BEN Common Stock at a price of $10.00 per share, with AFG’s right to exercise such warrant vesting based upon revenues earned from the sales of BEN products paid by AFG to BEN pursuant to the Reseller Agreement.

In addition, on September 7, 2023, BEN, AFG and certain affiliates of AFG (collectively, the “AFG Investors”) entered into a subscription agreement (the “Subscription Agreement”) providing for, among other things, (i) the purchase of shares of BEN Common Stock in a private placement by the AFG Investors as of immediately prior to the Effective Time, which at the Effective Time will convert into a right to receive 650,000 shares of New BEN Common Stock with an aggregate initial value of $6.5 million (such obligation to purchase such shares of BEN Common Stock, the “Initial Commitment”) and (ii) the purchase of shares of New BEN Common Stock in four installments with an aggregate purchase price of $26.0 million, at a purchase price per share prior to the installment purchase date that is the lesser of $10.00 and the average of the last reported sales prices of New BEN Common Stock for the twenty (20) trading days immediately preceding the applicable installment purchase date, subject to a floor price of $2.11. Pursuant to the AFG Interim Financing, the Initial Commitment has been reduced by $1,000,000.

Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635(d)

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of the binding agreement and the average official Nasdaq closing price for the five (5) trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. If the maximum number of shares issuable under both the Subscription Agreement and the Reseller Agreement are issued pursuant to the terms of the Subscription Agreement and the Reseller Agreement, New BEN currently expects to issue a maximum of 18,372,275 shares of New BEN Common Stock on a fully converted and fully exercised basis.

Vote Required for Approval

The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal. In the event that this Proposal is not approved by DHC shareholders, the Business Combination will still be consummated. This Proposal is not a condition to the closing of the Business Combination.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New BEN Common Stock be approved.”

Board Recommendation

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL 8 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will approve the chairman’s adjournment of the Meeting to a later date to permit further solicitation of proxies or if the Board of Directors determines before the Meeting that it is not necessary or no longer advisable to proceed with the meeting. The Adjournment Proposal will only be presented to our shareholders in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Meeting to approve the other Proposals.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our shareholders, the chairman will not adjourn the Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Meeting to approve the other Proposals.

Vote Required for Approval

The Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Meeting.

Resolution to be Voted Upon

“RESOLVED, as an ordinary resolution, that the adjournment of the Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the proposals included in the proxy statement/prospectus, in the event DHC does not receive the requisite shareholder vote to approve such proposals or if the Board of Directors determines before the Meeting that it is not necessary or no longer advisable to proceed with the meeting be approved in all respects.”

Board Recommendation

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” ADOPTION OF THE ADJOURNMENT PROPOSAL UNDER PROPOSAL 8.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations (i) for U.S. Holders and Non-U.S. Holders (each as defined below, and together, the “Holders”) of DHC Class A Shares and DHC Public Warrants (each, a “DHC Security,” and together the “DHC Securities”) of the Domestication and (ii) for Holders of DHC Class A Shares that elect to have the New BEN Common Stock they receive in connection with the Domestication redeemed for cash if the Business Combination is completed. This discussion applies only to Holders that hold their DHC Securities as “capital assets” for U.S. federal income tax purposes within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules with respect to the DHC Securities;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes);

•	U.S. expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more (by vote or value) of DHC Class A Shares (except as specifically provided below);

•	the Sponsor or its affiliates, officers or directors;

•	persons that acquired their DHC Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold their DHC Securities as part of a straddle, constructive sale, hedging, wash sale, conversion or other integrated or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds DHC Securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner the activities of the partnership and certain determinations made at the partner level. Partnerships holding any DHC Securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Domestication and the exercise of redemption rights with respect to their DHC Class A Shares.

For purposes of this discussion, because the components of a unit are generally separable at the option of the Holder, the Holder of a unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying DHC Class A Share and DHC Public Warrant components of the unit. Accordingly, the separation of a unit into the DHC Class A Share and the one-third of a DHC Public Warrant underlying the unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of DHC Securities are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Domestication and the Business Combination (including any redemption of the New BEN Common Stock) with respect to any DHC Class A Shares and DHC Public Warrants held through units (including alternative characterizations of units).

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.

We have not sought, and do not intend to, seek any rulings from the IRS as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE DOMESTICATION AND EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO DHC CLASS A SHARES. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.

I.	U.S. HOLDERS

As used herein, a “U.S. Holder” is a beneficial owner of a DHC Security who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

A.	Tax Effects of the Domestication to U.S. Holders

1.	Generally

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication,

DHC will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, in connection with the Closing, will be renamed “Brand Engagement Network Inc.”

It is intended that the Domestication qualify as an F Reorganization. However, DHC has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. Holder of DHC Securities is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such U.S. Holder.

Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of DHC Securities generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the sections titled “ — 3. Effects of Section 367 to U.S. Holders of DHC Class A Shares” and “ — 5. PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if DHC (i) transferred all of its assets and liabilities to New BEN in exchange for all of the outstanding New BEN Common Stock and Public Warrants; and (ii) then distributed the New BEN Common Stock and Public Warrants to the holders of securities of DHC in liquidation of DHC. The taxable year of DHC will be deemed to end on the date of the Domestication.

Subject to the discussion below under the section titled “ — 5. PFIC Considerations,” if the Domestication fails to qualify as an F Reorganization, a U.S. Holder of DHC Securities generally would recognize gain or loss with respect to its DHC Securities in an amount equal to the difference, if any, between the fair market value of the corresponding New BEN Common Stock and Public Warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its DHC Securities surrendered.

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to DHC Class A Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to DHC Class A Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

2.	Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization, subject to the discussion below under the section titled “ — 5. PFIC Considerations”: (i) the tax basis of a share of New BEN Common Stock or Public Warrant component received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the DHC Class A Share or DHC Public Warrant component surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of New BEN Common Stock or a Public Warrant component received by a U.S. Holder will include such U.S. Holder’s holding period for the DHC Class A Share or DHC Public Warrant component surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, the U.S. Holder’s basis in the New BEN Common Stock and Public Warrants would be equal to the fair market value of such New BEN Common Stock and Public Warrants on the date of the Domestication, and such U.S. Holder’s holding period for such New BEN Common Stock and Public Warrants would begin on the day following the date of the Domestication. Shareholders who hold different blocks of DHC Securities (generally, shares of DHC Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of DHC Securities.

3.	Effects of Section 367 to U.S. Holders of DHC Class A Shares

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section titled “ — 5. PFIC Considerations,” Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to their DHC Class A Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules, as discussed below under the section titled “ — 5. PFIC Considerations,” as a result of the Domestication.

a.	U.S. Holders Who Own 10% or More (By Vote or Value) of DHC Stock

Subject to the discussion below under the section titled “ — 5. PFIC Considerations,” a U.S. Holder who beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of DHC stock entitled to vote or 10% or more of the total value of all classes of DHC stock (a “10% U.S. Shareholder”) on such date generally must include in income as a dividend deemed paid by DHC the “all earnings and profits amount” attributable to the DHC Class A Shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of warrants will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder, and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its DHC Class A Shares is the net positive earnings and profits of DHC (as determined under Treasury Regulations under Section 367 of the Code) attributable to such DHC Class A Shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such DHC Class A Shares. Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations promulgated thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

DHC does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If DHC’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its DHC Class A Shares. However, the determination of earnings and profits is complex and may be impacted by numerous factors. It is possible that the amount of DHC’s cumulative net earnings and profits could be positive through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend deemed paid by DHC under Treasury Regulations under Section 367 as a result of the Domestication.

b.	U.S. Holders Who Own Less Than 10% (By Vote or Value) of DHC Stock

Subject to the discussion below under the section titled “ — 5. PFIC Considerations,” a U.S. Holder whose DHC Class A Shares have a fair market value of $50,000 or more and who, on the date of the Domestication, is not a 10% U.S. Shareholder generally will recognize gain (but not loss) with respect to its DHC Class A Shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s DHC Class A Shares as described below.

Subject to the discussion below under the section titled “— 5. PFIC Considerations,” unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to New BEN Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such New BEN Common Stock over the U.S. Holder’s adjusted tax basis in the DHC Class A Shares deemed surrendered in exchange therefor. U.S. Holders who hold different blocks of DHC Class A Shares (generally, DHC Class A Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them. However, although not free from doubt, there should not be any gain realized with respect to the exchange of the DHC Public Warrants for Public Warrants.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend paid by DHC the “all earnings and profits amount” attributable to its DHC Class A Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

•	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

•	a complete description of the Domestication;

•	a description of any stock, securities or other consideration transferred or received in the Domestication;

•	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

•

a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from DHC establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s DHC Class A Shares and (B) a representation that the U.S. Holder has notified DHC (or New BEN) that the U.S. Holder is making the election; and

•	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to DHC or New BEN no later than the date such tax return is filed. In connection with this election, DHC may in its discretion provide each U.S. Holder eligible to make such an election with information regarding DHC’s earnings and profits upon written request.

DHC does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that DHC had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its DHC Class A Shares, and thus could be required to include that amount in income as a deemed dividend deemed paid by DHC under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” ATTRIBUTABLE TO ITS DHC CLASS A SHARES UNDER SECTION 367(b) OF THE CODE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.

A U.S. Holder who is not a 10% U.S. Shareholder and whose DHC Class A Shares have a fair market value of less than $50,000 on the date of the Domestication generally should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section titled “ — 5. PFIC Considerations.”

4.	Tax Consequences for U.S. Holders of DHC Public Warrants

Assuming the Domestication qualifies as an F Reorganization, subject to the considerations described under the section titled “ — 3. Effects of Section 367 to U.S. Holders of DHC Class A Shares — a. U.S. Holders Who Own 10% or More (By Vote or Value) of DHC Stock” above relating to a U.S. Holder’s ownership of DHC Public Warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below under the section titled “ — 5. PFIC Considerations” relating to the PFIC rules, a U.S. Holder of DHC Public Warrants generally should not be subject to U.S. federal income tax with respect to the exchange of its DHC Public Warrants for Public Warrants in the Domestication.

5.	PFIC Considerations

Regardless of whether the Domestication qualifies as an F Reorganization (and, if the Domestication qualifies as an F Reorganization, in addition to the discussion under the section titled “ — 3. Effects of Section 367 to U.S. Holders of DHC Class A Shares” above), the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code if DHC is considered a PFIC.

a.	Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined on the basis of a quarterly average), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, certain rents and royalties not derived from the conduct of an active trade or business and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.

b.	PFIC Status of DHC

Based upon the composition of its income and assets, and upon a review of its financial statements, DHC believes that it likely will not be eligible for the startup exception and therefore likely has been a PFIC since its first taxable year and will likely be considered a PFIC for the taxable year which ends as a result of the Domestication.

c.	Effects of PFIC Rules on the Domestication

Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of DHC Class A Shares and DHC Public Warrants as a result of the Domestication if:

•	DHC were classified as a PFIC at any time during such U.S. Holder’s holding period in such DHC Class A Shares or DHC Public Warrants; and

•

the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such DHC Class A Shares or in which DHC was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) a MTM Election (as defined below) with respect to such DHC Class A Shares. Currently, applicable Treasury Regulations provide that neither a QEF Election nor an MTM Election can be made with respect to warrants of a PFIC, as further described below.

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of DHC. Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s DHC Class A Shares or DHC Public Warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which DHC was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the U.S. Holder to recognize gain or include an amount in income as a deemed dividend deemed paid by DHC, the gain realized on the transfer is taxable as an excess distribution under these rules, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under these rules is taxable as provided under Section 367(b) of the Code. See the discussion above under the section titled “ — 3. Effects of Section 367 to U.S. Holders of DHC Class A Shares.”

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of DHC Class A Shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or a MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their DHC Class A Shares and DHC Public Warrants under the PFIC rules in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or a MTM Election with respect to its DHC Class A Shares is referred to herein as an “Electing Shareholder,” and a U.S. Holder that is not an Electing Shareholder is referred to herein as a “Non-Electing Shareholder.”

The application of the PFIC rules to U.S. Holders of DHC Public Warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a DHC Public Warrant or warrant component) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that the QEF Election does not apply to options and no MTM Election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of DHC Public Warrants for Public Warrant pursuant to the Domestication.

Any gain recognized by a Non-Electing Shareholder of DHC Class A Shares or a U.S. Holder of DHC Public Warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

As noted above, the Domestication could be a taxable event under the PFIC rules regardless of whether the Domestication qualifies as an F Reorganization if DHC is considered a PFIC. If the Domestication fails to qualify as an F Reorganization, absent a QEF Election (or a QEF Election along with a purging election) or a MTM Election, a U.S. Holder would be taxed under the PFIC rules in the manner set forth above.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

d.	QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of DHC Class A Shares will depend on whether the U.S. Holder has made a timely and effective election to treat DHC as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of DHC Class A Shares during which DHC qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s DHC Class A Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its DHC Class A Shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its DHC Class A Shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to DHC is contingent upon, among other things, the provision by DHC of a “PFIC Annual Information Statement” to such U.S. Holder. There is no assurance, however, that DHC will timely provide such information. As discussed further above, a U.S. Holder is not currently able to make a QEF Election with respect to warrants under applicable final Treasury Regulations. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to its DHC Class A Shares. As a result, such an Electing Shareholder generally should not recognize gain or loss as a result of the Domestication except to the extent described under “ — 3. Effects of Section 367 to U.S. Holders of DHC Class A Shares” and subject to the discussion above under “ — A. Tax Effects of the Domestication to U.S. Holders,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of DHC, whether or not such amounts are actually distributed.

The impact of the PFIC rules on a U.S. Holder of DHC Class A Shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the Nasdaq (a “MTM Election”). No assurance can be given that the DHC Class A Shares are considered to be marketable stock for purposes of the

MTM Election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders generally will not be subject to the special taxation rules of Section 1291 of the Code discussed herein with respect their DHC Class A Shares in connection with the Domestication or otherwise. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its DHC Class A Shares at the end of its taxable year over its adjusted basis in its DHC Class A Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its DHC Class A Shares over the fair market value of its DHC Class A Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The U.S. Holder’s basis in its DHC Class A Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its DHC Class A Shares will be treated as ordinary income. However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the PFIC stock, then the Section 1291 rules discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to DHS Class A Shares, including in connection with the Domestication. A MTM Election is not available with respect to warrants, including the DHC Public Warrants.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING OVERLAPS IN THE PFIC RULES AND THE SECTION 367(b) RULES AND THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

B.	Tax Effects to U.S. Holders of Exercising Redemption Rights

1.	Generally

The U.S. federal income tax consequences to a U.S. Holder of DHC Class A Shares (which will be exchanged for New BEN Common Stock in the Domestication) that exercises its redemption rights with respect to its DHC Class A Shares to receive cash in exchange for all or a portion of its New BEN Common Stock received in the Domestication will depend on whether the redemption qualifies as a sale of shares of New BEN Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of New BEN Common Stock by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section titled “ — 3. Taxation of Redemption Treated as a Sale of New BEN Common Stock.” If the redemption does not qualify as a sale of shares of New BEN Common Stock, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section titled “— 2. Taxation of Redemption Treated as a Distribution.”

Whether a redemption of shares of New BEN Common Stock qualifies for sale new treatment will depend largely on the total number of shares of New BEN treated as held by the redeemed U.S. Holder before and after the redemption (including any stock constructively owned by the U.S. Holder as a result of owning Public Warrants and any New BEN stock that a U.S. Holder would directly or indirectly acquire pursuant to the Business Combination) generally will be treated as a sale of New BEN Common Stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in New BEN or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares of New BEN stock actually owned by the U.S. Holder, but also shares of New BEN stock that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include New BEN Common Stock which could be acquired pursuant to the exercise of Public Warrants. Moreover, any New BEN stock that a U.S. Holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of New BEN’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of shares of New BEN Common Stock must, among other requirements, be less than eighty percent (80%) of the percentage of New BEN’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption (taking into account both redemptions by other holders of New BEN Common Stock and the New BEN stock to be issued pursuant to the Business Combination). Prior to the completion of the Business Combination, New BEN Common Stock may not be treated as voting stock for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of a U.S. Holder’s interest if either (1) all of the shares of New BEN stock actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares of New BEN stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares of New BEN stock (including any stock constructively owned by the U.S. Holder as a result of owning Public Warrant). The redemption of New BEN Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in New BEN Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in New BEN will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of New BEN Common Stock will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section titled “ — 2. Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed New BEN Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining New BEN stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Public Warrants or possibly in other New BEN stock constructively owned by it.

2.	Taxation of Redemption Treated as a Distribution

If the redemption of a U.S. Holder’s shares of New BEN Common Stock is treated as a corporate distribution, as discussed above under the section titled “ — 1. Generally,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from New BEN’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of New BEN’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of New BEN Common Stock. Any remaining excess will be treated as gain realized on the sale of New BEN Common Stock and will be treated as described below under the section titled “ — 3. Taxation of Redemption Treated as a Sale of New BEN Common Stock.”

3.	Taxation of Redemption Treated as a Sale of New BEN Common Stock

If the redemption of a U.S. Holder’s shares of New BEN Common Stock is treated as a sale, as discussed above under the section titled “ — 1. Generally,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the shares of New BEN Common Stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the New BEN Common Stock so disposed of exceeds one year. Under current law, long-term capital gains recognized by non-corporate U.S. holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

U.S. Holders who hold different blocks of New BEN Common Stock (including as a result of holding different blocks of DHC Class A Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules as a result of the Domestication (discussed further above).

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR NEW BEN COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

4.	Information Reporting and Backup Withholding

Payments of cash to a U.S. Holder as a result of the redemption of New BEN Common Stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

II.	NON-U.S. HOLDERS

As used herein, a “Non-U.S. Holder” is a beneficial owner of a DHC Security who or that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. Holder.

A.	Effects of the Domestication to Non-U.S. Holders

The Domestication is not expected to result in any U.S. federal income tax consequences to Non-U.S. Holders of DHC Securities. The following describes U.S. federal income tax considerations relating to the ownership and disposition of New BEN Common Stock and Public Warrants by a Non-U.S. Holder after the Domestication.

B.	Distributions

In general, any distributions (including constructive distributions, but not including certain distributions of New BEN stock or rights to acquire New BEN stock) made to a Non-U.S. Holder of shares of New BEN Common Stock, to the extent paid out of New BEN’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, New BEN will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of New BEN Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the New BEN Common Stock, which will be treated as described under “ — C. Sale, Taxable Exchange or Other Taxable Disposition of New BEN Common Stock and Public Warrants” below.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a completed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, such effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

C.	Sale, Taxable Exchange or Other Taxable Disposition of New BEN Common Stock and Public Warrants

A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including withholding of U.S. federal income tax) in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its New BEN Common Stock or Public Warrants (including an expiration or redemption of the Public Warrants, or a redemption of New BEN Common Stock that is treated as a sale or exchange as described under “ —D. Tax Effects to Non-U.S. Holders of Exercising Redemption Rights”), unless:

•

the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder);

•	such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met;

•

DHC is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of redemption or the period that the Non-U.S. Holder held New BEN Common Stock and, in the case where shares of New BEN Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than five percent (5%) of New BEN Common Stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. Holder’s holding period for the shares of New BEN Common Stock. There can be no assurance that New BEN Common Stock is or has been treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. Holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%). If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, New BEN may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption. It is not expected that New BEN would be a “United States real property holding corporation” after the Domestication or immediately after the Business Combination is completed. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether New BEN would be treated as a “United States real property holding corporation” in any future year.

D.	Tax Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a Non-U.S. Holder of DHC Class A Shares that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its New BEN Common Stock received in the Domestication will depend on whether the redemption qualifies as a sale of the Class A New BEN Common Stock redeemed, as described above under “ — I. U.S. Holders — B. Tax Effects to U.S. Holders of Exercising Redemption Rights — 1. Generally.” If such a redemption qualifies as a sale of New BEN Common Stock, the U.S. federal income tax consequences to the Non-U.S. Holder will be as described above under “ — C. Sale, Taxable Exchange or Other Taxable Disposition of New BEN Common Stock and Public Warrants.” If such a redemption does not qualify as a sale of New BEN Common Stock, the Non-U.S. Holder will be treated as receiving a corporate distribution, the U.S. federal income tax consequences of which are described above under “ — B. Distributions.”

Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale of shares or a corporate distribution, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. Holder’s New BEN Common Stock, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302 of the Code tests described above under the section titled “I. U.S. Holders — B. Tax Effects to U.S. Holders of Exercising Redemption Rights — 1. Generally”). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

E.	Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of New BEN Common Stock and Public Warrants. A Non-U.S. Holder may have to comply with certification procedures to avoid such information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder may be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

F.	Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”) impose withholding of thirty percent (30%) on payments of dividends (including constructive dividends) on New BEN Common Stock and Public Warrants to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN or W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of New BEN Common Stock and Public Warrants.

INFORMATION ABOUT DHC

Overview

DHC is a blank check company incorporated on December 22, 2020 as a Cayman Islands exempted company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this prospectus as our initial business combination. Although DHC is not limited to a particular industry or sector for purposes of consummating a business combination, DHC focuses on businesses across a wide range of sectors including, but not limited to, automotive, consumer, aerospace/defense, enterprise software and E-commerce. DHC has neither engaged in any operations nor generated any revenue to date. Based on DHC’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On March 4, 2021, DHC consummated its initial public offering of its units, with each unit consisting of one DHC Class A Share and one-third of one public warrant, which included the partial exercise by the underwriters of the over-allotment option. Simultaneously with the closing of the initial public offering, DHC completed the private sale of 6,126,010 private placement warrants at a purchase price of $1.50 per private placement warrant, to the Sponsor generating gross proceeds to us of $9.2 million. The private placement warrants are identical to the warrants sold as part of the units in DHC’s initial public offering except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by the Company; (2) they (including the shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of DHC’s initial business combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the shares issuable upon exercise of these warrants) are entitled to registration rights.

On March 3, 2023, DHC held the Extension Meeting to vote on a number of proposals, including a proposal to approve an amendment to DHC’s Current Charter to (i) extend the date by which DHC has to consummate a business combination from March 4, 2023 to December 4, 2023. The proposal was approved by the Company’s shareholders. In connection with the Extension Meeting, the holders of 26,298,498 DHC Class A Shares DHC properly exercised their right to redeem their DHC Class A Shares for cash at a redemption price of approximately $10.21 per share, for an aggregate redemption amount of approximately $268,585,000.

Following the closing of DHC’s initial public offering, a total of $309.5 million ($10.00 per unit) of the net proceeds from its initial public offering and the sale of the private placement warrants were placed in the trust account. The proceeds held in the trust account are held in an interest-bearing account. Following the Extension Meeting, as of    , 2023, funds in the trust account totaled $  . These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the Closing), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Current Charter to modify the substance or timing of DHC’s obligation to redeem 100% of the public shares if it does not complete a business combination by    , 2023 and (3) the redemption of all of the public shares if DHC is unable to complete a business combination by    , 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.

Effecting DHC’s Initial Business Combination

Fair Market Value of Target Business

The rules of the Nasdaq require that DHC’s Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the trust account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting fees and taxes payable on the income earned on the trust account). The DHC Board determined that this test was met in connection with the proposed Business Combination.

Shareholder Approval of Business Combination

DHC is seeking stockholder approval of the Business Combination at the extraordinary general meeting, at which shareholders may elect to redeem their shares, regardless of if or how they vote in respect of the BCA Proposal, into their pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). DHC will consummate the Business Combination only if we have net tangible assets of at least $5,000,001 upon such consummation and the Condition Precedent Proposals are approved. Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and each director of DHC have agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or DHC’s securities, the Sponsor, New BEN or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of DHC’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, New BEN or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Governance Proposals, the Directors Proposal, the Stock Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) otherwise limiting the number of public shares electing to redeem and (4) New BEN net tangible assets (as determined in accordance with Rule 3a5 1(g)(1) of the Exchange Act) being at least $5,000,001.

Liquidation if No Business Combination

If DHC has not completed the Business Combination with New BEN by    , 2023 and has not completed another business combination by such date, in each case, as such date may be extended pursuant to DHC’s Cayman Constitutional Documents, DHC will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of DHC’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has entered into a letter agreement with DHC, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their DHC Class B Shares if DHC fails to complete its business combination within the required time period. However, if Sponsor owns any public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if DHC fails to complete its business combination within the allotted time period.

The Sponsor and DHC’s directors and officers have agreed, pursuant to a written agreement with DHC, that they will not propose any amendment to the Cayman Constitutional Documents (A) to modify the substance or timing of DHC’s obligation to allow for redemption in connection with DHC’s initial business combination or to redeem 100% of its public shares if it does not complete its business combination by    , 2023 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless DHC provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable), divided by the number of then outstanding public shares. However, DHC may not redeem its public shares in an amount that would cause our net tangible assets to be less than $5,000,001 following such redemptions.

DHC expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the trust account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing DHC’s plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, DHC may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

The proceeds deposited in the trust account could, however, become subject to the claims of DHC’s creditors which would have higher priority than the claims of DHC’s public shareholders. DHC cannot assure you that the actual per-share redemption amount received by public shareholders will not be substantially less than $10.00. See “Risk Factors — Risks Related to DHC’s Business and the Business Combination — If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering)” and other risk factors contained herein. While DHC intend to pay such amounts, if any, DHC cannot assure you that DHC will have funds sufficient to pay or provide for all creditors’ claims.

Although DHC will seek to have all vendors, service providers (other than DHC’s independent auditors), prospective target businesses and other entities with which DHC does business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of DHC’s public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against DHC’s assets, including the funds held in the trust account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the trust account, DHC’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third-party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where DHC may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where DHC is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of DHC’s public shares, if DHC has not completed DHC’s initial business combination within the required time period, or upon the exercise of a redemption right in connection with DHC’s initial business combination, DHC will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. In order to protect the amounts held in the trust account, Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party (other than DHC’s independent auditors) for services rendered or products sold to us, or a prospective target business with which DHC has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under DHC’s indemnity of the underwriters of DHC’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third-party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. DHC has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and DHC believes that the Sponsor’s only assets are securities of DHC and, therefore, the Sponsor may not be able to satisfy those obligations. None of DHC’s other directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, DHC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While DHC currently expects that DHC’s independent directors would take legal action on DHC’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that DHC’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, DHC cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share. See “Risk Factors — Risks Related to DHC’s Business and the Business Combination — If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering)” and other risk factors contained herein.

DHC will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than DHC’s independent auditors), prospective target businesses and other entities with which DHC does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under DHC’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act.

If DHC files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law and may be included in DHC’s insolvency estate and subject to the claims of third parties with priority over the claims of DHC’s shareholders. To the extent any insolvency claims deplete the trust account, DHC cannot assure you DHC will be able to return $10.00 per share to DHC’s public shareholders. Additionally, if DHC files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by DHC’s shareholders. Furthermore, the DHC Board may be viewed as having breached its fiduciary duty to DHC’s creditors or may have acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. DHC cannot assure you that claims will not be brought against us for these reasons. See “Risk Factors — Risks Related to DHC’s Business and the Business Combination — Any distributions received by DHC shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, DHC was unable to pay its debts as they fell due in the ordinary course of business.”

DHC’s public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (1) DHC’s completion of an initial business combination, and then only in connection with those DHC Ordinary Shares that such shareholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of DHC’s obligation to allow redemption in connection with DHC’s initial business combination or to redeem 100% of the public shares if DHC does not complete DHC’s initial business combination by    , 2023 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if DHC has not completed an initial business combination by    , 2023, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of DHC warrants will not have any right to the proceeds held in the trust account with respect to the DHC warrants.

Facilities

DHC currently maintains its executive offices at 1900 West Kirkwood Blvd., Suite 1400B, Southlake, Texas 76092. The cost for this space is included in the $10,000 per month fee that DHC pays an affiliate of the Sponsor for office space, administrative and support services. DHC considers its current office space, adequate for DHC’s current operations.

Upon consummation of the Business Combination, the principal executive offices of New BEN will be located at 1933 Davis Street, Suite 301A, San Leandro, California 94577.

Employees

DHC currently has two executive officers. Members of DHC’s management team are not obligated to devote any specific number of hours to DHC’s matters but they intend to devote as much of their time as they deem necessary to DHC’s affairs until DHC has completed DHC’s initial business combination. The amount of time that any members of DHC’s management team will devote in any time period will vary based on whether a target business has been selected for DHC’s business combination and the current stage of the Business Combination process.

Competition

If DHC succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from New BEN’s competitors. DHC cannot assure you that, subsequent to the Business Combination, New BEN will have the resources or ability to compete effectively. Information regarding New BEN’s competition is set forth in the sections titled “Information about New BEN  — Competition.”

Current Directors and Executive Officers

DHC’s executive officers and directors are as follows:

Name	Age	Position
Christopher Gaertner	61	Co-Chief Executive Officer, Chief Financial Officer and Director
Thomas Morgan, Jr.	62	Co-Chief Executive Officer
Joseph DePinto	59	Director
Richard Dauch	62	Director
Kathleen Hildreth	61	Director

Christopher Gaertner has served as DHC’s Co-Chief Executive Officer and Chief Financial Officer, and a director of the company since December 2020. Mr. Gaertner is currently a director partner at Integrity Partners and has held this position since February 2020. Mr. Gaertner was a Senior Advisor at Rothschild & Co., a large investment bank, from February 2020 until December 2021. Prior to this, Mr. Gaertner served as the Vice Chairman and Global Head of Technology Investment Banking of Rothschild & Co. from March 2017 until February 2020. Previously, Mr. Gaertner was the Global Head of Corporate Finance Technology Investment Banking at Credit Suisse, a large investment bank, from 2012 to May 2017. Prior to that, he was the Global Head of Technology Investment Banking at Bank of America Merrill Lynch, a large investment bank, from 2005 to 2012. Mr. Gaertner is a director for FinTech Evolution Acquisition Group (NYSE: FTEV), a special purpose acquisition company, and has served in this position since March 2021. Mr. Gaertner also currently serves as a director to Ravenwood Solutions, a private company that provides government agencies and commercial clients with technology and services. Mr. Gaertner received his B.S. from the United States Military Academy and his MBA from the Wharton School, University of Pennsylvania. He also received his MSEE from Columbia University, and he is a CFA charter holder.

Thomas Morgan, Jr has served as DHC’s Co-Chief Executive Officer since December 2020. Mr. Morgan, Jr. is the founder and Chief Executive Officer of Corps Capital Advisors LLC, an investment advisory firm, which he founded in July 2019. Previously, Mr. Morgan, Jr. served as a Managing Director at Morgan Stanley, a large investment bank, from 2009 to July 2019. Mr. Morgan received his B.S. from the United States Military Academy and his MBA from Harvard University.

Joseph DePinto has served as a director of DHC since March 2021. Mr. DePinto is the Chairman of the board of directors of Brinker International (NYSE: EAT), a multinational hospitality company, serving in this position since November 2013. He is President and Chief Executive Officer of 7-Eleven, Inc., a large multi-unit retail company, serving in this position since December 2005. Mr. DePinto currently serves on the board of directors of 7-Eleven, Inc. and 7 & i Holdings Co., Ltd. He also serves on the Boards of the Business Executives for National Security, the UT Southwestern Medical Foundation and the Johnny Mac Soldiers Fund. Mr. DePinto received his B.S. from the United States Military Academy and his MBA from Kellogg School of Management.

Richard Dauch has served as a director of DHC since March 2021. Mr. Dauch is currently the Chief Executive Officers, President and Director of Workhorse Group Inc. (Nasdaq: WKHS), a technology company focused on providing drone-integrated electric vehicles, and has held this position since August 2021. Mr. Dauch is the former Chief Executive Officer of Delphi Technologies plc, a large multi-national auto parts company, serving in this position from January 2019 to October 2020. Mr. Dauch is a Special Advisor to BorgWarner, Inc. (NYSE: BWA), an automobile parts manufacturer, and has served in this role since October 2020. Mr. Dauch is a director of The SHYFT Group, Inc. (Nasdaq: SHYF), a specialty vehicle manufacturer, and has served in this capacity since 2010. Previously, Mr. Dauch served as President and Chief Executive Officer of Accuride Corporation (NYSE: ACW), a global automotive and commercial vehicle supplier from February 2011 to January 2019. Mr. Dauch received his B.S. from the United States Military Academy and his MSEM from the Massachusetts Institute of Technology.

Kathleen Hildreth has served as a director of DHC since March 2021. Ms. Hildreth is the Managing Director & Principal of M1 Support Services, L.P., a large government contractor focusing on military aircraft, which she co-founded in 2003. Prior to founding M1 Support Services, L.P., from 2001 to 2003 Ms. Hildreth served as Vice President Business Development for DynCorp International, a large military contractor. Ms. Hildreth received her B.S. from the United States Military Academy and her M.Ed. from Georgia Southern University.

Number and Terms of Office of Officers and Directors

Our board of directors is divided into three classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors will expire at our first annual general meeting. The term of office of the second class of directors will expire at our second annual general meeting. The term of office of the third class of directors will expire at our third annual general meeting.

Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our DHC Class B Shares. In addition, prior to the completion of an initial business combination, holders of a majority of our DHC Class B Shares may remove a member of the board of directors for any reason.

Our Sponsor, upon and following consummation of an initial business combination, will be entitled to nominate two individuals for appointment to our board of directors, as long as the sponsor holds any securities covered by the registration and shareholder rights agreement.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our Current Charter as it deems appropriate. Our Current Charter will provide that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. Our board of directors has determined that Richard Dauch, Joseph DePinto and Kathleen Hildreth are “independent directors” as defined in Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of our executive officers or directors have received any cash compensation for services rendered to us. Commencing on March 2, 2021 through the earlier of the consummation of our initial business combination and our liquidation, we accrue an obligation an affiliate of our sponsor for office space, administrative and support services in the amount of $10,000 per month. Our sponsor, executive officers and directors, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our sponsor, executive officers and directors, or their respective affiliates, prior to completion of our initial business combination. Our audit committee reviews on a quarterly basis all payments that were made by us to our sponsor, directors, executive officers or us or any of our affiliates.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from New BEN. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by New BEN to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending or to DHC’s knowledge, threatened against us or any members of DHC’s management team in their capacity as such.

Periodic Reporting and Audited Financial Statements

DHC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, DHC’s annual reports contain financial statements audited and reported on by DHC’s independent registered public accounting firm. DHC has filed with the SEC its Quarterly Report on Form 10-Q covering the six months ended June 30, 2023.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF DHC

The following discussion and analysis of DHC’s financial condition and results of operations should be read in conjunction with our audited financial statements and the notes related thereto which are included elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” the “Company” or “DHC” refer to DHC prior to the consummation of the Business Combination. The following discussion and analysis of DHC’s financial condition and results of operations should be read in conjunction with DHC’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. DHC’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company incorporated in the Cayman Islands on December 22, 2020 formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities. We intend to effectuate our business combination using cash derived from the proceeds of the initial public offering and the sale of the private placement warrants, our shares, debt or a combination of cash, shares and debt.

On March 3, 2023, we held an extraordinary general meeting (the “Extension Meeting”) to vote on a number of proposals, including a proposal to approve an amendment to our Current Charter to (i) extend the date by which we have to consummate a business combination from March 4, 2023 to December 4, 2023 (the “Combination Period”). The proposal was approved by our shareholders. In connection with the Extension Meeting, the holders of 26,298,498 DHC Class A Shares of the Company (the “Redeeming Shareholders”) properly exercised their right to redeem their DHC Class A Shares for cash at a redemption price of approximately $10.21 per share, for an aggregate redemption amount of approximately $269,585,000. This could adversely impact our ability to consummate a business combination within the Combination Period.

Proposed Business Combination

On September 7, 2023, we entered into the Business Combination Agreement.

Pursuant to the Business Combination Agreement, the parties thereto will enter into a business combination transaction pursuant to which, among other things, following the Domestication of DHC to Delaware as described herein, Merger Sub will merge with and into BEN, with BEN surviving the merger as a direct wholly owned subsidiary of DHC.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities through June 30, 2023 were organizational activities, those necessary to prepare for the Initial Public Offering (“IPO”), described below, and identifying a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended June 30, 2023, we had a net loss of $256,335, which consists of the operating and formation costs of $547,114 and change in fair value of warrant liabilities of $228,531, offset by interest earned on cash held in the Trust Account of $519,310.

For the three months ended June 30, 2022, we had a net income of $2,768,684, which consists of the change in fair value of warrant liabilities of $2,594,396 and interest earned on cash and investments held in the Trust Account of $417,862, offset by operating and formation costs of $243,574.

For the six months ended June 30, 2023, we had a net income of $1,821,734, which consists of interest earned on cash and investments held in the Trust Account of $3,294,864, offset by the operating and formation costs of $861,523 and change in fair value of warrant liabilities of $611,607.

For the six months ended June 30, 2022, we had a net income of $5,599,330, which consists of the change in fair value of warrant liabilities of $7,097,595 and interest earned on cash and investments held in the Trust Account of $448,071, offset by operating and formation costs of $1,946,336.

Liquidity and Capital Resources

On March 4, 2021, we consummated the IPO of 30,000,000 Units at $10.00 per Unit, generating gross proceeds of $300,000,000. Simultaneously with the closing of the IPO, we consummated the sale of 6,000,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $9,000,000.

On March 5, 2021, the underwriters of our IPO partially exercised their over-allotment option, and we consummated the sale of an additional 945,072 Units at a price of $10.00 per Unit, generating total gross proceeds of $9,450,720. In addition, we also consummated the sale of an additional 126,010 private placement warrants at $1.50 per private warrant, generating total gross proceeds of $189,015.

Following the IPO, the partial exercise of the over-allotment option, and the sale of the private placement warrants, a total of $309,450,720 was placed in the Trust Account. We incurred $17,501,346 in IPO related costs, including $6,189,014 of underwriting fees, net of reimbursement, $10,830,775 of deferred underwriting fees and $481,557 of other costs.

For the six months ended June 30, 2023, cash used in operating activities was $482,314. Net income of $1,821,734 was affected by change in fair value of warrant liabilities of $611,607 and interest earned on cash held in the Trust Account of $3,294,864. Changes in operating assets and liabilities provided $379,209 of cash for operating activities.

For the six months ended June 30, 2022, cash used in operating activities was $455,829. Net income of $5,599,330 was affected by change in fair value of warrant liabilities of $7,097,595 and interest earned on cash held in the Trust Account of $448,071. Changes in operating assets and liabilities provided $1,490,507 of cash for operating activities.

As of June 30, 2023, we had cash held in the Trust Account of $48,590,022. We may withdraw interest from the Trust Account to pay taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our business combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies. On March 3, 2023, we held the Extension Meeting to, in part, amend our Current Charter to extend the date by which we have to consummate a business combination. In connection with that vote, the Redeeming Shareholders properly exercised their right to redeem their shares for an aggregate redemption amount of approximately $268,585,000. In connection with the extension, the trustee of the Trust Account placed the funds remaining in the Trust Account in an interest-bearing cash bank account. The Trust Account does not hold any investments.

In connection with the Extension Meeting, as described in Note 1 to DHC’s unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2023, due to a clerical error by the trustee of the Trust Account, the Redeeming Shareholders were overpaid approximately $0.03 per DHC Class A Share that was redeemed, for an aggregate total overpayment amount of $887,555 (the “Overpayment Amount”). As of June 30, 2023, the Company has collected $854,990 of the overpayment and $32,565 remains receivable. The Company is in process of collecting the remaining Overpayment Amount and currently expects to fully recover the total Overpayment Amount.

As of June 30, 2023, we had cash of $30,294. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we will repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant, at the option of the lender. The warrants would be identical to the Private Placement Warrants.

In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standards Board’s (“FASB”) accounting standards update (“ASU”) ASU2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until    , 2023, to consummate a business combination. It is uncertain that the Company will be able to consummate a business combination by this time. If a business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a business combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management plans to consummate a business combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after    , 2023.

Based on the foregoing, management has determined that we do not have sufficient liquidity to meet our anticipated obligations for at least twelve months after the financial statements are available to be issued, as such, the events and circumstances raise substantial doubt about our ability to continue as a going concern, as discussed further below. The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis and do not include any adjustments that might arise as a result of uncertainties about our ability to continue as a going concern.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2023. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of one of our Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative services. We began incurring these fees on March 4, 2021 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.

The underwriters of our initial public offer are entitled to a deferred fee of $0.35 per unit, or $10,830,775 in the aggregate. The deferred fee will become payable to the underwriters of our initial public offering from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815. We account for the Warrants in accordance with the guidance contained in ASC815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the Warrants as liabilities at their fair value and adjust the DHC Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statements of operations. The DHC Private Placement Warrants and the DHC Public Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation. For periods subsequent to the detachment of the DHC Public Warrants from the Units, the DHC Public Warrant quoted market price will be used as the fair value as of each relevant date.

DHC Class A Shares Subject to Possible Redemption

We account for our ordinary shares subject to possible conversion in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption, if any, are classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our balance sheets.

Net Income (Loss) Per Ordinary Share

Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period. We apply the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of DHC Class A Shares is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. As a smaller reporting company, ASU 2020-06 is effective January 1, 2024 for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows. The Company has not adopted this guidance as of June 30, 2023.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

JOBS Act

On April 5, 2012, the Jumpstart Our Business Startups Act (the “JOBS Act”) was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT BEN

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of BEN and its subsidiaries prior to the consummation of the Business Combination.

Mission

BEN’s mission is to create premier AI avatar platforms for businesses around the world to communicate with their customers. We strive to make our AI avatar platforms helpful, creative, clever, and friendly.

Company Overview

We are a next-generation provider of conversational AI avatar platforms, with the purpose of transforming engagement and analytics for businesses through our security-focused, multimodal communication and human-like AI interface offerings. Our suite of configured and customizable applications is built on proprietary natural language processing, anomaly detection, multisensory awareness, sentiment and environmental analysis, as well as real-time individuation and personalization capabilities. We believe these powerful tools will empower businesses to elevate customer experiences, optimize cost management and supercharge operational efficiency.

We believe conversational AI is reshaping the operational landscape of businesses and redefining the ways in which they connect with their consumers and end users. We believe the legacy paradigm of one-size-fits-all interactions and non-adaptive systems will be quickly overshadowed by the promotion of truly unique experiences, responsiveness, flexibility and adaptive operational insight. Our focus is to deliver scalable, customizable, human-like AI avatar platforms that can enhance customer engagement while providing safe, secure, consistent and effective messaging to meet the growing demand for contemporary conversational AI.

Our History

BEN was originally formed in 2018 with the intention of disrupting the traditional mailing system through a uniquely secure, personalized electronic communication network. Since our formation, we have refocused our product development on communications between customers and businesses with the new vision of enabling more meaningful interactions and experiences. In 2023, we consummated our acquisition of DM Labs, through which we acquired our first AI/3D avatar prototype, strengthening our infrastructure for future products. Today, we are piloting a scalable and customizable, human-like AI avatar platform, powered by our proprietary prompt engineering techniques that are diffusible across industries and varying business contexts.

Our proprietary platform aims to unify consumer personalization and business customization necessary to facilitate meaningful engagements. We intend for our offerings to be designed to broadly operate in cloud, localized and hybrid environments, with the goal of providing seamless integration. We believe businesses will be able to deploy our multimodal conversational AI and AI avatars within native apps, kiosks and software development kit (“SDK”) integrations.

Industry Profile

BEN designed its human-like interface to provide a secure environment through multi-model communication, delivering efficient solutions for industries impacted by labor and cost burdens and a desire to increase engagement with their customers. Our technology operates within the dynamic generative AI industry, a swiftly evolving sector nestled within the broader AI, machine learning, deep learning, and natural language processing landscape. Our solutions allow us to target a total addressable market that we believe exceeds $10 billion and is poised to grow to $30 billion by 2030, as substantiated by third-party industry reports and comprehensive studies related to our target sectors.

The proliferation of generative AI is being driven by the pursuit of cost reduction, value enhancement, differentiated customer engagements and operational efficiency benefits that we believe are not available to organizations through legacy solutions. There are a number of trends that are impacting the rate of adoption and facilitating changes to the ways organizations manage their technology infrastructure. These key trends include:

Growing Acceptance of AI. According to a study conducted by global management consulting firm McKinsey & Company (“McKinsey”), 47% of advanced industries have used AI capabilities in their operations, and on-third of all respondents said that their organizations are already regularly using generative AI in at least one function. Furthermore, 60% of organizations with reported AI adoption are using generative AI. Focusing on the conversational AI subset of generative AI, 94% of large companies anticipate integrating voice AI within the next two years. Additionally, demographic studies reveal that 65% of generative AI users are either “Millennials” or “Gen Z,” signifying the growing maturity of the market and an increasing acceptance of this technology as an effective tool to achieve objectives.

Multimodal World. Beyond text, the internet has become a vast repository of multimedia information in the form of images and videos. It is now second nature for us to freely capture and use images and videos as part of our queries, in addition to traditional text and voice interactions. McKinsey suggests that the current investment landscape in generative AI is heavily focused on text-based applications such as chatbots, virtual assistants, and language translation. It is projected that at least one-fifth of generative AI usage will derive from multimodal interfaces. A recent survey investigating customer engagement revealed that four out of five individuals preferred a multimodal experience over a text-based interaction.

Timely, Personalized Experiences. We believe consumer satisfaction in business interactions hinges on the timely fulfillment of consumer needs, the consistency of these interactions and a preference for highly-personalized experiences. This is increasingly important with younger demographics, as industry reports suggest that two-thirds of millennials expect real-time customer service and three-quarters of all consumers expect a consistent cross-channel service experience. Additional demographic research by Accenture suggests that 91% of consumers are more likely to shop with brands that offer personalized experiences, yet, according to Gartner, 63% of digital marketing leaders struggle to offer these personalized experiences.

Data-Driven Transformations. We believe data is a critical driver of an organization’s digital transformation and critical in the industry in which we operate. It is at the forefront of reshaping how organizations operate, innovate, and deliver value in the digital age. The mass proliferation of data has placed increasing demands on data accuracy, reliability, and integrity. McKinsey reports that data-driven organizations are 23 times more likely to acquire customers, six times more likely to retain customers, and 19 times more likely to be profitable. In addition, BARC research shows that organizations using big data saw an eight percent increase in profit and a ten percent reduction in cost.

Integration of Emerging Technologies. Digital transformation efforts are increasingly focusing on the seamless integration of emerging technologies beyond generative AI. These include technologies like blockchain, cloud management and computing, and the internet of things (“IoT”). The strategic integration of these emerging technologies into existing infrastructure and processes is a critical aspect of future-proofing organizations and ensuring they stay at the forefront of technological advancements. As these emerging technologies gain broader acceptance and are further integrated into the world’s digital infrastructure, we expect the adoption of AI to be empowered and accelerated. Significant growth is projected in these technologies according to various industry studies: Statista forecasts that there will be over 29 billion IoT-connected devices globally by 2030, while Gartner estimates that by 2025, more than 95% of new digital workloads will be deployed on cloud-native platforms, a significant increase from the 30% observed in 2021. These statistics underscore the accelerating pace of technological adoption and the critical role of integration in driving successful digital transformations, which we believe will further the adoption of AI.

Ethical and Regulatory Change. The growing pervasiveness of AI technologies, including generative AI and data collection efforts, have spurred greater ethical and regulatory consideration over the potential privacy, bias and fairness implications inherent to the deployment of such technologies. Governments and regulatory bodies are introducing frameworks and guidelines to ensure responsible AI deployment and data privacy and protection. Addressing these ethical and compliance aspects is crucial for organizations to build trust with their customers, partners, and stakeholders, and to avoid or mitigate potential risks associated with noncompliance whether intentional or unintentional.

Our Technology

Our technology offers a customizable human-like AI avatar platform that can enhance customer engagement while delivering a secure, consistent and effective message for vertically-focused end markets including automotive, healthcare and financial services.

Platform. We have assembled our technology components to create an integrated “application platform” that enables us to provide a seamless customer experience. Our conversational AI avatar platform provides a solution that allows us to customize the platform for customers and integrate into customer environments through SDKs. Our platform is designed to work with several LLMs, including Anthropic LLM, LAMA2 LLM and ChatGPT LLM, to configure and personalize our AI response generation engine to create specific client solutions including dialogue and conversation design, personality, and the appearance of the avatar. We aim to connect to clients’ real time data systems for access to customer specific files, accounts and records to provide meaningful personalized information to customers from an approved data set, while maintaining compliance with applicable privacy and data protection laws and regulations. Studies have shown that humans retain only 10% of what they read, 30% of what they see, and 50% of what they see and hear. However, humans retain 70% of what they discuss. Our conversational AI platform seeks to emulate a discussion between our customer and our avatar as a way of enhancing the user experience by creating a more meaningful interaction from which our customers can retain more information.

Customer Interfaces. Studies have shown that users who expressed an opinion prefer an avatar over simple text. Our interfaces are designed to quickly train and deploy the AI instances into customer defined environments on multiple device types and engagement modes on the Web (desktop, mobile and app), the phone (voice and text) and installed to meet consumers in the physical world through kiosks. By “meeting the consumers where they are” and allowing interactions to occur on their preferred devices, our applications can be more easily and broadly adopted by the market. In addition, by providing customers a human-like interface and a secure environment through multi-model communication, we believe we are able to deliver scaled solutions for industries impacted by labor and cost burdens and whom have a desire to increase engagement with their customers.

AI Modules. We aim to have our AI modules be available as “voice and personality” or “voice, personality and the AI avatar” that provide AI responses built on innovative technology and supported by a strong pipeline of emerging future developments. We believe our AI agents are their own distinct instances of the technology ensuring that data remains secure and each instance is independent of other instances. We believe that our AI modules will have advanced capabilities compared to legacy conversational solutions. A summary of our current AI modules that are deployed or in development are below:

Configurable Safety and Security. We believe the primary differentiation of our AI offerings will be our ability to ensure unbiased training by eliminating “hallucinations”, filtering for inappropriate inputs and responses, managing customer identity resolution and safeguarding against proprietary data leakage to large language models (“LLMs”). Our platform has been designed with a “middle layer” that performs these configurable safety functions without inducing delay in the overall experience. If desired, the responses will only come from a select dataset that has been ingested while still providing a natural conversation to the user with appropriate natural language responses. In addition, all conversations or sessions can be transcribed and further analyzed to audit the system and the dialogues for continuous monitoring of the configurable safety and security protocols of our platforms.

Customization, Configuration, and Optimization. Our core AI modules will enable substantial variations in customer experiences. Automatic speech recognition (“ASR”), text-to-speech (“TTS”), avatar and natural language processing (“NLP”) can be tweaked for tone, cadence, personality, emotions, and other auditory features. The voices used in our AI modules can be matched with broad variations of avatars with customized ethnicity, skin tone, facial features, and other physical attributes. Avatars can be dressed in broad variations of outfits appropriate for the application, such as a nurse’s scrubs, auto repair uniform, formal business attire, casual-friendly attire, and other profession-appropriate attire. NLP can be configured to provide various levels of responses appropriate for the audience, including comprehensive, detailed, and technical responses to assist a doctor or a nurse or concise responses using commonly spoken vocabulary to assist a consumer.

Deployment. Traditional AI systems could take years to deploy and train, however, we believe our AI applications will be able to be launched within a few days after engagement. Our modular architecture enables source data to be ingested for training and response generation in a few hours through a standardized data interface. Once a dataset has been ingested by the application, dialogue management can begin with several tactics and methods to reduce the learning period of the application. Our unique approach of using statistical methods combined with more intuitive methods can accelerate the training of our applications significantly. The deployment of the application “meets our customers where they are” by having a combination of cloud-based, server-based and local-device-based functionality. Deployments of our systems can be completely optimized to take advantage of the dataset, solution environment, device hardware and operating systems and existing IT infrastructure. Furthermore, our interfaces are designed to be quickly deployed into customer defined environments on multiple device types and engagement modes on the web (desktop, mobile and app), the phone (voice and text) and installed to meet consumers in the physical world through kiosks.

Our Core Strengths

Versatile Applications and Customizable Designs that are Industry-Agnostic. We believe our platform will be deployable across multiple differing industry verticals, regardless of whether a business leverages public or private cloud services, localized or hybrid environments. Whether in the automotive, healthcare or financial services industries or other developing markets, our versatile platform has been designed to deploy and integrate with our customers’ businesses regardless of industry or internal infrastructure. We believe our broad scope of application allows us to be nimble and respond to developing trends with our end-users and other potential customers, without having substantial delays and costs when entering emerging markets.

Customizable solutions delivering personalized experiences. We believe every engagement with a customer is unique and personalized. Although our AI platforms are designed to allow for consistent and brand-cohesive communication, our short-term and long-term memory design and proprietary secured-identity protocol can enable individualized experiences based on an understanding of the individual that changes with time. Our secure, private, prompt design can contextualize our human-like response generation with client-approved and validated data sets. In this way, each human-like avatar is designed to be unique to and aligned with the brand of our business customer.

Adaptive analytics and machine learning driving speed to deployment. We believe the ability of our AI to train on the data of our customers in short periods of time in an automated fashion will be a significant driver of our ability to deploy our platform quickly and efficiently. We believe BEN is capable of navigating substantial data demands through our pre-processing, remote streaming and sequential linking foundations. Fueled by cutting-edge analytics and machine learning, We believe BEN’s AI is capable of processing vast volumes of data within the business environment of our customers. Leveraging our advanced analytics capabilities, we designed our AI to distill actionable insights to businesses in real-time. Our proprietary prompt engineering, fortified by our Gen AI and Fine Tuning systems, accommodate varying organization contexts and enable business-specific customization.

Experienced and passionate management team with a deep understanding of AI. Our seasoned management team has a proven track record of spearheading innovation in hardware, software and business processes across various sectors. We believe that our collective passion for AI, combined with our diverse expertise, positions us to succeed in an industry that is driving what we believe is a monumental generational shift in the delivery of new AI products.

Our Growth Strategies

New Customer Acquisition Leveraging Direct and Channel Sales Strategy. We aim to broaden our customer base by leveraging both our direct sales force and channel partners. Long-term definitive agreements with industry leaders like CareGard not only extend our reach but also streamline access to new customers through deep relationships with original equipment manufacturers and automotive dealers. We plan to seek additional partnerships with channel sales providers across our current verticals to organically grow revenues and expand familiarity with our products and brand.

“Land & Expand”. We see significant growth potential and margin expansion opportunities in the automotive, healthcare, and financial services sectors in the medium- to long-term. Our strategic approach involves initially establishing customer relationships through our conversational AI, avatar AI and embedded solutions and, over time, expand these relationships to introduce additional offerings that meet our customers’ evolving needs.

Product and Verticals Expansion. We are developing a strong pipeline of innovative future developments that we believe will not only augment our multimodal conversational AI and AI avatars but also enrich business applications, products, and platforms that adopt our embedded solutions. We believe maintaining a strong pipeline will facilitate new offerings that we can deliver to our business customers. As we penetrate our current vertical markets and diversify our product portfolio, we also intend to explore adjacent verticals to drive revenue expansion.

Additional Collaborations With Leading Universities. Collaborations with universities such as our research agreement with Korea University expand upon our efforts to improve our existing technologies, produce new offerings, and we believe such efforts will accelerate our entry into new customer verticals by partnering with leading AI development and research professionals across the globe. These collaborations catalyze the advancement of our technology and provide invaluable access to high caliber talent, varied perspective, and the exploration of uncharted technological territory in a manner that we believe differentiates us from our competition.

Current Target Verticals

Below are summaries of key end-markets that we believe illustrate both immediate and long-term potential for our product offerings:

Healthcare

We believe our platform can offer a solution for human-error and burnout across healthcare offerings by taking on a customer-facing role that removes the burden of certain administrative tasks from physicians and other healthcare professionals. The healthcare vertical is comprised of more than 145,000 organizations. Segments within this domain include outpatient care facilities (48,000+), urgent care facilities (11,000+), physician group locations (18,000+), hospitals (6,000+) and dentist offices (65,000+). Organizations within healthcare segments and business functions within those organizations typically operate in silos, which leads to disparate systems that undermines data interoperability. Patient forms, visitation notes and employee shift notes are examples of administrative duties undertaken by healthcare staff that are demanding and often manual in nature. Manual inputs are prone to human error, which compounds across fragmented and exhausted systems. According to Deloitte, 25% of all U.S. health care expenditure is wasted on administrative complexity, pricing failures and poor care delivery. Burnout and global deficits in skilled medical labor represent significant risks to care facilities and medical centers. Deloitte reported that 42% of physicians experienced burnout and the deficit of global skilled professionals will grow to 12.1 million by 2035. We intend to target key customers in the healthcare industry and sub-industries, such as hospitals/care providers, health insurance companies, pharmaceutical manufacturers/retailers, clinician assistance and education, medication adherence, health and wellness and certain third-party administrators who support those organizations with various products and services.

Automotive

Although there is less fragmentation in the new car dealership and insurance provider segments, these segments are also subject to changing consumer preferences towards digitally enabled touchpoints and industry-wide rising cost pressures, which we believe offers a natural entry point for our platform. As of the date of this proxy statement/prospectus, there are more than 450,000 organizations operating in the automotive industry globally. This figure encompasses 280,000+ service centers, 151,000+ used car dealerships, 18,000+ new car dealerships and 500+ insurance providers. The used car dealership and service center segments are fragmented. This fragmentation has propagated data disparity across segment participants and led to slow adoption of emerging technologies and analytics capabilities. In turn, this has facilitated a gap between the changing preferences towards digitization, and legacy offerings. This was evidenced in a study by McKinsey, which revealed that 95% of used-car searches were instigated online. In a separate study, McKinsey noted that more than 80% of respondents use online sources during the purchase-consideration period of new vehicle sales.

Financial Services

We believe BEN can fill much of the onboarding deficiencies faced by providers across the financial services sector by delivering a friendly, trustworthy and neutral interface that can provide comfort to customers facing delicate financial decisions. Over 227,000 organizations operate in the financial services industry. Although not exhaustive of segments operating in this vertical, this figure consists of 12,000+ FDIC and Non-FDIC insured banks, 195,000+ credit intermediaries, 16000+ asset & wealth management and 4,500+ insurance providers. Trust is a central tenant of financial services organizations in which reliability and security are essential to the delivery of value to clients. This is backed by extensive regulation, which establishes risk on industry participants to ensure compliance. The scope and complexity of traded products is exerting pressure on the reconciliation processes undertaken by asset and wealth management organizations. These processes often depend on manually integrated information from disparate sources. Insurance providers may struggle to scale efforts to digitize customer onboarding, policy binding and claims assessment. In a study by Deloitte, 54% of insurance companies investigated had not completed an upgrade to their legacy policy administration systems.

Illustrative Offering Tiers

We plan to offer our products in three tiers, varying based on the level of integration, number of customers services, concurrency of customer engagement and customization of the solutions we provided, as well as the needs of our end users. Below is an illustration of potential offering tiers:

Note: Custom system design and level of data complexity and security are subject to additional charges and fees. ARR is estimated based on utility and concurrency, overage fees apply. ARR is calculated by multiplying the estimated monthly recurring revenue figure by 12.

Additional Planned Expansions and Partnership with Korea University

As a part of the approximately $30 billion of demand in our TAM that is expected by industry observers by 2028, we believe there will be substantial opportunities to expand our differentiated offerings further into retail, hospitality, enterprise, contact centers and the internet of things. We expect that our partnership with Korea University will result in the building blocks for additional offerings tailored to these additional verticals. Currently, we are party to a research agreement with Korea University that includes a team of seven doctoral candidates and five master’s students working on advanced AI models, as well as a multi-year collaboration agreement to further the development of our product offerings. We intend to continue expanding our partnership with Korea University, and we are considering expanding this type of partnerships with other universities and U.S. institutions to remain competitive with talent acquisition and product research and development.

Sales and Customers

We employ a direct sales force and also utilize channel partners to organically grow our customer base. In September 2023, we executed a Reseller Agreement with AFG pursuant to which AFG was granted an exclusive license to sell our products to original equipment manufacturers and dealerships in the automotive industry. We intend to utilize additional channel partners and grow our sales team to further expand our customer base and drive revenues. We believe our customer base will largely consist of original equipment manufacturers, car dealerships, hospitals and outpatient clinics and medical professionals, as well as insurance companies and third-party administrators that support those organizations. We intend to target partners whose offerings (both product and services) could be significantly enhanced or differentiated by our technology.

We have three primary go-to-market strategies: (1) partner with industry-specific solution providers to target desirable industries, (2) capture key large customers organically and through partners within industry verticals and sub-industries to leverage their brand and market positions and (3) scale our business by embedding our AI platforms with solution providers and consulting companies such that their solution offerings will include all or portions of our technology to create a differentiation.

To compete with other companies that may be larger and may have more resources, our strategy is to leverage our technological lead, which is the result of our targeted and intentional approach to meeting the needs of our key customers and partners, as well as harness operational nimbleness that enables us to quickly react to sudden shifts in industry trends. We aim to leverage our partners sales teams and their existing business relationships to scale our business. Once we have established our presence with key customers and partners, our goal is to embed our platform and technology into their existing offerings such that our partners’ offerings can create a market differentiation to provide more value to their customers, generate additional revenue opportunities, pay royalties or platform fees for using our AI platforms and ultimately to provide a better consumer experience.

Competitive Landscape

Our main sources of competition fall into several categories:

•	Companies with AI capabilities focused on solutions in the conversational interface, language understanding and processing;

•	Organizations offering products within our current target verticals; and

•	Legacy providers, including large technology companies with existing and fast-growing AI offerings.

The AI value stack is comprised of multiple layers including services, software & applications, models & machine learning operations, infrastructure and platforms and silicon. AI and data-driven tech platforms enabling task management and/or help desk applications are most instructive. However, infrastructure & hardware players that enable AI technologies as well as large tech names that are infusing AI to enhance their broader platform value propositions are also relevant. Private market comparables may also be instructive, although performance metrics are generally limited. The scope of the AI market is defined by an ecosystem that addresses both horizontal and vertical solutions as well as Enterprises and consumer products.

The principal competitive factors in the markets in which we operate include:

•	Accuracy and precision of NLP and natural language understanding;

•	Degree of available and seamless multimodality;

•	Flexible deployment model and cross-platform support;

•	Ease and speed of adoption and use;

•	Customization and flexibility to customer needs;

•	Individualized personalization and contextualization;

•	Data security, privacy, and regulatory compliance;

•	Extensibility of product innovation, research, and pipeline;

•	Depth of vertical expertise and specialization;

•	Scope of channel and distribution partner network;

•	Pricing, cost structures, and returns on investment;

•	Strength of sales and marketing efforts;

•	Financial and other resources and name recognition;

•	Existing customer relationships;

•	Brand salience, reputation, and level of adoption; and

•	Track records of success in complex environments.

Challenges of Legacy Solutions

Legacy AI technologies are unidimensional by nature, narrowly designed for predictive purposes to satisfy specific tasks according to predefined rules, environments, and inputs. They typically exhibit some or all the following limitations:

Monomodal by nature, limiting scope of possible personalization. Dependency on single modes of interaction limits the scope of information available to be processed and analyzed. For technologies that interface with individuals, this undermines the capacity to personalize output to those individuals as it does not accurately capture information expressed in ways that deviate from the unimodal foundation.

Leverage commoditized LLMs leading to lack of differentiation. Commoditization of existing LLMs results in uniformity across conversational offerings as these models have often been trained according to the same public and private datasets. The lack of differentiation underpinning marketplace solutions perpetuates the gap between customer needs and those solutions.

Built on public data sets creating vulnerability to open internet risk factors. Public datasets may involve sensitive or confidential information. Fine-tuning LLMs on such data may result in outputs that reveal insights that can be exploited by malicious actors or contravene privacy rights.

Not cloud deployable or integrable in dynamic environments. Legacy technologies are not cloud native, cannot integrate in heterogenous architecture, and lack cross-platform compatibility.

Limited analytics undermining availability of value enhancing insights. Other offerings lack multimodal sources of information and are unable to navigate or thread the gaps in data sources that are necessary in revealing value-driving insight. They cannot analyze streaming information in real-time and are unable to handle legacy data sources that private datasets may rely upon.

Standardization and rigidity in the face of complex and changing needs. Existing solutions rely on standardized interactions and generic assistance. They lack the ability to configure to a desired tone, message or personality and therefore homogenize the identities of businesses and individuals. We believe this rigidity cannot serve evolving needs, contexts or scale.

We caution that many of our competitors may possess advantages such as higher brand visibility, lengthier operational track records, more developed and broader customer bases, larger sales and marketing budgets and teams, superior technological capabilities, a broader network of channel and distribution partners, broader geographical reach, concentrated expertise in specific vertical markets, reduced labor and research and development expenditures, more substantial and mature intellectual property portfolios, as well as significantly greater financial, technical and overall resources for offering support, pursuing acquisitions, and innovating new products. For addition information, please see the section titled “Risk Factors — Risks Related to our Business and Industry — We face growing competition for our products and services, and we may lack sufficient financial or other resources to maintain or improve our competitive positions.”

Intellectual Property

We rely on a combination of patents, patent applications, registered and unregistered trademarks, copyrights, trade secrets, license agreements, confidentiality procedures, non-disclosure agreements with third parties and other contractual measures, to protect our intellectual property rights.

As of September 12, 2023, we have twenty-one issued patents, including ten U.S. issued patents and 11 issued abroad. Our U.S. issued patents expire between September 9, 2028, and April 18, 2031. We also have 19 pending patent applications, including two U.S. nonprovisional patent applications, 13 U.S. provisional patent applications, one Patent Cooperation Treaty patent application, and three patent applications abroad. The pending U.S. patent applications, if issued, would expire between 2041 and 2043. We continually review our development efforts to assess the existence and patentability of new intellectual property.

We control access to and use of our proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, customers and partners. We also generally apply a policy requiring our employees and independent contractors to sign agreements assigning to us any inventions, trade secrets, works of authorship, developments, processes and other intellectual property generated by them on our behalf and under which they agree to protect our confidential information. There are a number of risks associated with our patent rights and other intellectual property rights, including whether such rights are valid, enforceable or sufficient to protect our business, products or services. See the section titled “Risk Factors — Risks Related to Intellectual Property, Information Technology, Data Privacy and Security” for a more comprehensive description of risks related to our intellectual property.

Employees

As of June 30, 2023, we had approximately    full-time employees. In addition, as of June 30, 2023, we had approximately    consultants.

Properties

The Company does not maintain any material properties.

Regulation

The regulation of artificial intelligence in our target verticals and its broader application is a rapidly evolving topic amongst lawmakers and policymaking organizations. While comprehensive regulation around the existence, parameters, application and use cases for artificial intelligence remain in its early stages, we expect that the regulatory environment governing our platforms and activities will rapidly develop in the future and that a substantial amount of public and private scrutiny will be placed on artificial intelligence as a whole. Additionally, jurisdictions in which we operate and may operate in the future will likely have substantially differing regulatory regimes with which we may be required to comply. While we are unable to predict the exact impact of any new regulations on our business and results of operations, we believe it is highly likely that sweeping regulations will result in additional compliance and development costs, as well as the attention of government agencies and private organizations, which may have an adverse effect on our business and financial condition.

While regulatory regimes governing artificial intelligence broadly remain undeveloped, there are a number of existing regulations in some of our target verticals with which we may need to comply. For example, there are numerous U.S. federal and state laws and regulations related to the privacy and security of personally identifiable information (“PII”), including health information. In particular, the Health Insurance Portability and Accountability Act (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act, and its respective implementing regulations, establishes privacy and security standards that limit the use and disclosure of protected health information (“PHI”), and require the implementation of administrative, physical, and technical safeguards to ensure the confidentiality, integrity and availability of individually identifiable health information in electronic form. Violations of HIPAA may result in civil and criminal penalties. We will be subject to HIPAA to the extent we store customer data on our system as opposed to a third-party cloud system or with our customers.

In addition to HIPAA and state health information privacy laws, we may be subject to other state and federal privacy laws, including laws that prohibit unfair privacy and security practices and deceptive statements about privacy and security and laws that place specific requirements on certain types of activities, such as data security and texting.

In recent years, there have been a number of well-publicized data breaches involving the improper use and disclosure of PII and PHI in both healthcare and financial services. Many states have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals and state officials. In addition, under HIPAA and certain other laws, we must report breaches of unsecured PHI to our partners following discovery of the breach. Notification must also be made in certain circumstances to affected individuals, federal authorities and others.

In the event our platforms and applications constitute medical products, our operations may in part become regulated by the FDA and other federal and state agencies. The FDA broadly regulates the development, testing, manufacturing, labeling, packaging, storage, installation, servicing, advertising, promotion, marketing, distribution, import, export and market surveillance of our medical devices and has significant enforcement and policymaking power.

Other federal and state laws may also apply to us, including additional regulations regarding IT security, PII, deceptive trade practices in New York and California, among others. Additionally, we may be subject to the General Data Protection Regulation of the European Union and European Economic Area. For addition information, please see the section titled “Risk Factors — Risks Related to Intellectual Property, Information Technology, Data Privacy and Security — Our business is subject to complex and evolving U.S. and non-U.S. laws and regulations regarding privacy, data protection and security, technology protection, health information and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or otherwise harm our business.

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, cash flows or financial condition. Defending such proceedings is costly and can impose a significant burden on management and employees. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS OF BEN

The following discussion and analysis of BEN’s financial condition and results of operations should be read in conjunction with BEN’s audited financial statements and the notes related thereto which are included elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” the “Company” or “BEN” refer to Brand Engagement Network Inc. prior to the consummation of the Business Combination. The following discussion and analysis of BEN’s financial condition and results of operations should be read in conjunction with BEN’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. BEN’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Risk Factors–Risks Related to BEN’s Financial Position” and “Cautionary Note Regarding Forward-Looking Statements,” in this proxy statement/prospectus.

Overview

We are a next-generation provider of conversational AI platforms, transforming engagement and analytics for businesses through our security-focused, multimodal communication and human-like AI interface offerings. Our suite of configured and customizable applications are built on proprietary natural language processing, anomaly detection, multisensory awareness, sentiment and environmental analysis, as well as real-time individuation and personalization capabilities. We believe these powerful tools will empower businesses to elevate customer experiences, optimize cost management, and supercharge operational efficiency.

Recent Events

Interim Financings

On September 29, 2023, AFG purchased 456,621 shares of BEN Common Stock for $2.19 per share for an aggregate purchase price of approximately $1.0 million (the “AFG Interim Financing”) and, in accordance with the terms thereof, AFG’s obligation to purchase shares of BEN Common Stock immediately prior to the Effective Time under the Subscription Agreement has been reduced by $1,000,000. On October 15, 2023, Genuine Lifetime LLC, a Wyoming limited liability company, purchased 1,826,484 shares of BEN common stock $2.19 per share for an aggregate purchase price of approximately $4.0 million (the “GL Interim Financing” and together with the AFG Interim Financing, the “Interim Financings”). BEN expects to use the proceeds of the Interim Financings for working capital and expenses related to the Business Combination.

Proposed Business Combination with DHC

On September 7, 2023, DHC, Merger Sub, and BEN, entered into a business combination agreement and plan of reorganization, pursuant to which Merger Sub will merge with and into BEN, with BEN surviving the merger as a direct wholly owned subsidiary of DHC. Following the merger, DHC will change its name to “Brand Engagement Network Inc.” More information regarding the Business Combination and the terms of the Business Combination Agreement are discussed throughout this proxy statement/prospectus, particularly in the sections titled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement”.

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, BEN will be deemed to be the accounting acquirer for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which BEN is issuing stock for the net assets of DHC. The net assets of DHC would be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the closing of the Business Combination would be those of BEN.

AFG Agreements

In connection with the Business Combination, (i) on August 19, 2023, we entered into an exclusive reseller agreement with AFG (the “Reseller Agreement”), providing for, among other things, AFG to act as our exclusive reseller of certain products on terms and conditions set forth therein and, as partial consideration to AFG for such services to us, we shall issue a number of shares of our common stock to AFG as of immediately prior to closing of the Business Combination with an aggregate value of $17,500,000 as of the issuance date (such shares, to the extent issued in accordance with the Reseller Agreement and outstanding immediately prior to the time at which the Business Combination becomes effective (the “Effective Time”), the “AFG Reseller Shares”), and (ii) on September 7, 2023, we and the investors listed therein (the “AFG Investors”) have entered into a subscription agreement (the “Subscription Agreement”) providing for, among other things, the purchase of shares of our common stock in a private placement by the AFG Investors as of immediately prior to the Effective Time in exchange for $6,500,000 in cash contributed to us (such shares, to the extent issued in accordance with the Subscription Agreement after giving effect to the AFG Interim Financing and outstanding as of immediately prior to the Effective Time, the “AFG Subscription Shares,” and together with the AFG Reseller Shares, the “AFG Shares”), in each case, subject to and contingent upon the consummation of the Business Combination. As a result of the AFG Interim Financing, AFG’s obligation to purchase $6,500,000 of shares of common stock has been reduced by $1,000,000.

Acquisition of DM Labs

In May 2023, BEN entered into an asset purchase agreement with DM Lab Co., LTD. (“DM Lab”) pursuant to which BEN acquired the AI intellectual property of DM Lab and assumed certain liabilities (the “DM Lab Acquisition”). The transaction closed in June 2023 and was accounted for as an asset acquisition.

Key Factors and Trends Affecting our Business

Productions and Operations

BEN expects to continue to incur significant operating costs that will impact its future profitability, including research and development expenses as it introduces new products and improves existing offerings; capital expenditures for the expansion of its development and sales capacities and driving brand awareness; additional operating costs and expenses for production ramp-up; general and administrative expenses as it scales its operations; interest expense from debt financing activities; and selling and distribution expenses as it builds its brand and markets its products. To date, BEN has not yet sold any of its products beyond their pilot stage. As a result, BEN will require substantial additional capital to develop products and fund operations for the foreseeable future.

Revenues

BEN is a development stage company and has not generated any significant revenue to date.

Public Company Cost

Upon consummation of the Business Combination, our common stock will be registered with the SEC and listed on the Nasdaq. BEN expects to hire additional staff and implement new processes and procedures to address public company requirements in anticipation of and following the completion of the Business Combination, particularly with respect to internal controls compliance and public company reporting obligations. BEN also expects to incur substantial additional expenses for, among other things, directors’ and officers’ liability insurance, director compensation and fees, listing fees, SEC registration fees, and additional costs for investor relations, accounting, audit, legal and other functions.

In the event on June 30, 2024, should the market cap of shares held by non-affiliates exceed $700 million, the Company will become subject to the provisions and requirements under Section 404(b) of the Sarbanes-Oxley Act, which will require the Company to undergo audits of its internal controls over financial reporting as part of its yearly financial statement audits, resulting in a significant increase in consultant and audit costs over previous levels going forward.

Components of Results of Operations

Operating expenses

General and administrative expenses

General and administrative expenses consist of employee-related expenses including salaries, benefits, and stock-based compensation as well as fees paid for legal, accounting and tax services, consulting fees and facilities costs not otherwise included in research and development expense. BEN expects to incur significant expenses as a result of becoming a public company following completion of the Business Combination, including expenses related to compliance with the rules and regulations of the SEC and Nasdaq, additional insurance, investor relations and other administrative expenses and professional services.

Depreciation and amortization

Depreciation expense relates to property and equipment which consists of equipment, furniture and capitalized software. Amortization expense relates to intangible assets.

Research and development cost

Costs incurred in connection with research and development activities are expensed as incurred. These costs include rent for facilities, hardware and software equipment costs, consulting fees for technical expertise, prototyping, and testing.

Other income (expenses)

Other income (expenses) primarily consists of interest expense associated with BEN’s debt and foreign currency gains or losses as a result of exchange rate fluctuations on transactions denominated in Korean won.

Gain on debt extinguishment

Gain on debt extinguishment is related to settlement of accounts payable through the issuance of common stock.

Results of Operations

Comparison of the Six Months Ended June 30, 2023 and 2022

				Percent Increase (Decrease)
	Six Months Ended June 30,		Increase (Decrease)
	2023	2022
Revenues	$—	$5,642	$(5,642)	-100%
Cost of revenues	—	—	—	0%

Gross profit	—	5,642
Operating expenses
General and administrative	5,396,446	728,810	4,667,636	640%
Depreciation and amortization	247,414	38,464	208,950	543%
Research and development	78,378	136,064	(57,686)	-42%

Total expenses	5,722,238	903,338	4,818,900	533%

Net operating loss	(5,722,238)	(897,696)	(4,824,542)	537%
Other income (expenses)
Other	(31,750)	249	(31,999)	-12851%
Gain on debt extinguishment	—	513,117	(513,117)	-100%

Net other income (expenses)	(31,750)	513,366	(545,116)	-106%

Net loss	$(5,753,988)	$(384,330)	(5,369,658)	1397%

Revenues

There were no revenues for the six months ended June 30, 2023. Revenues for the six months ended June 30, 2022 were $5,642 which was attributable to BEN’s beta testing of its mobile advertising platform in a regional market.

General and administrative expenses

General and administrative expenses for the six months ended June 30, 2023 were $5,396,446, an increase of $4,667,636, or 640%, compared to the prior year, primarily due to a $4.3 million increase in stock-based compensation, $0.2 million increase in professional fees, and $0.1 million increase in wages all related to the expansion of our operations.

Depreciation and amortization expenses

Depreciation and amortization expenses for the six months ended June 30, 2023 were $247,414, an increase of $208,950, or 543%, compared to the prior year, primarily due to a $0.2 million increase in amortization expense associated with the developed technology acquired from DM Lab.

Research and development expenses

Research and development expenses for the six months ended June 30, 2023 were $78,378, a decrease of $57,686, or 42%, compared to the prior year. The decrease in research and development expenses was primarily due to BEN pausing research and development pertaining to BEN’s mobile device capabilities post June 30, 2022.

Other expenses

Other expenses for the six months ended June 30, 2023 were $31,750 and consisted of $20,885 of interest expense associated with BEN’s debt and $10,865 of foreign currency losses as a result of exchange rate fluctuations on transactions denominated in Korean won.

Gain on debt extinguishment

There was no debt extinguishment during the six months ended June 30, 2023. During the six months ended June 30, 2022, BEN satisfied a portion of its outstanding accounts payable through the issuance of 917,963 shares common stock. As a result, BEN recorded a gain on extinguishment of $513,117.

Comparison of the Years Ended December 31, 2022 and 2021

	Year Ended December 31,		Increase (Decrease)	Percent Increase
	2022	2021
Revenues	$15,642	$7,410	$8,232	111%
Cost of revenues	—	—	—	0%

Gross profit	15,642	7,410
Operating expenses
General and administrative	1,026,549	781,772	244,777	31%
Depreciation and amortization	76,928	—	76,928	100%
Research and development	136,404	45,408	90,996	200%

Total expenses	1,239,881	827,180	412,701	50%

Net operating loss	(1,224,239)	(819,770)	(404,469)	49%
Other income (expenses)
Other	(362)	(304)	(58)	19%
Gain on debt extinguishment	548,563	—	548,563	100%

Net other income (expenses)	548,201	(304)	548,505	-180429%

Net loss	$(676,038)	$(820,074)	144,036	-18%

Revenues

Revenues for the year ended December 31, 2022 were $15,642, an increase of $8,232, or 111%, compared to the prior year, primarily due to increased beta testing of BEN’s mobile advertising platform.

General and administrative expenses

General and administrative expenses for the year ended December 31, 2022 were $1,026,549, an increase of $244,777, or 31%, compared to the prior year, primarily due a $0.2 million increase in advisory services incurred during BEN’s pursuit of potential strategic acquisition targets to support the growth of the platform.

Depreciation and amortization expenses

Depreciation and amortization expenses for the year ended December 31, 2022 were $76,928 which is due to the amortization of BEN’s patent portfolio. There was no such amortization expense for the year ended December 31 2021.

Research and development expenses

Research and development expenses for the year ended December 31, 2022 were $136,404, an increase of $90,966, or 200%, compared to the prior year, primarily due to further product developments to improve data performance.

Gain on debt extinguishment

During the year ended December 31, 2022, BEN satisfied a portion of its outstanding accounts payable through the issuance of 2,431,000 shares of common stock. As a result, BEN recorded a gain on debt extinguishment of $548,563 on the consolidated statement of operations, compared to no gain on debt extinguishment during the year ended December 31 2021.

Liquidity and Capital Resources

Capital Resources and Available Liquidity

As of June 30, 2023, BEN’s principal source of liquidity was cash of $288,083. BEN has financed its operations to date with proceeds from the sale of common stock, warrant exercises and debt issuances to related and non-related parties. As described in Footnote A of BEN’s audited consolidated financial statements and unaudited consolidated interim financial statements, BEN has incurred recurring losses and negative cash flows from operations since inception and had an accumulated deficit of $7,324,442 at June 30, 2023. BEN expects losses and negative cash flows to continue for the foreseeable future, primarily as a result of increased general and administrative expenses, continued product research and development and marketing efforts. Management anticipates that significant additional expenditures will be necessary to develop and expand our business, including through stock and asset acquisitions, before significant positive operating cash flows can be achieved. Our ability to continue as a going concern is dependent upon our ability to raise additional capital and to ultimately achieve sustainable revenues and profitable operations. Current available funds are insufficient to complete our business plan and as a consequence, we will need to seek additional funds, primarily through the issuance of debt or equity securities for cash to operate our business, including through the Business Combination or through business development activities. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to us. Even if we are able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing or cause substantial dilution for our stockholders, in the case of equity financing. Our history of losses, our negative cash flow from operations, our limited cash resources on hand and our dependence on our ability to obtain additional financing to fund our operations after the current cash resources are exhausted raises substantial doubt about our ability to continue as a going concern. Our management concluded that our recurring losses from operations and the fact that we have not generated significant revenue or positive cash flows from operations raise substantial doubt about our ability to continue as a going concern for the next 12 months after issuance of our financial statements. Our auditors also included an explanatory paragraph in its report on our consolidated financial statements as of and for the year ended December 31, 2022 with respect to this uncertainty.

Material Cash Requirements

Our material cash requirements include the following potential and expected obligations:

Bank Loans

As of June 30, 2023, the Company has four loans outstanding, all of which were assumed in the DM Lab Acquisition, totaling $891,974. The loans carry varying interest rates ranging from 4.667% to 6.69% and have varying maturity dates ranging from January to September 2024. The loans do not have optional or mandatory redemption or conversion features.

Related party Promissory Note

On June 30, 2023, the Company entered into a promissory note agreement with a related party for $620,000. The note bears interest at 7% per annum and matures on June 25, 2025.

Convertible Notes

In July and August of 2023, BEN issued additional convertible notes pursuant to its existing 2023 convertible note offering with an aggregate original principal amount of $1,575,000. The convertible notes bear interest at an annual rate of 10% and mature in 6 months from the issuance of the applicable note. The notes are convertible into the common stock of the Company at the option of the holder at a conversion price of $1.00 per share. All of the convertible notes issued subsequent to June 30, 2023 have been converted into BEN common stock as of the filing of this registration statement.

Research and Development Sponsorship

BEN is party to a research and development sponsorship agreement with Korea University. Pursuant to the sponsorship agreement, BEN has agreed to pay 275 million Korean won to Korea University during the period from April 1, 2023 through December 31, 2023.

Acquisition of Patent

From July through September 2023, BEN paid $266,164 to acquire an AI technology patent from Korea University.

We enter into agreements in the normal course of business with various vendors, which are generally cancellable upon notice. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including non-cancellable obligations of service providers, up to the date of cancellation.

Cash Flows

The following table summarizes BEN’s cash flows for the periods presented:

	Six Months Ended June 30,		Year Ended December 31,
	2023	2022	2022	2021
Cash used in operating activities	$(1,251,563)	$(67,663)	$(85,413)	$(170,589)
Cash (used in) provided by investing activities	(466,368)	(2,301)	(2,577)	89
Cash provided by financing activities	2,004,004	90,000	90,000	170,500

Net increase in cash and cash equivalents	$286,073	$20,036	$2,010	$—

Operating activities

Cash used in operating activities was $1,251,563 during the six months ended June 30, 2023 primarily due to BEN’s net loss of $5,753,988. The net loss included non-cash charges of $4,531,882, which consisted of $247,414 of depreciation and amortization expense and $4,284,468 in equity-based compensation expense. The net cash outflow of $29,457 from changes in BEN’s operating assets and liabilities was primarily due to a decrease in accounts payable of $224,141 partially offset by an increase in accrued expenses of $250,967 due to an increase in legal retainers.

Cash used in operating activities was $67,663 during the six months ended June 30, 2022, primarily due to BEN’s net loss of $384,330. The net loss included non-cash gains of $415,278, which primarily consisted of $513,117 gain on debt extinguishment, partially offset by $38,464 of depreciation and amortization expense and $59,375 in equity-based compensation expense. The net cash inflow of $731,945 from changes in BEN’s operating assets and liabilities was primarily due to an increase in accounts payable of $731,535 due to the timing of payment of trade payables.

Cash used in operating activities was $85,413 during the year ended December 31, 2022, primarily due to BEN’s net loss of $676,038. The net loss included non-cash gains of $352,885, which consisted of $548,563 gain on debt extinguishment, offset by $76,928 depreciation and amortization expense and $118,750 in equity-based compensation expense. The net cash inflow of $943,510 from changes in BEN’s operating assets and liabilities was primarily due to an increase in accounts payable of $950,850 due to the timing of payment of trade payables.

Cash used in operating activities was $170,589 during the year ended December 31, 2021, primarily due to BEN’s net loss of $820,074. The net loss included non-cash charges of $228,890, which primarily consisted of $203,890 in equity-based compensation expense. The net cash inflow of $420,595 from changes in BEN’s operating assets and liabilities was primarily due to an increase in accounts payable of $398,355 due to the timing of payment of trade payables.

Investing activities

Cash provided by investing activities during the six months ended June 30, 2023 was $466,368, which consisted primarily of deposits on patents, capitalized internal-use software costs and assets acquired from DM Lab, partially offset by proceeds received from related party advance repayments.

Cash used by investing activities during the six months ended June 30, 2022 was $2,301 which consisted of advances to related parties.

Cash used in investing activities during the year ended December 31, 2022 was $2,577, which consisted of net advances to related parties.

Cash provided by investing activities during the year ended December 31, 2021 of $89 was due to proceeds received from repayment of related party advances.

Financing activities

Cash provided financing activities during the six months ended June 30, 2023 was $2,004,004 which consisted of proceeds received from the issuance of convertible notes, related party note, and exercise of options and warrants, partially offset by payment of deferred financing costs.

Cash provided by financing activities during the six months ended June 30, 2022 was $90,000 which was attributable to proceeds received from the exercise of warrants.

Cash provided by financing activities during the year ended December 31, 2022 was due to $90,000 in proceeds received from the exercise of warrants.

Cash provided by financing activities during the year ended December 31, 2021 resulted from $125,000 in proceeds received from the issuance of warrants and $45,500 in proceeds from the exercise of warrants.

Critical Accounting Policies

BEN’s consolidated financial statements are prepared in accordance with U.S. GAAP. The preparation of BEN’s consolidated financial statements requires it to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reported period. BEN bases its estimates on historical experience, known trends and events and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. BEN evaluates its estimates and assumptions on an ongoing basis. BEN’s actual results may differ from these estimates under different assumptions and conditions.

Revenues

BEN accounts for revenue in accordance with Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606) for all periods presented. The core principle of ASC 606 is to recognize revenue for the transfer of promised goods or services to customers in an amount that reflects the consideration BEN expects to be entitled to in exchange for those goods or services. This principle is achieved by applying the following five-step approach; (1) identification of the contract, or contracts, with a customer, (2) identification of the performance obligations in the contract, (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligations in the contract, (5) recognition of revenue when, or as, performance obligations are satisfied.

Research and development expenses

Costs incurred in connection with research and development activities are expensed as incurred. These costs include rent for facilities, hardware and software equipment costs, consulting fees for technical expertise, prototyping, and testing.

Stock-based compensation

Stock-based awards generally vest subject to the satisfaction of service requirements, or the satisfaction of both service requirements and achievement of certain performance conditions or market and service conditions. For stock-based awards that vest subject to the satisfaction of service requirements or market and service conditions, stock-based compensation is measured based on the fair value of the award on the date of grant and is recognized as stock-based compensation on a straight-line basis over the requisite service period. For stock-based awards that have a performance component, stock-based compensation is measured based on the fair value on the grant date and is recognized over the requisite service period as achievement of the performance objective becomes probable.

BEN estimates the fair value of its stock option and warrant awards on the grant date using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the use of judgments and assumptions, including fair value of BEN’s common stock, the option’s expected term, the expected price volatility of the underlying stock, risk free interest rates and the expected dividend yield.

The fair value of BEN’s restricted stock awards is estimated on the date of grant based on the fair value of BEN’s common stock.

Impairment of Definite Lived Intangible Assets

BEN reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds its estimated undiscounted net cash flows, before interest, BEN will recognize an impairment loss equal to the difference between its carrying amount and its estimated fair value. If impairment is recognized, the reduced carrying amount of the asset will be accounted for as its new cost. Generally, fair values are estimated using discounted cash flow, replacement cost or market comparison analyses. The process of evaluating for impairment requires estimates as to future events and conditions, which are subject to varying market and economic factors. Therefore, it is reasonably possible that a change in estimate resulting from judgments as to future events could occur which would affect the recorded amounts of the asset.

Recent Accounting Pronouncements

See Note B to BEN’s consolidated financial statements for a description of recent accounting pronouncements applicable to its consolidated financial statements.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2023. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Internal Controls and Procedures

We are not currently required to comply with the SEC’s rules implementing Section 404 of Sarbanes-Oxley, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon this registration statement becoming effective and we then become a public company, we will be required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Every year subsequently, on the last day of its second fiscal quarter, the Company will determine its market cap held by non-affiliate holders. Should its market cap exceed $700 million, it will become subject to the provisions and requirements under Section 404(b) of the Sarbanes-Oxley Act, which will require the Company to undergo audits of its internal controls over financial reporting as part of its yearly financial statement audits.

Emerging Growth Company Status

BEN expects to be an “emerging growth company,” as defined in the JOBS Act, following completion of the Business Combination. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

BEN expects to elect to use this extended transition period to enable it to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, BEN’s financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Quantitative and Qualitative Disclosures About Market Risk

As a “smaller reporting company” as defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and pursuant to Item 305 of Regulation S-K, BEN is not required to disclose information under this section.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

DHC is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 combines the historical unaudited condensed balance sheet of DHC as of June 30, 2023 with the historical unaudited condensed consolidated balance sheet of BEN as of June 30, 2023 on a pro forma basis as if the Business Combination and the other related events contemplated by the Business Combination Agreement, summarized below, had been consummated on June 30, 2023.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 combines the historical unaudited condensed statement of operations of DHC for the six months ended June 30, 2023 with the historical unaudited condensed consolidated statement of operations of BEN for the six months ended June 30, 2023 on a pro forma basis as if the Business Combination and the other related events contemplated by the Business Combination Agreement, summarized below, had been consummated on January 1, 2022, the beginning of the earliest period presented. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the historical audited consolidated statement of operations of DHC for the year ended December 31, 2022 with the historical audited consolidated statement of operations of BEN for the year ended December 31, 2022 on a pro forma basis as if the Business Combination and the other related events contemplated by the Business Combination Agreement, summarized below, had been consummated on January 1, 2022.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•

the historical unaudited condensed financial statements of DHC as of and for the six months ended June 30, 2023 and the historical audited financial statements of DHC as of and for the year ended December 31, 2022;

•

the historical unaudited condensed consolidated interim financial statements of BEN as of and for the six months ended June 30, 2023 and the historical audited consolidated financial statements of BEN as of and for the year ended December 31, 2022; and

•

other information relating to DHC and BEN included in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth under the section titled “Proposal 1 — The Business Combination Proposal.”

The unaudited pro forma condensed combined financial information should also be read together with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DHC,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BEN,” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

Pursuant to the Business Combination Agreement, Merger Sub will merge with and into BEN (“the Business Combination”), with BEN surviving the Business Combination as a wholly owned subsidiary of DHC and DHC will be renamed “Brand Engagement Network Inc.” Upon the consummation of the Business

Combination, all holders of BEN Common Stock will have the right to receive a number of shares of New BEN Common Stock at a deemed value of $10.00 per share after giving effect to the Exchange Ratio, resulting in an estimated 26,393,846 shares of New BEN Common Stock being issued to equityholders of BEN immediately prior to the Closing, and all holders of BEN Options will have the right to receive an estimated 2,108,380 shares to be reserved for the potential future issuance of New BEN Common Stock upon the exercise of New BEN’s options based on the following events contemplated by the Business Combination Agreement:

•

the conversion of each outstanding BEN stock option, whether vested or unvested, into an option to purchase a number of shares of DHC Common Shares equal to the product of (x) the number of shares of BEN common stock underlying such BEN stock option immediately prior to the Closing and (y) the Exchange Ratio, at an exercise price per share equal to (A) the exercise price per share of BEN common stock underlying such BEN stock option immediately prior to the Closing divided by (B) the Exchange Ratio;

•	the exercise of BEN’s outstanding warrants in full on a cash or cashless basis or terminated without exercise prior to Closing.

Other Related Events in connection with the Business Combination

Other related events that are contemplated to take place in connection with the Business Combination are summarized below:

•

BEN and have entered into an exclusive reseller agreement (the “Reseller Agreement”) providing for, among other things, AFG to act as the Company’s exclusive reseller of certain Products of the Company on terms and conditions set forth therein and, as partial consideration to AFG for such services to the Company, BEN shall issue a number of shares of its common stock to AFG as of immediately prior to Closing with an aggregate value of $17,500,000 as of the issuance date, and (ii) BEN and the investors listed therein (the “AFG Investors”) have entered into a subscription agreement (the “Subscription Agreement”) providing for, among other things, the purchase of shares of BEN’s common stock in a private placement by the AFG Investors as of immediately prior to the Effective Time in exchange for $6,500,000 in cash contributed to BEN (such shares, to the extent issued in accordance with the Subscription Agreement after giving effect to the AFG Interim Financing and outstanding as of immediately prior to the Effective Time, the “AFG Subscription Shares,” and together with the AFG Reseller Shares, the “AFG Shares”), in each case, subject to and contingent upon the consummation of the Business Combination. Additionally, at the Effective Time, BEN will issue to AFG a non-transferable warrant to purchase up to 3,750,000 shares of New BEN Common Stock at a price of $10.00 per share (“AFG Warrant”), with AFG’s right to exercise such warrant vesting based upon revenues earned from the sales of BEN products paid by AFG to BEN pursuant to the Reseller Agreement. The effect of the AFG Warrant is excluded from the unaudited pro forma condensed combined financial information.

•

In addition, on September 29, 2023, AFG purchased 456,621 shares of BEN Common Stock at $2.19 per share for an aggregate purchase price of approximately $1.0 million (the “AFG Interim Financing”) and, in accordance with the terms thereof, AFG’s obligation to purchase shares of BEN Common Stock immediately prior to the Effective Time under the Subscription Agreement has been reduced by $1,000,000. On October 15, 2023, Genuine Lifetime LLC, a Wyoming limited liability company, purchased 1,826,484 shares of BEN Common Stock at $2.19 per share for an aggregate purchase price of approximately $4.0 million (the “GL Interim Financing” and together with the AFG Interim Financing, the “Interim Financings”). BEN expects to use the proceeds of the Interim Financings for working capital and expenses related to the Business Combination.

Expected Accounting Treatment of the Business Combination

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, DHC is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the consolidated financial statements of the combined company will represent a continuation of the consolidated financial statements of BEN with the Business Combination treated as the equivalent of BEN issuing stock for the net assets of DHC, accompanied by a recapitalization. The net assets of DHC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of BEN in future reports of the combined company.

BEN has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under the no further redemption and maximum redemption scenarios:

•	BEN’s existing stockholders will have the greatest voting interest in the combined entity under the no further redemption and maximum redemption scenarios;

•	BEN’s senior management will be the senior management of the combined entity; and

•	BEN is the larger entity based on historical operating activity and has the larger employee base.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of the combined company upon consummation of the Business Combination in accordance with GAAP. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the other related events contemplated by the Business Combination Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the combined company following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the date of this proxy statement/prospectus and are subject to change as additional information becomes available and analyses are performed. DHC and BEN have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information contained herein assumes that the DHC shareholders approve the Business Combination. Pursuant to the Existing Charter, DHC’s public shareholders may elect to redeem their DHC Class A Shares for cash even if they approve the Business Combination. DHC cannot predict how many of its public stockholders will exercise their right to redeem their redeemable DHC Class A Shares for cash. The unaudited pro forma condensed combined financial information has been prepared assuming both redemption scenarios after giving effect to the Business Combination, as follows:

•

Assuming No Redemption — this scenario assumes that no public stockholders of DHC exercise their redemption rights with respect to their DHC Class A Shares for a pro rata share of the funds in the Trust Account;

•

Assuming Maximum Redemption — this scenario assumes that 4,646,574 shares of redeemable DHC Class A Shares are redeemed for an aggregate payment of $48.6 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of $10.46 per share based on the Trust Account balance of DHC as of June 30, 2023.

The following summarizes the pro forma New BEN Common Stock issued and outstanding immediately after the Business Combination on a fully diluted basis, presented under both redemption scenarios:

	Share Ownership of Combined Company
	Pro Forma Combined (Assuming No Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
	Number of Shares	% Ownership	Number of Shares	% Ownership
BEN stockholders(1)(2)	23,474,328	60.5%	23,474,328	68.8%
DHC’s public shareholders(3)	4,646,574	12.0%	—	0.0%
DHC sponsor and affiliate(4)	7,736,268	20.0%	7,736,268	22.7%
Interim Financing(5)	619,517	1.6%	619,517	1.8%
AFG(6)(7)	2,300,000	5.9%	2,300,000	6.7%

Total	38,776,687	100.0%	34,130,113	100.0%

(1)

Includes 736,193 shares of New BEN Common Stock, calculated based on an estimated Exchange Ratio of 0.2713 pursuant to the Business Combination Agreement, to be issued at the Closing in exchange for shares of BEN Common Stock to be issued from the net exercise BEN warrants prior to the Closing.

(2)

Excludes 2,108,380 shares of New BEN Common Stock, calculated based on an estimated Exchange Ratio of 0.2713 pursuant to the Business Combination Agreement, issuable upon the exercise of options to purchase shares of New Common Stock to be converted from BEN Options at the Closing.

(3)	Excludes 10,315,024 shares of New BEN Common Stock issuable upon exercise of DHC Public Warrants.
(4)	Excludes 6,126,010 shares of New BEN Common Stock issuable upon exercise of DHC Private Placement Warrants.
(5)

Includes 123,903 and 495,614 shares of New BEN Common Stock, calculated based on an estimated Exchange Ratio of 0.2713 pursuant to the Business Combination Agreement, to be issued at the Closing in exchange for shares of BEN Common Stock purchased by AFG in the AFG Interim Financing and Genuine Lifetime LLC in the GL Interim Financing, respectively.

(6)

Includes 1,750,000 and 550,000 shares of New BEN Common Stock to be issued at the Closing in respect of BEN Common Stock issued prior to Closing in connection with the Reseller Agreement and, after giving effect to AFG’s $1.0 million credit in connection with the AFG Interim Financing, the Subscription Agreement, respectively. Excludes shares of New BEN Common Stock to be issued in exchange for shares of BEN Common Stock purchased in the AFG Interim Financing and GL Interim Financing.

(7)	Excludes 3,750,000 shares issuable pursuant to the AFG Warrant in connection with the Reseller Agreement.

The two alternative levels of redemption assumed in the unaudited pro forma condensed combined balance sheet and statements of operations are based on the assumption that there are no adjustments for the outstanding Warrants issued in connection with the Business Combination as such securities are not exercisable until 30 days after the Closing. There are also no adjustments for the estimated 2,108,380 shares reserved for the potential future issuance of New BEN Common Stock upon the exercise of New BEN options to be issued to holders of BEN options upon the consummation of the Business Combination, as such events have not yet occurred.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2023

			Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
	DHC (Historical)	BEN (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$30,294	$288,083	$5,427,763	A	$40,973,096	$(48,590,022)	J	$10,446,140
			5,000,000	B		18,063,066	K
			48,590,022	C
			(300,000)	D
			(1,800,000)	E
			(16,263,066)	F
Accounts receivable, net of allowance	—	—	—		—	—		—
Due from related parties	—	—	—		—	—		—
Prepaid expenses and other current assets	43,629	124,403	—		168,032	—		168,032
Due from Sponsor	3,000	—	—		3,000	—		3,000

Total current assets	76,923	412,486	40,654,719		41,144,128	(30,526,956)		10,617,172
Property and equipment	—	182,829	—		182,829	—		182,829
Trust Account receivable	32,565	—	—		32,565	—		32,565
Cash and investments held in Trust Account	48,590,022	—	(48,590,022)	C	—	—		—
Intangible assets, net	—	18,043,797	—		18,043,797	—		18,043,797
Other assets	—	196,335	(82,635)	F	113,700	—		113,700

TOTAL ASSETS	$48,699,510	$18,835,447	$(8,017,938)		$59,517,019	$(30,526,956)		$28,990,063

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$—	$265,705	$(45,701)	F	$220,004	$—		$220,004
Accrued expenses	5,803,741	447,619	—		6,251,360	18,063,066	K	24,314,426
Due to related parties	300,000	223,125	(300,000)	D	223,125	—		223,125
Deferred revenue	—	—	—		—	—		—
Short-term debt	—	891,974	—		891,974	—		891,974

Total current liabilities	6,103,741	1,828,423	(345,701)		7,586,463	18,063,066		25,649,529
Note payable — related party	—	620,000	—		620,000	—		620,000
Warrant liabilities	776,017	—	—		776,017	—		776,017
Deferred underwriting fee payable	10,830,775	—	—		10,830,775	—		10,830,775

Total Liabilities	17,710,533	2,448,423	(345,701)		19,813,255	18,063,066		37,876,321

DHC Class A Shares subject to possible redemption	48,622,587	—	(48,622,587)	G	—	—		—
Stockholders’ equity (deficit):
Preferred stock	—	—	—		—	—		—
DHC Class A Shares	—	—	—		—	—		—
DHC Class B Shares	774	—	(774)	H	—	—		—
Common Stock	—	81,956	230	A	3,877	(464)	J	3,413
			228	B
			465	G
			774	H
			(79,776)	I
Additional paid in capital	—	23,629,510	5,427,533	A	48,824,329	(48,589,558)	J	234,771
			4,999,772	B
			(16,300,000)	F
			48,622,122	G
			(17,634,384)	H
			79,776	I
Accumulated deficit	(17,634,384)	(7,324,442)	(1,800,000)	E	(9,124,442)	—		(9,124,442)
			17,634,384	H		—		—

Total Stockholders’ Equity (Deficit)	(17,633,610)	16,387,024	40,950,350		39,703,764	(48,590,022)		(8,886,258)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$48,699,510	$18,835,447	$(8,017,938)		$59,517,019	$(30,526,956)		$28,990,063

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2023

			Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
	DHC (Historical)	BEN (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Revenues	$—	$—	$—		$—	$—	$—
Cost of revenues	—	—	—		—	—	—

Gross profit	—	—	—		—	—	—

Operating expenses
Operating and formation costs	861,523	—	—		861,523	—	861,523
General and administrative	—	5,396,446	—		5,396,446	—	5,396,446
Depreciation and amortization	—	247,414	—		247,414	—	247,414
Research and development	—	78,378	—		78,378	—	78,378

Total expenses	861,523	5,722,238	—		6,583,761	—	6,583,761

Net operating loss	(861,523)	(5,722,238)	—		(6,583,761)	—	(6,583,761)
Other income (expenses):
Other	—	(31,750)	—		(31,750)	—	(31,750)
Change in fair value of warrant liabilities	(611,607)	—	—		(611,607)	—	(611,607)
Interest earned on cash and investments held in the Trust Account	3,294,864	—	(3,294,864)	BB	—	—	—

Net other income (expenses)	2,683,257	(31,750)	(3,294,864)		(643,357)	—	(643,357)

Income (loss) before income taxes	1,821,734	(5,753,988)	(3,294,864)		(7,227,118)	—	(7,227,118)
Income taxes	—	—	—		—	—	—

Net income (loss)	$1,821,734	$(5,753,988)	$(3,294,864)		$(7,227,118)	$—	$(7,227,118)

Weighted average shares outstanding of DHC Class A Shares	15,458,179
Net income (loss) per share, DHC Class A Shares — basic and diluted	$0.08
Weighted average shares outstanding of DHC Class B Shares	7,736,268
Net income (loss) per share, DHC Class B Shares — basic and diluted	$0.08
Weighted-average shares of common stock outstanding, basic and diluted		69,094,708			38,776,687		34,130,113
Net income (loss) per share — basic and diluted		$(0.08)			$(0.19)		$(0.21)

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2022

			Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
	DHC (Historical)	BEN (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Revenues	$—	$15,642	$—		$15,642	$—	$15,642
Cost of revenues	—	—	—		—	—	—

Gross profit	—	15,642	—		15,642	—	15,642

Operating expenses
Operating and formation costs	5,390,808	—	—		5,390,808	—	5,390,808
General and administrative	—	1,026,549	1,800,000	AA	2,826,549	—	2,826,549
Depreciation and amortization	—	76,928	—		76,928	—	76,928
Research and development	—	136,404	—		136,404	—	136,404

Total expenses	5,390,808	1,239,881	1,800,000		8,430,689	—	8,430,689

Net operating loss	(5,390,808)	(1,224,239)	(1,800,000)		(8,415,047)	—	(8,415,047)

Other income (expenses):
Other	—	(362)	—		(362)	—	(362)
Gain on debt extinguishment	—	548,563	—		548,563	—	548,563
Change in fair value of warrant liabilities	8,135,024	—	—		8,135,024	—	8,135,024
Interest earned on investments held in the Trust Account	4,462,497	—	(4,462,497)	BB	—	—	—

Net other income (expenses)	12,597,521	548,201	(4,462,497)		8,683,225	—	8,683,225

Income (loss) before income taxes	7,206,713	(676,038)	(6,262,497)		268,178	—	268,178
Income taxes	—	—	—		—	—	—

Net income (loss)	$7,206,713	$(676,038)	$(6,262,497)		$268,178	$—	$268,178

Weighted average shares outstanding of DHC Class A Shares	30,945,072
Net income (loss) per share, Class A ordinary shares — basic and diluted	$0.19
Weighted average shares outstanding of DHC Class B Shares	7,736,268
Net income (loss) per share, Class B ordinary shares — basic and diluted	$0.19
Weighted-average shares of common stock outstanding, basic		58,198,281			38,776,687		34,130,113
Net income (loss) per share — basic		$(0.01)			$0.01		$0.01
Weighted-average shares of common stock outstanding, diluted		58,198,281			39,065,720		34,419,146
Net income (loss) per share — diluted		$(0.01)			$0.01		$0.01

Notes to Unaudited Pro Forma Condensed Combined Financial Information

13.	Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, DHC will be treated as the “acquired” company and BEN as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the consolidated financial statements of New BEN will represent a continuation of the consolidated financial statements of BEN with the Business Combination treated as the equivalent of BEN issuing stock for the net assets of DHC, accompanied by a recapitalization. The net assets of DHC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of BEN in future reports of New BEN.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 gives pro forma effect to the Business Combination and the other related events contemplated by the Business Combination Agreement as if consummated on June 30, 2023. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022 give pro forma effect to the Business Combination and the other related events contemplated by the Business Combination Agreement as if consummated on January 1, 2022, the beginning of the earliest period presented, on the basis of BEN as the accounting acquirer.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•

the historical unaudited condensed financial statements of DHC as of and for the six months ended June 30, 2023 and the historical audited financial statements of DHC as of and for the year ended December 31, 2022;

•

the historical unaudited condensed consolidated interim financial statements of BEN as of and for the six months ended June 30, 2023 and the historical audited consolidated financial statements of BEN as of and for the year ended December 31, 2022; and

•

other information relating to DHC and BEN included in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth under the section titled “Proposal 1 – The Business Combination Proposal.”

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to New BEN’s additional paid-in capital and are assumed to be cash settled.

2.	Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

A.

Reflects $5.5 million in gross proceeds from BEN’s issuance of 550,000 shares of New BEN Common Stock pursuant to the Subscription Agreement net of $0.1 million in issuance costs, after reducing AFG’s its commitment as a result of the AFG Interim Financing, and an additional shares of 1,750,000 New BEN Common Stock pursuant to the Reseller Agreement with AFG.

B.	Reflects $5.0 million in gross proceeds from the issuance of 2,283,105 shares of BEN Common Stock pursuant to the Interim Financings.

C.	Reflects the liquidation and reclassification of $48.6 million of investments held in the Trust Account to cash and cash equivalents that becomes available for general use by New BEN.

D.	Represents the settlement of DHC’s related party advance.

E.	Represents the cash disbursement for transaction related bonuses of $1.8 million incurred by BEN concurrent with the Closing.

F.

Represents the cash disbursement for the total preliminary estimated direct and incremental transaction costs of $16.3 million incurred by DHC and BEN prior to, or concurrent with, the Closing assuming the no redemption scenario.

G.	Reflects the reclassification of DHC Class A Shares subject to possible redemption from temporary equity into permanent equity assuming no redemption.

H.	Reflects the elimination of DHC Class B Shares par value and historical accumulated deficit.

I.

Represents the issuance of 26,393,845 shares of New BEN Common Stock to holders of BEN Common Stock pursuant to the Business Combination Agreement to effect the reverse recapitalization at the Closing.

J.

Reflects additional cash disbursed under the maximum redemption scenario to redeem 4,646,574 shares of DHC Class A Shares in connection with the Business Combination representing the remaining cash in the Trust Account.

K.

Represents the total preliminary estimated direct and incremental transaction costs of $16.3 million incurred by DHC and BEN and $1.8 million in transaction related bonuses to be paid by BEN after Closing, assuming the maximum redemption scenario.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

AA.	Represents the accrual of transaction related bonuses that would have been incurred by BEN had the Business Combination been consummated on January 1, 2022.

BB.	Reflects the elimination of interest income on the DHC Trust Account assets that would not have been earned had the Business Combination been consummated on January 1, 2022.

4.	Pro Forma Net Loss per Share

Pro forma net loss per share is calculated using the basic and diluted weighted average shares of common stock outstanding of New BEN as a result of the pro forma adjustments. As the Business Combination is being reflected as if it had occurred on January 1, 2022, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. Under the maximum redemption scenario, the shares of common stock subject to possible redemption assumed to be redeemed by DHC public stockholders are eliminated as of January 1, 2022.

The unaudited pro forma condensed combined financial information has been prepared assuming the no redemption and maximum redemption scenarios:

	Six Months Ended June 30, 2023		Year Ended December 31, 2022
	Assuming No Redemption Scenario	Assuming Maximum Redemption Scenario	Assuming No Redemption Scenario	Assuming Maximum Redemption Scenario
(in thousands, except share and per share data)
Basic (loss) earnings per share
Pro forma net (loss) income	$(7,227,118)	$(7,227,118)	$268,178	$268,178
Weighted-average shares outstanding — basic	38,776,687	34,130,113	38,776,687	34,130,113
Basic net (loss) income per share	$(0.19)	$(0.21)	$0.01	$0.01

Diluted (loss) earnings per share
Pro forma net (loss) income	$(7,227,118)	$(7,227,118)	$268,178	$268,178
Weighted-average shares outstanding — basic	38,776,687	34,130,113	38,776,687	34,130,133
Add: shares from dilutive options	—	—	289,033	289,033

Weighted-average shares outstanding — diluted	38,776,687	34,130,113	39,065,720	34,419,146
Diluted net (loss) income per share	$(0.19)	$(0.21)	$0.01	$0.01

COMPARATIVE SHARE INFORMATION

The following table sets forth the historical comparative share information for DHC and BEN on a stand-alone basis and the unaudited pro forma combined share information for the year ended December 31, 2022 and for the six months ended June 30, 2023, after giving effect to the Business Combination, assuming (i) no DHC shareholders exercise redemption rights with respect to their DHC Class A Shares upon the consummation of the Business Combination; and (ii) DHC shareholders exercise their redemption rights with respect to a maximum of DHC Class A Shares. This leads to a total maximum redemption value of $    calculated by multiplying the maximum of      DHC Class A Shares by the redemption price of approximately $    per share. The estimated per share redemption value of $    was calculated by dividing the amount of $    million in the Trust Account as of    , 2023 by the    total DHC Class A Shares.

This information is only a summary and should be read together with the financial statements included elsewhere in this proxy statement/prospectus, and the historical financial statements of DHC and BEN and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of DHC and BEN is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of DHC and BEN would have been had the companies been combined during the periods presented.

	BEN (Historical)	DHC (Historical)	Pro Forma Combined (Assuming Minimum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
As of and for the Year Ended December 31, 2022
Book value per share(1)	$	$	$	$
Net loss per non-redeemable share — basic and diluted(2)
Weighted average non-redeemable shares outstanding — basic and diluted
Net income per redeemable share — basic and diluted
Weighted average redeemable shares outstanding — basic and diluted
As of and for the six months ended June 30, 2023
Book value per share(1)	$	$	$	$
Net loss per non-redeemable share — basic and diluted(2)
Weighted average non-redeemable shares outstanding — basic and diluted
Weighted average redeemable shares outstanding — basic and diluted

(1)	Book value per share = Total stockholders’ equity (deficit)/Total basic (or diluted) outstanding shares.
(2)	Historical net loss per share and weighted average shares outstanding for DHC are based on the period from (Inception) through .

DESCRIPTION OF SECURITIES

The following summary of certain provisions of New BEN securities does not purport to be complete and is subject to the Proposed Charter, the Bylaws and the provisions of applicable law. Copies of the Proposed Charter and the Bylaws are attached to this proxy statement/prospectus as Annex B and Annex C, respectively.

Capital Stock

Authorized Capitalization

The total amount of New BEN’s authorized capital stock consists of     shares of New BEN Common Stock, par value $0.0001 per share, and     shares of New BEN Preferred Stock, par value $0.0001 per share. New BEN expects to have approximately     shares of New BEN Common Stock outstanding immediately following the consummation of the Business Combination, assuming no Public Shareholders exercise their redemption rights in connection with the Business Combination.

The following summary describes all material provisions of New BEN’s capital stock. New BEN urges you to read the Proposed Charter and the Bylaws (copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively).

Preferred Stock

The New BEN Board has authority to issue shares of New BEN Preferred Stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of New BEN Preferred Stock could have the effect of decreasing the trading price of New BEN Common Stock, restricting dividends on New BEN’s capital stock, diluting the voting power of New BEN Common Stock, impairing the liquidation rights of New BEN’s capital stock, or delaying or preventing a change in control of New BEN.

Common Stock

New BEN has one class of authorized common stock. Unless the New BEN Board determines otherwise, New BEN will issue all of New BEN’s capital stock in uncertificated form.

Voting Rights

The Proposed Charter will provide that, except as otherwise expressly provided by the Bylaws or as provided by law, the holders of New BEN Common Stock shall at all times vote together as a single class on all matters; provided, however, that, except as otherwise required by law, holders of shares of New BEN Common Stock shall not be entitled to vote on any amendment to the Proposed Charter that relates solely to the terms of one or more outstanding series of New BEN Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Proposed Charter. Except as otherwise expressly provided in the Proposed Charter or by applicable law, each holder of New BEN Common Stock shall have the right to one vote per share of New BEN Common Stock held of record by such holder.

The Bylaws provide that the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Bylaws or the Proposed Charter, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.

Dividend Rights

The Bylaws provide that each holder of shares of New BEN Common Stock is entitled to the payment of dividends and other distributions as may be declared by the New BEN Board from time to time out of New BEN’s assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of New BEN’s preferred stock, if any, and any contractual limitations on New BEN’s ability to declare and pay dividends.

Other Rights

Each holder of New BEN Common Stock is subject to, and may be adversely affected by, the rights of the holders of any series of New BEN Preferred Stock that New BEN may designate and issue in the future. Holders of New BEN Common Stock are not entitled to preemptive rights and such shares are not subject to conversion (except as noted above), redemption, or sinking fund provisions.

Liquidation Rights

If New BEN is involved in voluntary or involuntary liquidation, dissolution or winding up of New BEN’s affairs, or a similar event, each holder of New BEN Common Stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of New BEN Preferred Stock, if any, then outstanding.

Warrants

New BEN Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one share of New BEN Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the IPO and 30 days after the completion of the Business Combination, provided in each case that we have an effective registration statement under the Securities Act covering the shares of New BEN Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. No fractional Public Warrants will be issued upon separation of the units, no cash will be paid in lieu of fractional Public Warrants and only whole Public Warrants will trade. Accordingly, unless a holder purchased at least three units, they will not be able to receive or trade a whole Public Warrant. The Public Warrant will expire five years after the completion of the Business Combination, at 5:00 p.m., Eastern Time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of New BEN Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the New BEN Common Stock underlying such Public Warrant is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable and we will not be obligated to issue a share of New BEN Common Stock upon exercise of such Public Warrant unless the New BEN Common Stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrant. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant. In the event that a registration statement is not effective for an exercised Public Warrant, the purchaser of a unit containing such Public Warrant will have paid the full purchase price for the unit solely for the DHC Class A Share underlying such unit.

We have agreed that as soon as practicable, but in no event later than twenty business days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the New BEN Common Stock issuable upon exercise of the Public Warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of New BEN Common Stock until the Public Warrants expire or are redeemed, as specified in the Warrant Agreement; provided that, if the New BEN Common Stock is, at the time of any exercise of a Public Warrant, not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the New BEN Common Stock issuable upon exercise of the Public Warrants is not effective by the 60th business day after the closing of the Business Combination, Public Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of New BEN Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of New BEN Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Public Warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the New BEN Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Public Warrants when the price per share of New BEN Common Stock equals or exceeds $18.00. Once the Public Warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the New BEN Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.

We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the New BEN Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of New BEN Common Stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the New BEN Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-dilution Adjustments”) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of Public Warrants when the price per share of New BEN Common Stock equals or exceeds $10.00. Once the Public Warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of the New BEN Common Stock except as otherwise described below;

•

if, and only if, the closing price of the New BEN Common Stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and

•

if the closing price of the New BEN Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

Beginning on the date the notice of redemption is given until the Public Warrants are redeemed or exercised, holders may elect to exercise their Public Warrants on a cashless basis. The numbers in the table below represent the number of shares of New BEN Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the New BEN Common Stock on the corresponding redemption date (assuming holders elect to exercise their Public Warrants and such Public Warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of the New BEN Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Public Warrant or the exercise price of a Public Warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a Public Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Public Warrant. If the exercise price of a Public Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value (as defined below) and the Newly Issued Price (as defined below) as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00 and

(b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Public Warrant pursuant to such exercise price adjustment.

Redemption Date	Fair Market Value of New BEN Common Stock
(period to expiration of Public Warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New BEN Common Stock to be issued for each Public Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the New BEN Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Public Warrants is $11.50 per share, and at such time there are 57 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.277 shares of New BEN Common Stock for each whole Public Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the New BEN Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Public Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.298 shares of New BEN Common Stock for each whole Public Warrant. In no event will the Public Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of New BEN Common Stock per whole Public Warrant (subject to adjustment). Finally, as reflected in the table above, if the Public Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of New BEN Common Stock.

This redemption feature differs from the typical Public Warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of Public Warrants for cash (other than the Private Placement Warrants) when the trading price for the New BEN Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Public Warrants to be redeemed when the New BEN Common Stock is trading at or above $10.00 per public share, which may be at a time when the trading price of the New BEN Common Stock is below the exercise price of the Public Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Public Warrants without the Public Warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Public Warrants when the price per share of New BEN Common Stock equals or exceeds $18.00.” Holders choosing to exercise their Public Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Public Warrants based on an option pricing model with a fixed volatility input as of the date of DHC’s IPO prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Public Warrants, and therefore have certainty as to our capital structure as the Public Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Public Warrants if we determine it is in our best interest to do so. As such, we would redeem the Public Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Public Warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the Public Warrants when the New BEN Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their Public Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Public Warrants when the New BEN Common Stock is trading at a price below the exercise price of the Public Warrants, this could result in the warrant holders receiving fewer shares of New BEN Common Stock than they would have received if they had chosen to wait to exercise their Public Warrants for New BEN Common Stock if and when such New BEN Common Stock was trading at a price higher than the exercise price of $11.50.

No fractional shares of New BEN Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of New BEN Common Stock to be issued to the holder. If, at the time of redemption, the Public Warrants are exercisable for a security other than the New BEN Common Stock pursuant to the Warrant Agreement, the Public Warrants may be exercised for such security. At such time as the Public Warrants become exercisable for a security other than New BEN Common Stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Public Warrants.

Redemption Procedures

Exercise Limitations. A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the New BEN Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding shares of New BEN Common Stock is increased by a capitalization or share dividend payable in shares of New BEN Common Stock, or by a sub-division of common stock or other similar event, then, on the effective date of such capitalization or share dividend, sub-division or similar event, the number of shares of New BEN Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding common stock. A rights offering made to all or substantially all holders of common stock entitling holders to purchase New BEN Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of New BEN Common Stock equal to the product of (i) the number of shares of

New BEN Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New BEN Common Stock) and (ii) one minus the quotient of (x) the price per share of New BEN Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for New BEN Common Stock, in determining the price payable for New BEN Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of New BEN Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the New BEN Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the New BEN Common Stock on account of such shares of New BEN Common Stock (or other securities into which the Public Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the New BEN Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of New BEN Common Stock issuable on exercise of each Public Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of DHC Class A Shares in connection with the Business Combination or (d) in connection with the redemption of DHC Class A Shares upon failure to complete the Business Combination, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New BEN Common Stock in respect of such event.

If the number of outstanding shares of New BEN Common Stock is decreased by a consolidation, combination or reclassification of New BEN Common Stock or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of shares of New BEN Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of New BEN Common Stock.

Whenever the number of shares of New BEN Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New BEN Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of New BEN Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of New BEN Common Stock (other than those described above or that solely affects the par value of such New BEN Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding New BEN Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of shares of New BEN Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of New BEN Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in the Proposed Charter) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding New BEN Common Stock, the holder of a Public Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the Public Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the New BEN Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. If less than 70% of the consideration receivable by the holders of New BEN Common Stock in such a transaction is payable in the form of New BEN Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants.

The Public Warrants are issued in registered form under the Warrant Agreement between Continental, as warrant agent, and us. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Public Warrants and the Warrant Agreement set forth in this prospectus, or defective provision (ii) amending the provisions relating to cash dividends on common stock as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Public Warrants, provided that the approval by the holders of at least 65% of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the Warrant Agreement, which is filed as an exhibit to this proxy statement/prospectus, for a complete description of the terms and conditions applicable to the Public Warrants.

The warrant holders do not have the rights or privileges of holders of New BEN Common Stock and any voting rights until they exercise their Public Warrants and receive New BEN Common Stock. After the issuance of New BEN Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

New BEN Private Placement Warrants

Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. The Private Placement Warrants (including the New BEN Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except pursuant to limited exceptions) and they will not be redeemable by us (except as described under “—New BEN Public Warrants—Redemption of warrants when the price per share of New BEN Common Stock equals or exceeds $10.00”) so long as they are held by our Sponsor or its permitted transferees (except as otherwise set forth herein). Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants. Any amendment to the terms of the Private Placement Warrants or any provision of the Warrant Agreement with respect to the Private Placement Warrants will require a vote of holders of at least 65% of the number of the then outstanding Private Placement Warrants.

Except as described above under “—New BEN Public Warrants—Redemption of warrants when the price per share of New BEN Common Stock equals or exceeds $10.00,” if holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of New BEN Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New BEN Common Stock underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price of the New BEN Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by Sponsor and its permitted transferees is because it is not known at this time whether they will be affiliated with us following the Business Combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike holders of New BEN Common Stock who could exercise their Public Warrants and sell the New BEN Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Anti-takeover Effects of the Proposed Charter and the Bylaws

The Proposed Charter and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of New BEN. New BEN expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of New BEN to first negotiate with the New BEN Board, which New BEN believes may result in an improvement of the terms of any such acquisition in favor of New BEN’s stockholders. However, they also give the New BEN Board the power to discourage mergers that some stockholders may favor.

Special Meetings of Stockholders

The Proposed Charter provides that a special meeting of stockholders may be called by the (a) the Chairperson of the New BEN Board, (b) the Chief Executive Officer, (c) the President of New BEN or (d) the New BEN Board pursuant to a resolution adopted by a majority of the authorized directors.

Staggered Board

The New BEN Board will be divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by New BEN stockholders. This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of New BEN, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors

The New BEN Board or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of not less than two-thirds of the voting power of all of the then outstanding shares of voting stock of New BEN entitled to vote at an election of directors.

Stockholders Not Entitled to Cumulative Voting

The Proposed Charter will not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of New BEN Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Delaware Anti-takeover Statute

New BEN will be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning fifteen percent (15%) or more of the corporation’s voting stock) for three years following the date that person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the Business Combination or the transaction that results in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-give percent (85%) of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL. Our board of directors has determined to be subject to Section 203 of the DGCL.

Amendment of Bylaws

The Proposed Charter provides that the Bylaws may be altered, amended, or repealed by (i) a majority of the New BEN Board and (ii) the affirmative vote of not less than two-thirds of the voting power of all of the then outstanding shares of voting stock of New BEN entitled to vote at an election of directors.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Charter provides that New BEN will indemnify New BEN’s directors to the fullest extent authorized or permitted by applicable law. New BEN expects to enter into agreements to indemnify New BEN’s directors, executive officers and other employees as determined by the New BEN Board. Under the Bylaws, New BEN is required to indemnify each of New BEN’s directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of New BEN or was serving at New BEN’s request as a director, officer, employee or agent for another entity. New BEN must indemnify New BEN’s officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of New BEN, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Bylaws also require New BEN to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by New BEN. Any claims for indemnification by New BEN’s directors and officers may reduce New BEN’s available funds to satisfy successful third-party claims against New BEN and may reduce the amount of money available to New BEN.

Exclusive Jurisdiction of Certain Actions

This Proposed Charter will provide that, unless otherwise consented to by New BEN in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of New BEN; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, shareholder or employee of New BEN to New BEN or its stockholders; (iii) any action or proceeding asserting a claim against New BEN or any director, officer, shareholder or employee of New BEN relating to any provision of the DGCL or the Proposed Charter or the Bylaws of New BEN; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Proposed Charter or the Bylaws of New BEN, (v) any action or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim against New BEN or any current or former director, officer, shareholder, or employee of New BEN governed by the internal affairs doctrine of the State of Delaware, in all cases to the fullest extent permitted by law and subject to the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) having personal jurisdiction over an indispensable party named as a defendant therein. The Proposed Charter further provides that this exclusive forum provision shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

The Proposed Charter will further provide that, unless New BEN consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by New BEN, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Additionally, the Proposed Charter will provide that any person or entity holding, owning, or otherwise acquiring any interest in any of New BEN’s securities shall be deemed to have notice of and consented to these provisions.

Transfer Agent

The transfer agent for New BEN Common Stock will be Continental Stock Transfer & Trust Company.

COMPARISON OF STOCKHOLDERS’ RIGHTS

General

BEN is incorporated under the laws of the State of Wyoming and the rights of BEN stockholders are governed by the laws of the State of Wyoming, including the Wyoming Business Corporations Act, BEN’s charter and BEN’s bylaws. As a result of the Business Combination, BEN stockholders who receive shares of New BEN’s Common Stock will become New BEN stockholders. New BEN will be incorporated under the laws of the State of Delaware and the rights of New BEN stockholders are governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and New BEN’s Bylaws. Thus, following the Business Combination, the rights of BEN stockholders who become New BEN stockholders in the Business Combination will be governed by Delaware law but will no longer be governed by BEN’s charter and BEN’s bylaws and instead will be governed by the Proposed Charter and New BEN’s Bylaws.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of DHC Shareholders under the Current Charter (left column), and the rights of New BEN’s stockholders under forms of the Proposed Charter and Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of DHC’s Current Charter, and forms of the Proposed Charter and Bylaws, which are attached as Annex B and Annex C, respectively, as well as the relevant provisions of the DGCL. Shareholders should consider the following summary comparison of the laws of the Cayman Islands, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Cayman Islands Companies Act.

DHC	New BEN

Authorized Capital Stock

DHC’s authorized share capital is $55,500 divided into 500,000,000 DHC Class A Shares of a par value of $0.0001 each, 50,000,000 DHC Class B Shares of a par value of $0.0001 each and 1,000,000 preference shares of a par value of $0.0001 each.	New BEN will be authorized to issue 510,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of New BEN Common Stock, par value $0.0001 per share and (ii) 10,000,000 shares of New BEN Preferred Stock, par value $0.0001 per share.

Rights of Preferred Stock

The DHC Board is authorized to provide, out of unissued shares, for series of preference shares and to establish the number of shares to constitute such series and any voting, dividend, redemption, conversion, preference, participating, special and other rights of such series	The New BEN Board may fix for any class or series of New BEN Preferred Stock such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as may be stated in the resolutions of the New BEN Board providing for the issuance of such class or series.

Number and Qualification of Directors

The DHC Board must consist of not less than one person; provided that the number of directors may be increased or reduced by ordinary resolution.	Subject to any rights of holders of New BEN Preferred Stock to elect directors under specified circumstances, the number of directors will be fixed from time to time pursuant to a resolution adopted by the New BEN Board.

Election of Directors

Prior to the closing of a business combination, DHC may appoint any director by ordinary resolution of the holders of DHC Class B Shares.

The stockholders shall elect directors each of whom shall hold office for a term of three years or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

At stockholder meetings for the election of directors, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote in the election of directors.

Removal of Directors

Prior to the closing of a business combination, DHC may remove any director by ordinary resolution of the holders of DHC Class B Shares.	For so long as the board of directors of New BEN is classified and subject to the rights of any series of preferred stock to remove directors elected by such series of preferred stock, any individual director or the entire board of directors of New BEN may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of the capital stock of New BEN entitled to vote generally at an election of directors, voting together as a single class.

Voting

Holders of DHC Class A Shares and DHC Class B Shares will be entitled to one vote per share on each matter properly submitted to DHC’s shareholders entitled to vote.

Holders of New BEN Common Stock will be entitled to cast one (1) vote per share of New BEN Common Stock. Except as otherwise required by law or the Proposed Charter, holders of all classes of New BEN Common Stock vote together as a single class.

Except as otherwise required by applicable law, holders of New BEN Common Stock will not be entitled to vote on any amendment to the Proposed Charter that relates solely to the terms of one or more outstanding series of New BEN Preferred Stock if the holders of such affected series of New BEN Preferred Stock are exclusively entitled to vote thereon pursuant to the Proposed Charter or applicable law.

Cumulative Voting

Holders of DHC Ordinary Shares do not have cumulative voting rights.	Delaware law allows for cumulative voting only if provided for in the Proposed Charter; however, the Proposed Charter does not authorize cumulative voting.

Vacancies on the Board of Directors

Prior to the closing of a Business Combination, DHC may by Ordinary Resolution (as defined below) of the holders of the DHC Class B Shares increase and decrease the number of Directors and appoint any person to be a director or may by Ordinary Resolution of the holders of the DHC Class B Shares remove any director. For the avoidance of doubt, prior to the closing of a Business Combination holders of DHC Class A Shares shall have no right to vote on the appointment or removal of any director	Any newly created directorship on the New BEN Board that results from an increase in the number of directors and any vacancy occurring in the New BEN Board may be filled only by a majority of the directors then in office, even if less than a quorum. Any director elected by the remaining directors shall hold office for the remainder of the full term of the director for which the vacancy was created or such director’s earlier death, resignation or removal.

Special Meeting of the Board of Directors

No similar provision.	Subject to the rights of the holders of shares of any series of preferred stock then outstanding, special meetings of the New BEN Board may be called by the Chairperson of the Board, the Chief Executive Officer, the President or the Board of Directors.

Stockholder Action by Written Consent

An “Ordinary Resolution” means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. A “Special Resolution” includes a unanimous written resolution.	Subject to the terms of any series of New BEN Preferred Stock, any action required or permitted to be taken by the stockholders of New BEN must be effected at an annual or special meeting of the stockholders and may not be effected by written consent.

Amendment to Certificate of Incorporation

No similar provision	Under the Proposed Charter, and subject to applicable law and the rights of any series of preferred stock then outstanding, the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of capital stock shall be required to amend Articles V, VI, VII, VIII or IX of the Proposed Charter. Any other provision of the Proposed Charter may be amended in accordance with applicable law and the rights of any series of preferred stock then outstanding.

Amendment of the Bylaws

No similar provision.

The New BEN Board is expressly authorized to make, alter, amend or repeal the Bylaws by the affirmative vote of a majority of the directors, provided that the changes are not in any manner inconsistent with the laws of the State of Delaware or the Proposed Charter. The New BEN stockholders shall also have power to adopt, amend or repeal the bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of two-thirds (2/3)rds of the voting power of the shares of capital stock of New BEN.

New BEN required by law or by the Proposed Charter, such action by New BEN stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of New BEN entitled to vote generally in the election of directors, voting together as a single class.

Amendment of the Articles of Association

Pursuant to the Companies Act, the Current Charter may only be amended by a special resolution of DHC shareholders.	No similar provision.

Quorum

Board of Directors. The quorum for the transaction of the business of the DHC Board may be fixed by the DHC directors, and unless so fixed shall be a majority of the DHC directors then in office.

Shareholders. No business shall be transacted at any general meeting unless a quorum of DHC shareholders is present. The holders of a majority of the DHC Ordinary Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum for all purposes; provided, that the presence in person or by proxy of holders of a majority of the DHC Class B Shares shall be required in any event.

Board of Directors. A majority of the authorized number of directors shall constitute a quorum of the New BEN Board.

Stockholders. At all meetings of stockholders, except where otherwise required by law or by the Proposed Charter, or by the bylaws, the presence, in person, by remote communication, if applicable, or by proxy, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. Where a separate vote by a class or classes or series is required, except as required by law or by the Proposed Charter or the bylaws or any applicable stock exchange rules, the holders of a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter.

Interested Directors

DHC renounces any interest or expectancy of the DHC in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both DHC and a Director or Officer, about which a Director and/or Officer who is also a member of Management acquires knowledge.	No similar provision.

Special Stockholder Meetings

No similar provision.	Special meetings of the New BEN stockholders may be called at any time by the New BEN Board, the Chairperson of the New BEN Board, the President of New BEN or the Chief Executive Officer of New BEN.

Notice of Stockholder Meetings

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by DHC, provided that a general meeting of DHC shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(13) in the case of an annual general meeting, by all of the Members (or their proxies) entitled to attend and vote thereat; and

(b) in the case of an extraordinary general meeting, by DHC shareholders (or their proxies) having the right to attend and vote at the meeting, together holding shares entitling the holders thereof to not less than two-thirds of the votes entitled to be cast at such extraordinary meeting.

Except as otherwise provided by law or the Proposed Charter or the Bylaws, notice of each meeting of the New BEN stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the New BEN stockholders entitled to notice of the meeting.

Without limiting the manner by which notice otherwise may be given to New BEN stockholders, any notice to New BEN stockholders given by New BEN shall be effective if given by electronic transmission in accordance with the DGCL. The notices of all meetings shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person (which would include presence at the virtual Special Meeting) and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called.

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)

Members seeking to bring business before the annual general meeting must deliver notice to the principal executive offices of the Company not less than one-hundred twenty (120) calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than thirty (30) days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

No business may be conducted at an annual meeting of New BEN stockholders, other than business that is either (i) specified in New BEN notice of meeting delivered pursuant to the Bylaws, (ii) otherwise properly brought before the annual meeting by or at the direction of the board (or a committee thereof) or (iii) otherwise properly brought before the annual meeting by any stockholder of New BEN who is entitled to vote at the meeting, who complies with the notice procedures set forth in the Bylaws and who is a stockholder of record at the time such notice is delivered to the Secretary of New BEN.

The New BEN stockholder must (i) give timely notice thereof in proper written form to the Secretary of New BEN and (ii) the business must be a proper matter for stockholder action. To be timely, a stockholder’s notice must be received at the principal executive offices of New BEN not less than ninety (90) or more than one-hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided however if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, the notice must be delivered not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of such meeting was first made. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the Bylaws.

Stockholder Nominations of Persons for Election as Directors

Members seeking to nominate candidates for appointment as directors at the general meeting must deliver notice to the principal executive offices of the Company not less than one-hundred twenty (120) calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than thirty (30) days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.	Nominations of persons for election to the New BEN’s Board may be made by any stockholder of New BEN who provides a timely notice (i.e. provides notice which must be received in writing by the secretary of New BEN at New BEN’s principal executive officers no earlier than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting and no later than (13) in the case of an election of directors at an annual meeting, not less than ninety (90) days prior to such meeting or (ii), in the case of a special meeting, ten (10) days following the day on which the Company first makes a public announcement of the date of the special meeting at which directors are to be elected.)

Limitation of Liability of Directors and Officers

No Indemnified Person (as defined below) shall be liable to DHC for any loss or damage incurred by DHC as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, willful neglect or willful default.

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

The Proposed Charter provides that no director or officer of the New BEN shall be liable to New BEN or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended.

Indemnification of Directors, Officers

Every DHC director and officer (which for the avoidance of doubt, shall not include auditors of DHC),	The DGCL generally permits a corporation to indemnify its directors and officers acting in good together with every former director and former officer (each an “Indemnified Person”) shall be indemnified out of DHC’s assets against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.

DHC shall advance to each indemnified person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the indemnified person shall execute an undertaking to repay the advanced amount to DHC if it shall be determined by final judgment or other final adjudication that such indemnified person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to DHC (without interest) by the indemnified person.

DHC directors, on behalf of DHC, may purchase and maintain insurance for the benefit of any DHC director or officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to DHC.

faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.

The Bylaws provide that New BEN will indemnify each director and officer to the fullest extent permitted by applicable law.

Dividends

Subject to the Companies Act and the Current Charter and except as otherwise provided by the rights attached to any DHC Ordinary Shares, the DHC directors may resolve to pay dividends and other distributions on DHC Ordinary Shares in issue and authorize payment of the dividends or other distributions out of the funds of DHC lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the resolution pursuant to which the DHC directors resolve to pay such dividend specifically state that such dividend shall be a final dividend. No dividend or other distribution shall be paid except out of the realized or	Unless further restricted in the Proposed Charter, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital. In addition, the DGCL provides that a corporation may redeem or unrealized profits of DHC, out of the share premium account or as otherwise permitted by law.

repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of a corporation.

The Bylaws provide that dividends upon the capital stock of New BEN, subject to the provisions of the Proposed Charter and applicable law, if any, may be declared by the New BEN Board. Dividends may be paid in cash, in property, or in shares of capital stock or other securities of New BEN, subject to the provisions of the Proposed Charter and applicable law.

Liquidation

If the assets available for distribution amongst the Members (as defined in the Cayman Islands Companies Act) shall be more than sufficient to repay the whole of DHC’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the DHC Ordinary Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to DHC for unpaid calls or otherwise.	No similar provision.

Supermajority Voting Provisions

All or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not DHC is being wound up, be varied without the consent of the holders of the issued DHC Ordinary Shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued DHC Ordinary Shares of that class or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the DHC Ordinary Shares of that class.	The Proposed Charter provides that certain amendments to the Proposed Charter, amendments to the Bylaws and the removal of directors require a vote of 66 2/3 of the outstanding shares of capital stock of New BEN.

Anti-Takeover Provisions and Other Stockholder Protections

The provision of the current memorandum and articles of association that authorizes the DHC Board to issue and set the voting and other rights of preference shares from time to time and the terms and rights of the DHC Ordinary Shares.

In addition, prior to the initial business combination, only holders of DHC Class B Shares have the right to vote on the appointment of directors, including in

The anti-takeover provisions and other stockholder protections included in the Proposed Charter include a prohibition on stockholder action by written consent and blank check preferred stock. New BEN will not be governed by Section 203 of the DGCL. Section 203 prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e. a stockholder owning

connection with the completion of our initial business combination and holders of a majority of our DHC Class B Shares may remove a member of the board of directors for any reason. These provisions of our Current Charter relating to the rights of holders of DHC Class B Shares to appoint or remove directors prior to our initial business combination may only be amended by a special resolution which shall include the affirmative vote of a majority of DHC Class B Shares.	15% or more of DHC voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.

Preemptive Rights

There are no preemptive rights relating to the shares of DHC Ordinary shares.	There are no preemptive rights relating to the shares of New BEN Common Stock.

Fiduciary Duties of Directors

Under the Cayman Islands Companies Act, a director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole. In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.

The New BEN Board may exercise all such authority and powers of New BEN and do all such lawful acts and things as are not by statute or the New BEN’s Proposed Charter or New BEN’s Bylaws directed or required to be exercised or done solely by the stockholders.

Inspection of Books and Records

Under the Cayman Islands Companies Act, shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.	Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business.

BEN EXECUTIVE COMPENSATION

Throughout this section, unless otherwise noted, “we,” “us,” “our” and similar terms refer to BEN prior to the consummation of the Business Combination, and to New BEN and its subsidiaries after the Business Combination.

To achieve BEN’s goals, BEN has designed its compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving BEN’s goals. BEN believes its compensation program should promote the success of BEN and align executive incentives with the long-term interests of its stockholders. BEN’s current compensation arrangements consist principally of a base salary, an annual cash incentive bonus and equity compensation, as described below.

BEN’s board of directors (the “BEN Board”) determines compensation of BEN’s executive officers. For the year ended December 31, 2022, BEN’s sole named executive officer was its President and Chief Product Officer, Tyler J. Luck. While Mr. Luck received no compensation for the year ended December 31, 2022, he has been included as a named executive officer in this section due to his role as President of BEN at such time.

This section provides an overview of BEN’s executive compensation arrangements with its named executive officer, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. This section may contain forward-looking statements that are based on BEN’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs adopted following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table for Fiscal Year 2022

The following table sets forth information concerning the compensation of the named executive officer for the fiscal year ended December 31, 2022.

Name and Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Tyler J. Luck, President/Chief Product Officer	2022	0	0	0	0	0	0

Narrative Disclosure to Summary Compensation Table

Mr. Luck received no compensation for his services as President and Chief Product Officer of BEN during the fiscal year ended December 31, 2022. For additional information related to arrangements with Mr. Luck concerning compensation for future services, please see the section titled “— Employment Agreements” below.

Employment Agreements

BEN has entered into employment agreements with its named executive officer and certain other key employees which will govern the terms of their continuing employment with BEN and, following the completion of the Business Combination, with New BEN.

Agreements with Chief Executive Officer

In May 2023, prior to Mr. Michael Zacharski being hired as Chief Executive Officer of BEN, BEN entered into a consulting agreement with M2M5 Consulting LLC, of which he is the sole owner, to advise and design a strategy for BEN. Consulting payments totaled approximately $176,000 pursuant to the consulting agreement, which was terminated in August 2023.

BEN entered into an employment agreement with Mr. Zacharski effective August 16, 2023, and pursuant to its terms, Mr. Zacharski’s base salary is $550,000. The term of the CEO employment agreement is three years, unless terminated earlier due to the closing of the Business Combination. Mr. Zacharski will be eligible to receive a discretionary, cash bonus based on performance metrics to be established annually. Mr. Zacharski’s annual target bonus shall be not less than 100% of Mr. Zacharski’s then current base salary and Mr. Zacharski shall be eligible to receive up to at least 200% of Mr. Zacharski’s then current base salary as a bonus. For 2023, Mr. Zacharski’s annual bonus shall be not less than $550,000 payable on or before February 15, 2024, so long as Mr. Zacharski was not terminated for good cause prior to February 15, 2024. The CEO employment agreement entitles Mr. Zacharski to participate in any bonus compensation plans that BEN may from time to time adopt for the benefit of management, along with any standard benefit plans available to similarly-situated employees. Each year, Mr. Zacharski will be entitled to 30 days of paid time off, in addition to sick leave and regular holidays. If not used each year, or at the time his employment ends for any reason, Mr. Zacharski will be entitled to payment for all unused vacation time. If Mr. Zacharski’s employment is terminated by BEN without good cause or by Mr. Zacharski with good reason, he will be entitled to receive his base salary through the end of the term of the CEO employment agreement or his base salary for one year, whichever is greater, along with any unpaid vested options, equity or earned bonuses.

In connection with his employment as Chief Executive Officer, Mr. Zacharski also received an award of fully vested stock options pursuant to BEN’s 2021 Equity Incentive Plan (the “2021 Equity Incentive Plan”) for the acquisition of 5,000,000 shares of BEN Common Stock at an exercise price of $1.00 per share, with a termination date of March 15, 2033. Mr. Zacharski will also be awarded fully vested options to purchase 100,000 additional BEN Common Stock on an annual basis during the three-year term of his employment agreement.

Mr. Zacharski has entered into a Post-Merger Employment Agreement, to become effective upon the closing of the Business Combination, which will govern the terms of Mr. Zacharski’s employment with New BEN following the closing of the Business Combination. Terms related to compensation under the Post-Merger Employment Agreement are substantially similar to those under his existing employment agreement with BEN, except that any stock options granted under this Post-Merger Employment Agreement will be options to purchase shares of New BEN Common Stock rather than BEN Common Stock and will be subject to the terms of an executive equity compensation plan to be adopted in connection with the Business Combination. In addition, Mr. Zacharski is entitled to receive a bonus of $500,000 concurrently with the effectiveness of the Post-Merger Employment Agreement upon the successful consummation of the Business Combination. The foregoing description of Mr. Zacharski’s employment agreement is qualified in its entirety by reference to the complete text of Mr. Zacharski’s employment agreement, a copy of which is filed herewith as Exhibit 10.13 and which is incorporated herein by reference.

Agreements with President

On May 15, 2021, BEN entered into an Advisory Agreement with Mr. Paul Chang, its Global President, who will become the President of New BEN upon completion of the Business Combination, pursuant to which Mr. Chang was commissioned to act as a mentor or advisor to BEN in seeking and providing corporate governance guidance, including, but not limited to, corporate advice, strategy, partnerships, conferences, relationships, social and personal promotion, general mentoring and advice primarily in the blockchain and telecommunications spaces. The Advisory Agreement had an indefinite term and was to continue until terminated by either party for any reason upon thirty days prior written notice. For compensation in connection with his services under the Advisory Agreement, Mr. Chang received a grant of fully vested options to purchase 250,000 shares of BEN Common Stock, exercisable at an exercise price of $0.10 per share. Mr. Chang fully exercised these options in June of 2022.

BEN entered into an employment agreement with Mr. Chang, effective May 7, 2023, and pursuant to its terms, Mr. Chang’s base salary is $420,000. The term of Mr. Chang’s employment agreement is three years, unless terminated earlier due to the closing of the Business Combination. Mr. Chang will be eligible to receive an annual incentive bonus with a target equal to 50% of his year-end base salary for year one and the opportunity to earn a bonus equal to up to 100% of his then current base salary in each subsequent year, with the precise amount to be determined by the BEN Board. Mr. Chang’s employment agreement entitles Mr. Chang to participate in any bonus compensation plans that BEN may from time to time adopt for the benefit of management, along with any standard benefit plans available to similarly-situated employees. Each year, Mr. Chang will be entitled to 30 days of paid time off, in addition to sick leave and regular holidays. If not used each year, or at the time his employment ends for any reason, Mr. Chang will be entitled to payment for all unused vacation time. If Mr. Chang’s employment is terminated by BEN without good cause or by Mr. Chang with good reason, he will be entitled to receive his base salary through the end of the term of his employment agreement or his base salary for one year, whichever is greater, along with any unpaid vested options, equity or earned bonuses. Mr. Chang will also be awarded fully vested options to purchase 100,000 additional BEN Common Stock on an annual basis during the three-year term of his employment agreement.

Mr. Chang has entered into a Post-Merger Employment Agreement, to become effective upon the closing of the Business Combination, which will govern the terms of Mr. Chang’s employment as President of New BEN following the closing of the Business Combination. Terms related to compensation under the Post-Merger Employment Agreement are substantially similar to those under his existing employment agreement with BEN, except that any stock options granted under this Post-Merger Employment Agreement will be options to purchase shares of New BEN common stock rather than BEN Common Stock and will be subject to the terms of an executive equity compensation plan to be adopted in connection with the Business Combination. In addition, Mr. Chang will also be entitled to receive a bonus with a value of $1,000,000 in cash, stock or a combination of both cash and stock, in BEN’s discretion, upon the successful consummation of the Business Combination, provided the value of New BEN at such time exceeds $100,000,000. The foregoing description of Mr. Chang’s employment agreement is qualified in its entirety by reference to the complete text of Mr. Chang’s employment agreement, a copy of which is filed herewith as Exhibit 10.14 and which is incorporated herein by reference.

Agreement with Chief Financial Officer

On September 7, 2023, BEN entered into an employment agreement with Mr. Williams, its Chief Financial Officer, effective October 1, 2023 and continuing until terminated. Pursuant to its terms, Mr. Williams’ base salary is $500,000, with such base salary to be reviewed annually for potential increases. Mr. Williams will be eligible to receive a discretionary, cash bonus in an amount to be established annually by BEN. Mr. Williams’ target annual bonus shall not be less than 70% of Mr. Williams’ then current base salary and Mr. Williams shall be eligible to receive up to 200% of his then current base salary as a bonus. Mr. Williams must continue to be employed through the date the annual bonus is paid in order to earn such bonus. For 2023, Mr. Williams’ cash bonus shall not be less than $250,000, payable on or before February 15, 2024 (the “2023 CFO Bonus”), so long as Mr. Williams is not terminated for good cause and does not provide notice of resignation without good reason prior to such date. Each year, Mr. Williams will be entitled to 30 days of paid time off, in addition to sick leave and regular holidays. If not used each year, or at the time his employment ends for any reason, Mr. Williams will be entitled to payment for all unused vacation time. Mr. Williams’ employment agreement entitles Mr. Williams to participate in any employee benefit plans available to employees of BEN. Mr. Williams will also receive a bonus on the closing date of the Business Combination in the amount of $150,000 so long as Mr. Williams is not terminated for good cause and does not provide notice of resignation without good reason prior to such date. Subject to approval of the BEN Board, Mr. Williams will be awarded stock options providing the right to purchase 1,000,000 shares of BEN common stock with an exercise price equal to the fair market value of BEN’s common stock at the date of grant of such options and vesting over a three-year period, with such options to be converted into options of New BEN in connection with the Business Combination and in accordance with the Exchange Ratio. If the Business Combination does not occur and BEN remains a private company, then for each of the next three years, subject to approval by BEN Board, Mr. Williams will also be awarded fully vested options that entitle Mr. Williams to acquire at least 55,000 shares of BEN common stock.

If Mr. Williams’ employment is terminated, Mr. Williams shall be paid within the period of time required under applicable law for persons separating from employment all accrued but unpaid compensation owed to

Mr. Williams by BEN as of the date of termination, and in any event within 30 days following the termination of Mr. Williams’ employment, as well as such other earned payments or vested benefits to which Mr. Williams is entitled pursuant to any of BEN’s employee benefit plans pursuant to the terms thereof (the “Accrued Obligations”). In the event Mr. Williams’ employment is terminated by BEN without good cause, or by Mr. Williams for good reason, in which event, in addition to the Accrued Obligations, and provided that Mr. Williams’ termination constitutes a “Separation from Service” as defined under Treasury Regulation Section 1.409A-1(h), and provided further that Mr. Williams remains in compliance with the terms of his employment agreement, BEN shall provide Mr. Williams with the following benefits: (i) BEN shall pay Mr. Williams, as severance, the equivalent of six (6) months of Mr. Williams’ salary in effect as of the date of Mr. Williams’ employment termination, subject to standard payroll deductions and withholdings; (ii) Mr. Williams will receive a bonus equal to Mr. Williams’ target bonus, pro-rated based on the number of full months actively worked in the year of Mr. Williams’ employment termination; and (iii) so long as Mr. Williams is not terminated for good cause and does not provide notice of resignation without good reason prior to February 15, 2024, the 2023 CFO Bonus. The foregoing description of Mr. Williams’ employment agreement is qualified in its entirety by reference to the complete text of Mr. Williams’ employment agreement, a copy of which is filed herewith as Exhibit 10.15 and which is incorporated herein by reference.

Agreements with Chief Product Officer

On April 1, 2023, BEN entered into a Consulting Services Agreement with Mr. Luck, its President and Chief Product Officer, pursuant to which Mr. Luck was obligated to provide certain consulting and professional services relating to BEN’s product development as well as other services required by BEN. Mr. Luck was entitled to receive a flat fee of $15,000 per month in connection with his consulting services. The Consulting Services Agreement had a term of thirty days, to be automatically renewed for successive thirty-day periods unless terminated by either party. Mr. Luck’s Consulting Services Agreement terminated on May 31, 2023 when Mr. Luck became an employee of BEN. In connection with the termination of the Consulting Services Agreement, Mr. Luck received a payment of $30,000, on June 30, 2023.

BEN entered into an employment agreement with Mr. Luck, effective May 31, 2023, and pursuant to its terms, Mr. Luck’s base salary is $180,000. The term of Mr. Luck’s employment agreement is three years, unless terminated upon the earlier of the closing of the Business Combination or June 1, 2026. Mr. Luck will be eligible to receive a discretionary, cash bonus in an amount to be determined by the BEN Board or the compensation committee thereunder. Mr. Luck’s employment agreement entitles Mr. Luck to participate in any bonus compensation plans that BEN may from time to time adopt for the benefit of management, along with any standard benefit plans available to similarly-situated employees. Each year, Mr. Luck will be entitled to 30 days of paid time off, in addition to sick leave and regular holidays. If not used each year, or at the time his employment ends for any reason, Mr. Luck will be entitled to payment for all unused vacation time. If Mr. Luck’s employment is terminated by BEN without good cause or by Mr. Luck with good reason, he will be entitled to receive his base salary through the end of the term of his employment agreement or his base salary for one year, whichever is greater, along with any unpaid vested options, equity or earned bonuses. Mr. Luck will also be awarded fully vested options to purchase 100,000 BEN Common Stock on an annual basis during the three-year term of his employment agreement.

Mr. Luck has entered into a Post-Merger Employment Agreement, to become effective upon the closing of the Business Combination, which will govern the terms of Mr. Luck’s employment as Chief Product Officer of New BEN following the closing of the Business Combination. Terms related to compensation under the Post-Merger Employment Agreement are substantially similar to those under his existing employment agreement with BEN, except that any stock options granted under this Post-Merger Employment Agreement will be options to purchase shares of New BEN common stock rather than BEN Common Stock and will be subject to the terms of an executive equity compensation plan to be adopted in connection with the Business Combination. In addition, Mr. Luck will also be entitled to receive a bonus of $100,000 upon the successful consummation of the Business Combination. The foregoing description of Mr. Luck’s employment agreement is qualified in its entirety by reference to the complete text of Mr. Luck’s employment agreement, a copy of which is filed herewith as Exhibit 10.16 and which is incorporated herein by reference.

Incentive Equity Compensation

2021 Equity Incentive Plan

In 2021, the BEN Board adopted, and BEN’s stockholders approved, the 2021 Equity Incentive Plan. The following describes the material terms of the 2021 Equity Incentive Plan.

Grants, Generally. The 2021 Equity Incentive Plan provides both for the direct award or sale of shares and the grant of incentive stock options (“ISOs”), non-statutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards and other stock awards (together, “Stock Awards”). Employees, directors and consultants of BEN are eligible to receive Stock Awards.

The maximum number of shares of BEN common stock that can be issued over the term of the 2021 Equity Incentive Plan is 10,000,000 shares. As of December 31, 2022, stock options to purchase 1,250,000 shares of BEN’s common stock with a weighted-average exercise price of $0.10 per share were outstanding under the 2021 Equity Incentive Plan. As of December 31, 2022, there were no outstanding awards under the 2021 Equity Incentive Plan other than these options.

Administration. The BEN Board, or a committee with authority delegated by the BEN Board, administers the 2021 Equity Incentive Plan. Subject to the terms of the 2021 Equity Incentive Plan, the administrator has the power to determine: who will be granted Stock Awards; when and how each Stock Award will be granted; what type of Stock Award will be granted; the provisions of each Stock Award (which need not be identical), including when a person will be permitted to exercise or otherwise receive cash or common stock under the Stock Award; the number of shares of common stock subject to a Stock Award; and the fair market value applicable to a Stock Award. The administrator also has the authority to accelerate the time(s) at which an award may vest or be exercised, and to construe, interpret, and settle all controversies regarding the terms of the 2021 Equity Incentive Plan and awards granted thereunder.

Options. BEN’s employees and service providers are eligible to receive stock options pursuant to the 2021 Equity Incentive Plan. See the “Outstanding Equity Awards at 2022 Fiscal Year End” table below for further information about BEN’s named executive officer’s outstanding options as of December 31, 2022.

The exercise price per share of options granted under the 2021 Equity Incentive Plan must be at least 100% of the fair market value per share of BEN’s common stock on the grant date. Subject to the provisions of the 2021 Equity Incentive Plan, the administrator determines the other terms of options, including any vesting and exercisability requirements, the method of payment of the option exercise price, and the option expiration date, among other determinations.

Changes to Capital Structure; Corporate Transactions. In the event of certain changes to BEN’s capital structure, such as a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the common stock, or any other increase or decrease in the number of issued shares of BEN’s common stock effected without receipt of consideration, appropriate adjustments will be made to (i) the class(es) and maximum number of securities subject to the 2021 Equity Incentive Plan, (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of ISOs, and (iii) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. In the event BEN is party to a “Corporate Transaction” or “Change in Control” (as each is defined in the 2021 Equity Incentive Plan), the BEN Board may take one or more of the following actions with respect to Stock Awards, contingent upon the closing or completion of the transaction in question:

(i) arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Stock Award or to substitute a similar stock award for the Stock Award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of BEN pursuant to the transaction);

(ii) arrange for the assignment of any reacquisition or repurchase rights held by BEN in respect of common stock issued pursuant to the Stock Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

(iii) accelerate the vesting, in whole or in part, of the Stock Award (and, if applicable, the time at which the Stock Award may be exercised) to a date prior to the effective time of such transaction as the BEN Board determines (or, if the BEN Board does not determine such a date, to the date that is five (5) days prior to the effective date of the transaction), with such Stock Award terminating if not exercised (if applicable) at or prior to the effective time of the transaction; provided, however, that the BEN Board may require participants under the 2021 Equity Incentive Plan to complete and deliver to BEN a notice of exercise before the effective date of a transaction, which exercise is contingent upon the effectiveness of such transaction;

(iv) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by BEN with respect to the Stock Award;

(v) cancel or arrange for the cancellation of the Stock Award, to the extent not vested or not exercised prior to the effective time of the transaction, in exchange for such cash consideration, if any, as the BEN Board, in its sole discretion, may consider appropriate; and

(vi) make a payment, in such form as may be determined by the BEN Board equal to the excess, if any, of (A) the value of the property the participant to the 2021 Equity Incentive Plan would have received upon the exercise of the Stock Award immediately prior to the effective time of the transaction, over (B) any exercise price payable by such holder in connection with such exercise. For clarity, this payment may be zero ($0) if the value of the property is equal to or less than the exercise price. Payments may be delayed to the same extent that payment of consideration to the holders of BEN’s common stock in connection with the transaction is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.

Plan Amendment or Termination. The BEN Board may amend, modify, or terminate the 2021 Equity Incentive Plan at any time, although such change may not materially and adversely affect a participant’s rights under an outstanding award without the participant’s written consent.

Outstanding Equity Awards At 2022 Fiscal Year End

There were no outstanding equity awards held by BEN’s named executive officer as of December 31, 2022.

Director Compensation

For a description of BEN’s compensation of its directors, see “Director Compensation.”

BEN EXECUTIVE COMPENSATION ARRANGEMENTS — POST-CLOSING ARRANGEMENTS

Officer Compensation Following the Business Combination

The policies of New BEN with respect to the compensation of its executive officers following the Business Combination are expected to be administered by the board of directors of New BEN in consultation with its compensation committee and governed by employment agreements to be entered into with such officers individually. New BEN may also rely on data and analyses from third parties, such as compensation consultants, in connection with its compensation programs. New BEN intends to design and implement programs to provide for compensation that is sufficient to attract, motivate and retain executives of New BEN and potentially other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

Post-Closing Executive Officer Employment Letters

In connection with the closing of the Business Combination, in addition to the employment agreements entered into with Messrs. Zacharski, Chang, Williams and Luck, BEN expects to extend certain standard employment letters to certain individuals who it expects will likely occupy executive roles within New BEN following the closing of the Business Combination. The below list reflects the individuals to which BEN currently expects to extend such standard employment letters as well as the expected titles for such individuals following the closing of the Business Combination:

•	James D. Henderson, Jr., General Counsel

•	James Richard Howard, Chief Information and Data Officer

•	Venkata Ramana Pinnam, Senior Vice President of Engineering

•	Ruy Carrasco, Chief Informatics Medical Officer

•	Patrick O. Nunally, Chief Scientist and Co-Chief Technology Officer

•	Hanseok Ko, Co-Chief Technology Officer

2023 LTIP

New BEN expects to adopt the 2023 LTIP in connection with the Business Combination. For more information about the 2023 LTIP, please see the section titled “Proposal 6 — The Stock Plan Proposal” for a material terms of the 2023 LTIP.

BEN DIRECTOR COMPENSATION

Prior to the Business Combination, BEN has not adopted a formal policy or plan to compensate BEN’s directors. Messrs. Luck and Henderson served as members of the BEN Board and received no additional compensation for their service as members of the BEN Board. See the section titled “Executive Compensation — Summary Compensation Table” for more information about Mr. Luck’s compensation for the fiscal year ended December 31, 2022.

The board of directors of New BEN expects to adopt a nonemployee director compensation program (the “Director Compensation Policy”), which will become effective in connection with the completion of the Business Combination. The Director Compensation Policy will be designed to align compensation with New BEN’s business objectives and the creation of stockholder value, while enabling New BEN to attract, retain, incentivize and reward non-employee directors who contribute to the long-term success of New BEN. The Director Compensation Policy is expected to provide for an annual cash retainer for all non-employee directors, in addition to equity grants determined by the compensation committee and reimbursement for reasonable expenses incurred in connection with attending board and committee meetings. The board of New BEN expects to review non-employee director compensation periodically to ensure that non-employee director compensation remains competitive such that New BEN is able to recruit and retain qualified non-employee directors. The amount and form of such compensation has not yet been determined.

DIRECTORS AND EXECUTIVE OFFICERS OF NEW BEN

AFTER THE BUSINESS COMBINATION

Information about Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination

Upon consummation of the Business Combination, New BEN’s Board will comprise seven members. Each of DHC’s incumbent directors will resign from our Board upon Closing.

Executive Officers and Directors

The following persons are anticipated to be the executive officers and directors of New BEN, which will be renamed “Brand Engagement Network Inc.” following the Business Combination:

Name	Age	Position
Executive Officers
Michael Zacharski	42	Chief Executive Officer
Bill Williams	69	Chief Financial Officer
Paul Chang	57	Global President
Ruy Carrasco	51	Chief Informatics Medical Officer
James D. Henderson, Jr.	54	Corporate Secretary and General Counsel
James Richard Howard	62	Chief Information and Data Officer
Tyler J. Luck	31	Chief Product Officer
Patrick O. Nunally	61	Chief Scientist and Co-Chief Technology Officer
Venkata Ramana Pinnam	55	Senior Vice President of Engineering

Directors
Michael Zacharski	42	Director
Tyler J. Luck	31	Director
Bernard Puckett	79	Director
Chris Gaertner	61	Director

The biographies of the above-identified individuals are set forth below:

Michael Zacharski — Chief Executive Officer and Director

Mr. Zacharski will be the Chief Executive Officer and a member of the Board of Directors for New BEN. Mr. Zacharski joined BEN in August 2023 as its Chief Executive Officer. Prior to joining BEN, Mr. Zacharski served since January 2023 and presently serves as Chief Executive Officer at M2M5 Consulting LLC. He has served as the Chief Executive Officer of various other companies which have provided valuable management experience, recently including EMX Digital, a subsidiary of ENGINE Group/Big Village between May 2018 and January 2023 and Balihoo Inc., a subsidiary of ENGINE Group/Big Village between May 2018 and January 2023. Big Village and its subsidiaries filed for bankruptcy protection under Chapter 11 of Title 11 of the United States Code in February of 2023. In addition, Mr. Zacharski previously served as a Board Member of the Standard Body for Digital Advertising for IAB Tech Lab from January 2022 to April 2023. Mr. Zacharski is a Member of the Board of Directors of Chip Chick Media Inc and has served in such capacity since November 2016. Mr. Zacharski has previously served as a director for EMX Digital Limited (UK), EMX Digital Pty Ltd. and EMX Digital GmbH, each from May 2018 to January 2023, as well as for CPXi Asia from June 2013 to September 2019. Mr. Zacharski earned his Bachelor’s degree from New York University. Mr. Zacharski’s significant business, executive and professional expertise and experience make him well qualified to serve on our Board of Directors.

Bill Williams — Chief Financial Officer

Mr. Williams will be the Chief Financial Officer for New BEN. Mr. Williams joined BEN in October 2023 as its Chief Financial Officer. Prior to joining BEN, Mr. Williams served as Executive Vice President and Chief Financial and Sustainability Officer at American Tire Distributors Holdings from 2016 to 2023. Mr. Williams is a Member of Board of Directors and Audit Committee Chair of KPI Integrated Solutions and a member of the Board of Counselors for Equal Justice Works. Mr. Williams earned his MBA from the University of Chicago Booth Graduate School of Business, his JD from DePaul University, and his undergraduate degree and CPA in Illinois from Northern Illinois University.

Paul Chang — Global President

Mr. Chang will be the Global President for New BEN. Mr. Chang joined BEN in May 2021 as an advisor. Prior to joining BEN, Mr. Chang served in various capacities with IBM Corporation since November 2004, most recently acting as Cognitive Solutions and Advanced Analytics SME from January 2015 to February 2017, as Global Blockchain Industry Leader for the Distribution and Industrial Sectors from February 2017 to March 2022 and as Global OEM Technology GTM Lead from March 2022 to May 2023. Mr. Chang earned his Bachelor of Science from Carnegie Mellon University.

Ruy Carrasco — Chief Informatics Medical Officer

Mr. Carrasco will be the Chief Informatics Medical Officer for New BEN. Mr. Carrasco joined BEN in May 2021. Prior to joining BEN, Mr. Carrasco has served since August 2018 and currently serves as Managing Partner at Child Neurology Consultants Austin. In addition, Mr. Carrasco served as a Member of the American College of Rheumatology within the Registries and Health Information Technology (RHIT) division from November 2016 to November 2019. Mr. Carrasco has served as Chief Medical Information Officer for Presbyterian Healthcare Services from August 2018 to July 2019 and for Seton Family of Hospitals from August 2014 through August 2018. Mr. Carrasco earned his Doctor of Medicine (MD) degree from the University of New Mexico and Bachelor of Arts degree from Baylor University.

James D. Henderson, Jr. — Corporate Secretary, General Counsel and Director

Mr. Henderson will be the Corporate Secretary, General Counsel and a member of the Board of Directors for New BEN. Mr. Henderson joined BEN in April 2018 as its Corporate Secretary, General Counsel and Director. Prior to joining BEN, Mr. Henderson has served and presently serves as an attorney at the Law Offices of James J. Henderson, Jr. since 2002. Mr. Henderson earned his Juris Doctor degree from the Arizona State College of Law and his Bachelor of Arts in Political Science from Arizona State University. Mr. Henderson’s significant business, professional and legal expertise and experience make him well qualified to serve on our Board of Directors.

James Richard Howard — Chief Information and Data Officer

Mr. Howard will be the Chief Information and Data Officer for New BEN. Mr. Howard joined BEN in July, 2021 as a consultant. Prior to joining BEN, Mr. Howard has served and presently serves as Chief Product and Data Officer at AXL Health since November 2011. Mr. Howard also has recently served as Chief Product Officer of Apervita, Inc. from April 2020 to October 2021 and as Chief Data Officer and Vice President of Infrastructure and Engineering at Ascension Technologies from February 2017 to June 2020. Mr. Howard earned his MBA from Letourneau University and his Bachelor of Science in Accounting degree from the University of Kentucky.

Tyler J. Luck — Chief Product Officer and Director

Mr. Luck will be the Chief Product Officer and a member of the Board of Directors for New BEN. Mr. Luck is a co-founder of BEN and has served as President and Chief Product Officer since 2018. Mr. Luck’s familiarity with the day to day operations of the company make him well qualified to serve on our Board of Directors.

Patrick O. Nunally — Chief Scientist and Co-Chief Technology Officer

Mr. Nunnally will be the Chief Scientist and Co-Chief Technology Officer for New BEN. Mr. Nunnally co-founded BEN in March 2018. Mr. Nunnally has also served as Chief Technology Officer at Raise a Hood, Inc. from 2021 to 2023 and has served and currently serves as Partner of LionCompass since 2019. Mr. Nunnally earned his Bachelor of Science in Electronics Engineering from California Polytechnic State University-San Luis Obispo.

Venkata Ramana Pinnam — Senior Vice President of Engineering

Mr. Pinnam will be the Senior Vice President of Engineering for New BEN. Mr. Pinnam joined BEN in February 2021 as an advisor. Prior to joining BEN, Mr. Pinnam recently served as Director of Engineering at Curantis Solutions from June 2021 to October 2022, Global Program Director of Engineering from October 2019 to January 2021 and as Senior Director of Product Management and Engineering Delivery at rfxcel Corp. from September 2016 to September 2019. Mr. Pinnam earned his MBA in Strategic Management from the University of Wisconsin and his Bachelor of Science in Mechanical Engineering from Andhra University.

Bernard Puckett — Director

Mr. Puckett will be a member of the Board of Directors for New BEN. Mr. Puckett joined BEN in April 2023. Prior to joining BEN, Mr. Puckett served and currently serves as Chairman of the Board at Frequentz. Previously, Mr. Puckett was Chairman of the Board of Openwave Systems Ltd. From 1994 to 1996, Mr. Puckett was Chief Executive Officer at Skyel Group. Prior to that, he was Executive Vice President at IBM. Mr. Puckett’s significant business and professional expertise and experience make him well qualified to serve on our Board of Directors.

Chris Gaertner — Director

Mr. Gaertner will be a member of the Board of Directors for New BEN. Mr. Gaertner is the Vice Chairman and Global Head of Technology Investment Banking at Rothschild & Co., a large investment bank, which he joined in May 2017. Previously, Mr. Gaertner was the Global Head of Corporate Finance Technology Investment Banking at Credit Suisse, a large investment bank, from 2012 to May 2017. Prior to that, he was the Global Head of Technology Investment Banking at Bank of America Merrill Lynch, a large investment bank, from 2005 to 2012. Mr. Gaertner received his B.S. from the United States Military Academy and his MBA from the Wharton School, University of Pennsylvania. He also received his MSEE from Columbia University, and he is a CFA charterholder. Mr. Gaertner’s significant investment and financial expertise make him well qualified to serve on our Board of Directors.

Promoters

Although not an officer or director of the Company. Michael Lucas, our Co-Founder, who currently serves as a consultant to the Company, may be deemed a “promoter” for the Company as that term is defined in the rules and regulations promulgated under the Securities Act.

Michael Lucas co-founded the Company in April 2018 and has served as a consultant to the Company since June 2023, assisting in all facets of business development, corporate strategy, product development and marketing. Prior to co-founding the Company, Mr. Lucas founded PartProtection,LLC in October of 2011, a company focused on automotive programs for protection for OEM parts and labor. Additionally, Mr. Lucas has founded and operated a number of business since 2008, including i3Brands Inc (formerly known as Trademotion LLC) and Frequentz, LLC in 2010. In April of 2021, Mr. Lucas plead guilty to failing to account for and pay over employment taxes in the United States District Court for the Southern District of California.

Family Relationships

There are not expected to be any family relationships between New BEN’s Board and any of its executive officers.

Mr. Luck is married to Mr. Lucas, who may be deemed a “promoter” for the Company as that term is defined in the rules and regulations promulgated under the Securities Act.

Board of Directors

Following the completion of the Business Combination, the structure of the New BEN Board will be increased to seven (7) directors, as discussed in greater detail in “Proposal 5 — The Directors Proposal.” Under the terms of the Proposed Charter, upon the effectiveness thereof, the New BEN Board will be voted upon by the shareholders on an annual basis There will be no limit on the number of terms a director may serve on the New BEN Board.

Director Independence

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. New BEN’s Board has determined that, upon the consummation of the Business Combination, each of    and    will be an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, New BEN’s Board considered the current and prior relationships that each non-employee director has with BEN and will have with New BEN and all other facts and circumstances New BEN’s Board deemed relevant in determining independence, including the beneficial ownership of New BEN Common Stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Transactions.”

Committees of the Board of Directors

The standing committees of New BEN’s Board will consist of an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Technology Sub-Committee. The expected composition of each committee following the Business Combination is set forth below.

Audit Committee

Our Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and following the Business Combination will consist of    ,    and    , each of whom are independent directors and are “financially literate” as defined under the Nasdaq listing standards.    will serve as chairman of the Audit Committee. New BEN’s Board has determined that    qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The audit committee’s duties will be set forth in our Audit Committee Charter.

Compensation Committee

Following the Business Combination, our Compensation Committee will consist of    ,    , and    , each of whom is an independent director.    will serve as chairman of the Compensation Committee. The functions of the Compensation Committee will be set forth in a Compensation Committee Charter.

Nominating and Corporate Governance Committee

Following the Business Combination, our Nominating and Corporate Governance Committee will consist of    , and    , each of whom is an independent director under Nasdaq’s listing standards.

will serve as the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on New BEN Board. The Nominating and Corporate Governance Committee considers persons identified by its members, management, stockholders, investment bankers and others.

The guidelines for selecting nominees, will be specified in the Nominating and Corporate Governance Committee Charter.

Code of Business Conduct and Ethics

Upon the consummation of the Business Combination, we will adopt a new Code of Business Conduct and Ethics for our directors, officers, employees and certain affiliates following the Business Combination in accordance with applicable federal securities laws, a copy of which will be available on New BEN’s website at    . New BEN will make a printed copy of the Code of Business Conduct and Ethics available to any stockholder who so requests. Following the Business Combination, requests for a printed copy may be directed to:    Attention:    .

If we amend or grant a waiver of one or more of the provisions of our Code of Business Conduct and Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on New BEN’s website at    . The information on this website is not part of this proxy statement/prospectus.

SHARES ELIGIBLE FOR FUTURE SALE

Business Combination Shares

DHC will issue 27.4 million shares of New BEN Common Stock to existing equityholders of BEN in connection with the Business Combination. All of the shares of New BEN Common Stock issued in connection with the Business Combination are expected to be freely transferable by persons other than by DHC’s “affiliates” without restriction or further registration under the Securities Act, subject to any lock-up or other contractual restrictions. Sales of substantial amounts of the New BEN Common Stock in the public market could adversely affect prevailing market prices of the New BEN Common Stock.

Lock-up Provisions

The Sponsor, certain existing equityholders of BEN and the DHC initial shareholders will be broadly prohibited from selling, pledging, transferring or otherwise disposing of their ownership interest in New BEN Common Stock for a period of 12 months after the Closing, subject to certain customary exceptions and early release upon the occurrence of certain events. Additional details of these transfer restrictions can be found under the section entitled “Certain Related Agreements — Lock-up Agreement.”

Registration Rights

Pursuant to a registration rights and shareholder rights agreement signed March 4, 2021, the Sponsor is entitled to certain registration rights with respect to the private placement warrants, the warrants issuable upon conversion of working capital loans (if any) and New BEN Common Stock issuable upon exercise of the foregoing and upon conversion of the DHC Class B Shares, and, upon consummation of an initial business combination, to nominate two (2) individuals for election to the New BEN Board, as long as the sponsor holds any securities covered by the registration and shareholder rights agreement.

In connection with the Business Combination, the registration rights agreement will be amended and restated. The Business Combination Agreement contemplates that, at the Closing, New BEN , AFG, the Sponsor, DHC’s directors and officers and the Holders and certain other equity holders of New BEN will enter into the Amended and Restated Registration Rights Agreement, pursuant to which New BEN will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New BEN Common Stock and other equity securities of New BEN that are held by the parties thereto from time to time. For further information see the section titled, “Proposal 1 — The Business Combination Proposal — Certain Related Agreements — Registration Rights Agreement.”

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•

at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are    DHC Ordinary Shares outstanding. Of these shares, the    shares sold in the initial public offering of DHC are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining    shares owned collectively by the Sponsor, officers and directors are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus/information statement, there are a total of    warrants outstanding, consisting of    Public Warrants and    Private Placement Warrants. Each warrant is exercisable for one share of Common Stock, in accordance with the terms of the Warrant Agreement. The Public Warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to file a registration statement under the Securities Act covering the    shares of the New BEN Common Stock that may be issued upon the exercise of remaining warrants post-Business Combination and use reasonable best efforts to cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the warrants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of DHC Ordinary Shares as of    , 2023 pre-Business Combination and immediately after the consummation of the Business Combination by:

•

each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by DHC to be the beneficial owner of more than 5% of DHC Ordinary Shares as of    , 2023 (pre-Business Combination) or of DHC Ordinary Shares upon the closing of the Business Combination;

•	each of DHC’s executive officers and directors;

•	each person who will become an executive officer or director of New BEN upon the closing of the Business Combination;

•	all of our current executive officers and directors as a group; and

•	all executive officers and directors of New BEN as a group upon the closing of the Business Combination.

As of the Record Date, DHC had     DHC Ordinary Shares issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, DHC believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately after the consummation of the Business Combination, sole voting and investment power with respect to all DHC Ordinary Shares that they beneficially own, subject to applicable community property laws. Any DHC Ordinary Shares subject to options or Warrants exercisable within 60 days of the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or Warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on    DHC Ordinary Shares to be outstanding upon consummation of the Business Combination, but does not take into account any Warrants, options or other convertible securities of BEN issued and outstanding as of the date hereof. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by DHC’s existing shareholders in DHC will be different.

The expected beneficial ownership of New BEN Common Stock post-Business Combination under the header “Post-Business Combination — Assuming No Redemption” assumes none of the DHC Class A Shares having been redeemed.

The expected beneficial ownership of New BEN Common Stock post-Business Combination under the header “Post-Business Combination — Assuming Maximum Redemption” assumes  DHC Class A Shares having been redeemed.

After the Business Combination
	Before the Business Combination			Assuming No Additional Redemption		Assuming Maximum Redemption
Name of Beneficial Owner	Number of Class A Ordinary Shares Beneficially Owned	Number of Class B Ordinary Shares Beneficially Owned	% of Outstanding Shares	Number of Shares Beneficially Owned	% of Outstanding Shares	Number of Shares Beneficially Owned	% of Outstanding Shares
Five Percent Holders
DHC Sponsor LLC
Aristeia Capital, L.L.C.
Millenium Management LLC
Directors and Executive Officers of DHC
Christopher Gaertner
Thomas Morgan, Jr.
Joseph DePinto
Richard Dauch
Kathleen Hildreth
All DHC Directors and Executive Officers as a Group ( persons)
Directors & Executive Officers of New BEN After Closing
Michael Zacharski
Bill Williams
Paul Chang
Ruy Carrasco
James D. Henderson, Jr.
James Richard Howard
Tyler J. Luck
Patrick O. Nunnally
Venkata Ramana Pinnam
Bernard Puckett
Chris Gaertner
All Directors and Executive Officers of New BEN as a Group ( persons)

*	Less than 1%.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

DHC Related Person Transactions

Founder Shares

In December 2020, the Sponsor paid $25,000 to cover certain expenses on behalf of the DHC in consideration for 7,187,500 DHC Class B Shares. On March 1, 2021, the DHC effected a share capitalization, pursuant to which an additional 1,437,500 DHC Class B Shares were issued, resulting in an aggregate of 8,625,000 DHC Class B Shares outstanding. All share and per-share amounts have been retroactively restated to reflect the share capitalization.

The DHC Class B Shares included an aggregate of up to 1,125,000 shares that were subject to forfeiture by the sponsor following to the extent the underwriters’ election to exercise their over-allotment option was not exercised so that the number of DHC Class B Shares collectively represented 20% of the Company’s issued and outstanding shares upon the completion of the initial public offering. As a result of the underwriters’ not exercising their overallotment option in full, 888,732 DHC Class B Shares were forfeited on March 4, 2021.

The Sponsor agreed, not to transfer, assign or sell any DHC Class B Shares until the earlier to occur of (i) one year after the completion of the DHC’s Business Combination and (ii) subsequent to a Business Combination, (x) if the closing price of the DHC’s Class A Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the DHC’s Business Combination or (y) the date on which the DHC completes a liquidation, merger, share exchange, or other similar transaction that results in all of the DHC’s public shareholders having the right to exchange their DHC Class A Shares for cash, securities or other property.

In connection with the Business Combination, the DHC Class B Shares will convert automatically, on a one-for-one basis, into a share of New BEN Common Stock. For additional information, see “Domestication Proposal.”

Non-Redemption Agreements

On February 28, 2023, the Sponsor entered into Non-Redemption Agreements with various stockholders of the Company pursuant to which these stockholders have committed not to redeem their DHC Class A Shares of the company in connection with the Extension Meeting held on March 3, 2023, but still retained their right to redeem their respective shares in connection with the closing of a Business Combination. The commitment to not redeem was accepted by holders of 400,000 shares of DHC Class A Shares. In consideration of this agreement, the Sponsor has agreed to transfer 150,000 of its DHC Class B Shares to the Non-Redeeming Stockholders at the closing of a Business Combination. Each Non-Redeeming Shareholder acquired from the Sponsor an indirect economic interest in the DHC Class B Shares.

Private Placement Warrants

Simultaneously with the closing of the IPO, DHC consummated the sale of 6,000,000 Private Placement Warrants at a price of $1.50 per Private Warrant to the Sponsor generating gross proceeds of $9,000,000. Each Private Placement Warrant entitles the holder to purchase one DHC Class A Share for $11.50. In connection with the underwriters’ exercise of their over-allotment option, DHC also consummated the sale of an additional 126,010 Private Warrants at $1.50 per Private Warrant to the Sponsor, generating gross proceeds of $189,015. The private placement warrants (including the DHC Class A Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of our initial business combination.

Registration and Shareholder Rights

Pursuant to a registration rights and shareholder rights agreement signed March 4, 2021, the Sponsor is entitled to certain registration rights with respect to the private placement warrants, the warrants issuable upon conversion of working capital loans (if any) and New BEN Common Stock issuable upon exercise of the foregoing and upon conversion of the DHC Class B Shares, and, upon consummation of an initial business combination, to nominate two (2) individuals for election to the BEN Board, as long as the sponsor holds any securities covered by the registration and shareholder rights agreement.

In connection with the Business Combination, the registration rights agreement will be amended and restated. The Business Combination Agreement contemplates that, at the Closing, New BEN, the Sponsor, DHC’s directors and officers and the Holders, will enter into the Amended and Restated Registration Rights Agreement, pursuant to which New BEN will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New BEN Common Stock and other equity securities of New BEN that are held by the parties thereto from time to time. For further information see the section titled, “Proposal 1 — The Business Combination Proposal — Certain Related Agreements — Registration Rights Agreement.”

BEN Related Party Transactions

In addition to the various agreements and arrangements discussed in the sections titled “Management of the Company Following the Business Combination” and “Executive Compensation,” the following is a description of each transaction since January 1, 2020 and each currently proposed transaction in which:

•	BEN has been or is to be a participant;

•	the amount involved exceeded or exceeds the lesser of (a) $120,000 or (b) one percent of the average of BEN’s total assets at year-end for the fiscal years ended December 31, 2022, 2021 and 2020; and

•

any of BEN’s directors, executive officers or holders of more than 5% of its capital stock prior to the Business Combination, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Since January 1, 2020, BEN has entered into the following agreements with investors that satisfy the above criteria:

On October 1, 2021, prior to the start of Mr. Howard’s service as Chief Information and Data Officer, BEN entered into a Consulting Services Agreement, as amended effective July 1, 2023, with RG Data Insights, LLC, a consulting firm that employed Mr. Howard, pursuant to which Mr. Howard acted as a consultant to BEN. The Consulting Services Agreement expired on September 30, 2023. In connection with the Consulting Services Agreement, as amended, in recognition of the ongoing services provided, BEN agreed to pay Mr. Howard a $150,000 success fee upon the completion of a successful capital raise in excess of $5,000,000. Additionally, BEN agreed to issue Mr. Howard a warrant to purchase up to 300,000 shares of BEN Class B common stock at an exercise price of $1.00 per share, provided that Mr. Howard continues to be an advisory board member to BEN through September 30, 2024.

October 3rd Holdings, LLC owns a 58.225% interest in Genuine Lifetime, LLC, of which Mr. Lucas and Mr. Henderson own respective 13.025% and 10% interests. October 3rd Holdings, LLC is co-owned in equal 50% shares by Mr. Luck and Mr. Lucas. Mr. Luck served as Managing Member of Genuine Lifetime, LLC until June 1, 2023. In connection with BEN’s entry into the Reseller Agreement with AFG, Genuine Lifetime, LLC issued 500,000 shares of its common stock to AFG in connection with the Reseller Agreement pursuant to a separate agreement between Genuine Lifetime, LLC and AFG. In connection with the GL Interim Financing, Genuine Lifetime, LLC entered into a promissory note with AFG pursuant to which AFG agreed to lend, and Genuine Lifetime, LLC agreed to borrow, $4,000,000 in order to fund the GL Interim Financing (the “GL Loan”). In connection with the GL Loan, Mr. Luck entered into a personal guaranty with respect to Genuine Lifetime, LLC’s obligations under the GL Loan. Additionally, Mr. Luck, agreed not to sell, transfer or assign his shares of BEN common stock, or permit October 3rd Holdings, LLC, as its managing member to sell, transfer or assign its shares of BEN common stock, prior to the repayment of the GL Loan, subject to certain customary exceptions including a sale of such shares of BEN common stock by Mr. Luck and October 3rd Holdings, LLC in connection with the consummation of the Business Combination.

On September 29, 2023, AFG purchased 456,621 shares of BEN common stock for $2.19 per share for an aggregate purchase price of approximately $1.0 million under the AFG Interim Financing. Pursuant to the terms of the AFG Interim Financing, AFG’s obligation to purchase shares of BEN Common Stock immediately prior to the Effective Time under the Subscription Agreement has been reduced by $1,000,000. On October 15, 2023, Genuine Lifetime LLC purchased 1,826,484 shares of BEN common stock $2.19 per share for an aggregate purchase price of approximately $4.0 million.

BEN entered into a Marketing & Interface Agreement with Genuine Lifetime, LLC on May 1, 2021, including three addendums to such agreement dated July 1, 2021, November 1, 2021 and January 31, 2022 (the “M&I Agreement”). The M&I Agreement provided for the payment by BEN of a monthly fee of $15,000, including an option to convert unpaid balances on or before September 30, 2021 into shares of BEN Common Stock for services provided by Genuine Lifetime, LLC in connection with the development and implementation of a marketing plan to promote the BEN advertising interface to customers of Genuine Lifetime, LLC within the United States and the development of an interface between BEN’s data repository and automotive data aggregators and Genuine Lifetime, LLC’s warranty programs. Pursuant to the M&I Agreement, Genuine Lifetime, LLC assigned its employee, Gregor Evans, to provide certain marketing and communications services and expertise to BEN. Pursuant to the M&I Agreement, Genuine Lifetime, LLC also committed $50,000 in exchange for BEN’s recognition of 50,000 prepaid blockchain activations. BEN and Genuine Lifetime, LLC terminated the M&I Agreement with a mutual release on May 30, 2022. Pursuant to the M&I Agreement, upon termination of the M&I Agreement, BEN granted Genuine Lifetime, LLC the option to convert prepaid activations up to a total sum of $50,000 into shares of BEN Common Stock at a price of $0.10 per share, up to a maximum number of shares equal to 500,000, which option was fully exercised by Genuine Lifetime, LLC on March 15, 2023. Genuine Lifetime, LLC has since assigned its entire equity interest in BEN to a third-party.

In May 2022, the parties terminated the M&I Agreement and BEN approved the entry into a Debt Conversion Agreement with Genuine Lifetime, LLC, allowing them to convert up to $200,000 of BEN’s indebtedness from accrued compensation related to services performed on behalf of BEN into 2,000,000 BEN Common Stock.

Pursuant to a consulting agreement dated June 1, 2023 and in exchange for certain consulting, strategic and advisory services previously provided through May 31, 2023, Mr. Lucas received a warrant to purchase 1,500,000 shares of BEN common stock with an exercise price of $1.00 per share. In addition, any future compensation under this consulting agreement will be based on the value of any future transaction approved by BEN and said compensation shall be in the sole discretion of the BEN Board.

Certain of the foregoing disclosures are summaries of certain provisions of our related party agreements, and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful.

Policies and Procedures for Related Party Transactions

Upon consummation of the Business Combination, the Combined Company will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which the Combined Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds the lesser of $120,000 or one percent of the average of the Combined Company’s total assets at year-end for the last two completed fiscal years, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of the Combined Company’s officers or one of the Combined Company’s directors;

•	any person who is known by the Combined Company to be the beneficial owner of more than five percent (5%) of its voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of its voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

Effective upon the consummation of the Business Combination, the Combined Company expects to adopt a Related Person Transaction policy that sets forth its procedures for the identification, review, consideration and approval or ratification of Related Person Transactions. The policy will become effective upon the consummation of the Business Combination.

Under the policy, if a transaction has been identified as a Related Person Transaction, including any transaction that was not a Related Person Transaction when originally consummated or any transaction that was not initially identified as a Related Person Transaction prior to consummation, the Combined Company’s management must present information regarding the Related Person Transaction to the Combined Company’s audit committee, or, if audit committee approval would be inappropriate, to another independent body of the Combined Company Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Combined Company of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, the Combined Company will collect information that the Combined Company deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable the Combined Company to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under the Combined Company’s Code of Conduct that the Combined Company expects to adopt prior to the closing of this Business Combination, the Combined Company’s employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering Related Person Transactions, the Combined Company’s audit committee, or other independent body of the Combined Company Board, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to the Combined Company;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a Related Person Transaction, the Combined Company’s audit committee, or other independent body of the Combined Company Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the Combined Company’s best interests and those of the Combined Company’s stockholders, as the Combined Company’s audit committee, or other independent body of the Combined Company Board, determines in the good faith exercise of its discretion.

All of the transactions described in this section were entered into prior to the adoption of this policy.

LEGAL MATTERS

Cooley LLP has passed upon the validity of the securities of New BEN offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus. Certain Cayman Islands matters will be passed upon for DHC by Maples and Calder (Cayman) LLP.

EXPERTS

The financial statements of DHC Acquisition Corp as of December 31, 2022 and December 31, 2021 appearing in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, which report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The dated financial statements of Brand Engagement Network, Inc. (formerly Blockchain Exchange Network Inc.) and its subsidiaries as of and for each of the two years ending December 31, 2022, appearing in this prospectus and registration statement have been audited by L J Soldinger Associates, LLC, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

APPRAISAL RIGHTS AND DISSENTERS’ RIGHTS

Neither DHC shareholders nor DHC warrant holders have appraisal or dissenters’ rights in connection with the Business Combination or the Domestication under Cayman Islands Law or under the DGCL.

BEN stockholders do not have appraisal rights in connection with the Business Combination under Wyoming law.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of the proxy statement. Upon written or oral request, we will deliver a separate copy of the proxy statement/prospectus to any shareholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement/prospectus may likewise request that we deliver single copies of the proxy statement/prospectus in the future. Shareholders may notify us of their requests by calling or writing to Morrow Sodali, our proxy solicitor at:

PROXY SOLICITOR

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Tel: (800) 662-5200 (toll-free) or

(203) 658-9400 (banks and brokers can call collect)

Email: DHCA.info@investor.morrowsodali.com

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF SHAREHOLDER PROPOSALS

Our Board is aware of no other matter that may be brought before the Meeting. Under Cayman Islands law, only business that is specified in the notice of extraordinary general meeting may be transacted at the Meeting.

FUTURE SHAREHOLDER PROPOSALS

Shareholder proposals, including director nominations, for the 2022 annual meeting must be received at our principal executive offices by not earlier than the opening of business on the 120th day before the 2022 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2022 annual meeting or (y) the close of business on the 10th day following the first day on which we publicly announce the date of the 2022 annual meeting, and must otherwise comply with applicable SEC rules and the advance notice provisions of our bylaws, to be considered for inclusion in our proxy materials relating to our 2024 annual meeting.

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

We must comply with the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and its rules and regulations, and in accordance with the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You can read DHC’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the Meeting, you should contact our proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Tel: (800) 662-5200 (toll-free) or

(203) 658-9400 (banks and brokers can call collect)

Email: DHCA.info@investor.morrowsodali.com

If you are a shareholder of DHC and would like to request documents, please do so by    , 2023, in order to receive them before the Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to DHC has been supplied by DHC, and all such information relating to BEN has been supplied by BEN. Information provided by either the DHC or BEN does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of DHC for the Meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, us or BEN that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of
DHC Acquisition Corp
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of DHC Acquisition Corp (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in shareholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by December 4, 2023 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 13. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York
March 30, 2023

PCAOB Number 100

DHC ACQUISITION CORP
CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
Current assets
Cash	$212,608	$861,474
Due from Sponsor	1,500	—
Prepaid expenses and other assets	61,530	388,666

Total Current Assets	275,638	1,250,140
Cash and investments held in Trust Account	313,913,217	309,450,720

TOTAL ASSETS	$314,188,855	$310,700,860

LIABILITIES, DHC CLASS A SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$5,440,933	$1,024,627

Total Current Liabilities	5,440,933	1,024,627
Warrant liabilities	164,410	8,299,434
Deferred underwriting fee payable	10,830,775	10,830,775

TOTAL LIABILITIES	16,436,118	20,154,836

Commitments and Contingencies
DHC Class A Shares subject to possible redemption ; 30,945,072 shares at a redemption value of $ 10.14 and $10.00 per share at December 31, 2022 and 2021, respectively	313,913,217	309,450,720

SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding at December 31, 2022 and 2021	—	—
DHC Class A Shares , $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding (excluding 30,945,072 shares subject to possible redemption at December 31, 2022 and 2021)	—	—
DCH Class B Shares , $0.0001 par value; 50,000,000 shares authorized; 7,736,268 shares issued and outstanding at December 31, 2022 and 2021	774	774
Additional paid-in capital	—	—
Accumulated deficit	(16,161,254)	(18,905,470)

TOTAL SHAREHOLDERS’ DEFICIT	(16,160,480)	(18,904,696)

TOTAL LIABILITIES, DHC CLASS A SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT	$314,188,855	$310,700,860

The accompanying notes are an integral part of the consolidated financial statements.

DHC ACQUISITION CORP
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2022	2021
Operating and formation costs	$5,390,808	$2,312,931

Loss from operations	(5,390,808)	(2,312,931)

Other income (expense):
Change in fair value of warrant liabilities	8,135,024	7,977,190
Transaction costs allocable to warrant liabilities	—	(586,339)
Interest earned on investments held in the Trust Account	4,462,497	—

Other income (expenses), net	12,597,521	7,390,851

Net income	$7,206,713	$5,077,920

Weighted average shares outstanding of DHC Class A Shares	30,945,072	25,686,060

Basic and diluted net income per share, DHC Class A Shares	$0.19	$0.15

Weighted average shares outstanding of DHC Class B Shares	7,736,268	7,695,487

Basic and diluted net income per share, DHC Class B Shares	$0.19	$0.15

The accompanying notes are an integral part of the consolidated financial statements.

DHC ACQUISITION CORP
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance — January 1, 2021	8,625,000	$863	$24,137	$(5,000)	$20,000
Cash paid in excess of fair value for private warrants	—	—	3,133,522	—	3,133,522
Forfeiture of Founder Shares	(888,732)	(89)	89	—	—
Accretion for DHC Class A Shares to redemption amount	—	—	(3,157,748)	(23,978,390)	(27,136,138)
Net income	—	—	—	5,077,920	5,077,920

Balance — December 31, 2021	7,736,268	774	—	(18,905,470)	(18,904,696)
Accretion for DHC Class A Shares to redemption amount	—	—	—	(4,462,497)	(4,462,497)
Net income	—	—	—	7,206,713	7,206,713

Balance — December 31, 2022	7,736,268	$774	$—	$(16,161,254)	$(16,160,480)

The accompanying notes are an integral part of the consolidated financial statements.

DHC ACQUISITION CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$7,206,713	$5,077,920
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on investments held in Trust Account	(4,462,497)	—
Change in fair value of warrant liabilities	(8,135,024)	(7,977,190)
Transaction costs allocated to warrant liabilities	—	586,339
Changes in operating assets and liabilities:
Due from Sponsor	(1,500)	—
Prepaid expenses	327,136	(361,866)
Accounts payable and accrued expenses	4,416,306	1,024,627

Net cash used in operating activities	(648,866)	(1,650,170)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(309,450,720)

Net cash used in investing activities	—	(309,450,720)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	303,261,706
Proceeds from sale of Private Placement Warrants	—	9,189,015
Repayment of promissory note – related party	—	(171,357)
Payment of offering costs	—	(317,000)

Net cash provided by financing activities	—	311,962,364

Net Change in Cash	(648,866)	861,474
Cash – Beginning of year	861,474	—

Cash – End of year	$212,608	$861,474

Non-cash investing and financing activities:
Offering costs paid through promissory note	$—	$130,916

Payment of prepaid expenses through promissory note	$—	$26,800

Deferred underwriting fee payable	$—	$10,830,775

Forfeiture of Founder Shares	$—	$(89)

The accompanying notes are an integral part of the consolidated financial statements.

DHC ACQUISITION CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
DHC Acquisition Corp (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on December 22, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company has one wholly owned subsidiary that was created on July 22, 2022, Glory Merger Subsidiary Corp., a Delaware corporation (“Merger Sub”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
All activity through December 31, 2022 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination and activities in connection with the Proposed Business Combination (as defined and discussed below). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating
income in the form of interest income from the investment held in the Trust Account (as defined below), along with income or loss from the change in fair value of the warrant liabilities.
The registration statement for the Company’s Initial Public Offering was declared effective on March 1, 2021. On March 4, 2021, the Company consummated the Initial Public Offering of 30,000,000 units (the “Units” and, with respect to the DHC Class A Shares included in the Units sold, the “Public Shares”), at $
10.00
per Unit, generating gross proceeds of $
300,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,000,000 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor generating gross proceeds of $9,000,000, which is described in Note 4.
Following the closing of the Initial Public Offering on March 4, 2021, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule
2a-7
of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
On March 5, 2021, the underwriters partially exercised their over-allotment option, resulting in an additional 945,072 Units issued for an aggregate amount of $9,450,720. In connection with the underwriters’ partial exercise of their over-allotment option, the Company also consummated the sale of an additional 126,010 Private Placement Warrants at $1.50 per Private Placement Warrant, generating total proceeds of $189,015. A total of $9,450,720 was deposited into the Trust Account, bringing the aggregate proceeds deposited in the Trust Account to $309,450,720.
Transaction costs amounted to $17,501,346, consisting of $6,189,014 in cash underwriting fees, net of reimbursement, $10,830,775 of deferred underwriting fees and $481,557 of other offering costs.

DHC ACQUISITION CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The rules of the stock exchange that the Company will list its securities on will require that the Company’s initial Business Combination must be with one or more target businesses that have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of a definitive agreement in connection with the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.
The Company will provide the holders of its issued and outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The public shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and net of taxes payable), divided by the number of then issued and outstanding Public Shares. The per-share
amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 ei th
er immediately prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote any Founder Shares (as defined in Note 5) and Public Shares held by it in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against an Initial Business Combination.
On March 3, 2023, the Company held an extraordinary general meeting of shareholders to vote on a number of proposals, including a proposal to approve an amendment to our amended and restated memorandum and articles of association to (i) extend the date by which the Company has to consummate a business combination from March 4, 2023 to December 4, 2023 (the “Combination Period”). The proposal was approved by the Company’s shareholders. In connection with the extension vote 26,298,498
DHC Class A Shares were redeemed for an

DHC ACQUISITION CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

aggregate redemption amount of approximately $269,473,000, which could impact the Company’s ability to consummate a business combination by December 4, 2023.
Notwithstanding the foregoing, if the Company seeks sha
re
holder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association will provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of
15
% of the Public Shares, without the prior consent of the Company.
The Sponsor and the Company’s officers and directors have agreed to waive (i) their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of the Company’s Business Combination and (ii) their redemption rights with respect to the Founder Shares and any Public Shares held by them in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100%
of the Public Shares if the Company does not complete a Business Combination within the Combination Period or (B) with respect to any other provision relating to shareholders’ rights and (iii) waive their rights to liquidating distributions from the trust account with respect to any DHC Class B Shares they hold if the Company fails to consummate an initial business combination within the Combination Period.
I
f the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at aper-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share
value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

DHC ACQUISITION CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, i
n
the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
On
July 25, 2022, we entered into a Business Combination Agreement and Plan of Reorganization (the “Business Combination Agreement”), by and among the Company, Glory Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”) and With Purpose, Inc. (d/b/a GloriFi, Inc.) a Delaware corporation (“GloriFi”). On January 26, 2023, we sent GloriFi written notice that we had terminated the Business Combination Agreement, pursuant to Section 9.01(i) and Section 9.01(f) the Business Combination Agreement. Our decision to terminate the Business Combination Agreement took into account the fact that GloriFi had previously publicly announced that GloriFi was winding down its operations and closing its digital banking platform and other products. As a result of the termination of the Business Combination Agreement, each of the Ancillary Agreements (as defined in the Business Combination Agreement) were terminated.
Liquidity and Going Concern
The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of December 31, 2022, the Company had $212,608 in its operating bank account and a working capital deficit of $5,165,295.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of December 31, 2022, there were no amounts outstanding under any Working Capital Loan.
In connection with the extraordinary general meeting of shareholders held on March 3, 2023 (the “Extension Meeting”), to extend the date by which the Company has to consummate a business combination (the “Articles Extension”) from March 4, 2023 to December 4, 2023, the Company and the Sponsor, have entered into one or more non-redemption
agreements (the
“Non-Redemption
Agreements”), with several unaffiliated third parties, pursuant to which such third parties agreed not to redeem (or to validly rescind any redem pti
on requests on) an aggregate of 400,000
previously-held DHC Class A Shares of the Company (“Non-Redeemed Shares”) in connection with the Articles Extension. In exchange for the foregoing commitments not to redeem such previously-held DHC Class A Shares, the Sponsor agreed to transfer an aggregate of
150,000
DHC Class B

DHC ACQUISITION CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

Shares of the Company held by the Sponsor to such third parties immediately following consummation of an initial business combination if such third parties continued to hold such
Non-Redeemed
Shares through the Extension Meeting.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”)
2014-15,
“Disclosures of Uncertainties about an Entity’s Abil
it
y to Continue as a Going Concern,” the Company has until December 4, 2023 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management plans to consummate a business combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after December 4, 2023.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, which was formed on July 22, 2022. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from variou
s
reporting requirements that are applicable to other public companies that are not
emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised

DHC ACQUISITION CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt t he n
ew or revised standard. This may make comparison of the Company’s consolidated financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these consolidated financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021.
Cash and Investment Held in Trust Account
At December 31, 2022, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury Securities. At December 31, 2021, substantially all of the assets held in the Trust Account were held in a checking account held by Continental Stock Transfer & Trust Company.
Concentration of Credit Risk
The Company has significant cash balances at financial institutions which throughout the year regularly exceed the federally insured limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.
Offering Costs
Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred in the consolidated statements of operations. Offering cost
s
associated with the DHC Class A Shares issued were initially charged to temporary equity and then accreted to the redemption value of the DHC Class A Shares subject to redemption upon the

DHC ACQUISITION CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

completion of the Initial Public Offering. Offering costs amounted to $17,501,346, of which $16,915,008 was charged to temporary shareholders’ deficit upon the completion of the
Initial Public Offering and $586,339 was expensed to the consolidated statements of operations.
DHC Class A Shares Subject to Possible Redemption
The Company accounts for its DHC Class A Shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” DHC Class A Shares subject to mandatory redemption, if any, are classified as a liability instrument and are measured at fair value. Conditionally redeemable DHC Class A Shares (including DHC Class A Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, DHC Class A Shares are classified as shareholders’ equity. The Company’s DHC Class A Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2022 and 2021
, 30,945,072
Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity (deficit) section of the Company’s consolidated balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable DHC Class A Shares resulted in charges against additional paid-in
capital and accumulated deficit.
At December 31, 2022 and 2021, the DHC Class A Shares reflected in the consolidated balance sheets are reconciled in the following table:

Gross proceeds	$309,450,720
Less:
Proceeds allocated to Public Warrants	(10,211,874)
DHC Class A Shares issuance costs	(16,924,264)
Plus:
Accretion of carrying value to redemption value	27,136,138

DHC Class A Shares subject to possible redemption as of December 31, 2021	309,450,720
Plus:
Accretion of carrying value to redemption value	4,462,497

DHC Class A Shares subject to possible redemption as of December 31, 2022	$313,913,217

Warrant Liabilities
The Company does not use derivative instrumen
ts to
hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including
issued share purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The Company accounts for the

DHC ACQUISITION CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

Warrants in accordance with the guidance contained in ASC
815-40
under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value at each reporting period. This liability is subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s consolidated statements of operations. The Private Placement Warrants and the Public Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation. For periods subs equen
t to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price will be used as the fair value as of each relevant date.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2022 and 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing require men
ts in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.
Net Income per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class
method in calculating income per ordinary share. Accretion associated with the redeemable shares of DHC Class A Shares is excluded from income per ordinary share as the redemption value approximates fair value.
The calculation of diluted income per ordinary share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 16,441,034 shares of DHC Class A Shares in the aggregate. As of December 31, 2022 and 2021, the Company did not
have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the periods presented.

DHC ACQUISITION CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

The following table re
flects th
e calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):

	For the Years Ended December 31,
	2022		2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income, as adjusted	$5,765,370	$1,441,343	$3,907,301	$1,170,619
Denominator:
Basic and diluted weighted average shares outstanding	30,945,072	7,736,268	25,686,060	7,695,487

Basic and diluted net income per ordinary share	$0.19	$0.19	$0.15	$0.15
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying a mo
unts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature, except for the warrant liabilities (see Note 9).
Recently Accounting Standards
In August 2020, the FASB issued Accounting Standards Update (“ASU”)
2020-06,
“Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40)”
(“ASU
2020-06”),
to simplify accounting for certain financial instruments. ASU
2020-06
eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU
2020-06
amends the d
ilu
ted earnings per share guidance, including the requirement to use the if-converted
method for all convertible instruments. As a smaller reporting company, ASU
2020-06
is effective Ja
nuary 1, 2024 for fi
scal years begi
n
ning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU
2020-06
would have on its financial position, results of operations or cash flows. The Company has not adopted this guidance as of December 31, 2022.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.
NOTE 3. PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 30,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one DHC Class A Share and one-third of one redeemable warrant (“Public Warrant”).

Each whole Public Warrant entitles the holder to purchase one DHC Class A Share at a price of $11.50 per share, subject to adjustment (see Note 9).
 On March 5, 2021, the underwriters partially exercised their over-allotment

DHC ACQUISITION CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

option, resulting in an additional 945,072 Units issued for an aggregate amount of $9,450,720. In connection with the underwriters’ partial exercise of their over-allotment option, the Company also consummated the sale of an additional 126,010 Private Placement Warrants at $1.50 per Private Placement Warrant, generating total proceeds of $189,015. A total of $9,450,720 was deposited into the Trust Account, bringing the aggregate proceeds deposited in the Trust Account to $309,450,720.
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased 6,000,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $9,000,000. The Sponsor agreed to purchase up to an additional 600,000 Private Placement Warrants, for an aggregate purchase price of an additional $900,000, if the over-allotment option is exercised in part by the underwriters. On March 5, the Sponsor purchased 126,010 Private Placement Warrants for an additional aggregate purchase price of $189,015 in connection with the partial exercise of the underwriter’s over-allotment option. Each Private Placement Warrant is exercisable to purchase one
DHC Class A Share at a price of $
11.50
per share, subject to adjustment (see Note 9). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
In December 2020, the Sponsor paid $25,000
 to cover certain expenses on behalf of the Company in consideration for
7,187,500
DHC Class B Shares (the “Founder Shares”). On March 1, 2021, the Company effected a share capitalization, pursuant to which an additional
1,437,500
DHC Class B Shares were issued, resulting in an aggregate of
8,625,000
Founder Shares outstanding. Historical information has been retroactively restated. The Founder Shares included an aggregate of up to
1,125,000
shares that were subject to forfeiture by the Sponsor following to the extent the underwriters’ election to exercise their over-allotment option was not exercised so that the number of Founder Shares collectively represented
20
% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ not exercising their overallotment option in full,
888,732 Founder Shares were forfeited on March 4, 2021.
The Sponsor has agreed, not to transfer, assign or sell any Founder Shares until the earlier to occur of (i) one year after the completion of the Company’s Business Combination and (ii) subsequent to a Business Combination, (x) if the closing price of the Company’s DHC Class A Shares equals or exceeds $
12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading-day
period commencing at least 150
days after the Company’s Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, or other similar transaction that results in all of the Company’s public shareholders having the right to exchange their DHC Class A Shares for cash, securities or other property.
Administrative Services Agreement
The Company entered into an agreement, commencing on March 4, 2021, through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $10,000

DHC ACQUISITION CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

per month for office space, secretarial and administrative services. For the year ended December 31, 2022, the total expense for administrative services was $120,000. For the year ended December 31, 2021, the total expense for administrative services was $100,000. As of December 31, 2022 and 2021, the Company had $220,000 and $100,000 included in accounts payable and accrued expense on the accompanying consolidated balance sheets, respectively.
Promissory Note — Related Party
On December 29, 2020, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest
bearing and payable on the earlier of (i) July 31, 2021 or (ii) the completion of the Initial Public Offering. The outstanding amount of $171,357 was repaid after the closing of the Initial Public Offering on March 9, 2021. Borrowings under the Promissory Note are no longer available.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. Such warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2022 and 2021, there were no working capital loans outstanding.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or the completion of the Proposed Business Combination, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Various social and political circumstances in the United States and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the United States and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics) may also contribute to increased market volatility and economic uncertainties or deterioration in the United States and worldwide. Specifically, the rising conflict between Russia and Ukraine, and resulting market volatility could adversely affect the Company’s ability to complete a business combination. In response to the conflict between Russia and Ukraine, the United States and other countries have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the Company’s ability to complete a business combination and the value of the Company’s securities.

DHC ACQUISITION CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

Registration Rights
Pursuance to a registration rights agreement entered into on March 4, 2021, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any DHC Class A Shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provide that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period, which occurs (i) in the case of the Founder Shares, and (ii) in the case of the Private Placement Warrants and the respective DHC Class A Shares underlying such warrants,
30 days after the completion of the Business Combination. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a
45-day
option from the date of the Initial Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On March 5, 2021, the underwriters elected to partially exercise their over-allotment option to purchase an additional 945,072 Units and their option to purchase an additional 3,554,928 Units expired.
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $10,830,775 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Consulting Agreement
On January 27, 2021, the Company entered into a Consulting Agreement for financial advisory services. The Company agrees to pay the consultant $2,000,000 and reimburse the consultant for all reasonable and documented expenses, which shall be earned upon announcement of an initial Business Combination and payable at the closing of the initial Business Combination.
Business Combination Agreement
On July 25, 2022, the Company entered into the Business Combination Agreement, by and among the Company, Merger Sub and GloriFi which was subsequently terminated on January 26, 2023 and is discussed in greater detail in Note 1 and Note
10.
Business Combination Expense Reimbursement Agreement
On February 21, 2022, the Company and GloriFi entered into an agreement pursuant to which GloriFi agreed to reimburse the Company certain business combination related expenses. As of December 31, 2022, the Company has written off $517,430 as bad debt in relation to this agreement.

F-1
8

DHC ACQUISITION CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 7. SHAREHOLDERS’ DEFICIT
Preference Shares —
The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021, there were no preference shares issued and outstanding.
DHC Class
 A Shares —
The Company is authorized to
issue 500,000,000
shares of DHC Class A Shares with a par value of $
0.0001
 per share. Holders of DHC Class A Shares are entitled to
one vote for each share. At December 31, 2022 and 2021, there were 30,945,072 shares of DHC Class A Shares subject to possible redemption, which are presented as temporary equity.
DHC Class
 B Shares —
The Company is authorized to
issue 50,000,000
DHC Class B Shares with a par value of $
0.0001
per share. Holders of DHC Class B Shares are entitled to
one vote for each share. At December 31, 2022 and 2021, there were 7,736,268 shares of DHC Class B Shares issued and outstanding.
Holders of DHC Class A Shares and DHC Class B Shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law; provided that only holders of DHC Class B Shares have the right to vote on the appointment of directors prior to the Company’s initial Business Combination. The DHC Class B Shares will automatically convert into DHC Class A Shares at the time of a Business Combination on
a
one-for-one
basis,

subject to adjustment. In the case that additional DHC Class A Shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which DHC Class B Shares shall convert into DHC Class A Shares will be adjusted (unless the holders of a majority of the issued and outstanding DHC Class B Shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of DHC Class A Shares issuable upon conversion of all DHC Class B Shares will equal, in the aggreg ate, 20%
of the sum of all ordinary shares issued and outstanding upon completion of the Initial Public Offering plus all DHC Class A Shares and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).
NOTE 8. WARRANT LIABILITIES
As of December 31, 2022 and 2021, there were 10,315,024 Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) one year from the closing of the Initial Public Offering and (b) 30 days after the completion of a Business Combination. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any DHC Class A Shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the DHC Class A Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

DHC ACQUISITION CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

The Company has agreed that as soon as practicable, but in no event later than twenty business days after the closing of the Company’s Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the DHC Class A Shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within
60
business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those DHC Class A Shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that the DHC Class A Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the Public Warrants for redemption (Redemption of warrants when the price per DHC Class A Share equals or exceeds $18.00):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the DHC Class A Shares equals or exceeds $
18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a
30-trading
day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the DHC Class A Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those DHC Class A Shares is available throughout the

30-day
redemption period. If and when the warrants become redeemable the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per DHC Class
 A Share equals or exc
eeds $10.00.
Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the “fair market value” of the

DHC
Class A
S
hares;

•
if, and only if, the closing price of the
DHC
Class A
S
hares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within the
30-trading-day
period ending three trading days before the Company send the notice of redemption to the warrant holders; and

•	if the closing price of the DHC Class A S hares for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date on which the Company sends the notice of

DHC ACQUISITION CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER
3
1, 2022

redemption to the warrant holders is less than $18.00 per share, the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants.
In addition, if (x) the Company issue additional DHC Class A Shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than
$9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60
% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the DHC Class A Shares during t he 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
As of December 31, 2022 and 2021, there were 6,126,010 Private
Placement Warrants outstanding. The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that (x) the Private Placement Warrants and the DHC Class A Shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until
30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable
as described above so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9. FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

DHC ACQUISITION CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

At
December 31, 2022, assets held in the Trust Account were comprised of $313,913,217 of money market funds which are invested primarily in U.S. Treasury Securities. During the year ended December 31, 2022, the Company did not withdraw any interest income from the Trust Account.
At December 31, 2021, assets held in the Trust Account were comprised of $309,450,720 in a checking account held by Continental Stock Transfer & Trust Company. During the year ended December 31, 2021, the Company did not withdraw any interest income from the Trust Account.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2022 and 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	December 31, 2022		December 31, 2021
	Level	Amount	Level	Amount
Assets:
Cash and investment held in Trust Account	1	$313,913,217	1	$309,450,720
Liabilities:
Warrant Liabilities – Public Warrants	2	$103,150	1	$5,207,024
Warrant Liabilities – Private Placement Warrants	2	$61,260	2	$3,092,410
The Warrants were accounted for as liabilities in accordance with ASC
815-40
and are presented within warrant liabilities on the Company’s accompanying December 31, 2022 and 2021 consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statements of operations.
The Company established the initial fair value for the Warrants on March 4, 2021, the date of the Company’s Initial Public Offering, using a Monte Carlo Simulation for the Private Placement Warrants and the Public Warrants. The subsequent measurements of the Public Warrants after the detachment of the Public Warrants from the Units was established by the public warrant price. The subsequent measurements of the Private Placement Warrants was established by using the closing price of the Public Warrants, an observable market quote for a similar asset in an active market. For December 31, 2022 and 2021, the Public Warrants have detached from the Units, and the closing price is utilized as the fair value.
The following table presents the changes in the fair value of Level 3 warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2021	$—	$—	$—
Initial measurement on March 4, 2021 (IPO)	5,940,000	9,900,000	15,840,000
Initial measurement on March 5, 2021 (Over allotment)	124,750	311,874	436,624
Change in fair value	(1,776,543)	309,450	(1,467,093)
Transfer to Level 1	—	(10,521,324)	(10,521,324)
Transfer to Level 2	(4,288,207)	—	(4,288,207)

Fair value as of December 31, 2021	$—	$—	$—

F-
22

DHC ACQUISITION CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the year ended December 31, 2021 was $10,521,324 due to the use of an observable market quote in an active market under ticker DHCAW. Due to the lack of an active market, the estimated fair value of the Public Warrants transferred from a Level 1 measurement to a Level 2 fair value measurement during year ended December 31, 2022 was $1,031,502. There were transfers of $4,288,207 from Level 3 to Level 2 during the year ended December 31, 2021.
NOTE 10. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.
On January 26, 2023, the Company sent GloriFi written notice that the Company had terminated the Business Combination Agreement, pursuant to Section 9.01(i) and Section 9.01(f) the Business Combination Agreement. The Company’s decision to terminate the Business Combination Agreement took into account the fact that GloriFi publicly announced that GloriFi was winding down its operations and closing its digital banking platform and other products.
As a result of the termination of the Business Combination Agreement, each of the Ancillary Agreements (as defined in the Business Combination Agreement) were terminated.
In connection with the extraordinary general meeting of shareholders held on March 3, 2023 (the “Extension Meeting”), to extend the date by which the Company has to consummate a business combination (the “Articles Extension”) from March 4, 2023 to December 4, 2023, the Company and the Sponsor, have entered into one or more non-redemption
agreements (the
“Non-Redemption
Agreements”), with several unaffiliated third parties, pursuant to which such third parties agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 400,000
previously-held DHC Class A Shares of the Company (“Non-Redeemed Shares”) in connection with the Articles Extension. In exchange for the foregoing commitments not to redeem such previously-held DHC Class A Shares, the Sponsor agreed to transfer an aggregate of
150,000
 DHC Class B Shares of the Company held by the Sponsor to such third parties immediately following consummation of an initial business combination if such third parties continued to hold such Non-Redeemed Shares through the Extension Meeting.
In Connection with Extension meeting, the holders of 26,298,498
DHC Class A Shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $
10.25 per share, for an aggregate redemption amount of approximately $269,473,000.

DHC ACQUISITION CORP
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets
Cash	$30,294	$212,608
Due from Sponsor	3,000	1,500
Prepaid expenses and other assets	43,629	61,530

Total Current Assets	76,923	275,638
Trust Account receivable	32,565	—
Cash and investments held in Trust Account	48,590,022	313,913,217

TOTAL ASSETS	$48,699,510	$314,188,855

LIABILITIES, DHC CLASS A SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$5,803,741	$5,440,933
Related party advances	300,000	—

Total Current Liabilities	6,103,741	5,440,933
Warrant liabilities	776,017	164,410
Deferred underwriting fee payable	10,830,775	10,830,775

Total Liabilities	17,710,533	16,436,118

Commitments and Contingencies
DHC Class A Shares subject to possible redemption; 4,646,574 and 30,945,072 shares at a redemption value of $ 10.46 and $ 10.14 per share at June 30, 2023 and December 31, 2022, respectively	48,622,587	313,913,217

Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
DHC Class A Shares, $ 0.0001 par value; 500,000,000 shares authorized; none issued and outstanding (excluding 4,646,574 and 30,945,072 shares subject to possible redemption at June 30, 2023 and December 31, 2022)	—	—
DHC Class B Shares, $ 0.0001 par value; 50,000,000 shares authorized; 7,736,268 shares issued and outstanding at June 30, 2023 and December 31, 2022	774	774
Additional paid-in capital	—	—
Accumulated deficit	(17,634,384)	(16,161,254)

Total Shareholders’ Deficit	(17,633,610)	(16,160,480)

TOTAL LIABILITIES, DHC CLASS A SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT	$48,699,510	$314,188,855

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DHC ACQUISITION CORP
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Operating and formation costs	$547,114	$243,574	$861,523	$1,946,336

Loss from operations	(547,114)	(243,574)	(861,523)	(1,946,336)
Other income (expenses):
Change in fair value of warrant liabilities	(228,531)	2,594,396	(611,607)	7,097,595
Interest earned on cash and investments held in the Trust Account	519,310	417,862	3,294,864	448,071

Other income, net	290,779	3,012,258	2,683,257	7,545,666

Net income (loss)	$(256,335)	$2,768,684	$1,821,734	$5,599,330

Weighted average shares outstanding of DHC Class A Shares	4,646,574	30,945,072	15,458,179	30,945,072

Basic and diluted net income (loss) per share, DHC Class A Shares	$(0.02)	$0.07	$0.08	$0.14

Weighted average shares outstanding of DHC Class B Shares	7,736,268	7,736,268	7,736,268	7,736,268

Basic and diluted net income (loss) per share, DHC Class B Shares	$(0.02)	$0.07	$0.08	$0.14

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DHC ACQUISITION CORP
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance — January 1, 2023	7,736,268	$774	$—	$(16,161,254)	$(16,160,480)
Shareholder non redemption agreement	—	—	(744,274)	—	(744,274)
Contribution by Sponsor	—	—	744,274	—	744,274
Accretion for DHC Class A Shares to redemption amount	—	—	—	(2,775,554)	(2,775,554)
Net income	—	—	—	2,078,069	2,078,069

Balance — March 31, 2023 (unaudited)	7,736,268	774	—	(16,858,739)	(16,857,965)
Accretion for DHC Class A Shares to redemption amount	—	—	—	(519,310)	(519,310)
Net loss	—	—	—	(256,335)	(256,335)

Balance — June 30, 2023 (unaudited)	7,736,268	$774	$—	$(17,634,384)	$(17,633,610)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance — January 1, 2022	7,736,268	$774	$—	$(18,905,470)	$(18,904,696)
Net income	—	—	—	2,830,646	2,830,646

Balance — March 31, 2022 (unaudited)	7,736,268	774	—	(16,074,824)	(16,074,050)
Accretion for DHC Class A Shares to redemption amount	—	—	—	(448,071)	(448,071)
Net income	—	—	—	2,768,684	2,768,684

Balance — June 30, 2022 (unaudited)	7,736,268	$774	$—	$(13,754,211)	$(13,753,437)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DHC ACQUISITION CORP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2023	2022
Cash Flows from Operating Activities:
Net income	$1,821,734	$5,599,330
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on cash and investments held in Trust Account	(3,294,864)	(448,071)
Change in fair value of warrant liabilities	611,607	(7,097,595)
Changes in operating assets and liabilities:
Due from Sponsor	(1,500)	(1,500)
Prepaid expenses	17,901	119,464
Accounts payable and accrued expenses	362,808	1,372,543

Net cash used in operating activities	(482,314)	(455,829)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account in connection with redemption	268,585,494	—

Net cash provided by investing activities	268,585,494	—

Cash Flows from Financing Activities:
Related party advance	300,000	—
Redemption of ordinary shares	(268,585,494)	—

Net cash used in financing activities	(268,285,494)	—

Net Change in Cash	(182,314)	(455,829)
Cash – Beginning of the period	212,608	861,474

Cash – End of the period	$30,294	$405,645

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DHC ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
DHC Acquisition Corp (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on
December 22, 2020
. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company has one wholly owned subsidiary that were created on
July 22, 2022
, Glory Merger Subsidiary Corp., a Delaware corporation (“Merger Sub”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
On March 3, 2023, the Company held an extraordinary general meeting (the “Extension Meeting”) to vote on a number of proposals, including a proposal to approve an amendment the Company’s amended and restated memorandum and articles of association to (i) extend the date by which the Company has to consummate a business combination from March 4, 2023 to December 4, 2023 (the “Combination Period”). The proposal was approved by the Company’s shareholders. In connection with the Extension Meeting, the holders of
26,298,498
DHC Class A Shares of the Company (the “Redeeming Shareholders”) properly exercised their right to redeem their DHC Class A Shares for cash at a redemption price of approximately $
10.21 per share, for an aggregate redemption amount of approximately $268,585,000. This could adversely impact the Company’s ability to consummate a business combination within the Combination Period.
All activity through June 30, 2023 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating
income in the form of interest income
from the cash held in an interest bearing account), along

with income or loss from the change in fair value of the warrant liabilities.
The registration statement for the Company’s Initial Public Offering was declared effective on March 1, 2021. On March 4, 2021, the Company consummated the Initial Public Offering of 30,000,000 units (the “Units” and, with respect to the DHC Class A Shares included in the Units sold, the “Public Shares”), at $
10.00 per Unit, generating gross proceeds of $300,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,000,000 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor generating gross proceeds of $9,000,000, which is described in Note 4.
Following the closing of the Initial Public Offering on March 4, 2021, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of
Rule 2a-7
of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as describ ed below.
On March 5, 2021, the underwriters partially exercised their over-allotment option, resulting in an additional 945,072 Units issued for an aggregate amount of $9,450,720. In connection with the underwriters’ partial

DHC ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

exercise of their over-allotment option, the Company also consummated the sale of an additional 126,010 Private Placement Warrants at $1.50 per Private Placement Warrant, generating total proceeds of $189,015. A total of $9,450,720 was deposited into the Trust Account, bringing the aggregate proceeds deposited in the Trust Account to $309,450,720.
Transaction costs amounted to $17,501,346, consisting of $6,189,014 in cash underwriting fees, net of reimbursement, $10,830,775 of deferred underwriting fees and $481,557 of other offering costs.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The rules of the stock exchange that the Company will list its securities on will require that the Company’s initial Business Combination must be with one or more target businesses that have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of a definitive agreement in connection with the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.
The Company will provide the holders of its issued and outstanding Public Shares (the “Public
Shareholders
”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The public shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and net of taxes payable), divided by the number of then issued and outstanding Public Shares. The per-share
amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote any Founder Shares (as defined in Note 5) and Public Shares held by it in favor of approving a

DHC ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against an Initial Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association will provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The Sponsor and the Company’s officers and directors have agreed to waive (i) their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of the Company’s Business Combination and (ii) their redemption rights with respect to the Founder Shares and any Public Shares held by them in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period or (B) with respect to any other provision relating to shareholders’ rights and (iii) waive their rights to liquidating distributions from the trust account with respect to any DHC Class B Shares they hold if the Company fails to consummate an initial business combination within the Combination Period.
If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at aper-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the C om
pany to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
Th
e Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the
Sponsor
acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share
value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

DHC ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
On July 25, 2022, we entered into a Business Combination Agreement and Plan of Reorganization (the “Business Combination Agreement”), by and among the Company, Glory Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”) and With Purpose, Inc. (d/b/a GloriFi, Inc.) a Delaware corporation (“GloriFi”). On January 26, 2023, we sent GloriFi written notice that we had terminated the Business Combination Agreement, pursuant to Section 9.01(i) and Section 9.01(f) the Business Combination Agreement. Our decision to terminate the Business Combination Agreement took into account the fact that GloriFi had previously publicly announced that GloriFi was winding down its operations and closing its digital banking platform and other products. As a result of the termination of the Business Combination Agreement, each of the Ancillary Agreements (as defined in the Business Combination Agreement) were terminated.
Liquidity and Going Concern
The accompanying unaudited condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of June 30, 2023, the Company had $30,294 in its operating bank account and a working capital deficit of $6,026,818.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of June 30, 2023, there were no amounts outstanding under any Working Capital Loan.
In connection with the extraordinary general meeting of shareholders held on March 3, 2023 (the “Extension Meeting”), to extend the date by which the Company has to consummate a business combination (the “Articles Extension”) from March 4, 2023 to December 4, 2023, the Company and the Sponsor, have entered into one or more non-redemption
agreements (the
“Non-Redemption
Agreements”), with several unaffiliated third parties, pursuant to which such third parties agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 400,000 previously-held DHC Class A Shares of the Company (“Non-Redeemed Shares”) in connection with the Articles Extension. In exchange for the foregoing commitments not to redeem such

DHC ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

previously held DHC Class A Shares, the Sponsor agreed to transfer an aggregate of
150,000
DHC Class B Shares of the Company held by the Sponsor to such third parties immediately following consummation of an initial business combination if such third parties continued to hold such Non-Redeemed Shares through the Extension Meeting. In Connection with Extension meeting, the Redeeming Shareholders properly exercised their right to redeem their shares for cash at a redemption price of approximately $
10.21 per share, for an aggregate redemption amount of approximately $268,585,000.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”)
2014-15,
“Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until December 4, 2023 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management plans to consummate a business combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after December 4,
2023
.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form
10-Q
and Article 8 of Regulation
S-X
of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form

10-K
 as filed with
the SEC on March 30, 2023. The interim results for the three and six months ended June 30, 2023, are not necessarily indicative of the results to be expected for the year ending December 31, 2023, or for any future periods.
Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, which was formed on July 22, 2022. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of

DHC ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered pu bl
ic accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on
executive compensation and shareholder approval of any golden parachute payments not previously approved.
Furth
er, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the unaudited condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumsta nce
s that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events
. One of the more significant accounting estimates included in these unaudited condensed consolidated financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months
 or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2023 and December 31, 2022.
Cash and Investments Held in Trust Account
At June 30, 2023, assets held in the Trust Account were comprised of $48,590,022 in cash. At December 31, 2022, assets held in the Trust Account were comprised of $313,913,217 invested primarily in U.S. Treasury Securities. In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of the Co mpa
ny’s officers and directors may, but are not obligated to, provide the Company working capital loans, as defined below.

DHC ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

Trust Account Receivable
In connection with the Extension Meeting, as described in Note 1, due to a clerical error by the trustee of the Trust Account, the Redeeming Shareholders were overpaid approximately $0.03 per DHC
C
lass A Share that was redeemed, for an aggregate total overpayment amount of $
887,555 (the “Overpayment Amount”). As of June 30, 2023, the Company has collected $854,990 of the overpayment and $32,565 remains receivable. The Company is in process of collecting the remaining Overpayment Amount and currently expects to fully recover the total Overpayment Amount.
Concentration of Credit Risk
The Company has historically had significant cash balances at financial institutions which throughout the year regularly exceed the federally insured limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.
Offering Costs
Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred in the unaudited condensed consolidated statements of operations. Offering costs associated with the DHC Class A Shares issued were initially charged to temporary equity and then accreted to the redemption value of the DHC Class A Shares subject to redemption upon the completion of the Initial Public Offering. Offering costs amounted to $17,501,346, of which $16,915,008 was charged to temporary shareholders’ deficit upon the completion of the Initial Public Offering and $586,339 was expensed at the date of the initial public offering.
DHC Class A Shares Subject to Possible Redemption
The Company accounts for its DHC Class A Shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” DHC Class A Shares subject to mandatory redemption, if any, are classified as a liability instrument and are measured at fair value. Conditionally redeemable DHC Class A Shares (including DHC Class A Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, DHC Class A Shares are classified as shareholders’ equity. The Company’s DHC Class A Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2023 and December 31, 2
022, 4,646,574 and 30,945,072
DHC Class A Shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed consolidated balance sheets, respectively.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable DHC Class A Shares resulted in charges against additional paid-in
capital and accumulated deficit.

DHC ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

At June 30, 2023 and December 31, 2022, the DHC Class A Shares reflected in the unaudited condensed consolidated balance sheets are reconciled in the following table:

Gross proceeds	$309,450,720
Less:
Proceeds allocated to Public Warrants	(10,211,874)
DHC Class A Shares issuance costs	(16,924,264)
Plus:
Accretion of carrying value to redemption value	27,136,138

DHC Class A Shares subject to possible redemption as of December 31, 2021	309,450,720
Plus:
Accretion of carrying value to redemption value	4,462,497

DHC Class A Shares subject to possible redemption as of December 31, 2022	313,913,217
Less:
Redemption	(268,585,494)
Plus:
Accretion of carrying value to redemption value	3,294,864

DHC Class A Shares subject to possible redemption as of June 30, 2023 (unaudited)	$48,622,587

Warrant Liabilities
The Company does not use derivative inst
r
um
ents to
hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued share purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivative
s, p
ursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The Company accounts for the Warrants in accordance with the guidance contained in
ASC815-40
under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s unaudited condensed consolidated statements of operations. The Private Placement Warrants and the Public Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation. For periods subsequent to the
detachment of the Public Warrants from the Units, the Public Warrant quoted market price will be used as the fair value as of each relevant date.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2023 and

DHC ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

December 31, 2022, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.
Net Income (Loss) per Ordinary Share
The Company complies with accoun
ting a
nd disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net Income (Loss) per ordinary share is computed by dividing net Income (Loss) by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class
method in calculating Income (Loss) per ordinary share. Accretion associated with the redeemable shares of DHC Class A Share is excluded from Income (Loss) per ordinary share as the redemption value approximates fair value.
The calculation of diluted Income (Loss) per ordinary share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase
16,441,034
shares of DHC Class A Share in the aggregate. As of June 30, 2023 and 2022, the Company did no
t
have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net Income (Loss) per ordinary share is the same as basic net Income (Loss) per ordinary share for the periods presented.
The following table reflects the calculation of basic and diluted net Income (Loss) per ordinary share (in dollars, except per share amounts):

	For the Three Months Ended June 30,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net Income (Loss) per ordinary share
Numerator:
Allocation of net Income (Loss), as adjusted	$(96,188)	$(160,147)	$2,214,947	$553,737
Denominator:
Basic and diluted weighted average shares outstanding	4,646,574	7,736,268	30,945,072	7,736,268

Basic and diluted net Income (Loss) per ordinary share	$(0.02)	$(0.02)	$0.07	$0.07

DHC ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

	For the Six Months Ended June 30,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income, as adjusted	$1,214,113	$607,621	$4,479,464	$1,119,866
Denominator:
Basic and diluted weighted average shares outstanding	15,458,179	7,736,268	30,945,072	7,736,268

Basic and diluted net income per ordinary share	$0.08	$0.08	$0.14	$0.14
Fair Value of Financial Instruments
The fair value of the Company’s ass
e
ts and liabilities which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximate the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature, except for the warrant liabilities (see Note 9).
Recent Accounting Standards
In August 2020, the FASB issued Accounting Standards Update (“ASU”)
2020-06,
Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40)
(“ASU
2020-06”)
to simplify accounting for certain financial instruments. ASU
2020-06
eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for c
onvertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU
2020-06
amends the diluted earnings per share guidance, including the requirement to use the if-converted
method for all convertible instruments. As a smaller reporting company, ASU
2020-06
is effective January 1, 2024 for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU
2020-06
would have on its financial position, results of operations or cash flows. The Company has not adopted this guidance as of June 30, 2023.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.
NOTE 3. PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 30,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one DHC Class A Share and one-third of one redeemable warrant (“Public Warrant”).

Each whole Public Warrant entitles the holder to purchase
one DHC Class A Share at a price of $
11.50 per share, subject to adjustment (see Note 9). On March 5, 2021, the underwriters partially exercised their over-allotment option, resulting in an additional 945,072 Units issued for an aggregate amount of $9,450,720. In connection with the underwriters’ partial exercise of their over-allotment option, the Company also consummated the sale of

DHC ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

an additional 126,010 Private Placement Warrants at $1.50 per Private Placement Warrant, generating total proceeds of $189,015. A total of $9,450,720 was deposited into the Trust Account, bringing the aggregate proceeds deposited in the Trust Account to $309,450,720.
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased 6,000,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $9,000,000. The Sponsor agreed to purchase up to an additional 600,000 Private Placement Warrants, for an aggregate purchase price of an additional $900,000, if the over-allotment option is exercised in part by the underwriters. On March 5, the Sponsor purchased 126,010 Private Placement Warrants for an additional aggregate purchase price of $189,015 in connection with the partial exercise of the underwriter’s over-allotment option. Each Private Placement Warrant is exercisable to purchase one
DHC Class A Share at a price of $
11.50 per share, subject to adjustment (see Note 9). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
In December 2020, the Sponsor paid $25,000 to cover certain expenses on behalf of the Company in consideration for 7,187,500
DHC Class B Shares (the “Founder Shares”). On March 1, 2021, the Company effected a share capitalization, pursuant to which an additional

1,437,500
DHC Class B Shares were issued, resulting in an aggregate of

8,625,000 Founder Shares outstanding. Historical information has been retroactively restated. The Founder Shares included an aggregate of up to 1,125,000 shares that were subject to forfeiture by the Sponsor following to the extent the underwriters’ election to exercise their over-allotment option was not exercised so that the number of Founder Shares collectively represented 20% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ not exercising their overallotment option in full, 888,732 Founder Shares were forfeited on March 4, 2021.
The Sponsor has agreed, not to transfer, assign or sell any Founder Shares until the earlier to occur of (i) one year after the completion of the Company’s Business Combination and (ii) subsequent to a Business Combination, (x) if the closing price of the Company’s DHC Class A Shares equals or exceeds $
12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading day
period commencing at least 150
days after the Company’s Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, or other similar transaction that results in all of the Company’s public shareholders having the right to exchange their DHC Class A Shares for cash, securities or other property.
Administrative Services Agreement
The Company entered into an agreement, commencing on March 4, 2021, through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, secretarial and administrative services. For the three and six months

DHC ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

ended June 30, 2023, the total expense for administrative services was $30,000 and $60,000, respectively. For the three and six months ended June 30, 2022, the total expense for administrative services was $30,000 and $60,000, respectively. As of June 30, 2023 and December 31, 2022, the Company had $60,000 and $120,000 included in accounts payable and accrued expenses on the accompanying condensed consolidated balance sheets, respectively.
Promissory Note — Related Party
On December 29, 2020, the Sponsor issued an unsecured promissory note
to the Company (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest
bearing and payable on the earlier of (i) July 31, 2021 or (ii) the completion of the Initial Public Offering. The outstanding amount of $171,357 was repaid after the closing of the Initial Public Offering on March 9, 2021. Borrowings under the Promissory Note are no longer available.
Related Party Advance
On March 3, 2023, the Sponsor advanced the Company $50,000. On April 18, 2023, the Sponsor additionally advanced the Company $250,000. The related party advances are non-interest bearing and payable upon demand. As of June 30, 2023 and December 31, 2022, the Company had $300,000 and $0 included in related party advances in the accompanying condensed consolidated
balance sheets.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. Such warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2023 and December 31, 2022, there were no working capital loans outstanding.
Non-Redemption
Agreement
On February 28, 2023, the Sponsor entered into
Non-Redemption
Agreements with various stockholders of the Company pursuant to which these stockholders have committed not to redeem their DHC Class A Share of the company in connection with the Extension Meeting held on March 3, 2023, but still retained their right to redeem their respective shares in connection with the closing of a Business Combination. The commitment to not redeem was accepted by holders of 400,000 shares of DHC Class A Shares. In consideration of this agreement, the Sponsor has agreed to transfer 150,000 of its DHC Class B Shares to the
Non-Redeeming
Stockholders at the closing of a Business Combination. Each shareholder committed to maintain, and not to redeem at the Extension Meeting, the lesser of (i) 400,000 DHC Class A Shares and (ii) 9.9% of the DHC Class A Shares. The Company estimated the aggregate fair value of the 150,000 founders shares attributable to the
Non-Redeeming
Shareholders to be $744,274 or $4.96 per share. Each
Non-Redeeming
Shareholder acquired from the Sponsor an indirect economic interest in the DHC Class B Shares. The excess of the fair value of the DHC Class B Shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, in

DHC ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

substance, it was recognized by the Company as a capital contribution by the Sponsor to induce these holders of the DHC Class A Shares not to redeem, with a corresponding charge to additional paid-in
capital to recognize the fair value of the shares transferred as an offering cost during the three and six months ended June 30, 2023.
The fair value of the founders shares was based on the following significant inputs:

February 28, 2023
Risk-free interest rate	4.72%
Remaining life of SPAC	0.68
Value in no De-SPAC scenario	$0.00
Probability of transaction	50.00%
NOTE 6. COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management continues to evaluate the

impact of the COVID-19 pandemic and has concluded

that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or the completion of the Business Combination, the specific impact is not readily determinable as of the date of these unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Various social and political circumstances in the United States and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the United States and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may also contribute to increased market volatility and economic uncertainties or deterioration in the United States and worldwide. Specifically, the rising conflict between Russia and Ukraine, and resulting market volatility could adversely affect the Company’s ability to complete a business combination. In response to the conflict between Russia and Ukraine, the United States and other countries have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the Company’s ability to complete a business combination and the value of the Company’s securities.
Registration Rights
Pursuance to a registration rights agreement entered into on March 4, 2021, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any DHC Class A Shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities.
In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights

DHC ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

agreement provide that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period, which occurs (i) in the case of the Founder Shares, and (ii) in the case of the Private Placement Warrants and the respective DHC Class A Shares underlying such warrants,

30
days

after the completion of the Business Combination. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters
a

45-day

option
from the date of the Initial Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On March 5, 2021, the underwriters elected to partially exercise their over-allotment option to purchase an additional 945,072 Units and their option to purchase an additional 3,554,928 Units expired.
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $10,830,775 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Consulting Agreement
On January 27, 2021, the Company entered into a Consulting Agreement for financial advisory services. The Company agrees to pay the consultant $2,000,000 and reimburse the consultant for all reasonable and documented expenses, which shall be earned upon announcement of an initial Business Combination and payable at the closing of the initial Business Combination.
Business Combination Agreement
On July 25, 2022, the Company entered into the Business Combination Agreement, by and among the Company, Merger Sub and GloriFi which was subsequently terminated on January 26, 2023.
Business Combination Expense Reimbursement Agreement
On February 21, 2022, the Company and GloriFi entered into an agreement pursuant to which GloriFi agreed to reimburse the Company certain business combination related expenses. During the year ended December 31, 2022, the Company wrote off $517,430 as bad debt in relation to this agreement.
Termination of Business Combination Agreement
On January 26, 2023, the Company sent GloriFi written notice that the Company had terminated the Business Combination Agreement, pursuant to Section 9.01(i) and Section 9.01(f) the Business Combination Agreement. The Company’s decision to terminate the Business Combination Agreement took into account the fact that GloriFi publicly announced that GloriFi was winding down its operations and closing its digital banking platform and other products.
As a result of the termination of the Business Combination Agreement, each of the Ancillary Agreements (as defined in the Business Combination Agreement) were terminated.

DHC ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

NOTE 7. SHAREHOLDERS’ DEFICIT
Preference Shares
—
The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2023 and December 31, 2022, there were no preference shares issued or outstanding.
DHC Class
 A Shares
— The Company is authorized to
issue 500,000,000
shares of DHC Class A Shares with a par value of $
0.0001
per share. Holders of DHC Class A Shares are entitled to
one vote for each share. At June 30, 2023 and December 31, 2022, there were 4,646,574 and 30,945,072 shares of DHC Class A Shares subject to possible redemption, respectively, which are presented as temporary equity.
DHC Class
 B Shares
— The Company is authorized to
issue 50,000,000
DHC Class B Shares with a par value of $
0.0001
per share. Holders of DHC Class B Shares are entitled to
one vote for each share. At June 30, 2023 and December 31, 2022, there were 7,736,268 shares of DHC Class B Shares issued and outstanding.
Holders of DHC Class A Shares and DHC Class B Shares will vote together as a single class on all other matters submitted to
a vote of shareholders, except as required by law; provided that only holders of DHC Class B Shares have the right to vote on the appointment of directors prior to the Company’s initial Business Combination. The DHC Class B Shares will automatically convert into DHC Class A Shares at the time of a Business Combination on a one-for-one basis,
subject to adjustment. In the case that additional DHC Class A Shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which DHC Class B Shares shall convert into DHC Class A Shares will be adjusted (unless the holders of a majority of the issued and outstanding DHC Class B Shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of DHC Class A Shares issuable upon conversion of all DHC Class B Shares will equal, in the aggregate,
20
% of the sum of all ordinary shares issued and outstanding upon completion of the Initial Public Offering plus all DHC Class A Shares and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).
NOTE 8. WARRANT LIABILITIES
As of June 30, 2023 and December 31, 2022, there were 10,315,024 Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a)
one year
from the closing of the Initial Public Offering and (b) 30 days after the completion of a Business Combination. The Public Warrants will expire five years
after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any DHC Class A Shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the DHC Class A Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

DHC ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

The Company has agreed that as soon as practicable, but in no event later than twenty business days after the closing of the Company’s Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the DHC Class A Shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within
60
business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those DHC Class A Shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that the DHC Class A Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the warrants become exercisable, the Company may redeem the Public Warrants for redemption (Redemption of warrants when the price per DHC Class A Share equals or exceeds $18.00):

•	in whole and not in part;

•	at a price of $ 0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the
DHC
Class A
S
hares equals or exceeds $
18.00
per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any
20
 trading days within a
30
trading days period ending three trading days before the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the DHC Class A Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those DHC Class A Shares is available throughout the
30-day redemption
period. If and when the warrants become redeemable the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption
 of warrants when the price per DHC Class
 A Share equals or ex
ceeds $10.00.
Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•
at $
0.10
per warrant upon a minimum of
30
days’ prior written notice of redemption
provided
that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the “fair market value” of the
DHC
Class A
S
hares;

•
if, and only if, the closing price of the
DHC
Class A

S
hares equals or exceeds $
10.00
per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any
20
 trading days within the
30
trading day period ending three trading days before the Company send the notice of redemption to the warrant holders; and

•	if the closing price of the DHC Class A S hares for any 20 trading days within a 30 -trading day period ending on the third trading day prior to the date on which the Company sends the notice of

DHC ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

redemption to the warrant holders is less than $18.00 per share, the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants.
In addition, if (x) the Company issue additional DHC Class A Shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $
9.20
per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than
60
% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the DHC Class A Shares during the
20
trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination (such price, the “Market Value”) is below $
9.20
per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to
115
% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to
180
% of the higher of the Market Value and the Newly Issued Price, and the $
10.00
per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
As of June 30, 2023 and December 31, 2022, there were 6,126,010
Private Placement Warrants outstanding. The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that (x) the Private Placement Warrants and the DHC Class A Shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until
30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable
as described above so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9. FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on an assessment of the assumptions that market participants would use in pricing the asset or liability.

DHC ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

At
June 30, 2023, assets held in the Trust Account were comprised of $48,590,022 of cash. During the period ended June 30, 2023, the Company did not withdraw any interest income from the Trust Account.
At December 31, 2022, assets held in the Trust Account were comprised of $313,913,217 of money market funds which are invested primarily in U.S. Treasury Securities. During the year ended December 31, 2022, the Company did not withdraw any interest income from the Trust Account.
The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at June 30, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	June 30, 2023		December 31, 2022
	Level	Amount	Level	Amount
Assets:
Cash and investments held in Trust Account	1	$48,590,022	1	$313,913,217
Liabilities:
Warrant Liabilities – Public Warrants	2	$486,869	2	$103,150
Warrant Liabilities – Private Placement Warrants	2	$289,148	2	$61,260
The Warrants were accounted for as liabilities in accordance with ASC
815-40
and are presented within warrant liabilities on the Company’s accompanying June 30, 2023 and December 31, 2022 condensed consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the unaudited condensed consolidated statements of operations.
The Company established the initial fair value for the Warrants on March 4, 2021, the date of the Company’s Initial Public Offering, using a Monte Carlo Simulation for the Private Placement Warrants and the Public Warrants. The subsequent measurements of the Public Warrants after the detachment of the Public Warrants from the Units was established by the public warrant price. The subsequent measurements of the Private Placement Warrants was established by using the closing price of the Public Warrants, an observable market quote for a similar asset in an active market. For June 30, 2023 and December 31, 2022, the Public Warrants have detached from the Units, and the closing price is utilized as the fair value.
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. Due to the lack of an active market, the estimated fair value of the Public Warrants transferred from a Level 1 measurement to a Level 2 fair value measurement during year ended December 31, 2022 was $1,031,502.
NOTE 10. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the condensed consolidated balance sheets date up to the date that the unaudited condensed consolidated financial statements were available to be issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors
of Brand Engagement Network Inc.
OPINION ON THE FINANCIAL STATEMENTS
We have audited the accompanying consolidated balance sheets of Brand Engagement Network Inc. (formerly Blockchain Exchange Network, Inc.) (the Company) as of December 31, 2022 and 2021, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.
EXPLANATORY PARAGRAPH – GOING CONCERN
The financial statements have been prepared assuming that the Company will continue as a going concern. As more fully explained in Note 1, the Company had a net loss of approximately $0.7 million, negative working capital of $0.6 million and an accumulated deficit of $1.6 million as of and for the year ended December 31, 2022. These facts raise substantial doubt as to the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
BASIS FOR OPINION
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ L J Soldinger Associates, LLC
June 23, 2023
We have served as the Company’s auditor since 2023
PCAOB ID: 318

BRAND ENGAGEMENT NETWORK INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2022 and 2021

	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$2,010	$—
Accounts receivable, net of allowance	1,000	—
Subscription receivable	—	55,000
Due from related parties	13,685	—
Prepaid expenses and other current assets	250	—

Total current assets	16,945	55.000
Intangible assets, net	600,317	677,245
Other assets	8,850	2,760

TOTAL ASSETS	$626,112	$735,005

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$580,680	$215,830
Due to related parties	35,539	24,431
Deferred revenue	50,000	—

Total current liabilities	666,219	240,261
Long-Term liabilities
Deferred revenue	—	50,000

Total Liabilities	666,219	290,261
Stockholders’ Equity (deficit)
Preferred stock par value $1.00 per share, 10,000,000 shares authorized but to date none designated. There are no issued or outstanding as of December 31, 2022 and 2021, respectively	—	—
Common stock par value of $0.001 per share and 100,000,000 shares authorized. As of December 31, 2022 and 2021, respectively, there are 63,151,000 and 59,370,000 shares issued and outstanding respectively.	63,151	59,370
Additional paid in capital	1,467,196	1,279,790
Accumulated deficit	(1,570,454)	(894,416)

Total Stockholders’ Equity (deficit)	(40,107)	444,744

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$626,112	$735,005

The accompanying notes are an integral part of these financial statements.

BRAND ENGAGEMENT NETWORK INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2022 and 2021

	2022	2021
Revenues	$15,642	$7,410
Cost of revenues	—	—

Gross Margin	15,642	7,410
Operating Expenses
General and administrative	1,026,549	781,772
Depreciation and amortization	76,928	—
Research and development	136,404	45,408

Total expenses	1,239,881	827,180

Net operating loss	(1,224,239)	(819,770)
Other Income (expenses)
Other	(362)	(304)
Gain on debt extinguishment	548,563	—

Net Other Income (expenses)	548,201	(304)

Loss before income taxes	(676,038)	(820,074)
Income taxes	$—	$—

Net loss	(676,038)	(820,074)

Net loss per common share- basic and diluted	$(0.01)	$(0.01)

Weighted-average common shares – basic and diluted	58,198,281	56,605,781

The accompanying notes are an integral part of these financial statements.

BRAND ENGAGEMENT NETWORK INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
For the years ended December 31, 2022 and 2021

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity/(Deficit)
	Shares	Par Value	Shares	Par Value
Balance at December 31, 2020	—	$—	50,000,000	$50,000	$—	$(74,342)	$(24,342)

Spin out of Company from Datum Point labs	—	—	—	—	—	—	—
Proceeds received from guaranteed warrant exercise offering	—		1,250,000	1,250	123,750	—	125,000
Stock-based compensation	—	—	250,000	250	203,640	—	203,890
Warrants exercised on cashless basis for conversion of accounts payable			200,000	200	19,800	—	20,000
Warrants exercised	—	—	1,050,000	1,050	99,450	—	100,500
Issuances for the conversion of accounts payable	—	—	1,620,000	1,620	160,905		162,525
Acquisition of Datum Point Labs	—	—	5,000,000	5,000	672,245		677,245
2021 Net Loss	—	—	—	—	—	(820,074)	(820,074)

Balance at December 31, 2021	—	$—	59,370,000	$59,370	$1,279,790	$(894,416)	$444,744

Option and warrant exercises	—	—	350,000	350	34,650	—	35,000
Stock issued in conversion of accounts payable	—	—	2,431,000	2,431	35,006	—	37,437
Stock issued in accounts payable conversion through warrant exercise	—	—	1,000,000	1,000	99,000	—	100,000
Stock-based compensation	—	—	—	—	18,750	—	18,750
2022 Net Loss	—	—	—	—	—	(676,038)	(676,038)

Balance at December 31, 2022	—	$—	63,151,000	$63,151	$1,467,196	$(1,570,454)	$(40,107)

The accompanying notes are an integral part of these financial statements.

BRAND ENGAGEMENT NETWORK INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2022 and 2021

	2022	2021
Cash flows from operating activities:
Net income (loss)	$(676,038)	$(820,074)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	76,928	—
Allowance for uncollected receivables	—	25,000
Gain on debt extinguishment	(548,563)	—
Warrant exercised through services provided	100,000	—
Stock based compensation	18,750	203,890
Changes in operating assets and liabilities of the business
Prepaid expense and other current assets	(250)	—
Accounts receivable	(1,000)	(25,000)
Accounts payable	950,850	398,355
Deferred revenue	—	50,000
Other assets	(6,090)	(2,760)

Net cash (used in) operating activities	(85,413)	(170,589)
Cash flows from investing activities:
Advances to related parties	(13,685)	—
Proceeds received from related party advance repayments	11,108	89

Net cash (used in) provided by investing activities	(2,577)	89
Cash flows from financing activities:
Proceeds received from warrant exercise	90,000	45,500
Proceeds from issuance of warrants with guaranteed exercise	—	125,000

Net cash provided by financing activities	90,000	170,500
Net increase (decrease) in cash and cash equivalents	2,010	—
Cash and cash equivalents at the beginning of the year	—	—

Cash and cash equivalents at the end of the year	$2,010	$—

Supplemental Cash Flow Information
Cash paid for interest	—	—

Supplemental Cash Flow Information	—	—

Supplemental Non-Cash Information
Patent portfolio acquired with common shares	—	677,245

Conversion of accounts payable into common shares	37,437	182,525

The accompanying notes are an integral part of these financial statements.

BRAND ENGAGEMENT NETWORK INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE A — NATURE OF OPERATIONS AND GOING CONCERN

History
Brand Engagement Network Inc. (formerly Blockchain Exchange Network Inc.) (together with its subsidiaries, “BEN” or “the Company”) was formed in Jackson, Wyoming on April 17, 2018, and was named in honor of the renowned Founding Father and inventor, Benjamin Franklin. As more fully described in Note C, in 2019, the Company became a wholly owned subsidiary of Datum Point Labs (“DPL”), and then was spun out of DPL in May 2021. BEN acquired DPL in December 2021.
Nature of Operations
The Company is an innovative AI platform provider, designed to interface with emerging technologies, including blockchain, internet of things, and cloud computing, that drives digital transformation across various industries and provides businesses with unparalleled competitive edge. BEN offers a suite of configured and customizable applications, including natural language processing, anomaly detection, encryption, recommendation engines, sentiment analysis, image recognition, personalization, and real-time decision-making. These applications help companies improve customer experiences, optimize cost drivers, mitigate risks, and enhance operational efficiency.
In March 2023, the Company effected a change to its capital structure. Prior to this period, the Company maintained two classes of common shares, A common shares and B common shares. The only difference between the two classes was that the A common shares had voting rights on all matters put before a vote and the B common shares only had such voting rights as required under Wyoming State law. In March 2023, the Company removed the distinction between A common shares and B common shares and as of that period, the Company had only one class of common shares. The Company has treated this change as if it occurred at the inception of the Company and all amounts and shares included herein these financial statements are shown only as one class of common stock.
Going Concern
The accompanying financial statements have been prepared as though the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As of December 31, 2022, the Company has an accumulated deficit of approximately $1.6 million, a net loss of approximately $0.7 million and net cash used in operating activities was approximately $0.1 million during the year ended December 31, 2022. Management expects to continue to incur operating losses and negative cash flows from operations for at least the next 12 months. The Company has financed its operations to date from proceeds from the sale of common stock, exercises of warrants, and issuance of debt. Our current liquidity position raises substantial doubt about the Company’s ability to continue as a going concern.
The Company believes that its existing cash and cash equivalents will be insufficient to meet its anticipated cash requirements for at least the next 12 months from the date the financial statements are issued. The assumptions upon which the Company has based its estimates are routinely evaluated and may be subject to change. The actual amount of the Company’s expenditures will vary depending upon several factors including but not limited to the design, timing, and the progress of the Company’s research and development programs, and the level of financial resources available. The Company can adjust its operating plan spending based on available financial resources.
The Company will need to raise additional capital to continue to fund operations and product research and development. The Company believes that it will be able to obtain additional working capital through equity financings, additional debt, or other arrangements to fund future operations; however, as of the date of these financial statements, no committed funding has been obtained, and there can be no assurance that such additional financing, if available, can be obtained on terms acceptable to the Company. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING
 POLICIES
Basis of Presentation and Consolidation
The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s consolidated financial statements include the accounts of the Company and the accounts of the Company’s wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenue and expenses. Actual results and outcomes could differ significantly from the Company’s estimates, judgments, and assumptions. Significant estimates in our financial statements include, but are not limited to, assumptions used to measure stock-based compensation, the valuation of patents received in our acquisition of an entity under common control, we also perform impairment testing on certain assets such as our indefinite lived intangible assets.
These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods. As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates and assumptions.
Significant Risks and Uncertainties
There can be no assurance that the Company’s research and development will be successfully commercialized. Developing and commercializing a goods and services require significant time and capital and is subject to regulatory review and approval as well as competition from other AI technology companies. The Company operates in an environment of rapid change and is dependent upon the continued services of its employees and consultants and obtaining and protecting intellectual property.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents. The Company maintains its cash and cash equivalent balances in the form of business checking accounts and money market accounts, the balances of which, at times, may exceed federally insured limits.
Revenue Recognition and Accounts Receivables
The Company accounts for revenue in accordance with Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606) for all periods presented. The core principle of ASC 606 is to recognize revenue for the transfer of promised goods or services to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. This principle is achieved by applying the following five-step approach:
13) Identification of the Contract, or Contracts, with a Customer
.
2) Identification of the Performance Obligations in the Contract
.
3) Determination of the Transaction Price
.
4) Allocation of the Transaction Price to the Performance Obligations in the Contract
.
5) Recognition of Revenue when, or as, Performance Obligations are Satisfied
.
Trade receivables represent amounts due from customers and are stated net of the allowance for doubtful accounts. The allowance for doubtful accounts is based on management’s assessment of the collectability of specific customer accounts, the aging of the accounts receivable, historical experience, and other currently available evidence. If there is a deterioration of a major customer’s credit worthiness or actual defaults are higher than the historical experience, management’s estimates of the recoverability of amounts due the Company could be adversely affected. Trade receivables of the Company as of December 31, 2022 and 2021 are net of allowance amounting to $25,000 and $25,000, respectively
Impairment of Definite Lived Intangible Assets
The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds its estimated undiscounted net cash flows, before interest, the Company will recognize an impairment loss equal to the difference between its carrying amount and its estimated fair value. If impairment is recognized, the reduced carrying amount of the asset will be accounted for as its new cost. Generally, fair values are estimated using discounted cash flow, replacement cost or market comparison analyses. The process of evaluating for impairment requires estimates as to future events and conditions, which are subject to varying market and economic factors. Therefore, it is reasonably possible that a change in estimate resulting from judgments as to future events could occur which would affect the recorded amounts of the asset. No impairment losses were recorded for the years ended December 31, 2022 and 2021.
Research and Development Costs
Costs incurred in connection with research and development activities are expensed as incurred. These costs include rent for facilities, hardware and software equipment costs, consulting fees for technical expertise, prototyping, and testing.
Stock Compensation
We recognize stock-based compensation for stock-based awards (including stock options, restricted stock units, and restricted stock awards) in accordance with ASC No. 718, Compensation – Stock Compensation (“ASC 718”). Determining the appropriate fair value of stock-based awards requires numerous assumptions, some of which are highly complex and subjective.
Stock-based awards generally vest subject to the satisfaction of service requirements, or the satisfaction of both service requirements and achievement of certain performance conditions or market and service conditions. For stock-based awards that vest subject to the satisfaction of service requirements or market and service conditions, stock-based compensation is measured based on the fair value of the award on the date of grant and is recognized as stock-based compensation on a straight-line basis over the requisite service period. For stock-based awards that have a performance component, stock-based compensation is measured based on the fair value on the grant date and is recognized over the requisite service period as achievement of the performance objective becomes probable.
We estimate the fair value of our stock option and warrant awards on the grant date using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the use of judgments and assumptions, including fair value of our common stock, the option’s expected term, the expected price volatility of the underlying stock, risk free interest rates and the expected dividend yield.
The fair value of our restricted stock awards is estimated on the date of grant based on the fair value of our common stock.
The Black-Scholes model assumptions are further described below:

•	Common stock — the fair value of the Company’s common stock.

•	Expected Term — We utilize the private company practical expedient to use the contractual term of the grant.

•
Expected Volatility — The Company lacks its own historical stock data. Therefore, it estimates its expected stock volatility based primarily on the historical volatility of a publicly traded set of peer companies.

•	Risk-Free Interest Rate — The Company bases the risk-free interest rate on daily constant maturity treasury auction yields received as a proxy for the implied yield from strips.

•
Expected Dividend — The Company has never declared or paid any cash dividends on its common shares and does not plan to pay cash dividends in the foreseeable future, and, therefore, uses an expected dividend yield of zero in its valuation models.

Cash and Cash Equivalents
We consider all highly liquid investments, readily convertible to cash, and which have a remaining maturity date of three months or less at the date of purchase, to be cash equivalents. Cash and cash equivalents are recorded at fair value and are held for the purpose of meeting short-term liquidity requirements, rather than for investment purposes.
Leases
The Company leases office space in Jackson, Wyoming. In October 2021, the Company entered into a 1 year lease with monthly payments of $850. The lease contained no extension. In October 2022, the Company entered into a 1 year extension with the landlord at $950 per month. No extension or other options exist past this one year extension. Total rental costs incurred for the years ended December 31, 2022 and 2021 were approximately $19,000, and $7,000, respectively. The Company has chosen to utilize the practical expedient such that the current leases are accounted for as operating leases under ASC 840 due to their term being one year or less.
Fair Value of Financial Instruments
The Company accounts for financial instruments under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:
Level 1 — quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 — observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and
Level 3 — assets and liabilities whose significant value drivers are unobservable.
Net Loss per Share
Basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted loss per share reflects the potential dilution, using the treasury stock method that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the loss of the Company. In computing diluted loss per share, the treasury stock method assumes that outstanding instruments are exercised/converted and the proceeds are used to purchase common stock at the average market price during the period. Instruments may have a dilutive effect under the treasury stock method only when the average market price of the common stock during the period exceeds the exercise price/conversion rate of the instruments. The Company accounts for stock issued in spin out transactions and consummations of mergers of entities under common control retrospectively (see Note D).
The following common share equivalents are excluded from the calculation of weighted average common shares outstanding because their inclusion would have been anti-dilutive:

	December 31, 2022	December 31, 2021
Options & Warrants	2,100,000	3,500,000
Income Taxes
The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
Deferred tax assets are recognized to the extent that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning
strategies, and results of recent operations. If the Company determines that it is able to realize its deferred tax assets in the future in excess of their net recorded amount, the Company records an adjustment to the deferred tax asset valuation allowance, which reduces the provision for income taxes.
Tax benefits from uncertain tax positions are recognized only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the Company’s consolidated financial statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized. Interest and penalties are recognized associated with tax matters as part of the income tax provision and include accrued interest and penalties with the related income tax liability on the Company’s consolidated balance sheets.
Recently Issued Accounting Standards
The Company continually assesses any new accounting pronouncements to determine their applicability. When it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequences of the change to its financial statements and assures that there are proper controls in place to ascertain that the Company’s financial statements properly reflect the change.
NOTE C — SPIN OUT OF AND ACQUISITION OF DATUM POINT LABS
In 2019, the Company was acquired by Datum Point Labs (“DPL”) in a transaction in which all 50,000,000 of the then issued and outstanding shares of the Company (the founding shares) were acquired by DPL. At that time, DPL had sued the owners of a patent portfolio in which DPL had acquired 2 patents, but then determined that without the other eight patents in support of the two purchased, that the two purchased patents were worthless. That litigation was settled in 2019 and DPL as part of that settlement acquired the eight additional patents in the portfolio. From the time of the settlement through 2021, DPL had in essence wound down its operations and as of December 31, 2020 had no assets or liabilities or than its patent portfolio. In early 2021, DPL had been approached by a consulting firm with respect to a potential acquisition of a third entity. In order to affect this potential acquisition, in May 2021, DPL issued the 50,000,000 shares of stock of the Company through a dividend to its shareholders and the Company began discussions with the consulting firm and third party entity.
Subsequent to those discussions with the consulting firm, the potential acquisition of the third party was not pursued. In light of this, the Company chose to enter into a line of business utilizing the patent portfolio of DPL and at the end of December 2021, the Company acquired 100% of the then issued and outstanding equity of DPL through the issuance of 5,000,000 shares of common stock of the Company. At the time of the merger, DPL had only the patent portfolio and no other assets or liabilities and the shareholder bases of both companies were over 90% similar. The Company has treated the merger as the acquisition of an entity under common control and the assets were acquired at their historical cost to DPL at the time of the merger. At the time of the merger, the historical book value of the patent portfolio was $677,245. As of December 31, 2022 and 2021 the patent portfolio are as follows:

	Useful Lives (Years)	Weighted Average Remaining Life (Years)	December 31, 2022
			Intangible Assets	Accumulated Amortization	Net Balance
Patent portfolio	14	7.75	$880,000	$(279,683)	$600,317

Total			$880,000	$(279,683)	$600,317

	Useful Lives (Years)	Weighted Average Remaining Life (Years)	December 31, 2021
			Intangible Assets	Accumulated Amortization	Net Balance
Patent portfolio	14	8.75	$880,000	$(202,755)	$677,245

Total			$880,000	$(202,755)	$677,245

Total amortization expense was $76,928 and $0 for the years ended December 31, 2022 and 2021 respectively.
NOTE D — STOCKHOLDERS’ EQUITY
As of and for the years ended December 31, 2022 and 2021, the Company had authorized 10,000,000 shares $1.00 par value preferred stock, none of which to date have been designated nor any issued.
As of and for the years ended December 31, 2022 and 2021, the Company had authorized 100,000,000 shares $0.001 par value common stock, which as of December 31, 2022 and 2021 the Company had 63,151,000 and 59,370,000 shares of common stock outstanding.
As discussed in Note C, from January 1 through May 2021, the Company was a wholly owned subsidiary of DPL. In May 2021, DPL distributed the 50,000,000 shares of common stock of the Company on a pro rata basis to its own shareholders, effecting a spin out of the Company.

Stock Subscription Receivable
As of December 31, 2021, the Company had a subscription receivable for $55,000 for 550,000 shares of common stock outstanding from the exercise of warrants in which the Company received the proceeds from the exercise in the first quarter of 2022. No subscription receivable was outstanding as of December 31, 2022.
Amendment to Articles of Incorporation
In March 2023, the Company amended its Articles of Incorporation. Prior to this amendment, the Company had two classes of common shares outstanding. The Class A shares of common stock and the Class B shares of common stock. The only difference to the shares was that the Class A shares had the right to vote on all matters while the Class B shares could only vote on those matters required under the laws of the State of Wyoming. The March 2023 amendment to its Articles of Incorporation removed the two classes and combined all shares of common stock as one class. The Company has treated this event as equivalent to a stock dividend or split and has there
2021 Activity
In the year ended December 31, 2021, the Company received proceeds of $45,500 from the exercise of warrants to acquire 455,500 shares of common stock of the Company (note: this is net of the subscription receivable amounts noted above).
In the year ended December 31, 2021, the Company entered into certain agreements with investors in which the investor agreed to acquire a warrant to acquire shares of common stock of the Company and at the time of the agreement guaranteed exercise and payment of the exercise price within 90 days of entering into the agreement. The Company received proceeds of $125,000 for the sale of warrants to acquire 1,250,000 shares of common stock in 2021 under these agreements.
As discussed in Note C, in December 2021, the Company issued 5,000,000 shares of stock to acquire 100% of the then issued and outstanding equity of DPL. The share grant was recorded at then historical value of the sole asset acquired, the patent portfolio with a net book value of $677,245.
In the year ended December 31, 2021, the Company was able to satisfy $162,525 of accounts payable through the exercise in lieu of cash of warrants to acquire 200,000 shares of common stock and through the grant of 1,620,000 shares of common stock of the Company.
In the year ended December 31, 2021, a warrant to acquire 250,000 shares of common stock was exercised with the exercise price paid in services rendered to the Company for $25,000, which was recorded as stock based compensation.
2022 Activity
The Company received a valuation analysis in form of a 409(A) valuation which was used to value the underlying shares of common stock in 2022. The per share value was $0.0154 per share
In the year ended December 31, 2022, the Company received proceeds of $35,000 from the exercise of options and warrants to acquire 350,000 shares of common stock of the Company.
In the year ended December 31, 2022, the Company was able to satisfy $586,000 of accounts payable through the issuance of 2,431,000 shares of common stock. The Company recorded a gain on extinguishment of $548,563, which is included in other income on the consolidated statement of operations.
In the year ended December 31, 2022, a previously issued warrant to acquire 1,000,000 shares of common stock was exercised with the exercise price paid in services rendered to the Company for $100,000 (see note below).

Equity Compensation Plans
In May 2021, the Company adopted the 2021 Incentive Stock Option Plan (“Option Plan”) that entails provides for the grant of the following types of Stock Awards: (i) Incentive Stock Options,
(ii) Non-statutory
Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards and (vi) Other Stock Awards. The Option Plan will be administered by the Board of Directors. The Board may designate such authority to a committee of its discretion. The Option Plan awards are available to all employees, members of the board of directors and consultants. The Option grants authorized for issuance under the Plan may total exercise into 10,000,000 shares of Common Stock. In the event of a termination or cancellation of an unused option grant, those shares revert to the Option Plan.
NOTE E — EQUITY-BASED COMPENSATION
Option Awards
2021 Activity
The Company granted options to acquire 1,250,000 shares of common stock of the Company at an exercise price of $0.10 per share in the year ended December 31, 2021. All of the options granted had a service vesting condition of 25% cliff after 1 year and then monthly thereafter for 36 months (2.067% per month).
There was no 2022 option grant activity.
The following table provides the estimates included in the inputs to the black-scholes merton pricing model for the options granted:

2021
Underlying fair market value	$0.10
Expected life	10 years
Risk free interest rate	1.52%
Dividend rate	0%
Historical volatility	49.6%
A summary of option activity for the years ended December 31, 2022 and 2021 is as follows:

	Number of Shares	Weighted Average Exercise Price		Total Grant date Fair Value	Weighted Average Remaining Contractual Life (in years)
Outstanding as of December 31, 2020	—		$—	$—	—
Granted	1,250,000		$0.10	0.06	10
Exercised	—		$—	—	—
Forfeited or expired	—		$—	—	—

Outstanding as of December 31, 2021	1,250,000		$0.10	$0.06	9.75

Granted	—		—	—	—
Exercised	(250,000)		$0.10	$0.06
Forfeited or expired		$
Options Outstanding as of December 31, 2022	1,000,000		$0.10	$0.06	8.75
Options unvested as of December 31, 2022	1,000,000		$0.10	$0.06	8.75

The Company recorded stock-based compensation from option grants of $18,750 and $4,690 in the years ended December 31, 2022 and 2021, respectively.

Warrant Awards
2021 Activity
In the year ended December 31, 2021, the Company has issued warrants to purchase 4,300,000 shares Common Stock, of which 3,050,000 were granted as compensation awards. In 2021, the Company issued warrants to acquire 1,250,000 shares of common stock in an offering in which the accredited investors who purchased the warrants agreed at time of purchase to exercise the warrants and remit to the Company the exercise price of $125,000 within 90 days. All of the compensatory grants in the year ended December 31, 2021 had an exercise price of $0.10 per share and immediately vested. All but one grant had a term of 10 years with the one grant in December 2021, for 1,000,000 shares having a term of 1 year, with the grantee being able to exercise the warrant for cash or at the grantee option, in services provided to the Company at an agreed upon rate (see note above). The Company’s policy is for grants issued to consultants with immediate vesting to be expensed at grant. The following table provides the estimates included in the inputs to the black-scholes merton pricing model for the options granted:

2021
Underlying fair market value	$0.10
Expected life	1-10 years
Risk free interest rate	0.25% - 1.62%
Dividend rate	0%
Historical volatility	49.4% - 81.5%
2022 Activity
There were no warrants granted in the year ended December 31, 2022.
The following table summarizes the Company’s warrant activity for the years ended December 31, 2021 and 2022:

	Number of Warrants	Weighted Average Price	Grant Date Fair Value	Weighted Average Remaining Contractual Life (in years)
Outstanding as of December 31, 2020	350,000	$0.10	$—	7.0
Granted	4,300,000	$0.10	$0.05	10.0
Exercised	(2,400,000)	$0.10	$0.05	—
Forfeited or expired	—	$—	—

Outstanding as of December 31, 2021	2,250,000	$0.10	$0.05	9.0

Granted	—	—	—	—
Exercised	(1,150,000)	$0.10	$0.05	—
Forfeited or expired	—	—	—	—
Warrants Outstanding as of December 31, 2022	1,100,000	$0.10	$0.05	8.0
Warrants unvested as of December 31, 2022	—	$—	$—	—

The Company recorded stock based compensation expense of $0 and $174,200 for the years ended December 31, 2022 and 2021 respectively.

NOTE F — INCOME TAXES
The components of our deferred tax assets are as follows:

	December 31,
	2022	2021
Deferred Tax Assets:
Net operating losses	$180,000	$134,000
Research and experimental deferral under TCJA	23,000	—
Allowance for doubtful accounts	—	5,000
Liabilities not satisfied within 75 days of year end	53,000	32,000

Total deferred tax assets	256,000	171,000
Less: Valuation allowance	(256,000)	(171,000)

Net Deferred Tax Assets:	$—	$—
Deferred Tax Liabilities:	—	—
	$—	$—

Net Deferred Tax Liability	$—	$—

The benefit of income taxes for the years ended December 31, 2021 and 2020 consist of the following:

	For the years ended December 31,
	2022	2021
U.S. federal
Current	$—	$—
Deferred	(256,000)	(171,000)
State and local
Current	—	—
Deferred	—	—
Valuation allowance	256,000	171,000

Income Tax Provision (Benefit)	$—	$—

A reconciliation of the statutory income tax rate to the effective tax rate is as follows:

	December 31,
	2021	2020
Federal rate	(142,000)	(172,000)
State income taxes, net of federal benefit	—	—
Gain on extinguishment	(115,000)	—
Other	1,000	1,000
Change in valuation allowance	256,000	171,000

Income Taxes Provision (Benefit)	—	—

As of December 31, 2022 and 2021, the Company has available carryforwards for federal net operating losses of approximately $1.49 million and $0.64 million, respectively, which can be carried forward indefinitely. Due to changes in the Company’s ownership over time, it is possible that future utilization of the net operating loss carryforwards may be subject to certain limitations under Internal Revenue Code Section 382. While the scope of any such limitations has not been determined, they could result in significant permanent impairments to the Company’s net operating loss carry forwards and reduction in the gross deferred tax asset that is disclosed above.

Wyoming has no corporate income tax.
The Company does not expect any material changes in the amount of unrecognized tax benefits within the next twelve months. The Company files tax returns as prescribed by the laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations. The statute of limitations period is generally three years. Due to the extent of the net operating loss carryforward, however, all tax years remain open to examination.
NOTE G — DEFERRED REVENUE
In December 2021, the Company invoiced customers, related through common ownership, for $50,000 for which services were not yet performed as of December 31, 2022 and 2021. The Company expects to deliver the services required in the second half of 2023 and when complete and transferred to its customers, will record the revenue at that time.
NOTE H — RELATED PARTY TRANSACTIONS
In the year ended December 31, 2022 and 2021, certain officers and directors advanced funds to or were advances from the Company on an undocumented, non-interest
bearing, due on demand basis. As of December 31, 2022 and 2021, the Company owed $35,539 and $24,431 and was owed $13,685 and $0, respectively. In the years ended December 31, 2022 and 2021, the Company recorded professional and other fees and costs related to consulting services from related parties of approximately $192,000 and $85,000, respectively.
NOTE J — COMMITMENTS AND CONTINGENCIES
The Company is subject to various legal and regulatory proceedings, claims, and assessments, as well as other contingencies, that arise in the ordinary course of business. The Company accrues for these contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. The Company regularly reviews and updates its accruals for contingencies, and makes adjustments as necessary based on changes in circumstances and the emergence of new information.
In 2022, the Company was notified by a customer of pending litigation for non-payment
of invoices submitted for consulting services provided. As of December 31, 2022, the Company had recorded an amount due in accounts payable of $36,875. In May 2023, the Company settled the matter with the consultant and agreed to pay $28,610 in full settlement of the matter.
NOTE K — SUBSEQUENT EVENTS
In May 2023, the Company entered into an asset purchase agreement to acquire certain assets of an AI company based in South Korea. Under the terms of the agreement, the Company will issue 16,012,750 shares of its common stock, to the sellers in exchange for the assets. The assets include certain intellectual property, software, and other technology assets that are expected to enhance the Company’s AI capabilities and accelerate the development of new products. In addition, the Company has opened an office in South Korea and has entered into employment agreements with the individuals involved with the AI company. The closing of the acquisition is subject to customary closing conditions and is expected to occur in the second quarter of 2023. The Company will account for the acquisition as a purchase of assets in accordance with Accounting Standards Codification 805, Business Combinations. The fair value of the assets acquired and the fair value of the common stock issued will be determined as of the closing date.

In February and March 2023, the Company issued compensatory option and warrant grants to acquire a total of 5,100,000 shares of its common stock.
In May 2023, the Company entered into a
non-binding
letter of intent to acquire a company in a related industry. Entry into a definitive agreement will require further due diligence, which has only recently begun, as well as preparation of a purchase agreement agreeable in form and content to both parties. Because of these contingencies, the Company is unable to determine a likelihood of closing at this time.

BRAND ENGAGEMENT NETWORK INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$288,083	$2,010
Accounts receivable, net of allowance	—	1,000
Due from related parties	—	13,685
Prepaid expenses and other current assets	124,403	250

Total current assets	412,486	16,945
Property and equipment	182,829	—
Intangible assets, net	18,043,797	600,317
Other assets	196,335	8,850

TOTAL ASSETS	$18,835,447	$626,112

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$265,705	$580,680
Accrued expenses	447,619	—
Due to related parties	223,125	35,539
Deferred revenue	—	50,000
Short-term debt	891,974	—

Total current liabilities	1,828,423	666,219
Note payable – related party	620,000	—

Total Liabilities	2,448,423	666,219
Commitments and Contingencies
Stockholders’ Equity (deficit)

Preferred stock par value $1.00 per share, 10,000,000 shares authorized but to date none designated. There are no issued or outstanding as of June 30, 2023 and December 31, 2022, respectively	—	—

Common stock par value of $0.001 per share and 100,000,000 shares authorized. As of June 30, 2023 and December 31, 2022, respectively, there are 82,096,713 and 63,151,000 shares issued and outstanding respectively.	82,097	63,151
Additional paid in capital	23,629,369	1,467,196
Accumulated deficit	(7,324,442)	(1,570,454)

Total Stockholders’ Equity (deficit)	16,387,024	(40,107)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$18,835,447	$626,112

The accompanying unaudited notes are an integral part of these financial statements.

BRAND ENGAGEMENT NETWORK INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended June 30,
	2023	2022
Revenues	$—	$5,642
Cost of revenues	—	—

Gross profit	—	5,642
Operating expenses
General and administrative	5,396,446	728,810
Depreciation and amortization	247,414	38,464
Research and development	78,378	136,064

Total expenses	5,722,238	903,338

Net operating loss	(5,722,238)	(897,696)

Other income (expenses):
Other	(31,750)	249
Gain on debt extinguishment	—	513,117

Net other income (expenses)	(31,750)	513,366

Loss before income taxes	(5,753,988)	(384,330)
Income taxes	—	—

Net loss	$(5,753,988)	$(384,330)

Net loss per common share- basic and diluted	$(0.08)	$(0.01)

Weighted-average common shares – basic and diluted	69,094,708	59,955,556

The accompanying unaudited notes are an integral part of these financial statements.

BRAND ENGAGEMENT NETWORK INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity/(Deficit)
	Shares	Par Value	Shares	Par Value
Balance at December 31, 2022	—	$—	63,151,000	$63,151	$1,467,196	$(1,570,454)	$(40,107)
Stock issued for DM Lab APA	—	—	16,012,750	16,013	15,996,737	—	16,012,750
Option and warrant exercises	—	—	509,375	650	50,288	—	50,938
Stock issued in conversion of convertible notes	—	—	1,400,000	1,400	1,398,600	—	1,400,000
Stock issued in conversion of accounts payable and loans payable	—	—	882,963	883	432,080	—	432,963
Stock-based compensation	—	—	—	—	4,284,468	—	4,284,468
Net loss	—	—	—	—	—	(5,753,988)	(5,753,988)

Balance at June 30, 2023	—	$—	81,956,088	$82,097	$23,629,369	$(7,324,442)	$16,387,024

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Par Value	Shares	Par Value
Balance at December 31, 2021	—	$—	59,370,000	$59,370	$1,279,790	$(894,416)	$444,744
Option and warrant exercises	—	—	350,000	350	34,650	—	35,000
Stock issued in conversion of accounts payable	—	—	2,395,000	2,395	34,488	—	36,883
Stock issued in accounts payable conversion through warrant exercise	—	—	—	—	50,000		50,000
Stock-based compensation	—	—	—	—	9,375	—	9,375
Net loss	—	—	—	—	—	(384,330)	(384,330)

Balance at June 30, 2022	—	$—	62,115,000	$62,115	$1,408,303	$(1,278,746)	$191,672

The accompanying unaudited notes are an integral part of these financial statements.

BRAND ENGAGEMENT NETWORK INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(5,753,988)	$(384,330)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	247,414	38,464
Gain on debt extinguishment	—	(513,117)
Warrant exercised through services provided	—	50,000
Stock based compensation	4,284,468	9,375
Changes in operating assets and liabilities of the business
Prepaid expense and other current assets	(124,153)	(1,350)
Accounts receivable	500	(1,000)
Accounts payable	(224,141)	731,535
Accrued expenses	250,967	—
Other assets	67,370	2,760

Net cash used in operating activities	(1,251,563)	(67,663)
Cash flows from investing activities:
Purchase of property and equipment	(7,359)	—
Advances to related parties	(31,565)	(2,301)
Proceeds received from related party advance repayments	146,337	—
Capitalized internal-use software costs	(144,448)	—
Asset acquisition (Note C)	(257,113)	—
Deposit on patents	(172,220)	—

Net cash provided by (used in) investing activities	(466,368)	(2,301)
Cash flows from financing activities:
Proceeds from convertible notes	1,400,000	—
Proceeds from related party note	620,000	—
Proceeds received from option exercises	10,938	—
Proceeds received from warrant exercise	10,000	90,000
Payment of deferred financing costs	(36,934)	—

Net cash provided by financing activities	2,004,004	90,000
Net increase in cash and cash equivalents	286,073	20,036
Cash and cash equivalents at the beginning of the period	2,010	—

Cash and cash equivalents at the end of the period	$288,083	$20,036

Supplemental Cash Flow Information
Cash paid for interest	$—	$—

Cash paid for income taxes	$—	$—

Supplemental Non-Cash Information
Conversion of convertible notes into common shares	$1,400,000	$—

Conversion of accounts payable into common shares	$432,963	$36,883

Warrants exercise through settlement of accounts payable	$30,000	$—

Deferred financing costs in accounts payable	$45,701	$—

Fair value of common stock issued in connection with asset acquisition	$16,012,750	$—

The accompanying unaudited notes are an integral part of these financial statements.

BRAND ENGAGEMENT NETWORK INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
NOTE A — NATURE OF OPERATIONS AND GOING CONCERN

History
Brand Engagement Network Inc. (formerly Blockchain Exchange Network Inc.) (together with its subsidiaries, “BEN” or “the Company”) was formed in Jackson, Wyoming on April 17, 2018, and was named in honor of the renowned Founding Father and inventor, Benjamin Franklin. As more fully described in Note C, in 2019, the Company became a wholly owned subsidiary of Datum Point Labs (“DPL”), and then was spun out of DPL in May 2021. BEN acquired DPL in December 2021.
Nature of Operations
The Company is an innovative AI platform provider, designed to interface with emerging technologies, including blockchain, internet of things, and cloud computing, that drives digital transformation across various industries and provides businesses with unparalleled competitive edge. BEN offers a suite of configured and customizable applications, including natural language processing, anomaly detection, encryption, recommendation engines, sentiment analysis, image recognition, personalization, and real-time decision-making. These applications help companies improve customer experiences, optimize cost drivers, mitigate risks, and enhance operational efficiency.
Going Concern
The accompanying financial statements have been prepared as though the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As of June 30, 2023, the Company has an accumulated deficit of $7,324,442, a net loss of approximately $5,753,988 and net cash used in operating activities was approximately $1,251,563 during the six months ended June 30, 2023. Management expects to continue to incur operating losses and negative cash flows from operations for at least the next 12 months. The Company has financed its operations to date from proceeds from the sale of common stock, exercises of warrants, and issuance of debt. Our current liquidity position raises substantial doubt about the Company’s ability to continue as a going concern.
The Company believes that its existing cash and cash equivalents will be insufficient to meet its anticipated cash requirements for at least the next 12 months from the date the financial statements are issued. The assumptions upon which the Company has based its estimates are routinely evaluated and may be subject to change. The actual amount of the Company’s expenditures will vary depending upon several factors including but not limited to the design, timing, and the progress of the Company’s research and development programs, and the level of financial resources available. The Company can adjust its operating plan spending based on available financial resources.
The Company will need to raise additional capital to continue to fund operations and product research and development. The Company believes that it will be able to obtain additional working capital through equity financings, additional debt, or other arrangements to fund future operations; as of the date of these financial statements, additional funding has been obtained through issuance of convertible notes which is discussed in the subsequent event footnote. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING
 POLICIES
Basis of Presentation and Consolidation
The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s consolidated financial statements include the accounts of the Company and the accounts of the Company’s wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.
The accompanying unaudited condensed consolidated financial statements and related notes have been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for interim unaudited consolidated financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete consolidated financial statements. Certain information and footnote disclosure normally included in financial statements prepared in accordance with US GAAP have been omitted pursuant to instructions, rules, and regulations prescribed by the SEC.
Unaudited interim results
These unaudited financial statements and accompanying notes should be read in conjunction with the Company’s annual audited financial statements and the notes thereto included herein in the Registration Statement on
Form S-4.
The accompanying financial statements as of June 30, 2023 and for the six months ended June 30, 2023 and 2022 are unaudited but have been prepared on the same basis as the annual audited financial statements and include all adjustments that management believes to be necessary for a fair presentation of the periods presented. Interim results are not necessarily indicative of results for a full year. Balance sheet amounts as of December 31, 2022 have been derived from the audited financial statements as of that date included herein in this registration statement.
Use of Estimates
The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenue and expenses. Actual results and outcomes could differ significantly from the Company’s estimates, judgments, and assumptions. Significant estimates in our financial statements include, but are not limited to, assumptions used to measure stock-based compensation, valuation of the intangible assets acquired from DM Lab (see Note C). We also perform impairment testing on certain assets such as our definite-lived intangible assets.
These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods. As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates and assumptions.
Segment and geographic information
Operating segments are defined as components of an entity about which separate discrete financial information is available for evaluation by the chief operating decision maker (CODM), or decision-making group, in deciding how to allocate resources and in assessing performance. The CODM for the Company is the Chief Executive Officer. The Company views its operations as, and manages its business in, one operating segment.
The Company has an office in the Republic of Korea dedicated to research and development activities. The carrying value of assets held in the Republic of Korea was $416,951 as of June 30, 2023.

Significant Risks and Uncertainties
There can be no assurance that the Company’s research and development will be successfully commercialized. Developing and commercializing goods and services require significant time and capital and is subject to regulatory review and approval as well as competition from other AI technology companies. The Company operates in an environment of rapid change and is dependent upon the continued services of its employees and consultants and obtaining and protecting intellectual property.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents. The Company maintains its cash and cash equivalent balances in the form of business checking accounts and money market accounts, the balances of which, at times, may exceed federally insured limits. Additionally, the Company maintains cash balances in the Republic of Korea that exceed the 50 million won deposit insurance limit, which is approximately $38,000 as of June 30, 2023.
Acquisitions
Asset acquisitions are accounted for using the cost accumulation method while business combinations are accounted for at fair value. Determining whether the acquired set represents an asset acquisition, or a business combination requires quantitative and qualitative assessments subject to judgment. The fair values assigned to tangible and intangible assets acquired and liabilities assumed are based on management’s estimates and assumptions, as well as other information compiled by management, including projected financial information, effective income tax rates, present value discount factors, and long-term growth expectations. The Company utilizes third-party specialists to assist management with the identification and valuation of intangible assets using customary valuation procedures and techniques when required.
Deferred Financing Costs
The Company capitalizes costs that are directly associated with in-process
equity financings until such financings are consummated, at which time such costs are recorded against the gross proceeds from the applicable financing. If a financing is abandoned, deferred financing costs are expensed immediately. The Company has incurred approximately $82,635 in fees, which have been recognized as deferred financing costs in the accompanying consolidated balance sheet, in the “other assets” line as of June 30, 2023.
Revenue Recognition and Accounts Receivables
The Company accounts for revenue in accordance with Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606) for all periods presented. The core principle of ASC 606 is to recognize revenue for the transfer of promised goods or services to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. This principle is achieved by applying the following five-step approach:
1) Identification of the Contract, or Contracts, with a Customer
.
2) Identification of the Performance Obligations in the Contract
.
3) Determination of the Transaction Price
.
4) Allocation of the Transaction Price to the Performance Obligations in the Contract
.
5) Recognition of Revenue when, or as, Performance Obligations are Satisfied
.

Trade receivables represent amounts due from customers and are stated net of the allowance for doubtful accounts. The allowance for doubtful accounts is based on management’s assessment of the collectability of specific customer accounts, the aging of the accounts receivable, historical experience, and other currently available evidence. If there is a deterioration of a major customer’s credit worthiness or actual defaults are higher than the historical experience, management’s estimates of the recoverability of amounts due the Company could be adversely affected. Trade receivables of the Company as of June 30, 2023 and 2022 are net of allowance amounting to $0 and $25,000, respectively.
Impairment of Definite Lived Intangible Assets
The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds its estimated undiscounted net cash flows, before interest, the Company will recognize an impairment loss equal to the difference between its carrying amount and its estimated fair value. If impairment is recognized, the reduced carrying amount of the asset will be accounted for as its new cost. Generally, fair values are estimated using discounted cash flow, replacement cost or market comparison analyses. The process of evaluating for impairment requires estimates as to future events and conditions, which are subject to varying market and economic factors. Therefore, it is reasonably possible that a change in estimate resulting from judgments as to future events could occur which would affect the recorded amounts of the asset. No impairment losses were recorded for the six months ended June 30, 2023 and 2022.
Stock Compensation
We recognize stock-based compensation for stock-based awards (including stock options, restricted stock units, and restricted stock awards) in accordance with ASC No. 718, Compensation – Stock Compensation (“ASC 718”). Determining the appropriate fair value of stock-based awards requires numerous assumptions, some of which are highly complex and subjective.
Stock-based awards generally vest subject to the satisfaction of service requirements, or the satisfaction of both service requirements and achievement of certain performance conditions or market and service conditions. For stock-based awards that vest subject to the satisfaction of service requirements or market and service conditions, stock-based compensation is measured based on the fair value of the award on the date of grant and is recognized as stock-based compensation on a straight-line basis over the requisite service period. For stock-based awards that have a performance component, stock-based compensation is measured based on the fair value on the grant date and is recognized over the requisite service period as achievement of the performance objective becomes probable.
We estimate the fair value of our stock option and warrant awards on the grant date using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the use of judgments and assumptions, including fair value of our common stock, the option’s expected term, the expected price volatility of the underlying stock, risk free interest rates and the expected dividend yield.
The fair value of our restricted stock awards is estimated on the date of grant based on the fair value of our common stock.
The Black-Scholes model assumptions are further described below:

•	Common stock – the fair value of the Company’s common stock.

•	Expected Term – We utilize the private company practical expedient to use the contractual term of the grant.

•
Expected Volatility – The Company lacks its own historical stock data. Therefore, it estimates its expected stock volatility based primarily on the historical volatility of a publicly traded set of peer companies.

•	Risk-Free Interest Rate – The Company bases the risk-free interest rate on daily constant maturity treasury auction yields received as a proxy for the implied yield from strips.

•
Expected Dividend – The Company has never declared or paid any cash dividends on its common shares and does not plan to pay cash dividends in the foreseeable future, and, therefore, uses an expected dividend yield of zero in its valuation models.

Cash and Cash Equivalents
We consider all highly liquid investments, readily convertible to cash, and which have a remaining maturity date of three months or less at the date of purchase, to be cash equivalents. Cash and cash equivalents are recorded at fair value and are held for the purpose of meeting short-term liquidity requirements, rather than for investment purposes.
Research and Development Costs
Costs incurred in connection with research and development activities are expensed as incurred. These costs include rent for facilities, hardware and software equipment costs, consulting fees for technical expertise, prototyping, and testing.
Capitalized
internal-use
software costs
Pursuant to ASC
350-40,
Internal-Use
Software, the Company capitalizes development costs for an internal use software project once the preliminary project stage is completed, management commits to funding the project, and it is probable that the project will be completed, and the software will be used to perform the function intended. The Company ceases capitalization at such time as the computer software project is substantially complete and ready for its intended use. The determination that a software project is eligible for capitalization and the ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, estimated economic life and changes in software and hardware technologies.
The Company capitalizes costs for
internal-use
software once project approval, funding, and feasibility are confirmed. These costs primarily consist of external consulting fees and direct labor costs. As of June 30, 2023, the net book value stands at $144,448, which has not yet been amortized as the software is still under development and not yet in use.
Leases
The Company leases office space in Jackson, Wyoming. In October 2021, the Company entered into a
1-year
lease with monthly payments of $850. The lease contained no extension. In October 2022, the Company entered into a
1-year
extension with the landlord at $950 per month. No extension or other options exist past this one-year
extension. Total rental costs incurred for the six months ended June 30, 2023 and 2022 were approximately $55,587, and $13,500, respectively. The Company has chosen to utilize the practical expedient such that the current leases are accounted for as operating leases due to their term being one year or less.
The Company leases office space in Seoul, South Korea consisting of two adjacent spaces. The combined monthly net payment after discounts is approximately $13,000 plus VAT. There was also an upfront setup fee of approximately $2,300 paid related to the lease. The lease has a
12-month
term starting May 12, 2023. Total rental costs incurred, including the upfront setup fee, were approximately $24,000 for the six months ended June 30, 2023. The Company accounts for the lease as an operating lease due to its one year or less term.

Fair Value of Financial Instruments
The Company accounts for financial instruments under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:
Level 1 — quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2 — observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and
Level 3 — assets and liabilities whose significant value drivers are unobservable.
Net Loss per Share
Basic loss per share is computed by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted loss per share reflects the potential dilution, using the treasury stock method that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the loss of the Company. In computing diluted loss per share, the treasury stock method assumes that outstanding instruments are exercised/converted, and the proceeds are used to purchase common stock at the average market price during the period. Instruments may have a dilutive effect under the treasury stock method only when the average market price of the common stock during the period exceeds the exercise price/conversion rate of the instruments. The Company accounts for stock issued in spin-out
transactions and consummations of mergers of entities under common control retrospectively.
The following common share equivalents are excluded from the calculation of weighted average common shares outstanding because their inclusion would have been anti-dilutive:

	June 30,
	2023	2022
Options	7,110,625	1,250,000
Warrants	3,950,000	2,150,000

Total	11,060,625	3,400,000

Recently Adopted Accounting Standards
Effective January 1, 2023, the Company elected to early adopt ASU
2020-06,
“Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.” This update simplifies the accounting for convertible instruments by removing major separation models required under current Generally Accepted Accounting Principles (GAAP). The early adoption did not have a material impact on the Company’s consolidated financial statements.
NOTE C – ACQUISITIONS
On May 3, 2023, in connection with the development the Company’s core technology, the Company entered into an Asset Purchase Agreement with DM Lab Co., LTD (“DM Lab”), to acquire certain assets and assume certain liabilities in exchange for 16,012,750 common shares with a fair value of $16,012,750 and $150,000 in cash consideration.

The Company accounted for the transaction with DM Lab as an asset acquisition as the acquired set passed the screentest and as such did not meet the criteria to be considered a business according to ASC 805,
Business Combinations
. Additionally, the Company incurred $107,113 in transaction-related costs. The total consideration paid including transaction-related costs was allocated to identifiable intangible and tangible assets acquired based on their acquisition date estimated fair values. The largest asset acquired was the Developed Technology intangible asset which has a useful life of 15 years. The following table summarizes the fair value of consideration transferred and its allocation to the assets acquired and liabilities assumed at their acquisition date fair values.

Assets Acquired	Amount Recognized
Developed technology	$17,678,370
Property and equipment	43,546
Liabilities assumed
Accounts payable	(57,700)
Accrued expenses	(249,779)
Short-term debt	(1,144,575)

Total assets acquired and liabilities assumed	16,269,862

Total consideration	$16,269,862
NOTE D – PROPERTY AND EQUIPMENT
Property and equipment include equipment, furniture, and capitalized software. Furniture and equipment are depreciated using the straight-line method over estimated useful lives of three years. Capitalized software costs are amortized straight-line over an estimated useful life of 10 years. There was no property and equipment at December 31, 2022. Property and equipment consisted of the following at June 30, 2023:

June 30, 2023
Equipment	$7,358
Furniture	43,546
Capitalized software	144,448

Total	195,352
Accumulated depreciation and amortization	(12,523)

Property and equipment, net of accumulated depreciation and amortization	$182,829

For the six months ended June 30, 2023 depreciation and amortization of property and equipment totaled $12,523. There was no depreciation and amortization during the six months ended June 30, 2022.

NOTE E – INTANGIBLE ASSETS
The following table summarizes intangible assets with a finite useful life included on the consolidated balance sheet as of June 30, 2023 and 2022:

	June 30, 2023
	Gross	Accumulated Amortization	Net
Patent portfolio	$880,000	$(318,147)	$561,853
Developed technology	17,678,370	(196,426)	17,481,944

Total	$18,558,370	$(514,573)	$18,043,797

	December 31, 2022
	Gross	Accumulated	Net
Patent portfolio	$880,000	$(279,683)	$600,317

Total	$880,000	$(279,683)	$600,317

Total amortization expenses were $234,890 and $38,464 for the six months ended June 30, 2023 and 2022 respectively.
NOTE F – SHORT-TERM DEBT RELATED TO ACQUISITION OF DM LAB
As of June 30, 2023, the Company has four loans outstanding that were assumed in the DM Lab transaction, totaling $891,974, a decrease of $252,601 from the acquisition date due to the amount converted to equity on May 25, 2023. The loans carry varying interest rates ranging from 4.667% to 6.69%. All loans are due within 12 months from the balance sheet date and have no optional or mandatory redemption or conversion features. These obligations have been classified as current liabilities on the balance sheet and the fair value of the loans approximates the carrying amount due to their short-term nature. Additionally, there are no associated restrictive covenants, third-party guarantees, or pledged collateral. As of the reporting date, there have been no defaults on these loans.
NOTE G – STOCKHOLDERS’ EQUITY
2023 Activity
For the six months ended June 30, 2023, the Company issued 16,012,750 shares in connection with the DM Lab transaction (see Note C).
During the six months ended June 30, 2023, the Company also issued compensatory options and warrants to acquire a total of 6,220,000 shares and 3,000,000 shares of its common stock, respectively (see Note F).
Additionally, the Company received proceeds of $50,938 from the exercise of warrants to acquire 509,375 shares of common stock, of which $30,000 were from the settlement of outstanding accounts payable to the warrant holder. The Company was able to satisfy $432,963 of accounts payable and loans payable through the issuance of 882,963 shares of common stock. The Company also issued 1,400,000 shares of common stock upon the conversion of convertible notes.
2022 Activity
In the six months ended June 30, 2022, the Company received proceeds of $35,000 from the exercise of options and warrants to acquire 350,000 shares of common stock of the Company.

During the six months ended June 30, 2022, the Company was able to satisfy $36,883 of accounts payable through the issuance of 2,395,000 shares of common stock. The Company was able to satisfy $50,000 of accounts payable through cashless warrant exercise. The Company recorded a gain on extinguishment for these settlements of $513,117, which is included in other income on the consolidated statement of operations.
Equity Compensation Plans
In May 2021, the Company adopted the 2021 Incentive Stock Option Plan (“Option Plan”) that provides for the grant of the following types of Stock Awards: (i) Incentive Stock Options,
(ii) Non-statutory
Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, and (vi) Other Stock Awards. The Option Plan will be administered by the Board of Directors, which may delegate this authority to a committee at its discretion. The Option Plan awards are available to all employees, board members, and consultants. The Option grants authorized for issuance under the Plan may total up to 10,000,000 shares of Common Stock. In the event of termination or cancellation of an unused option grant, those shares revert to the Option Plan.
NOTE H – EQUITY-BASED COMPENSATION
Option Awards
2023 Activity
The Company granted options to acquire 6,220,000 shares of common stock of the Company at an exercise price of $1.00 per share in the six months ended June 30, 2023. All of the options granted had a service vesting condition of 25% cliff after 1 year and then monthly thereafter for 36 months (2.067% per month).
The following table provides the estimates included in the inputs to the Black-Scholes Merton pricing model for the options granted:

Six Months Ended June 30,
2023
Underlying fair market value	$1.00
Expected life	5.21 years
Risk-free interest rate	3.55%
Dividend rate	0.00%
Historical volatility	50.00%
A summary of option activity for the six months ended June 30, 2023 is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life (in years)
Outstanding as of December 31, 2022	1,000,000	$0.10	$0.06	8.75
Granted	6,220,000	$1.00	$0.48
Exercised	(109,375)	$0.10	$0.06

Outstanding as of June 30, 2023	7,110,625	$0.89	$0.43	9.56

Vested and expected to vest as of June 30, 2023	7,110,625	$0.89	$0.43	9.56

Exercisable as of June 30, 2023	5,437,500	$0.93	$0.44	9.60

During the six months ended June 30, 2023, the Company issued 250,000 shares of common stock due to early exercises of stock options. As of June 30, 2023, there are 140,625 shares of common stock that are subject to vesting. The intrinsic value of the options exercised during the six months ended June 30, 2023 was $98,438. The aggregate intrinsic value of options outstanding and options exercisable as of June 30, 2023 were $801,563 and $393,750, respectively. At June 30, 2023, future stock-based compensation for options granted and outstanding of $649,776 will be recognized over a remaining weighted-average requisite service period of 3.8 years.
2022 Activity
There was no 2022 option grant activity.
The Company recorded stock-based compensation of $2,410,697 and $9,375 in the six months ended June 30, 2023 and 2022, respectively.
Warrant Awards
There were 3,000,000 warrants granted in the six months ended June 30, 2023 at a weighted average exercise price of $0.80 per share with expiration dates ranging from February to June 2033. There were 400,000 warrants exercised in the six months ended June 30, 2023 at a weighted average exercise price of $0.10 per share. There was no warrant activity during the six months ended June 30, 2022. As of June 30, 2023, there were 3,950,000 warrants outstanding at a weighted average exercise price of $0.10 per share, with expiration dates ranging from August 2029 to June 2033. The Company recorded $1,873,771 and $0 stock-based compensation expense related to warrants for the six months ended June 30, 2023 and 2022, respectively. The following table provides the estimates included in the inputs to the Black-Scholes Merton pricing model for the warrants granted:

Six Months Ended June 30,
2023
Underlying fair market value	$1.00
Expected life	10 years
Risk-free interest rate	3.53%
Dividend rate	0.00%
Historical volatility	47.44%
NOTE I – DEFERRED REVENUE
In December 2021, the Company invoiced customers, related through common ownership, for $50,000 for which services were not yet performed as of June 30, 2023 and December 31, 2022. The Company refunded the amount to the customers during the six months ended June 30, 2023.
NOTE J – RELATED PARTY TRANSACTIONS
In the six months ended June 30, 2023 and 2022, certain officers and directors advanced funds to or were advances from the Company on an undocumented, non-interest
bearing, due on demand basis. As of June 30, 2023 and 2022, the Company owed $223,125 and $46,880 and was owed $0 and $3,500, respectively. In the six months ended June 30, 2023 and 2022, the Company recorded professional and other fees and costs related to consulting services from related parties of approximately $157,217 and $0, respectively.
On June 30, 2023, the Company entered into a promissory note agreement with a related party for $620,000. The note bears interest at 7% per annum and matures on June 25, 2025. The proceeds were used to satisfy a financial obligation totaling $620,000 that the Company owed to an advisory firm as of June 30, 2023. The Company may prepay interest and principal on the note at any time before maturity on June 25, 2025.

NOTE K – COMMITMENTS AND CONTINGENCIES
The Company is subject to various legal and regulatory proceedings, claims, and assessments, as well as other contingencies, that arise in the ordinary course of business. The Company accrues for these contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. The Company regularly reviews and updates its accruals for contingencies and makes adjustments as necessary based on changes in circumstances and the emergence of new information.
Litigation
In May 2023, the Company settled a pending litigation with a consultant for non-payment
of invoices submitted for consulting services provided and agreed to pay $28,610 in full settlement of the matter.
Korea University
The Company is party to a research and development sponsorship agreement with Korea University. Pursuant to the sponsorship agreement, the Company has agreed to pay 275 million Korean won to Korea University during the period from April 1, 2023 through December, 31, 2023. As of June 30, 2023, the Company had paid $58,982 in connection with the sponsorship agreement.
In May 2023, the Company entered into an agreement to acquire certain patents from Korea University for total consideration of 500 million Korean won. As of June 30, 2023, the Company had paid $113,238 to acquire an AI technology patent from Korea University. From July through September 2023, the Company paid the remaining $266,164.
COVID-19
Pandemic
In March 2020, the World Health Organization declared
COVID-19
a pandemic. Over the past three years, the pandemic has periodically disrupted certain aspects of the Company’s operations. While pandemic-related challenges persist, the Company has adapted its operations and implemented mitigation measures.
COVID-19
has not had a material impact on the Company’s financial condition or results of operations for the past year. The extent of any future impact remains uncertain due to potential
COVID-19
resurgences or new variants. The Company continues monitoring the situation and believes its current cash position and flexible operating structure provide adequate resilience should disruption from
COVID-19
return.
NOTE L – SUBSEQUENT EVENTS
In July and August of 2023, subsequent to the end of the reporting period on June 30, 2023, the Company issued a series of convertible notes with an aggregate original principal amount of $1,575,000. The convertible notes bear interest at an annual rate of 10% and mature in 6 months from the issuance date of each note. The notes are convertible into the Common Stock of the Company at the option of the holder at a conversion price of $1.00 per share. All of the convertible notes issued subsequent to June 30, 2023 have been converted into Common Stock.
Subsequent to the balance sheet date of June 30, 2023, the Company made significant progress regarding its intention to acquire a company in a related industry. As initially disclosed in the annual report, the Company had entered into a non-binding
letter of intent for the acquisition, pending further due diligence and preparation of a mutually agreeable purchase agreement. As of September 2023, the Company has successfully completed the due diligence process and both parties have executed a definitive purchase agreement. While the transaction has not yet closed, the signing of the purchase agreement indicates that both parties are committed to proceeding with the acquisition.
Subsequent to the balance sheet date of June 30, the Company completed the acquisition of patents from Korea University in AI technology in Q3 of 2023. The transaction involved a cash payment of $266,164. This acquisition is expected to significantly enhance the Company’s intellectual property portfolio and offer strategic advantages in AI platform services. The financial impact of this acquisition will be reflected in the financial statements for the period ending September 30, 2023.

Subsequent to the balance sheet date of June 30, the due date of one of the four loans outstanding that were assumed in the DM Lab transaction was extended from September 2023 to September 2024. The financial impact of this event, with an amount of $217,372, will be reflected in the financial statements for the period ending September 30, 2023.
In September 2023, AFG Companies, Inc. purchased 456,621 shares of the Company’s common stock for $2.19 per share for an aggregate purchase price of approximately $1.0 million (the “AFG Interim Financing”). In October 2023, Genuine Lifetime LLC, a related party to the Company, purchased 1,826,484 shares of the Company’s common stock for $2.19 per share for an aggregate purchase price of approximately $4.0 million (together with the AFG Interim Financing, the “Interim Financings”).

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

by and among

DHC ACQUISITION CORP.,

BEN MERGER SUBSIDIARY CORP.

BRAND ENGAGEMENT NETWORK INC.

and, solely with respect to Section 7.21 and Section 9.03,

DHC SPONSOR, LLC

Dated as of September 7, 2023

i

(continued)

ii

(continued)

iii

(continued)

EXHIBIT A	Form of Stockholder Support Agreement
EXHIBIT B	Form of Lock-Up Agreement
EXHIBIT C	Exclusive Reseller Agreement
EXHIBIT D	Subscription Agreement

iv

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

This Business Combination Agreement and Plan of Reorganization, dated as of September 7, 2023 (this “Agreement”), is entered into by and among DHC Acquisition Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), BEN Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned Subsidiary of Acquiror (“Merger Sub”), Brand Engagement Network Inc., a Wyoming corporation (the “Company”), and, solely with respect to Section 7.21 and Section 9.03, DHC Sponsor, LLC, a Delaware limited liability company (the “Sponsor”). Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article I or as defined elsewhere in this Agreement.

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly formed, wholly-owned, direct Subsidiary of Acquiror, and was formed for the purpose of the Merger (as defined below);

WHEREAS, prior to (but no earlier than the day preceding) the Closing Date and following Acquiror shareholders’ exercise of their Redemption Rights, and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Companies Act (the “Domestication”);

WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation (the “Acquiror Certificate of Incorporation”) with the Secretary of State of Delaware and adopt bylaws (the “Acquiror Bylaws”), in each case, in form and substance reasonably satisfactory to the parties hereto;

WHEREAS, upon the effectiveness of the Domestication, (i) each then issued and outstanding Acquiror Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one share of Domesticated Acquiror Common Stock; (ii) each then issued and outstanding Acquiror Class B Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Acquiror Warrant shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Warrant”) pursuant to the Acquiror Warrant Agreement; and (iv) each then issued and outstanding Acquiror Unit shall convert automatically into a unit of Acquiror (“Domesticated Acquiror Unit”), with each Domesticated Acquiror Unit representing one share of Domesticated Acquiror Common Stock and one-third of one Domesticated Acquiror Warrant;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, (i) Acquiror and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned Subsidiary of Acquiror and (ii) Acquiror will change its name to “Brand Engagement Network Inc.”;

WHEREAS, the parties intend (i) that, for U.S. federal and applicable state income Tax purposes (A) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (B) the Merger will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (this clause (i)(B) the “Tax-Free Reorganization”, and together with (i)(A), the “Intended Tax Treatment”), (ii) for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and (iii) to file the statement required by Treasury Regulations Section 1.368-3(a);

WHEREAS, prior to the Effective Time, each of the outstanding warrants to purchase shares of Company Common Stock issued by the Company (the “Company Warrants”) shall be exercised in full on a cash or cashless basis or terminated without exercise, as applicable, in accordance with the terms of the applicable Company Warrant (the “Company Warrant Settlement”);

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, prior to or concurrently with the execution and delivery of this Agreement, (i) the Company and AFG Companies, Inc., a Texas corporation (“AFG Companies”), have entered into that certain exclusive reseller agreement attached as Exhibit C hereto (the “Exclusive Reseller Agreement”) providing for, among other things, AFG Companies to act as the Company’s exclusive reseller of certain Products of the Company on terms and conditions set forth therein and, as partial consideration to AFG Companies for such services to the Company, the issuance of a number of shares of Company Common Stock by the Company to AFG Companies as of immediately prior to the Effective Time with an aggregate value of $17,500,000 as of the issuance date (such shares, to the extent issued in accordance with the Exclusive Reseller Agreement and outstanding immediately prior to the Effective Time, the “AFG Reseller Shares”), and (ii) the Company and the investors listed therein (the “AFG Investors”) have entered into that certain subscription agreement attached as Exhibit D hereto (the “Subscription Agreement”) providing for, among other things, the purchase of shares of Company Common Stock in a private placement by the AFG Investors as of immediately prior to the Effective Time in exchange for $6,500,000 in cash contributed to the Company (such shares, to the extent issued in accordance with the Subscription Agreement and outstanding as of immediately prior to the Effective Time, the “AFG Subscription Shares,” and together with the AFG Reseller Shares, the “AFG Shares”), in each case, subject to and contingent upon the consummation of the Transaction;

WHEREAS, upon the Effective Time and following the Company Warrant Settlement and the issuance of the AFG Shares, all issued and outstanding shares of Company Stock shall be converted into the holder’s right to receive the holder’s applicable portion of the aggregate Per Share Merger Consideration pursuant to the terms and subject to the conditions of this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved and adopted this Agreement and declared its advisability and approved the Merger and the other Transactions, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and the other Transactions and directed that this Agreement and the Merger and the other Transactions be submitted for consideration by the Company’s stockholders (the “Company Recommendation”);

WHEREAS, the Board of Directors of Acquiror (the “Acquiror Board”) has (i) determined that this Agreement, the Domestication, the Merger and the other Transactions are in the best interests of Acquiror, (ii) approved this Agreement, the Domestication, the Merger and the other Transactions and declared their advisability, and (iii) recommended that the shareholders of Acquiror approve and adopt this Agreement, the Domestication, the Merger and the other Transactions, and directed that this Agreement, the Domestication, the Merger and the other Transactions be submitted for consideration by the shareholders of Acquiror at the Acquiror General Meeting;

WHEREAS, after giving effect to the Domestication, the Board of Directors of Acquiror (the “Domesticated Acquiror Board”) shall (i) determine that this Agreement, the Merger and the other Transactions are in the best interests of Acquiror, and (ii) approve this Agreement, the Merger and the other Transactions and declare their advisability;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Merger be submitted for consideration by the sole stockholder of Merger Sub;

2

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, prior to or concurrently with the execution and delivery of this Agreement, the Company Stockholders listed on Section 1.01(a) of the Company Disclosure Schedule (the “Key Company Stockholders”) have entered into a Stockholder Support Agreement with the Company and Acquiror in substantially the form attached as Exhibit A hereto (the “Stockholder Support Agreement”), providing that, among other things, upon the terms and subject to the conditions set forth therein, the Key Company Stockholders will vote their shares of Company Stock in favor of this Agreement, the Merger and the other Transactions;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, prior to or concurrently with the execution and delivery of this Agreement, Acquiror and the Key Company Stockholders have entered into a lock-up agreement in substantially the form attached Exhibit B hereto (the “Lock-Up Agreement”), pursuant to which each such Key Company Stockholders has agreed, subject to certain exceptions, to not transfer the shares of Acquiror Common Stock held by it for a period of twelve (12) months following the Closing Date;

WHEREAS, in connection with the Closing, Acquiror shall amend and restate, and certain shareholders of Acquiror and certain stockholders of the Company shall become party to, Acquiror’s Registration and Shareholder Rights Agreement (as so amended and restated and in such form and substance reasonably satisfactory to the parties hereto, the “Registration Rights Agreement”); and

WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its shareholders to have their Acquiror Common Stock redeemed for the amounts, and on the terms and subject to the conditions and limitations set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the shareholders of Acquiror for the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Certain Definitions. For purposes of this Agreement:

“Acquiror Charter” means (a) prior to the Domestication, the Amended and Restated Memorandum and Articles of Association of Acquiror, adopted on March 1, 2021, and as amended by that Amendment to Amended and Restated Memorandum and Articles of Association, dated as of March 10, 2023 (as amended and/or restated from time to time, the “Acquiror Articles of Association”) and (b) from and immediately after the Domestication, the Acquiror Certificate of Incorporation.

“Acquiror Class A Ordinary Shares” means, prior to the Domestication, the Acquiror’s Class A ordinary shares, par value $0.0001 per share.

“Acquiror Class B Ordinary Shares” means, prior to the Domestication, Acquiror’s Class B ordinary shares, par value $0.0001 per share.

“Acquiror Common Stock” means (a) prior to the Domestication, Acquiror Class A Ordinary Shares and Acquiror Class B Ordinary Shares, and (b) after the Domestication, Domesticated Acquiror Common Stock.

“Acquiror Founders Stock” means (a) prior to the Domestication 7,736,268 Acquiror Class B Ordinary Shares held by the Sponsor, and (b) after the Domestication, 7,736,268 shares of Domesticated Acquiror Common Stock held by the Sponsor, in each case, subject to forfeiture pursuant to Section 7.21 and Section 9.03.

3

“Acquiror Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other Effects, has a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities or operations of Acquiror or (b) the ability of Acquiror or Merger Sub to consummate the Transactions; provided, however, that solely in the case of the foregoing clause (a), none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an Acquiror Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or markets in which Acquiror operates, or the economy as a whole; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, act of God or other force majeure events, including any escalation or worsening thereof; (v) any actions taken or not taken by Acquiror, or such other changes or events, in each case, which (A) the Company has requested in writing or to which it has consented in writing or (B) are required by this Agreement; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (provided that this clause (vi) shall not apply to references to “Acquiror Material Adverse Effect” in the representations and warranties in Section 5.05(a) and, to the extent related thereto, the condition in Section 8.03(a)); or (vii) any epidemic, pandemic or disease outbreak (including COVID-19) or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any relevant industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement, except, in the case of the foregoing clauses (i) through (iii), to the extent that Acquiror is disproportionately affected thereby as compared with other participants in the industry in which Acquiror operates.

“Acquiror Organizational Documents” means the Acquiror Charter, the Acquiror Bylaws, and Trust Agreement of Acquiror, in each case as amended, modified or supplemented from time to time.

“Acquiror Transaction Costs” means, to the extent incurred prior to or at the Closing and without duplication of any Company Transaction Costs: (a) the sum of all outstanding deferred, unpaid or contingent underwriting, transaction, deal, brokerage, financial, accounting or legal advisory, auditor or SEC filing fees or any similar fees, commissions or expenses owed by Acquiror or Merger Sub (to the extent Acquiror or Merger Sub is responsible for or obligated to reimburse or repay any such amounts) to financial advisors, investment banks, data room administrators, financial printers, attorneys, accountants and other similar advisors, service providers or the SEC in connection with the evaluation, negotiation, preparation, execution or consummation of Acquiror’s initial public offering or any business combination transaction, including the Transactions (whether or not Company has agreed to be jointly and severally liable for any such costs, fees or expenses, and whether such amounts are payable at the Closing or thereafter); (b) any accounting, legal or other advisory or any similar fees, commissions or expenses incurred by Acquiror or Merger Sub in the ordinary course of business and not in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents or the consummation of the Transactions; (c) the cash portion of any loan payable to the Sponsor (or its Affiliates) by Acquiror outstanding as of the date hereof or incurred by Acquiror from the Sponsor (or its affiliates) after the date hereof prior to the Closing; and (d) the cost of the Acquiror Tail Policy.

“Acquiror Units” means a unit consisting of one Acquiror Class A Ordinary Share and one-third (1/3) of one Acquiror Warrant.

“Acquiror Warrant Agreement” means that certain warrant agreement dated March 4, 2021, by and between Acquiror and Continental Stock Transfer & Trust Company.

4

“Acquiror Warrants” means warrants to purchase Acquiror Class A Ordinary Shares as contemplated under the Acquiror Warrant Agreement, each exercisable to purchase one Acquiror Class A Ordinary Share at an exercise price of $11.50 per share.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“AFG Closing Investment Value” means the amount, if any, equal to the sum of (i) if the Exclusive Reseller Agreement has been entered into and remains in effect as of immediately prior to the Effective Time in accordance with its terms, $17,500,000 plus (ii) if the transactions contemplated by the Subscription Agreement have been consummated in accordance with its terms as of immediately prior to the Effective Time, $6,500,000.

“Ancillary Agreements” means the Registration Rights Agreement, the Stockholder Support Agreements, the Exclusive Reseller Agreement, the Subscription Agreement and all other agreements, certificates and instruments executed and delivered by Acquiror, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010, (c) anti-bribery legislation promulgated by the European Union and implemented by its member states, (d) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, (e) Anti-Money Laundering Laws and (f) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the U.S. federal Bank Secrecy Act, 31 USC § 5311 et seq., and its implementing regulations at 31 CFR Chapter X; the U.S. Money Laundering Control Act of 1986, as amended; and any anti-racketeering Laws involving money laundering or bribery as a racketeering act.

“Business Combination” has the meaning ascribed to such term in the Acquiror Charter.

“Business Data” means all sensitive or confidential business information and data, excluding Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems in the conduct of the business of the Company or any Company Subsidiaries or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks in New York, NY or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in the Cayman Islands) are not required or authorized to close; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all computer hardware (whether general or special purpose), integrated Software (whether installed on premises or provided via the cloud or “as a service”) and databases, electronic data processors, telecommunication systems, networks, interfaces, platforms, servers, peripherals, computer systems, including any outsourced systems and processes, any other technology system, in each case, that are owned by the Company or a Company Subsidiary, or used by the Company or a Company Subsidiary in the conduct of the business of the Company or any Company Subsidiaries as currently conducted, in each case to the extent subject to the Company’s or a Company Subsidiary’s administrative and operational control.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

5

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act (as amended) of the Cayman Islands.

“Company Articles of Incorporation” means the Articles of Incorporation of the Company, dated April 17, 2018, as amended by that Articles of Amendment, dated April 17, 2023.

“Company Common Stock” means the shares of the Company’s Common Stock, par value $0.001 per share.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property owned by a third party and licensed to the Company or any Company Subsidiary.

“Company-Licensed Exclusive IP” means all Company-Licensed IP licensed exclusively to the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, has a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (b) the ability of the Company to consummate the Transactions; provided, however, that solely in the case of the foregoing clause (a), none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or markets in with the Company and the Company Subsidiaries operate or the economy as a whole; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, act of God or other force majeure events, including any escalation or worsening thereof; (v) any actions taken or not taken by the Company or the Company Subsidiaries, or such other changes or events, in each case, which (A) Acquiror has requested in writing or to which it has consented in writing or (B) are required by this Agreement; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, Suppliers, employees or Governmental Authorities) (provided that this clause (vi) shall not apply to references to “Company Material Adverse Effect” in the representations and warranties in Section 4.05(a) and, to the extent related thereto, the condition in Section 8.02(a)); (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Company Material Adverse Effect); or (viii) any epidemic, pandemic or disease outbreak (including COVID-19) or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any relevant industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement, except, in the case of the foregoing clauses (i) through (iii), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company or the Company Subsidiaries operate.

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“Company Merger Shares” means a number of shares equal to (i) the sum of the Company Value and the AFG Closing Investment Value divided by (ii) the Company Per Share Valuation.

“Company Options” means all outstanding incentive stock options or nonstatutory stock options to purchase outstanding shares of Company Common Stock, whether or not exercisable and whether or not vested, granted under the Company Stock Plan or otherwise.

“Company Outstanding Shares” means, after giving effect to the Company Warrant Settlement and the issuance of the AFG Shares as of immediately prior to the Effective Time, the sum of: (a) all issued and outstanding shares of Company Common Stock and (b) shares of Company Common Stock subject to all vested Company Options outstanding as of immediately prior to the Effective Time that are issuable upon the net exercise of such Company Options, assuming that the fair market value of one Option Share equals to (i) the Exchange Ratio multiplied by (ii) the Company Per Share Valuation.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Per Share Valuation” means $10.00.

“Company Preferred Stock” means the shares of the Company’s Preferred Stock, par value $1.00 per share.

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stock Plan” means the 2021 Equity Incentive Plan of the Company, as amended from time to time.

“Company Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

“Company Stockholders” means holders of Company Stock.

“Company Subsidiary” means each subsidiary of the Company.

“Company Transaction Costs” means, to the extent incurred prior to or at the Closing in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents and the consummation of the Transactions, without duplication of any Acquiror Transaction Costs, the sum of (i) all outstanding deferred, unpaid or contingent transaction, deal, brokerage, financial, accounting or legal advisory, auditor or any similar fees, commissions or expenses owed by the Company or any of its Subsidiaries (to the extent the Company or any of its Subsidiaries is responsible for or obligated to reimburse or repay any such amounts) to financial advisors, investment banks, data room administrators, financial printers, attorneys, accountants and other similar advisors, service providers and the SEC and (ii) the cost of the Company Tail Policy.

“Company Value” means $250,000,000.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (a) the Company or any Company Subsidiary that is not already generally available to the public, or (b) any Suppliers or customers of the Company or any Company Subsidiary, in each case that either (i) the Company or any Company Subsidiary is bound to keep confidential or (ii) with respect to clause (a), the Company or any Company Subsidiary purport to maintain as a trade secret under applicable Laws.

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“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse or otherwise protect the Business Systems.

“Domesticated Acquiror Common Stock” means, after the Domestication, the common stock of Acquiror, par value $0.0001 per share.

“Eligible Company Equityholder” means a holder of a share of Company Stock (after giving effect to the Company Warrant Settlement and the issuance of the AFG Shares) or a Company Option as of immediately prior to the Effective Time.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, any bonus, stock option, stock purchase, restricted stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten and whether subject to ERISA or not.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (a) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment, natural resources or human health and safety (as it relates to exposure to Hazardous Substances).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means the following ratio: (a) the Company Merger Shares divided by (b) the Company Outstanding Shares.

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“Fraud” means an actual, intentional and knowing common law fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence), as finally determined by a court of competent jurisdiction by (a) the Company with respect to the representations and warranties of the Company as set forth in Article IV hereof (as qualified by the Company Disclosure Schedule) or the certificate delivered by the Company to Acquiror pursuant to Section 8.02(c), or (b) Acquiror or Merger Sub with respect to representations and warranties of Acquiror and Merger Sub set forth in Article V hereof or the certificate delivered by Acquiror to the Company pursuant to Section 8.03(c) (as qualified by the Acquiror Disclosure Schedule).

“Governmental Order” means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, settlement, corporate integrity agreement, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Substance(s)” means (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (b) petroleum and petroleum products, including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof, (d) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers, and all registrations and applications for registration of the foregoing, together with all of the goodwill associated with the foregoing, (c) copyrights in works of authorship, and moral rights associated therewith, and registrations and applications for registration of the foregoing, (d) trade secret rights, rights in know-how and statutory and sui generis database rights, (e) rights in Internet domain names, (f) any other similar intellectual property rights existing under the applicable laws of any jurisdiction, including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge after reasonable inquiry of Michael Zacharski, Michael Lucas, Tyler Luck, James Henderson and, solely with respect to the representations and warranties set forth in Section 4.14, Patrick Nunally, and in the case of Acquiror, the actual knowledge after reasonable inquiry of Christopher Gaertner and Thomas Morgan, Jr.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, law, ordinance, code, decree, order, administrative interpretation, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

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“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Nasdaq” means the Nasdaq Capital Market.

“Open Source Software” means any Software that is licensed pursuant to (i) any license that is a license approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), or (ii) any license to Software that is generally considered “free software” or “open source software” or meets the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), in each case whether or not source code is available or included in such license.

“Option Shares” means the shares of Company Common Stock issuable pursuant to a Company Option in accordance with the terms of such Company Option.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet delinquent, or that are being contested in good faith and for which appropriate reserves have been made in accordance with GAAP, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (v) non-exclusive licenses (or sublicenses) under Company-Owned IP, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (vii) Liens identified in the Financial Statements and (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest or otherwise imposed on or affecting such superior estate, right or interest.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (i) any and all information maintained by or on behalf of the Company or any Company Subsidiary, which relates to an identified or identifiable individual, including but not limited to: (a) first and last name, (b) home address, (c) telephone number, (d) electronic mail address, (e) identification number, (f) location data, (g) an online identifier, (h) bank account number, (i) credit card number, (j) one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity or any other data which may be identified or is associated with an identifiable natural person or household, (k) internet browsing or purchase history, (l) Internet Protocol address, (m) persistent identifier, such as a customer number held in a “cookie” or processor serial number and (ii) any other information maintained by or on behalf of the Company or its Subsidiaries that constitutes “personal information,” “personal data,” “personally identifiable information” under any applicable Law, the Company’s or its Subsidiaries’ privacy policies, or any of the Company’s or its Subsidiaries’ contractual obligations, and any other definition for any similar term provided by Data Security Requirements.

“Privacy/Data Security Laws” means all Laws governing privacy, data protection, or information security and the Processing of Personal Information, including, without limitation, federal, state or foreign laws or

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regulations regarding (a) data privacy or information security, (b) data breach notification, (c) unfair or deceptive practices (d) trespass, computer crime and other Laws governing unauthorized access to or use of electronic data; (e) email, telephone, or text message communications; (f) state consumer protection; (g) sales and marketing; (h) payment card processing; (i) online behavioral advertising; (j) cross-border transfers of Personal Information; and (k) Laws concerning requirements for website and mobile application privacy policies. For the avoidance of doubt, Privacy/Data Security Laws includes, but is not limited to, the following Laws: the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act (CCPA), the California Privacy Rights Act (CPRA), the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (CAN-SPAM), Payment Card Industry Data Security Standard (PCI-DSS), and the Federal Trade Commission Act and the General Data Protection Regulation (EU) 2016/679 (GDPR), the GDPR as it forms part of United Kingdom (“UK”) law by virtue of section 3 of the European Union (Withdrawal) Act 2018 (UK GDPR), the Privacy and Electronic Communications Directive 2002/58/EC as amended by Directive 2009/136/EC (ePrivacy Directive), any national legislation of any EU Member State implementing the same.

“Process” or “Processing” means any operation or set of operations, with respect to data, whether or not by automated means, such as the access, transmission, sharing, security, use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination, erasure, or destruction of such data, or any other operation that is otherwise considered “processing” or similar term under applicable Laws.

“Pro Rata Share” means, for each Eligible Company Equityholder, a percentage determined by dividing (i) (A) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Warrant Settlement and the issuance of the AFG Shares) held by such Eligible Company Equityholder, plus (B) the number of shares of Company Common Stock subject to Company Options held by such Eligible Company Equityholder as of immediately prior to the Effective Time that are issuable upon the net exercise of such Company Options, assuming that the fair market value of one Option Share equals (1) the Exchange Ratio multiplied by (2) the Company Per Share Valuation, by (ii) (A) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Warrant Settlement and the issuance of the AFG Shares), plus (B) the number of shares of Company Common Stock subject to all Company Options outstanding as of immediately prior to the Effective Time that are issuable upon the net exercise of such Company Options, assuming that the fair market value of one Option Share equals (1) the Exchange Ratio multiplied by (2) the Company Per Share Valuation.

“Products” mean any products or services, developed, manufactured, performed, provided, out-licensed, sold, leased, licensed, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, including products or services which the Company or any Company Subsidiary (i) is currently deriving revenue from the sale or provision thereof, (ii) has undertaken manufacturing or production activities, including through any Supplier, for the future sale or provision thereof or (iii) intends to sell or otherwise make commercially available within eighteen (18) months after the date of this Agreement.

“Redemption Rights” means the redemption rights in connection with Closing provided for in Section 49 of the Acquiror Articles of Association.

“Registered Intellectual Property” means all Intellectual Property that has been registered (or for which an application for registration has been submitted and is pending) with a Governmental Authority or, in the case of domain names, with an ICANN-accredited registrar.

“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is

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the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including the U.S. Treasury Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury, or (v) any other similar governmental authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Security Incident” means any unlawful, unauthorized or accidental loss, destruction, use, modification, disclosure, unavailability of, or access to, Personal Information, other proprietary or confidential information Processed by or on behalf of the Company or any of its Subsidiaries, or any Business System.

“Software” means all computer programs, applications, middleware, firmware, or other computer software (in object code, bytecode or source code format).

“Subsidiary” means, with respect to a person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Supplier” means any person that supplies inventory or other materials or personal property, Software, components, or other goods or services (including, design, development and manufacturing services) including those goods or services that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Tax” or “Taxes” means (a) any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto, (b) any liability for or in respect of the payment of any amount of a type described in clause (a) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, and (c) any liability for or in respect of the payment of any amount described in clauses (a) or (b) of this definition as a transferee or successor, by contract or otherwise by operation of law.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Tax authority.

“Trading Day” means any day on which shares of Acquiror Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Acquiror Disclosure Schedule and the Ancillary Agreements.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

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“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Acquiror in connection with its due diligence investigation of the Company relating to the Transactions.

“WBCA” means the Wyoming Business Corporation Act, as amended.

“Willful Breach” means, with respect to any agreement, a knowing and intentional material breach by a party of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law and (x) the phrase “made available,” “provided to,” “furnished to” and phrases of similar import when used in this Agreement with respect to the Company means that the information or materials referred to have been posted to the Virtual Data Room in each case, on or prior to the date hereof.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s or the Acquiror’s business, as applicable, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19).

ARTICLE II

AGREEMENT AND PLAN OF MERGER

2.01 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.01:

(a) Domestication. Prior to the Closing Date and following Acquiror shareholders’ exercise of their Redemption Rights, Acquiror shall cause the Domestication to occur in accordance with Section 388 of the

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DGCL and Section 206 of the Companies Act, including by filing with the Delaware Secretary of State a Certificate of Domestication in form and substance reasonably satisfactory to the parties hereto (the “Certificate of Domestication”) and the Acquiror Certificate of Incorporation, completing and making all filings required to be made with the Cayman Registrar to effect the Domestication, obtaining a certificate of de-registration from the Cayman Registrar and taking any other actions necessary in connection therewith. In connection with (and as part of) the Domestication, Acquiror shall cause (i) each Acquiror Class A Ordinary Share and Acquiror Class B Ordinary Share that is issued and outstanding immediately prior to the Domestication to be converted into one share of Acquiror Common Stock, (ii) each Acquiror Warrant that is issued and outstanding immediately prior to the Domestication to be converted into one Domesticated Acquiror Warrant, (iii) each Acquiror Unit to be converted into one Domesticated Acquiror Unit, with each Domesticated Acquiror Unit representing one share of Acquiror Common Stock and one-third of one Domesticated Acquiror Warrant, (iv) the Acquiror Organizational Documents to become the Acquiror Certificate of Incorporation and the Acquiror Bylaws and (v) Acquiror’s name to be changed to “Brand Engagement Network Inc.”, provided that if such name is not available in the State of Delaware or Acquiror is otherwise unable to change its name to “Brand Engagement Network Inc.” in the State of Delaware, Acquiror shall cause its name to be changed to such other name mutually agreed to by Acquiror and the Company. Acquiror shall effect the Domestication in compliance with all applicable Law and in a manner so as to properly effectuate the purposes of this Agreement. Acquiror and its Representatives shall give the Company the opportunity to review any applicable documents, certificates or filings in connection with the Domestication and will consider, in good faith, any comments thereto.

(b) Merger. Upon the terms and subject to the conditions set forth in Article VIII and in accordance with the DGCL, following the Domestication and at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

2.02 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger in form and substance reasonably satisfactory to the parties hereto (a “Certificate of Merger”) with the Secretary of State of the State of Delaware (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b) Immediately prior to such filing of the Certificate of Merger in accordance with Section 2.02(a), a closing of the Merger (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date”.

(c) For the avoidance of doubt, the Closing and Effective Time shall occur after the completion of the Domestication.

2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

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2.04 Articles of Incorporation; Bylaws.

(a) At the Effective Time, the Company Articles of Incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

(b) At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

2.05 Directors and Officers.

(a) The parties will take all requisite action such that the initial directors and the officers of the Surviving Corporation immediately after the Effective Time shall be the individuals agreed in writing by the parties prior to the Closing, with each such individual to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(b) The parties shall use reasonable best efforts to cause the individuals nominated for election in accordance with Section 7.15 to comprise the Acquiror Board immediately following the Effective Time, each to hold office in accordance with the DGCL and the Acquiror Organizational Documents and until their respective successors are duly elected or appointed and qualified.

ARTICLE III

EFFECTS OF THE MERGER

3.01 Conversion of Securities.

(a) Company Warrant Settlement; Issuance of AFG Shares. Prior to the Effective Time, the Company shall take all necessary actions to effectuate the Company Warrant Settlement and the issuance of the AFG Shares. Following the Company Warrant Settlement, the Company Warrants shall no longer remain outstanding and shall cease to exist, and each holder thereof shall thereafter cease to have any rights with respect thereto.

(b) Company Common Stock. At the Effective Time (and, for the avoidance of doubt, following the consummation of the Domestication and after giving effect to the Company Warrant Settlement and the issuance of the AFG Shares), by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holders of any of the following securities:

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock issued in connection with the Company Warrant Settlement and the AFG Shares) shall be canceled and converted into the right to receive a number of shares of Acquiror Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”);

(ii) all shares of Company Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(c) Company Options. At the Effective Time, each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether then vested or unvested, shall be assumed by Acquiror and

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converted into an option to purchase a number of shares of Acquiror Common Stock (rounded down to the nearest whole share) (such option, an “Exchanged Option”) equal to (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Effective Time, divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to such Exchanged Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code (including that share amounts will be rounded down to the nearest whole share and exercise prices will be rounded up to the nearest whole cent). Except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding Company Option immediately prior to the Effective Time.

(d) Prior to the Effective Time, the Company shall take all necessary actions to effect the transactions contemplated by Section 3.01(a), Section 3.01(b) and Section 3.01(c) under the Company Articles of Incorporation, bylaws of the Company and Company Stock Plan and any applicable award agreements thereunder, including delivering all required notices, obtaining all necessary approvals and consents, and delivering evidence reasonably satisfactory to Acquiror that all necessary determinations by the Company Board or applicable committee of the Company Board to convert Company Options in accordance with Section 3.01(c) have been made, and to ensure that no Exchanged Option may be exercised prior to the effective date of a registration statement on Form S-8 or other applicable form of Acquiror.

3.02 Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing Date, Acquiror shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by Acquiror (the “Exchange Agent”), for the benefit of the holders of the Company Stock, for exchange in accordance with this Article III, the number of shares of Acquiror Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), being hereinafter referred to as the “Exchange Fund”). Acquiror shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the date hereof, the Company shall deliver to each holder of Company Stock evidenced by certificates (the “Certificates”) entitled to receive the applicable Per Share Merger Consideration pursuant to Section 3.01 instructions for use in effecting the surrender of the Certificates. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and Acquiror shall cause the Exchange Agent to deliver the applicable Per Share Merger Consideration in accordance with the provisions of Section 3.01, and the Certificates so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the applicable Per Share Merger Consideration in accordance with Section 3.01 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01. Notwithstanding the foregoing, holders of book entry shares of Company Stock not evidenced by certificates (“Book Entries”) shall not be required to surrender any Certificates or other documents in order to receive the applicable Per Share Merger Consideration payable in respect of such shares, and Acquiror shall cause the

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Exchange Agent to deliver the applicable Per Share Merger Consideration in respect of all Book Entries within two (2) Business Days following the Closing Date.

(c) Distributions with Respect to Unexchanged Shares of Acquiror Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, Acquiror shall pay or cause to be paid to the holder of the shares of Acquiror Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Acquiror Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Acquiror Common Stock.

(d) No Further Rights. The Per Share Merger Consideration payable upon conversion of the Company Stock (including shares of Company Common Stock issued in connection with the Company Warrant Settlement and the AFG Shares) shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Stock.

(e) Adjustments to Per Share Merger Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Acquiror Common Stock, the Company Stock occurring on or after the date hereof and prior to the Effective Time; provided, however, that this Section 3.02(e) shall not be construed to permit Acquiror or the Company to take any actions with respect to its securities that is prohibited by this Agreement.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Stock for one year after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of Company Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to Acquiror for the applicable Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Acquiror free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, Acquiror or the Surviving Corporation shall be liable to any holder of Company Stock (including shares of Company Common Stock issued in connection with the Company Warrant Settlement and the AFG Shares) for any Acquiror Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(h) Withholding Rights. Each of the Company, the Surviving Corporation, Merger Sub, Acquiror and the Exchange Agent shall be entitled to deduct and withhold from payments pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payments under the Code or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate, the applicable Per Share

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Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01.

(j) Fractional Shares. No certificates or scrip or shares representing fractional shares of Acquiror Common Stock shall be issued upon the exchange of Company Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Acquiror or a holder of shares of Acquiror Common Stock. In lieu of any fractional share of Acquiror Common Stock to which any holder of Company Common Stock would otherwise be entitled, the Exchange Agent shall round down to the nearest whole share of Acquiror Common Stock. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

3.03 Payment of Acquiror Transaction Costs; Closing Statement.

(a) No later than three (3) Business Days prior to the Closing and in any event not earlier than the time that holders of Acquiror Common Stock may no longer elect to redeem their shares in accordance with the Redemption Rights, Acquiror shall prepare and deliver to the Company a written statement (the “Acquiror Closing Statement”) setting forth in good faith: (i) the amount of estimated unpaid Acquiror Transaction Costs as of the Closing and all relevant supporting documentation used by Acquiror in calculating such amounts reasonably requested by the Company, which shall include the respective amounts and wire transfer instructions for the payment thereof; (ii) the amount in the Trust Account (for the avoidance of doubt, prior to exercise of Redemption Rights in accordance with the Acquiror Organizational Documents, if any); plus all other cash and cash equivalents of Acquiror; (iii) the aggregate amount of cash proceeds that will be required to satisfy the exercise of Redemption Rights in accordance with the Acquiror Organizational Documents; and (iv) the number of shares of Acquiror Common Stock to be outstanding as of the Closing after giving effect to the exercise of Redemption Rights in accordance with the Acquiror Organizational Documents. The Acquiror Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Acquiror Closing Statement until the Closing, Acquiror shall (A) use reasonable best efforts to cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives and within Acquiror’s or its Representatives’ possession or control in connection with the Company’s review of the Acquiror Closing Statement and (B) consider in good faith any comments to the Acquiror Closing Statement provided by the Company, which comments the Company shall deliver to Acquiror no later than two (2) Business Days prior to the Closing Date, and Acquiror shall revise such Acquiror Closing Statement to incorporate any changes Acquiror determines are reasonably necessary or appropriate given such comments.

(b) No later than three (3) Business Days prior to the Closing, the Company shall prepare and deliver to Acquiror a statement (the “Company Closing Statement”) setting forth in good faith: (i) a capitalization table containing the information set forth in Section 4.03(a) and, with respect to each holder of a Company Option or Company Warrant, the information set forth on Section 4.03(b) of the Company Disclosure Schedule, in each case, as of the date the Company Closing Statement is delivered to Acquiror, and (ii) the amount of estimated unpaid Company Transaction Costs as of the Closing and all relevant supporting documentation used by the Company in calculating such amounts reasonably requested by Acquiror, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with the corresponding invoices. The Company Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Company Closing Statement until the Closing, the Company shall (A) use reasonable best efforts to cooperate with and provide Acquiror and its Representatives all information reasonably requested by Acquiror or any of its Representatives and within the Company’s or its Representatives’ possession or control in connection with Acquiror’s review of the Company Closing Statement and (B) consider in good faith any comments to the Company Closing Statement provided by Acquiror, which comments Acquiror shall deliver to the Company no later than two (2) Business Days prior to the Closing Date, and the Company shall revise such Company Closing Statement to incorporate any changes the Company determines are reasonably necessary or appropriate given such comments.

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(c) At the Closing, Acquiror shall pay or cause to be paid (including by the Surviving Corporation or any of its Subsidiaries) by wire transfer of immediately available funds (including out of cash available at the Surviving Corporation or any of its Subsidiaries) all Acquiror Transaction Costs and Company Transaction Costs set forth on the Acquiror Closing Statement and the Company Closing Statement, respectively, that remain unpaid as of such time.

3.04 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates and Book Entries representing Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Acquiror for any reason shall be converted into the right to receive the applicable Per Share Merger Consideration in accordance with the provisions of Section 3.01.

3.05 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the WBCA, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Article 13 of the WBCA, and otherwise complied with all of the provisions of the WBCA relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such stockholders shall have no right to receive, the applicable Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the WBCA. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Article 13 of the WBCA shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the applicable Per Share Merger Consideration in accordance with the provisions of Section 3.01, upon surrender, if applicable, in the manner provided in Section 3.02(b), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.

(b) Prior to the Closing, the Company shall give Acquiror (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all proceedings and negotiations with respect to demands for appraisal under the WBCA. Except with the prior written consent of Acquiror (not to be unreasonably withheld, delayed or conditioned), the Company shall not make any payment with respect to demands for appraisal or offer to settle or settle any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company to Acquiror and Merger Sub in connection with this Agreement (the “Company Disclosure Schedule”) (provided that any matter required to be disclosed shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedule (unless such disclosure has sufficient detail on its face that it is reasonably apparent that it relates to another section of this Article IV) or by cross reference to another section of the Company Disclosure Schedule), the Company hereby represents and warrants to Acquiror and Merger Sub as follows:

4.01 Organization and Qualification; Subsidiaries.

(a) The Company and each Company Subsidiary is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and

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has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries and each other entity in which the Company or any Company Subsidiary owns any equity or similar interest, together with the jurisdiction of incorporation or organization of each Company Subsidiary or such other entity and the percentage of the outstanding capital stock or other equity interest of each Company Subsidiary or such other entity that is owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. Other than the Company Subsidiaries and each other entity set forth in Section 4.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own, and has never owned, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

4.02 Articles of Incorporation and Bylaws. The Company has, prior to the date of this Agreement, made available to Acquiror a complete and correct copy of the articles of incorporation and the bylaws or equivalent organizational documents, each as amended, restated or otherwise modified to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of the provisions of its certificate of incorporation, bylaws, operating agreement, limited liability company agreement or equivalent organizational documents.

4.03 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock. As of the date hereof, (i) 83,796,713 shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Preferred Stock are issued and outstanding, (iii) no shares of Company Stock are held in the treasury of the Company, (iv) 7,470,000 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options granted pursuant to the Company Stock Plan, and (v) 3,850,000 shares of Company Common Stock are reserved for future issuance pursuant to the exercise of Company Warrants.

(b) Section 4.03(b)-1 of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the holder of the Company Option; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise or purchase price of such Company Option; (iv) the date on which such Company Option was granted; (v) the date on which such Company Option expires; (vi) the vesting schedule (including any acceleration provisions) of such Company Option; and (vii) whether such Company Option constitutes an “incentive stock option” within the meaning of Section 422 of the Code. All Company Options were issued pursuant to the Company Stock Plan or an individual award agreement made available to Acquiror. The Company has made available to Acquiror accurate and complete copies of the Company Stock Plan pursuant to which the Company has granted the Company Options that are currently outstanding and the form of all stock and stock-based award agreements evidencing the Company Options (the “Form of Company Option Award Agreement”), as well as each individual agreement evidencing an award of Company Options or other stock-based award that does not materially conform to the Form of Company Option Award Agreement. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Common Stock as of the date such Company Option was granted, determined in a manner consistent with Section 409A of the Code. All shares of Company Common Stock subject to issuance pursuant to Company

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Options outstanding as of the date hereof, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Section 4.03(b)-2 of the Company Disclosure Schedule sets forth the following information with respect to each Company Warrant outstanding as of the date of this Agreement: (i) the name of the holder of the Company Warrant; (ii) the number of shares of Company Common Stock subject to such Company Warrant; (iii) the exercise or purchase price of such Company Warrant; (iv) the date on which such Company Warrant was granted; (v) the date on which such Company Warrant expires; and (vi) if applicable, the vesting schedule (including any acceleration provisions) of such Company Warrant. All Company Warrants were issued pursuant to forms of warrant to purchase Company Common Stock made available to Acquiror. All shares of Company Common Stock subject to issuance pursuant to Company Warrants outstanding as of the date hereof, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. The Company Warrant Settlement will have been duly and validly authorized by all corporate action and all required approvals and consents therefor will have been obtained by the Company. The terms of the Company Stock Plan permit the treatment of Company Options as provided herein, without notice to, or the consent or approval of, the holders of such Company Options, the Company Stockholders or otherwise.

(c) Other than (i) the Company Options set forth on Section 4.03(b)-1 of the Company Disclosure Schedule and (ii) the Company Warrants set forth on Section 4.03(b)-2 of the Company Disclosure Schedule, as of the date hereof, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted stock, restricted stock units, performance stock, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any Company Subsidiary. There are no voting trusts, voting agreements, proxies, stockholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Stock or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Stock or any of the equity interests or other securities of the Company or any Company Subsidiary.

(d) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e) (i) Except as provided by the Company Stock Plan or the applicable award agreement thereunder, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Transactions, and (ii) all outstanding Company Stock, Company Options, and Company Warrants and all outstanding shares of capital stock or other equity securities of each Company Subsidiary have been issued and granted in compliance with (A) all applicable securities laws and other applicable Laws (and, with respect to Company Options, the terms of the Company Stock Plan and the applicable award agreement thereunder) and (B) all preemptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party and the organizational documents of the Company and the Company Subsidiaries.

(f) Each outstanding share of capital stock or other equity security of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share or security is owned 100% by the

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Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

4.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and, subject to receiving the Requisite Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been, and each Ancillary Agreement to which the Company is a party will be, duly and validly authorized by all necessary action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and each Ancillary Agreement to which it is a party or to consummate the Transactions (other than, with respect to the Merger, the Requisite Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the WBCA or other applicable Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquiror and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that any applicable restrictions on business combinations set forth in the WBCA shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the WBCA and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) of the Company Disclosure Schedule, including the Written Consent, have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company or any Company Subsidiary.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county, municipal or other local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing with and recordation of appropriate merger documents as required by the WBCA or other applicable Law, and (ii) where the failure to obtain such consents, approvals,

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authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company or any Company Subsidiary.

4.06 Permits; Compliance.

(a) Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, registrations, easements, variances, exceptions, consents, certificates, charters, approvals, and orders of any Governmental Authority necessary for each of the Company and the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (each, a “Company Permit”), except where the failure to do so, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company or any Company Subsidiary. No suspension, limitation, adverse modification or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. To the knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Company Permit. Neither the Company nor any of the Company Subsidiaries have been notified or presently has any reason to believe that any Company Permit will not be renewed in the ordinary course of business upon its expiration. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or any Company Permit or (b) any Material Contract, except for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, in the case of clauses (a) and (b) have not been, and would not reasonably be expected to be, material to the Company or any Company Subsidiary.

(b) Section 4.06(b) of the Company Disclosure Schedule sets forth a list of all of the Company Permits that the Company or any Company Subsidiary currently holds, and each other franchise, grant, authorization, licenses, permit, registration, easement, variance, exception, consent, certificate, charter, approval, and order of any Governmental Authority that the Company or any Company Subsidiary has applied for as of the date of this Agreement but not yet obtained, or is otherwise in the process of obtaining or plans to obtain as of the date of this Agreement.

4.07 Financial Statements.

(a) Attached as Section 4.07(a) of the Company Disclosure Schedule is a true and complete copy of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2023 (the “2023 Balance Sheet”) and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the three (3) months ended March 31, 2023 and the three (3) months ended June 30, 2023 (collectively with the 2023 Balance Sheet, the “Unaudited Interim Financial Statements”).

(b) Attached as Section 4.07(b) of the Company Disclosure Schedule are true and complete copies of the audited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2021 and December 31, 2022, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the years then ended, each audited in accordance with the auditing standards of the PCAOB and complying in all material respects with the applicable requirements of the SEC, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder (the “Audited Financial Statements”, and collectively with the Unaudited Interim Financial Statements, the “Financial Statements”). The Financial Statements were prepared in accordance with the United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of and at the date thereof and for the period indicated therein, except as otherwise noted therein.

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(c) Except as and to the extent set forth on the 2023 Q2 Balance Sheet, none of the Company or any of the Company Subsidiaries has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities that were incurred in the ordinary course of business since the date of the 2023 Q2 Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, (iii) liabilities for transaction expenses in connection with this Agreement and the Transactions or (iv) such other liabilities and obligations which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company or any Company Subsidiary.

(d) Neither the Company nor any Company Subsidiary nor any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls (including any significant deficiency relating thereto), including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, or the Company Board or any committee thereof.

(e) No employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f) All accounts payable of the Company and the Company Subsidiaries reflected on the Unaudited Interim Financial Statements or arising thereafter are the result of bona fide transactions in the ordinary course of business. Since December 31, 2022, the Company and the Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

(g) The Company has established and maintains a system of internal accounting controls designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s specific authorization; (ii) the preparation of the Company’s financial statements for external purposes are in conformity with GAAP and maintain asset accountability; (iii) access to assets is only permitted in accordance with management’s specific authorization and (iv) the Company’s records accurately reflect the transaction and disposition of assets, in each case of clauses (i) through (iv), except where the failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, material to the Company or any Company Subsidiary.

(h) Neither the Company (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

4.08 Absence of Certain Changes or Events. Since December 31, 2022 and on and prior to the date of this Agreement, except as reflected in the Financial Statements, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to COVID-19 Measures, (b) the Company and the

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Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Company-Owned IP) or licensed any Company-Owned IP other than non-exclusive licenses (or sublicenses) of Company-Owned IP to customers or service providers in the ordinary course of business in which grants of rights to use such Company-Owned IP are incidental to performance under the agreement, (c) there has not been a Company Material Adverse Effect, and (d) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01(b).

4.09 Absence of Litigation. There is no litigation, suit, claim, charge, grievance, action, proceeding, order, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all Employee Benefit Plans (for the avoidance of doubt, excluding any offer letter, consulting agreement, equity award agreement or other agreement which does not materially deviate from the applicable standard Company form and for which such form has been made available to Acquiror) that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or individual consultant and under which the Company or any Company Subsidiary has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, but without regard to materiality or exemptions from disclosure in Section 4.10(a) of the Company Disclosure Schedule, the “Plans”).

(b) With respect to each Plan, the Company has made available to Acquiror, if applicable (i) a true and complete copy of the current plan document and all amendments thereto (or a written summary if not reduced to writing) and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the most recently filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan.

(c) None of the Plans is or was, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation (whether contingent or otherwise) under or with respect to, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

(d) Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person as a result of any Transaction (whether alone or in combination with any other event), nor will any such Transaction (whether alone or in combination with any other event) accelerate the time of payment, settlement or vesting, or increase the amount, of any benefit or other compensation due to any individual. The consummation of any Transaction will not, either alone or in combination with another event, result in any “excess parachute payment” under

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Section 280G of the Code. No Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(e) None of the Plans provide, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, retiree medical (including life insurance or medical, dental, vision, disability, accident, life, health or other welfare benefits) to any current or former employee or service provider (or any spouse, beneficiary or dependent thereof) of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state law.

(f) Each Plan is and has been administered, operated and funded in all material respects, in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. The Company and the ERISA Affiliates have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation in any respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course).

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from U.S. federal income Tax under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h) There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that would reasonably be expected to result in material liability to the Company or any Company Subsidiary. There have been no acts or omissions by the Company or to the knowledge of the Company, any ERISA Affiliate, that have given or would reasonably be expected to give rise to any fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any Company Subsidiary may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries.

(j) The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder.

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4.11 Labor and Employment Matters.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company and any Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following, on a no name basis: (i) title or position (including whether full or part time); (ii) hire date and service commencement date (if different); (iii) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; and (iv) commission, bonus or other incentive based compensation. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Financial Statements).

(b) No employee of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees, and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. There are no, and there have never been any, strikes, lockouts or work stoppages existing or, to the Company’s knowledge, threatened, with respect to any employees of the Company or any Company Subsidiaries. There are no, and there have never been, any union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

(c) There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by or on behalf of any of their respective current or former applicants, employees, contractors, directors, officers or other representatives. No allegations of discrimination, harassment, or retaliation have been made against any executive, officer, or director of the Company or any Company Subsidiary and the Company has not entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment or sexual misconduct made by or against an employee, contractor, director, officer or other representative of the Company or any Company Subsidiary.

(d) Except in each case as would not reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries, the Company and the Company Subsidiaries are and have been at all times in compliance in all respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave and all other employee leaves, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints) and occupational safety and health requirements. Except as would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing. All employees of the Company and the Company Subsidiaries are employed on an “at-will” basis and their employment can be terminated at any time for any reason without notice or payment of severance or other compensation or consideration being owed to such individual other than amounts owed as of the date of termination from employment based on service before that date or as required under applicable Law. The Company’s relationships with all individuals who act as contractors or other service providers to the Company or its Subsidiaries can be terminated at any time for any reason without notice or any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination. Except in each case as would not reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries, each employee of the Company and each Company Subsidiary and any other individual who has

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provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date.

4.12 Real Property; Title to Assets.

(a) The Company does not own any real property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists as of the date of this Agreement the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, license or occupancy agreement pursuant to which the Company or any Company Subsidiary leases, subleases, licenses or occupies any such Leased Real Property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Acquiror. There are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy any Leased Real Property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, material to the Company or any Company Subsidiary.

(c) Other than due to any COVID-19 Measures, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company or any Company Subsidiary. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those conditions that, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

4.13 Company Assets. Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and leased or licensed assets, valid leasehold, subleasehold or licensed interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Schedule contains a true, correct and complete list of all Registered Intellectual Property constituting Company-Owned IP and Company-Licensed Exclusive IP (the “Company Registered Intellectual Property”) (showing in each case, as applicable, the filing date, date of issuance, registration or application number, jurisdiction or registrar, the owner of such item of Registered Intellectual Property and the underlying agreement if such item of Registered Intellectual Property is licensed). The Company Registered Intellectual Property listed on Section 4.14(a) of the Company Disclosure Schedule has not expired, lapsed, or been cancelled or abandoned, and is not subject to any pending or threatened opposition, cancellation, interference, or similar proceeding, other than during prosecution with relevant Governmental Authority in the ordinary course of business. All necessary registrations, filings, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property have been made (subject to permissible extensions).

(b) Section 4.14(b)(i) of the Company Disclosure Schedule contains a true, correct and complete list of all contracts, licenses or agreements that grant the Company or a Company Subsidiary the right to use any

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Company IP owned by a third party that is material to the business of the Company or any Company Subsidiary, including for the Software or Business Systems of any other person (other than (i) commercially available, “off-the-shelf”, “click wrap”, “shrink wrap” Software with aggregate annual license and maintenance fees of less than $10,000, (ii) commercially available service agreements to Business Systems that have an individual service or subscription fee of less than $10,000 per annum, or (iii) Open Source licenses). Section 4.14(b)(ii) of the Company Disclosure Schedule contains a true, correct and complete list of all contracts, licenses or agreements in which the Company or a Company Subsidiary grants to a third party the right to use any Company IP that is material to the business of the Company or any Company Subsidiary.

(c) The Company IP constitutes all Intellectual Property rights used in, or necessary for, the operation of the business of the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary has assigned or otherwise transferred ownership, or agreed to assign or otherwise transfer ownership, to any Person any Company IP that is (or was at the time of assignment or transfer) material to the Company and the Company Subsidiaries, taken as a whole.

(d) The Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company Registered Intellectual Property (other than Company-Licensed Exclusive IP) and either owns or has the right to use pursuant to a valid and enforceable written contract or license or other permission, all other Company IP, including Company-Licensed IP. All Registered Intellectual Property (other than applications) constituting Company-Owned IP is valid, subsisting and enforceable. All Registered Intellectual Property (other than applications) constituting Company-Licensed Exclusive IP is subsisting, valid and, to the knowledge of the Company, enforceable. There are not, and there will not be immediately following the Closing, any restrictions on the right of the Company, any Company Subsidiary or the Surviving Corporation to use, modify, transfer or license any Company IP.

(e) The Company and each of its applicable Company Subsidiaries have taken and take commercially reasonable actions to maintain, protect and enforce Company-Owned IP, Company-Licensed Exclusive IP rights, including the secrecy, confidentiality and value of its trade secrets, source code and other material Confidential Information of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has disclosed any trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other person that does not have a fiduciary obligation of confidentiality other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(f) Except as set forth in Section 4.14(f) of the Company Disclosure Schedule, there have been no claims filed and served, against the Company or any Company Subsidiary in any forum, by any person (i) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP or Company-Licensed Exclusive IP, or (ii) alleging any infringement, misappropriation of, or other violation by the Company or any Company Subsidiary of, any Intellectual Property rights or rights of publicity of other persons (including any unsolicited demands to license, or notices that the Company or any Company Subsidiary requires a license to, any Intellectual Property rights from any other person). The operation of the business of the Company and the Company Subsidiaries (including the sale of Products by the Company or use of Products by its customers) has not and does not infringe, misappropriate or violate any Intellectual Property rights of any Person in or to any Intellectual Property or any rights of publicity. The Company has not made any assertions or claims against a third party alleging infringement, misappropriation or violation of any of the Company-Owned IP. Neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(g) All persons who have contributed to, developed or conceived any Company-Owned IP (“Contributors”) have executed written agreements with the Company or one of the Company Subsidiaries, and pursuant to which such persons (i) assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to such Company-Owned IP and (ii) agreed to maintain the Company or the

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applicable Company Subsidiary’s confidential information (the “Contributor Agreements”) or the Company or a Company Subsidiary owns such Company-Owned IP by operation of law. Neither the Company nor any Company Subsidiary is, and to the knowledge of the Company, no other party to any such Contributor Agreement is, in material breach of any such Contributor Agreement. To the knowledge of the Company, all persons who have contributed to, developed or conceived any Company-Licensed Exclusive IP have executed written agreements with the applicable third party that granted the relevant license to the Company or the applicable Company Subsidiary, and pursuant to which such persons assigned to such third party all of their entire right, title, and interest in and to such Company-Licensed Exclusive IP.

(h) At no time was the creation, conception, or reduction to practice of any Company-Owned IP by any Contributor, the Company, or any Subsidiary conducted: (i) utilizing funding under any grants from any Governmental Authority or educational institution, (ii) as research sponsored by any Governmental Authority or educational institution, (iii) utilizing the facilities of any Governmental Authority or educational institution, or (iv) subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third person, in each case, that would adversely affect the Company’s or any Company Subsidiary’s ownership rights in any such Company Owned IP. It is not necessary for the operation of the Company business to utilize any Intellectual Property rights of any Contributor developed, invented, or made prior to such Contributor’s employment, except for any such Intellectual Property rights that have previously been assigned or irrevocably and perpetually licensed to the Company or any Company Subsidiary. No current or former employee, consultant, or contractor of the Company or any Company Subsidiary has asserted, and no Person or has, any ownership right, title, interest, or other claim of ownership in, or the right to receive any royalties or other consideration with respect to, any Company-Owned IP.

(i) There are no court orders, forbearances to sue, consents, settlement agreements, judgments, orders, or similar obligations, in each case that are litigation-related, or adversarial-related, or (in connection with an adversarial proceeding), adversarial proceeding-related, or government-imposed, obligations to which the Company or any Company Subsidiary is a party or is otherwise bound that (i) restrict the rights of the Company or any Company Subsidiary to use, transfer, license, distribute, exploit, or enforce any Company-Owned IP; or (ii) restrict the current conduct of the Company’s business in order to avoid violating another Person’s Intellectual Property.

(j) The Company and Company Subsidiaries do not use any Open Source Software or any modification or derivative thereof in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned IP, or that requires the Company or any Company Subsidiary to license or provide the source code to any of the Company-Owned IP for the purpose of making derivative works, or to make available for redistribution to any person the source code to any Company-Owned IP at no or minimal charge.

(k) Neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that requires or obligates the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company Owned IP.

(l) The Company or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate needs of the current business of the Company. The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, and procedures. To the knowledge of the Company, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(m) The Company and each of the Company Subsidiaries have complied, at all times, with all (i) Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) applicable internal and

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externally facing policies and external statements and representations of the Company or a Company Subsidiary, (iii) contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound, and (iv) to the extent applicable, PCI DSS (collectively, the “Data Security Requirements”). To the knowledge of the Company, no third party that has Processed Personal Information on behalf of or through access granted by the Company has done so in violation of any Data Security Requirements. The execution, delivery, and performance of this Agreement by the Company and each of the Company Subsidiaries and the consummation of the transactions hereunder will not violate any Data Security Requirements.

(n) The Company and the Company Subsidiaries maintain, and have at all times maintained and made available, privacy policies describing their Processing of Personal Information and such privacy policies have not been inaccurate, misleading, or deceptive in any material respect or in violation of any Privacy/Data Security Law.

(o) Where required by the Data Security Requirements, the Company and the Company Subsidiaries have each (i) implemented and maintained a written information security program and (ii) implemented and maintained administrative, technical, and physical measures and safeguards, in each case of (i)-(ii), that are designed to protect the security and integrity of the Business Systems and any Personal Information maintained by or on behalf of the Company and that are otherwise consistent with such applicable Data Security Requirements. The Company and its Subsidiaries have at all times (i) complied with such program and measures, and (ii) contractually obligated all third-party service providers with access to Personal Information or the Company’s or its Subsidiaries’ Business Systems to comply with such written information security program requirements and measures. To the Company’s knowledge, no third party has breached such obligations. To the knowledge of the Company, there are no Disabling Devices in any of the Business Systems or Product components.

(p) Neither the Company nor any of the Company Subsidiaries has (i) experienced any Security Incident; (ii) received notice of any audits, proceedings enforcement notices, registrations or investigations by any Governmental Authority,(iii) received any claims or complaints regarding the Company’s or any of the Company Subsidiaries’ Processing of Personal Information, or the alleged violation of any applicable Data Security Requirements, and, no circumstances exist that would reasonably be expected to give rise to any of the foregoing (i)-(iii). Neither the Company nor any of the Company Subsidiaries has provided, or has been legally required to provide, any notice to individuals, Governmental Authorities, or other Person in connection with any Processing of Personal Information.

(q) The Company or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of such Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit the Surviving Corporation or such Company Subsidiaries, as applicable, from receiving or using Personal Information or other Business Data after the Closing Date, in the same manner in which the Company or such Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date.

4.15 Taxes.

(a) (i) All income and other material Tax Returns required by Law to be filed by the Company and the Company Subsidiaries have been duly filed and all such filed Tax Returns are complete and accurate in all material respects; (ii) all material amounts of Taxes due and payable by the Company and the Company Subsidiaries (whether or not reflected on any Tax Return) have been duly paid; (iii) there are no outstanding

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agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any Company Subsidiary; (iv) neither the Company nor any of the Company Subsidiaries is engaged in any audit, administrative proceeding or judicial proceeding, in each case, that is material, with respect to Taxes; (v) neither the Company nor any of the Company Subsidiaries is the subject of any assessment, audit, examination, investigation, dispute, claim or other proceeding with respect to Taxes for a Tax period for which the statute of limitations for assessment remains open and no such assessment, audit, examination, investigation, dispute, claim or other proceeding has been proposed or threatened in writing; (vi) all material deficiencies for Taxes asserted or assessed in writing against the Company or any Company Subsidiary have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has any material obligation to any Governmental Authority or other person under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) with any person (other than the Company or any Company Subsidiary) or has a potential liability or obligation to any such person (other than the Company or any Company Subsidiary) as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment not primarily relating to Taxes.

(c) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in a method of accounting (or use of an improper method of accounting) on or prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount or deferred revenue received on or prior to the Closing outside the ordinary course of business.

(d) The Company and its Company Subsidiaries have (i) withheld or deducted all material amounts of Taxes required to have been withheld or deducted in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or other third party, (ii) duly and timely remitted (or is properly holding for remittance) such amounts to the appropriate Tax authority, and (iii) complied in all material respects with all applicable Laws relating to Tax withholding, including all material reporting and recordkeeping requirements.

(e) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company was the common parent).

(f) Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), or as a transferee, successor, by contract or otherwise (except for liabilities pursuant to contracts not primarily relating to Taxes).

(g) Neither the Company nor any Company Subsidiary has (i) any request for a ruling in respect of material Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Closing.

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(h) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(i) Neither the Company nor any Company Subsidiary has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) There are no Liens with respect to Taxes on any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(k) The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) Each of the Company and its Company Subsidiaries is, and has been at all times since formation, treated as the type of entity for United States federal tax purposes listed opposite its name on Section 4.14(l) of the Company Disclosure Schedule.

(m) Neither the Company nor any Company Subsidiary has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or formed.

(n) Neither the Company nor any Company Subsidiary has received written notice of any claim from a Tax authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to Tax in such jurisdiction.

(o) Neither the Company nor any Company Subsidiary is an “investment company” as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(p) Neither the Company nor any of the Company Subsidiaries has taken any action, or is aware of any fact or circumstances that would reasonably be expected to prevent the Domestication or the Merger from qualifying for the Intended Tax Treatment.

4.16 Environmental Matters. (a) Each of the Company and the Company Subsidiaries is in all material compliance with all applicable Environmental Laws; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) are contaminated, and the Company and the Company Subsidiaries have not released, with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary, and their Products, are in compliance with Environmental Laws and Environmental Permits required to be held by the Company or any Company Subsidiary, as applicable, in all material respects; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation or, or liability under, Environmental Laws, nor has the Company or any Company Subsidiary received any written notice alleging any material violation of, or material liability under, Environmental Laws. The Company has provided all environmental site assessments, reports, studies or other evaluations in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

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4.17 Material Contracts.

(a) Section 4.17(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each of the following types of contracts and agreements (whether written or oral) to which the Company or any Company Subsidiary is a party or bound (such contracts and agreements as are required to be set forth Section 4.17(a) of the Company Disclosure Schedule, excluding any Plan listed on Section 4.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i) all contracts and agreements with consideration paid or payable to the Company or any Company Subsidiary of more than $50,000;

(ii) all contracts and agreements with Suppliers to the Company or any Company Subsidiary, including those relating to the design, development, manufacture or sale of Products of the Company or any Company Subsidiary, for expenditures paid or payable by the Company or any Company Subsidiary of more than $50,000;

(iii) (A) any contract for the employment or engagement of any director, officer, employee, or consultant of the Company or any Company Subsidiary that is not immediately terminable by the Company at-will without notice, severance, penalty or other material cost and (B) any contract with any current or former director, officer, employee, consultant or other person, providing for retention payments, change of control payments, accelerated vesting or any other payment or benefit that may or will become due as a result of the Merger or any other Transaction;

(iv) all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(v) all contracts and agreements evidencing indebtedness for borrowed money, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person;

(vi) all contracts establishing any partnership, joint venture, strategic alliance or other collaboration or similar arrangement between the Company or any Company Subsidiary, on the one hand, and any third party, on the other hand, including with respects to the Products;

(vii) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party;

(viii) all contracts with third party payors;

(ix) all contracts and agreements that (i) limit, or purport to limit, the ability of the Company or any Company Subsidiary to engage or compete in any line of business or with any person or entity or in any geographic or therapeutic area or during any period of time including noncompetition, and standstill obligations, exclusivity rights, and “most favored nation” provisions, or (ii) require the Company or any Subsidiary to purchase all or substantially all of its requirements for a particular product or service from a vendor, supplier, or subcontractor or to make periodic minimum purchases of a particular product or service from a vendor, supplier, or subcontractor;

(x) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

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(xi) all Leases, and all leases or master leases of personal property;

(xii) all contracts required to be listed in Section 4.14(b) of the Company Disclosure Schedule;

(xiii) all contracts which involve the license or grant of rights by the Company or any Company Subsidiary to a third party of Company-Owned IP (other than non-exclusive licenses granted to customers or service providers in the ordinary course of business or that are merely incidental to, and not the primary purpose of, the contract);

(xiv) all contracts or agreements under which the Company or any Company Subsidiary has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier or “most favored supplier” basis or which otherwise establishes any exclusive sale or distribution obligation with respect to any Product or geographic area;

(xv) all contracts which obligate the Company or any Company Subsidiary to pay any royalty, revenue share or commission;

(xvi) all agreements for the development of Company-Owned IP for the benefit of the Company (other than employee invention assignment and confidentiality agreements and consulting agreements entered into in the ordinary course of business);

(xvii) all contracts and agreements that relate to the direct or indirect acquisition or disposition of any securities, business or asset (whether by merger, sale of stock, sale of assets or otherwise);

(xviii) all contracts and agreements relating to a Company Interested Party Transaction;

(xix) all contracts under which any broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or which has a fee tail still in effect, based upon arrangements made by or on behalf of the Company or any Company Subsidiary;

(xx) all contracts not cancellable by the Company or the applicable Company Subsidiary with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty pursuant to the terms of such contract; and

(xxi) all contracts and agreements involving any resolution or settlement of any actual or threatened Action or other dispute or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company or the applicable Company Subsidiary and, to the knowledge of the Company, the other parties thereto, subject to the Remedies Exceptions, and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has the Company received any notice that any Material Contract has been canceled by the applicable counterparty or such counterparty intends to cancel any Material Contract; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the Company’s knowledge, oral notice or claim of any such breach, violation or default under any such Material Contract, in each of the foregoing clauses (i)-(iii). The Company has made available to Acquiror true and complete copies of all Material Contracts, including any amendments thereto

4.18 Customers, Vendors and Suppliers. Section 4.18 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, (i) each contract or agreement between the Company or a Company Subsidiary and a customer of the Company or such Company Subsidiary (collectively, the “Customers”) and (ii) the top twenty

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(20) suppliers of the Company based on the aggregate consideration paid by the Company and the Company Subsidiaries for goods and services rendered by such supplier to the Company and the Company Subsidiaries during the trailing twelve (12)-month period ending June 30, 2023 (collectively, the “Material Suppliers”). None of the Customers or the Material Suppliers has notified the Company in writing, or to the knowledge of the Company, verbally that it will discontinue, materially alter or adversely modify its relationship with the Company, and Company Subsidiary or their respective businesses.

4.19 Insurance.

(a) Section 4.19(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, with respect to each insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

4.20 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved and adopted this Agreement and declared its advisability and approved the Transactions (including the Merger), and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Transactions (including the Merger) and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company Stockholders. The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Requisite Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

4.21 Certain Business Practices.

(a) None of the Company, any Company Subsidiary, any of their respective directors, officers, or employees, or to the Company’s knowledge, agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b) None of the Company, any Company Subsidiary, any of their respective directors, officers, or employees, or to the Company’s knowledge, agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

(c) There are no, and there have never been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their

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respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

4.22 Interested Party Transactions; Side Letter Agreements.

(a) Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other Affiliate of the Company or any Company Subsidiary, or any immediate family member of any of the foregoing, to the Company’s knowledge, has or has had, directly or indirectly: (i) an economic interest in any person (other than the Company) that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person (other than the Company) that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (iii) a beneficial interest in any contract or agreement disclosed in Section 4.17(a) of the Company Disclosure Schedule; or (iv) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements (each, a “Company Interested Party Transaction”, and each contract providing for a Company Interested Party Transaction and set forth on Section 4.22(a) of the Company Disclosure Schedule, an “Interested Party Agreement”); provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.22. The Company and the Company Subsidiaries have not (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (y) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between the Company or any Company Subsidiary and any family member of any director, officer or other Affiliate of the Company or any Company Subsidiary.

(b) Section 4.22(b) of the Company Disclosure Schedule sets forth a true and complete list of all transactions, contracts, side letters, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any other person, on the other hand, which grant or purport to grant any board observer, management or similar rights (collectively, the “Side Letter Agreements”).

4.23 Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has either previously been) subject to the requirements of Section 12 of the Exchange Act.

4.24 Brokers. No broker, finder or investment banker is entitled to any brokerage or finder’s fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in the Acquiror SEC Reports or Acquiror’s disclosure schedule delivered by Acquiror in connection with this Agreement (the “Acquiror Disclosure Schedule”) (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Acquiror SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such an Acquiror SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization.), Section 5.03 (Capitalization.) and Section 5.04 (Authority Relative to This Agreement)), Acquiror hereby represents and warrants to the Company as follows (provided that no representation or warranty by Acquiror shall apply to any statement or information in the Acquiror SEC Reports that relates to the topics referenced in the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” from the Securities and

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Exchange Commission (the “SEC”) on April 12, 2021 (or any subsequent guidance, statements or interpretations issued by the SEC, the Staff or otherwise relating thereto) (the “SEC Statement”) nor shall any correction, amendment or restatement of Acquiror’s financial statements due wholly or in part to the SEC Statement, nor any other effects that relate to or arise out of, or are in connection with or in response to, the SEC Statement or any changes in accounting or disclosure related thereto, be deemed to be a breach of any representation or warranty by Acquiror):

5.01 Corporate Organization.

(a) Each of Acquiror and Merger Sub is a corporation or company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Acquiror and Merger Sub is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b) Merger Sub is the only Subsidiary of Acquiror. Except for Merger Sub, Acquiror does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person. Merger Sub does not have any Subsidiaries or own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

5.02 Organizational Documents. Each of Acquiror and Merger Sub has heretofore furnished to the Company complete and correct copies of the Acquiror Organizational Documents and the Merger Sub Organizational Documents. The Acquiror Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Acquiror nor Merger Sub is in violation in any material respect of any of the provisions of the Acquiror Organizational Documents or the Merger Sub Organizational Documents.

5.03 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of Acquiror consists of (i) 500,000,000 Acquiror Class A Ordinary Shares, (ii) 50,000,000 Acquiror Class B Ordinary Shares and (iii) 5,000,000 preference shares, par value $0.0001 per share, of Acquiror (“Acquiror Preferred Shares”). As of the date of this Agreement (iv) 4,646,574 Acquiror Class A Ordinary Shares are issued and outstanding, (v) 7,736,268 Acquiror Class B Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (vi) no Acquiror Class A Ordinary Shares or Acquiror Class B Ordinary Shares are held in the treasury of Acquiror, and (vii) 16,441,034 Acquiror Class A Ordinary Shares are issuable under the exercise of Acquiror Warrants. As of the date of this Agreement, there are no Acquiror Preferred Shares issued and outstanding. Each Acquiror Warrant is exercisable for one Acquiror Class A Ordinary Share at an exercise price of $11.50, subject to the terms of such Acquiror Warrant and the Acquiror Warrant Agreement.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, 1,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Acquiror free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

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(c) All outstanding Acquiror Units, Acquiror Class A Ordinary Shares, Acquiror Class B Ordinary Shares and Acquiror Warrants have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Laws.

(d) The Per Share Merger Consideration being delivered by Acquiror hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Acquiror Organizational Documents.

(e) Except for this Agreement, the Acquiror Warrants and the shares of Acquiror Founders Stock, as of the date hereof, Acquiror has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Acquiror or obligating Acquiror to issue or sell any shares of, or other equity interests in, Acquiror. All Acquiror Class A Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Acquiror nor any Subsidiary of Acquiror is a party to, or otherwise bound by, and neither Acquiror nor any Subsidiary of Acquiror has granted, any equity appreciation rights, participations, phantom equity or similar rights. As of the date hereof, Acquiror is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Acquiror Common Stock or any of the equity interests or other securities of Acquiror or any of its Subsidiaries. Except with respect to the Redemption Rights and the Acquiror Warrants, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any shares of Acquiror Common Stock. There are no outstanding contractual obligations of Acquiror to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

5.04 Authority Relative to This Agreement. Each of Acquiror and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which they are a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, in each case, subject to obtainment of the Acquiror Shareholders Approval. The execution and delivery of this Agreement by each of Acquiror and Merger Sub and the consummation by each of Acquiror and Merger Sub of the Transactions have been, and each Ancillary Agreement to which they are a party will be, duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Acquiror or Merger Sub are necessary to authorize this Agreement and each Ancillary Agreement to which they are a party or to consummate the Transactions (other than (a) with respect to the Domestication and the filing and recordation of appropriate documents as required by the Companies Act, (b) the Merger, (c) the Acquiror Shareholders Approval, (d) the approval and adoption of this Agreement by Acquiror, as the sole stockholder of Merger Sub, (e) the filing and recordation of appropriate merger documents as required by the DGCL and (f) with respect to the issuance of Acquiror Common Stock and adoption of the Acquiror Certificate of Incorporation, the approval of a majority of the then-outstanding shares of Acquiror Common Stock). This Agreement has been duly and validly executed and delivered by Acquiror and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Acquiror or Merger Sub, enforceable against Acquiror or Merger Sub in accordance with its terms subject to the Remedies Exceptions. The Acquiror Board has approved this Agreement and the Transactions, and such approvals are sufficient so that any restrictions on business combinations set forth in the Acquiror Charter, if any, shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions.

5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Acquiror and Merger Sub do not, and the performance of this Agreement by each of Acquiror and Merger Sub will not, (i) conflict with or violate the Acquiror Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in

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Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made (including in connection with the Domestication and the applicable requirements and required approval of the Cayman Registrar), conflict with or violate any Law applicable to Acquiror or Merger Sub or by which any of their properties or assets are bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Acquiror or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub or any of their properties or assets are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Acquiror and Merger Sub do not, and the performance of this Agreement by each of Acquiror and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger and other documents as required by the Companies Act or DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Acquiror or Merger Sub from performing its material obligations under this Agreement.

5.06 Compliance. Neither Acquiror nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Acquiror or Merger Sub or by which any property or asset of Acquiror or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub or any property or asset of Acquiror or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect. Each of Acquiror and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Acquiror or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Acquiror has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC since March 4, 2021, together with any amendments, restatements or supplements thereto (collectively, the “Acquiror SEC Reports”). As of their respective filing dates, the Acquiror SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Acquiror SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Acquiror SEC Report.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Acquiror SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes

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thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Acquiror as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material). Acquiror has no off-balance sheet arrangements that are not disclosed in the Acquiror SEC Reports.

(c) Except as and to the extent set forth in the Acquiror SEC Reports, neither Acquiror nor Merger Sub has any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations arising in the ordinary course of Acquiror’s and Merger Sub’s business.

(d) Acquiror is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(e) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(f) Acquiror maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Acquiror maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements.

(g) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror, and Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither Acquiror (including, to the knowledge of Acquiror, any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any material weakness or significant deficiency in the system of internal accounting controls utilized by Acquiror, (ii) any fraud that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) as of the date hereof, any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding comments from the SEC with respect to the Acquiror SEC Reports. To the knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

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5.08 Business Activities; Absence of Certain Changes or Events.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, any contract or transaction which constitutes a Business Combination.

(c) Since its incorporation, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(d) Except as set forth on Section 5.08(d) of the Acquiror Disclosure Schedule, as of the date of this Agreement, there is no liability, debt or obligation of Acquiror or its Subsidiaries or any Acquiror Transaction Cost (other than any such liabilities, debts or obligations that are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), except (i) as reflected or reserved for on Acquiror’s unaudited condensed balance sheet for the period ended March 31, 2023 (the “Acquiror Balance Sheet Date”) or that have arisen since the Acquiror Balance Sheet Date in the ordinary course of business of Acquiror and its Subsidiaries or (ii) any loan from the Sponsor or an Affiliate thereof or certain of Acquiror’s officers and directors to finance Acquiror’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions.

(e) Except with respect to this Agreement and the Transactions, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(f) Merger Sub was formed solely for the purpose of effecting the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

(g) Since December 31, 2022, except as expressly contemplated by this Agreement, (i) Acquiror has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to any COVID-19 Measures, (ii) Acquiror has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (iii) there has not been an Acquiror Material Adverse Effect, and (iv) Acquiror has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

(h) None of Acquiror, Merger Sub, any of their respective directors or officers, or to the Acquiror’s knowledge, agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful

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expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery, in each of the foregoing clauses (i)-(iii) except as would not reasonably be expected to result in material liability to Acquiror or Merger Sub.

(i) None of Acquiror, Merger Sub, any of their respective directors or officers, or to the Acquiror’s knowledge, agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws, in each of the foregoing clauses (i)-(iii) except as would not reasonably be expected to result in material liability to Acquiror or Merger Sub.

(j) There are no, and there have never been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by Acquiror or Merger Sub, or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws, except as would not reasonably be expected to result in material liability to Acquiror or Merger Sub.

5.09 Absence of Litigation. There is no material Action pending or, to the knowledge of Acquiror, threatened against Acquiror, or any property or asset of Acquiror, before any Governmental Authority. Neither Acquiror nor any material property or asset of Acquiror is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Acquiror, continuing investigation by, any Governmental Authority.

5.10 Board Approval; Vote Required.

(a) The Acquiror Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions (including the Merger) are in the best interests of Acquiror, (ii) approved this Agreement and the Transactions (including the Merger) and declared their advisability, (iii) recommended that the shareholders of Acquiror approve and adopt this Agreement and the Merger, and directed that this Agreement and the Transactions (including the Merger), be submitted for consideration by the shareholders of Acquiror at the Acquiror General Meeting.

(b) The only vote of the holders of any class or series of capital stock of Acquiror necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Acquiror Common Stock, voting as a single class.

(c) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

5.11 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

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5.12 Brokers. Except as set forth on Section 5.12 of the Acquiror Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror or Merger Sub. Acquiror has provided the Company with a true and complete copy of all contracts, agreements and arrangements, including its engagement letters with the entities listed on Section 5.12 of the Acquiror Disclosure Schedule, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

5.13 Acquiror Trust Fund. As of the date of this Agreement, Acquiror has no less than $48,590,022.14 in the trust fund established by Acquiror for the benefit of its public shareholders (the “Trust Fund”) maintained in a trust account (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of March 4, 2021, between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable against Acquiror and the Trustee in accordance with its terms, subject to the Remedies Exceptions. Acquiror has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Acquiror or, to the knowledge of Acquiror, the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between Acquiror and the Trustee that would cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than shareholders of Acquiror who shall have elected to redeem their shares of Acquiror Common Stock pursuant to the Acquiror Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (1) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (2) upon the exercise of Redemption Rights in accordance with the provisions of the Acquiror Organizational Documents. To Acquiror’s knowledge, as of the date of this Agreement, following the Effective Time, no shareholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such shareholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of Acquiror, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Acquiror shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Acquiror as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Acquiror due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (i) to shareholders of Acquiror who shall have exercised their Redemption Rights, (ii) with respect to filings, applications or other actions taken pursuant to this Agreement required under Law, (iii) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (iv) to third parties (e.g., professionals, printers, etc.) who have rendered services to Acquiror in connection with its efforts to effect the Merger. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror at the Effective Time.

5.14 Employees and Employee Benefit Plans. Other than any officers as described in the Acquiror SEC Reports, Acquiror, its Subsidiaries, and Merger Sub have no employees, and have not retained any contractors other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf in an aggregate amount not in excess of the amount of cash held by Acquiror outside of the Trust Account, Acquiror has no unsatisfied material liability with respect to any officer or director. Acquiror and Merger Sub have never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan.

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5.15 Taxes.

(a) (i) All income and other material Tax Returns required by Law to be filed by the Acquiror and Merger Sub have been duly filed and all such filed Tax Returns are complete and accurate in all material respects; (ii) all material amounts of Taxes due and payable by the Acquiror and Merger Sub (whether or not reflected on any Tax Return) have been duly paid; (iii) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Acquiror and Merger Sub; (iv) neither the Acquiror nor Merger Sub is engaged in any audit, administrative proceeding or judicial proceeding, in each case, that is material, with respect to Taxes; (v) neither the Acquiror nor Merger Sub is the subject of any assessment, audit, examination, investigation, dispute, claim or other proceeding with respect to Taxes for a Tax period for which the statute of limitations for assessment remains open and no such assessment, audit, examination, investigation, dispute, claim or other proceeding has been proposed or threatened in writing; (vi) all material deficiencies for Taxes asserted or assessed in writing against the Acquiror or Merger Sub have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn.

(b) Neither Acquiror nor Merger Sub is a party to, is bound by or has any material obligation to any Governmental Authority or other person under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) with any person (other than Acquiror or Merger Sub) or has a potential liability or obligation to any such person (other than Acquiror or Merger Sub) as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment not primarily relating to Taxes).

(c) Neither the Acquiror nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in a method of accounting (or use of an improper method of accounting) on or prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount or deferred revenue received on or prior to the Closing outside the ordinary course of business.

(d) Each of Acquiror and Merger Sub has (i) withheld or deducted all material amounts of Taxes required to have been withheld or deducted in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or other third party, (ii) duly and timely remitted (or is properly holding for remittance) such amounts to the appropriate Tax authority, and (iii) complied in all material respects with all applicable Laws relating to Tax withholding, including all material reporting and recordkeeping requirements.

(e) Neither the Acquiror nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Acquiror was the common parent).

(f) Neither the Acquiror nor Merger Sub has any material liability for the Taxes of any person (other than the Acquiror or Merger Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), or as a transferee, successor, by contract or otherwise (except for liabilities pursuant to contracts not primarily relating to Taxes).

(g) Neither the Acquiror nor Merger Sub has (i) any request for a ruling in respect of material Taxes pending between the Acquiror or Merger Sub, on the one hand, and any Tax authority, on the other hand or

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(ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Closing.

(h) Neither the Acquiror nor Merger Sub has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(i) Neither Acquiror nor Merger Sub has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011- 4(b)(2).

(j) There are no Liens with respect to Taxes on any assets of Acquiror or Merger Sub except for Permitted Liens.

(k) Each of Acquiror and Merger Sub is, and has been at all times since formation, treated as a C corporation for U.S. federal income tax purposes.

(l) Neither the Acquiror nor Merger Sub has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or formed.

(m) Neither the Acquiror nor Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which the Acquiror or any of its Subsidiaries does not file Tax Returns stating that the Acquiror or its Subsidiaries is or may be subject to Tax in such jurisdiction.

5.16 Registration and Listing. The issued and outstanding Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “DHCAU”. The issued and outstanding Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “DHCA”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “DHCAW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Acquiror, threatened in writing against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Units, the Acquiror Class A Ordinary Shares, or Acquiror Warrants or terminate the listing of Acquiror on Nasdaq. None of Acquiror or any of its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Units, the Acquiror Class A Ordinary Shares, or the Acquiror Warrants under the Exchange Act.

5.17 Interested Party Transaction. Except as described in the Acquiror SEC Reports or in connection with any loan from the Sponsor or an Affiliate thereof or certain of Acquiror’s officers and directors to finance Acquiror’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions, or otherwise set forth on Section 5.17 of the Acquiror Disclosure Schedule, there are no transactions, contracts, side letters, arrangements or understandings between Acquiror or Merger Sub, on the one hand, and any director, officer, employee, shareholder, warrant holder or Affiliate of Acquiror or Merger Sub, on the other hand (each, a “Acquiror Interested Party Transaction”).

5.18 Opinion of Financial Advisor. The Acquiror Board has received an opinion of Houlihan Capital, LLC to the effect that, as of September 7, 2023 and subject to the assumptions, qualifications, limitations and other matters set forth therein, the number of Company Merger Shares is fair, from a financial point of view, to shareholders of Acquiror other than the Sponsor. It is agreed and understood that such opinion is for the benefit of the Acquiror Board and may not be relied upon by the Company, and such opinion has not been withdrawn, revoked or otherwise modified. Promptly following the execution of this Agreement, Acquiror shall deliver or make available to the Company a copy of the opinion for informational purposes only.

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5.19 Acquiror’s and Merger Sub’s Reliance. Neither Acquiror nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, or the accuracy or completeness thereof, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 8.02(d). Neither the Company nor any of its respective stockholders, Affiliates or Representatives shall have any liability to Acquiror, Merger Sub or any of their respective stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to Acquiror or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. Acquiror and Merger Sub acknowledge that, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any of its stockholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or any Company Subsidiary.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

6.01 Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement (the “Interim Period”), except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement or (2) required by applicable Law, unless Acquiror shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their respective businesses in the ordinary course of business; and

(ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement, or (2) required by applicable Law, the Company shall not, and shall cause each Company Subsidiary not to, during the Interim Period, do any of the following without the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or otherwise change the certificate of incorporation, bylaws or other organizational documents of the Company or any Company Subsidiary;

(ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(iii) issue, sell, pledge, dispose of, grant, encumber or exclusively license, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, or otherwise amend any terms of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, restricted stock units, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other

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ownership interest (including any phantom interest), of the Company or any Company Subsidiary (other than the issuance of shares of Company Common Stock in connection with the Company Warrant Settlement or the issuance of the AFG Shares) or (B) any material assets of the Company or any Company Subsidiary, including Intellectual Property (other than Permitted Liens);

(iv) form any Subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture, partnership, business association or other similar arrangement with any other entity;

(v) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any capital stock of the Company or and Company Subsidiary;

(vi) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of capital stock of the Company or any Company Subsidiary;

(vii) (A) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof, in each case, other than a Company Subsidiary; (B) incur any indebtedness for borrowed money, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or grant any security interest in any assets (other than Permitted Liens) of the Company or any Company Subsidiary; or (C) enter into any letter of intent, term sheet, or other arrangement with respect to any of the foregoing, whether or not binding on the Company;

(viii) make any loans, advances or capital contributions to, or investments in, any other person (including to any officers, directors, agents or consultants of the Company or any Company Subsidiary), make any change in existing borrowing or lending arrangements of the Company or any Company Subsidiary for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person, except (A) prepayments and deposits paid to suppliers of the Company or any Company Subsidiary in the ordinary course of business, (B) trade credit extended to customers of the Company or any Company Subsidiary in the ordinary course of business or (C) any indemnification obligation under the Company Articles of Incorporation or the Company’s bylaws or any indemnification agreement in which the Company or any of its Subsidiaries is a party, in each case, as in effect on the date hereof and disclosed on the Company Disclosure Schedule;

(ix) make any capital expenditures (or commit to making any capital expenditures), other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date of this Agreement, made available to Acquiror prior to the date hereof;

(x) acquire any fee interest in real property;

(xi) enter into, renew or amend in any respect any Company Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted a Company Interested Party Transaction);

(xii) except as otherwise required by Law or the terms of any Employee Benefit Plan in effect as of the date of this Agreement and set forth on Section 6.01(b)(xii) of the Company Disclosure Schedule, (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee, consultant or other service provider, (B) enter into or grant any new, or amend any existing, employment, retention, bonus, change in control, severance or termination agreement or Company Option with any current or former director, officer, employee, consultant or other service provider, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee, consultant or other service provider, (D) grant any Company Option, restricted stock unit, restricted stock or other equity award, (E) establish or become obligated under any

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collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees, (F) hire any new employee or terminate the employment (other than for cause) of any employee, or (G) establish, determine or amend the vesting terms, including performance-based vesting terms, of any Company Option, or any restricted stock award that results from the exercise of a Company Option;

(xiii) adopt, amend or terminate any Plan or any Employee Benefit Plan that would be a Plan if in effect as of the date hereof, except (A) as may be required by applicable Law, (B) as is required in order to consummate the Transactions, or (C) in connection with the health and welfare plan renewals in the ordinary course of business; provided that such renewals do not increase the cost to the Company or any Company Subsidiary of providing such benefits;

(xiv) waive the restrictive covenant obligation of any employee of the Company or any Company Subsidiary;

(xv) make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof;

(xvi) (A) file any federal, state or local income Tax Return or other material Tax Return in a manner inconsistent with past practice, (B) file any amended Tax Return, (C) adopt or change any method of Tax accounting, (D) make, change or rescind any Tax election, (E) settle or compromise any U.S. federal, state, local or non-U.S. Tax audit, assessment, claim or other controversy relating to Taxes, (F) knowingly surrender any claim for a refund of Taxes, (G) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement, or closing agreement with respect to any Tax (other than, in each case, an agreement the primary purpose of which does not relate to Taxes or an agreement among any of the Company and the Company Subsidiaries), (H) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment or (I) request any Tax ruling from a Tax authority;

(xvii) enter into new, or amend or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case, in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(xviii) enter into any contract, agreement or arrangement that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company or the Products;

(xix) (A) acquire, license, sublicense, waive, covenant not to assert, pledge, sell, transfer, assign or otherwise dispose of, divest or spin-off any item of Company IP or other Intellectual Property used or held for use in the business of the Company or the Company Subsidiaries, in each case, other than non-exclusive licenses of commercially available third party Intellectual Property for the Company’s internal use in the ordinary course of business of the Company or the applicable Company Subsidiary, (B) abandon, relinquish, permit to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required to maintain and protect its interest in each and every material item of Company IP or other Intellectual Property used or held for use in the business of the Company or the Company Subsidiaries or (C) disclose or otherwise make available to any person who is not subject to a written agreement to maintain the confidentiality of any material trade secret included in the Company IP or other Intellectual Property used or held for use in the business of the Company or the Company Subsidiaries;

(xx) waive, release, assign, settle or compromise any Action;

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(xxi) enter into any new line of business outside of the business currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement;

(xxii) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and any Company Subsidiaries and their assets and properties;

(xxiii) commence or file any Action against a third party; or

(xxiv) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from Acquiror to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to Acquiror, directly or indirectly, the right to control the Company or any of the Company Subsidiaries prior to the Closing Date. During the Interim Period, each of the Company and the Company Subsidiaries shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

6.02 Conduct of Business by Acquiror and Merger Sub Pending the Merger. Acquiror agrees that, during the Interim Period, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including effecting the Domestication) and except as required by applicable Law, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Acquiror shall, and shall cause Merger Sub to, conduct their respective businesses in the ordinary course of business. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement (including effecting the Domestication) and as required by applicable Law, neither Acquiror nor Merger Sub shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or otherwise change the Acquiror Organizational Documents or the Merger Sub Organizational Documents in a manner that would adversely affect the Company or the holders of Company Common Stock, other than the Acquiror Certificate of Incorporation;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, stock, property or otherwise, with respect to any of its share capital or capital stock (as applicable), other than redemptions from the Trust Fund that are required pursuant to the Acquiror Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Acquiror Common Stock or Acquiror Warrants, except for redemptions from the Trust Fund and conversions of the Acquiror Founders Stock that are required pursuant to the Acquiror Organizational Documents;

(d) issue, sell, pledge, dispose of, grant, encumber or exclusively license, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of share capital or capital stock of Acquiror or Merger Sub, or any options, warrants, restricted stock units, convertible securities or other rights of any kind to acquire any shares of such share capital or capital stock, or any other ownership interest (including any phantom interest), of Acquiror or Merger Sub, in each case, except (i) in connection with the conversion of Acquiror Class B Ordinary Shares pursuant to the Acquiror Organizational Documents or (ii) with respect to any Additional Financing;

(e) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division

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thereof or enter into a joint venture, partnership, business association or other similar arrangement with any other entity;

(f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Acquiror, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except for any loan from the Sponsor, Acquiror’s officers or directors or their respective Affiliates in an aggregate amount not to exceed $1,000,000 to finance Acquiror’s transaction costs in connection with the Transactions or other expenses incurred in the ordinary course of business unrelated to the Transactions;

(g) make any loans, advances or capital contributions to, or investments in, any person (including to any officers, directors, agents or consultants of Acquiror or Merger Sub, other than expense advancement or reimbursement in the ordinary course of business of reasonable business expenses in compliance with Acquiror expense advancement and reimbursement policies);

(h) make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof;

(i) (i) file any federal, state or local income Tax Return or other material amended Tax Return in a manner inconsistent with past practice, (ii) file any amended Tax Return, (iii) adopt or change any method of Tax accounting, (iv) make, change or rescind any Tax election, (v) settle or compromise any U.S. federal, state, local or non-U.S. Tax audit, assessment, claim or other controversy relating to Taxes, (vi) knowingly surrender any claim for a refund of Taxes, (vii) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement, or closing agreement with respect to any Tax (other than, in each case, an agreement the primary purpose of which does not relate to Taxes or an agreement between the Acquiror and Merger Sub), (viii) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment or (ix) request any Tax ruling from a Tax authority;

(j) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Acquiror or Merger Sub;

(k) amend or modify the Trust Agreement or any other agreement related to the Trust Account;

(l) enter into, renew or amend in any material respect any Acquiror Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted an Acquiror Interested Party Transaction), except in connection with any loan from the Sponsor, Acquiror’s officers or directors or their respective Affiliates to finance Acquiror’s transaction costs in connection with the Transactions or other expenses incurred in the ordinary course of business unrelated to the Transactions;

(m) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $50,000 individually or $100,000 in the aggregate;

(n) except as contemplated by the Omnibus Incentive Plan, adopt, enter into, sponsor, or contribute to any Employee Benefit Plan, employment contract, or collective bargaining agreement;

(o) make any material capital expenditures;

(p) enter into any new line of business outside of the business currently conducted by Acquiror as of the date of this Agreement;

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(q) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and Merger Sub and their assets and properties; or

(r) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require Acquiror to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control Acquiror prior to the Closing Date. In addition, notwithstanding anything to the contrary in this Section 6.02, nothing in this Agreement shall prohibit or restrict Acquiror from extending, in accordance with the Acquiror Organizational Documents and the Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of the Company shall be required in connection therewith; provided that Acquiror shall provide to the Company drafts of all material documents related to an Extension and shall consider in good faith all reasonable comments to such documents provided by the Company. During the Interim Period, each of Acquiror and Merger Sub shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.

6.03 Waiver of Claims Against Trust Account. Reference is made to the final prospectus of Acquiror, dated as of March 1, 2021 and filed with the SEC (File No. 333-252891) on March 3, 2021 (the “Prospectus”). The Company hereby represents and warrants that it has read the Prospectus and understands that Acquiror has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Acquiror’s public stockholders (including overallotment shares acquired by Acquiror’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the Prospectus, Acquiror may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their shares of Acquiror Common Stock in connection with the consummation of Acquiror’s initial Business Combination or in connection with an Extension, (b) to the Public Stockholders if Acquiror fails to consummate a Business Combination by December 4, 2023, subject to an Extension, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes or (d) to Acquiror after or concurrently with the consummation of a Business Combination. For and in consideration of Acquiror entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its controlled affiliates that, notwithstanding anything to the contrary in this Agreement, except as described in the preceding clause (d), neither the Company nor any of its controlled affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Acquiror or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that the Company or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Acquiror or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any Released Claim (including for an alleged breach of this Agreement or any other agreement with Acquiror or its affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror and its affiliates to induce Acquiror to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its controlled affiliates under applicable law. To the extent the Company or any of its controlled affiliates commences any action or proceeding based upon, in

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connection with, relating to or arising out of any Released Claim, which proceeding seeks, in whole or in part, monetary relief against Acquiror or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its controlled affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or its affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.01 No Solicitation.

(a) During the Interim Period, the Company shall not, and shall cause the Company Subsidiaries not to and shall direct its and their respective Representatives acting on its or their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, facilitate, encourage or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of material assets of the Company and its Subsidiaries taken as a whole or any of the Company’s outstanding capital stock or other equity securities of the Company or any conversion, consolidation, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries other than with Acquiror and its Representatives (an “Alternative Transaction”), (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. The Company shall, and shall cause the Company Subsidiaries to and shall direct its and their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date hereof.

(b) The Company shall notify Acquiror promptly in writing (but in no event later than twenty-four (24) hours) after receipt by the Company, any of the Company Subsidiaries or any of their respective Representatives of any inquiry or proposal with respect to an Alternative Transaction, any inquiry that would reasonably be expected to lead to an Alternative Transaction or any request for non-public information relating to the Company or any of the Company Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of the Company Subsidiaries by any third party. In such notice, the Company shall identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The Company shall keep Acquiror informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including the material terms and conditions thereof, any material amendments or proposed amendments.

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(c) If the Company or any of the Company Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction during the Interim Period, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company becomes aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.01 by the Company or any of the Company Subsidiaries or its or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by the Company.

(d) During the Interim Period, each of Acquiror and Merger Sub shall not, and shall direct their respective Representatives acting on their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any merger, consolidation, or acquisition of stock or assets or any other business combination involving Acquiror and any other corporation, partnership or other business organization other than the Company and Company Subsidiaries (an “Acquiror Alternative Transaction”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquiror Alternative Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Acquiror Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Acquiror Alternative Transaction, (iv) commence, continue or renew any due diligence investigation regarding any Acquiror Alternative Transaction, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. Each of Acquiror and Merger Sub shall, and shall direct their respective Affiliates and Representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Acquiror Alternative Transaction. The parties agree that any violation of the restrictions set forth in this Section 7.01 by Acquiror or Merger Sub or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by Acquiror and Merger Sub.

(e) Acquiror shall notify the Company promptly in writing (but in no event later than twenty-four (24) hours) after receipt by Acquiror or any of its Representatives of any inquiry or proposal with respect to an Acquiror Alternative Transaction, any inquiry that would reasonably be expected to lead to an Acquiror Alternative Transaction or any request for non-public information relating to Acquiror or for access to the business, properties, assets, personnel, books or records of Acquiror by any third party. In such notice, Acquiror shall identify the third party making any such inquiry, proposal, indication or request with respect to an Acquiror Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. Acquiror shall keep the Company informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Acquiror Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

7.02 Registration Statement; Proxy Statement.

(a) As promptly as practicable after the date hereof, Acquiror (with the assistance and cooperation of the Company as reasonably requested by the Acquiror) shall prepare and Acquiror shall file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the shares of Acquiror Common Stock to be issued to the stockholders of the Company pursuant to this Agreement, which shall include a prospectus containing a proxy statement in preliminary form (as amended or supplemented, the “Proxy Statement”) relating to the extraordinary general meeting of Acquiror (including any adjournment or postponement thereof, the “Acquiror

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General Meeting”) to be held to consider (A) approval and adoption of this Agreement, the Domestication and the Merger, (B) approval of the issuance of shares of Acquiror Common Stock as contemplated by this Agreement, (C) approval of the Acquiror Certificate of Incorporation and the Acquiror Bylaws, (D) the election of the individuals to be identified by the Company and Acquiror following the date of this Agreement, but prior to the effectiveness of the Registration Statement, to serve as members of the Acquiror Board in accordance with Section 7.15, (E) approval and adoption of an equity compensation plan, in form and substance reasonably satisfactory to the parties hereto (the “Omnibus Incentive Plan”), which shall provide for (1) an initial number of shares of Acquiror Common Stock reserved for issuance thereunder equal to five percent (5%) of the shares of Acquiror Common Stock outstanding as of immediately after the Effective Time (after taking into account the issuance of shares of Acquiror Common Stock under this Agreement and the redemptions of Acquiror Common Stock pursuant to the Redemption Rights) calculated on fully-diluted and outstanding basis (the “EIP Initial Share Reserve”) and (2) an automatic annual “evergreen” increase to such share reserve to be mutually agreed by the parties hereto prior to the initial filing of the Registration Statement (such proposal, the “Omnibus Incentive Plan Proposal”), (F) any other proposals the parties deem necessary to effectuate the Merger and (G) adjournment of the Acquiror General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (clauses (A), (B), (C) and (F) collectively, the “Required Acquiror Proposals,” and together with clauses (D), (E), and (G), the “Acquiror Proposals”). Each of the Company and Acquiror shall furnish all information concerning such party as the other party may reasonably request in connection with such actions and the preparation of the Merger Materials. Acquiror and the Company each shall use their reasonable best efforts to (w) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Merger Materials, (y) cause the Registration Statement to be declared effective as promptly as practicable and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, each of the Company and Acquiror shall take all actions necessary to cause the Merger Materials to be mailed to their respective stockholders or shareholders, as applicable, as of the applicable record date as promptly as practicable (and in any event within three (3) Business Days) following the date upon which the Registration Statement becomes effective. Each of the Company and Acquiror shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, the Company (i) agrees to promptly provide Acquiror with all information concerning the business, management, operations and financial condition of the Company and the Company Subsidiaries, in each case, reasonably requested by Acquiror for inclusion in the Merger Materials and (ii) shall cause the officers and employees of the Company and the Company Subsidiaries to be reasonably available to Acquiror and its counsel in connection with the drafting of the Merger Materials and to respond in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “Merger Materials” means the Registration Statement, including the prospectus forming a part thereof, the Proxy Statement, and any amendments thereto.

(b) No filing of, or amendment or supplement to the Merger Materials will be made by Acquiror or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). Acquiror and the Company will each advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the Acquiror Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Merger Materials or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply the other party with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Merger. No response to any comments from the SEC or the staff of the SEC relating to the Merger Materials will be made by Acquiror or the Company without the prior consent of the other party (such consent not to be unreasonably withheld,

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conditioned or delayed) and without providing the other party a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(c) Acquiror represents that the information supplied by Acquiror for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Merger Materials are mailed to its shareholders, (iii) the time of the Acquiror General Meeting and (iv) at the Effective Time, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Acquiror or Merger Sub, or their respective officers or directors, should be discovered by Acquiror which should be set forth in an amendment or a supplement to the Merger Materials, Acquiror shall promptly inform the Company.

(d) The Company represents that the information supplied by the Company for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time Merger Materials are mailed to its stockholders, (iii) the time of the Acquiror General Meeting and (iv) at the Effective Time, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Merger Materials, the Company shall promptly inform Acquiror.

7.03 Consent Solicitation; Written Consent; Lock-Up Agreements; Company Change in Recommendation.

(a) As promptly as practicable following the date upon which the Registration Statement becomes effective, and no later than two (2) Business Days following such date, the Company shall send a consent solicitation statement to each Company Stockholder (the “Consent Solicitation Statement”) and solicit a written consent in a form reviewed and approved by Acquiror in advance (which shall not be unreasonably withheld, conditioned or delayed) (the “Written Consent”) from each Company Stockholder to approve, by the requisite consent of the Company Stockholders pursuant to the Section 17-16-704 of the WBCA, the Company Articles of Incorporation and bylaws of the Company (the “Requisite Company Stockholder Approval”), this Agreement, the Merger and the other Transactions. In connection therewith, prior to the date upon which the Registration Statement becomes effective, the Company Board shall set a record date for determining the stockholders of the Company entitled to provide such Written Consent. The Company shall use reasonable best efforts to cause each Key Company Stockholder and each such other Company Stockholder necessary to obtain the Requisite Company Stockholder Approval to duly execute and deliver the Written Consent in respect of the shares of Company Stock beneficially owned by the Key Company Stockholders and such other Company Stockholders in accordance with Section 17-16-704 of the WBCA within two (2) Business Days of the Registration Statement becoming effective, including by taking all action necessary to enforce the Stockholder Support Agreements. As promptly as practicable following the execution and delivery of the Written Consent by the Key Company Stockholders and such other Company Stockholders to the Company, the Company shall deliver to Acquiror a copy of such Written Consent in accordance with Section 10.01. Promptly following the receipt of the Requisite Company Stockholder Approval via the Written Consent and delivery to Acquiror of a copy of such Written Consent in accordance with Section 10.01, the Company will prepare (subject to the reasonable approval of Acquiror) and deliver to the stockholders of the Company who have not executed and delivered the Written Consent the notice required by Section 17-16-704(f) of the WBCA and include a description of the appraisal rights of the stockholders of the Company available under Article 13 of the WBCA along with such other information as is required thereunder and pursuant to applicable Law. If any Key Company Stockholder or any other Company Stockholder necessary to obtain the Requisite Company Stockholder Approval fails to deliver the Written Consent to the Company within two (2) Business Days of the Registration Statement becoming effective (a “Written Consent Failure”), Acquiror shall have the right to terminate this Agreement as set forth in Section 9.01.

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(b) During the Interim Period, the Company shall use commercially reasonable efforts to cause each Company Stockholder not listed on Section 1.01(a) of the Company Disclosure Schedule to enter into and duly execute the Lock-Up Agreement.

(c) The Consent Solicitation Statement shall include the Company Recommendation. Neither the Company Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Company Recommendation, or fail to include the Company Recommendation in the Consent Solicitation Statement; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Alternative Transaction; (iii) fail to publicly announce, within three (3) Business Days after a tender offer or exchange offer relating to the equity securities of the Company shall have been commenced by any third party other than Acquiror and its Affiliates, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Company Board recommends rejection of such tender or exchange offer); or (iv) if requested by Acquiror, fail to issue, within three (3) Business Days after an Alternative Transaction (other than any tender offer or exchange offer) is publicly announced, a press release reaffirming the Company Recommendation (any action described in clauses (i) through (iv) being referred to as a “Company Change in Recommendation”).

(d) Notwithstanding (i) any Company Change in Recommendation, (ii) the making of any inquiry or proposal with respect to an Alternative Transaction or (iii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.01, (A) in no event shall the Company or any of the Company Subsidiaries execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or terminate this Agreement in connection therewith and (B) the Company shall otherwise remain subject to the terms of this Agreement, including the Company’s obligation to use reasonable best efforts to cause each Key Company Stockholder and each such other Company Stockholder necessary to obtain the Requisite Company Stockholder Approval to duly execute and deliver the Written Consent and to otherwise solicit the Requisite Company Stockholder Approval in accordance with Section 7.03(a).

7.04 Acquiror General Meeting; Merger Sub Stockholder’s Approval.

(a) Acquiror shall call and hold the Acquiror General Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Acquiror Proposals; provided that Acquiror may postpone or adjourn the Acquiror General Meeting on one or more occasions for up to thirty (30) days in the aggregate upon the good faith determination by the Acquiror Board that such postponement or adjournment is reasonably necessary to solicit additional proxies to obtain approval of the Acquiror Proposals or otherwise take actions consistent with Acquiror’s obligations pursuant to Section 7.08. Acquiror shall use its reasonable best efforts to obtain the approval of the Acquiror Proposals at the Acquiror General Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Acquiror Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders, subject to the right of Acquiror to make an Acquiror Change in Recommendation pursuant to this Section 7.04(a). The Acquiror Board shall recommend to its shareholders that they approve the Acquiror Proposals (the “Acquiror Recommendation”) and shall include the Acquiror Recommendation in the Proxy Statement. Neither the Acquiror Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Acquiror Recommendation, or fail to include the Acquiror Recommendation in the Proxy Statement; or (ii) approve, recommend or declare advisable (or publicly propose to do so) any Acquiror Alternative Transaction (any action described in clauses (i) through (ii) being referred to as an “Acquiror Change in Recommendation”). Notwithstanding the foregoing, if the Acquiror Board, after consultation with its outside legal counsel, determines in good faith that failure to effect an Acquiror Change in Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to the

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Acquiror under applicable Law, then the Acquiror Board may effect an Acquiror Change in Recommendation so long as Acquiror (to the extent lawful and reasonably practicable) first provides the Company with at least forty-eight (48) hours advance written notice of such withdrawal or modification.

(b) Notwithstanding (i) any Acquiror Change in Recommendation, (ii) the making of any inquiry or proposal with respect to an Acquiror Alternative Transaction or (iii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.01, (A) in no event shall Acquiror or Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Acquiror Alternative Transaction or terminate this Agreement in connection therewith and (B) Acquiror and Merger Sub shall otherwise remain subject to the terms of this Agreement, including Acquiror’s obligation to use reasonable best efforts to obtain the approval of the Acquiror Proposals at the Acquiror General Meeting in accordance with Section 7.04(a).

(c) Promptly following the execution of this Agreement, Acquiror shall approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, as the sole stockholder of Merger Sub.

7.05 Access to Information; Confidentiality.

(a) During the Interim Period, the Company and Acquiror shall (and shall cause their respective Subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Representatives may reasonably request.

Notwithstanding the foregoing, neither the Company nor Acquiror shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 7.05 shall be kept confidential in accordance with the non-disclosure agreement, dated February 2, 2023 (the “Confidentiality Agreement”), between Acquiror and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such Tax advisor as is reasonably necessary such Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case, in accordance with the Confidentiality Agreement.

7.06 Directors’ and Officers’ Indemnification.

(a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the Company Articles of Incorporation or the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. Acquiror further agrees that with respect to the provisions of the charter, bylaws or limited

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liability company agreements of the Company Subsidiaries relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law. For a period of six (6) years from the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the Company or any Company Subsidiary against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Articles of Incorporation or the bylaws of the Company, the charter, bylaws or limited liability company agreements of the Company Subsidiary, or any indemnification agreement in effect on the date of this Agreement to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) After the Domestication, the Acquiror Organizational Documents shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth as of the date hereof in the Acquiror Organizational Documents and the Merger Sub Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of Acquiror, unless such modification shall be required by applicable Law. Acquiror further agrees that with respect to the provisions of the Acquiror Organizational Documents as of the date hereof relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of Acquiror, unless such modification shall be required by applicable Law. For a period of six (6) years from the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of Acquiror against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Acquiror would have been permitted under applicable Law, the Acquiror Organizational Documents or the Merger Sub Organizational Documents, or any indemnification agreement in effect on the date of this Agreement to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(c) Prior to the Effective Time, the Company shall purchase a prepaid “tail” policy (a “Company Tail Policy”) with respect to the Company’s current directors’ and officers’ liability insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Company be required to pay an annual premium for such insurance in excess of 350% of the aggregate annual premium currently payable by the Company for such insurance policy for the year ended December 31, 2023 (the “Company Maximum Annual Premium”). Acquiror will be responsible for maintaining such “tail” policy in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy, Company will instead obtain as much comparable insurance as possible for an annual premium equal to the Company Maximum Annual Premium.

(d) Prior to the Effective Time, the Acquiror shall purchase a prepaid “tail” policy (a “Acquiror Tail Policy”) with respect to the Acquiror’s current directors’ and officers’ liability insurance from an insurance

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carrier with the same or better credit rating as the Acquiror’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed 350% of the aggregate annual premium currently payable by Acquiror for such insurance policy for the year ended December 31, 2023 (the “Acquiror Maximum Annual Premium”). Acquiror will maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder. If the Acquiror is unable to obtain the “tail” policy for an amount less than or equal to the Acquiror Maximum Annual Premium, Acquiror will instead obtain as much comparable insurance as possible for an annual premium equal to the Acquiror Maximum Annual Premium.

(e) With respect to any claims that may be made under the Company Tail Policy or the or the Acquiror Tail Policy, (i) prior to the Effective Time, Acquiror and the Company shall reasonably cooperate with the other party as reasonably requested by such other party, and (ii) after the Effective Time, Acquiror shall reasonably cooperate with any person insured by such policies as reasonably requested by such person.

(f) On the Closing Date, to the extent not already entered into, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing. For the avoidance of doubt, the indemnification agreements with the pre-Closing directors and officers of Acquiror in effect as of the date hereof and listed on Section 7.06(f) of the Acquiror Disclosure Schedule shall continue to be effective following the Closing, and Acquiror shall continue to honor its obligations thereunder.

7.07 Notification of Certain Reserved Matters. The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of any event which a party hereto becomes aware of during the Interim Period the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

7.08 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to make all filings with, respond to questions from, obtain all permits, consents, approvals, authorizations, qualifications and orders of, provide all required notifications to, and cause the expiration or termination of waiting periods required by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) During the Interim Period, each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. During the Interim Period, no party to this Agreement shall agree to participate in any meeting, video or telephone conference, or other communications with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, conference or other communication. Subject to the terms of the Confidentiality Agreement, during the Interim Period, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject

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to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby that were made during the Interim Period. During the Interim Period, no party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

7.09 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Acquiror and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq, each of Acquiror and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.09 shall prevent Acquiror or the Company or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.09.

7.10 Listing. Acquiror will use its reasonable best efforts to cause the Acquiror Common Stock issued in connection with the Transactions to be approved for listing on Nasdaq at the Closing. During the Interim Period, Acquiror shall use its reasonable best efforts to keep the Acquiror Units, Acquiror Class A Ordinary Shares and Acquiror Warrants listed for trading on the Nasdaq.

7.11 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and with respect to the HSR Act make any required filings no later than ten (10) Business Days after the date of this Agreement. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable.

(b) Acquiror and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate

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in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority; provided, that materials required to be provided pursuant to this Section 7.11(b) may be restricted to outside counsel and may be redacted (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements, confidentiality obligations, or applicable Law, and (C) as necessary to protect against waiver of attorney-client privilege or other privilege due to disclosure.

(c) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.11 shall require the Company, the Acquiror or any of their respective Affiliates, to take any action, including selling, divesting or otherwise disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of the Company, the Acquiror or their respective Affiliates, or investment of the Company, the Acquiror or their respective Affiliates, or any interests therein.

7.12 Trust Account. As of the Effective Time, the obligations of Acquiror to wind up and liquidate the assets of Acquiror within a specified time period as contained in the Acquiror Charter will be terminated and Acquiror shall have no obligation whatsoever to wind up and liquidate the assets of Acquiror by reason of the consummation of the Merger or otherwise, and no shareholder of Acquiror shall be entitled to receive any amount from the Trust Account; provided that the foregoing shall not modify or restrict the obligations of Acquiror to consummate the redemption of any shares of Acquiror Common Stock pursuant to a valid exercise of Redemption Rights prior to the Effective Time in accordance with the Acquiror Organizational Documents. At least forty-eight (48) hours prior to the Effective Time, Acquiror shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account, other than funds required to be paid from the Trust Account to shareholders of Acquiror that delivered a valid exercise of Redemption Rights prior to the Effective Time in accordance with the Acquiror Organizational Documents, to Acquiror to be held as available cash for immediate use on the balance sheet of Acquiror, and to be used (a) to pay the unpaid Acquiror Transaction Costs and unpaid Company Transaction Costs in connection with this Agreement and the Transactions and (b) thereafter, for working capital and other general corporate purposes of the business following the Closing, and thereafter Acquiror shall cause the Trust Account and the Trust Agreement to terminate.

7.13 Tax Matters.

(a) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). The parties shall file all Tax Returns consistent with, and take no Tax position inconsistent with (whether in audits, Tax Returns or otherwise), the Intended Tax Treatment unless required to do so pursuant to applicable Law.

(b) If Acquiror and the Company jointly determine, after consultation with their respective tax advisers, that an alternative transaction structure is necessary to preserve the Intended Tax Treatment with respect to the Merger, the parties shall consider such an alternative transaction structure, including the following alternative transaction steps (such steps, the “Alternative Transaction Structure”): (i) Acquiror shall form a Delaware limited liability company using a name reasonably acceptable to Acquiror and the Company (the “Merger Sub II”), wholly owned by Acquiror and treated as an entity disregarded from its owner for U.S. federal income tax purposes, (ii) Merger Sub shall merge with and into the Company pursuant to the provisions of this Agreement, with the Company surviving as the Surviving Corporation (the “First Merger”), and (iii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II surviving as the surviving entity (the “Surviving Entity”, and such merger, the “Second Merger”) in a single integrated transaction

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described in Rev. Rul. 2001-46, 2001-2 C.B. 321; provided that (x) no Alternative Transaction Structure shall result in the payment of different consideration to the Company Stockholders than the consideration otherwise set forth in this Agreement and (y) neither Acquiror nor the Company shall be required to effect the Alternative Transaction Structure or any other transaction structure other than the Merger.

(c) For the avoidance of doubt, no party (or its respective Affiliates and owners) shall be required to satisfy its obligations pursuant to this Section 7.13 by altering the consideration payable pursuant to Article III.

(d) If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that a tax opinion or tax disclosure be provided in such connection, Acquiror and the Company shall use commercially reasonable efforts to deliver to Cooley LLP and Klehr Harrison Harvey Branzburg LLP, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement, and, if required, Cooley LLP shall furnish an opinion, subject to customary assumptions and limitations, with respect to the Intended Tax Treatment as it applies to the Domestication and with respect to the material U.S. federal income tax consequences of the exercise of the Redemption Rights and, if required, Klehr Harrison Harvey Branzburg LLP shall furnish an opinion, subject to customary assumptions and limitations, with respect to the Intended Tax Treatment as it applies to the Tax-Free Reorganization or the Merger.

(e) Each of the Acquiror and the Company shall (and shall cause their respective Subsidiaries to) use commercially reasonable efforts to cooperate, as and to the extent reasonably requested by Acquiror or the Company, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such commercially reasonable efforts shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder before and after the Effective Time.

7.14 Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Stock or acquisitions of Acquiror Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.15 Directors and Officers. The parties shall take all necessary actions to cause the Acquiror Board as of immediately following the Closing to consist of eight (8) directors, consisting of (i) the Chief Executive Officer of the Company as of immediately following the Closing, (ii) two (2) individuals designated by the Sponsor (the “Sponsor Designees”), which Sponsor Designees may be changed by Sponsor subject to the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), (iii) two (2) individuals designated by the Company Board (the “Company Designees”), each of which Company Designees may be changed by the Company Board in consultation with Acquiror no later than fourteen (14) days prior to the effectiveness of the Registration Statement, and (iv) three (3) individuals designated by mutual agreement of the Sponsor and the Company Board, each of whom will qualify as independent directors under the rules of Nasdaq, it being understood that the parties shall ensure that a majority of the members of the Acquiror Board as of immediately following the Closing qualifies as independent directors under the rules of Nasdaq.

7.16 FIRPTA Tax Certificates. At or prior to the Closing, the Company shall deliver to Acquiror in a form reasonably acceptable to Acquiror, a properly executed certification that shares of Company Common Stock are not “United States real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by Acquiror with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

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7.17 Domestication. Subject to receipt of approval by holders of shares of Acquiror Common Stock in accordance with Section 5.10(b), prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State the Certificate of Domestication with respect to the Domestication, in each case, in accordance with the provisions thereof and applicable Law, (b) adopting the Acquiror Bylaws, (c) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, (d) obtaining a certificate of de-registration from the Cayman Registrar and (e) taking any other actions necessary in connection therewith.

7.18 Related Party Statements. Prior to the Closing, the Company shall have terminated, or cause to be terminated, all Interested Party Agreements and Side Letter Agreements and any other contracts between the Company and any of its directors, officers or holder of more than ten percent (10%) of the Company Stock (assuming the full conversion or exercise of all securities of the Company held by such person), or any immediate family member of any of the foregoing (whether directly or indirectly through an affiliate of such person) or that would otherwise be required to be disclosed pursuant to Item 404 of Regulation S-K without any liability to the Company, other than ordinary course agreements relating to director and employee compensation and benefits.

7.19 Transaction Litigation. During the Interim Period, Acquiror, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder or stockholder (as applicable) demands or other shareholder or stockholder actions (including derivative claims) relating to this Agreement, any Ancillary Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Acquiror, Acquiror or any of its respective Representatives (in their capacity as a Representative of Acquiror) or, in the case of the Company, the Company or any of its Representatives (in their capacity as a Representative of the Company). Acquiror and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, and (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation.

7.20 Required Company Permits. The Company shall use reasonable best efforts to, and shall cause the Company Subsidiaries to use reasonable best efforts to, obtain the Company Permits necessary for each of the Company and the Company Subsidiaries to carry on its business in all respects as it is proposed to be conducted as of the date of this Agreement, including, but not limited to, the Company Permits listed on Section 4.06(b) of the Company Disclosure Schedule (collectively, the “Required Company Permits”). Subject to applicable Law regarding the sharing of information, Acquiror shall have the right to review in advance and, to the extent reasonably practicable, the Company and Acquiror shall consult with the other on any application or filing related to a Required Company Permit. The Company may not withdraw any applications or filings for any Company Permit pending as of the date of this Agreement that would reasonably be expected to be material to the business of the Company and the Company Subsidiaries taken as a whole.

7.21 Additional Financing. Acquiror and the Company may jointly agree for Acquiror to enter into, on terms and conditions mutually acceptable to Acquiror and the Company, agreements to sell to any other person in a private placement additional shares of Acquiror Common Stock (i) that have the same rights, privileges and preferences as the shares of Acquiror Common Stock to be issued to the stockholders of the Company pursuant to the terms of this Agreement and (ii) at a price per share not less than $10.00 (such additional private placement, the “PIPE Financing”). In addition, Acquiror, the Sponsor and the Company may jointly agree for Acquiror and the Sponsor to enter into, on terms and conditions mutually acceptable to Acquiror, the Sponsor and the Company, agreements to incentivize holders of Acquiror Common Stock to agree to not exercise, or unwind their exercise of, their Redemption Rights with respect to their Acquiror Common Stock, including by way of the Sponsor’s voluntary forfeiture of up to 1,000,000 of its shares of Acquiror Founders Stock outstanding as of the date hereof (each such holder of Acquiror Common Stock, a “Non-redeeming Stockholder”,

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and the cash proceeds that remain in the Trust Account with respect the Non-redeeming Stockholders, together with the cash proceeds from the PIPE Financing, the “Additional Financing”). If required by financial advisors in connection with any Additional Financing, the Company shall cause its auditors and outside legal counsel to deliver comfort letters and/or negative assurance letters upon request by such financial advisors.

7.22 Financial Statements. During the Interim Period, the Company shall deliver to Acquiror and any of the Company’s and Acquiror’s financial advisors, within (i) fifteen (15) days following the end of any month, the unaudited consolidated balance sheet of the Company as of the end of such month, and the related unaudited consolidated statements of operations, cash flows and stockholders’ equity for such monthly period, setting forth in each case comparisons to the Company’s monthly budget and to the corresponding period in the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of footnote disclosures and to normal year-end adjustments) and (ii) thirty (30) days following the end of any fiscal quarter, the consolidated balance sheet of the Company as of the end of such quarter, and the related consolidated statements of operations, cash flows and stockholders’ equity for such period that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Acquiror with the SEC in connection with the transactions contemplated hereby, and which, in the case of any of the foregoing that is audited, shall in each case be audited in accordance with the standards of the PCAOB.

7.23 280G Matters. To the extent applicable, prior to the Closing Date, the Company shall (a) use commercially reasonable efforts to secure from any Person who is a “disqualified individual” (as defined in Section 280G of the Code), and who has a right to any payments and/ or benefits or potential right to any payments and/ or benefits in connection with the Merger that would reasonably be expected to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver of such Person’s right to any such “parachute payments” to the extent required to avoid the imposition of Tax by virtue of the operation of Section 280G of the Code (the “Waived 280G Benefits”) and to accept in substitution therefor the right to receive such payments only if approved by the stockholders of the Company in a manner that complies with Section 280G of the Code and the regulations promulgated thereunder, and (b) submit to the stockholders of the Company, for approval or disapproval by such stockholders holding the number of shares of Company Stock required by the terms of Section 280G(b)(5)(B) of the Code and the regulations thereunder, the Waived 280G Benefits in a manner intended to provide that no such payments and benefits shall be deemed “parachute payments” under Section 280G of the Code and the regulations thereunder. The Company agrees that in the absence of such stockholder approval, no Waived 280G Benefits will be paid, received, or retained. Moreover, this Section 7.23 shall not apply to any contracts or arrangements (including any contracts or arrangements that provide for any equity or equity-based incentive awards) between Acquiror or any of its Affiliates and a disqualified individual unless such contracts or arrangements are provided to the Company at least ten (10) Business Days prior to the Closing Date. Acquiror shall cooperate with the Company in good faith to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated in any such contracts or arrangements that could constitute a “parachute payment” under Section 280G of the Code. Acquiror shall have the right to review and approve in advance (such approval not to be unreasonably conditioned, withheld or delayed) any distribution of the form of parachute payment waiver to a disqualified individual, any communication and disclosure to or consent from the applicable Company Stockholder relating to any parachute payments and the calculations related to the foregoing.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.01 Conditions to the Obligations of Each Party. The obligations of the Company, Acquiror and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

(a) Written Consent. The Written Consent, constituting the Requisite Company Stockholder Approval, shall have been delivered to Acquiror.

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(b) Acquiror Shareholders’ Approval. The Required Acquiror Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of Acquiror in accordance with the Proxy Statement, the Companies Act, the Acquiror Articles of Association and the rules and regulations of Nasdaq (the “Acquiror Shareholders Approval”).

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise enjoining or prohibiting consummation of the Transactions, including the Merger.

(d) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission, as applicable) shall have expired or been terminated.

(e) Governmental Consents. All consents, approvals and authorizations set forth on Section 8.01(e) of the Company Disclosure Schedule shall have been obtained from and made with all applicable Governmental Authorities.

(f) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g) Acquiror Net Tangible Assets. Acquiror shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the Acquiror Organizational Documents.

(h) Domestication. The Domestication shall have been completed.

8.02 Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) the first sentence of Section 4.01(a), Section 4.01(b), Section 4.03 (other than clauses (a), (b) and (c) thereof which are subject to clause (ii) below), Section 4.04 and Section 4.24 shall each be true and correct in all material respects (without giving effect to any “materiality” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 4.03(a), Section 4.03(b) and Section 4.03(c) shall be true and correct in all respects as of the date hereof and the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.01 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to the Company, Acquiror, Merger Sub or their respective Affiliates and (iii) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the

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failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Material Adverse Effect. Since the date hereof, there shall not have occurred any Company Material Adverse Effect that is continuing on the Closing Date.

(d) Officer Certificate. The Company shall have delivered to Acquiror a certificate, dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(c).

(e) Exclusive Reseller Agreement and Subscription Agreement. Each of the Exclusive Reseller Agreement and the Subscription Agreement shall remain in full force and effect and shall not have been revoked, rescinded, or otherwise repudiated by the respective signatories thereto, and the transactions thereunder contemplated to be consummated prior to the Closing shall have been consummated.

(f) FIRPTA Tax Certificate. The Company shall have delivered the documents set forth in Section 7.16.

8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub contained in (i) the first sentence of Section 5.01, Section 5.03 (other than clauses (a), (b) and (e) thereof which are subject to clause (ii) below), Section 5.04 and Section 5.12 shall each be true and correct in all material respects (without giving effect to any “materiality” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 5.03(a), Section 5.03(b) and Section 5.03(e) shall be true and correct in all respects as of the date hereof and the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to the Company, Acquiror, Merger Sub or their respective Affiliates and (iii) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “Acquiror Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b) Agreements and Covenants. Acquiror and Merger Sub shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Acquiror shall have delivered to the Company a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Acquiror, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

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(d) Listing. The shares of Acquiror Common Stock to be issued pursuant to this Agreement shall have been approved for listing on the Nasdaq, or another national securities exchange mutually agreed to by the parties, as of the Closing Date, subject only to official notice of issuance thereof.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or shareholders of Acquiror, as follows, in each case of clauses (b) through (i), by written notice by the terminating party to the non-terminating party:

(a) by mutual written consent of Acquiror and the Company;

(b) by either Acquiror or the Company if the Effective Time shall not have occurred prior to December 4, 2023 (the “Outside Date”); provided, however, that if an Extension occurs, the Outside Date will automatically be extended without any further action of the Parties to the earlier of (i) March 31, 2024 and (ii) the deadline by which Acquiror must complete its Business Combination in accordance with the Acquiror Organizational Documents after giving effect to the Extension; provided, further, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;

(c) by either Acquiror or the Company if any Governmental Order has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions;

(d) by either Acquiror or the Company if any of the Required Acquiror Proposals shall fail to receive the requisite vote for approval at the Acquiror General Meeting (subject to any adjournment or postponement of such meeting);

(e) by Acquiror, in the event of a Written Consent Failure;

(f) by Acquiror upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) or 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that Acquiror has not waived such Terminating Company Breach and Acquiror and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Company Breach is curable by the Company, Acquiror may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Acquiror to the Company; or

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, or if any representation or warranty of Acquiror or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) or 8.03(b) would not be satisfied (“Terminating Acquiror Breach”); provided that the Company has not waived such Terminating Acquiror Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Acquiror

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Breach is curable by Acquiror and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as Acquiror and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Acquiror.

9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, and there shall be no liability under this Agreement on the part of any party hereto or any of its Affiliates, directors, officers employees or stockholders. Notwithstanding the foregoing, nothing herein shall limit the liability of any party for Fraud or Willful Breach of this Agreement committed by such party prior to such termination. The provisions of Section 6.03, Section 7.05(b), this Section 9.02, Section 9.03 and Article X (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

9.03 Expenses. Except as otherwise set forth in this Agreement or in any other contract entered into between the parties, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement, any Ancillary Agreement and the Transactions, including all fees of its legal counsel, financial advisers, accountants and other representatives or consultants; provided that, whether or not the Closing and the Effective Time occur, the Company and Acquiror shall each pay one-half (1/2) of the fees relating to all SEC and other regulatory filings (including those incurred in connection with the Proxy Statement, the Registration Statement and the Notification and Report Forms filed under the HSR Act and any other applicable Antitrust Law). Acquiror shall use commercially reasonable efforts to ensure unpaid Acquiror Transaction Costs as of the Closing do not exceed $20,000,000 in the aggregate (the “Acquiror Transaction Cost Cap”). If unpaid Acquiror Transaction Costs as of the Closing exceed the Acquiror Transaction Cost Cap, at the Effective Time, by virtue of the Merger and without any action on the part of any Person, the Sponsor shall automatically forfeit a number of shares of Acquiror Founders Stock, rounded down to the nearest share, equal to (i) the amount of the excess divided by (ii) the Company Per Share Valuation, and no consideration shall be paid with respect thereto.

9.04 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

9.05 Waiver. At any time prior to the Effective Time, (a) Acquiror may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of Acquiror or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of Acquiror or Merger Sub contained herein or in any document delivered by Acquiror or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of Acquiror or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

ARTICLE X

GENERAL PROVISIONS

10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by

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email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

If to Acquiror or Merger Sub:

DHC Acquisition Corp.

1900 West Kirkwood Blvd

Suite 1400B

Southlake, TX 76092

Attention: Christopher Gaertner

Email: ********

with a copy to:

Cooley LLP

55 Hudson Yards

New York, NY 10001

Attention: Yvan-Claude Pierre; Kevin Cooper; Peter Byrne

Email: ********; ********; ********

If to the Company:

Brand Engagement Network Inc.

145 E. Snow King Ave – PO Box 1045

Jackson, WY 83001

Attention: Michael Zacharski, James D. Henderson, Jr.

Email: ********; ********

with copies to:

Klehr Harrison Harvey Branzburg LLP

1835 Market Street, Suite 1400

Philadelphia, PA 19103

Attention: Matthew J. McDonald, William W. Matthews, III

Email: ********; ******

and

Haynes & Boone, LP

2323 Victory Ave Suite 700

Dallas, TX 75202

Attn: Matt Fry; David McCombs

Email: ********; ********

10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

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10.03 No Other Representations; No Reliance.

(a) NONE OF THE COMPANY, ANY COMPANY SECURITYHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, neither the Company nor any of its Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Acquiror and its Representatives, including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Acquiror or Merger Sub in executing, delivering and performing this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, in each case, except for the representations and warranties set forth in Article IV as modified by the Company Disclosure Schedules. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company or its Representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any Representative, and are not and shall not be deemed to be relied upon by Acquiror or Merger Sub in executing, delivering and performing this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby, in each case, except for the representations and warranties set forth in Article IV, in each case, as modified by the Company Disclosure Schedules. Except for the specific representations and warranties expressly made by the Company in Article IV, in each case, as modified by the Company Disclosure Schedules: (a) Acquiror acknowledges and agrees that: (i) neither the Company nor its Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Acquiror, Merger Sub or their respective representatives or made available to Acquiror and its representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of the Company or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article IV and subject to the limited remedies herein provided; (b) each of Acquiror and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Company nor any other Person shall have any liability to Acquiror, Merger Sub or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company.

(b) NONE OF ACQUIROR, MERGER SUB NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT, MERGER SUB OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO

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THIS AGREEMENT AND THE ACQUIROR SEC REPORTS. Without limiting the generality of the foregoing, none of Acquiror, Merger Sub nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Acquiror and Merger Sub made available to the Company and its Representatives, including due diligence materials, or in any presentation of the business of the Acquiror by management of the Acquiror or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company in executing, delivering and performing this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, in each case, except for the representations and warranties set forth in Article V as modified by the Acquiror Disclosure Schedules and the Acquiror SEC Reports. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Acquiror, Merger Sub or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of Acquiror and Merger Sub, and are not and shall not be deemed to be relied upon by the Company in executing, delivering and performing this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby, in each case, except for the representations and warranties set forth in Article V, in each case, as modified by the Acquiror Disclosure Schedules and the Acquiror SEC Reports. Except for the specific representations and warranties expressly made by Acquiror and Merger Sub in Article V, in each case as modified by the Acquiror Disclosure Schedules and Acquiror SEC Reports: (a) the Company acknowledges and agrees that: (i) none of the Acquiror nor any of its Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Acquiror, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Acquiror, the nature or extent of any liabilities of the Acquiror, the effectiveness or the success of any operations of the Acquiror or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Acquiror furnished to the Company or its Representatives or made available to the Company, and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of the Acquiror has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article V and subject to the limited remedies herein provided; (b) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Acquiror has specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Acquiror nor any other Person shall have any liability to the Company or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Acquiror or the future business, operations or affairs of the Acquiror.

10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

10.05 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.05(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

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10.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

10.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State; provided that the Domestication shall be effected in accordance with both the DGCL and the Companies Act, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided that, if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court; provided, further, that the courts of the Cayman Islands shall have jurisdiction over the Domestication to the extent required by the Companies Act. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (c) any claim that it is not personally subject to the jurisdiction of the courts as described herein for any reason, (d) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (e) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.08 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.08.

10.09 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.10 Counterparts; Electronic Delivery. This Agreement and each other Transaction Document may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery by email to counsel for the other party of a counterpart executed by a party shall be deemed to satisfy the requirements of this Section 10.10.

10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in

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the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

10.12 No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement or the other Transaction Documents, (b) the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), (c) any breach of this Agreement or (d) any failure of the Merger to be consummated, may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) and not against any Nonparty Affiliate. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to the items in clauses (a) through (d) of this Section 10.12, except with respect to Willful Breach or Fraud against the person who committed such Willful Breach or Fraud, and, to the maximum extent permitted by applicable Law, and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.12.

[Signature Page Follows]

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IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company and the Sponsor have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DHC ACQUISITION CORP.

By:	/s/ Christopher Gaertner
Name:	Christopher Gaertner
Title:	Co-Chief Executive Officer

BEN MERGER SUBSIDIARY CORP.

By:	/s/ Christopher Gaertner
Name:	Christopher Gaertner
Title:	President

BRAND ENGAGEMENT NETWORK INC.

By:	/s/ Tyler Luck
Name:	Tyler Luck
Title:	President

Solely with respect to Section 7.21 and Section 9.03

DHC SPONSOR, LLC

By:	/s/ Christopher Gaertner
Name:	Christopher Gaertner
Title:	Member

Signature Page to Business Combination Agreement and Plan of Reorganization

Exhibit A

Form of Stockholder Support Agreement

[Attached.]

FORM OF STOCKHOLDER SUPPORT AGREEMENT

THIS STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”) is dated as of September 7, 2023, by and among DHC ACQUISITION CORP, a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), [COMPANY STOCKHOLDER] (the “Company Stockholder”), and Brand Engagement Network Inc., a Wyoming corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Company Stockholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 of the Exchange Act) of such number of (i) shares of Company Stock and (ii) to the extent applicable, Company Warrants, each as set forth on Schedule I attached hereto (all such shares of Company Stock, together with any shares of Company Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by the Company Stockholder during the period from the date hereof through the Expiration Time (as defined below), including any shares of Company Stock acquired as in connection with the Company Warrant Settlement (if applicable), are referred to herein as the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, BEN Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned Subsidiary of Acquiror (“Merger Sub”), the Company and, solely with respect to certain provisions thereto, DHC Sponsor, LLC, a Delaware limited liability company, have entered into a Business Combination Agreement and Plan of Reorganization, dated as of the date hereof (as amended, supplemented or modified from time to time, the “Business Combination Agreement”), pursuant to which, among other transactions, on the terms and subject to the conditions set forth therein, at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned Subsidiary of Acquiror and Acquiror will change its name to Brand Engagement Network Inc. or such other name mutually agreed by Acquiror and the Company (the Merger, together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”); and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Business Combination Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

STOCKHOLDER SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Business Combination Agreement. The Company Stockholder hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Company Stockholder shall be bound by and comply with Sections 7.01 (No Solicitation) and 7.09 (Public Announcement) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if (a) the Company Stockholder was an original signatory to the Business Combination Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 7.01 of the Business Combination Agreement also referred to the Company Stockholder.

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Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earliest to occur of (a) the Effective Time, (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 9.01 (Termination) thereof (the earlier of clauses (a) and (b), the “Expiration Time”), the Company Stockholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement and Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any Transfer, other than pursuant to this Agreement and upon the written consent of Acquiror; provided, however, that the foregoing shall not prohibit Transfers (A) between the Company Stockholder and any of its affiliates (and any of the Company Stockholder’s and its affiliates’ respective executive officers and directors) or (B) in the case of an individual, by virtue of the laws of descent and distribution upon death of an individual or by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is such individual or one or more members of such individual’s immediate family, so long as, in each case of clauses (A) and (B), prior to and as a condition to the effectiveness of any such Transfer, such affiliate, director, officer, individual, trust or other person executes and delivers to Acquiror a written agreement or joinder, in form and substance reasonably acceptable to the Company and Acquiror, agreeing to be bound by this Agreement to the same extent as such Company Stockholder was with respect to such Subject Shares. Any action attempted to be taken in violation of the preceding sentence shall be null and void. The Company Stockholder agrees with, and covenants to, Acquiror and the Company that the Company Stockholder shall not request that the Company register the Transfer (by book-entry or otherwise) or any certificated or uncertificated interest representing any of the Subject Shares other than Transfers permitted by the foregoing proviso.

Section 1.3 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Subject Shares are issued to the Company Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) the Company Stockholder purchases or otherwise acquires (including by way of tender offer) beneficial ownership of any Subject Shares or (c) the Company Stockholder acquires (including by way of tender offer) the right to vote or share in the voting of any Subject Shares (collectively, the “New Securities”), then such New Securities acquired (including by way of tender offer) or purchased by the Company Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by the Company Stockholder as of the date hereof.

Section 1.4 Stockholder Agreements. Hereafter until the Expiration Time, the Company Stockholder hereby unconditionally and irrevocably agrees that, at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company requested by the Company Board or otherwise undertaken as contemplated by the Transactions, including in the Written Consent (which Written Consent shall be delivered within two (2) Business Days after the Registration Statement (as contemplated by the Business Combination Agreement) has been declared effective and has been delivered or otherwise made available to the stockholders of Acquiror and the Company), the Company Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares (to the extent such Subject Shares have voting rights and are entitled to vote on or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and the Company Stockholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (to the extent such Subject Shares have voting rights and are entitled to vote on or provide consent with respect to such matter): (a) to approve and adopt the Business Combination Agreement, any ancillary agreements to the Business Combination Agreement, the Merger and the other Transactions; (b) in any other circumstances upon which a consent or other approval is required under the Company Certificate of Incorporation or otherwise sought with respect to the Business Combination Agreement, the Merger or the other

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Transactions, to vote, consent or approve (or cause to be voted, consented or approved) all of the Subject Shares held at such time in favor thereof; and (c) against and withhold consent with respect to (i) any merger, purchase of all or substantially all of the Company’s assets, scheme of arrangement, consolidation, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any public offering of any shares of the Company, or other similar business combination transaction (other than the Business Combination Agreement, the Merger and the other Transactions), including any Alternative Transaction and (ii) any amendment to the Company’s organizational documents or other proposal or transaction involving the Company or any of its subsidiaries which would reasonably be likely to, in any material respect, impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by the Company of, prevent or nullify any provision of the Business Combination Agreement or other ancillary agreement to the Business Combination Agreement, the Merger or the other Transactions, or change in any manner the voting rights of any class of the Company’s capital stock, other than an amendment to the Company’s organizational documents expressly permitted under the terms of the Business Combination Agreement or the Transactions. The Company Stockholder hereby agrees that it shall not commit in writing or agree in writing to take any action inconsistent with the foregoing.

Upon the failure of the Company Stockholder to timely provide its consent or vote its Subject Shares where required by, and in accordance with, this Section 1.4 pursuant to any action by written consent of the stockholders of the Company within the timeframe specified in this Section 1.4 or at any applicable meeting of the stockholders of the Company, the Company Stockholder shall be deemed to have irrevocably granted to, and appointed, the Company, and any designee thereof, and each of them individually, as the Company Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the Company Stockholder’s name, place and stead, to deliver any action by written consent of the stockholders of the Company concerning any of the matters specified in this Section 1.4 or attend any meeting of the stockholders of the Company concerning any of the matters specified in this Section 1.4, to include the Subject Shares in any computation for purposes of establishing a quorum at any such meeting of the stockholders of the Company and to provide consent or vote the Subject Shares (to the extent such Subject Shares have voting rights and are entitled to vote on or provide consent with respect to such matter) in any action by written consent of the stockholders of the Company or at any meeting of the stockholders of the Company called with respect to any of the matters specified in, and in accordance and consistent with, this Section 1.4. The Company Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked and that such irrevocable proxy is executed and intended to be irrevocable. Notwithstanding any other provision of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement. The Company Stockholder represents and warrants that any proxies heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable and such proxies have been or are hereby revoked, other than the voting and other arrangements under the organizational documents of the Company.

Section 1.5 No Challenges. The Company Stockholder agrees not to voluntarily commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person directly and exclusively in connection with the evaluation, negotiation or entry into the Business Combination Agreement. Notwithstanding the foregoing, nothing in this Section 1.5 shall be deemed to prohibit the Company Stockholder from enforcing the Company Stockholder’s right to receive the Per Share Merger Consideration as provided in the Business Combination Agreement with respect to the Subject Shares and the Company Stockholder’s other rights under this Agreement and the other agreements entered into by the Company Stockholder in connection herewith.

Section 1.6 [Reserved].

Section 1.7 Registration Rights Agreement. The Company Stockholder will deliver, substantially simultaneously with the Effective Time, a duly-executed copy of the Registration Rights Agreement.

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Section 1.8 Further Assurances. The Company Stockholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Acquiror or the Company, to effect the actions and consummate the Merger and the other transactions contemplated by this Agreement and the Business Combination Agreement (including the Transactions), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.9 No Inconsistent Agreement. The Company Stockholder hereby represents and covenants that the Company Stockholder has not entered into, and shall not enter into, any agreement, or amend or modify any existing agreement, that would restrict, limit or interfere with the performance of the Company Stockholder’s obligations hereunder.

Section 1.10 Consent to Disclosure. The Company Stockholder hereby consents to the publication and disclosure in the Proxy Statement and the Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror) of the Company Stockholder’s identity and beneficial ownership of Subject Shares and the nature of the Company Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. The Company Stockholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

Section 1.11 No Agreement as Director or Officer. Notwithstanding anything to the contrary herein, the Company Stockholder is entering into this Agreement solely in the Company Stockholder’s capacity as record or beneficial owner of Subject Shares, and nothing herein is intended to or shall limit or affect any actions taken by any employee, officer, director (or person performing similar functions), partner or other affiliate (including, for this purpose, any appointee or representative of the Company Stockholder to the board of directors of the Company) of the Company Stockholder, solely in his or her capacity as a director or officer of the Company (or a Company Subsidiary).

Section 1.12 Company Warrant Settlement. Notwithstanding anything to the contrary set forth in the Company Warrant, the Company Stockholder agrees that (i) prior to the Effective Time, each of the Company Stockholder’s Company Warrants shall be exercised in full on a cash or cashless basis or terminated without exercise, as applicable, in accordance with the terms of the applicable Company Warrant, and (ii) no such Company Warrant shall be assumed or continued by Acquiror or the Surviving Corporation in connection with the Merger or the other Transactions.

Section 1.13 General Waiver and Release. As partial consideration for the right to participate in the Merger as a stockholder of the Company and receive the Per Share Merger Consideration, the Company Stockholder, on behalf of itself and any of its heirs, executors, beneficiaries, administrators, equityholders, partners, trustees, successors, assigns and controlled Affiliates, as applicable (each, a “Releasor”), hereby forever, unconditionally and irrevocably acquits, remises, discharges and releases, effective as of the Closing, the Company and its respective Affiliates (including Acquiror, the Company and the Surviving Corporation, after the Closing), each of their respective officers, directors, equityholders, employees, partners, trustees and Representatives, and each predecessor, successor and assign of any of the foregoing (collectively, the “Company Released Parties”), from any and all claims, obligations, liabilities, charges, demands and causes of action of every kind and character, whether accrued or fixed, absolute or contingent, matured or unmatured, suspected or unsuspected or determined or determinable, and whether at law or in equity, which any Releasor now has, ever had or may have against or with the Company Released Parties, or any of them, in any capacity, whether directly or derivatively through another Person, for, upon, or by reason of any matter, cause or thing, whatsoever, on or at any time prior to the Closing, relating to the Company Stockholder’s relationship as an equityholder of, or service provider to, the Company (collectively, a “Claim”) and agrees not to bring or threaten to bring or

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otherwise join in any Action against the Company Released Parties, or any of them, for, upon, or by reason of any matter, cause or thing, whatsoever, on or at any time prior to the Closing relating to the Company Stockholder’s relationship as an equityholder of, or service provider to, the Company (including, for the avoidance of doubt, any Claim or Action alleging that the Company Stockholder holds any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company other than as set forth in Schedule I (except for any such equity securities hereafter acquired by the Company Stockholder during the period from the date hereof through the Expiration Time without any breach of Section 6.01(b) of the Business Combination Agreement)); provided, however, that to the extent applicable to each Releasor, the claims, obligations, liabilities, charges, demands and causes of action released pursuant to this Section 1.13 (collectively, the “Released Claims”) does not apply to the following: (i) regular salary and vacation that is accrued and earned but unpaid by the Company at the Closing; (ii) any unreimbursed travel or other expenses and advances that are reimbursable under the current policies of the Company; (iii) any benefits that are accrued, vested and earned but unpaid at the Closing under any employee benefit plan of the Company or any rights under health insurance plans or retirement plans sponsored by the Company; (iv) any rights to indemnification, exculpation and/or advancement of expenses pursuant to the Company Articles of Incorporation, the Company’s bylaws, indemnification agreements with the Company or any directors’ and officers’ liability insurance policies with respect to actions taken or not taken by such Releasor in his or her capacity as an officer or director of the Company; or (v) any rights of the Releasors under this Agreement, the Business Combination Agreement and the Ancillary Agreements.

The Company Stockholder, on behalf of itself and each Releasor, acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 1.13 and that, without such waiver, Acquiror and the Company would not have agreed to the terms of this Agreement.

Section 1.14 Acknowledgment. The Company Stockholder understands and acknowledges that each of Acquiror and the Company is entering into the Business Combination Agreement in reliance upon the Company Stockholder’s execution and delivery of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company Stockholder. The Company Stockholder represents and warrants as of the date hereof to Acquiror and the Company as follows:

(a) Organization; Due Authorization. If the Company Stockholder is not an individual, the Company Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Company Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Company Stockholder. If the Company Stockholder is an individual, the Company Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by the Company Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Company Stockholder, enforceable against the Company Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Company Stockholder.

(b) Governmental Approvals. No consent of or with any Governmental Authority on the part of the Company Stockholder is required to be obtained or made in connection with the execution, delivery or

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performance of the Company Stockholder of this agreement or the consummation by the Company Stockholder of the transactions contemplated hereby, other than (i) applicable requirements, if any, of the Securities Act, Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder and (ii) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company Stockholder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

(c) Ownership. As of the date hereof, the Company Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Shares set forth on Schedule I attached hereto, and there exists no Liens or other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares affecting any such Subject Shares other than (i) pursuant to this Agreement, (ii) pursuant to the Company Articles of Incorporation, (iii) pursuant to the Business Combination Agreement, (iv) pursuant to any applicable securities Laws or (v) that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Company Stockholder to perform its obligations under this Agreement or the consummation of the Transactions. The Subject Shares set forth on Schedule I attached hereto are the only shares of Company Stock or, to the extent applicable, shares of Company Stock subject to Company Warrants owned of record or beneficially by the Company Stockholder on the date of this Agreement, and other than this Agreement, none of the Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares. Other than as set forth on Schedule I, the Company Stockholder does not “beneficially own” (within the meaning of Rule 13d-3 of the Exchange Act) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.

(d) No Conflicts. The execution and delivery of this Agreement by the Company Stockholder does not, and the performance by the Company Stockholder of his, her or its obligations hereunder will not, (i) if the Company Stockholder is not an individual, conflict with or result in a violation of the organizational documents of the Company Stockholder, (ii) conflict with or violate any Law or Governmental Order, (iii) require any consent or approval that has not been given or other action that has not been taken by any person (including under any contract binding upon the Company Stockholder or the Subject Shares), (iv) result in the termination, withdrawal, suspension, cancellation or modification of any contract binding upon the Company Stockholder or the Subject Shares, (v) accelerate the performance required by the Company Stockholder under any contract binding upon the Company Stockholder or the Subject Shares, (vi) result in a right of termination or acceleration under any contract binding upon the Company Stockholder or the Subject Shares, (vii) give rise to any obligation to make payments or provide compensation under any contract binding upon the Company Stockholder or the Subject Shares, (viii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Company Stockholder, (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, termination or modify any right, benefit, or obligation or other term under, any of the terms, conditions, or provisions of, any contract binding upon the Company Stockholder or the Subject Shares, in each case of clauses (ii) through (ix), to the extent any such conflict or violation, lack of any such consent, approval, termination, withdrawal, suspension, cancellation, modification, acceleration, obligation, creation or other action has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company Stockholder to enter into and perform this Agreement and to consummate the transaction contemplated hereby.

(e) Litigation. There are no Actions pending against the Company Stockholder, or to the knowledge of the Company Stockholder threatened against the Company Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Company Stockholder of his, her or its obligations under this Agreement.

(f) Adequate Information. The Company Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an

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informed decision regarding this Agreement and the Transactions and has independently and without reliance upon Acquiror or the Company and based on such information as the Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Company Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Company Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by the Company Stockholder are irrevocable.

(g) Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by the Company Stockholder, for which the Company or any of its affiliates may become liable.

ARTICLE III

MISCELLANEOUS

Section 3.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.1):

if to Acquiror:

DHC Acquisition Corp.

1900 West Kirkwood Blvd

Suite 1400B

Southlake, TX 76092

Attention: Christopher Gaertner

Email: ********

with a copy to:

Cooley LLP

55 Hudson Yards

New York, NY 10001

Attention: Yvan-Claude Pierre; Kevin Cooper; Peter Byrne

Email: ********; ********; ********

if to the Company:

Brand Engagement Network, Inc.

145 E. Snow King Ave – PO Box 1045

Jackson, WY 83001

Attention: James D. Henderson, Jr.

Email: ********

with a copy to:

Klehr Harrison Harvey Branzburg LLP

1835 Market Street, Suite 1400

Philadelphia, PA 19103

Attention: Matthew J. McDonald, William W. Matthews, III

Email: ********; ********

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if to the Company Stockholder:

The contact information set forth on the Company Stockholder’s signature page hereto.

Section 3.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 3.3 Entire Agreement; Assignment. This Agreement and the agreements referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 3.4 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 3.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided that, if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 3.6 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications set forth in this Section 3.6.

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Section 3.7 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 3.8 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 3.9 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity (except as expressly prohibited in this Agreement). Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 3.10 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the written agreement of Acquiror, the Company and the Company Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. ARTICLE III shall survive the termination of this Agreement.

Section 3.11 Amendment; Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Company Stockholder.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the Company Stockholder, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDER:

[●]

By:
Name:
Title:

Attention: [__]
Address: [__]
Email: [__]

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholder, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

ACQUIROR:

DHC ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholder, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY:

BRAND ENGAGEMENT NETWORK INC.

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

Schedule I

Company Stockholder Subject Shares

Company Stockholder	Company Common Stock	Company Preferred Stock	Company Warrants	Total
[●]	[●]	[●]	[●]	[●]

[Schedule I to Stockholder Support Agreement]

Exhibit B

Form of Lock-Up Agreement

[Attached.]

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is dated as of September 7, 2023, by and among DHC Acquisition Corp, a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation) (“Acquiror”), and each of the Company Stockholders identified on the signature pages hereto (collectively, the “Stockholder Parties”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Business Combination Agreement (as defined below).

BACKGROUND

A. Acquiror, BEN Merger Subsidiary Corp., a Delaware corporation and wholly owned Subsidiary of Acquiror (“Merger Sub”), Brand Engagement Network Inc., a Wyoming corporation (the “Company”), and, solely with respect to certain provisions thereto, DHC Sponsor, LLC, a Delaware limited liability company, entered into a Business Combination Agreement and Plan of Reorganization dated as of September 7, 2023 (the “Business Combination Agreement”).

B. Pursuant to the Business Combination Agreement, on the terms and subject to the conditions set forth therein, at the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a direct wholly owned Subsidiary of Acquiror (the “Transaction”).

C. The Stockholder Parties are the record and/or beneficial owners of equity securities of the Company, which will be exchanged for common stock and/or other equity securities of the Acquiror pursuant to the Business Combination Agreement.

D. As a condition of, and as a material inducement for the Acquiror to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Stockholder Parties have agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Lock-Up.

(a) Subject to and contingent upon the occurrence of the Closing, during the Lock-up Period (as defined below), each Stockholder Party irrevocably agrees that it, he or she will not (i) sale, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or enter into any agreement to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, in each case with respect to any Lock-up Shares (as defined below), (ii) enter into any swap, hedge or other arrangement that transfers to another, in whole in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of any Lock-up Shares, in cash or otherwise, or engage in any Short Sales (as defined below) with respect to any Lock-Up Shares or (iii) publicly disclose the intention to effect any transaction specified in clauses (i) or (ii).

(b) In furtherance of the foregoing, Acquiror will (i) place an irrevocable stop order on all Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify Acquiror’s transfer agent in writing of the stop order and the restrictions on such Lock-up Shares under this Agreement and direct Acquiror’s transfer agent not to process any attempts by a Stockholder Party to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

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(c) For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

(d) For purpose of this Agreement, the “Lock-up Period” means the earlier of (i) the twelve (12) month anniversary of the Closing Date, (ii) the date on which the last reported sale price of shares of Acquiror Common Stock equals or exceeds $18.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing ninety (90) days after the Closing Date on the Nasdaq Capital Market (or the exchange on which the shares of Acquiror Common Stock are then listed), and (iii) the date specified in a written waiver of the provisions of this Agreement duly executed by the Sponsor and the Acquiror.

The restrictions set forth herein shall not apply to: (1) in the case of Stockholder Party that is an entity, as part of a distribution to a Stockholder Party’s current or former general or limited partners, managers or members, stockholders, other equity holders or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) or to the estates of any of the foregoing; (2) transfers by bona fide gift to a member of a Stockholder Party’s immediate family or to a trust, the beneficiary of which is such Stockholder Party or a member of such Stockholder Party’s immediate family for estate planning purposes; (3) transfers by virtue of the laws of descent and distribution upon death of a Stockholder Party; (4) transfers pursuant to a qualified domestic relations order; or (5) transfers or distributions of, or other transactions involving, securities other than the Lock-up Shares (including, without limitation, securities acquired in an Additional Financing during the Interim Period); provided, however, that in the case of clauses (1) through (4), such permitted transferees must enter into a written agreement, in substantially the form of this Lock-Up Agreement agreeing to be bound by the transfer restrictions in this Section 1 (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Stockholder Party and not to the immediate family of the transferee). For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.

In addition, the restrictions set forth herein shall not apply to any bona fide third-party tender offer, merger, consolidation, business combination, stock purchase or other similar transaction or series of related transactions after the Closing Date, if such transaction or transactions would result in a Change of Control; provided that, in the event that such tender offer, merger, consolidation, business combination, stock purchase or transaction or series of related transactions is not completed, the Lock-up Shares shall remain subject to the restrictions set forth herein. A “Change of Control” means (whether by tender offer, merger, consolidation, asset sale or other similar transaction, whether in one or a series of related transactions) that results in: (a) in any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring beneficial ownership of 50% or more of the outstanding voting securities of Acquiror (or any successor to Acquiror), directly or indirectly, immediately following such transaction, provided that any transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding shares of Acquiror Common Stock (or at least 50% of the combined voting power of the then outstanding shares of any successor to Acquiror or any parent company of Acquiror issued in exchange for Acquiror Common Stock) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities who were the beneficial owners of at least 50% of the shares of Acquiror Common Stock outstanding immediately prior to such transaction (or series of related transactions), shall not be deemed a “Change of Control” or (b) a sale or disposition of all or substantially all of the assets of Acquiror (or any successor to Acquiror) and its Subsidiaries on a consolidated basis.

2. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement

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that (a) such party has the full right, capacity and authority to enter into, deliver and perform his, her or its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.

3. Beneficial Ownership. Each Stockholder Party hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any shares of capital stock or other securities of Acquiror, or any economic interest in or derivative of such stock or securities or interest convertible or exercisable into shares of capital stock or other securities of Acquiror, other than those securities received as consideration in the Transaction pursuant to Section 3.01 of the Business Combination Agreement. For purposes of this Agreement, (a) the aggregate Per Share Merger Consideration received by each Stockholder Party as consideration in the Transaction pursuant to Section 3.01 of the Business Combination Agreement, (b) any shares of Acquiror Common Stock issuable upon the exercise of any Exchanged Options, and (c) any other securities convertible into or exercisable or exchangeable for Acquiror Common Stock into which any securities of the Company are converted pursuant to the Business Combination Agreement are collectively referred to as the “Lock-up Shares.”

4. No Additional Fees/Payment. The parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Stockholder Parties in connection with this Agreement.

5. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5):

(a)	If to Acquiror, to:

DHC Acquisition Corp.

1900 West Kirkwood Blvd

Suite 1400B

Southlake, TX 76092

Attention: Christopher Gaertner

Email: ********

with a copy to:

Cooley LLP

55 Hudson Yards

New York, NY 10001

Attention: Yvan-Claude Pierre; Kevin Cooper; Peter Byrne

Email: ********; ********; ********

(b) If to a Stockholder Party, to the contact information set forth on such Stockholder Party’s signature page hereto. or to such other address as any party may have furnished to the others in writing in accordance herewith.

6. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

7. Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate

93

counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8. Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. Each Stockholder Party hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by Acquiror and its successors and assigns.

9. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

10. Amendment. This Agreement may be amended or modified by written agreement executed by each of the parties hereto.

11. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

12. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

13. Governing Law; Jurisdiction; Venue. The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of Delaware. The parties hereto (a) agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

14. Termination. This Agreement shall terminate upon the earlier of (a) the valid termination of the Business Combination Agreement in accordance with Section 9.01 of the Business Combination Agreement and (b) the termination of this Agreement by mutual consent of the parties hereto (each individually a “Termination Event”) and shall be null and void in all respects after a Termination Event; provided that (i) nothing herein shall relieve any party from liability in connection with any breach of such party’s representations, warranties or covenants contained herein occurring prior to a Termination Event and (ii) this Section 14 shall survive any such termination.

15. Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provision in the Business Combination Agreement, the terms of this Agreement shall control.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

DHC ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

[STOCKHOLDER PARTY]

By:
Name:
Title:

Attention: [__]
Address: [__]
Email: [__]

[Signature Page to Lock-Up Agreement]

Exhibit C

Exclusive Reseller Agreement

[Attached.]

Annex B

Annex C

Annex D

BRAND ENGAGEMENT NETWORK, INC.

2023 LONG-TERM INCENTIVE PLAN

The Brand Engagement Network, Inc. 2023 Long-Term Incentive Plan (the “Plan”) was adopted by the Board of Directors of Brand Engagement Network, Inc., a Delaware corporation (f/k/a DHC Acquisition Corp., a Cayman Islands exempted company) (the “Company”), effective as of      , 2023 (the “Effective Date”), subject to approval by the Company’s stockholders.

ARTICLE 1.

PURPOSE

The purpose of the Plan is to attract and retain the services of key Employees, key Contractors, and Outside Directors of the Company and its Subsidiaries and to provide such persons with a proprietary interest in the Company through the granting of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Dividend Equivalent Rights, Performance Goals, Tandem Awards, Prior Plan Awards, and Other Awards, whether granted singly, or in combination, or in tandem, that will:

(a) increase the interest of such persons in the Company’s welfare;

(b) furnish an incentive to such persons to continue their services for the Company or its Subsidiaries; and

(c) provide a means through which the Company may attract and retain able persons as Employees, Contractors, and Outside Directors.

With respect to Reporting Participants, the Plan and all transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, such provision or action shall be deemed null and void ab initio, to the extent permitted by law and deemed advisable by the Committee.

ARTICLE 2.

DEFINITIONS

For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1 “Applicable Law” means all legal requirements relating to the administration of equity incentive plans and the issuance and distribution of shares of Common Stock, if any, under applicable corporate laws, applicable securities laws, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, the rules of any foreign jurisdiction applicable to Incentives granted to residents therein, and any other applicable law, rule or restriction.

2.2 “Authorized Officer” is defined in Section 3.2(b) hereof.

2.3 “Award” means the grant of any Incentive Stock Option, Nonqualified Stock Option, Restricted Stock, SAR, Restricted Stock Unit, Performance Award, Dividend Equivalent Right or Other Award, whether granted singly or in combination or in tandem (each individually referred to herein as an “Incentive”).

2.4 “Award Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Award.

2.5 “Award Period” means the period set forth in the Award Agreement during which one or more Incentives granted under an Award may be exercised.

2.6 “Board” means the board of directors of the Company.

2.7 “Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement or if such agreement does not define such term, such term means, with respect to a Participant, the occurrence of any of the following events: (a) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (b) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company, or any of its employees or directors; (c) such Participant’s material violation of any contract or agreement between the Participant and the Company, the Company’s employment policies, or of any statutory or other duty owed to the Company; (d) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (e) such Participant’s gross misconduct. The determination that a Termination of Service is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that Termination of Service with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

2.8 “Change in Control” means the occurrence of the event set forth in any one of the following paragraphs, except as otherwise provided herein:

(a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below;

(b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3rds) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(c) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including the securities Beneficially Owned by such Person or any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting

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power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

For purposes hereof:

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

“Beneficially Owned” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person (as hereinafter defined) shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

Notwithstanding the foregoing provisions of this Section 2.7, if an Award issued under the Plan is subject to Section 409A of the Code, then an event shall not constitute a Change in Control for purposes of such Award under the Plan unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Section 409A of the Code.

2.9 “Claim” means any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan or an Award Agreement.

2.10 “Code” means the United States Internal Revenue Code of 1986, as amended.

2.11 “Committee” means the committee appointed or designated by the Board to administer the Plan in accordance with Article 3 of this Plan.

2.12 “Common Stock” means the common stock, par value $0.0001 per share, which the Company is currently authorized to issue or may in the future be authorized to issue, or any securities into which or for which the common stock of the Company may be converted or exchanged, as the case may be, pursuant to the terms of this Plan.

2.13 “Company” means Brand Engagement Network, Inc., a Delaware corporation, and any successor entity.

2.14 “Contractor” means any natural person other than an Employee, but including an advisor, rendering bona fide services to the Company or a Subsidiary (whether directly or indirectly, including, without limitation, through an engagement with a professional employer organization, employer of record or similar arrangement, and is deemed pursuant to such arrangement to be a contractor, consultant, or advisor of the Company or a Subsidiary under Applicable Laws), with compensation, provided that such services are not rendered in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

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2.15 “Corporation” means any entity that (a) is defined as a corporation under Section 7701 of the Code and (b) is the Company or is in an unbroken chain of corporations (other than the Company) beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain. For purposes of clause (b) hereof, an entity shall be treated as a “corporation” if it satisfies the definition of a corporation under Section 7701 of the Code.

2.16 “Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the applicable Award Agreement; provided, however, that solely for purposes of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, the Date of Grant of an Award shall be the date of stockholder approval of the Plan if such date is later than the effective date of such Award as set forth in the Award Agreement.

2.17 “Dividend Equivalent Right” means the right of the holder thereof to receive credits based on the cash dividends that would have been paid on the shares of Common Stock specified in the Award if such shares were held by the Participant to whom the Award is made.

2.18 “Employee” means a common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company or any Subsidiary of the Company; provided, however, in the case of individuals whose employment status, by virtue of their employer or residence, is not determined under Section 3401(c) of the Code, “Employee” shall mean an individual treated as an employee for local payroll tax or employment purposes by the applicable employer under Applicable Law for the relevant period.

2.19 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.20 “Exercise Date” is defined in Section 8.3(b) hereof.

2.21 “Exercise Notice” is defined in Section 8.3(b) hereof.

2.22 “Fair Market Value” means, as of a particular date, (a) if the shares of Common Stock are listed on any established national securities exchange, (i) the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal securities exchange for the Common Stock on that date (as determined by the Committee, in its discretion), or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, or (ii) to the extent approved by the Board and in accordance with Section 409A of the Code, the arithmetic average of the VWAP of a share of such Common Stock on each of the twenty (20) consecutive Trading Days immediately preceding such date; (b) if the shares of Common Stock are not so listed, but are quoted on an automated quotation system, the closing sales price per share of Common Stock reported on the automated quotation system on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (c) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by OTCQX, OTCQB or OTC Pink (Pink Open Market); or (d) if none of the above is applicable, such amount as may be determined by the Committee (acting on the advice of an Independent Third Party, should the Committee elect in its sole discretion to utilize an Independent Third Party for this purpose), in good faith, to be the fair market value per share of Common Stock. The determination of Fair Market Value shall, where applicable, be in compliance with Section 409A of the Code.

2.23 “Immediate Family Members” is defined in Section 15.9 hereof.

2.24 “Incentive” is defined in Section 2.3 hereof.

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2.25 “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Code, granted pursuant to this Plan.

2.26 “Independent Third Party” means an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of this Plan. The Committee may utilize one or more Independent Third Parties.

2.27 “Nonqualified Stock Option” means a nonqualified stock option, granted pursuant to this Plan, which is not an Incentive Stock Option.

2.28 “Option Price” means the price which must be paid by a Participant upon exercise of a Stock Option to purchase a share of Common Stock.

2.29 “Other Award” means an Award issued pursuant to Section 6.9 hereof.

2.30 “Outside Director” means a director of the Company who is not an Employee or a Contractor.

2.31 “Participant” means an Employee, Contractor or an Outside Director to whom an Award is granted under this Plan.

2.32 “Performance Award” means an Award hereunder of cash, shares of Common Stock, units or rights based upon, payable in, or otherwise related to, Common Stock pursuant to Section 6.7 hereof.

2.33 “Performance Goal” means any of the Performance Criteria set forth in Section 6.10 hereof.

2.34 “Plan” means this Brand Engagement Network, Inc. 2023 Long-Term Incentive Plan, as amended from time to time.

2.35 “Prior Plan Awards” means (a) any awards under the Prior Plan that are outstanding on the Effective Date, and that on or after the Effective Date, are forfeited, expire or are canceled; and (b) any shares subject to awards relating to Common Stock under the Prior Plan that, on or after the Effective Date are settled in cash.

2.36 “Prior Plan” means the Blockchain Exchange Network, Inc. 2021 Equity Incentive Plan.

2.37 “Reporting Participant” means a Participant who is subject to the reporting requirements of Section 16 of the Exchange Act.

2.38 “Restricted Stock” means shares of Common Stock issued or transferred to a Participant pursuant to Section 6.4 of this Plan which are subject to restrictions or limitations set forth in this Plan and in the related Award Agreement.

2.39 “Restricted Stock Units” means units awarded to Participants pursuant to Section 6.6 hereof, which are convertible into Common Stock at such time as such units are no longer subject to restrictions as established by the Committee.

2.40 “Restriction Period” is defined in Section 6.4(b)(i) hereof.

2.41 “SAR” or “Stock Appreciation Right” means the right to receive an amount, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock as of the date the SAR is exercised (or, as provided in the Award Agreement, converted) over the SAR Price for such shares.

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2.42 “SAR Price” means the exercise price or conversion price of each share of Common Stock covered by a SAR, determined on the Date of Grant of the SAR.

2.43 “Stock Option” means a Nonqualified Stock Option or an Incentive Stock Option.

2.44 “Subsidiary” means (a) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (b) any limited partnership, if the Company or any corporation described in item (a) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (c) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (a) above or any limited partnership listed in item (b) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.45 “Termination of Service” occurs when a Participant who is (a) an Employee of the Company or any Subsidiary ceases to serve as an Employee of the Company and its Subsidiaries, for any reason; (b) an Outside Director of the Company or a Subsidiary ceases to serve as a director of the Company and its Subsidiaries for any reason; or (c) a Contractor of the Company or a Subsidiary ceases to serve as a Contractor of the Company and its Subsidiaries for any reason. Except as may be necessary or desirable to comply with applicable federal or state law, a “Termination of Service” shall not be deemed to have occurred when a Participant who is an Employee becomes an Outside Director or Contractor or vice versa. If, however, a Participant who is an Employee and who has an Incentive Stock Option ceases to be an Employee but does not suffer a Termination of Service, and if that Participant does not exercise the Incentive Stock Option within the time required under Section 422 of the Code upon ceasing to be an Employee, the Incentive Stock Option shall thereafter become a Nonqualified Stock Option. Notwithstanding the foregoing provisions of this Section 2.45, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Termination of Service” for purposes of such Award shall be the definition of “separation from service” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

2.46 “Total and Permanent Disability” means a Participant is qualified for long-term disability benefits under the Company’s or Subsidiary’s disability plan or insurance policy; or, if no such plan or policy is then in existence or if the Participant is not eligible to participate in such plan or policy, that the Participant, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder, is unable to perform his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee; provided that, with respect to any Incentive Stock Option, Total and Permanent Disability shall have the meaning given it under the rules governing Incentive Stock Options under the Code. Notwithstanding the foregoing provisions of this Section 2.46, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Total and Permanent Disability” for purposes of such Award shall be the definition of “disability” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

2.47 “Trading Day” means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable Trading Market or in the applicable securities market.

2.48 “Trading Market” means the primary securities exchange on which the Common Stock is listed or quoted for trading on the date in question.

2.49 “VWAP” means the daily volume weighted average price of a share of the Common Stock for such date on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by

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Bloomberg L.P. (or successor thereto) using its “Volume at Price” function (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)).

ARTICLE 3.

ADMINISTRATION

3.1 General Administration; Establishment of Committee. Subject to the terms of this Article 3, the Plan shall be administered by the Board or such committee of the Board as is designated by the Board to administer the Plan (the “Committee”). The Committee shall consist of one or more persons to whom authority has been delegated by the Board in accordance with this Section 3.1. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board. Any vacancy occurring in the membership of the Committee may be filled by appointment by the Board. At any time there is no Committee to administer the Plan, any references in this Plan to the Committee shall be deemed to refer to the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

Membership on the Committee shall be limited to those members of the Board who are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. The Committee shall select one of its members to act as its Chairman. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

3.2 Designation of Participants and Awards.

(a) The Committee or the Board shall determine and designate from time to time the eligible persons to whom Awards will be granted and shall set forth in each related Award Agreement, where applicable, the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance requirements, as are approved by the Committee, but not inconsistent with the Plan. The Committee shall determine whether an Award shall include one type of Incentive or two or more Incentives granted in combination or two or more Incentives granted in tandem (that is, a joint grant where exercise of one Incentive results in cancellation of all or a portion of the other Incentive). Although the members of the Committee shall be eligible to receive Awards, all decisions with respect to any Award, and the terms and conditions thereof, to be granted under the Plan to any member of the Committee shall be made solely and exclusively by the other members of the Committee, or if such member is the only member of the Committee, by the Board.

(b) Notwithstanding Section 3.2(a), to the extent permitted by Applicable Law, the Board may, in its discretion and by a resolution adopted by the Board, authorize one or more officers of the Company (an “Authorized Officer”) to (i) designate recipients of Awards (to the extent permitted by Applicable Law) and, to the extent permitted by Applicable Law, the terms of such Awards, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such recipients; provided, however, that the Board resolutions regarding such delegation will fix the terms of such delegation in accordance with Applicable Law, including, without limitation, Sections 152 and/or 157 of the Delaware General Corporation Law, and provided that no Board resolution may permit a person or body to grant an Award to that same person or body. Any such Awards will be granted on the form of Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority. The Board may not delegate authority to determine the Fair Market Value to any person or body, except that the Board may delegate such authority to a Committee or Committees of the Board in accordance with Section 3.1, above.

3.3 Authority of the Committee. The Committee, in its discretion, shall (a) interpret the Plan and Award Agreements, (b) prescribe, amend, and rescind any rules and regulations and sub-plans (including sub-plans for

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Awards made to Participants who are not resident in the United States), as necessary or appropriate for the administration of the Plan, (c) establish performance goals for an Award and certify the extent of their achievement, (d) settle all controversies regarding the Plan and Awards, (e) accelerate, in whole or in part, the time at which an Award may be exercised or vest (or the time at which cash or shares of Common Stock may be issued in settlement thereof), (f) approve forms of Award Agreements for use under the Plan and amend the terms of any one or more such Award Agreements, (g) to effect, with the consent of any adversely affected Participant, (i) the reduction of the exercise, purchase or strike price of any outstanding Award; (ii) the cancellation of any outstanding Award and the grant in substitution therefor of a new (1) Option or SAR, (2) Restricted Stock award, (3) Restricted Stock Unit award, (4) cash and/or (5) other valuable consideration determined by the Committee, in its sole discretion, with any such substituted award (x) covering the same or a different number of shares of Common Stock as the cancelled Award and (y) granted under the Plan or another equity or compensatory plan of the Company; or (iii) any other action that is treated as a repricing under generally accepted accounting principles, and (h) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties. The Committee’s discretion set forth herein shall not be limited by any provision of the Plan, including any provision which by its terms is applicable notwithstanding any other provision of the Plan to the contrary.

The Committee may delegate to officers of the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan, except for the authority to determine the Fair Market Value. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee.

With respect to restrictions in the Plan that are based on the requirements of Rule 16b-3 promulgated under the Exchange Act, Section 422 of the Code, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, or any other Applicable Law, to the extent that any such restrictions are no longer required by Applicable Law, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.

ARTICLE 4.

ELIGIBILITY

Any Employee (including an Employee who is also a director or an officer), Contractor or Outside Director of the Company whose judgment, initiative, and efforts contributed or may be expected to contribute to the successful performance of the Company is eligible to participate in the Plan, provided that only Employees of a Corporation shall be eligible to receive Incentive Stock Options. The Committee, upon its own action, may grant, but shall not be required to grant, an Award to any Employee, Contractor or Outside Director. Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. Except as required by this Plan, Awards need not contain similar provisions. The Committee’s determinations under the Plan (including, without limitation, determinations of which Employees, Contractors or Outside Directors, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among Participants who receive, or are eligible to receive, Awards under the Plan.

ARTICLE 5.

SHARES SUBJECT TO PLAN

5.1 Number Available for Awards. Subject to adjustment as provided in Articles 11 and 12 and any increase by any Prior Plan Awards eligible for reuse pursuant to Section 5.2, the maximum number of shares of

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Common Stock that may be delivered pursuant to Awards granted under the Plan is five percent (5%) of the total number of shares of Common Stock outstanding or issuable upon the conversion or exchange of outstanding securities of the Company or its Subsidiaries, determined as of the Effective Date (the “Authorized Shares”), of which one hundred percent (100%) may be delivered pursuant to Incentive Stock Options (the “ISO Limit”). Notwithstanding the foregoing, subject to approval by the Board, on the first trading day of each calendar year (the “Adjustment Date”), the number of Authorized Shares for grant under the Plan may be increased by up to an additional five percent (5%) of the total number of shares of Common Stock issued and outstanding, determined as of the Adjustment Date, provided, however, in no event shall the Authorized Shares available for Awards under the Plan ever exceed fifteen percent (15%) of the total number of shares of Common Stock issued and outstanding, determined as of the Effective Date provided, further, however, that no such adjustment shall have any effect on, or otherwise change the ISO Limit, except for any adjustments permitted in Articles 11 and 12 below. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan. After the Effective Date of the Plan, no awards may be granted under the Prior Plan. For purposes of clarity, any Awards granted under the Plan in substitution for similar awards in accordance with Article 14 below shall not reduce the number of Authorized Shares available for grant under the Plan.

5.2 Reuse of Shares. To the extent that any Award under this Plan or any Prior Plan Award shall be forfeited, shall expire or be canceled, in whole or in part, then the number of shares of Common Stock covered by the Award or Prior Plan Award so forfeited, expired or canceled may again be awarded pursuant to the provisions of this Plan. In the event that previously acquired shares of Common Stock are delivered to the Company in full or partial payment of the exercise price for the exercise of a Stock Option granted under this Plan, the number of shares of Common Stock available for future Awards under this Plan shall be reduced only by the net number of shares of Common Stock issued upon the exercise of the Stock Option. Awards that may be satisfied either by the issuance of shares of Common Stock or by cash or other consideration shall be counted against the maximum number of shares of Common Stock that may be issued under this Plan only during the period that the Award is outstanding or to the extent the Award is ultimately satisfied by the issuance of shares of Common Stock. Awards will not reduce the number of shares of Common Stock that may be issued pursuant to this Plan if the settlement of the Award will not require the issuance of shares of Common Stock, as, for example, a SAR that can be satisfied only by the payment of cash. Notwithstanding any provisions of the Plan to the contrary, only shares forfeited back to the Company, shares canceled on account of termination, expiration or lapse of an Award, shares surrendered in payment of the exercise price of a Stock Option or shares withheld for payment of applicable employment taxes and/or withholding obligations resulting from the exercise of an option shall again be available for grant of Incentive Stock Options under the Plan, but shall not increase the maximum number of shares described in Section 5.1 above as the maximum number of shares of Common Stock that may be delivered pursuant to Incentive Stock Options.

ARTICLE 6.

GRANT OF AWARDS

6.1 In General.

(a) The grant of an Award shall be authorized by the Committee and shall be evidenced by an Award Agreement setting forth the Incentive or Incentives being granted, the total number of shares of Common Stock subject to the Incentive(s), the Option Price (if applicable), the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance objectives, as are approved by the Committee, but (i) not inconsistent with the Plan, and (ii) to the extent an Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The Company shall execute an Award Agreement with

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a Participant after the Committee approves the issuance of an Award. Any Award granted pursuant to this Plan must be granted within ten (10) years of the date of adoption of this Plan by the Board. The Plan shall be submitted to the Company’s stockholders for approval; however, the Committee may grant Awards under the Plan prior to the time of stockholder approval. Any such Award granted prior to such stockholder approval shall be made subject to such stockholder approval. The grant of an Award to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan.

(b) If the Committee establishes a purchase price for an Award, the Participant must accept such Award within a period of thirty (30) days (or such shorter period as the Committee may specify) after the Date of Grant by executing the applicable Award Agreement and paying such purchase price.

(c) Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

6.2 Option Price. The Option Price for any share of Common Stock which may be purchased under a Nonqualified Stock Option for any share of Common Stock must be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Option Price for any share of Common Stock which may be purchased under an Incentive Stock Option must be at least equal to the Fair Market Value of the share on the Date of Grant; if an Incentive Stock Option is granted to an Employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary), the Option Price shall be at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the Date of Grant.

6.3 Maximum ISO Grants. The Committee may not grant Incentive Stock Options under the Plan to any Employee which would permit the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options (under this and any other plan of the Company and its Subsidiaries) are exercisable for the first time by such Employee during any calendar year to exceed $100,000. To the extent any Stock Option granted under this Plan which is designated as an Incentive Stock Option exceeds this limit or otherwise fails to qualify as an Incentive Stock Option, such Stock Option (or any such portion thereof) shall be a Nonqualified Stock Option. In such case, the Committee shall designate which stock will be treated as Incentive Stock Option stock by causing the issuance of a separate stock certificate and identifying such stock as Incentive Stock Option stock on the Company’s stock transfer records.

6.4 Restricted Stock. If Restricted Stock is granted to or received by a Participant under an Award (including a Stock Option), the Committee shall set forth in the related Award Agreement, as applicable: (a) the number of shares of Common Stock awarded, (b) the price, if any, to be paid by the Participant for such Restricted Stock and the method of payment of the price, (c) the time or times within which such Award may be subject to forfeiture, (d) specified Performance Goals of the Company, a Subsidiary, any division thereof or any group of Employees of the Company, or other criteria, which the Committee determines must be met in order to remove any restrictions (including vesting) on such Award, and (e) all other terms, limitations, restrictions, and conditions of the Restricted Stock, which shall be consistent with this Plan, to the extent applicable and, to the extent Restricted Stock granted under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The provisions of Restricted Stock need not be the same with respect to each Participant.

(a) Legend on Shares. The Company shall electronically register the Restricted Stock awarded to a Participant in the name of such Participant, which shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, substantially as provided in Section 15.11 of the Plan. No stock certificate or certificates shall be issued with respect to such shares of Common Stock, unless, following the expiration of the Restriction Period (as defined in Section 6.4(b)(i)) without forfeiture in respect of such shares of Common Stock, the Participant requests delivery of the certificate or certificates

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by submitting a written request to the Committee (or such party designated by the Company) requesting delivery of the certificates. The Company shall deliver the certificates requested by the Participant to the Participant as soon as administratively practicable following the Company’s receipt of such request.

(b) Restrictions and Conditions. Shares of Restricted Stock shall be subject to the following restrictions and conditions:

(i) Subject to the other provisions of this Plan and the terms of the particular Award Agreements, during such period as may be determined by the Committee commencing on the Date of Grant or the date of exercise of an Award (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock. Except for these limitations and the limitations set forth in Section 7.2 below, the Committee may in its sole discretion, remove any or all of the restrictions on such Restricted Stock whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date of the Award, such action is appropriate.

(ii) (ii) Except as provided in sub-paragraph (a) above or in the applicable Award Agreement, the Participant shall have, with respect to his or her Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon. Certificates, if any are issued pursuant to this Section 6.4, for the shares of Common Stock forfeited under the provisions of the Plan and the applicable Award Agreement shall be promptly returned to the Company by the forfeiting Participant. Each Award Agreement shall require that each Participant, in connection with the issuance of a certificate for Restricted Stock, shall endorse such certificate in blank or execute a stock power in form satisfactory to the Company in blank and deliver such certificate and executed stock power to the Company.

(iii) The Restriction Period, subject to Article 12 of the Plan, unless otherwise established by the Committee in the Award Agreement setting forth the terms of the Restricted Stock, shall expire upon satisfaction of the conditions set forth in the Award Agreement; such conditions may provide for vesting based on length of continuous service or such Performance Goals, as may be determined by the Committee in its sole discretion.

(iv) Except as otherwise provided in the particular Award Agreement, upon Termination of Service for any reason during the Restriction Period, the nonvested shares of Restricted Stock shall be forfeited by the Participant. In the event a Participant has paid any consideration to the Company for such forfeited Restricted Stock, the Committee shall specify in the Award Agreement that either (1) the Company shall be obligated to, or (2) the Company may, in its sole discretion, elect to, pay to the Participant, as soon as practicable after the event causing forfeiture, in cash, an amount equal to the lesser of the total consideration paid by the Participant for such forfeited shares or the Fair Market Value of such forfeited shares as of the date of Termination of Service, as the Committee, in its sole discretion shall select. Upon any forfeiture, all rights of a Participant with respect to the forfeited shares of the Restricted Stock shall cease and terminate, without any further obligation on the part of the Company.

6.5 SARs. The Committee may grant SARs to any Participant, either as a separate Award or in connection with a Stock Option. SARs shall be subject to such terms and conditions as the Committee shall impose, provided that such terms and conditions are (a) not inconsistent with the Plan, and (b) to the extent a SAR issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The grant of the SAR may provide that the holder may be paid for the value of the SAR either in cash or in shares of Common Stock, or a combination thereof. In the event of the exercise of a SAR payable in shares of Common Stock, the holder of the SAR shall receive that number of whole shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the value obtained by multiplying (a) the difference between the Fair Market Value of a share of Common Stock on the date of exercise over the SAR Price as set forth in such SAR (or other value

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specified in the Award Agreement granting the SAR), by (b) the number of shares of Common Stock as to which the SAR is exercised, with a cash settlement to be made for any fractional shares of Common Stock. The SAR Price for any share of Common Stock subject to a SAR may be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Committee, in its sole discretion, may place a ceiling on the amount payable upon exercise of a SAR, but any such limitation shall be specified at the time that the SAR is granted.

6.6 Restricted Stock Units. Restricted Stock Units may be awarded or sold to any Participant under such terms and conditions as shall be established by the Committee, provided, however, that such terms and conditions are (a) not inconsistent with the Plan, and (b) to the extent a Restricted Stock Unit issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, (a) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or (b) a requirement that the holder forfeit (or in the case of shares of Common Stock or units sold to the Participant, resell to the Company at cost) such shares or units in the event of Termination of Service during the period of restriction.

6.7 Performance Awards.

(a) The Committee may grant Performance Awards to one or more Participants. The terms and conditions of Performance Awards shall be specified at the time of the grant and may include provisions establishing the performance period, the Performance Goals to be achieved during a performance period, and the maximum or minimum settlement values, provided that such terms and conditions are (i) not inconsistent with the Plan and (ii) to the extent a Performance Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. If the Performance Award is to be in shares of Common Stock, the Performance Awards may provide for the issuance of the shares of Common Stock at the time of the grant of the Performance Award or at the time of the certification by the Committee that the Performance Goals for the performance period have been met; provided, however, if shares of Common Stock are issued at the time of the grant of the Performance Award and if, at the end of the performance period, the Performance Goals are not certified by the Committee to have been fully satisfied, then, notwithstanding any other provisions of this Plan to the contrary, the Common Stock shall be forfeited in accordance with the terms of the grant to the extent the Committee determines that the Performance Goals were not met. The forfeiture of shares of Common Stock issued at the time of the grant of the Performance Award due to failure to achieve the established Performance Goals shall be separate from and in addition to any other restrictions provided for in this Plan that may be applicable to such shares of Common Stock. Each Performance Award granted to one or more Participants shall have its own terms and conditions.

If the Committee determines, in its sole discretion, that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure, or for other reasons that the Committee deemed satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

(b) Performance Awards may be valued by reference to the Fair Market Value of a share of Common Stock or according to any formula or method deemed appropriate by the Committee, in its sole discretion, including, but not limited to, achievement of Performance Goals or other specific financial, production, sales or cost performance objectives that the Committee believes to be relevant to the Company’s business and/or remaining in the employ of the Company or a Subsidiary for a specified period of time. Performance Awards may be paid in cash, shares of Common Stock, or other consideration, or any combination thereof. If payable in shares of Common Stock, the consideration for the issuance of such shares may be the achievement of the performance objective established at the time of the grant of the Performance Award. Performance Awards may be payable in a single payment or in installments and may be payable at a specified date or dates or upon attaining the performance objective. The extent to which any applicable performance objective has been achieved shall be conclusively determined by the Committee.

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6.8 Dividend Equivalent Rights. The Committee may grant a Dividend Equivalent Right to any Participant, either as a component of another Award or as a separate Award, provided that Dividend Equivalent Rights may not be granted as a component of SARs or Stock Options. The terms and conditions of the Dividend Equivalent Right shall be specified by the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Common Stock (which may thereafter accrue additional dividend equivalents). Any such reinvestment shall be at the Fair Market Value at the time thereof. Dividend Equivalent Rights may be settled in cash or shares of Common Stock, or a combination thereof, in a single payment or in installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award.

6.9 Other Awards. The Committee may grant to any Participant other forms of Awards, based upon, payable in, or otherwise related to, in whole or in part, shares of Common Stock, if the Committee determines that such other form of Award is consistent with the purpose and restrictions of this Plan. The terms and conditions of such other form of Award shall be specified by the grant. Such Other Awards may be granted for no cash consideration, for such minimum consideration as may be required by Applicable Law, or for such other consideration as may be specified by the grant.

6.10 Performance Goals. Awards (whether relating to cash or shares of Common Stock) under the Plan may be made subject to the attainment of Performance Goals relating to one or more business criteria which may consist of one or more or any combination of the following criteria: cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational or other basis); operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; sales growth; price of the Company’s Common Stock; return on assets, equity or stockholders’ equity; market share; inventory levels, inventory turn or shrinkage; total return to stockholders; or any other criteria determined by the Committee (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (a) events that are of an unusual nature or indicate infrequency of occurrence, (b) gains or losses on the disposition of a business, (c) changes in tax or accounting regulations or laws, (d) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases, or (e) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an Award which is consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of the Company’s annual report.

6.11 Tandem Awards. The Committee may grant two or more Incentives in one Award in the form of a “Tandem Award,” so that the right of the Participant to exercise one Incentive shall be canceled if, and to the extent, the other Incentive is exercised. For example, if a Stock Option and a SAR are issued in a Tandem Award, and the Participant exercises the SAR with respect to one hundred (100) shares of Common Stock, the right of the Participant to exercise the related Stock Option shall be canceled to the extent of one hundred (100) shares of Common Stock.

6.12 No Repricing of Stock Options or SARs. The Committee may not “reprice” any Stock Option or SAR without stockholder approval. For purposes of this Section 6.12, “reprice” means any of the following or any other action that has the same effect: (a) amending a Stock Option or SAR to reduce its exercise price or base

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price, (b) canceling a Stock Option or SAR at a time when its exercise price or base price exceeds the Fair Market Value of a share of Common Stock in exchange for cash or a Stock Option, SAR, award of Restricted Stock or other equity award, or (c) taking any other action that is treated as a repricing under generally accepted accounting principles, provided that nothing in this Section 6.12 shall prevent the Committee from making adjustments pursuant to Article 11, from exchanging or cancelling Incentives pursuant to Article 12, or substituting Incentives in accordance with Article 14.

6.13 Recoupment for Restatements. Notwithstanding any other language in this Plan to the contrary, the Company may recoup all or any portion of any shares or cash paid to a Participant in connection with an Award, in the event of a restatement of the Company’s financial statements as set forth in the Company’s clawback policy, if any, approved by the Company’s Board from time to time.

ARTICLE 7.

AWARD PERIOD; VESTING

7.1 Award Period. Subject to the other provisions of this Plan, the Committee may, in its discretion, provide that an Incentive may not be exercised in whole or in part for any period or periods of time or beyond any date specified in the Award Agreement. Except as provided in the Award Agreement, an Incentive may be exercised in whole or in part at any time during its term. The Award Period for an Incentive shall be reduced or terminated upon Termination of Service. No Incentive granted under the Plan may be exercised at any time after the end of its Award Period. No portion of any Incentive may be exercised after the expiration of ten (10) years from its Date of Grant. However, if an Employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary) and an Incentive Stock Option is granted to such Employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the Date of Grant.

7.2 Vesting. The Committee, in its sole discretion, may determine that an Incentive will be immediately vested in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its Date of Grant, or until the occurrence of one or more specified events, subject in any case to the terms of the Plan. If the Committee imposes conditions upon vesting, then, subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Incentive may be vested.

ARTICLE 8.

EXERCISE OR CONVERSION OF INCENTIVE

8.1 In General. A vested Incentive may be exercised or converted, during its Award Period, subject to limitations and restrictions set forth in the Award Agreement.

8.2 Securities Law and Exchange Restrictions. In no event may an Incentive be exercised or shares of Common Stock issued pursuant to an Award if a necessary listing or quotation of the shares of Common Stock on a stock exchange or inter-dealer quotation system or any registration under state or federal securities laws required under the circumstances has not been accomplished.

8.3 Exercise of Stock Option.

(a) In General. If a Stock Option is exercisable prior to the time it is vested, the Common Stock obtained on the exercise of the Stock Option shall be Restricted Stock which is subject to the applicable provisions of the Plan and the Award Agreement. If the Committee imposes conditions upon exercise, then subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all

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or any portion of the Stock Option may be exercised. No Stock Option may be exercised for a fractional share of Common Stock. The granting of a Stock Option shall impose no obligation upon the Participant to exercise that Stock Option.

(b) Notice and Payment. Subject to such administrative regulations as the Committee may from time to time adopt, a Stock Option may be exercised by the delivery of written notice to the Company (in accordance with the notice provisions in the Participant’s Award Agreement) setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised (the “Exercise Notice”) and the date of exercise thereof (the “Exercise Date”) with respect to any Stock Option shall be the date that the Participant has delivered both the Exercise Notice and consideration to the Company with a value equal to the total Option Price of the shares to be purchased (plus any employment tax withholding or other tax payment due with respect to such Award), payable as provided in the Award Agreement, which may provide for payment in any one or more of the following ways: (i) cash or check, bank draft, or money order payable to the order of the Company, (ii) Common Stock (including Restricted Stock) owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, and which the Participant has not acquired from the Company within six (6) months prior to the Exercise Date, (iii) by delivery (including by fax or electronic transmission) to the Company or its designated agent of an executed irrevocable option exercise form (or, to the extent permitted by the Company, exercise instructions, which may be communicated in writing, telephonically, or electronically) together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price, (iv) by requesting the Company to withhold the number of shares otherwise deliverable upon exercise of the Stock Option by the number of shares of Common Stock having an aggregate Fair Market Value equal to the aggregate Option Price at the time of exercise (i.e., a cashless net exercise), and/or (v) in any other form of valid consideration that is acceptable to the Committee in its sole discretion. In the event that shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option equal to the number of shares of Restricted Stock used as consideration therefor shall be subject to the same restrictions and provisions as the Restricted Stock so tendered. If the Participant fails to deliver the consideration described in this Section 8.3(b) within three (3) business days of the date of the Exercise Notice, then the Exercise Notice shall be null and void and the Company will have no obligation to deliver any shares of Common Stock to the Participant in connection with such Exercise Notice.

(c) Issuance of Certificate. Except as otherwise provided in Section 6.4 hereof (with respect to shares of Restricted Stock) or in the applicable Award Agreement, upon payment of all amounts due from the Participant, the Company shall cause the Common Stock then being purchased to be registered in the Participant’s name (or the person exercising the Participant’s Stock Option in the event of his or her death), but shall not issue certificates for the Common Stock unless the Participant or such other person requests delivery of the certificates for the Common Stock, in writing in accordance with the procedures established by the Committee. The Company shall deliver certificates to the Participant (or the person exercising the Participant’s Stock Option in the event of his or her death) as soon as administratively practicable following the Company’s receipt of a written request from the Participant or such other person for delivery of the certificates. Notwithstanding the forgoing, if the Participant has exercised an Incentive Stock Option, the Company may at its option place a transfer restriction on any electronically registered shares (or if a physical certificate is issued to the Participant, retain physical possession of the certificate evidencing the shares acquired upon exercise) until the expiration of the holding periods described in Section 422(a)(1) of the Code. Any obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that, if at any time the Committee shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Common Stock upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, the Stock Option may not be exercised in whole or in part

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unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Committee.

(d) Failure to Pay. Except as may otherwise be provided in an Award Agreement, if the Participant fails to pay for any of the Common Stock specified in such notice or fails to accept delivery thereof, that portion of the Participant’s Stock Option and right to purchase such Common Stock may be forfeited by the Participant.

8.4 SARs. Subject to the conditions of this Section 8.4 and such administrative regulations as the Committee may from time to time adopt, a SAR may be exercised by the delivery (including by fax) of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the SAR is to be exercised and the Exercise Date thereof which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. Subject to the terms of the Award Agreement and only if permissible under Section 409A of the Code and the regulations or other guidance issued thereunder (or, if not so permissible, at such time as permitted by Section 409A of the Code and the regulations or other guidance issued thereunder), the Participant shall receive from the Company in exchange therefor in the discretion of the Committee, and subject to the terms of the Award Agreement:

(a) cash in an amount equal to the excess (if any) of the Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) per share of Common Stock over the SAR Price per share specified in such SAR, multiplied by the total number of shares of Common Stock of the SAR being surrendered;

(b) that number of shares of Common Stock having an aggregate Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional share interests; or

(c) the Company may settle such obligation in part with shares of Common Stock and in part with cash.

The distribution of any cash or Common Stock pursuant to the foregoing sentence shall be made at such time as set forth in the Award Agreement.

8.5 Disqualifying Disposition of Incentive Stock Option. If shares of Common Stock acquired upon exercise of an Incentive Stock Option are disposed of by a Participant prior to the expiration of either two (2) years from the Date of Grant of such Stock Option or one (1) year from the transfer of shares of Common Stock to the Participant pursuant to the exercise of such Stock Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Participant shall notify the Company in writing of the date and terms of such disposition. A disqualifying disposition by a Participant shall not affect the status of any other Stock Option granted under the Plan as an Incentive Stock Option within the meaning of Section 422 of the Code.

ARTICLE 9.

AMENDMENT OR DISCONTINUANCE

Subject to the limitations set forth in this Article 9, the Board may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that no amendment for which stockholder approval is required either (a) by any securities exchange or inter-dealer quotation system on which the Common Stock is listed or traded or (b) in order for the Plan and Incentives awarded under the Plan to continue to comply with Sections 421 and 422 of the Code, including any successors to such Sections, or other Applicable Law, shall be effective unless such amendment shall be approved by the requisite vote of the stockholders of the Company entitled to vote thereon. Any such amendment shall, to the extent deemed necessary or advisable by the Committee, be applicable to any

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outstanding Incentives theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Award Agreement. In the event of any such amendment to the Plan, the holder of any Incentive outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Award Agreement relating thereto. Notwithstanding anything contained in this Plan to the contrary, unless required by law, no action contemplated or permitted by this Article 9 shall adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Incentive theretofore granted under the Plan without the consent of the affected Participant.

ARTICLE 10.

TERM

The Plan shall be effective as of the Effective Date, and, unless sooner terminated by action of the Board, the Plan will terminate on the tenth anniversary of the Effective Date, but Incentives granted before that date will continue to be effective in accordance with their terms and conditions.

ARTICLE 11.

CAPITAL ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of an Award, then the Committee shall adjust any or all of the following so that the fair value of the Award immediately after the transaction or event is equal to the fair value of the Award immediately prior to the transaction or event (a) the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of Awards, (b) the number of shares and type of Common Stock (or other securities or property) subject to outstanding Awards, (c) the Option Price of each outstanding Award, (d) the amount, if any, the Company pays for forfeited shares of Common Stock in accordance with Section 6.4, and (e) the number of or SAR Price of shares of Common Stock then subject to outstanding SARs previously granted and unexercised under the Plan, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise at the same aggregate SAR Price; provided, however, that the number of shares of Common Stock (or other securities or property) subject to any Award shall always be a whole number. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the Plan or any Stock Option to violate Section 422 of the Code or Section 409A of the Code. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject.

Upon the occurrence of any such adjustment, the Company shall provide notice to each affected Participant of its computation of such adjustment which shall be conclusive and shall be binding upon each such Participant.

ARTICLE 12.

RECAPITALIZATION, MERGER AND CONSOLIDATION

12.1 No Effect on Company’s Authority. The existence of this Plan and Incentives granted hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure and its business, or any Change in Control, or any merger or consolidation of the Company, or any issuance of bonds,

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debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.2 Treatment of Incentives. The following provisions will apply to Incentives in the event of a Change in Control unless otherwise provided in the Award Agreement or any other written agreement between the Company or any Subsidiary and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award. In the event of a Change in Control, then, notwithstanding any other provision of the Plan, the Board may take one or more of the following actions with respect to Incentives, contingent upon the closing or completion of the Change in Control:

(a) arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Incentive or to substitute a similar stock award for the Incentive (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Change in Control);

(b) arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to the Incentive to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

(c) accelerate the vesting, in whole or in part, of the Incentive (and, if applicable, the time at which the Incentive may be exercised) to a date prior to the effective time of such Change in Control as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective date of the Change in Control), with such Award terminating if not exercised (if applicable) at or prior to the effective time of the Change in Control; provided, however, that the Board may require Participants to complete and deliver to the Company a notice of exercise before the effective date of a Change in Control, which exercise is contingent upon the effectiveness of such Change in Control;

(d) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Change in Control with respect to the Incentive;

(e) cancel or arrange for the cancellation of the Incentive, to the extent not vested or not exercised prior to the effective time of the Change in Control, in exchange for such cash consideration (including no consideration) as the Board, in its sole discretion, may consider appropriate; and

(f) make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Incentive immediately prior to the effective time of the Change in Control, over (B) any exercise price payable by such holder in connection with such exercise. For clarity, this payment may be zero ($0) if the value of the property is equal to or less than the exercise price. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the Company’s Common Stock in connection with the Change in Control is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.

The Board need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Board may take different actions with respect to the vested and unvested portions of an Award.

An Award that by its terms would be fully vested or exercisable upon a Change in Control will be considered vested or exercisable for purposes of Section 12.2(a) hereof.

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ARTICLE 13.

LIQUIDATION OR DISSOLUTION

Subject to Section 12.2 hereof, in case the Company shall, at any time while any Incentive under this Plan shall be in force and remain unexpired, (a) sell all or substantially all of its property, or (b) dissolve, liquidate, or wind up its affairs, then each Participant shall be entitled to receive, in lieu of each share of Common Stock of the Company which such Participant would have been entitled to receive under the Incentive, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company. If the Company shall, at any time prior to the expiration of any Incentive, make any partial distribution of its assets, in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of earned surplus and designated as such) and an adjustment is determined by the Committee to be appropriate to prevent the dilution of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, make such adjustment in accordance with the provisions of Article 11 hereof.

ARTICLE 14.

INCENTIVES IN SUBSTITUTION FOR

INCENTIVES GRANTED BY OTHER ENTITIES

Incentives may be granted under the Plan from time to time in substitution for similar instruments held by employees, independent contractors or directors of a corporation, partnership, or limited liability company who become or are about to become Employees, Contractors or Outside Directors of the Company or any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company, the acquisition by the Company of equity of the employing entity, or any other similar transaction pursuant to which the Company becomes the successor employer. The terms and conditions of the substitute Incentives so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the incentives in substitution for which they are granted.

ARTICLE 15.

MISCELLANEOUS PROVISIONS

15.1 Investment Intent. The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the Incentives granted or the shares of Common Stock to be purchased or transferred are being acquired for investment and not with a view to their distribution.

15.2 No Right to Continued Employment. Neither the Plan nor any Incentive granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company or any Subsidiary.

15.3 Indemnification of Board and Committee. No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee, each officer of the Company, and each Employee of the Company acting on behalf of the Board or the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation to the fullest extent provided by law. Except to the extent required by any unwaiveable requirement under Applicable Law, no member of the Board or the Committee (and no Subsidiary of the Company) shall have any duties or liabilities,

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including, without limitation, any fiduciary duties, to any Participant (or any Person claiming by and through any Participant) as a result of this Plan, any Award Agreement or any Claim arising hereunder and, to the fullest extent permitted under Applicable Law, each Participant (as consideration for receiving and accepting an Award Agreement) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Board or the Committee and any Subsidiary of the Company arising out of this Plan.

15.4 Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

15.5 Compliance with Section 409A of the Code. To the extent that the Board or the Committee determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements will be interpreted in accordance with Section 409A of the Code. Notwithstanding anything to the contrary in the Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

15.6 Compliance with Other Laws and Regulations. Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue shares of Common Stock under any Incentive if the issuance thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including, without limitation, Section 16 of the Exchange Act); and, as a condition of any sale or issuance of shares of Common Stock under an Incentive, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation. The Plan, the grant and exercise of Incentives hereunder, and the obligation of the Company to sell and deliver shares of Common Stock, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

15.7 Foreign Participation. To assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country.

15.8 Tax Requirements. The Company or, if applicable, any Subsidiary (for purposes of this Section 15.8, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any federal, state, local, or other

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taxes required by law to be withheld in connection with an Award granted under this Plan. The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to the Award. Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock. Such payment may be made by (a) the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding obligations of the Company; (b) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior to the date of exercise, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding payment; (c) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the vesting or exercise of the Award, which shares so withheld have an aggregate Fair Market Value that equals (but does not exceed) the required tax withholding payment; or (d) any combination of (a), (b), or (c). The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant. The Committee may in the Award Agreement impose any additional tax requirements or provisions that the Committee deems necessary or desirable.

15.9 Assignability. Incentive Stock Options may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant or the Participant’s legally authorized representative, and each Award Agreement in respect of an Incentive Stock Option shall so provide. The designation by a Participant of a beneficiary will not constitute a transfer of the Stock Option. The Committee may waive or modify any limitation contained in the preceding sentences of this Section 15.9 that is not required for compliance with Section 422 of the Code.

Except as otherwise provided herein, Awards may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of an Award to be granted to a Participant on terms which permit transfer by such Participant to (a) the spouse (or former spouse), children or grandchildren of the Participant (“Immediate Family Members”), (b) a trust or trusts for the exclusive benefit of such Immediate Family Members, (c) a partnership in which the only partners are (1) such Immediate Family Members and/or (2) entities which are controlled by the Participant and/or Immediate Family Members, (d) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision, or (e) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the Award Agreement pursuant to which such Award is granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section 15.9, and (z) subsequent transfers of transferred Award shall be prohibited except those by will or the laws of descent and distribution.

Following any transfer, any such Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Articles 8, 9, 11, 13 and 15 hereof the term “Participant” shall be deemed to include the transferee. The events of Termination of Service shall continue to be applied with respect to the original Participant, following which the Award shall be transferable, exercisable or convertible by the transferee only to the extent and for the periods specified in the Award Agreement. The Committee and the Company shall have no obligation to inform any transferee of an Award of any expiration, termination, lapse or acceleration of such Stock Option or SAR. The Company shall have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under an Award that has been transferred by a Participant under this Section 15.9.

15.10 Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Incentives granted under this Plan shall constitute general funds of the Company.

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15.11 Legend. Each certificate representing shares of Restricted Stock issued to a Participant shall bear the following legend, or a similar legend deemed by the Company to constitute an appropriate notice of the provisions hereof (any such certificate not having such legend shall be surrendered upon demand by the Company and so endorsed):

On the face of the certificate:

“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”

On the reverse:

“The shares of stock evidenced by this certificate are subject to and transferable only in accordance with that certain Brand Engagement Network, Inc. 2023 Long-Term Incentive Plan, a copy of which is on file at the principal office of the Company in Jackson, Wyoming. No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said Plan. By acceptance of this certificate, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Plan.”

The following legend shall be inserted on a certificate evidencing Common Stock issued under the Plan if the shares were not issued in a transaction registered under the applicable federal and state securities laws:

“Shares of stock represented by this certificate have been acquired by the holder for investment and not for resale, transfer or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company.”

15.12 Governing Law. The Plan shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws, rule or principle of Delaware law that might refer the governance, construction, or interpretation of this Plan to the laws of another state). A Participant’s sole remedy for any Claim shall be against the Company, and no Participant shall have any claim or right of any nature against any Subsidiary of the Company or any stockholder or existing or former director, officer or Employee of the Company or any Subsidiary of the Company. The individuals and entities described above in this Section 15.12 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 15.12.

A copy of this Plan shall be kept on file in the principal office of the Company in Jackson, Wyoming.

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IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of      , 2023, by its Chief Executive Officer pursuant to prior action taken by the Board.

BRAND ENGAGEMENT NETWORK, INC.

By:

Name:

Title:	Chief Executive Officer

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Annex E

Annex F

EXCLUSIVE RESELLER AGREEMENT (SAAS)

This EXCLUSIVE RESELLER AGREEMENT (this “Agreement”) is entered into as of August 19, 2023 (the “Effective Date”) by Brand Engagement Network Inc., a Wyoming corporation, having a place of business at 145 East Snow King Ave, Jackson, WY 83001 (“BEN”) and AFG Companies, Inc., a Texas corporation, having a place of business at 1900 Champagne Blvd., Grapevine, TX 76051 (collectively with its designated subsidiaries, “Reseller”) and describes the terms and conditions pursuant to which BEN will make the Services (as defined below) available for re-sale by Reseller.

1 DEFINITIONS

For the purposes of this Agreement, in addition to the capitalized terms defined elsewhere in this Agreement, the following terms shall have the meanings ascribed to them as follows:

1.1 “Affiliate” of a party means any corporation or other entity that such party directly or indirectly controls, is controlled by, or is under common control with. “Control,” for purposes of this definition, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.2 “Customer(s)” means individuals or entities to which Reseller has re-sold Services.

1.3 “Customer Data” means all electronic data or information submitted by Customers in connection with such Customers’ use of the Services, including data provided by Customers’ Users.

1.4 “Deliverable” means any software, equipment consultations, documentation and/or other materials prepared by BEN for Reseller as described in an SOW.

1.5 “Fees” means the fees payable by Reseller to BEN in connection with the re-sale of the Services to Customers and any products and services sold/leased/licensed to Customers in connection with or related to the Services.

1.6 “Field” means entities that primarily manufacture, distribute, market, sell and/or repair new and used motor vehicles, recreational vehicles, and power sports vehicles, and third party administrators that solely provide finance and insurance (F&I) products, parts and service products, sales and marketing services, technology services, service contracts and/or warranties, in each instance for motor vehicles, recreational vehicles, and power sports vehicles. For the avoidance of doubt, motor vehicle manufacturers’ financing arms (such as Ford Credit, Nissan Motor Acceptance Corp.) and banks that do indirect lending to dealers for consumers on premise at the dealer or on the dealer’s website are part of the Field. For the further avoidance of doubt, other financial institutions (such as https://www.bankofamerica.com/auto-loans/), and motor vehicle insurance entities, are not part of the Field.

1.7 “Initial Term” has the meaning ascribed to that term in Section 8.1.

1.8 “Level 1 Support” means the service provided in response to a Customer’s initial contact requesting assistance with the Services.

1.9 “Level 2/3 Support” means the service required to resolve a Customer’s issues with the Services after Level 1 Support has been exhausted.

1.10 “Malicious Code” means viruses, worms, time bombs, Trojan horses and other harmful or malicious code, files, scripts, agents or programs.

1.11 “Non-BEN Applications” means online applications and offline software products provided by entities or individuals other than BEN and are clearly identified as such, and that interoperate with the Services.

1.12 “Order Form” means the documents for placing orders pursuant to this Agreement that are entered into between BEN and Reseller (or Affiliates of BEN and Reseller) from time to time, including

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addenda and supplements thereto. By entering into an Order Form pursuant to this Agreement, an Affiliate agrees to be bound by the terms of this Agreement as if it were an original party to this Agreement. Order Forms shall be deemed incorporated into this Agreement by reference.

1.13 “Professional Services” means the services to be provided by BEN to Reseller as described in an SOW, which may include, without limitation, engineering, maintenance, installation, design consulting, business planning, support, network planning and analysis.

1.14 “Renewal Term” has the meaning ascribed to that term in Section 8.1.

1.15 “Reseller Agent” means a person or entity that Reseller appoints to market, promote or re-sell Services on behalf of Reseller.

1.16 “Reseller Data” means all electronic data or information submitted by Reseller to BEN in connection with the Services.

1.17 “Service(s)” means the products and services that are ordered by Reseller pursuant to an Order Form and made available by BEN online as designated by BEN, including associated offline components. “Services” exclude Non-BEN Applications.

1.18 “Statement of Work” or “SOW” means a statement of work for Professional Services and/or Deliverables that is executed by the parties.

1.19 “Term” has the meaning ascribed to that term in Section 8.1.

1.20 “Territory” means world-wide.

1.21 “Users” means individuals who are authorized by Customers to use the Services. Users may include but are not limited to Customer’s employees, consultants, contractors and agents, and third parties with which Customers transact business.

2 SERVICES

2.1 Provision of Services. Conditioned on the provisions in this Section 2 and the other terms and conditions of this Agreement and payment of the applicable Fees, BEN hereby appoints Reseller, and Reseller hereby accepts, for the Term (unless terminated as provided in this Agreement), an exclusive (subject to Section 8.1 hereof), non-transferable (except as provided in this Agreement), appointment for the Territory to act as a BEN approved reseller of the Services solely for the Field. Reseller shall market, promote and re-sell the Services to Customers and potential Customers in the Field, at its own expense and using its own efforts with its own sales force (including Reseller Agents). Reseller shall pay BEN the Fees set forth in this Agreement. BEN shall make the Services available to Reseller for re-sale to Customers in the Field pursuant to this Agreement.

2.2 Order Forms. Reseller and BEN shall enter into Order Forms with respect to each Customer in order to document the Services that are to be provided for such Customer and to allow BEN to plan its delivery of Services.

2.3 Non-Exclusive Customer Licenses. Reseller may only resell non-exclusive rights to the Services and shall not grant any party any exclusive rights with respect to the Services.

2.4 BEN Responsibilities for the Services. BEN shall provide Reseller with the Services within the Territory for the purpose of the resale to Customers in the Field. The Services shall be made available by BEN subject to any unavailability caused by circumstances beyond BEN’s reasonable control, including any force majeure events as contemplated in Section 10.11 and any computer, communications, Internet service or hosting facility failures or delays involving hardware, software, power or other systems not within BEN’s possession or reasonable control, and denial of service attacks. The Services may be temporarily limited, interrupted or curtailed due to maintenance, repair, modifications, upgrades or relocation. BEN shall notify Reseller of scheduled and unscheduled network outages that are expected to last more than four (4) hours and that may affect the Services. BEN shall be entitled to change the Services during the Term provided that BEN will not materially reduce the capabilities provided by the Services.

2.5 Reseller Responsibilities. Reseller shall maintain marketing and customer service standards that are appropriate in order to maintain high-quality Services

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and to reflect favorably on Reseller’s and BEN’s reputation. Reseller shall provide Customers with prompt, courteous, and efficient service, shall take every reasonable precaution not to disclose any Customer information, other than as permitted by any applicable privacy or personal health information legislation, and shall deal with Customers honestly and fairly. Reseller shall be responsible for all activities of its Customers and Reseller shall (i) use commercially reasonable efforts to prevent unauthorized access to or use of the Services and shall notify BEN promptly of any such unauthorized access or use; and (ii) comply with all applicable local, state, provincial, federal and foreign laws in respect to the promotion and re-sale of the Services.

2.6 Mutual Obligations. Neither party shall by way of statement, act or omission, discredit or reflect adversely upon the reputation of or the quality of the other party or the products or services provided by the other party.

2.7 Customer Contracts. The Services shall be provided to Customers on terms and conditions that are mutually agreed to between BEN and Reseller, in accordance with any applicable regulations. Reseller acknowledges that the Customer agreements will require commercially reasonable flow-down obligations that will apply to Users’ use of the Services, including the right for BEN to use data submitted and generated through the use of the Services. Reseller shall not make any representations or warranties on behalf of BEN, or in any way bind or attempt to bind BEN contractually or otherwise with any Customer(s) beyond BEN’s delivery of the Services.

2.8 Restrictions. Reseller shall not (and shall not authorize any third party to): (a) modify, translate, reverse engineer, decompile, disassemble, or create derivative works based on the Services except to the extent that enforcement of the foregoing restriction is prohibited by applicable law; (b) circumvent any user limits or other timing, use or functionality restrictions built into the Services; (c) remove any proprietary notices, labels, or marks from the Services (except to the extent Reseller is so permitted to for the purposes of re-branding the Services); or (d) access the Services in order to (i) build a competitive product or service, or (ii) copy any ideas, features, functions or graphics of the Services for use outside of the Services.

2.9 Training and Real Time Data. The parties acknowledge that the Services require ingestion of industry jargon/master data, initial training, as well as training updates from time to time, using data relevant to the Field as well access to real time data provided via application programming interface or similar method. In addition, conversation and dialogue management shall be developed to address the specific use cases and solutions pursued by both parties. This entails crafting conversational patterns and responses that align with industry norms and ensuring that the AI is capable of addressing specific challenges and questions within the Field context. Accordingly, throughout the Term of this Agreement, Reseller shall collaborate closely with BEN, providing BEN with access to essential information, real time data provided via application programming interface or similar method, guidance, and expertise needed to train and improve the Services (the “Training and Real Time Data”) in the Field. It is expected that the Reseller’s contributions will encompass, but not be limited to:

•	Preprocessing of future data deliveries, including data cleaning, normalizing, and the annotation of datasets where necessary. This is to ensure that the data provided is in a usable format for immediate integration into the Services’ machine learning models, optimizing the efficiency and effectiveness of the AI training process;

•	Regular provision of up-to-date and relevant data sets, including sales data, Customer Data, manufacturing data, customer behavior data (if applicable), conversational data and other forms of data relevant to the Field;

•	Regular feedback and input to enhance the performance and accuracy of the Services, including the review of outputs, validation of model assumptions, and participation in testing and fine-tuning processes;

•	Assistance in the development of conversational scenarios and patterns specific to the Field, including customer service inquiries, technical support questions, dealer interactions, and other typical automotive-related dialogues; and

•	Provision of expert knowledge and insight on the auto industry, to guide the development and refinement of the AI model, ensuring it is

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tailored to the realities of the Field, its jargon, its nuances, and its evolving trends.

2.10 Ownership and Proprietary Rights. BEN and its suppliers and/or licensors own and shall retain all right, title and interest (including without limitation all patent rights, copyrights, trademark rights, trade secret rights and other intellectual property rights), in and to the Services. Reseller agrees that only BEN shall have the right to maintain, enhance or otherwise modify the Services. Except as expressly set forth in this Section 2, BEN reserves all rights and grants Reseller no licenses of any kind, whether by implication, estoppel, or otherwise.

2.11 Improvements. BEN shall own all right, title and interest in and to any enhancements and improvements to the Services made by Reseller or its Affiliates, jointly or independently, or resulting from use of the Training and Real Time Data, including, but not limited to, all patent, copyright, trade secret and other proprietary rights therein (collectively, “Improvements”). Reseller hereby assigns, and upon creation shall be deemed to have assigned, to BEN all right title and interest in and to the Improvements. Reseller shall execute and deliver, and shall cause its personnel, contractors, sub-contractors and advisors to execute and deliver, without additional compensation (provided that BEN prepares the applicable documents at its cost and expense), (i) such documents and instruments as BEN may reasonably request to transfer and assign to BEN all right, title and interest in the Improvements; and (ii) any and all applications or registrations for patents, copyrights and other intellectual property rights and any other instruments deemed necessary or appropriate for BEN to secure and enforce such rights.

2.12 Suggestions. From time to time Reseller may provide BEN with suggestions, enhancement requests, recommendations or other feedback relating to the Services (“Suggestions”). BEN shall own all right, title and interest in and to any Suggestions, including, but not limited to, all patent, copyright, trade secret and other proprietary rights therein (collectively, “Suggestions”). Reseller hereby assigns, and upon creation shall be deemed to have assigned, to BEN all right title and interest in and to the Suggestions. Reseller shall execute and deliver, and shall cause its personnel to execute and deliver, without additional compensation (provided that BEN prepares the applicable documents at its cost and expense), (i) such documents and instruments as BEN may reasonably request to transfer and assign to BEN all right, title and interest in the Suggestions; and (ii) any and all applications or registrations for patents, copyrights and other intellectual property rights and any other instruments deemed necessary or appropriate for BEN to secure and enforce such rights.

2.13 Non-Competition. During the Initial Term, Reseller shall not: (a) directly or indirectly market, promote, or solicit customers or subscriptions for, supply, sell or re- sell any product or service in competition with the Services; (b) have any controlling interest in any entity that markets, promotes, sells or provides any product or service in competition with the Services; (c) enter into any agreements with any provider to resell, redistribute, sub-license or otherwise commercialize any product or service that competes with the Services; or (d) display on its website or elsewhere any advertising or marketing materials of any provider of any product or service that competes with the Services. The parties acknowledge the need for each Customer to have continuity of service beyond such Customer’s subscription period; accordingly, if either party gives timely written notice of non-renewal, then upon such notice Reseller may market to such Customers subscriptions for products or services in competition with the Services, for the period of time following such Customer’s subscription period.

2.14 Reseller’s Use of Agents and Subcontractors. Reseller may, without the prior written consent of BEN, appoint Reseller Agents to market, promote and/or re-sell the Services within the Territory, provided that Reseller shall continue to be responsible for all of its duties and obligations under this Agreement and for any acts or omissions of any of its Reseller Agents, and any acts or omissions of any of its Reseller Agents shall be attributed to Reseller, and Reseller shall: (a) be liable to BEN for all losses, costs, damages and expenses of whatsoever nature, that BEN may sustain or incur as a result or in connection with any act or omission of any Reseller Agent, and (b) indemnify BEN, its officers, directors, employees, agents and Affiliates (including their officers, directors, employees, and agents) from and against any and all actions, causes of action, claims and demands of whatsoever nature caused by, arising directly or indirectly out of, or in

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connection with any acts or omissions of any Reseller Agent.

2.15 Professional Services. Upon execution of an SOW by the parties and subject to the terms and conditions set forth in Schedule A, Reseller may retain BEN to provide Professional Services (including the development of Deliverables) for Reseller, all as described in such SOW. If Reseller submits a purchase order for Professional Services, such order shall not be binding upon BEN until accepted by BEN. BEN shall respond to each such order submitted by Reseller within five (5) business days following receipt thereof. Once an order has been accepted, it shall be subject to the terms and conditions of this Agreement (such terms superseding any and all pre-printed terms and/or conditions within such order).

2.16 Customer and Reseller Data. BEN shall have the non-exclusive, irrevocable, perpetual, royalty-free, sublicensable and transferable right to use the Customer Data and Reseller Data to provide the Services in accordance with this Agreement, to improve the Services and to train and improve the software and artificial intelligence models used by BEN in its business, and Reseller shall obtain such rights from its Customers for the benefit of BEN. Subject to the rights granted to BEN pursuant to this Agreement, BEN acquires no right, title or interest (i) from Reseller in or to any Reseller Data or (ii) from any Customers in or to Customer Data, including in each instance any intellectual property rights therein. Notwithstanding the foregoing, the Parties will work together to expand the rights for BEN to use the Customer Data to the extent permitted by applicable law. Moreover, to the extent Reseller obtains broader rights in the Customer Data than are granted to BEN in this Agreement, such broader rights shall be deemed to have been automatically granted to BEN hereunder.

2.17 Marketing Alignment. Reseller shall provide BEN with a monthly report on its sales pipeline, including, without limitation, a list of its then-current targeted potential Customers, details regarding the engagement and status with potential Customers, and any other information typically generated regarding sales pipeline efforts.

2.18 Trademarks. BEN hereby grants Reseller during the Term of this Agreement a nonexclusive,

nontransferable, non-sublicensable, royalty-free license to use BEN’s trademarks and associated logos, including the name “BEN Auto” (or similar name agreed between the parties) (collectively, “Marks”) solely in connection with the marketing and sale of the Services. Any use of Marks shall be in accordance with BEN’s trademark usage policies, with proper markings and legends, and subject to BEN’s prior written approval in each case. Accordingly, Reseller shall provide BEN with copies of all marketing materials regarding the Services before they are distributed, and shall not use or distribute any such materials without BEN’s approval. BEN may withdraw any approval of any use of its Marks at any time in its sole discretion, although no such withdrawal shall require the recall of any previously published or distributed materials that was approved by BEN. Reseller shall reasonably cooperate with BEN in facilitating BEN’s monitoring and control of the nature and quality of products and services bearing the Marks, and shall supply BEN with specimens of Reseller’s use of the Marks upon request. If BEN notifies Reseller that Reseller’s use of the Marks is not in compliance with BEN’s trademark policies or is otherwise deficient, then Reseller shall promptly comply with such policies or otherwise as reasonably directed by BEN. Reseller shall not make any express or implied statement or suggestion, or use the other Marks in any manner, that dilutes, tarnishes, degrades, disparages or otherwise reflects adversely on BEN or its business, products or services. Reseller acknowledges that the Marks are and shall remain owned by BEN. Reseller shall not gain any right, title or interest with respect to the Marks by use thereof, and all rights and goodwill associated with the Marks shall inure to the benefit of BEN.

3 SERVICES SETUP AND OPERATION

3.1 Launch of the Services with Reseller. Upon execution of this Agreement, the parties will co-operate and use commercially reasonable efforts to integrate the Services with any Reseller software or infrastructure with which the Services need to interact in order to allow the Services to be marketed by Reseller to Customers in the Field in the Territory. Once the Services have been integrated with Reseller’s software or infrastructure and the parties agree that the integrated Services are of a reasonable quality (having regard to similar commercial offerings), the Reseller shall be entitled to begin

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reselling the Services to Customers in the Field in the Territory.

3.2 Support. BEN shall provide basic support for the Services to Reseller at no additional charge, and shall provide upgraded support for the Services to Reseller if purchased separately by Reseller. Reseller shall be responsible for providing First Line Support to Customers and Users of the Services. For the purposes of this Agreement, “First Line Support” means (i) fielding each initial call on a Services problem or other inquiry from a Customer or User; (ii) generating and issuing a trouble ticket containing a reference/tracking number to the Customer or User (i.e., provision of a Reseller support number to the Customer or User); (iii) to the extent reasonably possible, identifying the problem or performance deficiency in the Services; (iv) by reference to only a troubleshooting guide that may be provided by BEN, attempted resolution of the problem; (v) where such problem has not been resolved, preparation of an error notification in relation to the problem or performance deficiency; (vi) managing communications and expectations with the Customer and/or User until the problem is referred to BEN; and (vii) escalating the error notification to BEN. Under no circumstances will BEN be obliged to deal directly with a Customer or User.

3.3 White Labelling. If mutually agreed by the parties in writing, BEN shall brand the Services with Reseller-specific branding prior to making the Services available for re-sale by Reseller. The Services shall also be branded with “powered by BEN” marks and logos as specified by BEN. The Services shall in all cases retain any relevant patent, copyright and/or other intellectual property notices as may be determined to be appropriate by BEN. Reseller shall provide, in softcopy/electronic format as reasonably specified by BEN, the Reseller-specific branding to be used to white-label the Services. BEN shall provide Reseller with access to the white-labeled Services to review prior to making any production versions of the white-labeled Services commercially available for re-sale by Reseller. Reseller shall use commercially reasonable efforts to promptly review the white-labeled Services. The Reseller-specific branding will be applied to the Services by BEN for the fees specified in the applicable SOW for such Professional Services. BEN shall only use any Reseller-specific branding materials provided to BEN for the purposes of re-branding the Services as contemplated in this Section 3.3 and for the operation of the white-labeled Services. Except for the foregoing limited rights, Reseller shall retain all right, title and interest in the Reseller-specific branding provided to BEN.

3.4 Acquisition of Non-BEN Products and Services. BEN or third parties may from time to time make available to Reseller third-party products or services, including but not limited to Non-BEN Applications and implementation, customization and other consulting services. Any acquisition by Reseller of such non-BEN products or services, and any exchange of data between Reseller or its Customers and any non-BEN provider, is solely between Reseller or the applicable Customer, as the case may be, and the applicable non-BEN provider. BEN does not warrant or support non-BEN products or services, whether or not they are designated by BEN as “certified” or otherwise, except as specified in an Order Form.

3.5 Non-BEN Applications and Customer and Reseller Data. If Reseller or any of its Customers installs or enables Non-BEN Applications for use with the Services, Reseller acknowledges that BEN may allow providers of those Non-BEN Applications to access Customer Data and Reseller Data as required for the interoperation of such Non-BEN Applications with the Services. BEN shall not be responsible for any disclosure, modification or deletion of any Customer Data and Reseller Data resulting from any such access by Non-BEN application providers. The Services shall allow Customers to restrict such access by restricting Customer users from installing or enabling such Non- BEN applications for use with the Services.

3.6 Integration with Non-BEN Services. The Services may contain features designed to interoperate with Non-BEN Applications. To use such features, Reseller and Customers may be required to obtain access to such Non-BEN Applications from their providers. If the provider of any such Non-BEN application ceases to make the Non-BEN application available for interoperation with the corresponding Service features on reasonable terms, BEN may cease providing such Service features without entitling Reseller or any Customers to any refund, credit, or other compensation.

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3.7 BEN Protection of Customer Data. BEN shall maintain commercially reasonable administrative, physical, and technical safeguards for protection of the security, confidentiality and integrity of Customer Data. BEN will abide by all applicable State and Federal laws including, to the extent applicable, the Gramm Leach Bliley Act and the Federal Trade Commission “Safeguards Rule.” BEN will work with Reseller in countries where the Services could be deployed to abide by that particular country’s laws regarding consumer information. BEN will be SOC2 Type 1 compliant no later than December 31, 2023.

3.8 Reseller Responsibilities. Reseller shall (i) be responsible for Customers’ and Users’ compliance with BEN’s policies and procedures applicable to the Services; (ii) be responsible for the accuracy, quality and legality of the Customer Data and of the means by which it was acquired. Reseller shall not: (a) make the Services available to anyone other than Customer and Users; (b) sell, resell, rent or lease the Services outside the Field; (c) use the Services to store or transmit infringing, libelous, or otherwise unlawful or tortious material, or to store or transmit material in violation of third-party privacy rights; (d) use the Services to store or transmit Malicious Code; (e) interfere with or disrupt the integrity or performance of the Services or third- party data contained therein; or (f) attempt to gain unauthorized access to the Services or their related systems or networks. Reseller shall, solely at its own cost, employ experienced salespeople who are knowledgeable concerning the functions and advantages of the Services and experienced technical personnel who are knowledgeable concerning the functions, specifications and advantages of the Services.

3.9 Usage Limitations. If BEN opts to impose Services limitations on all customers, such as but not limited to disk storage space and application programming interface calls, BEN will use commercially reasonable efforts to provide at least three (3) months written notice of such limitations to Reseller.

4 PAYMENT TERMS AND TAXES

4.1 Stock Issuance. Immediately prior to the consummation of BEN’s contemplated business combination with DHC Acquisition Corp. (the “Merger”) pursuant to that certain Business

Combination Agreement and Plan of Reorganization (the “BCA”) to be entered with DHC Acquisition Corp. (“DHCA”), BEN Merger Subsidiary Corp., and, solely with respect to certain provisions thereto, DHC Sponsor, LLC, BEN will issue a number of shares of its common stock to Reseller which shall, pursuant to the terms and subject to the conditions set forth in the BCA, convert into shares of DHCA common stock upon the effectiveness of the Merger that have an initial aggregate value of $17.5 million (based on a price of $10.00 per share of DHCA common stock).

4.2 Earnout. The Parties have agreed, subject to the consummation of the Merger, to a milestone-based earnout incentive plan as provided in the attached Schedule B.

4.3 Customer Pricing and Responsibility. All fees, rates or charges charged by Reseller to Customers for the Services shall be determined mutually between Reseller and BEN. BEN shall have no responsibility for billing or collecting such fees or any other amounts from Customers. Reseller is solely responsible for payment to BEN for all Fees for the Services re-sold to Customers. In connection with such activities, Reseller will act in all respects for its own account and will be responsible for such matters as credit verification, deposits, billing, collection, bad debts and any unauthorized use of the Services by or on behalf of Customers. BEN is obligated only to Reseller, with which it is in privity of contract, and not to Customers, with whom BEN is not in privity of contract. Customers are not to be deemed third-party beneficiaries of this Agreement.

4.4 Fees. Reseller shall pay BEN fifty percent (50%) of all amounts collected from Customers for the Services and any products and services sold/leased/licensed to Customers in connection with or related to the Services.

4.5 Payment Terms. Reseller will Pay BEN the Fees within ten (10) days following the end of the calendar month in which Reseller collected invoiced amounts, in whole or in party, from the Customer(s). All amounts are payable in United States dollars unless mutually agreed to in writing by the parties. Any amounts not paid when due shall accrue interest at the lesser of one and one half percent (1.5%) per month (19.57% annually) or the maximum rate allowed by law.

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4.6 Record Retention and Audit. Reseller will maintain and retain records and supporting documentation sufficient to support and evidence the amounts payable under this Agreement during the Term and for one (1) year thereafter. BEN may audit Reseller’s records and supporting documentation for the purposes of verifying the accuracy of all Fees paid hereunder and for the purposes of verifying Reseller’s compliance with the terms and conditions of this Agreement. These audits may be conducted no more than once per year during the Term. If an audit demonstrates that Reseller’s payments for the audited period were not correct, Reseller will pay BEN the unpaid amount within thirty (30) days following the final determination of the amount payable and, if the underpayment for the period under audit is five percent (5%) or greater, then Reseller shall also pay BEN for the reasonable costs of such audit. With respect to any audits conducted pursuant to this Section, Reseller will reasonably cooperate with BEN. BEN will give Reseller reasonable prior notice of an audit and conduct such audits during normal business hours in a manner designed to minimize disruption to Reseller’s business. Unless otherwise agreed to in writing by the Parties, Reseller will deliver information or documentation that is reasonably requested in conjunction with an audit within ten (10) business days of request for such information or documentation. Audits may be conducted by BEN or a certified public accountant. Notwithstanding anything to the contrary in this Agreement, in the event that Reseller breaches this Section, in addition to all other remedies available to BEN, Reseller shall reimburse BEN for its reasonable legal fees incurred to enforce Reseller’s obligations under this Section.

4.7 Suspension of Services. If any amount owing by Reseller under this or any other agreement for the Services is thirty (30) or more days overdue, BEN may, without limiting BEN’s other rights and remedies, suspend provision of the Services to Reseller and the Customers until such amounts are paid in full. BEN will give Reseller at least fifteen (15) days prior notice that its account is overdue, before suspending the Services.

4.8 Taxes. Unless otherwise stated, the Fees do not include any taxes, levies, duties or similar governmental assessments of any nature, including but not limited to value-added, goods and services, harmonized, sales, use or withholding taxes, assessable by any local, state, provincial, federal or foreign jurisdiction (collectively, “Taxes”). Reseller is responsible for paying all Taxes associated with its sales of the Services. For clarity, BEN is solely responsible for taxes assessable against BEN based on its income, property and employees.

5 CONFIDENTIALITY

5.1 Definition of Confidential Information. “Confidential Information” means any and all information disclosed by either party to the other which is marked “confidential” or “proprietary”, or which the recipient knows or has reason to know is regarded by the disclosing party as such, including oral information. “Confidential Information” does not include any information that the receiving party can demonstrate by its written records: (a) was known to it prior to its disclosure hereunder by the disclosing party; (b) is or becomes known through no wrongful act of the receiving party; (c) has been rightfully received from a third party authorized to make such a disclosure; (d) is independently developed by the receiving party; (e) has been approved for release with the disclosing party’s prior written authorization; or (f) has been disclosed by court order or as otherwise required by law, provided that the party required to disclose the information provides prompt advance notice to enable the other party to seek a protective order or otherwise prevent such disclosure.

5.2 Obligation. Neither party will use any Confidential Information of the disclosing party except as necessary to exercise its rights or perform its obligations pursuant to this Agreement or as expressly authorized in writing by the other party. Each party shall use the same degree of care to protect the disclosing party’s Confidential Information as it uses to protect its own confidential information of like nature, but in no circumstances less than reasonable care. Neither party shall disclose the other party’s Confidential Information to any person or entity other than its officers, employees, consultants and legal advisors who need access to such Confidential Information in order to effect the intent of the Agreement and who have entered into written confidentiality agreements with it as least as restrictive as those in this Section 5. Upon any termination of this Agreement, the receiving party will promptly return to the disclosing party or destroy, at the disclosing party’s option, all of the disclosing party’s Confidential Information.

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5.3 Injunctive Relief. Each party acknowledges that due to the unique nature of the other party’s Confidential Information, the disclosing party may not have an adequate remedy in money or damages in the event of any unauthorized use or disclosure of its Confidential Information. In addition to any other remedies that may be available in law, in equity or otherwise, the disclosing party shall be entitled to seek injunctive relief to prevent such unauthorized use or disclosure.

5.4 Other Exemptions. Notwithstanding the foregoing provisions in this Section 5, the parties may disclose this Agreement: (i) as otherwise required by law or the rules of any stock exchange or over-the-counter trading system provided that reasonable measures are used to preserve the confidentiality of this Agreement, (ii) in confidence to legal counsel, (iii) in connection with the requirements of a public offering or securities filing provided reasonable measures are used to obtain confidential treatment for the proposed disclosure, to the extent such treatment is available, (iv) in connection with the enforcement of this Agreement or any rights under this Agreement, provided that reasonable measures are used to preserve the confidentiality of this Agreement, (v) in confidence, to auditors, accountants, and their advisors, (vi) in confidence, in connection with a change of control or potential change of control of a party or an Affiliate of a party, provided that reasonable measures are used to preserve the confidentiality of this Agreement. For any legally compelled disclosure or disclosure pursuant to a court, regulatory, or securities filing, the parties shall reasonably cooperate to limit disclosure.

5.5 Compelled Disclosure. If a receiving party is compelled by law to disclose Confidential Information of a disclosing party, it shall provide the disclosing party with prior notice of such compelled disclosure (to the extent legally permitted) and reasonable assistance, at the disclosing party’s cost, if the disclosing party wishes to contest the disclosure.

5.6 Securities Compliance. Reseller (i) is aware that BEN or an Affiliate may become a reporting company under the Securities Exchange Act of 1934, as amended (the “Act”), and that the United States securities laws prohibit any person who has material, non-public information about a public company from purchasing or selling securities of that company, or from communication of that information to any person under circumstances where it is reasonably foreseeable that such person is likely to purchase or sell those securities, (ii) is familiar with the Act, and (iii) shall not use, nor cause any third party to use, any information relating to this Agreement in contravention of the Act.

6 WARRANTIES AND DISCLAIMERS

6.1 Warranties. Each party warrants to the other party that: (i) such party is a business duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation; (ii) such party has all requisite corporate power, financial capacity, and authority to execute, deliver, and perform its obligations under this Agreement; (iii) the execution, delivery, and performance of this Agreement constitutes the legal, valid, and binding agreement of such party; (iv) as of the Effective Date, there is no outstanding litigation, arbitrated matter or other dispute to which such party is a party, which, if decided unfavorably to it, would reasonably be expected to have a potential or actual material adverse effect on such party’s ability to fulfill its obligations under this Agreement; and (v) no consent, approval or withholding of objection is required from any entity, including any governmental authority, with respect to such party’s entering into this Agreement. BEN warrants that (vi) the Services shall perform materially in accordance with its documentation, and (vii) subject to Sections 3.4 and 3.6, the functionality of the Services will not be materially decreased. For any breach of a warranty in (vi) or (vii) above, Reseller’s exclusive remedy shall be to request that BEN use commercially reasonable efforts to correct the non-conformity.

6.2 Disclaimer. EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 6, THE SERVICES ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATIONS, WARRANTIES AND/OR CONDITIONS OF ANY KIND. EACH PARTY AND ITS LICENSORS AND/OR SUPPLIERS MAKE NO OTHER REPRESENTATIONS AND GIVE NO OTHER WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE REGARDING THE SERVICES PROVIDED UNDER THIS AGREEMENT AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED REPRESENTATIONS, WARRANTIES

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AND/OR CONDITIONS OF MERCHANTABILITY, MERCHANTABLE QUALITY, NON-INFRINGEMENT, DURABILITY, TITLE AND FITNESS FOR A PARTICULAR PURPOSE. ADDITIONALLY, RESELLER ACKNOWLEDGES THAT BEN AUTO DOES NOT REPRESENT OR WARRANT OR PROVIDE ANY CONDITIONS THAT THE SERVICES WILL BE ERROR-FREE OR WORK WITHOUT INTERRUPTIONS.

7 INDEMNITY

7.1 BEN IP Indemnity. BEN shall defend and/or settle at its expense, any claims, actions or proceedings against Reseller to the extent arising out of or relating to any misappropriation or infringement by the Services and/or any Professional Services of any third party’s proprietary or intellectual property right (“Reseller Claims”), and BEN shall pay all damages finally awarded by a court of competent jurisdiction to such third party against Reseller, or any settlement amounts agreed by BEN in writing; subject to the conditions that, Reseller shall notify BEN promptly of any Reseller Claims, permit BEN to control the defense and settlement of such Reseller Claims (provided that Reseller may participate with counsel of its own choosing, at its own expense), and assist BEN, at BEN’s expense, in defending or settling such Reseller Claims. BEN shall not be liable for any settlement amounts entered into by Reseller without BEN’s prior written approval. If BEN has reason to believe that it would be subject to an injunction or continuing damages based on the Services, then BEN shall be entitled to either modify the Services to make the Services non-infringing and/or remove the misappropriated material, replace the Services or portion thereof with a service or materials that provide substantially the same functionality or information, or, if neither of the foregoing is commercially practicable, require Reseller and the Customers to cease reselling, receiving and/or using the Services, as the case may be, and refund to Reseller (a) a pro-rata portion of any one (1) time Fees (based on a three (3) year, straight-line depreciation schedule from the date of payment), and any Fees that have been pre-paid by Reseller but are unused. The foregoing notwithstanding, BEN shall have no liability for a claim of infringement or misappropriation to the extent (i) caused by the combination of Services with any other service, software, data or products not provided by BEN, which claim would have been avoided if the Services had not been so combined; or (ii) directly attributable to the use of any material provided by Reseller or any Customers; or (iii) caused by any breach by Reseller of this Agreement or by any Customers of any Services policies and/or procedures. THE FOREGOING IS BEN AUTO’S SOLE AND EXCLUSIVE LIABILITY, AND RESELLER’S SOLE AND EXCLUSIVE REMEDY FOR ANY INFRINGEMENT OR MISAPPROPRIATION OF ANY THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS.

7.2 Reseller Indemnity. Reseller shall defend and/or settle at its expense, any claims, actions or proceedings against BEN and its Affiliates and its and their officers, directors, employees and contractors (the “BEN Indemnified Parties”) to the extent arising out of or relating to (a) bodily injury or damage to tangible or real property, including death, caused by or arising out of any negligent act or omission of Reseller or any of its Affiliates or any of its or their officers, directors, employees, contractors or agents; (b) the provision, use or failure of any product or service provided by Reseller; (c) any representations or warranties made by Reseller in respect to the Services or any portions thereof beyond those authorized in this Agreement; (d) any infringement or misappropriation of any intellectual property or other rights by any Customer Data; or (e) any violation of any law or regulation by Reseller or any of its Affiliates or any of its or their officers, directors, employees, contractors or agents (“BEN Claims”), and Reseller shall pay all damages finally awarded by a court of competent jurisdiction to such third party against any of the BEN Indemnified Parties, or any settlement amounts agreed by Reseller in writing. The indemnification obligation of Reseller set forth in this Section 7.2 is subject to the conditions that, BEN shall notify Reseller promptly of any BEN Claims, permit Reseller to control the defense and settlement of such BEN Claims (provided that BEN may participate with counsel of its own choosing, at its own expense), and assist Reseller, at Reseller’s expense, in defending or settling such BEN Claims. Reseller shall not be liable for any settlement amounts entered into by BEN without Reseller’s prior written approval.

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8 TERM AND TERMINATION

8.1 Term. This Agreement shall commence as of the Effective Date and shall continue in effect for an initial term of five (5) years (such initial term referred to in this Agreement as the “Initial Term”). For the avoidance of doubt, this Agreement and the Initial Term shall survive in the event a third party acquires or merges with BEN. Following the Initial Term of this Agreement, this Agreement shall be automatically renewed on the anniversary of the Effective Date for additional one (1) year renewal terms (any such subsequent renewal terms referred to in this Agreement as a “Renewal Term”), unless either party gives written notice of non-renewal to the other party at least six (6) months prior to the end of the Initial Term or any Renewal Term hereof. Collectively, the Initial Term and any subsequent Renewal Terms shall constitute the “Term”. Notwithstanding Section 2.1 hereof, the exclusive nature of the appointment of Reseller under this Agreement shall terminate upon the end of the Initial Term, whereafter such Initial Term such appointment shall be on a non-exclusive basis.

8.2 Termination. This Agreement may be terminated as follows: (a) if Reseller fails to make any payment due hereunder within thirty (30) days after receiving written notice from BEN that such payment is delinquent, BEN may terminate this Agreement on written notice to Reseller at any time following the end of such period; (b) if either party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice of the breach, the non-breaching party may terminate this Agreement on written notice at any time following the end of such thirty (30) day period; and (c) if either party becomes insolvent (i.e., becomes unable to pay its debts in the ordinary course of business as they come due) or makes an assignment for the benefit of creditors, then the other party may terminate this Agreement immediately upon notice.

8.3 Survival. The following sections shall survive the termination or expiration of this Agreement for any reason: 1, 2.10, 2.11, 2.12, 2.16, 4, 5, 7, 8.3, 8.4, 8.5, 9, 10 and any payment obligations incurred prior to the expiration or termination of this Agreement.

8.4 Effect of Termination. Upon expiration or termination of this Agreement, Reseller shall cease all use of the Services, and shall promptly return all copies of the documentation for the Services to BEN or else destroy those copies and provide assurances (signed by an officer of Reseller) to BEN that it has done so.

8.5 Rights upon Termination. Termination is not an exclusive remedy and is in addition to other rights or remedies that may be available. Upon any termination for cause by Reseller, BEN shall refund Reseller any prepaid Fees covering the remainder of the term of all subscriptions after the effective date of termination. Upon any termination for cause by BEN, Reseller shall pay any unpaid Fees. In no event shall any expiration or termination relieve Reseller of the obligation to pay any Fees payable to BEN. Following termination, and for any Customers to whom Reseller has sold subscriptions for the Services during the Term, BEN will continue to provide Services for such Customers for the remainder of their then-current subscription period (as of the effective date of termination of expiration of this Agreement) subject to payment of the applicable Fees for such Customers and subject to Reseller’s continued compliance with the terms and conditions of this Agreement, which shall continue in respect to such Customers. It is agreed between both the parties that once the Reseller has sold a subscription for the Services to a Customer during the Term with a duration longer than the Term (which shall require the written approval of BEN) and this Agreement terminates in accordance with its terms, the Services for any such Customer shall continue with both parties continuing to provide services to such Customer in the manner prescribed in this Agreement.

9 LIMITATION OF LIABILITY

9.1 WITH THE EXCEPTION OF A PARTY’S OBLIGATION TO PROVIDE INDEMNIFICATION UNDER THIS AGREEMENT AND EACH PARTY’S CONFIDENTIALITY OBLIGATIONS, IN NO EVENT SHALL EITHER PARTY, OR ITS LICENSORS OR SUPPLIERS BY VIRTUE OF THIS AGREEMENT, HAVE ANY LIABILITY TO ANY OTHER PARTY FOR ANY LOST PROFITS OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INCIDENTAL, PUNITIVE, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES,

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HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE LIMITATIONS SET FORTH IN THIS SECTION 9 DO NOT APPLY TO ANY INFRINGEMENT OR MISAPPROPRIATION BY EITHER PARTY OR ITS CONTRACTORS OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS. IN NO EVENT SHALL BEN AUTO, ITS AFFILIATES OR ITS OR THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, LICENSORS OR SUPPLIERS BE LIABLE TO RESELLER FOR MORE THAN THE AMOUNT OF ANY ACTUAL DIRECT DAMAGES UP TO THE GREATER OF U.S. $100,000.00 (OR EQUIVALENT IN LOCAL CURRENCY) OR THE FEES FOR THE SERVICES THAT ARE THE SUBJECT OF THE CLAIM, REGARDLESS OF THE CAUSE AND WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE. THE PARTIES AGREE THAT THIS SECTION 9 REPRESENTS A REASONABLE ALLOCATION OF RISK.

10 GENERAL

10.1 Invoices. The terms, provisions or conditions of any purchase order or other business form or written authorization used by either party will have no effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of the receiving party to object to those terms, provisions or conditions.

10.2 Marketing Activities. Following the execution of this Agreement, the parties may issue a joint press release highlighting the relationship contemplated by this Agreement. Notwithstanding the foregoing, neither party will publish a press announcement related to this Agreement without prior written consent of the other party.

10.3 Assignment. Neither party may assign any of its rights or delegate any of its obligations under this Agreement, whether by operation of law or otherwise, without the prior express written consent of the other party, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, BEN may assign this Agreement in connection with any merger or acquisition or sale of all or substantially all of BEN’s or any of its Affiliates’ assets or stock. Such assignment will not in any event relieve the assignor of any obligations that accrue under this Agreement prior to any such assignment. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties, their respective successors and permitted assigns. Any attempted assignment in violation of this Section 10.3 shall be null and void.

10.4 For the Term of this Agreement, in the event Reseller or a party directly or indirectly controlling Reseller, proposes to enter into a sale or other transfer of a controlling interest in such entity, or a sale of all or substantially all of its assets (a “Proposed Sale”) to a Qualified Purchaser (as defined below), in each case, pursuant to a transaction or series of related transactions, BEN shall have the right, but not the obligation, to purchase such controlling interest or such assets, as applicable, at the same purchase price and on substantially similar terms and conditions as the Proposed Sale (the “Right of First Refusal”). BEN shall have 30 business days after receipt of notice of the Proposed Sale (which such notice shall be promptly delivered by Reseller to BEN following receipt of a bona fide offer for such Proposed Seller) to elect to exercise the Right of First Refusal. For the Term of this Agreement, Reseller and each party directly or indirectly controlling Reseller shall be prohibited from consummating a Proposed Sale prior to Reseller achieving the Earnout as set forth above in Section 4.2, or with a person or entity that is not a Qualified Purchaser without the express written consent of BEN, which consent may be provided or withheld in its sole discretion. Any consummation of a Proposed Sale in contravention of this Agreement shall be void ab initio. For purposes of this Agreement, a “Qualified Purchaser” shall be any person or entity that is not engaged in the development, licensing, sale, use, provision or monetization of artificial intelligence applications in the Field.

10.5 Waiver and Amendment. No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by the party to be charged. No failure or delay by either party in exercising any right, power, or remedy under this Agreement, except as specifically provided herein, shall operate as a waiver of any such right, power or remedy.

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10.6 Choice of Law; Jurisdiction; Venue. This Agreement shall be governed by the laws of the state of Texas, without regard to its conflict of law principles. The parties irrevocably agree to the exclusive jurisdiction of the state and Federal courts in Dallas County, Texas. No choice of laws rules of any jurisdiction shall apply to this Agreement. Each of the parties irrevocably waives the defense of an inconvenient forum to the maintenance of any such action or proceeding and any other substantive or procedural rights or remedies it may have with respect to the maintenance of any such action or proceeding in any such forum. The application of the United Nations Convention on Contracts for the International Sale of Goods to this Agreement is expressly excluded. The parties confirm that it is their wish that this Agreement as well as all other documents relating to this Agreement, including notices, be drawn up in English only.

10.7 Compliance with Laws. Each party shall comply with all applicable laws and regulations regarding the general conduct of business including without limitation all relevant anti-corruption and anti-bribery laws, including the United States Foreign Corrupt Practices Act. Reseller agrees to fully comply with all export, re-export and import restrictions and regulations of all agencies and/or authorities of any applicable countries.

10.8 Notices. All notices, demands or consents required or permitted under this Agreement shall be in writing and delivered to the addresses set forth above. Notice shall be considered delivered and effective on the earlier of actual receipt or one day following dispatch registered overnight carrier (such as FedEx or UPS). Notice shall be sent to the parties at the addresses set forth on the first page of this Agreement or at such other address as shall be specified by either party to the other in a notice in accordance with this Section 10.7.

10.9 Independent Contractors. The parties are independent contractors. This Agreement does not create a legal partnership (notwithstanding any use of the term “partner” by the parties, which if used is meant only to convey a spirit of cooperation between the parties), or a joint venture, agency, employee/employer relationship, or franchisee/franchisor relationship between the parties. Neither party shall have any right, power or authority to create any obligation or responsibility on behalf of the other.

10.10 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, such provision shall be changed and interpreted so as to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Agreement shall remain in full force and effect.

10.11 Force Majeure. Except for each party’s obligations to pay money, neither party shall be deemed to be in breach of this Agreement for any failure or delay in performance caused by reasons beyond its reasonable control, including but not limited to acts of God, earthquakes, wars, pandemics, terrorism, communication failures, strikes or shortages of materials.

10.12 Headings and References. The headings and captions used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

10.13 Counterparts. This Agreement may be executed in counterparts, both of which, when taken together, shall constitute a signed agreement binding upon the parties. Delivery of a signed counterpart of this Agreement by facsimile transmission, in paper copy by courier or regular mail or as an email attachment in PDF format shall constitute valid and sufficient delivery thereof.

10.14 BEN Affiliates. BEN may use one or more Affiliates to perform its obligations under this Agreement, provided that such use will not affect BEN’s obligations hereunder.

10.15 Complete Understanding. This Agreement, including all Order Forms, Statements of Work and Schedules, constitutes the final, complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous agreement.

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IN WITNESS WHEREOF, the authorized representatives of the parties hereby bind the parties by signing below:

Acknowledged and Agreed to:

AFG Companies, Inc.	Brand Engagement Network Inc.

Signature: /s/ Wright Brewer	Signature: /s/ Tyler Luck

Name: Wright Brewer	Name: Tyler Luck

Title: Authorized Signatory	Title: Authorized Signatory

Date: August 19, 2023	Date: August 19, 2023

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SCHEDULE A

PROFESSIONAL SERVICES TERMS AND CONDITIONS

The following terms and conditions are incorporated into the Agreement. Capitalized words not defined in this Schedule shall have the meaning ascribed to such words in the Agreement.

BEN is willing to provide Professional Services (including the development of Deliverables) on a time and materials or fixed price basis according to the terms and conditions set forth in this Schedule A or such other form as the parties may agree in writing. The price to be paid by Reseller for Professional Services (including the development of Deliverables) shall be no less favorable than the price charged by BEN to any third parties. Such Professional Services may include: instruction and training on the use of BEN products and services; installation, configuration, maintenance and testing of BEN products and services; evaluation, design and implementation of system architectures; business and network planning; and custom software development.

1. General. All Professional Services to be performed and Deliverables to be developed by BEN at Reseller’s request shall be described in a Statement of Work, in the form attached as Appendix A to this Schedule A. Upon execution by authorized representatives of each party, each Statement of Work shall become a part of the Agreement. Each Statement of Work will incorporate the terms and conditions of this Schedule A. In the event of a conflict between (a) the Statement of Work and (b) this Schedule A or the Agreement, this Schedule A or the Agreement, as the case may be, shall prevail.

2. BEN’s Obligations. BEN shall perform Professional Services and develop Deliverables for Reseller as described in any Statements of Work agreed to by the parties. BEN shall perform such Professional Services and develop Deliverables in a reasonable, professional and workmanlike manner in keeping with industry standards and practices. BEN shall be entitled, in its sole discretion, to determine the method and means for performing the Professional Services and developing the Deliverables. Reseller acknowledges and agrees that BEN may retain the services of independent consultants (“Subcontractors”) from time to time to perform, or to assist BEN in performing the Professional Services and developing the Deliverables under this Schedule A or a Statement of Work. BEN personnel or Subcontractors shall remain under the direction and control of BEN. BEN shall in the performance of any Professional Services and development of any Deliverables use reasonable efforts to comply with all Reseller procedures and rules which have been communicated to BEN in writing. BEN shall be responsible for developing the BEN core products that are used to provide the Services at no additional expense to Reseller. Any customizations to the BEN core products after the Parties have agreed to the core products shall be considered Professional Services.

3. Reseller Obligations. Reseller acknowledges and agrees that performance of Professional Services is heavily dependent upon information and responses to be provided by Reseller. Accordingly, in addition to any specific responsibilities set out in the SOW, Reseller shall: (i) provide the appropriate and necessary resources, and timely and accurate information and documentation, as reasonably required by BEN, to allow BEN to perform the Professional Services and develop the Deliverables; (ii) carry out reviews and respond to requests for approval and information on a timely basis; (iii) ensure that BEN has available to it, the personnel familiar with Reseller’s requirements and with the expertise necessary to permit BEN to undertake and complete the Professional Services; and (iv) make available to BEN all equipment, material, information, data, network access and/or facilities that BEN may reasonably require to carry out its obligations. Reseller acknowledges that any delay on its part in the performance of its obligations may have an impact on BEN’s performance of its activities under this Agreement or under any Statement of Work, and BEN shall not be liable for any delay to the extent caused by Reseller’s failure to fulfill any of its requirements under the Agreement, this Schedule A and/or any SOW. If the Professional Services are performed on Reseller premises or if BEN needs to attend at Reseller premises for the development of the Deliverables, Reseller shall provide to BEN such workspace, computers, equipment and software as is reasonably required by BEN for the performance of the Professional Services and the development of the Deliverables. Reseller shall be responsible for assisting BEN in the development of BEN core products that are used to provide the Services at its own expense. Any customizations to the BEN core products after the

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parties have agreed to the original core products shall be considered Professional Services, and Reseller shall not charge BEN for any such Professional Services. Reseller shall use its reasonable best efforts to work with BEN to develop BEN core products.

Reseller shall designate a Project Management Contact for the purposes of communication with BEN. The Project Management Contact shall be the primary point of contact for Reseller with BEN for matters relating to the provision of Professional Services and development of Deliverables.

4. Price and Payment. Reseller shall pay BEN the fees set forth in the Statement of Work either on a time and materials basis at BEN’s then-current price, or on a fixed price per project basis to be negotiated between the parties and set forth in the applicable SOW. Reseller shall reimburse BEN for all reasonable out of pocket expenses (including travel, lodging and related expenses) incurred by BEN in the performance of any Professional Services or development of any Deliverables, provided that such expenses are approved in advance in writing by Reseller. The fees for Professional Services and development of Deliverables shall exclude all applicable federal, state, provincial, value-added, goods and services, harmonized and local taxes (other than taxes on BEN’s net income).

Unless otherwise specified in the Statement of Work, BEN shall invoice Reseller for fees for Professional Services and development of Deliverables provided pursuant to this Agreement or a Statement of Work on a monthly basis. All such fees shall be paid within thirty (30) days of the date of the invoice.

5. Term and Termination. This Schedule A shall remain in effect only during the Term of the Agreement. Unless provided otherwise in a Statement of Work, Reseller may terminate a Statement of Work without cause upon thirty (30) days prior written notice to BEN. Unless provided otherwise in a Statement of Work, if Reseller terminates a Statement of Work for convenience, Reseller shall pay BEN the full fee for any Professional Services performed (including all other costs for which BEN has the right to reimbursement) up to the effective date of termination of such Statement of Work, provided that if the fees for any Deliverables are based on identified milestones being achieved by BEN, Reseller shall pay BEN the pro-rated fee for the next scheduled milestone with such pro-rated fee to be determined based on the percentage of time between the commencement of work on such milestone and the effective date of termination. For greater certainty, if the time from the commencement of work on the next milestone to the scheduled achievement date for that milestone is three (3) months, and if the effective date of termination occurs at the two (2) month point in such timeframe, then Reseller shall pay BEN two-thirds of the fee for such milestone.

Each party shall be entitled to immediately terminate a Statement of Work for cause in the event of: (i) the material breach by the other party of its obligations under this Schedule A or a Statement of Work, provided that such material breach is notified to such party and is not cured within thirty (30) days of the date of such notice, (ii) the filing of a bankruptcy petition by or against a party, the filing of an assignment for the benefit of creditors, the appointment of a receiver or trustee, or (iii) the assignment or attempt to assign the Agreement to a third party (except as permitted in the Agreement). In the event of termination for cause, the non-defaulting party may terminate this Schedule A and any Statements of Work hereunder. The non-defaulting party’s right to terminate shall be in addition to any other rights that it may have in law or in equity.

6. Intellectual Property Rights. Except as set forth in the Agreement or otherwise set forth in the relevant Statement of Work, BEN shall own all right, title and interest and all intellectual property rights to any Deliverables created by BEN pursuant to this Schedule A or any Statement of Work hereunder. BEN shall retain all right, title and interest and all intellectual property rights to any and all BEN proprietary information and BEN software (including, without limitation, any modifications to the Services). Subject to payment of the applicable fees set forth in the Statement of Work, BEN grants to Reseller a non-exclusive, non-transferable (except as provided in the Agreement) license to use the Deliverables created pursuant to this Schedule A or any Statement of Work during the term and for the purposes described in the accompanying Statement of Work.

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7. Indemnification. Each party shall indemnify and defend the other party against any claims and costs awarded by a court of competent jurisdiction (including reasonable attorney’s fees) arising out of or relating to the other party’s negligence or intentional misconduct where actions result in death or bodily injury to any person or damage to tangible or real property, provided that: (a) the indemnified party gives the indemnifying party prompt notice in writing of each claim received by the indemnified party, (b) the indemnified party gives the indemnifying party the right to control and direct the investigation, defense and settlement of each claim, and (c) the indemnified party has not compromised or settled the claim.

8. Non-Solicitation. Reseller shall not enter into a contract for or of service with an employee of BEN who has been involved with, directly or indirectly, any of the Professional Services or development of any Deliverables hereunder within twelve (12) months of such employee’s last involvement with such Professional Services or Deliverables. Reseller shall be permitted to make generalized employment searches, by advertisements or by engaging firms to conduct searches which are not focused on the employees of BEN.

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Appendix A

Form of Statement of Work

The following is a Statement of Work and Price Estimate for   .

PROJECT TITLE

PROJECT DESCRIPTION

WORK PLAN SUMMARY

Professional Services Overview

Scope of Work and Deliverables

PROJECT PURPOSE

DELIVERABLES

DELIVERABLE SPECIFICATIONS

PROJECT ASSUMPTIONS

PROFESSIONAL SERVICES SPECIFICATIONS

Milestones

Project Management Contact

PRICE AND PAYMENT

Estimated Price

PROJECT TERM

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IN WITNESS WHEREOF, the authorized representatives of the parties hereby bind the parties by signing below:

Acknowledged and Agreed to:

AFG Companies, Inc.	Brand Engagement Network, Inc.

Signature	Signature

Name	Name

Title	Title

Date	Date

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SCHEDULE B

EARNOUT

Subject to the terms and conditions of this Schedule B, and only upon and at closing of the Merger, BEN shall cause DHCA to issue to Reseller a non-transferrable, unassignable warrant (the “Earnout Warrant”) with the following terms:

(a) the Earnout Warrant shall entitle Reseller to purchase up to 3,750,000 shares of DHCA common stock (the “Warrant Shares”), divided into 11 tranches as set forth in the following table (the “Warrant Tranches”), at a strike price of $10.00 per share. Each Warrant Tranche shall become exercisable if the amount actually paid by Reseller to BEN under this Agreement during an annual period meets or exceeds the corresponding threshold set forth in the following table (the “Earnout Threshold”). The first annual period shall begin on the Effective Date. Each annual period thereafter shall start on an anniversary of the Effective Date. When Reseller satisfies an Earnout Threshold, Reseller shall have three (3) years from the date of the Board determination described below, to exercise the corresponding Warrant Tranche shares.

Warrant Tranche	Earnout Threshold	Warrant Shares on Exercise
A	$18,000,000	190,120
B	$21,000,000	211,318
C	$24,00,0000	234,888
D	$27,000,000	261,086
E	$30,000,000	290,206
F	$33,000,000	322,573
G	$36,000,000	358,551
H	$39,000,000	398,542
I	$42,000,000	442,993
J	$45,000,000	492,402
K	$48,000,000	547,321

Upon the achievement of an Earnout Threshold for the first time, on the day the Board (as defined below) has determined the Earnout Threshold has been achieved (as further described below) for a particular Warrant Tranche, then the corresponding Warrant Tranche shall become exercisable for a three-year period (any three year period, an “Exercise Period”). Any Warrant Tranche that is not exercised, in whole or in part, within the corresponding Exercise Period shall expire and Reseller shall no longer be permitted to exercise such Warrant Tranche.

For the avoidance of doubt and for illustrative purposes only, in the event Reseller pays BEN $30,000,000 in the first annual period, $30,000,000 in the second annual period, and $33,000,000 in the third annual period, then at the end of the first annual period, Reseller shall be entitled to exercise Warrant Tranches A-E to receive aggregate Warrant Shares on exercise of up to 1,187,618 Warrant Shares, until the third anniversary of the date that the Board determines the Earnout Thresholds for Warrant Tranches A-E were met. At the end of the second annual period, Reseller shall not become eligible to exercise any additional Warrant Tranches. At the end of the third annual period Reseller shall become eligible to exercise Warrant Tranche F to receive 322,573 Warrant Shares until the third anniversary of the date that the Board determines the Earnout Threshold for Warrant Tranche F was met.

(b) In the event that any Earnout Threshold is not achieved prior to the earlier of termination of the Agreement or the end of the Initial Term (the “Earnout Expiration Date”), then the corresponding Warrant Tranches shall expire, shall not become exercisable, and all liabilities and obligations hereunder with respect to such Warrant Tranche shall immediately terminate without any further action of the parties. For the avoidance of doubt, the

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Earnout Expiration Date shall not impact the Exercise Period for Warrant Tranches whose Earnout Threshold was previously met.

(c) If applicable, the Warrant Shares issuable upon the exercise, and if appropriate exercise price, of each unexpired Warrant Tranche, to the extent such Warrant Tranche has not yet been exercised, shall be equitably adjusted for stock splits, stock dividends and stock combinations and recapitalizations affecting the Warrant Shares.

(d) Whenever any provision hereunder provides that the board of directors of DHCA (the “Board”) is permitted or required to make a decision in its “sole discretion” or “discretion”, any such decision shall be made by a majority of the “Independent Directors” (as determined under applicable stock exchange and SEC rules and regulations) then serving on the Board. For the avoidance of doubt, and notwithstanding anything to the contrary set forth hereunder, the Board will have sole discretion in determining whether an Earnout Threshold has been achieved.

(e) In the event that, prior to the Earnout Expiration Date, (i) BEN (or DHCA) effects a sale (directly or indirectly) of all or substantially all of the assets of BEN to a third party, or (ii) BEN (or DHCA) effects a merger or consolidation or other transaction involving BEN, in each case which results in BEN (or DHCA) being controlled, directly or indirectly, by a third party following the closing of such transaction (a “Triggering Transaction”), then, in each such case, BEN (or DHCA) shall cause the third party acquirer or successor in such Triggering Transaction to expressly assume all of the obligations under this Agreement with respect to the Earnout Warrant.

(f) The contractual right of Reseller to exercise the Earnout Warrant upon the achievement of the Target Amounts (i) is solely a contractual right and is not a security for purposes of any federal or state securities laws (and shall confer upon Reseller only the rights of a general creditor under applicable state law), (ii) does not give Reseller any dividend or distribution rights, voting rights, liquidation rights, preemptive rights or other rights common to BEN equityholders and (iii) is not redeemable.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a Warrant Share will be issued, and each person who would otherwise be entitled to a fraction of a Warrant Share (after aggregating all fractional shares of Warrant Shares that otherwise would be received by such person in connection with the exercise of the Earnout Warrant) shall instead have the number of Warrant Shares issued to such person upon exercise of the Earnout Warrant rounded down to the nearest whole Warrant Share.

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Exhibit D

Subscription Agreement

[Attached.]

Annex G

Brand Engagement Network Inc.

145 East Snow King Ave

Jackson, WY 83001

September 29, 2023

AFG Companies, Inc.

900 Champagne Blvd.

Grapevine, TX 76051

RE: Subscription Agreement for Common Stock

Ladies and Gentlemen:

This agreement (the “Agreement”) is entered into as of September 29, 2023 by and between AFG Companies, Inc., a Texas corporation (the “Subscriber” and “you”), and Brand Engagement Network Inc., a Wyoming corporation (the “Company”, “we” or “us”). Pursuant to the terms hereof, the Company hereby accepts the offer the Subscriber has made to purchase 456,621 shares (the “Shares”) of common stock, $0.001 par value per share of the Company (the “Common Stock”). The terms on which the Company is willing to sell the Shares to the Subscriber, and the Company and the Subscriber’s agreements regarding such Shares, are as follows:

1. Purchase of Shares.

1.1 Purchase of Shares. The purchase shall be for an aggregate of $1,000,000 (the “Purchase Price”) in cash. The Company hereby agrees to issue the Shares to the Subscriber, and the Subscriber hereby agrees to purchase the Shares from the Company on the terms and subject to the conditions set forth in this Agreement.

1.2 Effect on Subscription Agreement. The Purchase Price shall be applied dollar for dollar against Subscriber’s existing obligation to purchase $6.5 million of the Company’s common stock pursuant to the existing subscription agreement entered into between the parties on September 7, 2023 (the “Existing Subscription Agreement”). For avoidance of doubt, Subscriber shall remain obligated to purchase the remaining $5.5 million of the Company’s common stock under the Existing Subscription Agreement.

2. Representations, Warranties and Agreements.

2.1. The Subscriber’s Representations, Warranties and Agreements. To induce the Company to issue the Shares to the Subscriber, the Subscriber hereby represents and warrants to the Company and agrees with the Company as follows:

2.1.1. No Government Recommendation or Approval. The Subscriber understands that no federal or state agency has passed upon or made any recommendation or endorsement of the offering of the Shares.

2.1.2. No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Subscriber of the transactions contemplated hereby do not violate, conflict with or constitute a default under (i) the formation and governing documents of the Subscriber, (ii) any agreement, indenture or instrument to which the Subscriber is a party, (iii) any law, statute, rule or regulation to which the Subscriber is subject, or (iv) any agreement, order, judgment or decree to which the Subscriber is subject.

2.1.3. Organization and Authority. The Subscriber is a Texas corporation, validly existing and in good standing under the laws of the State of Texas and possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement. Upon execution and delivery by you, this Agreement will be a legal, valid and binding agreement of the Subscriber, enforceable against the Subscriber in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.1.4. Experience, Financial Capability and Suitability. The Subscriber is: (i) sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Shares and (ii) able to bear the economic risk of its investment in the Shares for an indefinite period of time because the Shares have not been registered under the Securities Act (as defined below) and therefore cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. The Subscriber is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. The Subscriber must bear the economic risk of this investment until the Shares are sold pursuant to: (x) an effective registration statement under the Securities Act or (y) an exemption from registration available with respect to such sale. The Subscriber is able to bear the economic risks of an investment in the Shares and to afford a complete loss of the Subscriber’s investment in the Shares.

2.1.5. Access to Information; Independent Investigation. Prior to the execution of this Agreement, the Subscriber has had the opportunity to ask questions of and receive answers from representatives of the Company concerning an investment in the Company, as well as the finances, operations, business and prospects of the Company, and the opportunity to obtain additional information to verify the accuracy of all information so obtained. In determining whether to make this investment, the Subscriber has relied solely on the Subscriber’s own knowledge and understanding of the Company and its business based upon the Subscriber’s own due diligence investigation and the information furnished pursuant to this paragraph. The Subscriber understands that no person has been authorized to give any information or to make any representations which were not furnished pursuant to this Section 2, and the Subscriber has not relied on any other representations or information in making its investment decision, whether written or oral, relating to the Company, its operations or its prospects.

2.1.6. Regulation D Offering. The Subscriber represents that it is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and acknowledges the sale contemplated hereby is being made in reliance on a private placement exemption applicable to “accredited investors” within the meaning of Section 501(a) of Regulation D promulgated under the Securities Act or similar exemptions under state law.

2.1.7. Investment Purposes. The Subscriber is purchasing the Shares solely for investment purposes, for the Subscriber’s own account and not for the account or benefit of any other person, and not with a view towards the distribution or dissemination thereof. The Subscriber did not enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act.

2.1.8. Restrictions on Transfer. The Subscriber understands the Shares are being offered in a transaction not involving a public offering within the meaning of the Securities Act. The Subscriber understands the Shares will be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and the Subscriber understands that any certificate or book entries representing the Shares will contain a legend in respect of such restrictions. If in the future the Subscriber decides to offer, resell, pledge or otherwise transfer the Shares, such Shares may be offered, resold, pledged or otherwise transferred only pursuant to: (i) registration under the Securities Act, or (ii) an available exemption from registration. The Subscriber agrees that if any transfer of its Shares or any interest therein is proposed to be made, as a condition precedent to any such transfer, the Subscriber may be required to deliver to the Company an opinion of counsel satisfactory to the Company. Absent registration under the Securities Act or an exemption therefrom, the Subscriber agrees not to resell the Shares.

2.1.9. No Governmental Consents. No governmental, administrative or other third party consents or approvals are required, necessary or appropriate on the part of the Subscriber in connection with the transactions contemplated by this Agreement.

2.2. Company’s Representations, Warranties and Agreements. To induce the Subscriber to purchase the Shares, the Company hereby represents and warrants to the Subscriber and agrees with the Subscriber as follows:

2.2.1. Organization and Corporate Power. The Company is a Wyoming corporation and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of the Company. The Company possesses all requisite corporate power and authority necessary to carry out the transactions contemplated by this Agreement.

2.2.2. No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby do not violate, conflict with or constitute a default under (i) the Articles of Incorporation or Bylaws of the Company, (ii) any agreement, indenture or instrument to which the Company is a party, (iii) any law, statute, rule or regulation to which the Company is subject, or (iv) any agreement, order, judgment or decree to which the Company is subject.

2.2.3. Title to Securities. Upon issuance in accordance with, and payment pursuant to, the terms hereof, the Shares will be duly and validly issued, fully paid and nonassessable. Upon issuance in accordance with, and payment pursuant to, the terms hereof, the Subscriber will have or receive good title to the Shares, free and clear of all liens, claims and encumbrances of any kind, other than (a) transfer restrictions hereunder and other agreements to which the Shares may be subject which have been notified to the Subscriber in writing, (b) transfer restrictions under federal and state securities laws, and (c) liens, claims or encumbrances imposed due to the actions of the Subscriber.

2.2.4. No Adverse Actions. There are no actions, suits, investigations or proceedings pending, threatened against or affecting the Company which: (i) seek to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or (ii) question the validity or legality of any transactions or seek to recover damages or to obtain other relief in connection with any transactions.

3. Restrictions on Transfer.

3.1. Securities Law Restrictions. The Subscriber agrees not to sell, transfer, pledge, hypothecate or otherwise dispose of all or any part of the Shares unless, prior thereto (a) a registration statement on the appropriate form under the Securities Act and applicable state securities laws with respect to the Shares proposed to be transferred shall then be effective or (b) the Company has received an opinion from counsel reasonably satisfactory to the Company, that such registration is not required because such transaction is exempt from registration under the Securities Act and the rules promulgated by the Securities and Exchange Commission thereunder and with all applicable state securities laws.

3.2. Restrictive Legends. Any certificates representing the Shares shall have endorsed thereon legends substantially as follows:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL (IF THE COMPANY SO REQUESTS), IS AVAILABLE.”

3.3. Additional Shares or Substituted Securities. In the event of the declaration of a stock dividend, the declaration of a special dividend payable in a form other than Common Stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding Common Stock without receipt of consideration, any new, substituted or additional securities or other property which are by reason of such transaction distributed with respect to any Shares subject to this Section 3 or into which such Shares thereby become convertible shall immediately be subject to this Section 3. Appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and/or class of Shares subject to this Section 3.

4. Other Agreements.

4.1. Further Assurances. The Subscriber agrees to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

4.2. Notices. All notices, statements or other documents which are required or contemplated by this Agreement shall be: (i) in writing and delivered personally or sent by first class registered or certified mail, overnight courier service or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party and (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

4.3. Entire Agreement. This Agreement embodies the entire agreement and understanding between the Subscriber and the Company with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

4.4. Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

4.5. Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

4.6. Assignment. The rights and obligations under this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

4.7. Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

4.8. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of Delaware applicable to contracts wholly performed within the borders of such state, without giving effect to the conflict of law principles thereof.

4.9. Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unreasonable or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it reasonable and enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

4.10. No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

4.11. Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Agreement or in any other agreement, certificate or instrument provided for or contemplated hereby, shall survive the execution and delivery hereof and any investigations made by or on behalf of the parties.

4.12. No Broker or Finder. Each of the parties hereto represents and warrants to the other that no broker, finder or other financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on the other. Each of the parties hereto agrees to indemnify and hold the other harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.

4.13. Headings and Captions. The headings and captions of the various sections of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

4.14. Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

4.15. Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular section unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant.

4.16. Mutual Drafting. This Agreement is the joint product of the Subscriber and the Company and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any party hereto.

5. Indemnification. Each party shall indemnify the other against any loss, cost or damages (including reasonable attorneys’ fees and expenses) incurred as a result of such party’s breach of any representation, warranty, covenant or agreement in this Agreement.

[Signature Page Follows]

If the foregoing accurately sets forth our understanding and agreement, please sign the enclosed copy of this Agreement and return it to us.

Very truly yours,

BRAND ENGAGEMENT NETWORK INC.

Name: Michael Zacharski
Title: Chief Executive Officer

Accepted and agreed this 29th day of September, 2023.

AFG COMPANIES, INC.

Name: Wright Brewer
Title: Chief Executive Officer

Signature Page to Subscription Agreement

Annex H

SUBSCRIPTION AGREEMENT

September 7, 2023

Brand Engagement Network Inc.

145 E. Snow King Ave - PO Box 1045

Jackson, WY 83001

Attn: Michael Zacharski

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into as of September 7, 2023 (“Execution Date”), by and between Brand Engagement Network Inc., a Wyoming corporation (the “Company”), and the undersigned subscriber (“Subscriber”).

RECITALS

WHEREAS, the Company is planning to enter into that certain Business Combination Agreement and Plan of Reorganization (the “BCA”) with DHC Acquisition Corp., a Cayman Islands exempted company (“SPAC”), BEN Merger Subsidiary Corp., a Delaware corporation (“Merger Sub”), the Company and, solely with respect to certain provisions thereto, DHC Sponsor, LLC, a Delaware limited liability company, pursuant to which, among other things, SPAC will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and the Companies Act (as amended) of the Cayman Islands (the “Domestication”) (as domesticated, “PubCo”), Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a direct wholly owned subsidiary of PubCo, on the terms and subject to the conditions therein (such merger, the “Business Combination”);

WHEREAS, in connection with the Business Combination, Subscriber desires to subscribe for and purchase from the Company in a private placement subject to the terms and conditions set forth herein, and the Company desires to issue and sell to Subscriber, as of immediately prior to the closing of the Business Combination (the “Business Combination Closing”), a number of shares (the “Initial Shares”) of the Company’s common stock, par value $0.001 (“Company Common Stock”), which shall convert into 650,000 shares of PubCo’s voting common stock, par value $0.0001 per share (“PubCo Common Stock”), upon the Business Combination Closing at the Exchange Ratio (as defined in the BCA), for an aggregate purchase price of $6.5 million for the Initial Shares (and the purchase price per share of Company Common Stock, the “Per Share Price”); and

WHEREAS, Subscriber desires to subscribe for and purchase, and the Company desires to issue and sell to Subscriber, in a private placement subject to the terms and conditions set forth herein, additional shares of Company Common Stock (the “Installment Shares” and together with the Initial Shares, the “Subscribed Shares”) at the Market Price (as defined below), which obligation to issue and sell the Installment Shares shall be assigned to and assumed by PubCo in connection with the Business Combination Closing, with the number of Installment Shares subject to automatic adjustment to give equitable effect to any subsequent stock splits, dividends or combinations, such that Subscriber shall purchase additional shares of PubCo Common Stock, as described in Section 1(b) of this Subscription Agreement (the “Assignment”), upon the first four anniversaries of the Business Combination Closing, for an aggregate purchase price after all installments of $26.0 million of the Installment Shares.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription; Assignment.

(a) Subscriber hereby irrevocably subscribes for and agrees to purchase from the Company, and the Company agrees to issue and sell to Subscriber, (i) the Initial Shares at the Per Share Price and (ii) the Installment Shares at the Market Price.

(b) In connection with the Business Combination Closing, the Company shall assign its obligations hereunder, and shall cause the PubCo to assume (the “Assignment”) the Company’s obligations hereunder, and the obligation of Subscriber to purchase (and the Company to issue) the Installment Shares in shares of Company Common Stock from the Company shall automatically be adjusted to become the obligation of Subscriber to purchase (and PubCo to issue) shares of PubCo Common Stock.

2. Closing; Delivery of Subscribed Shares.

(a) The closing of the sale of the Initial Shares, and the obligation of Subscriber to purchase the Installment Shares as contemplated hereby (the “Initial Offering Closing,” and the date on which the Initial Offering Closing actually occurs, the “Initial Offering Closing Date”), is contingent upon the substantially concurrent consummation of the Business Combination Closing and the satisfaction or waiver of the applicable closing conditions set forth in Section 3. The Initial Offering Closing shall occur on the date of, and immediately prior to, the Business Combination Closing.

(b) The closings of the sale of the Installment Shares are contingent upon the consummation of the Initial Offering Closing and the satisfaction or waiver of the applicable closing conditions set forth in Section 3(e)(i). Such closings of the sale of the Installment Shares shall occur in four equal amounts on each of the first four anniversaries of the Business Combination Closing (or such earlier dates as requested by Subscriber and mutually agreed by Company and PubCo) until the entire amount of the Installment Shares shall have been purchased and sold (each such closing, an “Installment Offering Closing” and each Initial Offering Closing and Installment Offering Closing, an “Offering Closing” and each such date on which an Installment Offering Closing occurs, an “Installment Offering Closing Date” and each Initial Offering Closing Date and Installment Offering Closing Date, an “Offering Closing Date”). On each Installment Offering Closing Date, the number of Installment Shares purchased by Subscriber in consideration of its payment to PubCo of $6,500,000 shall be determined by reference to the Market Price for such Installment Shares. The “Market Price,” as of any date, means the lesser of (i) $10.00 and (ii) one of the following: (x) the average of the last reported sale prices for the shares of PubCo Common Stock on Nasdaq (defined below) for the twenty (20) trading days immediately preceding such date, or (y) if Nasdaq is not the principal trading market for the shares of PubCo Common Stock, the average of the last reported sale prices on the principal trading market for the PubCo Common Stock during the same period as reported by Bloomberg, or (z) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the fair market value as reasonably determined in good faith by the Board of Directors of PubCo. Notwithstanding the foregoing, in no event shall the purchase price per share of the PubCo common stock be less than $2.11 per share. In the event the issuance of any Installment Shares would require the approval of stockholders under Nasdaq Listing Rule 5635(d), PubCo shall use its commercially reasonable efforts to obtain such approval for the issuance of the Installment Shares (the “Stockholder Approval”). To the extent the Stockholder Approval is not obtained, the portion of Installment Shares necessitating such Stockholder Approval will not be issued.

(c) The Company shall provide written notice (which may be via email) to Subscriber (the “Business Combination Closing Notice”) that the Company reasonably expects the Business Combination Closing to occur on a date specified in the notice (the “Scheduled Business Combination Closing Date”) that is not less than

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three (3) business days after the date of the Business Combination Closing Notice, which Business Combination Closing Notice shall contain the Company’s wire instructions for an escrow account (the “Escrow Account”) established by the Company with a third party escrow agent (the “Escrow Agent”) to be identified in the Business Combination Closing Notice. The failure of the Business Combination Closing to occur on the Scheduled Business Combination Closing Date shall not terminate this Subscription Agreement or otherwise relieve either party of any of its obligations hereunder. At least two (2) business days prior to the Scheduled Business Combination Closing Date, Subscriber shall deliver or cause to be delivered to the Escrow Account the aggregate purchase price for the Initial Shares by wire transfer of U.S. dollars in immediately available funds. The wire transfer shall identify Subscriber, and unless otherwise agreed by the Company, the funds shall be wired from an account in Subscriber’s name. Upon the Initial Offering Closing, the Company shall provide instructions to the Escrow Agent to release the funds in the Escrow Account to the Company against delivery to Subscriber of the Initial Shares, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws or those incurred by Subscriber), in book-entry form as set forth in Section 2(d) below. If this Subscription Agreement is terminated prior to the Initial Offering Closing and any funds have already been sent by Subscriber to the Escrow Account, or the Business Combination Closing Date does not occur within three (3) business days after the Scheduled Business Combination Closing Date specified in the Business Combination Closing Notice, the Company shall or shall cause the Escrow Agent to promptly (but not later than five (5) business days after the Scheduled Business Combination Closing Date specified in the Business Combination Closing Notice), return the funds delivered by Subscriber for payment of the Initial Shares by wire transfer in immediately available funds to the account specified in writing by Subscriber (provided, that the failure of the Business Combination Closing Date to occur within such three (3) business day period and the return of the relevant funds shall not relieve Subscriber from its obligations under this Subscription Agreement for a subsequently rescheduled Business Combination Closing Date determined by the Company in good faith).

(d) Promptly after the Initial Offering Closing, the Company shall deliver (or cause the delivery of) the Initial Shares to Subscriber, its permitted assignee or a custodian designated by Subscriber, as indicated on the signature page below, in book-entry form with a restrictive legend in substantially the form set forth in Section 5(b) below. Additionally, promptly after the Initial Offering Closing, the Company shall cause PubCo to establish a share reserve account with its transfer agent, reserving the Installment Shares for issuance.

(e) At least one (1) business day prior to each Installment Offering Closing, Subscriber shall wire directly to PubCo the aggregate Market Price of the applicable Installment Shares from an account in Subscriber’s name to an account then designated by Company, and the Company shall deliver (or cause the delivery of) the applicable Installment Shares to Subscriber on each Installment Offering Closing Date, in book-entry form with a restrictive legend in substantially the form set forth in Section 5(b).

3. Closing Conditions.

(a) The obligations of each of the parties to consummate the Initial Offering Closing are subject to the satisfaction or valid waiver by each party of the conditions that, on the Initial Offering Closing Date:

(i) no suspension of the qualification of the Subscribed Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred and be continuing;

(ii) no governmental authority of competent jurisdiction with respect to the sale of the Subscribed Shares shall have enacted, rendered, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and

(iii) all material conditions precedent to the Business Combination Closing set forth in the BCA shall have been satisfied (as determined by the applicable parties to the BCA) or waived by the applicable parties thereto in accordance with the requirements of the BCA (other than those conditions which, by their nature, are to be satisfied at the Business Combination Closing).

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(b) The obligations of each party to consummate each Installment Offering Closing are subject to the satisfaction or valid waiver by each party of the conditions that, on such Installment Offering Closing Date:

(i) no governmental authority of competent jurisdiction with respect to the sale of the Subscribed Shares shall have enacted, rendered, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby;

(ii) the Assignment shall have been duly executed and delivered by each of the Company and PubCo; and

(iii) PubCo shall satisfy, unless waived by Subscriber, Sections 4(a) and 4(b) hereof (substituting the State of Delaware for the State of Wyoming in such sections).

(c) The obligations of the Company to consummate each Offering Closing are also subject to the satisfaction or valid waiver by the Company of the additional conditions that, on each Offering Closing Date:

(i) all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of such Offering Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such date), and consummation of such Offering Closing shall constitute a reaffirmation by Subscriber of each of the representations, warranties and agreements of Subscriber contained in this Subscription Agreement as of such Offering Closing Date; and

(ii) Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to such Offering Closing.

(d) The obligations of Subscriber to consummate the Initial Offering Closing are also subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Initial Offering Closing Date:

(i) all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Initial Offering Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date), and consummation of the Initial Offering Closing, shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements of the Company contained in this Subscription Agreement as of the Initial Offering Closing Date;

(ii) the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Initial Offering Closing; and

(iii) with respect to the Initial Offering Closing only, the PubCo Common Stock shall have been approved for listing on the Nasdaq Stock Market LLC (“Nasdaq”) or the New York Stock Exchange subject to notice of issuance.

(e) The obligations of Subscriber to consummate each Installment Offering Closing are also subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on such Installment Offering Closing Date:

(i) the representations and warranties of the Company contained in Section 4(b) – (d) in this Subscription Agreement, with the substitution of PubCo for the Company, Installment Shares for Initial Shares

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and the State of Delaware for the State of Wyoming, shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of such Installment Offering Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date), as if made by PubCo, and consummation of the Installment Offering Closing shall constitute a reaffirmation by the Company of each of such representations and warranties as of such Installment Offering Closing Date.

4. Company Representations and Warranties. The Company represents and warrants to Subscriber that, as of the Execution Date and the Initial Offering Closing:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming and has the corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) The Initial Shares have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Initial Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational documents or under the laws of the State of Wyoming.

(c) This Subscription Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms, except as may be limited or otherwise by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(d) Assuming the accuracy of Subscriber’s representations and warranties in Section 5, the execution, delivery and performance of this Subscription Agreement and the offering of the Initial Shares in compliance herewith will be done in accordance with the rules of Nasdaq and none of the foregoing will result in (i) a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject, which would have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Company (a “Material Adverse Effect”) or materially affect the validity of the Initial Shares or the legal authority or ability of the Company to perform in all material respects its obligations under the terms of this Subscription Agreement; (ii) any violation of the provisions of the organizational documents of the Company; or (iii) any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would have a Material Adverse Effect or materially affect the validity of the Subscribed Shares or the legal authority or ability of the Company to perform in all material respects its obligations under the terms of this Subscription Agreement, subject, in the case of the foregoing clauses (i) and (iii) with respect to the consummation of the transactions therein contemplated.

(e) [Reserved].

(f) The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which Subscriber could become liable (it being understood that Subscriber will effectively bear its pro rata share of any such expense indirectly as a result of its investment in the Company). The Company is not aware of any person that has been or will be paid (directly) remuneration for solicitation of purchasers in connection with the sale of the Subscribed Shares to Subscriber.

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(g) Assuming the accuracy of the representations and warranties of Subscriber in Section 5, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Initial Shares pursuant to this Subscription Agreement, other than (i) filings required by applicable state securities laws, (ii) the filings required in accordance with the terms of this Subscription Agreement, (iii) those required by Nasdaq and (iv) those filings as to which the failure to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. The Company has not received any written communication from a governmental authority that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i) The Company is not, and immediately after receipt of payment for the Initial Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(j) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 5, in connection with the offer, sale and delivery of the Subscribed Shares in the manner contemplated by this Subscription Agreement, it is not necessary to register the Subscribed Shares under the Securities Act of 1933, as amended (the “Securities Act”). The Subscribed Shares (i) were not offered to Subscriber by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(k) Except for such matters as have not had and would not reasonably be expected to have a Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

(l) The Company understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by Subscriber.

5. Subscriber Representations, Warranties and Covenants. Subscriber represents and warrants to the Company that, as of the Execution Date and each Offering Closing:

(a) Subscriber is either a U.S. investor or non-U.S. investor as set forth under its name on the signature page hereto, and accordingly represents the applicable additional matters under clause (i) or (ii) below:

(i) At the time Subscriber was offered the Subscribed Shares, it was, and as of the date hereof, Subscriber (i) is a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) as indicated in the questionnaire attached as Exhibit A hereto, (ii) is acquiring the Subscribed Shares only for its own account, and (iii) is not acquiring the Subscribed Shares for the account of others, or on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares.

(ii) [Reserved].

(b) Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that (i) the Initial Shares delivered at the Initial Offering Closing will not have been registered under the Securities Act and (ii) a registration statement under the Securities Act with respect to the Installment Shares may not be effective as of each Installment Offering Closing Date. Subscriber understands that the Subscribed Shares may not be resold, transferred, pledged (except in ordinary course prime brokerage relationships to the extent permitted by applicable law) or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act except (i) to the Company or a

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subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the U.S. within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the U.S., and that any certificates (if any) or any book-entry securities representing the Initial Shares delivered at the Initial Offering Closing shall, and any certificates (if any) or any book-entry securities representing the Installment Shares may, contain a legend or restrictive notation to such effect in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES OR BLUE SKY LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR, THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES OR BLUE SKY LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT. THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY PROPOSED TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.

Subscriber acknowledges that the Subscribed Shares will not immediately be eligible for resale pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) at the applicable time of their issuance. Subscriber understands and agrees that the Subscribed Shares, until registered under an effective registration statement, will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.

(c) Subscriber understands and agrees that Subscriber is purchasing Subscription Shares directly from the Company or PubCo, as applicable. Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to Subscriber by the Company or any of its officers or directors, expressly (other than those representations, warranties, covenants and agreements included in this Subscription Agreement) or by implication. Except for the representations, warranties and agreements of the Company expressly set forth in this Subscription Agreement, Subscriber is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Business Combination, the Subscribed Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company and PubCo, including all business, legal, regulatory, accounting, credit and tax matters.

(d) Subscriber’s acquisition and holding of the Subscribed Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

(e) Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that it has received and carefully reviewed the following items (collectively, the “Disclosure Documents”): (i) the prospectus filed in connection with initial public offering of SPAC (the “IPO Prospectus”), (ii) each filing made by SPAC with the United States Securities and Exchange Commission (the “SEC”) following the filing of the IPO Prospectus through the date of this Agreement, (iii) the BCA, a copy of which will be filed by SPAC with the SEC, and (iv) the investor presentation by SPAC (the “Investor Presentation”), a copy of which will be furnished by SPAC to the SEC. The

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undersigned understands the significant extent to which certain of the disclosures contained in items (i) and (ii) above shall not apply following the Business Combination Closing. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask questions of the Company’s and SPAC’s management, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Subscriber has conducted its own investigation of SPAC and the Company and the Subscribed Shares and Subscriber has made its own assessment and have satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Subscribed Shares. Subscriber further acknowledges that the information contained in the Disclosure Documents is subject to change, and that any changes to the information contained in the Disclosure Documents, including any changes based on updated information or changes in terms of the Business Combination, shall in no way affect Subscriber’s obligation to purchase the Subscribed Shares hereunder, except as otherwise provided herein, and that, in purchasing the Subscribed Shares, Subscriber is not relying upon any projections contained in the Investor Presentation.

(f) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares, including those set forth in the Disclosure Documents. Subscriber is a sophisticated investor, experienced in investing in private placement transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and has exercised independent judgment in evaluation its participation in the purchase of the Subscribed Shares. Subscriber has determined based on its own independent review, and has sought such professional advice as it deems appropriate, that its purchase of the Subscribed Shares (i) is fully consistent with its financial needs, objectives and condition, (ii) complies and is fully consistent with all investment policies, guidelines and other restrictions applicable to Subscriber, (iii) has been duly authorized and approved by all necessary action, (iv) does not and will not violate or constitute a default under its charter, by-laws or other constituent document or under any law, rule, regulation, agreement or other obligation by which Subscriber is bound and (v) is a fit, proper and suitable investment for Subscriber, notwithstanding the substantial risks inherent in investing in or holding the Subscribed Shares. Subscriber is able to bear the substantial risks associated with its purchase of the Subscribed Shares, including the loss of its entire investment therein.

(g) Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company or a representative of the Company, and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company or a representative of the Company. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. Subscriber has a substantive pre-existing relationship with the Company, SPAC or their respective affiliates. Neither Subscriber, nor any of its directors, officers, employees, agents, shareholders or partners has either directly or indirectly, including through a broker or finder, (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the offering of the Subscribed Shares.

(h) In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber and the representations and warranties of the Company set forth herein. Subscriber acknowledges and agrees that Subscriber had access to, and an adequate opportunity to review, financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares.

(i) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of this offering of the Subscribed Shares.

(j) Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation.

(k) The execution, delivery and performance by Subscriber of this Subscription Agreement are within the powers of Subscriber, have been duly authorized and will not constitute or result in a breach or default under or

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conflict with any federal or state law, statute, rule or regulation applicable to Subscriber, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which Subscriber is a party or by which Subscriber is bound, and, if Subscriber is not an individual, will not violate any provisions of Subscriber’s organizational documents. The signature on this Subscription Agreement is genuine, and the signatory, if Subscriber is an individual, has legal competence and capacity to execute the same or, if Subscriber is not an individual the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms.

(l) Neither the due diligence investigation conducted by Subscriber in connection with making its decision to acquire the Subscribed Shares nor any representations and warranties made by Subscriber herein shall modify, amend or affect Subscriber’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.

(m) Subscriber is not (i) a person named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the U.S. and administered by OFAC (“OFAC List”), owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List, or a person prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank or (iv) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea, Donetsk or Luhansk regions of Ukraine or any other Covered Region of Ukraine identified pursuant to Executive Order 14065, or any other country or territory embargoed or subject to substantial trade restrictions by the U.S. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived.

(n) Neither Subscriber, nor, to the extent it has them, any of its equity holders, managers, general or limited partners, directors, affiliates or executive officers (collectively with Subscriber, the “Covered Persons”), are subject to any of the “Bad Actor” disqualifications described in Rule 506(d) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Subscriber has exercised reasonable care to determine whether any Covered Person is subject to a Disqualification Event. The acquisition of the Subscribed Shares by Subscriber will not subject the Company to any Disqualification Event.

(o)	[Reserved].

(p) Subscriber acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to the Company and PubCo.

(q) Subscriber has, and on each date any portion of the purchase price for the Initial Shares or the Installment Shares, as applicable, would be required to be funded to the Company pursuant to this Subscription Agreement will have, sufficient immediately available funds to pay the applicable purchase price.

(r) If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Code, or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the

9

foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, Subscriber represents and warrants that (i) neither the Company, PubCo, nor any of its respective affiliates has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Company, SPAC, PubCo, nor any of their respective affiliates shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) the acquisition and holding of the Subscribed Shares.

(s)	[Reserved].

(t) Subscriber understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by the Company.

6. Registration Rights.

(a) The Company agrees that, within thirty (30) calendar days after the Initial Offering Closing, it will cause PubCo to file with the SEC (at PubCo’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Registrable Securities (as defined below), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof. The Company agrees that it will use its commercially reasonable efforts to cause such Registration Statement or another registration statement (which may be a “shelf” registration statement) to remain effective until the earlier of (i) two years from the issuance of the Initial Offering Shares, (ii) the date on which Subscriber ceases to hold the Registrable Securities covered by such Registration Statement, or (iii) on the first date on which Subscriber can sell all of its Registrable Securities under Rule 144 without limitation as to the manner of sale or the amount of such equity interests that may be sold. Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of the Registrable Securities to the Company upon request to assist the Company in making the determination described above. The Company’s obligations to include the Registrable Securities in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the Registrable Securities held by Subscriber and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations. The Company will provide a draft of the Registration Statement to Subscriber for review reasonably in advance of filing the Registration Statement. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided, that if the SEC requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw from the Registration Statement. “Registrable Securities” shall include the Subscribed Shares acquired pursuant to this Subscription Agreement and any other equity security issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise, but not, for the avoidance of doubt, any other equity security of the Company owned or acquired by Subscriber.

(b) The Company shall, at its sole expense, advise Subscriber within five (5) business days: (i) when a Registration Statement or any amendment thereto has been filed with the SEC and when a Registration Statement or any post-effective amendment thereto has become effective; (ii) after it shall have received notice or obtained knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (iv) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein do not include any untrue statements of a material fact and do not omit to state a material fact required to be stated therein or

10

necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Upon the occurrence of any event contemplated in the foregoing clause (iv), except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) The Company may delay filing or suspend the use of any such registration statement if it determines that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company (each such circumstance, a “Suspension Event”); provided, that the Company (i) may not delay or suspend the Registration Statement on more than two (2) occasions or for more than seventy-five (75) consecutive calendar days, or more than one hundred twenty (120) total calendar days, in each case during any twelve (12) month period, and (ii) shall use commercially reasonable efforts to make such registration statement available for the sale by Subscriber of such Registrable Securities as soon as practicable thereafter. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that it will (i) immediately discontinue offers and sales of the Registrable Securities under the Registration Statement until

Subscriber receives (A) (x) copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and (y) notice that any post-effective amendment has become effective or (B) notice from the Company that it may resume such offers and sales, and (ii) maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by applicable law. If so directed by the Company, Subscriber will deliver to the Company or destroy all copies of the prospectus covering the Registrable Securities in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Securities shall not apply to (i) the extent Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) copies stored electronically on archival servers as a result of automatic data back-up.

(d) From and after the Offering Closing, the Company agrees to indemnify and hold Subscriber, each person, if any, who controls Subscriber within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of Subscriber within the meaning of Rule 405 under the Securities Act, and each broker, placement agent or sales agent to or through which Subscriber effects or executes the resale of any Registrable Securities (collectively, the “Subscriber Indemnified Parties”), harmless against any and all losses, claims, damages and liabilities (including any reasonable out-of-pocket legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively, “Losses”) incurred by Subscriber Indemnified Parties directly that are caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Registrable Securities (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made), not misleading, except to the extent insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by Subscriber expressly for use therein. Notwithstanding the forgoing, the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the

11

prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned).

(e) From and after the Offering Closing, Subscriber agrees to, severally and not jointly with any other selling stockholders using the applicable registration statement, indemnify and hold the Company, and the officers, employees, directors, partners, members, attorneys and agents of the Company, each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of the Company within the meaning of Rule 405 under the Securities Act (collectively, the “Company Indemnified Parties”), harmless against any and all Losses incurred by Company Indemnified Parties directly that are caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Registrable Securities (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made), not misleading, to the extent insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by Subscriber expressly for use therein. Notwithstanding the forgoing, Subscriber’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of Subscriber (which consent shall not be unreasonably withheld, delayed or conditioned).

7. [Reserved].

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of: (a) the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement; (b) such date and time as the BCA is terminated in accordance with its terms; or (c) written notice by either party to the other party to terminate this Subscription Agreement if the transactions contemplated by this Subscription Agreement are not consummated on or prior to the Outside Date (as defined in, and including any extension made in compliance with the terms of, the BCA); provided that (i) nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach, and (ii) the provisions of Sections 10 and 11 of this Subscription Agreement will survive any termination of this Subscription Agreement and continue indefinitely. The Company shall notify Subscriber of the termination of the BCA promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 8, any monies paid by Subscriber to the Company for the purchase of Subscribed Shares hereunder shall be promptly returned to Subscriber.

9. [Reserved].

10. Miscellaneous.

(a) Neither this Subscription Agreement nor any rights or obligations that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any, subject to applicable securities laws) may be transferred or assigned by Subscriber without the prior written consent of the Company (or its successor or assignee), and any purported transfer or assignment without such consent shall be null and void ab initio, provided, however, that the rights and obligations of the Company hereunder shall be automatically assigned to PubCo in their entirety immediately upon the Business Combination Closing.

(b) The Company (or its successor or assignee) may request from Subscriber such additional information as it may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares, and Subscriber shall provide such information promptly upon such request, it being understood by Subscriber that the Company may without any liability hereunder reject Subscriber’s subscription prior to the Initial Offering Closing Date in the event Subscriber fails to provide such additional information requested by the Company to

12

evaluate Subscriber’s eligibility or the Company determines that Subscriber is not eligible. On or prior to each Offering Closing Date, the Company (and its successor or assignee) and Subscriber shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

(c) Subscriber acknowledges that the Company and others will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement as if they were made directly to them. Prior to each Offering Closing, Subscriber agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate such that the conditions set forth in Sections 3(c)(i) and 3(c)(ii) would not be satisfied as of each Offering Closing. Subscriber agrees that the purchase by Subscriber of Subscribed Shares from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by Subscriber as of the time of such purchase. Except as expressly set forth herein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns.

(d) The Company is entitled to rely upon this Subscription Agreement and the representations and warranties contained herein and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Subscriber shall not issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed).

(e) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive each Offering Closing.

(f) This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or other exercise of any right, power or privilege hereunder.

(g) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(h) This Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j) This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(k) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise

13

breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(l) Subscriber hereby consents to the publication and disclosure in any press release issued by the Company or PubCo or Form 8-K filed by PubCo with the SEC in connection with the closing of the Business Combination and the filing of any related documentation with the SEC (and, as and to the extent otherwise required by the federal securities laws or the SEC or any other securities authorities, any other documents or communications provided by PubCo or the Company to any governmental authority or to security holders of the Company or PubCo) of Subscriber’s identity and beneficial ownership of the Subscribed Shares and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed appropriate by PubCo, a copy of this Subscription Agreement or the form hereof. Subscriber will promptly provide any information reasonably requested by the Company or PubCo for any regulatory application or filing made or approval sought in connection with the Business Combination or the Business Combination Closing (including filings with the SEC).

(m) This Subscription Agreement and all actions arising out of or in connection with this Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles relating to conflict of laws that would result in the applicable of the laws of any other jurisdiction. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in New York County, New York (and any appellate courts thereof) in any action or proceeding arising out of or relating to this Subscription Agreement, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other proceeding relating to the transactions contemplated by this Subscription Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 10(n). Nothing in this Section 10(m) shall affect the right of any party to serve legal process in any other manner permitted by law. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, DISPUTE, CLAIM, LEGAL ACTION OR OTHER LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(n) All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by facsimile or email, with affirmative confirmation of receipt, (iii) one business day after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) three (3) business days after being mailed, if sent by registered or certified mail, prepaid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:	with a copy (which shall not constitute notice) to:
Michael Zacharski	Haynes and Boone, LLP
Brand Engagement Network, Inc.	2323 Victory Ave., Suite 700
145 E. Snow King Ave - PO Box 1045	Dallas, TX 75219
Jackson, WY 83001	Attn: Matthew L. Fry, Esq.
Telephone No.: (***) ***-****	Telephone No.: (***) ***-****
Email: *******	Email: *******

14

Notice to Subscriber shall be given to the address underneath Subscriber’s name on the signature page hereto.

(o) The headings set forth in this Subscription Agreement are for convenience of reference only and shall not be used in interpreting this Subscription Agreement. In this Subscription Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Subscription Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Subscription Agreement shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement. As used in this Subscription Agreement, the term: (x) “business day” shall mean any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business (excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day); (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise).

(p) At each Offering Closing, as applicable, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties may reasonably deem practical and necessary in order to consummate the offering as contemplated by this Subscription Agreement.

11. Non-Reliance and Exculpation. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person other than the statements, representations and warranties of the Company contained in the Disclosure Documents in making its investment or decision to invest in the Company. Subscriber agrees that no other purchaser pursuant to other subscription agreements entered into in connection with the offering contemplated hereby (including the controlling persons, members, officers, directors, partners, agents, employees or other Representatives of any such other purchaser) shall be liable to Subscriber pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares.

{SIGNATURE PAGES FOLLOW}

15

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BRAND ENGAGEMENT NETWORK INC.

By:	/s/ Michael Zacharski
Name: Michael Zacharski
Title: Chief Executive Officer

{Signature Page to Subscription Agreement}

{SUBSCRIBER SIGNATURE PAGE TO THE SUBSCRIPTION AGREEMENT}

IN WITNESS WHEREOF, the undersigned has caused this Subscription Agreement to be duly executed by its authorized signatory as of the date first indicated above.

Name(s) of Subscriber:	AFG Companies Inc.

Signature of Authorized Signatory of Subscriber:	/s/ Ralph Wright Brewer III

Name of Authorized Signatory:	Ralph Wright Brewer III

Title of Authorized Signatory:	Chief Executive Officer

Address for Notice to Subscriber:

********

Attention: Ralph Wright Brewer III

Email: ********

Facsimile No.: ********

Telephone No.: ********

Address for Delivery of Subscribed Shares to Subscriber (if not same as address for notice):

Subscription Amount: $32.5 million

Number of Subscribed Shares:

Subscriber status (mark one): ☒ U.S. investor ☐ Non-U.S. investor

EIN Number: ********

16

Exhibit A

Accredited Investor Questionnaire

(To Be Completed by U.S. Investors Only)

[Intentionally Omitted]

A-1

Annex I

Investment Banking | Valuation & Financial Advisory | Special Situations

September 7, 2023	PRIVATE & CONFIDENTIAL

Board of Directors

DHC Acquisition Corp.

535 Silicon Drive, Suite

100 Southlake, Texas 76092

Ladies and Gentlemen:

Houlihan Capital, LLC (“Houlihan Capital”) understands that DHC Acquisition Corp. (“DHC, “Client”, or “Company”) is contemplating a business combination transaction (the “Transaction”) with Brand Engagement Network Inc. (“BEN” or “Target”), whereby all of the outstanding shares of capital stock, options—to the extent they are vested as of immediately prior to the effectiveness of the Transaction (the “Effective Time”)—and other equity interest of Target, in each case, held by equity holders of Target as of immediately prior to the Effective Time will be exchanged for a total consideration consisting of shares and options of the combined company resulting from the Transaction (the “Combined Company”) representing a number of shares of common stock of the Combined Company equal to (i) (a) $250.0 million, plus (b) if Reseller Agreement remains in effect as of immediately prior to the Effective Time, $17.5 million, plus (c) if the transactions contemplated by Subscription Agreement have been consummated in accordance with its terms as of immediately prior to the Effective Time, $6.5 million, divided by (ii) $10.00 (such number of shares, collectively, the “Consideration”).

Pursuant to an engagement letter dated August 4, 2023, the Board of Directors of the Company (the “Board”) engaged Houlihan Capital as its financial advisor to render a written opinion (the “Opinion”), as to whether, as of the date of such Opinion, the Consideration is fair, from a financial point of view, to the shareholders of the Company other than DHC Sponsor, LLC (such shareholders, the “Unaffiliated Shareholders”).

In completing our analysis for purposes of the Opinion set forth herein, Houlihan Capital’s investigation included, among other things, the following:

•

Held discussions with certain members of Company management (“Company Management”) and Target management (“Target Management”) regarding the Transaction, Target’s historical performance and financial projections, and Target’s future outlook as utilized in the Board Presentation presented by Houlihan Capital to the Board on September 6, 2023;

200 West Madison Suite 2150 Chicago, IL 60606

Tel: 312.450.8600 Fax: 312.277.7599

www.houlihan.com

Board of Directors of DHC Acquisition Corp.

September 7, 2023

Fairness Opinion - Confidential

•	Reviewed information provided by Client and Target including, but not limited to:

•	Draft BEN Investor Presentation, dated September 7, 2023;

•	Draft Business Combination Agreement and Plan of Reorganization, dated September 7, 2023, by and among Client, Target and the other parties thereto;

•	Exclusive Reseller Agreement, dated August 19, 2023, by and between Target and AFG Companies, Inc. (the “Reseller Agreement”);

•	Draft Subscription Agreement, dated September 7, 2023, by and among Target and the subscribers listed therein (the “Subscription Agreement”);

•	Pro forma capitalization table for the Transaction;

•	Sources and uses table for the Transaction; and

•	Reviewed information provided by Target including, but not limited to:

•	Audited financial statements for BEN for the fiscal years ended and ending as of December 31, 2021 and 2022;

•	Unaudited financial statements for BEN for the last-twelve-month period ended and ending June 30, 2023;

•	Capitalization table for BEN, dated August 15, 2023;

•	Asset Purchase Agreement, dated May 3, 2023, by and between Target and DM Lab Co., LTD.;

•

Relied upon representations made by Company Management concerning, among other things, certain forecasted financial information of BEN prepared by Target Management (the “Forecast”) set forth in a letter, dated September 7, 2023 (the “Representation Letter”);

•

Reviewed the industry in which Target operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;

•	Developed indications of value for Target using generally accepted valuation methodologies; and

•	Reviewed certain other relevant, publicly available information, including economic, industry, and Target specific information.

Our analyses contained herein are confidential and addressed to, and provided exclusively for use by, the Board. Our Opinion may be used (i) by the Board in evaluating the Transaction, (ii) in disclosure materials to shareholders of the Company, (iii) in filings with the U.S. Securities and Exchange Commission (the “SEC”) (including the filing of the Opinion and the data and analysis presented by Houlihan Capital to the Board), and (iv) in any litigation pertaining to matters relating to the Transaction and covered in the Opinion.

No opinion, counsel, or interpretation was intended or should be inferred with respect to matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. Furthermore, the Opinion does not address any aspect of the Board’s recommendation to its shareholders with respect to the adoption of the Transaction or how any shareholder of the Company should vote with respect to such adoption or the statutory or other method by which the Company is seeking such vote in accordance with the terms of the Transaction, applicable law, and the Company’s organizational instruments.

2

Board of Directors of DHC Acquisition Corp.

September 7, 2023

Fairness Opinion - Confidential

This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and subject to the understanding that the obligations of Houlihan Capital and any of its affiliates in the Transaction are solely corporate obligations, and no officer, director, principal, employee, affiliate, or member of Houlihan Capital or their successors or assigns shall be subjected to any personal liability whatsoever (other than for intentional misconduct, fraud, or gross negligence), nor will any such claim be asserted by or on behalf of the Company or its affiliates against any such person with respect to the Opinion other than Houlihan Capital.

We have relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering an opinion. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Target, nor, except as stated herein, have we been furnished with any such evaluation or appraisal. We have not assumed responsibility for any independent verification of information provided by Company Management or Target Management nor have we assumed any obligation to verify this information.

For the avoidance of doubt, Company Management directed Houlihan Capital to rely on the Forecast prepared and provided by Target Management in the Representation Letter in preparation of Houlihan Capital’s Opinion. The Forecast included, among other things:

•

An estimate of the anticipated vertical opportunity (“Vertical Opportunity”) for Target as calculated by the product of (1) the targeted annual recurring revenue and (2) the corresponding number of organizations anticipated to be viable candidates for the respective tiered subscription offerings of Target;

•	An estimate of the market penetration levels expected to be captured from the Vertical Opportunity of Target across three different industries (Automotive, Healthcare, and Financial Services); and

•	A time estimate of when Target expects to reach the levels of market penetration stated in the Representation Letter.

Company Management executed the Representation Letter confirming that the Forecast prepared and provided by Target Management represents Company Management’s good faith assessment of the Combined Company’s future performance, subject to the business combination between the Company and BEN. Houlihan Capital had no role whatsoever in the preparation of the Forecast, nor was Houlihan Capital asked to provide an outside “reasonableness review” of the Forecast. Further, the Company did not engage Houlihan Capital to audit or otherwise validate any of the Forecast’s underlying inputs and assumptions.

Several analytical methodologies were considered, and a subset of those were employed, in arriving at the Opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Houlihan Capital did not attribute any particular weight to any single analysis or factor, but instead, made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by us and in the context of the circumstances of the Transaction. Accordingly, Houlihan Capital believes that its analyses must be considered as a whole, because considering any portion of such analyses and factors, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying, and used by Houlihan Capital as support for, the conclusion set forth in the Opinion.

3

Board of Directors of DHC Acquisition Corp.

September 7, 2023

Fairness Opinion - Confidential

In our analysis and in connection with the preparation of the Opinion, Houlihan Capital has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. Houlihan Capital’s Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the Opinion. Houlihan Capital is under no obligation, to update, revise, reaffirm or withdraw the Opinion, or otherwise comment on or consider events occurring after the date of the Opinion.

The Opinion is our only formal written opinion as to whether, as of the date of such Opinion, the Consideration is fair, from a financial point of view, to the Unaffiliated Shareholders. The Opinion does not constitute a recommendation to proceed with the Transaction. Houlihan Capital was not requested to opine as to, and the Opinion does not address, the (i) underlying business decision of Company, its shareholders, or any other party to proceed with or effect the proposed Transaction, (ii) financial fairness of any aspect of the proposed Transaction not expressly addressed in the Opinion, (iii) terms of the Transaction (except with respect to financial fairness), including, without limitation, the closing conditions and any of the other provisions thereof, (iv) fairness of any portion or aspect of the proposed Transaction to the holders of any securities, creditors, or other constituencies of the Company, or any other party, other than those set forth in the Opinion, (v) relative corporate or other merits of the proposed Transaction as compared to any alternative business strategies that might exist for the Company, or (vi) tax, accounting, or legal consequences of the proposed Transaction to either the Company, its shareholders, or any other party.

Houlihan Capital, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan Capital, nor any of its principals, has any ownership or other beneficial interests in the Company or Target and has provided no previous investment banking or consulting services to the Company or Target.

Houlihan Capital has received and is receiving a fee from the Company relating to its services in providing this Opinion that is not contingent on the consummation of the proposed Transaction.

In an engagement letter dated August 4, 2023, Client has agreed to indemnify Houlihan Capital for certain specified matters in connection with Houlihan Capital’s services.

Subject to the foregoing qualifications, assumptions, and limitations, as of the date hereof, it is Houlihan Capital’s opinion that the Consideration is fair, from a financial point of view, to the Unaffiliated Shareholders. The Opinion was unanimously approved by the Fairness Opinion Committee of Houlihan Capital.

Respectfully submitted,

Houlihan Capital, LLC

4

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by a Cayman Islands court to be contrary to public policy, such as to provide indemnification against fraud or willful default or the consequences of committing a crime. The Proposed Charter provides for indemnification of its officers and directors to the fullest extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. New BEN has or will maintain insurance on behalf of its directors and executive officers. New BEN intends to enter into contracts with its directors and executive officers providing indemnification of such directors and executive officers by New BEN to the fullest extent permitted by law, subject to certain limited exceptions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling New BEN pursuant to the foregoing provisions, New BEN has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statements Schedules

Exhibit	Description	Incorporated by Reference
		Schedule/Form	File Number	Exhibits	Filing Date
2.1	Business Combination Agreement and Plan of Reorganization, dated as of September 7, 2023, by and among Brand Engagement Network Inc., BEN Merger Subsidiary Corp., DHC Acquisition Corp and, solely with respect to Section 7.21 and 9.03 thereto, DHC Sponsor, LLC (included as Annex A to this proxy statement/prospectus which is part of this registration statement).

3.1	Amended and Restated Memorandum and Article of Association.	Form 8-K	001-40130	3.1	March 5, 2021

3.2	Amendment to the Amended and Restated Memorandum and Articles of Association.	Form 8-K/A	001-40130	3.1	March 14, 2023

3.3	Proposed Charter of Brand Engagement Network Inc. (included as Annex B to this proxy statement/ prospectus which is part of this registration statement)

3.4	Bylaws of Brand Engagement Network Inc. (included as Annex C to this proxy statement/ prospectus which is part of this registration statement)

4.1	Specimen Unit Certificate of DHC Acquisition Corp.	Form S-1/A	333-252891	4.1	February 23, 2021

4.2	Specimen Class A Ordinary Share Certificate of DHC Acquisition Corp	Form S-1/A	333-252891	4.2	February 23, 2021

4.3	Specimen Warrant Certificate of DHC Acquisition Corp.	Form S-1/A	333-252891	4.3	February 23, 2021

4.4	Warrant Agreement between Continental Stock Transfer & Trust Company and DHC Acquisition Corp	Form 8-K	001-40130	4.1	March 5, 2021

5.1+	Opinion of Cooley LLP regarding the validity of the New BEN Common Stock and New BEN Warrants.

8.1+	Opinion of Cooley LLP as to certain United States federal income tax matters.

10.1	Registration and Shareholder Rights Agreement, dated March 4, 2021, by and between DHC Acquisition Corp, DHC Sponsor, LLC and certain other equityholders named therein.	Form 8-K	001-40130	10.3	March 5, 2021

10.2	Form of Amended and Restated Registration Rights Agreement (included as Annex E to this proxy statement/prospectus which is part of this registration statement).

10.3+	Subscription Agreement, dated , by and between Brand Engagement Network Inc. and the subscribers listed therein.

10.4	Subscription Agreement, dated September 29, 2023, by and between Brand Engagement Network Inc. and the subscribers listed therein. (included as Annex G to this proxy statement/ prospectus which is part of this registration statement)

10.5	Subscription Agreement, dated September 7, 2023, by and between Brand Engagement Network Inc. and the subscribers listed therein. (included as Annex H to this proxy statement/ prospectus which is part of this registration statement)

10.6	Reseller Agreement, dated August 19, 2023, by Brand Engagement Network Inc. and AFG Companies, Inc. (included as Annex F to this proxy statement/ prospectus which is part of this registration statement)

10.7	Private Placement Warrants Purchase Agreement, dated March 1, 2021, by and between DHC Acquisition Corp and DHC Sponsor, LLC.	Form 8-K	001-40130	10.1	March 5, 2021

10.8	Investment Management Trust Account, dated March 4, 2021, by and between Continental Stock Transfer & Trust Company and DHC Acquisition Corp	Form 8-K	001-40130	10.2	March 5, 2021

10.9	Letter Agreement, dated March 4, 2021, by and among DHC Sponsor, LLC, DHC Acquisition Corp and its officers and directors	Form 8-K	001-40130	10.4	March 5, 2021

10.10	Administrative Services Agreement, dated March 4, 2021, by and between DHC Acquisition Corp and DHC Sponsor, LLC	Form 8-K	001-40130	10.5	March 5, 2021

10.11*	Blockchain Exchange Network, Inc. 2021 Incentive Stock Option Plan

10.12*	Form of Brand Engagement Network Inc. 2023 Long-Term Incentive Plan (included as Annex D to this proxy statement/prospectus which is part of this registration statement).

10.13*+	Employment Agreement by and between Brand Engagement Network Inc. and Michael Zacharski.

10.14*+	Employment Agreement by and between Brand Engagement Network Inc. and Paul Chang.

10.15*+	Employment Agreement by and between Brand Engagement Network Inc. and Bill William.

10.16*+	Employment Agreement by and between Brand Engagement Network Inc. and Tyler J. Luck.

21.1+	List of Subsidiaries.

23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of DHC Acquisition Corp

23.2	Consent of L.J. Soldinger and Associates.

24.1	Power of Attorney (included on the signature page to the initial filing of this registration statement).

99.1	Consent of Michel Zacharski to be named as a director.

99.2	Consent of Tyler J. Luck to be named as a director.

99.3	Consent of Bernard Puckett to be named as a director.

99.4	Consent of Chris Gaertner to be named as a director.

99.5+	Consent of to be named as a director.

99.6+	Consent of to be named as a director.

99.7+	Consent of to be named as a director.

99.8+	Form of Proxy Card

99.9	Consent of Houlihan Capital, LLC

99.10	Opinion of Houlihan Capital, LLC (included as Annex I to this proxy statement/ prospectus which is part of this registration statement)

101.INS	Inline XBRL Instance Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

107	Filing Fee Table.

*	Indicates management contract or compensatory plan or arrangement.
+	To be filed by amendment.
#

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22. Undertakings

1.	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

That, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.

3.

The undersigned registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

6.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 17th day of October, 2023.

DHC ACQUISITION CORP

By:	/s/ Christopher Gaertner
Name:	Christopher Gaertner
Title:	Co-Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher Gaertner his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for such person in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that such attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher Gaertner Christopher Gaertner	Co-Chief Executive Officer and Chief Financial Officer and Director (Principal Financial and Accounting Officer)	October 17, 2023

/s/ Thomas Morgan, Jr. Thomas Morgan, Jr.	Co-Chief Executive Officer (Principal Executive Officer)	October 17, 2023

/s/ Joseph DePinto Joseph DePinto	Director	October 17, 2023

/s/ Richard Dauch Richard Dauch	Director	October 17, 2023

/s/ Kathleen Hildreth Kathleen Hildreth	Director	October 17, 2023